    As Filed with the Securities and Exchange Commission on August 28, 2000
                                                    Registration No. 333-_______
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                              __________________

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                              __________________

                                JFAX.COM, INC.
            (Exact Name of Registrant as specified in its Charter)

         Delaware                                   4822                          51-0371142
(State or Other Jurisdiction of         (Primary Standard Industrial           (I.R.S. Employer
 Incorporation or Organization)          Classification Code Number)        Identification Number)

                                JFAX.COM, Inc.
                     d.b.a. j2 Global Communications, Inc.
                      6922 Hollywood Boulevard, Suite 900
                          Hollywood, California 90028
                                (323) 860-9200
 (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                              Steven J. Hamerslag
                     President and Chief Executive Officer
                        j2 Global Communications, Inc.
                      6922 Hollywood Boulevard, Suite 900
                          Hollywood, California 90028
                                (323) 860-9200
(Name, Address, Including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

                                With Copies To:

  Frank H. Golay, Jr., Esq.                 Joseph B. Hershenson, Esq.
     Sullivan & Cromwell         Howard, Rice, Nemerovski, Canady, Falk & Rabkin
    1888 Century Park East                 A Professional Corporation
    Los Angeles, CA 90067              Three Embarcadero Center, 7th Floor
        (310) 712-6600                   San Francisco, California 94111
                                                (415) 434-1600
                              __________________
       Approximate Date of Commencement of Proposed Sale to the Public:
               Upon consummation of the merger described herein.

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

 =================================================================================================================================
        Title of Each               Amount
     Class of Securities             to be             Proposed Maximum             Proposed Maximum              Amount of
       to be Registered          Registered(1)    Offering Price per Unit(2)   Aggregate Offering Price(2)   Registration Fee(2)
 ---------------------------------------------------------------------------------------------------------------------------------
 Common stock, par value
    $0.01 per share..........  11,000,000 shares           $1.3864                     $15,250,622                  $4,027
 =================================================================================================================================

(1) Based upon the maximum number of shares of common stock of the Registrant which may be issued to stockholders of eFax.com pursuant to the merger described herein, giving effect to the conversion of all shares of Series D Convertible Preferred Stock of eFax.com. Also includes warrants, exercisable at $0.01 per share, to purchase common stock of the Registrant which may be issuable in lieu of certain shares of common stock of the Registrant in the case of issuance to the holders of Series D Convertible Preferred Stock of eFax.com.

(2) Pursuant to Rule 457(c) and (f) under the Securities Act of 1933, as amended, the registration fee has been calculated based on the average of the bid and asked price per share of eFax.com's common stock ($0.39) on August 23, 2000 as reported on the over-the-counter electronic bulletin board sponsored by Nasdaq, and reflects the exchange ratio of 0.2813 of a share of the Registrant's common stock for each share of eFax.com common stock in the merger.
                              __________________
    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ The information in this proxy statement/prospectus is not complete and may   +
+ be changed. These securities may not be sold until the registration          +
+ statement filed with the Securities and Exchange Commission is effective. + + This proxy statement/prospectus is not an offer to sell nor does it seek an + + offer to buy these securities in any jurisdiction where the offer or sale is +
+ not permitted.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

[j2 GLOBAL LOGO]                                                 [EFAX.COM LOGO]

               A Merger Proposal -- Your Vote is Very Important

Dear Stockholder:

     The boards of directors of JFAX.COM, Inc. and eFax.com have agreed on a merger involving our two companies. JFAX.COM is now doing business as j2 Global Communications, Inc. and is referred to throughout this document as j2 Global Communications, Inc. or j2 Global.

     If the merger is completed, holders of eFax.com common stock will receive a fraction of a share of j2 Global common stock for each share of eFax.com common stock they own. The exact fraction will be determined by a formula that in part is based on:

     .    The amounts owing by eFax.com to j2 Global on the date the merger is completed under their loan agreement;

     .    The amount of cash, prepaid expenses and overdue payables of eFax.com on the date the merger is completed;

     .    The number of shares of eFax.com common stock issued or issuable upon conversion of shares of eFax.com Series D Convertible Preferred Stock prior to completion of the merger; and

     .    The date on which the merger occurs.

     Because the exchange ratio formula depends on information as of the date the merger is completed, the exact exchange ratio is not determinable as of this time. However, each share of eFax.com common stock would be converted into 0.281 of a share of j2 Global common stock based on that formula if the merger occurs on October 31, 2000 and on that date:

     .    eFax.com owes j2 Global $5 million under their loan agreement;

     .    eFax.com has no cash on hand and it has no prepaid expenses or accounts payable which affect the exchange ratio; and

     .    The same number of shares of eFax.com common stock is outstanding as is outstanding on the date of this proxy statement/prospectus.

     Subject to limitations described in this proxy statement/prospectus, holders of Series D Preferred Stock will receive 4,960.15 shares of j2 Global common stock for each share of Series D Preferred Stock, which amount will increase between the date of this proxy statement/prospectus and the time the merger is completed at an annualized rate of 3.5%. The receipt of the merger consideration by eFax.com stockholders will generally be a taxable event.

     We cannot complete the merger unless we receive the appropriate approvals from both companies' stockholders. Each of j2 Global and eFax.com is holding a meeting of its stockholders to consider the applicable merger proposal. For j2 Global, that meeting will be its annual meeting of stockholders and j2 Global stockholders will be asked to vote on a number of other important proposals.

     Your vote on all applicable proposals is very important. Whether or not you plan to attend your stockholders meeting, please complete, sign, date and return the accompanying proxy in the enclosed self-addressed stamped envelope or follow the telephone or Internet voting instructions at the bottom of your proxy card. Returning the proxy or voting by telephone or Internet does not deprive you of your right to attend the applicable meeting and to vote your shares in person.

     After careful consideration, the board of directors of each company unanimously determined the merger to be fair to, and in the best interests of, the stockholders of their respective company, approved the merger agreement and declared the merger advisable.

     You should carefully consider the discussion in the section entitled "Risk Factors" commencing on page __ of this proxy statement/prospectus.

     [SIGNATURE]                                 [SIGNATURE]
     Steven J. Hamerslag                         Michael Crandell
     President and Chief Executive Officer       Executive Vice President and
     j2 Global Communications, Inc.              Chief Technology Officer
                                                 eFax.com

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger described in this proxy statement/prospectus or the shares of j2 Global common stock to be issued in connection with the merger or determined if this proxy statement/prospectus is adequate or accurate. Any representation to the contrary is a criminal offense.

     This proxy statement/prospectus is dated ___________, 2000 and was first mailed to stockholders on or about __________, 2000.

                                JFAX.COM, INC.
                     d.b.a. j2 Global Communications, Inc.
                      6922 Hollywood Boulevard, Suite 900
                          Hollywood, California 90028
                               ________________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               __________, 2000

TO ALL STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders of JFAX.COM, Inc., a Delaware corporation, will be held at the Hollywood Roosevelt Hotel, 7000 Hollywood Boulevard, Los Angeles, California 90028, on _________, 2000 at 10:00 a.m., local time, for the following purposes:

     1. To approve the issuance of shares of JFAX.COM common stock, par value $0.01 per share, pursuant to the terms of the Agreement and Plan of Merger, dated as of July 13, 2000, among JFAX.COM, JFAX.COM Merger Sub, Inc., a wholly-owned subsidiary of JFAX.COM, and eFax.com, a Delaware corporation, pursuant to which JFAX.COM Merger Sub will merge with and into eFax.com and eFax.com will survive the merger as a wholly-owned subsidiary of JFAX.COM.

     2. To approve an amendment to JFAX.COM's certificate of incorporation to change the corporate name from JFAX.COM, Inc. to j2 Global Communications, Inc.

     3. To elect eight directors to serve for the ensuing year and until their successors are elected.

     4. To ratify an amendment to the JFAX.COM 1997 Stock Option Plan in order to increase the number of shares of JFAX.COM common stock reserved for issuance thereunder by 3,625,000 shares to an aggregate of 8,000,000 shares.

     5. To ratify the selection of KPMG LLP as independent auditors for JFAX.COM.

     6. To transact such other business as may properly come before the meeting and any adjournment(s) and postponement(s) thereof.

     Only stockholders of record at the close of business on ___________, 2000 are entitled to notice of and to vote at the annual meeting. The attached proxy statement/prospectus contains a more complete description of these items of business. Any action may be taken on any of the foregoing proposals at the annual meeting on the date specified above or on any date to which the annual meeting may properly be postponed or adjourned. You may vote in person at the JFAX.COM annual meeting even if you have returned a proxy or voted by telephone or Internet.

                                        By Order of the Board of Directors,

                                        Nicholas V. Morosoff
                                        Secretary

________, 2000
Hollywood, California

                            YOUR VOTE IS IMPORTANT.
        IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE
      REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY
       AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE OR TO VOTE BY
                            TELEPHONE OR INTERNET.

                                   EFAX.COM
                               1378 Willow Road
                         Menlo Park, California 94025
                               _________________

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                               __________, 2000

TO ALL STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that a Special Meeting of stockholders of eFax.com, a Delaware corporation, will be held at the Hollywood Roosevelt Hotel, 7000 Hollywood Boulevard, Los Angeles, California 90028, on _________, 2000 at 10:00 a.m., local time, for the following purposes:

     1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 13, 2000, among JFAX.COM, Inc. (currently doing business as j2 Global Communications, Inc.), a Delaware corporation, JFAX.COM Merger Sub, Inc., a wholly-owned subsidiary of JFAX.COM, and eFax.com, pursuant to which JFAX.COM Merger Sub will merge with and into eFax.com and eFax.com will survive the merger as a wholly-owned subsidiary of JFAX.COM.

     2. To transact such other business as may properly come before the meeting and any adjournment(s) and postponement(s) thereof.

     Only stockholders of record at the close of business on ___________, 2000 are entitled to notice of and to vote at the special meeting. The attached proxy statement/prospectus contains a more complete description of the proposed merger agreement and merger. Any action may be taken on the merger proposal at the special meeting on the date specified above or on any date to which the special meeting may properly be postponed or adjourned. You may vote in person at the eFax.com special meeting even if you have returned a proxy or voted by telephone or Internet.

     If you make a written demand for appraisal of your shares of eFax.com common stock prior to the vote on the merger agreement and other conditions are satisfied, you may be entitled to receive cash in an amount equal to the fair market value of your shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, in lieu of receiving shares of JFAX.COM common stock in the merger. In order to do so, you must comply with
Section 262 of the Delaware General Corporation Law. A summary of the material provisions of Section 262 of the DGCL is included in the proxy statement/prospectus in the section entitled "The Merger--Appraisal Rights." The complete text of Section 262 is set forth as Appendix E to the proxy statement/prospectus.

                                         By Order of the Board of Directors,

                                         Todd J. Kenck
                                         Secretary

________, 2000
Menlo Park, California

                            YOUR VOTE IS IMPORTANT.
        IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE
      REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY
       AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE OR TO VOTE BY
                            TELEPHONE OR INTERNET.

                               TABLE OF CONTENTS

                                                                                                             Page
                                                                                                             ----
REFERENCES TO ADDITIONAL INFORMATION........................................................................    1

NOTE AS TO ASSUMPTIONS......................................................................................    1

QUESTIONS AND ANSWERS ABOUT THE MERGER......................................................................    3

SUMMARY ....................................................................................................    5

   Market Price and Dividend Information....................................................................   12
   Comparison of Unaudited Per Share Data...................................................................   14
   Selected Financial Data of j2 Global.....................................................................   15
   Selected Financial Data of eFax.com......................................................................   16
   Unaudited Pro Forma Financial Data.......................................................................   18

RISK FACTORS................................................................................................   23

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...................................................   42

THE j2 GLOBAL ANNUAL MEETING................................................................................   43

   General..................................................................................................   43
   Record Date and Outstanding Shares.......................................................................   43
   Revocability of Proxies..................................................................................   44
   Voting and Solicitation..................................................................................   45
   Proposal 1-- Issuance of Shares in Merger................................................................   45
   Proposal 2-- Amendment to j2 Global Certificate of Incorporation.........................................   46
   Proposal 3-- Election of Directors.......................................................................   46
   Proposal 4-- Amendment To 1997 Stock Option Plan.........................................................   66
   Proposal 5-- Ratification Of Selection Of Independent Auditors...........................................   70

THE eFAX.COM SPECIAL MEETING................................................................................   71
   General..................................................................................................   71
   Record Date and Outstanding Shares.......................................................................   71
   Revocability of Proxies..................................................................................   71
   Voting and Solicitation..................................................................................   72

THE MERGER..................................................................................................   74

   General..................................................................................................   74
   Background of the Merger.................................................................................   75
   Reasons of eFax.com for the Merger and Recommendation of the eFax.com Board..............................   79
   Reasons of j2 Global for the Merger and Recommendations of the j2 Global Board...........................   81
   Opinion of eFax.com's Financial Advisor..................................................................   82
   Opinion of j2 Global's Financial Advisor.................................................................   86
   Interests of Management and Directors in the Merger......................................................   90
   Accounting Treatment.....................................................................................   91
   Federal Income Tax Considerations of the Merger..........................................................   91
   Appraisal Rights.........................................................................................   92

THE MERGER AGREEMENT AND RELATED AGREEMENTS.................................................................   96

   Introduction.............................................................................................   96
   Consideration in the Merger..............................................................................   96
   Closing and Effective Time of the Merger.................................................................   99
   Corporate Governance after the Merger....................................................................   99

   Conditions of the Merger.................................................................................   99
   Post-Merger Compensation and Benefits....................................................................  101
   Treatment of Stock Options under Employee Stock Plans....................................................  102
   Treatment of Warrants....................................................................................  102
   Distribution of Certificates.............................................................................  102
   Conduct of Business Pending the Merger...................................................................  103
   Amendment, Waiver and Termination........................................................................  104
   Expenses and Termination Fee.............................................................................  105
   Nasdaq Listing of j2 Global Common Stock.................................................................  105
   Indemnification of eFax.com's Officers and Directors.....................................................  105
   Agreements with eFax.com Preferred Stockholders..........................................................  105
   Agreements with Integrated Global Concepts...............................................................  108
   Term Loan Agreement......................................................................................  109
   Other Agreements and Arrangements Involving j2 Global and eFax.com.......................................  109

INFORMATION ABOUT j2 GLOBAL.................................................................................  110

   Management's Discussion and Analysis of Financial Condition and Results of Operations....................  110
   Business.................................................................................................  116

j2 GLOBAL HISTORICAL FINANCIAL STATEMENTS...................................................................  132

INFORMATION ABOUT eFAX.COM..................................................................................  174

   General..................................................................................................  174
   Recent Developments......................................................................................  174
   Additional Information...................................................................................  175

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS.................................................  176

DESCRIPTION OF j2 Global CAPITAL STOCK......................................................................  183

   Common Stock.............................................................................................  183
   Preferred Stock..........................................................................................  184
   Warrants and Options.....................................................................................  184
   Registration Rights......................................................................................  185
   Securityholders' Agreement...............................................................................  185
   Anti-Takeover Effects of Delaware Law....................................................................  186
   Director and Officer Liability...........................................................................  186
   Notice Provisions........................................................................................  187
   Transfer Agent and Registrar.............................................................................  187

COMPARISON OF STOCKHOLDERS' RIGHTS..........................................................................  188

   Capitalization...........................................................................................  188
   Number of Directors......................................................................................  189
   Voting Rights............................................................................................  189
   Classified Board of Directors............................................................................  190
   Director Voting..........................................................................................  190
   Removal of Directors.....................................................................................  190
   Filling Vacancies on the Board of Directors..............................................................  190
   Advance Notice of Stockholder Proposals..................................................................  190
   Power to Call Special Meetings of Stockholders...........................................................  191
   Action by Written Consent of Stockholders................................................................  191
   Business Combination Following a Change of Control.......................................................  191
   Amendment of Charter Documents...........................................................................  192
   Indemnification..........................................................................................  192
   Restriction on Sales of Stock............................................................................  192

   Inspection of Stockholders List..........................................................................  192
   Appraisal Rights.........................................................................................  193
   Rights Plans.............................................................................................  193
   Preemptive Rights........................................................................................  193
   Dividends................................................................................................  194

EXPERTS ....................................................................................................  195

VALIDITY OF j2 GLOBAL COMMON STOCK..........................................................................  195

OTHER MATTERS...............................................................................................  195

j2 GLOBAL STOCKHOLDER PROPOSALS.............................................................................  195

eFAX.COM STOCKHOLDER PROPOSALS..............................................................................  195

WHERE YOU CAN FIND MORE INFORMATION.........................................................................  196

APPENDICES:

Appendix A   --   Agreement and Plan of Merger, dated as of July 13, 2000, among
                  eFax.com, JFAX.COM, Inc. and JFAX.COM Merger Sub, Inc.

Appendix B   --   Opinion of Pacific Growth Equities, Inc.

Appendix C   --   Opinion of Tucker Anthony Cleary Gull Incorporated

Appendix D   --   eFax.com Annual Report on Form 10-K for the fiscal year ended
                  January 1, 2000, as amended on May 1, 2000, and Quarterly
                  Report on Form 10-Q for the quarterly period ended July 1,
                  2000

Appendix E   --   Delaware General Corporation Law Section 262

Appendix F   --   JFAX.COM's Amended and Restated 1997 Stock Option Plan

Appendix G   --   JFAX.COM Audit Committee Charter

                     REFERENCES TO ADDITIONAL INFORMATION

     The stockholders of JFAX.COM are being asked to approve an amendment to JFAX.COM's certificate of incorporation to change the name of the corporation to j2 Global Communications, Inc. JFAX.COM has already begun using the new name as a trade name. For convenience, in this proxy statement/prospectus, we usually refer to the corporation as "j2 Global." The term j2 Global refers to the corporation both before and after the name change. In some instances involving historical data, in particular, the corporation's financial data, we use JFAX.COM or JFAX.

     This proxy statement/prospectus incorporates important business and financial information about eFax.com from documents that are not included in or delivered with this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from eFax.com at the following address:

                                   eFax.com
                               1378 Willow Road
                         Menlo Park, California 94025
                        Attn: Todd J. Kenck, Secretary
                                (650) 324-0600

     You will not be charged for any of the documents that you request. If you would like to request documents, please do so by __________, 2000 in order to receive them before your stockholders meeting.

     A copy of each of eFax.com's Form 10-K for the fiscal year ended January 1, 2000, as amended on May 1, 2000, and Form 10-Q for the quarterly period ended July 1, 2000 is attached as Appendix D to this proxy statement/prospectus.

     See "Where You Can Find More Information" on page ____.

                            NOTE AS TO ASSUMPTIONS

     The merger consideration to be received by the eFax.com stockholders is based on an exchange ratio formula. The formula determines the fraction of a share of j2 Global common stock into which each share of eFax.com common stock will be converted.

     Because the exchange ratio formula depends on information that cannot be known until the date the merger is completed, the exact exchange ratio cannot be determined at this time.

     In an effort to help you understand the exchange ratio formula, we have assumed that the exchange ratio is 0.281. If this assumption is correct, a share of eFax.com common stock will be converted into 0.281 of a share of j2 Global common stock if the merger occurs.

     Our estimated exchange ratio assumes:

     .    The merger occurs on October 31, 2000;

     .    No additional shares of j2 Global or eFax.com common stock are issued prior to the merger;

     .    eFax.com owes j2 Global $5 million under their loan agreement;

     .    At the time of the merger, eFax.com has no cash on hand and it has no prepaid expenses or accounts payable which affect the exchange ratio; and

     .    All 1,421 shares of Series D Preferred Stock which are outstanding as of the date of this proxy statement/prospectus are outstanding immediately prior to the merger and the preferred stockholders own no shares of eFax.com or j2 Global common stock immediately prior to the merger.

     Our assumptions are our current best estimates. While we believe that it is probable that the final exchange ratio will not be significantly different from 0.281, no assurance can be given. The actual exchange ratio may differ substantially from our estimate and individual assumptions that make up the exchange ratio could, and in some cases are likely to, deviate significantly from those listed above. In particular, a delay in completing the merger to substantially beyond October 31, 2000 is likely to result in a significant reduction in the exchange ratio.

     You should not solely rely on our assumptions, but should read this proxy statement/prospectus in its entirety, including, in particular, the following sections:

     .    "Risk Factors" beginning on page __;

     .    "The Merger" beginning on page __; and

     .    "The Merger Agreement and Related Agreements" beginning on page __.

     You should also carefully read the merger agreement which is attached as Appendix A to this proxy statement/prospectus. It is the legal document that governs the merger. The actual exchange ratio formula is attached as Exhibit B to the merger agreement. The formula is also included on page ___ of this proxy statement/prospectus.

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

The questions and answers on this page relate to your vote to adopt the merger agreement, in the case of eFax.com stockholders, and the issuance of j2 Global common stock in connection with the merger, in the case of j2 Global stockholders, and do not necessarily apply to the non-merger related proposals to be voted on by j2 Global's stockholders.

Q:   When will the merger occur?

A: The merger will occur after approval of the stockholders of each of j2 Global and eFax.com is obtained and the other conditions to the merger are satisfied or waived. j2 Global and eFax.com are working towards completing the merger as quickly as possible.

Q:   What do I need to do now?

A: Following your review of this proxy statement/prospectus, mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the annual meeting of j2 Global stockholders or the special meeting of eFax.com stockholders, as the case may be. You may also grant your proxy by using the toll-free telephone number included on your proxy card or by Internet in the manner discussed on your proxy card.

Q:   What happens if I return my proxy card but don't indicate how to vote?

A: If you sign your proxy properly but do not include instructions on how to vote, your shares will be voted "FOR" approval of each proposal included in the proxy.

Q:   What happens if I don't vote?

A: If you are an eFax.com stockholder, not returning your proxy card and not voting by telephone, Internet or in person will have the same effect as voting against the adoption of the merger agreement. If you are a j2 Global stockholder, not returning your proxy card or voting by telephone, Internet or in person will only affect whether sufficient shares of j2 Global common stock are considered present at the annual meeting in order to constitute a quorum.

Q: Can I change my vote after I have mailed my signed proxy card or voted by telephone or Internet?

A: Yes. You can change your vote at any time before your proxy is voted at the meeting. You can do this in one of three ways. First, you can send a written notice to j2 Global or eFax.com, as the case may be, stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card or change your vote by telephone or Internet. Third, you can attend the meeting and vote in person.

Q:   When and where will the stockholder meetings take place?

A: Both j2 Global and eFax.com will hold their stockholders meeting on , 2000 at 10:00 a.m., local time, at the Hollywood Roosevelt Hotel, 7000 Hollywood Boulevard, Los Angeles, California 90028.

Q: If my broker holds my shares in street name, will my broker vote my shares for me for the merger-related proposal?

A: No. Your broker will not be able to vote your shares for the merger-related proposal without instructions from you. If you do not provide your broker with voting instructions, your shares will be considered present at the applicable meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of adoption of the merger-related proposals. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:   Should I send in my stock certificates now?

A: No. If you hold j2 Global stock certificates, the merger will have no effect on your shares. If you hold eFax.com stock certificates, after the merger is completed, j2 Global will send you written instructions for exchanging your eFax.com stock certificates for j2 Global stock certificates.

Q:   Who can help answer my questions?

A: You can write or call j2 Global's Investor Relations at 6922 Hollywood Boulevard, Hollywood, California 90028, telephone (323) 860-9200 or eFax.com's Investor Relations at 1378 Willow Road, Menlo Park, California 94025, telephone (650) 324-0600 with any questions about the merger and the respective meetings or, for j2 Global stockholders, with any questions about the other matters to be voted on at the j2 Global annual meeting. You may also contact Georgeson Shareholder Communications Inc., eFax.com's proxy solicitation firm, by telephone at 1-800-223-2064.

--------------------------------------------------------------------------------
                                    SUMMARY

     This summary, together with the preceding Questions and Answers section, highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement/prospectus and the other documents to which we refer to fully understand the merger and other related transactions and the other proposals to be voted on at the j2 Global annual meeting and the eFax.com special meeting. See "Where You Can Find More Information" on page _____. Each item in this summary includes a page reference directing you to a more complete description of that item, if applicable. The merger agreement is attached as Appendix A to this proxy statement/prospectus. We encourage you to read the merger agreement because it is the legal document that governs the merger.

What you will receive as merger consideration

Holders of j2 Global common stock will continue to hold j2 Global common stock after the merger (see page ____)

     The merger will have no effect on the ownership of shares of j2 Global common stock by j2 Global stockholders.

eFax.com stockholders will receive shares of j2 Global common stock or warrants (see page ___)

     Holders of eFax.com common stock will receive a fraction of a share of j2 Global common stock in exchange for each of their shares of eFax.com common stock. The fraction of a share will be based on an exchange ratio formula that takes into consideration, among other things:

     .    the amounts owing by eFax.com to j2 Global at the completion of the merger under their loan agreement;

     .    the amount of cash, prepaid expenses and overdue payables of eFax.com on the date the merger is completed;

     .    the number of shares of eFax.com common stock issued or issuable upon conversion of shares of Series D Preferred Stock prior to completion of the merger; and

     .    the date on which the merger occurs.

Because the exchange ratio formula depends on information that cannot be known until the date the merger is completed, the exact exchange ratio cannot be determined at this time. However, each share of eFax.com common stock would be converted into 0.281 of a share of j2 Global common stock based on that formula if the merger occurs on October 31, 2000 and on that date:

     .    eFax.com owes j2 Global $5 million under their loan agreement;

     .    eFax.com has no cash on hand and it has no prepaid expenses or accounts payable which affect the exchange ratio; and

     .    The same number of shares of eFax.com common stock is outstanding as is outstanding on the date of this proxy statement/prospectus.

The exact formula is included on page __ and is attached to the merger agreement as Exhibit B which is itself attached to this proxy statement/prospectus as Appendix A.

     Holders of Series D Preferred Stock will receive 4,960.15 shares of j2 Global common stock for each share of Series D Preferred Stock, which amount will increase between the date of this proxy statement/prospectus and the time the merger is completed at an annualized rate of 3.5%. Pursuant to an agreement among the holders of the Series D Preferred Stock, eFax.com and j2 Global, each holder of Series D Preferred Stock agreed that it would receive shares of j2 Global common stock in the merger to the extent that the number of shares of j2 Global common stock held by the holder and its

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                                       5

--------------------------------------------------------------------------------

affiliates did not exceed 10% of the j2 Global common stock outstanding immediately after the merger. In addition, each holder will receive a warrant, exercisable for j2 Global common stock at $0.01 per share, to acquire the number of shares of j2 Global common stock to which the holder would have been entitled as merger consideration, but could not receive because of the 10% limitation.

     j2 Global will not issue fractional shares in the merger. Instead, each holder that would otherwise be entitled to a fractional share will receive a cash payment in lieu of that fractional share.

Generally, the receipt of the merger consideration will be a taxable transaction to eFax.com stockholders (see page __)

     The receipt by eFax.com stockholders of shares of j2 Global common stock and warrants in the merger will generally be a taxable event to eFax.com stockholders.

j2 Global and eFax.com boards unanimously recommend stockholder approval

     Each of the j2 Global and eFax.com boards of directors believes that the merger is fair to and in the best interests of its respective stockholders. In addition, the j2 Global board of directors believes that approval of each of the other matters to be considered at the j2 Global annual meeting is in the best interest of its stockholders.

j2 Global (see page ___)

     j2 Global's board of directors unanimously recommends that j2 Global stockholders vote "FOR" approval of:

     .    The issuance of shares of j2 Global common stock pursuant to the terms of the merger agreement;

     .    The amendment to the j2 Global certificate of incorporation to change the corporate name from JFAX.COM, Inc. to j2 Global Communications, Inc.;

     .    The election of eight directors;

     .    An increase in the number of shares subject to the j2 Global 1997
Stock Option Plan to 8,000,000; and

     .    The ratification of the selection of KPMG LLP as the independent auditors for j2 Global.

eFax.com (see page ___)

     eFax.com's board of directors unanimously recommends that eFax.com stockholders vote "FOR" the adoption of the merger agreement.

Financial advisors say merger consideration is fair to eFax.com and j2 Global stockholders (see pages ___ and ___)

     Pacific Growth Equities, Inc. has served as financial advisor to eFax.com in connection with the merger and has rendered an opinion to the eFax.com board of directors that, as of July 12, 2000, the merger consideration pursuant to the merger agreement to be paid to eFax.com stockholders in the merger is fair, from a financial point of view, to eFax.com stockholders.

     Tucker Anthony Cleary Gull has served as financial advisor to j2 Global for the merger and has rendered an opinion to the j2 Global board of directors that, as of July 12, 2000, the consideration to be paid by j2 Global in connection with the merger is fair, from a financial point of view, to the j2 Global stockholders.

     You should read the opinions of Pacific Growth Equities and Tucker Anthony completely in order to understand the assumptions made, matters considered and limitations of the review undertaken in providing the opinions. The opinion of Pacific Growth Equities is attached as Appendix B to this proxy statement/prospectus and the opinion of Tucker Anthony is attached as Appendix C to this proxy statement/prospectus.

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                                       6

--------------------------------------------------------------------------------

     eFax.com agreed to pay Pacific Growth Equities $250,000 for delivering its fairness opinion. In addition, eFax.com agreed to pay Pacific Growth Equities' expenses related to delivering the opinion.

     j2 Global agreed to pay Tucker Anthony $200,000 for delivering its fairness opinion. In addition, j2 Global agreed to pay up to $25,000 of Tucker Anthony's out-of-pocket expenses related to delivering the opinion.

The j2 Global annual meeting

2000 annual meeting to be held on _______, 2000 (see page ___)

     The j2 Global 2000 annual meeting will be held at the Hollywood Roosevelt Hotel, 7000 Hollywood Boulevard, Los Angeles, California 90028, on _________, 2000 at 10:00 a.m., local time. At the meeting, you will be asked:

  1. To approve the issuance of shares of j2 Global common stock, par value $0.01 per share, pursuant to the terms of the Agreement and Plan of Merger, dated as of July 13, 2000, among j2 Global, JFAX.COM Merger Sub, Inc., a wholly-owned subsidiary of j2 Global, and eFax.com, a Delaware corporation, pursuant to which JFAX.COM Merger Sub will merge with and into eFax.com and eFax.com will survive the merger as a wholly-owned subsidiary of j2 Global;

  2. To approve an amendment to j2 Global's certificate of incorporation to change the corporate name from JFAX.COM, Inc. to j2 Global Communications, Inc.;

  3. To elect eight directors to serve for the ensuing year and until their successors are elected;

  4. To ratify an amendment to the j2 Global 1997 Stock Option Plan in order to increase the number of shares of j2 Global common stock reserved for issuance thereunder by 3,625,000 shares to an aggregate of 8,000,000 shares;

  5. To ratify the selection of KPMG LLP as independent auditors for j2 Global; and

  6. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

Record date set at ________, 2000; majority vote of shares present at the meeting is required for approval of all proposals, except that proposal 2 requires a majority vote of all outstanding shares of j2 Global common stock. (see page ____)

     You can vote at the j2 Global annual meeting if you owned j2 Global common stock at the close of business on ______, 2000. As of that date, there were _________ shares of j2 Global common stock entitled to be voted at the annual meeting. A majority of the outstanding shares of j2 Global common stock must be present at the annual meeting for there to be a quorum, and approval of any of the proposals requires that a majority of the shares of j2 Global present at the annual meeting be voted in favor of such proposal, except that proposal 2 requires a majority vote of all outstanding shares of j2 Global common stock.

     As of August 1, 2000, directors and executive officers of j2 Global and their affiliates, owned approximately 45% of the outstanding shares of j2 Global common stock. The directors and executive officers have indicated their intention to vote the shares held by them and their affiliates in favor of adoption of each of the proposals.

The eFax.com special meeting

Special meeting to be held on _______, 2000 (see page ___)

     The eFax.com special meeting will be held at the Hollywood Roosevelt Hotel, 7000 Hollywood Boulevard, Los Angeles, California 90028, on _________, 2000 at 10:00 a.m., local time. At the meeting, you will be asked:

  1. To consider and approve a proposal to adopt the Agreement and Plan of Merger, dated as of July 13, 2000,

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                                       7
     among j2 Global, Inc., a Delaware corporation, JFAX.COM Merger Sub, Inc., a wholly-owned subsidiary of j2 Global, and eFax.com pursuant to which JFAX.COM Merger Sub will merge with and into eFax.com and eFax.com will survive the merger as a wholly-owned subsidiary of j2 Global; and

  2. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

Record date set at ________, 2000; majority vote of outstanding shares of common stock is required to approve the merger agreement (see page ____)

     You can vote at the eFax.com special meeting if you owned eFax.com common stock at the close of business on ______, 2000. As of that date, there were _________ shares of e.Fax.com common stock entitled to be voted at the special meeting. Approval of the merger agreement requires that a majority of the outstanding shares of eFax.com common stock be voted at the special meeting in favor of the adoption of the merger agreement.

     As of ________, 2000, directors and executive officers of eFax.com and their affiliates, owned approximately 4.5% of the outstanding shares of eFax.com common stock and 7.8% of the outstanding shares of eFax.com common stock if shares into which options owned by such persons and exercisable within 60 days are included. The directors and executive officers have indicated their intention, and have contractually agreed, to vote the shares held by them and their affiliates in favor of adoption of the merger agreement.

Information regarding j2 Global and eFax.com

j2 Global
6922 Hollywood Boulevard, Suite 900
Hollywood, California  90028
(323) 860-9200

     j2 Global is an Internet-based messaging and communications service provider to individuals and businesses throughout the world. j2 Global's services enable the user's e-mail box to function as a single repository for all e-mail, fax and voice-mail and permit convenient advanced message management through e-mail or by phone. j2 Global is traded on The Nasdaq National Market under the symbol "JCOM."

eFax.com
1378 Willow Road
Menlo Park, California 94025
(650) 324-0600

     eFax.com is a leading provider of Internet communications services. eFax.com provides its free and fee-based Internet communications services to more than 2.0 million users, consisting of fax-to-e-mail, voice-mail and voice-to-e-mail capabilities. The eFax.com services provide users with the capability to receive facsimile transmissions as e-mail attachments by way of the Internet. eFax.com is currently traded on the over-the-counter electronic bulletin board sponsored by Nasdaq under the symbol "EFAX."

Appraisal rights of stockholders (see page ___)

     Under Delaware law, eFax.com stockholders are entitled to an appraisal of the fair value of their shares of eFax.com common stock and preferred stock and to receive this value entirely in cash. The holders of eFax.com's Series D Preferred Stock have agreed to waive their appraisal rights. To exercise appraisal rights, an eFax.com stockholder must not vote for the adoption of the merger agreement and must strictly comply with all of the procedures required by Delaware law. These procedures are described more fully later in this document, and a copy of the relevant portions of Delaware law is attached as Appendix E to this document.

     j2 Global stockholders are not entitled to appraisal rights in connection with the merger.

The merger (see page ___)

     We propose a merger in which eFax.com will be merged with a subsidiary of j2

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                                       8

--------------------------------------------------------------------------------

Global and survive the merger as a wholly-owned subsidiary of j2 Global. Pursuant to the merger agreement, j2 Global will issue shares of j2 Global common stock in exchange for shares of eFax.com common stock and j2 Global common stock and warrants in exchange for shares of eFax.com preferred stock.

     j2 Global and eFax.com believe that the merger offers both companies' stockholders the opportunity to benefit from the synergies and growth opportunities expected to result from combining the two companies. For a more detailed discussion of the reasons for the merger, see pages ___ through ___.

     Assuming, for example only, that:

     .    No shares of eFax.com Series D Preferred Stock are converted into common stock prior to the merger;

     .    The eFax.com preferred stockholders own no shares of eFax.com or j2
Global common stock immediately prior to the merger;

     .    The exchange ratio is 0.281; and

     .    No additional shares of j2 Global common stock are issued prior to the closing of the merger,

then holders of j2 Global common stock immediately before the merger will own approximately 77.3% of j2 Global common stock immediately after the merger, holders of eFax.com common stock will own approximately 8.4% of j2 Global common stock and holders of eFax.com preferred stock will own approximately 10.0% of j2 Global common stock. The eFax.com preferred stockholders will also receive as merger consideration warrants to acquire 2,397,137 shares of j2 Global common stock for $0.01 per share. In addition, 4.3% of j2 Global common stock will be held by a service provider of eFax.com which is being issued 2.0 million shares of j2 Global common stock immediately prior to the merger.

Certain members of the management and directors of eFax.com have interests in the merger (see page ___)

     When considering the recommendations of the eFax.com and j2 Global boards of directors that you vote for the adoption of the merger agreement, in the case of eFax.com stockholders, or the issuance of shares of j2 Global common stock as merger consideration, in the case of the j2 Global stockholders, you should be aware that the directors and executive officers of eFax.com may have interests that are different from, or in addition to, your interests as a stockholder.

     If the merger is completed:

     .    A change of control event will occur under the change in control agreements between eFax.com and its two executive officers and the executive officers' stock options will have their vesting accelerated by one year. In addition, if within one year of the merger, an eFax.com executive is involuntarily terminated without cause or resigns for good reason, then all of the executive's unvested options will fully vest and become immediately exercisable. An executive officer will be considered to have resigned for good reason if his compensation is reduced, or his title, status, position or responsibilities are adversely changed;

     .    Immediately prior to the merger, each non qualified stock option held by an eFax.com executive officer will be amended to provide that the option can be exercised for a period up to the lesser of 18 months after the termination of the officer's continuous status as an employee of the company or the expiration date of the option. Currently, the options expire 90 days after the officer is no longer employed by eFax.com;

     .    Each of eFax.com's executive officers has been guaranteed a severance payment of four or six months of his base pay in the event that he is terminated for other than for cause or resigns for good reason on or prior to July 13, 2001;

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                                       9

--------------------------------------------------------------------------------

     .    Douglas Y. Bech, a director of eFax.com, will be nominated to be a director of j2 Global;

     .    j2 Global will indemnify for six years the existing and past directors and officers of eFax.com and will maintain directors' and officers' liability insurance of at least $20 million for a period of six years so long as the annual insurance premiums do not exceed 150% of the last annual premium paid by eFax.com;

     .    Stock options held by eFax.com's officers and directors, as well as other employees of eFax, will be converted into stock options to acquire j2 Global common stock;

     .    Warrants held by Steven Carnavale and Thomas Akin, directors of
eFax.com, to acquire 139,125 and 33,472 shares of eFax.com common stock, respectively, will be converted into warrants to acquire shares of j2 Global common stock; and

     .    Michael Crandell, eFax.com's Executive Vice President and Chief
Technology Officer, will enter into an employment agreement with j2 Global at the time of the merger; provided that j2 Global can waive the obligation that Mr. Crandell sign the employment agreement.

Accounting treatment of the merger (page ___)

     j2 Global will account for the merger under the purchase method of accounting.

Conditions that must be satisfied for the merger to occur (see page ___)

     Completion of the merger is subject to various conditions, including:

     .    Approval of the issuance of j2 Global common stock pursuant to the merger agreement by the j2 Global stockholders and approval of the merger agreement by the eFax.com stockholders;

     .    Receipt of all governmental consents and approvals that are necessary to permit completion of the merger;

     .    The holders of eFax.com Series D Preferred Stock remain obligated to have their shares converted into shares of j2 Global common stock and warrants to acquire j2 Global common stock as part of the merger; and

     .    Other usual conditions.

     If the law permits, either of j2 Global or eFax.com could choose to waive a condition to its obligation to complete the merger even though that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory approvals we must obtain for the merger

     We believe there are no material regulatory approvals required to complete the merger.

Merger expected to occur as soon as all conditions are satisfied (see page ___)

     Under the merger agreement, the closing of the merger will occur at 9:00 a.m., California time, on the first business day on which the last of the conditions shall be satisfied or waived.

Termination of the merger agreement (see page ___)

     j2 Global and eFax.com can agree to abandon the merger, and terminate the merger agreement, at any time prior to the time the merger is completed, even if the stockholders of j2 Global have approved the issuance of j2 Global common stock pursuant to the merger agreement or the stockholders of eFax.com have approved the merger agreement. Also, either j2 Global or eFax.com can decide, without the consent of the other, to abandon the merger if any of the following occurs:

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                                       10

--------------------------------------------------------------------------------

     .    The merger has not been completed by December 31, 2000;

     .    The required approval of stockholders is not obtained at the applicable meeting or any adjournment or postponement of that meeting;

     .    Any regulatory authority denies an approval we need to complete the merger or issues any order preventing the merger; or

     .    The other party breaches a provision contained in the merger agreement and does not (or cannot) correct the breach within 30 days after receiving written notice that it is in breach.

In addition, eFax.com may terminate the merger agreement if it receives an acquisition proposal from a third party that is more favorable to its stockholders than the merger with j2 Global and additional conditions are met.

     j2 Global, without the consent of eFax.com, can abandon the merger if the holders of 5% or more of eFax.com common stock request appraisal rights.

     If the merger does not occur and eFax.com, within two years of the termination of the merger discussions with j2 Global, is acquired by another entity or it receives at least $5 million from a securities offering or offerings, eFax.com will be required to pay j2 Global an amount equal to:

     .    1,750,000, times

     .    The fair market value of one share of eFax.com common stock at the time of the acquisition or the securities offering, less $0.10.

The 1,750,000 amount will be reduced to 750,000 if the termination of the merger agreement occurs because j2 Global's stockholders do not approve the merger or if j2 Global materially breaches the merger agreement. If eFax.com is acquired by another entity, it must pay the amount to j2 Global promptly following the consummation of the acquisition. If eFax.com does a securities offering, it is required to make the payment within 270 days of the offering. In addition, eFax.com is required to pay j2 Global for any of j2 Global's out-of-pocket expense related to the merger agreement or the term loan agreement between the two parties if the merger agreement is terminated because of a failure of eFax.com's stockholders to approve the merger agreement or as a result of any action by eFax.com's board of directors or eFax.com's material breach of the merger agreement.

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                                       11

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                      Market Price and Dividend Information

     The following table lists, for the calendar quarters indicated, the high and low sales prices per share of j2 Global common stock and eFax.com common stock. j2 Global common stock did not trade prior to July 23, 1999. The prices for j2 Global common stock are as reported on The Nasdaq National Market. The prices for eFax.com on or prior to August 8, 2000 are as reported on The Nasdaq National Market. As of August 9, 2000, the eFax.com common stock was delisted from The Nasdaq National Market and began to trade on the over-the-counter electronic bulletin board sponsored by Nasdaq. Neither j2 Global nor eFax.com has ever declared or paid any cash dividends on its common stock.

                                                j2 Global Common Stock        eFax.com Common Stock
                                                ----------------------        ---------------------
Calendar Quarter                                 High             Low          High            Low
----------------                                 ----             ---          ----            ---
1998
      First Quarter..........................  $     -          $    -       $ 8.000         $ 2.875
      Second Quarter.........................        -               -         7.500           4.125
      Third Quarter..........................        -               -         4.875           2.375
      Fourth Quarter.........................        -               -         2.938           1.438
1999
      First Quarter..........................        -               -        33.000           2.500
      Second Quarter.........................        -               -        32.500          10.563
      Third Quarter..........................   10.313           4.438        19.500           7.063
      Fourth Quarter.........................    8.625           3.813        13.625           6.656
2000
      First Quarter..........................    7.125           4.438         9.469           4.813
      Second Quarter.........................    5.063           1.250         5.594           0.813
      Third Quarter
      (through August 22)....................    3.500           1.000         1.156           0.250

Dividend Policy

     It is not anticipated that j2 Global will pay cash dividends for any foreseeable period following the merger.

Recent Closing Prices

     Shares of j2 Global common stock are quoted on The Nasdaq National Market under the symbol "JCOM." Shares of eFax.com common stock are quoted on the over-the-counter electronic bulletin board sponsored by Nasdaq under the symbol "EFAX." Prior to August 9, 2000, the eFax.com common stock was traded on The Nasdaq National Market.

     The following table lists the last sales prices per share of the j2 Global common stock and the eFax.com common stock on The Nasdaq National Market on July 13, 2000, the last trading day before public announcement of the merger, and the last sales prices per share of j2 Global common stock on The Nasdaq National Market and the eFax.com common stock on the over-the-counter electronic bulletin board on ___________, 2000 the last practicable trading day prior to the date of this proxy statement/prospectus. The table also presents implied equivalent per share values for eFax.com common stock by multiplying the price per share of j2 Global common stock on the dates indicated by an assumed exchange ratio of
0.281. For a description of how the exact exchange ratio will be determined, see "The Merger Agreement and Related Agreements--Consideration in the Merger" beginning on page ____.

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                                       12

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
                                                                     eFax.com Common Stock
                                                                        Equivalent Value
                                                                       (0.281 Share of j2
                                       j2 Global       eFax.com              Global
                                     Common Stock    Common Stock        Common Stock)
                                     ------------    ------------    ---------------------
July 13, 2000...................     $    1.50       $    1.03       $         0.42
__________, 2000................     $               $               $

     The market price of both j2 Global common stock and eFax.com common stock will fluctuate prior to the merger. Similarly, the market value of the shares of j2 Global common stock following the merger will fluctuate. You should obtain current market quotations for j2 Global common stock and eFax.com common stock. The future prices for j2 Global common stock or eFax.com common stock cannot be predicted.

Number of Stockholders

     As of July 31, 2000, there were approximately 210 stockholders of record who held shares of j2 Global common stock as shown on the records of j2 Global's transfer agent for such shares.

     As of August 21, 2000, there were approximately 268 stockholders of record who held shares of eFax.com common stock, as shown on the records of eFax.com's transfer agent for such shares, and two stockholders of record who held shares of Series D Preferred Stock, as shown on eFax.com's records.

     The numbers of common stockholders of j2 Global and eFax.com do not include stockholders whose shares are held by other persons in a fiduciary capacity. The actual number of beneficial owners of j2 Global common stock and eFax.com common stock are substantially greater in number than the number of holders of record.

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                                       13

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                     Comparison of Unaudited Per Share Data

     The following table shows information about our historical per share net loss and book value and such information after giving effect to the merger, which we refer to as "pro forma" information, and such information on a pro forma equivalent basis, which is explained below. The pro forma information gives effect to the merger under purchase accounting in accordance with generally accepted accounting principles. In presenting the pro forma information for certain periods, we assumed that j2 Global and eFax.com had been merged throughout those periods. The pro forma comparative per share data are derived from the unaudited pro forma condensed combined financial statements and the related notes beginning on page __ of this proxy statement/prospectus. The pro forma equivalent per share data are derived by multiplying the pro forma comparative per share amounts by an assumed exchange ratio of 0.281, which is what the parties reasonably estimate the exchange ratio to be based on currently available information and assuming that the merger occurs on October 31, 2000. We cannot assure you that this will be the actual exchange ratio upon completion of the merger. The pro forma data do not attempt to predict or suggest future results, or show how j2 Global would actually have performed had the merger been completed throughout those periods.

     You should read the following table together with the historical financial information that we have presented in our prior filings with the Securities and Exchange Commission. We have included or incorporated by reference this material in this proxy statement/prospectus. See the historical financial information of j2 Global and eFax.com included in or incorporated into this proxy statement/prospectus and "Where You Can Find More Information" on page __ on how to obtain additional information regarding j2 Global and eFax.com.

                                                     Year ended       Six Months ended
                                                  December 31, 1999     June 30, 2000
                                                  -----------------     -------------
Book value per common share:

  JFAX historical                                       $ 1.48              $ 1.31
  EFAX historical                                          .62                 .16
  JFAX pro forma combined                                 1.84                1.49
  EFAX proforma equivalent(1)                             0.52                0.42

Loss per common share:

  JFAX Historical:
  Continuing operations                                 $(0.47)             $(0.36)
  Basic and diluted available to common shareholders     (0.68)              (0.31)

  EFAX Historical:
  Continuing operations                                  (2.00)              (0.58)
  Basic and diluted available to common shareholders     (2.04)              (0.93)

  JFAX proforma combined:
  Continuing operations                                  (1.28)              (0.56)
  Basic and diluted available to common shareholders     (1.42)              (0.50)

  EFAX proforma equivalent(1):
  Continuing operations                                  (0.36)              (0.16)
  Basic and diluted available to common shareholders     (0.40)              (0.14)

----------------
(1) Amount is calculated by multiplying the JFAX pro forma combined amount by the exchange ratio of 0.281

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                      Selected Financial Data of j2 Global

     The following table presents selected historical financial data of j2 Global derived from j2 Global's previously filed financial statements. The interim financial information has been derived from unaudited financial statements of j2 Global. j2 Global believes that these financial statements include all adjustments of a normal, recurring nature and all disclosures that are necessary for a fair statement of the results for the unaudited interim periods. Results for the interim periods do not necessarily indicate results which may be expected for any other interim or annual period.

     You should read the following table together with the historical financial information that j2 Global has included in this proxy statement/prospectus beginning at page ___.

                                                                                                                 Six Months
                                                             Year Ended December 31,                            Ended June 30,
                                       -----------------------------------------------------------------  ------------------------
                                          1995          1996         1997         1998         1999          1999          2000
                                       ----------    ----------   ----------   ----------    ----------   ----------    ----------
                                                       (in thousands, except share and per share data)
Statement of Operations Data:
Revenue.............................   $       --    $      105   $       685  $     3,520   $     7,643  $     3,058   $     5,873
Cost of revenue.....................            1           150           858        3,398         4,641        2,233         3,037
                                       ----------    ----------   -----------  -----------   -----------  -----------   -----------
         Gross profit (loss)........           (1)          (45)         (173)         122         3,002          825         2,836
                                       ----------    ----------   -----------  -----------   -----------  -----------   -----------
Operating expenses:
 Sales and marketing................           --           150         1,069        4,990         6,355        1,365         4,618
 Research and development...........           --            61           793        1,226         1,829          897         1,353
 General and administrative.........           20           512         2,962        4,948         7,976        3,529         7,772
 Amortization of goodwill and
  other intangibles.................           --            --            --           --            --           --         1,801
         Total operating expenses...           20           723         4,824       11,164        16,160        5,791        15,544
                                       ----------    ----------   -----------  -----------   -----------  -----------   -----------
         Operating loss.............          (21)         (768)       (4,997)     (11,042)      (13,158)      (4,966)      (12,708)
Other income (expense) net..........           --            --           215         (933)          230         (883)        1,474
Loss from joint venture.............           --            --            --           --           (82)          --            --
Increase in market value of put
 warrants...........................           --            --            --        5,256            --           --            --
Income tax expense..................           --             1             2            2             2           --            --
                                       ----------    ----------   -----------  -----------   -----------  -----------   -----------
  Net loss before extraordinary
    item............................   $      (21)   $     (769)  $    (4,784) $   (17,233)  $   (13,012) $    (5,849)  $   (11,234)
                                       ==========    ==========   ===========  ===========   ===========  ===========   ===========
Extraordinary item..................           --            --            --           --         4,428           --            --
                                       ==========    ==========   ===========  ===========   ===========  ===========   ===========
Net loss............................   $      (21)   $     (769)  $    (4,784) $   (17,233)  $   (17,440) $    (5,849)  $   (11,234)
                                       ==========    ==========   ===========  ===========   ===========  ===========   ===========
  Net loss attributable to common
    shares..........................   $      (21)   $     (769)  $    (4,784) $   (17,728)  $   (19,012) $    (6,374)  $   (11,234)
                                       ==========    ==========   ===========  ===========   ===========  ===========   ===========
Basic and diluted net loss per
  common share......................   $    (0.00)   $    (0.12)  $     (0.30) $     (0.80)  $     (0.68) $      (.26)  $     (0.31)
                                       ==========    ==========   ===========  ===========   ===========  ===========   ===========
Weighted average common shares
 used in determining net loss per
   share ividends per share.........    5,575,000     6,406,666    15,738,334   22,181,960    28,098,994   24,310,263    35,373,365
                                       ==========    ==========   ===========  ===========   ===========  ===========   ===========

                                                                         December 31,                       June 30,
                                                  -------------------------------------------------------  ----------
                                                     1995        1996       1997       1998        1999       2000
                                                  ---------   ---------  ---------  ---------   ---------  ----------
Balance Sheet Data:
    Cash and cash equivalents...................  $     --    $    656   $     23   $  7,279    $ 12,256   $ 15,048
    Short term investments......................        --          --         --         --      23,511      7,519
    Working capital (deficiency)................       (11)        479         58      6,735      36,555     23,368
    Total assets................................        --         896      2,613     10,513      58,625     61,251
    Long term debt and put warrants.............        --          --         --     12,455       1,537      1,001
    Redeemable common and preferred stock(1)....        --          --         --      9,317       7,065      7,065
    Total stockholders' equity  (deficiency)....       (11)        677      1,618    (13,317)     45,147     47,177

_____________
(1) See Note 4 of the notes to the j2 Global consolidated financial statements for the conditions applicable to the redeemable securities.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                      Selected Financial Data of eFax.com

     The following table presents selected historical financial data of eFax.com derived from eFax.com's previously filed financial statements. The interim financial information has been derived from unaudited financial statements of eFax.com. eFax.com believes that these financial statements include all adjustments of a normal, recurring nature and all disclosures that are necessary for a fair statement of the results for the unaudited interim periods. Results for the interim periods do not necessarily indicate results which may be expected for any other interim or annual period.

     You should read the following table together with the historical financial information that eFax.com has included with this proxy statement/prospectus and/or presented in its prior filings with the SEC. eFax.com has incorporated certain of these materials into this proxy statement/prospectus by reference to those other filings. See "Where You Can Find More Information" on page __ on how to obtain this information. In addition, a copy of each of eFax.com's Form 10-K for the fiscal year ended January 1, 2000, as amended on May 1, 2000, and Form 10-Q for the quarterly period ended July 1, 2000 is attached as Appendix D to this proxy statement/prospectus.

                                            Fiscal Year   Nine Months
                                               Ended         Ended                                                Six Months
                                             March 31,   December 31,         Year Ended December 31(1),        Ended June 30(1),
                                                                       ------------------------------------  -------------------
                                              1996         1996(1)        1997        1998          1999       1999       2000
                                            ----------   -----------   ----------  -----------  -----------  ---------  --------
                                                                         (in thousands, except per share data)
Consolidated Statement of
     Operations Data:
   Revenues:
     Product..............................  $   11,143   $   10,205    $  16,281     $  23,385    $  18,817   $ 11,159   $  5,240
     Software and technology license
        fees..............................       3,413        3,200        4,493         5,069        3,629      2,181      2,182
     Development fees.....................         720        1,468        2,246         1,779        1,059        679         --
     eFax services........................          --           --           --            --        1,200         33      2,732
                                            ----------   ----------    ---------     ---------    ---------   --------   --------
        Total revenues....................      15,276       14,873       23,020        30,233       24,705     14,052     10,154
                                            ----------   ----------    ---------     ---------    ---------   --------   --------
   Costs and expenses:
     Cost of product revenues.............      11,102        8,441       11,886        16,005       13,540      7,725      3,753
     Inventory write-down -
        hardware products.................          --           --           --            --        1,060         --         --
     Cost of software and technology
        license fees revenues.............         587          517          770           710          584        279        193
     Cost of eFax services................          --           --           --            --        2,400        688      3,280
     Research and development.............       2,318        2,554        5,355         5,445        6,188      3,234      2,524
     Selling and marketing................       5,216        5,212        6,046         7,267       19,972      6,495      4,793
     General and administrative...........       1,652        1,726        3,031         2,592        5,320      3,195      3,238
     Restructuring costs..................          --           --           --            --          872         --         --
     Acquisition and related expenses.....          --           --        2,106            --           --         --         --

                                            ----------   ----------    ---------     ---------    ---------   --------   --------
        Total costs and expenses..........      20,875       18,450       29,194        32,019       49,936     21,596     17,781
                                            ----------   ----------    ---------     ---------    ---------   --------   --------
   Loss from operations...................      (5,599)      (3,577)      (6,174)       (1,786)     (25,231)    (7,544)    (7,627)
                                            ----------   ----------    ---------     ---------    ---------   --------   --------
   Interest and other income
        (expense), net....................        (259)          --          111           365          335         79       (299)
                                            ----------   ----------    ---------     ---------    ---------   --------   --------
   Loss before income taxes...............      (5,858)      (3,577)      (6,063)       (1,421)     (24,896)    (7,465)    (7,926)
   Provision for income taxes.............          35          107           96            80           67         39         15
                                            ----------   ----------    ---------     ---------    ---------   --------   --------
   Net loss...............................      (5,893)      (3,684)      (6,159)       (1,501)     (24,963)    (7,504)    (7,941)
   Preferred stock dividends and
        accretion.........................          --         (116)         (68)           --         (769)      (171)    (4,358)
                                            ----------   ----------    ---------     ---------    ---------   --------   --------
   Net loss applicable to common
        stockholders......................  $   (5,893)  $   (3,800)   $  (6,227)    $  (1,501)   $ (25,732)  $ (7,675)  $(12,299)
                                            ----------   ----------    ---------     ---------    ---------   --------   --------
   Net loss per share:
     Basic................................  $    (3.86)  $    (2.13)   $   (0.84)    $   (0.13)   $   (2.04)  $  (0.63)  $  (0.93)
                                            ==========   ==========    =========     =========    =========   ========   ========
     Diluted..............................  $    (3.86)  $    (2.13)   $   (0.84)    $   (0.13)   $   (2.04)  $  (0.63)  $  (0.93)
                                            ==========   ==========    =========     =========    =========   ========   ========
   Shares used in computing per share
     amounts:
     Basic................................       1,526        1,784        7,389        11,784       12,585     12,273     13,198
                                            ==========   ==========    =========     =========    =========   ========   ========
     Diluted..............................       1,526        1,784        7,389        11,784       12,585     12,273     13,198
                                            ==========   ==========    =========     =========    =========   ========   ========

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                  March 31,                       December 31,                 June 30,
                                                              ----------------------------------------------
                                                    1996         1996       1997(1)       1998        1999       2000
                                                ------------  ----------  -----------  ----------  ---------  ----------
                                                                               (in thousands)
Consolidated Balance Sheet Data:
   Working capital............................  $   4,978     $   542     $  12,814    $  10,928   $  1,946   $ (3,561)
   Total assets...............................     12,031       7,092        18,856       16,215     15,508      8,831
   Long term note payable, less current
     portion..................................         --         198            --           --         --         --
   Redeemable preferred stock.................      2,610       2,726            --           --         --         --
   Convertible preferred stock................         --          --            --           --      7,467     11,886
   Total stockholders' equity (deficit).......      2,708        (861)       15,271       13,837      8,070      2,108

________________

(1) Effective December 31, 1996, eFax.com changed its fiscal year end from March 31 to a 52-53 week reporting year ending on the first Saturday on or after December 31. For presentation purposes, the Company refers to its six-month periods and twelve-month periods as ending on June 30 and December 31, respectively.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                      Unaudited Pro Forma Financial Data

     The following table presents summary financial data for j2 Global and eFax.com after giving effect to the merger, which we refer to as "pro forma" information. The pro forma financial data give effect to the merger under the purchase accounting method in accordance with generally accepted accounting principles. In presenting the pro forma information for certain time periods, we assumed that j2 Global and eFax.com had been merged throughout those periods. Net loss per share amounts and weighted average shares have been adjusted to reflect the conversion of each outstanding share of eFax.com common stock into
0.281 of a share of j2 Global common stock, the receipt by the holders of the Series D Preferred Stock of 4,672,546 shares of j2 Global common stock and warrants exercisable for 2,397,137 shares of j2 Global common stock at $0.01 per share, and the receipt by a service provider of eFax.com of 2.0 million shares of j2 Global common stock. We have assumed that 1,421 shares of eFax.com Series D Preferred Stock will be outstanding immediately prior to the merger and that the number of shares of eFax.com common stock outstanding immediately prior to the merger is the same as the number outstanding on the date of this proxy statement/prospectus.

     We have based the information in the following tables on our historical financial information that we have included in or with this proxy statement/prospectus. When you read the summary financial information provided in the following tables, you should also read the historical financial information and the more detailed financial information we provide in or with this proxy statement/prospectus, which you can find beginning at pages __ and __ and in Appendix D to this proxy statement/prospectus.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                        j2 GLOBAL COMMUNICATIONS, INC.
                    Unaudited Pro Forma Condensed Combining
                            Statement of Operations
                     For the year ended December 31, 1999

                                                              Historical
                                               ---------------------------------------          Proforma      Proforma
                                                    JFAX          EFAX       Suretalk          Adjustments     Combined
                                               ----------       -------     ----------         -----------    ---------
                                                                (in thousands, except per share data)
Revenue:
   Internet Services                          $     7,643         1,200         159                     --         9,002
   Product                                             --        18,817          --      c         (18,817)           --
   Software and technology license fees                --         3,629          --                     --         3,629
   Development Fees                                    --         1,059          --      c          (1,059)           --
                                               -------------------------------------------------------------------------

   Total revenues                                   7,643        24,705         159                (19,876)       12,631

Costs of Revenue:
   Internet Services                                4,641         2,400         214     d,e         (1,088)        6,167
   Product                                             --        15,472          --      c         (15,472)           --
   Software and technology license fees                --           584          --                     --           584
                                               -----------    ---------    --------         ----------------------------

      Total cost of revenue                         4,641        18,456         214                (16,560)        6,751
                                               -----------    ---------    --------         ----------------------------

      Gross profit (loss)                           3,002         6,249         (55)                (3,316)        5,880

Operating expenses:
   Sales and marketing                              6,354        19,972         308     c,d         (2,463)       24,171
   Research and development                         1,828         6,188         458      c          (2,488)        5,986
   General and administrative                       7,976         5,320       2,770    b,d,e         3,251        19,317
   Goodwill and other Intangibles                      --            --          --      a           8,551         8,551
                                               -----------    ---------    ---------------------------------------------

      Total Operating Expenses                     16,158        31,480       3,536                  6,851        58,025

Loss from Continuing Operations                  (13,156)       (25,231)     (3,591)               (10,167)      (52,145)

Basic and Diluted loss per common share
   from continuing operations                      (0.47)                                                          (1.28)
                                               ==========                                                     ==========

Weighted average shares oustanding             28,098,994                                                     40,614,539
                                               ==========                                                     ==========

Notes

(A) To adjust for goodwill and technology amortization as if the companies had been combined as of January 1, 1999

    Total goodwill and other intangibles

    EFAX                                                                           $     15,361
    Suretalk                                                                             10,293
                                                                                    -----------
                                                                                         25,654

    Proforma amortization period                                                        3 years

    Proforma goodwill amortization for 1999                                               8,551

(B) To record the issuance of 2,000,000 shares at $1.75
     per share to a third party service provider                                   $      3,500

(C) To reclassify Product and development fee revenue and cost of revenue as a discontinued operation

 Revenues:
    Product revenue                                                                      18,817
    Development fees                                                                      1,059

 Cost of revenue:
    Product                                                                             (15,472)
    Development fees                                                                         --

 Sales and marketing                                                                     (1,790)
 Research and development                                                                (2,488)
                                                                                     ----------

    Net amount to be reclassified to discontinued
    operations                                                                              126
                                                                                    ===========

(D) to eliminate EFAX salary expense
    which would not be incurred after
    the acquisition

    Portion allocable to the following:

    Cost of service                                                                         353
    General and administrative                                                              984
    Sales and Marketing                                                                     673

(E) Reclassification of cost of sales
    to conform to JFAX presentation

    General and Administative                                                               735

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                        j2 GLOBAL COMMUNICATIONS, INC.
                    Unaudited Pro Forma Condensed Combining
                            Statement of Operations
                    For the Six Months Ended June 30, 2000

                                                              Historical
                                                      -------------------------               Proforma         Proforma
                                                         JFAX             EFAX               Adjustments       Combined
                                                      ----------        -------              -----------      ----------
                                                                    (in thousands, except per share data)
Revenue:
   Internet Services                                  $    5,873        $ 2,732                     --        $    8,605
   Product                                                    --          5,240      c          (5,240)               --
   Software and technology license fees                       --          2,182                     --             2,182
                                                      ----------        -------                 ------        ----------

   Total revenues                                          5,873         10,154                 (5,240)           10,787

Costs of Revenue:
   Internet Services                                       3,037          3,280     d,e         (1,152)            5,165
   Product                                                    --          3,753      c          (3,753)               --
   Software and technology license fees                       --            193                     --               193
                                                      ----------        -------                 ------        ----------

      Total cost of revenue                                3,037          7,226                 (4,905)            5,358
                                                      ----------        -------                 ------        ----------

      Gross profit                                         2,836          2,928                   (335)            5,429

Operating expenses:
   Sales and marketing                                     4,618          4,793     d,e           (954)            8,457
   Research and development                                1,353          2,524      d            (612)            3,265
   General and administrative                              7,772          3,238    b,d,e         3,422            14,432
   Goodwill and other Intangibles                          1,801                     a           3,356             5,157
                                                      ----------        -------                 ------        ----------

      Total Operating Expenses                            15,544         10,555                  5,212            31,311

Loss from Continuing Operations                          (12,708)        (7,627)                (5,547)          (25,882)

Basic and Diluted Loss per common
   share from continuing operations                        (0.36)                                                  (0.56)
                                                      ==========                                              ==========

Weighted average shares oustanding                    35,373,365                                              46,373,365
                                                      ==========                                              ==========

Notes

(A) To adjust for goodwill and technology amortization as if the companies had been combined as of January 1, 2000

    Total goodwill as reported in the combining condensed
    balance sheet                                                   $20,136

    Proforma amortization period                                    3 years

    Proforma goodwill amortization for the six months ended
    June 30, 2000                                                     3,356

(B) To record the issuance of 2,000,000 shares at $1.75
    per share to a third party service provider                     $ 3,500

(C) To reclassify Product revenue and cost of revenue as a discontinued operation

    Product revenue                                                   5,240
    Cost of product revenue                                          (3,753)
                                                                    -------

    Net amount to be reclassified to discontinued
    operations                                                        1,487
                                                                    =======

(D) to eliminate EFAX salary expense which would not be incurred after the acquisition

    Portion allocable to the following:

    Cost of service                                                     369
    Engineering                                                         612
    General and administrative                                          700
    Sales and Marketing                                               1,115

(E) Reclassification of cost of sales to conform to JFAX presentation

    General and Administative                                           622
    Sales and marketing                                                 161
                                                                    -------

                                                                        783

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     j2 Global believes that the foregoing Unaudited Pro Forma Condensed Combining Statement of Operations for the Six Months Ended June 30, 2000 and the Twelve Months Ended December 31, 1999 (the "Pro Forma Operating Statements") do not fully reflect how the combined companies will perform following consummation of the merger and completion of the integration of the two companies. In particular, the Pro Forma Operating Statements assume that revenues from eFax.com's Internet business are included in the pro forma j2 Global Internet revenues at a cost that includes all of eFax.com's network operations costs. However, j2 Global believes that the actual cost associated with this incremental revenue is likely to be lower because:

     . Historically, gross margins associated with the operation of j2 Global's network are significantly higher than those associated with the operation of eFax.com's network;

     . The j2 Global network should be able to operate more efficiently (in terms of per unit costs) following the integration of eFax.com's substantial customer base; and

     . A substantial portion of the costs reflected in the respective companies' network operations costs are likely to be redundant.

     In addition, the Pro Forma Operating Statements do not reflect the strong quarter-to quarter Internet-related revenue growth which eFax.com has experienced during the three fiscal quarters ended July 1, 2000 (as a result of eFax.com's relatively recent efforts to convert free subscribers to paid subscribers). Accordingly, following the integration of the eFax.com customer base into the j2 Global network (which is not expected to be completed before the second quarter of 2001), j2 Global believes that eFax.com's Internet revenues will be higher than those reflected in the Pro Forma Operating Statements and should be included in j2 Global's operating results at a lower cost than that reflected in the Pro Forma Operating Statements. j2 Global believes that the incremental cash expenditures to be incurred post-closing in future quarterly periods and associated with the addition of eFax.com Internet revenue will ultimately be immaterial.

     Additionally, following the merger and integration, the companies will be better positioned to generate revenues from their combined base of free subscribers (either by converting free subscribers to paid subscribers, by offering paid advertising in the customer interface utilized by free subscribers, or by offering third-party promotions to free subscribers). j2 Global believes that this position will result in revenue generation opportunities that are not reflected in the Pro Forma Operating Statements.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                        j2 GLOBAL COMMUNICATIONS, INC.
             Unaudited Pro Forma Condensed Combining Balance Sheet
                                 June 30, 2000

                                                                      Historical
                                                             -----------------------------               Proforma          Proforma
                                                                 JFAX              EFAX                 Adjustments        Combined
                                                             ----------------------------------------------------------------------
                                                                                           (in thousands)
                          Assets
Current assets:
  Cash and cash equivalents                                    $15,048                175                                    15,223
  Short term Investments                                         7,519                                                        7,519
  Accounts receivable                                              972              1,451    c            (1,160)             1,263
  Inventories                                                       --                368    c              (368)                --
  Notes receivable                                               1,500                 --    b            (1,500)                --
  Prepaid expenses and other current assets marketing costs      3,160              1,168                                     4,328
                                                               ---------------------------------------------------------------------

             Total current assets                               28,199              3,162                 (3,028)            28,333



Furniture, fixtures and equipment, net                           5,791              2,156                                     7,947
Long term Investments                                           15,169                 --                                    15,169
Capitalized Software Costs                                       2,138                 --                                     2,138
Goodwill and other Intangibles                                   8,301                 --    a            20,136             28,437
Other long-term assets                                           1,653              3,513                                     5,166
                                                               ---------------------------------------------------------------------
                                                               $61,251              8,831                 17,108             87,190
                                                               =====================================================================

Liabilities, Redeemable Securities and Stockholders' Equity

Current liabilities:
  Accounts payable and accrued expenses                        $ 2,503              5,282    a             1,600              7,751
                                                                                             b            (1,500)
                                                                                             c              (134)
  Deferred revenue                                                 316              1,028                                     1,210
  Current portion of capital lease obligations                     236                 --                                       236
  Current portion of long-term debt                              1,359                 --                                     1,359
  Other                                                            417                413                                       830
                                                               ---------------------------------------------------------------------

             Total current liabilities                           4,831              6,723                    (34)            11,520

Capital lease obligations                                          179                 --                                       179
Long-term debt                                                   1,001                 --                                     1,001

Redeemable common stock                                          7,065                 --                                     7,065
Common Stock subject to put option                                 998                 --                                       998

Total stockholders' equity (deficiency)                         47,177              2,108    a,c          17,142             66,427
                                                               ---------------------------------------------------------------------

                                                               $61,251              8,831                 17,108             87,190
                                                               =====================================================================

Notes

(A) Purchase price of 11,000,000 shares at $1.75 per share (August 23, 2000) is $19,250,000 in total consideration

     Purchase price                                            $19,250
     Add estimated merger related transaction costs              1,600
     Less fair value of assets in excess of liabilities
      assumed                                                     (714)
                                                              ---------
     Total Goodwill and other intangibles acquired
      attributable to EFAX                                     $20,136
                                                              =========

(B) Elimination of advances to EFAX as of June 30, 2000        $ 1,500

(C) To record the liquidation of certain assets and liabilities related to the discontinuation of the EFAX product business:

    Inventories at book value                                  $   368
    Accounts receivable                                          1,160
    Less-accounts payable                                         (134)
                                                              ---------
                                                                 1,394
                                                              =========

--------------------------------------------------------------------------------

                                 Risk Factors

     By voting in favor of the adoption of the merger agreement, eFax.com stockholders will be choosing to invest in j2 Global common stock. An investment in j2 Global common stock involves a high degree of risk. In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for the adoption of the merger agreement.

Risks Related to the Merger

Holders of eFax.com common stock will receive a fraction of a share of j2 Global common stock for each share of eFax.com common stock based on a formula which is subject to the amount owing to j2 Global under the term loan agreement, the amount of cash on hand at eFax.com and other factors

     Upon completion of the merger, each share of eFax.com common stock will be exchanged for a fraction of a share of j2 Global common stock based upon an agreed upon formula. See "The Merger Agreement and Related Agreements-- Consideration in the Merger" beginning on page ____. There will be no adjustment for changes in the market price of eFax.com common stock. A number of factors will affect the final exchange ratio, including:

     .    A downward adjustment in the fraction of a share to be received for increases in the amount which is outstanding under the term loan agreement between the parties;

     .    An upward adjustment for increases in the amount of cash on hand at
eFax.com at the time of completion of the merger;

     .    The number of shares, if any, of eFax.com Series D Preferred Stock converted into shares of eFax.com common stock prior to the merger; and

     .    Any change in the market price of j2 Global common stock. An increase in the market price of j2 Global common stock will cause a downward adjustment in the fraction of a share to be received if on the closing date of the merger the sum of:

          .    $5 million;

          .    eFax.com's cash on hand other than cash held in an asset sales account and cash received by eFax.com (a) upon the exercise of stock options under eFax.com's stock option plans, (b) from purchases under eFax.com's employee stock purchase plan and (c) upon the exercise of any of eFax.com's warrants; plus

          .    The amount of eFax.com's prepaid rents and some of its prepaid insurance premiums;

     is greater than the sum of:

          .    The amount outstanding from eFax.com to j2 Global under the loan agreement between the two parties; plus

          .    eFax.com's payables which are 45 days or more past due.

     j2 Global and eFax.com are not permitted to withdraw from the merger or resolicit the vote of their stockholders solely because of changes in the market price of j2 Global common stock or the amount outstanding under the loan agreement at the time of completion of the merger. All of the preceding factors will affect the specific number of shares and the total dollar value of the shares of j2 Global common stock to be received by holders of eFax.com common stock. The merger may not be completed immediately following the j2 Global and eFax.com stockholder meetings if all regulatory approvals have not yet been obtained. We cannot assure you of the exact value of the shares of j2 Global common stock for which the shares of eFax.com common stock will be exchanged, and this value may increase or decrease to the detriment of either the present stockholders of j2 Global or eFax.com.

Rights of the eFax.com preferred stockholders could affect the consideration to be received by the holders of the eFax.com common stock and the ability to finalize the merger

     The consideration to be received for each share of eFax.com Series D Preferred Stock is 4,960.15 shares of j2 Global common stock, which amount will increase between the date of this proxy statement/prospectus and the time the merger is completed at an annualized rate of 3.5%. Any downward fluctuation in the total consideration to be received by all of the eFax.com stockholders will only affect the holders of eFax.com common stock.

     The eFax.com preferred stockholders will have a right to require a cash redemption for the Series D Preferred Stock if the total merger consideration to be received by the eFax.com common stockholders and the eFax.com preferred stockholders exceeds 12,000,000 shares of j2 Global common stock. The cash redemption amount of the Series D Preferred Stock on the date of this proxy statement/prospectus is $19.4 million. In determining the 12 million figure, each share of j2 Global common stock which can be acquired upon the exercise of any warrant received by a preferred stockholder as merger consideration will be included. If, for example only, the exchange ratio is 0.281 and the merger occurs on October 31, 2000, the total merger consideration to be received by eFax.com's common and preferred stockholders will consist of 11.0 million shares of j2 Global common stock, including the shares of common stock for which the warrants granted as merger consideration are exercisable. However, no assurance can be given that the total merger consideration will not exceed 12.0 million shares of j2 Global common stock under the exchange ratio formula. If events occur which would cause the merger consideration to exceed 12.0 million shares, there can be no assurance that the preferred stockholders would not exercise their cash redemption rights or would not require additional consideration in order to permit the completion of the merger.

Although j2 Global and eFax.com expect that the merger will result in benefits, those benefits may not be realized

     Achieving the benefits of the merger may depend in part on the integration of technology, operations and personnel. The integration of j2 Global and eFax.com will be a complex, time consuming and expensive process and may disrupt the business of either or both if not completed in a timely and efficient manner. The challenges involved in this integration include the following:

     .    Combining product offerings and product lines effectively and quickly;

     .    Integrating sales efforts so that customers can do business easily with all parts of j2 Global after the merger;

     .    Bringing together the companies' marketing efforts so that the industry receives useful information about the merger;

     .    Coordinating research and development activities to enhance introduction of new products and technologies;

     .    Achieving synergies that have a positive impact on cash flow; and

     .    Persuading employees that j2 Global's and eFax.com's business cultures are compatible.

     It is not certain that the businesses of j2 Global and eFax.com can be successfully integrated in a timely manner or at all or that any of the anticipated benefits will be realized. Failure to do so could materially harm the business and operating results of j2 Global after the merger. Also, neither j2 Global nor eFax.com can assure you that the growth rate of j2 Global after the merger will equal the historical growth rate experienced by either j2 Global or eFax.com.

     In addition, the physical integration of the two companies' operating systems will depend to a significant degree on the work of third parties. On the closing date for the merger, j2 Global will issue 2,000,000 shares of its common stock to one of the third parties in part as compensation for transition services to be provided to eFax.com and to acquire a license to intellectual property developed by the third party as part of the services which it had previously provided to eFax.com.

     Some of the products and services offered by either eFax.com or j2 Global may not be offered by the combined company, resulting in the potential loss of customers.

Customer and employee uncertainty related to the merger could harm the combined company

     j2 Global's or eFax.com's customers may, in response to the announcement of the merger, delay or defer purchasing decisions. Any delay or deferral in purchasing decisions by j2 Global's or eFax.com's customers could seriously harm the business of the combined company. Similarly, j2 Global and eFax.com employees may experience uncertainty about their future role with the combined company until or after strategies with regard to eFax.com are announced or executed. This may adversely affect the combined company's ability to attract and retain key management, marketing and technical personnel. Additionally, a number of eFax.com employees, including three of its five executive officers, have left the company since the initial announcement of the proposed merger and additional key personnel may leave. These departures may affect the ability to integrate the two companies and to operate the combined company after the merger.

j2 Global's operating results will suffer as a result of purchase accounting treatment, the impact of amortization of goodwill and other intangibles relating to its proposed combination with eFax.com

     Under U.S. generally accepted accounting principles, j2 Global will account for the merger using the purchase method of accounting. Under purchase accounting, j2 Global will record the market value of its common stock issued in connection with the merger, the fair value of the options and warrants to purchase eFax.com common stock, which became options and warrants to purchase its common stock, and the amount of direct transaction costs as the cost of acquiring the business of eFax.com. j2 Global will allocate that cost to the individual assets acquired and liabilities assumed, including various identifiable intangible assets such as acquired technology, acquired trademarks and trade names and acquired workforce, and to in-process research and development based on their respective fair values. Intangible assets including goodwill will be generally amortized over a three year period. As described in the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements beginning on page ___, the amount of purchase cost allocated to goodwill and other intangibles is estimated to be approximately $20.1 million. If goodwill and other intangible assets were amortized in equal quarterly amounts over a three year period following completion of the merger, the accounting charge attributable to these items would be approximately $1.7 million per quarter and $6.7 million per fiscal year. As a result, purchase accounting treatment of the merger will increase the net loss for j2 Global in the foreseeable future which could have a material and adverse effect on the market value of j2 Global common stock following completion of the merger.

j2 Global and eFax.com expect to incur significant costs associated with the merger

     j2 Global estimates that it will incur direct transaction costs of approximately $800,000 associated with the merger, which will be included as a part of the total purchase cost for accounting purposes. In addition, eFax.com estimates that it will incur direct transaction costs of approximately $800,000 in connection with the merger other than expenses related to transitioning the eFax.com operating system to the operating system of the combined company. j2 Global and eFax.com believe j2 Global after the merger may incur charges to operations, which we cannot currently estimate, in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating the two companies. After the merger, j2 Global may incur additional material charges in subsequent quarters to reflect additional costs associated with the merger.

The price of j2 Global common stock may be affected by j2 Global's assumption of options and warrants

     The price of j2 Global common stock may also be affected by the number of warrants and stock options which j2 Global will assume as a result of the merger and which will be exercisable for j2 Global common stock. eFax.com currently has outstanding stock options and warrants to acquire 4,045,628 shares of eFax.com common stock which may be exercise for shares of j2 Global common stock after the merger. These stock options and warrants will be converted into options and warrants to acquire an amount of j2 Global common stock based on the same exchange ratio used to determine the fraction of a share of j2 Global common stock into which a share of eFax.com common stock will be converted in the merger. Assuming, for example only, an exchange ratio of 0.281, the current eFax.com options and warrants would convert into a right to receive 1,136,821 shares of j2 Global common stock. In addition, the eFax.com preferred stockholders will have a warrant to acquire j2 Global common stock for $0.01 per share. Based on the assumptions discussed on page ____, it is estimated that the warrants issued to the preferred stockholders as merger consideration will be exercisable for 2,397,137 shares of j2 Global common stock. The overhang on the market created by these additional stock options and warrants could negatively affect the price of j2 Global's common stock.

If the merger is not completed, j2 Global's and eFax.com's stock prices and future business and operations could be harmed

     If the merger is not completed, j2 Global and eFax.com may be subject to the following material risks, among others:

     .    The prices of j2 Global and eFax.com common stock may decline to the extent that the current market price of j2 Global and eFax.com common stock are higher based on a market assumption that the merger will be completed; and

     .    j2 Global's and eFax.com's costs related to the merger, such as legal, accounting and some of the fees of its financial advisor, must be paid even if the merger is not completed.

     Further, with respect to eFax.com:

     .    If the merger is terminated and eFax.com's board of directors determines to seek another merger or business combination, it is uncertain that it will be able to find a partner willing to pay an equivalent or more attractive price than that which would be paid in the merger;

     .    eFax.com will be required to repay to j2 Global the amounts due under the term loan agreement. At present, eFax.com does not have sufficient cash to repay the amounts outstanding under the term loan agreement and has no current prospects for raising the money. In addition, eFax.com has granted j2 Global a security interest in most of eFax.com's assets as collateral for the amounts outstanding under the term loan agreement;

     .    If the merger is terminated, the holders of eFax.com Series D
Preferred Stock are expected to have the right to require eFax.com to redeem all of the outstanding preferred stock in cash (approximately, $19.4 million on the date of this proxy statement/prospectus). At present, eFax.com does not have sufficient cash to redeem its outstanding preferred stock; and

     .    Unless eFax.com can raise substantial additional funds, it will be unable to continue its operations as they are currently being conducted. eFax.com does not currently have any prospects for obtaining significant additional financing and no assurance can be given that eFax.com will be able to obtain the necessary funds to continue its business.

Third-party litigation claims may affect the value of eFax.com to the j2 Global stockholders

     On June 20, 2000, Jerry Kirsch filed a lawsuit against eFax.com asserting infringement of a United States patent. Although the suit relates to a line of business which is being discontinued by eFax.com, if the suit is successful it could have a material adverse effect on eFax.com and j2 Global after the merger. Even if the claim is unsuccessful, it could require eFax.com and j2 Global after the merger to spend significant time and money in litigation.

Risks Related to j2 Global which will Include eFax.com Following the Completion of the Merger

Because j2 Global has a limited operating history, it is difficult to evaluate its business

     j2 Global has a limited operating history. j2 Global was formed in December 1995, and its services became commercially available in 1996. Because of j2 Global's limited operating history, you have limited operating and financial data about the company upon which to base an evaluation of its performance and an investment in its common stock or other securities. You should consider j2 Global's prospects in light of the risks, expenses and difficulties it may encounter, including those frequently encountered by new companies competing in rapidly evolving markets.

     These risks include j2 Global's ability to:

     .    Acquire businesses and technologies;

     . Integrate the operations of the companies that it has recently acquired;

     .    Integrate the operations of eFax.com;

     .    Manage growing domestic and international operations;

     .    Create and maintain strategic relationships;

     .    Expand sales and marketing activities;

     .    Expand its customer base and retain key clients;

     .    Introduce new services;

     .    Compete in a highly competitive market;

     .    Upgrade its systems and infrastructure to handle any increases in messaging traffic;

     .    Reduce service interruptions; and

     .    Recruit and retain key personnel.

     If j2 Global is unable to execute its plans and grow its business, either as a result of the risks identified in this section or for any other reason, this failure would have a material adverse effect on its business, prospects, financial condition and results of operations.

j2 Global expects its losses and negative cash flow to continue, which may aversely impact its business and its stockholders

     j2 Global has incurred substantial operating losses, net losses and negative cash flows on both an annual and quarterly basis. For the year ended December 31, 1999, j2 Global had an operating loss of $13.2 million, a net loss attributable to common shares of $19.0 million and negative cash flow from operating activities of $12.1 million. For the six-months ended June 30, 2000, j2 Global had an operating loss of $12.7 million, a net loss attributable to common shares of $11.2 million and negative cash flow from operating activities of $6.2 million. j2 Global expects to continue to incur net losses for the foreseeable future and cannot assure you that it will ever achieve profitability or generate positive cash flow.

j2 Global expects its expenses to increase, and its expenses may exceed its revenues for a significant period, which could delay or prevent altogether its achieving profitability, and harm its stockholders

     j2 Global expects its operating expenses and capital expenditures to increase significantly, especially in the areas of sales and marketing expenses, operating and infrastructure expenses and general and administrative expenses, as it develops and expands its business. As a result, j2 Global will need to increase its revenue significantly and/or reduce expenses to become profitable. In order to grow j2 Global's revenue, it needs to add customers for its services and increase the usage of its services by its customers, thereby increasing the fees and usage charges that it collects. If j2 Global's revenue does not increase as much as it expects or if increases in j2 Global's expenses are in excess of its projections, there could be a material adverse effect on its business, prospects, financial condition and results of operations.

j2 Global may need and be unable to obtain additional funding on satisfactory terms, which could dilute its stockholders or impose burdensome financial restrictions on its business

     If j2 Global's capital requirements or revenue vary materially from its current plans or if unforeseen circumstances occur, j2 Global may require additional financing sooner than it anticipates. This may not be available on a timely basis, in sufficient amounts or on terms acceptable to j2 Global. Recently, a number of Internet companies, including eFax.com, have had difficulty obtaining financing. Any new financing may also dilute existing stockholders. Any debt financing or other financing of securities senior to common stock will likely include financial and other covenants that will restrict j2 Global's flexibility. At a minimum, j2 Global expects these covenants to include restrictions on its ability to pay dividends on its common stock. Any failure to comply with these covenants would have a material adverse effect on j2 Global's business, prospects, financial condition and results of operation.

Further acquisitions could result in dilution, operating difficulties and other harmful consequences

     j2 Global expects to acquire or invest in additional businesses, products, services and technologies that complement or augment its service offerings and customer base. Since January 2000, j2 Global has completed the acquisition of one company (SureTalk.com, Inc.) and certain assets of another company (TimeShift, Inc.) Pursuant to the merger agreement, j2 Global will acquire eFax.com if the transaction is approved by the stockholders of both companies and the conditions to closing are met. To be successful, j2 Global will need to identify suitable acquisition candidates, integrate disparate technologies and corporate cultures and manage a geographically dispersed company. j2 Global cannot assure you that it will be able to do this successfully. Acquisitions could divert attention from other business concerns and could expose j2 Global to unforeseen liabilities. In addition, j2 Global may lose key employees while integrating any new companies. j2 Global expects to pay for some acquisitions by issuing additional common stock, which would dilute current stockholders. j2 Global may also use cash to make acquisitions. It may be necessary for j2 Global to raise additional funds through public or private financings. j2 Global cannot assure you that it will be able to raise additional funds at any particular point in the future or on favorable terms. In addition, j2 Global may be required to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions, which would materially increase operating expenses.

j2 Global will face technical, operational and strategic challenges that may prevent it from successfully integrating SureTalk.com and TimeShift

     Acquisitions involve risks related to the integration and management of acquired technology, operations and personnel. The integration of SureTalk.com, Inc. and TimeShift, Inc. into j2 Global's business has been and will be a complex, time consuming and expensive process and may disrupt its business if not completed in a timely and efficient manner. j2 Global must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices. j2 Global may encounter substantial difficulties, costs and delays involved in integrating the operations of its subsidiaries and businesses, including:

     .    Potential incompatibility of business cultures;

     .    Perceived adverse changes in business focus;

     .    Potential conflicts in advertising or strategic relationships; and

     .    The loss of key employees and diversion of the attention of management from other on-going business concerns.

     Consequently, j2 Global may not be successful in integrating acquired businesses or technologies and may not achieve anticipated revenue and cost benefits. j2 Global also cannot guarantee that these acquisitions will result in sufficient revenues or earnings to justify its investment in, or expenses related to, these acquisitions or that any synergies will develop. If j2 Global fails to execute its acquisition strategy successfully for any reason, its business will suffer significantly.

j2 Global has experienced rapid growth which has placed a strain on resources and its failure to manage growth could cause its business to suffer

     j2 Global has expanded its operations rapidly and intends to continue this expansion. The number of j2 Global employees increased from 68 on December 31, 1998 to over 100 on July 31, 2000. This expansion has placed, and is expected to continue to place, a significant strain on managerial, operational and financial resources. To manage any further growth, j2 Global will need to improve or replace its existing operational, customer service and financial systems, procedures and controls. Any failure to properly manage these systems and procedural transitions could impair j2 Global's ability to attract and service customers, and could cause it to incur higher operating costs and delays in the execution of its business plan. j2 Global will also need to continue the expansion of its operations and employee base. j2 Global's management may not be able to hire, train, retain, motivate and manage required personnel. In addition, j2 Global's management may not be able to successfully identify, manage and exploit existing and potential market opportunities. If j2 Global cannot manage growth effectively, its business and operating results could suffer.

j2 Global may not be able to respond to the rapid technological change of the Internet messaging and communications industry

     The Internet messaging and communications industry is characterized by rapid technological change, changes in user and customer requirements and preferences, and the emergence of new industry standards and practices that could render j2 Global's existing services, proprietary technology and systems obsolete. j2 Global must continually improve the performance, features and reliability of its services, particularly in response to competitive offerings. j2 Global's success depends, in part, on its ability to enhance its existing messaging and communications services and to develop new services, functionality and technology that address the increasingly sophisticated and varied needs of prospective subscribers. If j2 Global does not properly identify the feature preferences of prospective subscribers, or if it fails to deliver features which meet the standards of these subscribers, j2 Global's ability to market its service successfully and to increase revenues could be impaired. The development of proprietary technology and necessary service enhancements entail significant technical and business risks and require substantial expenditures and lead-time. j2 Global may not be able to keep pace with the latest technological developments. j2 Global may also be unable to use new technologies effectively or adapt services to customer requirements or emerging industry standards.

If j2 Global does not successfully address service design risks, its reputation could be damaged and its business and operating results could suffer

     j2 Global must accurately forecast the features and functionality required by target subscribers. In addition, j2 Global must design and implement service enhancements that meet customer requirements in a timely and efficient manner. j2 Global may not successfully determine customer requirements and may be unable to satisfy subscriber demands. Furthermore, j2 Global may not be able to design and implement a service incorporating desired features in a timely and efficient manner. In addition, if any new service j2

Global launches is not favorably received by customers and end-users, its reputation could be damaged. If j2 Global fails to accurately determine customer feature requirements or service enhancements or to market services containing such features or enhancements in a timely and efficient manner, its business and operating results could suffer materially.

j2 Global cannot predict whether it will be successful because its business model is unproven and its market is developing

     j2 Global's business strategy is unproven, and it is too early to reliably gauge market penetration rates for its services. To date, j2 Global has not established a definite demand or a reliable cost to add a subscriber for these services. In addition, there can be no assurance that j2 Global will be successful in the offering of any additional services that it is currently planning. If the demand is lower than anticipated, or the cost to add a subscriber is higher, j2 Global's business, prospects, financial condition and results of operations would be materially and adversely affected.

Other companies are offering free services supported by advertising, which may cause subscribers to become unwilling to pay for j2 Global's services

     Many services provided over the Internet are provided free of charge to attract traffic to the service provider's web site. These free services include free voice-mail, free e-mail and free facsimile-to-e-mail services, which are being offered by other companies in competition with j2 Global's services. The providers of free services attempt to recover their expenses and make a profit by selling advertising based on the traffic generated from users of free services. For example, free voice-mail may require users to listen to taped ads before they can access their messages. j2 Global expects that as these free services become popular with consumers, they will require its subscription services to provide clear incremental benefits over free services to justify paying for its services. In addition, to the extent free services of another provider are used by a potential j2 Global customer, it may be harder for j2 Global to persuade that potential customer to try its services.

j2 Global's failure to achieve or sustain market acceptance at desired pricing levels could impair its ability to achieve profitability or positive cash flow

     The widespread availability of free services, including j2 Global's own, may result in consumers being unwilling to pay for messaging services. Even if customers are willing to pay for these services to avoid the advertising associated with free services, or to obtain the benefits of unified messaging in its complete form, j2 Global expects prices in its industry will continue to fall. Therefore j2 Global may need to reduce prices for its existing and future services. j2 Global cannot predict whether its pricing schedule will prove to be viable, whether demand for its services will materialize at the prices it expects to charge or whether it will be able to sustain adequate future pricing levels as competitors introduce competing services, including free services.

     Customers may be unwilling to pay j2 Global's prices, either because they find free services to be satisfactory, or because they find other paid services to offer better value for the cost involved. The prices for j2 Global's services are in some cases higher than those charged by its competitors. j2 Global's failure to achieve or sustain desired pricing levels would have a material adverse effect on its business, prospects, financial condition and results of operations.

The recent introduction of free fax services may harm j2 Global's business

     In 1999, j2 Global introduced free services. j2 Global expects to generate revenues from its free service customers by selling them additional services for which charges are usage-based. j2 Global will also encourage free service customers to convert to paid subscriptions. j2 Global has a limited track record from which to predict levels of revenue to be achieved from customers who are attracted by its free services. The availability of free services may cause some of j2 Global's paying customers to switch to its free services and discontinue their payments to j2 Global.

     j2 Global introduced its free services principally as a promotional tool, and partially in response to the introductions by competing companies. j2 Global expects the trend for free services will continue in its industry. There can be no assurance that the recent introduction of these competing services will not have a material adverse effect on j2 Global's business, prospects, financial condition and results of operations.

j2 Global's operating results in one or more future periods are likely to fluctuate significantly and may negatively impact its stock price

     j2 Global's annual and quarterly operating results may fluctuate significantly in the future as a result of numerous factors, including:

     .    The rate at which j2 Global is able to add subscriptions and sell additional usage-based services to both free and paid customers of its subscription services;

     .    The amount and timing of expenditures to form strategic relationships, to enhance sales and marketing and to expand j2 Global's infrastructure;

     .    Technical difficulties, system failures or network downtime;

     .    Delays in implementing strategic alliances or loss of strategic alliances; and

     .    Economic and competitive conditions specific to j2 Global's industry.

          As a result, it is likely that in some future periods j2 Global's operating results will be below the expectations of securities analysts and investors. If this happens, the trading price of j2 Global's common stock would likely be materially adversely affected.

If j2 Global fails to expand and adapt its network infrastructure, its business may be harmed

          j2 Global must continue to expand and adapt its network infrastructure, both domestically and internationally, as the number of customers and the volume of messages they wish to transmit increases. The expansion and adaptation of j2 Global's network infrastructure will require substantial financial, operational and management resources, even if the expansion is primarily for its free service offerings. There can be no assurance that j2 Global will be able to expand or adapt its network infrastructure to meet any additional demand on a timely basis, at a commercially reasonable cost or at all.

          In addition, future growth in j2 Global's subscriber base for both free and paid services, together with growth in the subscriber bases of other companies which have recently introduced free facsimile-to-e-mail services and other Internet-dependent services, will increase the demand for available network infrastructure and Internet data transmission capacity. This could lead to insufficient capacity and an inability on j2 Global's part to accommodate its future growth. Insufficient network capacity could lead to a reduction in the reliability of j2 Global's services. Since customers will not tolerate a service hampered by slow delivery times or unreliable service levels, insufficient network capacity could have a material adverse effect on j2 Global's business, prospects, financial condition and results of operations.

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j2 Global's business could suffer if it cannot obtain telephone numbers

     j2 Global's future success will depend upon its ability to procure large quantities of telephone numbers in the United States and foreign countries. j2 Global's ability to procure telephone numbers depends on applicable regulations, the practices of telecommunications carriers that provide telephone numbers and the level of demand for new telephone numbers. Failure to obtain these numbers in a timely and cost-effective manner may prevent j2 Global from entering some foreign markets or hamper its growth in domestic markets, and may have a material adverse effect on j2 Global's business, prospects, financial condition and results of operations.

     j2 Global's ability to procure large quantities of phone numbers will be particularly limited in area codes of large metropolitan areas, and j2 Global may at some point be unable to provide its customers with phone numbers in the most desirable area codes (e.g., 212 in Manhattan and 171 in London) in such areas, having to rely instead on new area codes created for these areas. j2 Global does not allow customers of its free services to choose the area code for the phone number it provides, and to some extent this makes its free services less attractive, particularly in comparison to its subscription services, or subscription services provided by others where the customer may select an area code.

     In addition, future growth in j2 Global's subscriber base for both free and paid services, together with growth in the subscriber bases of providers of free fax to e-mail services, will increase the demand for large quantities of telephone numbers, which could lead to insufficient capacity and an inability on j2 Global's part to acquire the necessary phone numbers to accommodate its future growth.

Any failure of the Internet as a message transmission medium could harm j2 Global's business

     j2 Global's future success will depend upon its ability to route its customers' traffic through the Internet and through other data transmission media. For j2 Global's services, other data transmission media include fiber optic or copper lines owned and operated by third parties, with portions of the capacity on these media being dedicated for its use. j2 Global's success is largely dependent upon the viability of the Internet as a medium for the transmission of documents. j2 Global also depends on the continued operation of a user's e-mail system. To date, j2 Global has transmitted a limited amount of customer traffic. There can be no assurance that these will prove to be viable communications media, that document transmission will be reliable or that capacity constraints which inhibit efficient document transmission will not develop.

     j2 Global accesses the Internet and other data transmission media through dedicated or shared connections to third party service providers. In many cases, j2 Global pays fixed monthly fees for Internet and other access, regardless of its usage or the volume of its customers' traffic. There can be no assurance that the current pricing structure for access to and use of these media will not change unfavorably and, if the pricing structure changes unfavorably, j2 Global's business, prospects, financial condition and results of operations could be materially and adversely affected.

If the Internet stops growing, our business will suffer

     j2 Global's future success is substantially dependent upon continued growth in the use of the Internet in order to support the sale of its services. There can be no assurance that the number of Internet users will continue to grow. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced services are subject to a high level of uncertainty. The Internet may not prove to be a viable avenue to transmit communications for a number of reasons, including lack of acceptable security technologies, lack of access and ease of use, traffic congestion, inconsistent quality or speed of service, potentially inadequate development of the necessary infrastructure, excessive

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

governmental regulation, uncertainty regarding intellectual property ownership or lack of timely development and commercialization of performance improvements, including high-speed modems.

The market may not switch to j2 Global's services due to concerns about the reliability of Internet communications, which may significantly impair its business and prevent the execution of its business plan

     j2 Global's ability to route existing customers' traffic through the Internet and to sell its services to new customers may be inhibited by, among other factors, the reluctance of some customers to switch from traditional fax delivery to delivery over the Internet, and by widespread concerns over the adequacy of security in the exchange of information over the Internet. Additionally, there may be delays in any transmission over the Internet which may result in j2 Global's service being regarded as less timely than a traditional fax delivery. If j2 Global's existing and potential customers do not accept delivery through the Internet as a means of sending and receiving documents via fax, its business, prospects, financial condition and results of operations would be materially and adversely affected.

     In addition, j2 Global faces similar risks regarding the market acceptance of the delivery of customers' voice-mail messages and "real time" voice communications over the Internet. As a result, j2 Global's business, prospects, financial condition and results of operations may be materially and adversely affected.

j2 Global's business may be constrained because it supports a limited number of operating system platforms

     j2 Global's services can be utilized only by those users whose computers are run by Windows 3.1, Windows 95, Windows 98, Windows NT, Macintosh and UNIX operating systems. Since there are other operating system platforms, j2 Global cannot provide its services to all potential customers for its services. To the extent other operating systems proliferate in the future, j2 Global's ability to attract new customers and keep existing customers could be significantly impaired.

The market in which j2 Global operates is highly competitive, and it may be unable to compete successfully against new entrants and established industry competitors with significantly greater financial resources

     Competition in the converging Internet and telecommunications industries is becoming increasingly intense. j2 Global faces competition for its services from, among others, voice-mail providers, fax providers, paging companies, Internet service providers, e-mail providers and telephone companies.

     The recent trend of competitors of j2 Global providing free services has increased these competitive pressures. j2 Global has responded to this trend by introducing its own free services. Competitive pressures may impair j2 Global's ability to achieve profitability. The increased competition may also make it more difficult for j2 Global to successfully enter into strategic relationships with major companies, particularly if its goal is to have an exclusive relationship with a particular company.

     j2 Global competes against other companies that provide one or more of the services that it does. In addition, these competitors may add services to their offerings to provide unified messaging services comparable to j2 Global's. Future competition could come from a variety of companies both in the Internet industry and the telecommunications industry, which could include some of j2 Global's strategic alliances. These industries include major companies which have much greater resources than j2 Global does, have been in operation for many years and have large subscriber bases. These companies may be able to develop and expand their communications and network infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily and devote greater resources to the marketing and sale of their products and services than j2 Global can. There can be no assurance that additional competitors will not enter markets that j2 Global plans to serve or that it will be able to compete effectively.

j2 Global may have difficulty in retaining its customers, which may prevent its long term success

     j2 Global's sales and marketing and other costs of acquiring new subscriptions are substantial relative to the monthly fees derived from subscriptions. Accordingly, j2 Global believes that its long term success depends largely on its ability to retain its existing customers while continuing to attract new ones. j2 Global continues to invest significant resources in its network infrastructure and customer and technical support capabilities to provide high levels of customer service. j2 Global cannot be certain that these investments will maintain or improve customer retention. j2 Global believes that intense competition from its competitors, some of which offer free service or other enticements for new subscriptions, has caused, and may continue to cause, some of its customers to switch to its competitors' services. In addition, some new customers use the Internet only as a novelty and do not become consistent users of Internet services and, therefore, may be more likely to discontinue their service. These factors adversely affect j2 Global's customer retention rates. Any decline in customer retention rates could have a material adverse effect on j2 Global's business, prospects, financial condition and results of operations.

The messaging and communications industry is undergoing rapid technological changes and new technologies may be superior to the technologies j2 Global uses

     The messaging and communications industry is subject to rapid and significant technological change. j2 Global cannot predict the effect of technological changes on its business. Additionally, widely accepted standards have not yet developed for the technologies j2 Global uses.

     j2 Global expects that new services and technologies will emerge in the market in which it competes. These new services and technologies may be superior to the services and technologies that j2 Global uses or these new services may render its services and technologies obsolete. In addition, these services and technologies may not be compatible or operate in a manner sufficient for j2 Global to execute its business plan, which could have a material adverse effect on its business, prospects, financial condition and results of operations.

A system failure or breach of network security could delay or interrupt service to j2 Global's customers

     j2 Global's operations are dependent on its ability to protect its network from interruption by damage from fire, earthquake, power loss, telecommunications failure, unauthorized entry, computer viruses or other events beyond its control. There can be no assurance that j2 Global's existing and planned precautions of backup systems, regular data backups and other procedures will be adequate to prevent significant damage, system failure or data loss.

     Despite the implementation of security measures, j2 Global's infrastructure may also be vulnerable to computer viruses, hackers or similar disruptive problems caused by its customers or other Internet users. Persistent problems continue to affect public and private data networks, including computer break-ins and the misappropriation of confidential information. Computer break-ins and other disruptions may jeopardize the security of information stored in and transmitted through the computer systems of the individuals and businesses utilizing j2 Global's services, which may result in significant liability to j2 Global and also may deter current and potential customers from using its services. Any damage, failure or security breach that causes interruptions or data loss in j2 Global's operations or in the computer systems of its customers could have a material adverse effect on its business, prospects, financial condition and results of operations.

j2 Global's software may have defects and j2 Global may encounter development delays

     Software-based services and equipment, such as j2 Global's services, may contain undetected errors or failures when introduced or when new versions are released. There can be no assurance that, despite testing by j2 Global and by current and potential customers, errors will not be found in its software after commercial release, or that it will not experience development delays, resulting in delays in market acceptance, any of which could have a material adverse effect on its business, prospects, financial condition and results of operations.

j2 Global depends on third parties to market its services, and the failure by these third parties to market its services may hinder its marketing efforts

     Currently, j2 Global relies on third parties, including e-mail providers, Internet service providers, online service providers and telecommunications companies as a means of marketing its services. j2 Global is also in the early stages of marketing its services through systems integrators. Systems integrators are businesses that bundle j2 Global's services with services of other companies to be sold as a convenient package of services to the customer. In the event of any prolonged technical problems or failures experienced by these third parties or the termination of these marketing agreements, j2 Global's marketing capabilities would be significantly hindered, which could have a detrimental effect on its business, prospects, financial condition or results of operations. For example, j2 Global's failure to achieve technical integration with America Online's e-mail system resulted in a renegotiation of its agreement with America Online and a suspension of its advertising on America Online from late 1998 through 2000. This resulted in a reduction in j2 Global's America Online subscribers, from over 4,000 net additions in 1998 to an approximately 1,400 net reduction in 1999.

     Many of these relationships are terminable at will or upon short notice. Furthermore, none of j2 Global's relationships with these third parties includes long term contractual commitments to continue the relationship, and many of these relationships are in the early stages of development. Because many of j2 Global's strategic allies view unified messaging as important to their future, they may elect to directly compete with j2 Global in the provision of unified messaging services.

     In addition, j2 Global's success in developing an international customer base depends on the formation of alliances with foreign companies and their ability to successfully market its services. In any relationship with a third party, particularly internationally, there may be difficulties in integrating or coordinating j2 Global's services and systems with those of the other party. The failure to form and maintain these strategic alliances or the failure of these companies to successfully develop and sustain a market for j2 Global's services could have a material adverse effect on its business, prospects, financial condition and results of operations.

j2 Global's success depends on its retention of its executive officers and its ability to hire and retain additional key personnel

     j2 Global's success depends on the skills, experience and performance of senior management and other key personnel, many of whom have worked together for only a short period of time. For example, j2 Global's President and Chief Executive Officer and Chief Technology Officer have joined j2 Global since the beginning of 2000.

     The loss of the services of one or more of j2 Global's executive officers or other key employees could have a material adverse effect on its business, prospects, financial condition and results of operations. j2 Global's future success also depends on its continuing ability to attract and retain highly qualified technical, sales and managerial personnel. Competition for these personnel is intense, and there can be no assurance that j2 Global can retain its key employees or that it can attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future.

j2 Global's international operations are exposed to regulatory, management, credit card, currency and other risks that may prevent j2 Global from being successful in international markets

     At the end of 1999, foreign telephone numbers represented a significant portion of j2 Global's total telephone numbers. These foreign numbers were sold through j2 Global's U.S. web site. j2 Global intends to continue to expand into international markets and to spend significant financial and managerial resources to do so. If revenues from international operations do not exceed the expense of establishing and maintaining these operations, j2 Global's business, financial condition and operating results will suffer. At present, j2 Global has international operations in Australia, Canada, Finland, France, Germany, Ireland, Italy, Japan, the Netherlands, New Zealand, Switzerland and the United Kingdom. j2 Global has limited experience in international operations and may not be able to compete effectively in international markets. International sales are subject to inherent risks, including:

     .    Unexpected changes in regulatory requirements and tariffs;

     .    A more complex process to acquire telephone numbers;

     .    Difficulties in staffing and managing foreign operations;

     .    The possibility of subsidization of j2 Global's competitors and the nationalization of business;

     .    Longer payment cycles and greater difficulty in accounts receivable collection;

     .    Differing technology standards;

     .    Potentially adverse tax consequences;

     .    Imposition of currency exchange controls; and

     .    Greater exposure to credit card fraud due to weaker forms of verification when compared to domestic credit card controls.

     To the extent the services j2 Global sells are priced and paid for in foreign currencies, gains and losses on the conversion into U.S. dollars of receivables and payables arising from international operations could in the future contribute to fluctuations in its results of operations. Additionally, fluctuations in exchange rates could adversely affect demand for j2 Global's services and have a material adverse effect on its business, prospects, financial condition and results of operations.

The price of j2 Global common stock may decline due to shares eligible for future sale

     As of August 22, 2000, j2 Global had approximately 36.1 million shares of common stock outstanding. Most of these shares are available for sale, subject to compliance with Rule 144 in certain cases. Sales of a substantial number of shares of common stock in the public market could cause the market price of j2 Global common stock to decline. Assuming, for example only, an exchange ratio of
0.281 then, immediately after the merger, approximately 49.1 million shares of j2 Global common stock or shares of j2 Global common stock which can be acquired upon the exercise of warrants exerciseable at $0.01 per share issued by j2 Global in the merger will be eligible for resale either without registration or under registration statements that j2 Global has filed or will file to meet its registration rights obligations.

Anti-takeover provisions could negatively impact j2 Global's stockholders

     Provisions of Delaware law and of j2 Global's certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of j2 Global. For example, j2 Global is subject to Section 203 of the Delaware General Corporation Law which would make it more difficult for another party to acquire j2 Global without the approval of j2 Global's board of directors. Additionally, j2 Global's certificate of incorporation authorizes its board of directors to issue preferred stock without requiring any stockholder approval, and preferred stock could be issued as a defensive measure in response to a takeover proposal. These provisions could make it more difficult for a third party to acquire j2 Global even if an acquisition might be in the best interest of its stockholders.

j2 Global's stock price may be volatile or may decline

     j2 Global's stock price and trading volumes have been highly volatile since its initial public offering on July 23, 1999. j2 Global expects that this volatility will continue in the future due to factors such as:

     .    Assessments of j2 Global's progress in adding paid subscriptions or free customers, and comparisons of its results in these areas versus its competitors;

     .    Variations between j2 Global's actual results and analyst and investor expectations;

     .    New service or technology announcements by j2 Global or others, and regulatory or competitive developments affecting its markets;

     .    Investor perceptions of j2 Global and comparable public companies;

     .    Conditions and trends in the communications, messaging and Internet related industries;

     .    Announcements of technological innovations and acquisitions;

     .    Introduction of new services by j2 Global or its competitors;

     .    Developments with respect to intellectual property rights;

     .    Conditions and trends in the Internet and other technology industries;
and

     .    General market conditions.

     In addition, the stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the common stocks of technology companies, particularly Internet companies. These broad market fluctuations may result in a material decline in the market price of j2 Global's common stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. j2 Global may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could have a material adverse effect on j2 Global's business and operating results.

j2 Global may have liability for Internet content and it may not have adequate liability insurance

     As a provider of messaging and communications services, j2 Global faces potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials transmitted via its services. j2 Global does not and cannot screen all of the content generated by its users, and it could be exposed to liability with respect to this content. Furthermore, some foreign governments, such as Germany, have enforced laws and regulations related to content distributed over the Internet that are more strict than those currently in place in the United States. Although j2 Global carries general liability and umbrella liability insurance, its insurance may not cover claims of these types or may not be adequate to indemnify it for all liability that may be imposed. There is a risk that a single claim or multiple claims, if successfully asserted against j2 Global, could exceed the total of its coverage limits. There is also a risk that a single claim or multiple claims asserted against j2 Global may not qualify for coverage under its insurance policies as a result of coverage exclusions that are contained within these policies. Should either of these risks occur, capital contributed by j2 Global's stockholders may need to be used to settle claims. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could have a material adverse effect on j2 Global's reputation and business and operating results, or could result in the imposition of criminal penalties.

Inadequate intellectual property protections could prevent j2 Global from enforcing or defending its proprietary technology

     j2 Global's success depends to a significant degree upon its proprietary technology. j2 Global relies on a combination of trademark, trade secret and copyright law and contractual restrictions to protect its proprietary technology. However, these measures provide only limited protection, and j2 Global may not be able to detect unauthorized use or take appropriate steps to enforce its intellectual property rights, particularly in foreign countries where the laws may not protect its proprietary rights as fully as in the United States. In addition, j2 Global may face challenges to the validity and enforceability of its proprietary rights and may not prevail in any litigation regarding those rights. Companies in the messaging industry have experienced substantial litigation regarding intellectual property. Any litigation to enforce j2 Global's intellectual property rights would be expensive and time-consuming, would divert management resources and may not be adequate to protect its business.

j2 Global may be found to have infringed the intellectual property rights of others which could expose it to substantial damages or restrict its operations

     j2 Global could be subject to claims that it has infringed the intellectual property rights of others. In addition, j2 Global may be required to indemnify its resellers and users for similar claims made against them. Any claims against j2 Global could require it to spend significant time and money in litigation, pay damages, develop new intellectual property or acquire licenses to intellectual property that is the subject of the infringement claims. These licenses, if required, may not be available at all or on acceptable terms. As a result, intellectual property claims against j2 Global could have a material adverse effect on its business, prospects, financial conditions and results of operations. For example, on October 28, 1999, AudioFAX IP LLC filed a lawsuit against j2 Global asserting infringement upon the ownership of certain United States and Canadian patents. See "Information About j2 Global--Business--Legal Proceedings" beginning on page __ for additional discussion.

j2 Global's services may become subject to burdensome telecommunications regulation which could increase its costs or restrict its service offerings

     j2 Global provides its services through data transmissions over public telephone lines and other facilities provided by telecommunications companies. These transmissions are subject to regulation by the Federal Communications Commission, state public utility commissions and foreign governmental authorities. These regulations affect the prices j2 Global pays for transmission services, the competition it faces from telecommunications services and other aspects of its market.

     As an Internet messaging services provider, j2 Global is not subject to direct regulation by the FCC. However, as Internet services and telecommunications services converge and as the services j2 Global offers expand, there may be increased regulation of its business. Therefore, in the future, j2 Global may become subject to FCC or other regulatory agency regulation. Changes in the regulatory environment could decrease j2 Global's revenues, increase its costs and restrict its service offerings.

If regulation of the Internet increases, j2 Global's business may be adversely affected

     There have been various regulations and court cases relating to the liability of Internet service providers and other online service providers for information carried on or through their services or equipment, including in the areas of copyright, indecency, obscenity, defamation and fraud. For example, federal and state statutes prohibit the online distribution of obscene materials. The law in this area is unsettled, and there may be new legislation and court decisions that expose companies such as j2 Global to liabilities or affect their services.

     Additional laws and regulations may be adopted with respect to the Internet, covering issues such as support payments to fund Internet availability, content, user privacy, pricing, libel, obscene material, indecency, gambling, intellectual property protection and infringement and technology export and other controls. Other federal Internet-related legislation has been introduced which may limit commerce and discourse on the Internet.

     Because j2 Global's services relate principally to the Internet, but convert voice and fax transmissions into e-mails, j2 Global is necessarily exposed to legal or regulatory developments affecting either Internet services or telecommunications services. Regulatory developments could cause j2 Global's business, prospects, financial condition and results of operations to be materially adversely affected.

j2 Global could be required to register as an investment company and become subject to substantial regulation that would interfere with its ability to conduct its business

     As of June 30, 2000, j2 Global had significant cash and cash equivalents, short term investments and long term investments representing proceeds from its July 23, 1999 initial public offering. j2 Global invests such cash in short and long term instruments consistent with prudent cash management and not primarily for the purpose of achieving investment returns. Investment in securities primarily for the purpose of achieving investment returns could result in j2 Global being treated as an "investment company" under the Investment Company Act of 1940. In addition, the Investment Company Act requires the registration of companies that are primarily in the business of investing, reinvesting or trading securities or that fail to meet certain statistical tests regarding their composition of assets and sources of income even though they consider themselves not to be primarily engaged in investing, reinvesting or trading securities.

     If j2 Global is required to register as an investment company pursuant to the Investment Company Act, it would become subject to substantial regulation with respect to its capital structure, management, operations, transactions with affiliated persons and other matters. Application of the provisions of the Investment Company Act to j2 Global would materially and adversely affect its business, prospects, financial condition and results of operations.

j2 Global's principal stockholders and management own a significant percentage of its stock and will be able to exercise significant influence

     After the merger, j2 Global's executive officers and directors and principal stockholders together will beneficially own approximately 45% of its common stock, including shares subject to options and warrants that confer beneficial ownership of the underlying shares. Accordingly, these stockholders will continue to have significant influence over j2 Global's affairs. This concentration of ownership could have the effect of delaying or preventing a change in control of j2 Global or otherwise discouraging a potential acquirer from attempting to obtain control of j2 Global, which in turn could have a material and adverse effect on the market price of the common stock or prevent j2 Global's stockholders from realizing a premium over the market prices for their shares of common stock.

j2 Global may have a contingent liability arising out of a possible violation of
Section 5 of the Securities Act of 1933 in connection with e-mails sent to subscribers

     As part of a reserved share program in connection with j2 Global's July 23, 1999 initial public offering, j2 Global reserved up to 300,000 shares at the initial public offering price for offering to up to 3,000 U.S. residents who were randomly selected from the pool of j2 Global subscribers as of June 30, 1999. On or about July 6, 1999 j2 Global sent e-mails to approximately 150,000 of its subscribers informing them of this program and briefly explaining the procedures to be followed. On or about July 9, 1999 j2 Global sent e-mails to the 3,000 subscribers who had been randomly selected, explaining the procedures in greater detail, and indicating that these subscribers would have the opportunity to purchase shares through this subscriber program. As of the applicable deadline, 181 of j2 Global's subscribers had opened an account in accordance with the procedures and indicated an interest, so as to qualify for this reservation. No further subscribers were accepted in this reservation, which therefore was reduced to a maximum of 18,100 shares. j2 Global may have a contingent liability arising out of a possible violation of Section 5 of the Securities Act of 1933 in connection with the e-mails sent to the approximately 150,000 subscribers and later to the 3,000 subscribers selected under this program. Any liability would depend upon the number of shares purchased by the recipients of such e-mails. If any such liability is asserted, j2 Global intends to contest the matter vigorously. j2 Global does not believe that any such liability would be material to its financial condition.

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

           Cautionary Statement Regarding Forward-Looking Statements

     This proxy statement/prospectus, including the information incorporated by reference, contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of each of j2 Global and eFax.com. These statements may be made directly in this proxy statement/prospectus referring to j2 Global or eFax.com, or may be incorporated in this proxy statement/prospectus by reference to other documents and may include statements regarding the projected performance of j2 Global and eFax.com for the period following the completion of the merger. Statements in this proxy statement/prospectus that are not historical facts are identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar words or expressions. These forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following possibilities:

     .    Combining the businesses of j2 Global and eFax.com may cost more than we expect;

     .    The timing of the completion of the proposed merger and new operations may be delayed or prohibited;

     .    General economic conditions or conditions in securities markets may be less favorable than j2 Global currently anticipates;

     .    Expected cost savings from the merger may not be fully realized or realized within the expected time frame;

     .    Integrating the businesses of j2 Global and eFax.com and retaining key personnel may be more difficult than j2 Global expects;

     .    Contingencies may arise of which j2 Global is not aware or of which j2
Global underestimated the significance;

     .    j2 Global's revenues after the merger may be lower than j2 Global expects;

     .    j2 Global may lose more business or customers after the merger than j2
Global expects; or

     .    j2 Global's operating costs may be higher than j2 Global expects.

     Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. j2 Global and eFax.com stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement/prospectus or as of the date of any document incorporated by reference.

     All subsequent written and oral forward-looking statements attributable to j2 Global or eFax.com or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither j2 Global nor eFax.com undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

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

                          THE j2 Global ANNUAL MEETING

General

     The j2 Global board of directors is providing this proxy statement/prospectus to j2 Global stockholders in connection with the solicitation of proxies for use at the annual meeting of j2 Global stockholders and at any adjournment(s) or postponement(s) of the meeting. The annual meeting is scheduled to be held at the Hollywood Roosevelt Hotel, 7000 Hollywood Boulevard, Los Angeles, California 90028, on ________, 2000 at 10:00 a.m., local time.

     The purpose of the j2 Global annual meeting is to consider and vote on:

     1. The issuance of shares of j2 Global common stock pursuant to the terms of the merger agreement;

     2. The amendment to the j2 Global certificate of incorporation to change the corporate name from JFAX.COM, Inc. to j2 Global Communications, Inc.;

     3. The election of eight directors to serve on the board of j2 Global for the ensuing year;

     4. An amendment to the j2 Global 1997 Stock Option Plan to increase the amount of shares subject to the plan by 3,625,000 to 8,000,000;

     5. The ratification of the selection of KPMG LLP as independent auditors for j2 Global; and

     6. Such other business as may properly come before the j2 Global annual meeting.

Record Date and Outstanding Shares

          The j2 Global board has fixed the close of business on ______, 2000 as the record date for determining which j2 Global stockholders are entitled to receive notice of and vote at the annual meeting At the record date, ____________ shares of j2 Global common stock were outstanding. We were aware of the following beneficial owners of more than 5% of j2 Global common stock as of the record date:

Name and Address                                                 Number of               Percentage
----------------
                                                                  Shares                  of Class
                                                                  ------                  --------
Richard S. Ressler                                             13,273,073/(1)/             36.43%
         c/o Orchard Capital Corporation
         6922 Hollywood Boulevard, 9th Floor
         Los Angeles, CA 90028
Boardrush Media LLC                                             3,030,820                  8.39%
         972 Putney Road, Suite 299
         Brattleboro, VT 05301
Pecks Management Partners Ltd.                                 2,676,488/(2)/              7.32%
         One Rockefeller Plaza
         New York, NY 10020

-------------------

(1) Consists of 12,574,515 shares of stock owned by Orchard/JFAX Investors, LLC, 390,244 shares of stock owned by The Ressler Family Foundation, and 308,314 shares of stock which Orchard/JFAX Investors may purchase pursuant to warrants which are exercisable in full at this time. Mr. Ressler is the manager of Orchard/JFAX Investors and a trustee of the The Ressler

         Family Foundation, but has disclaimed beneficial ownership of any shares of stock in which he has no pecuniary interest.

(2)      Consists of:

               .    1,391,084 shares of common stock and vested warrants to
     acquire 295,625 shares of j2 Global common stock held by Delaware State Employees Retirement Fund;

               .    382,979 shares of common stock and vested warrants to
     acquire 81,250 shares of j2 Global common stock held by ICI American Holdings, Inc. Defined Benefit Plan;

               .    257,070 shares of common stock and vested warrants to
     acquire 54,375 shares of j2 Global common stock held by Zeneca Holdings Inc. Defined Benefit Plan; and

               .    176,565 shares of common stock and vested warrants to
     acquire 37,500 shares of j2 Global common stock held by the JW McConnell Family Foundation.

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of j2 Global common stock is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes (as described below) will be counted solely for purposes of determining whether a quorum exists. Under the applicable rules of the National Association of Securities Dealers, Inc., without the instruction of the beneficial stockholders, brokers or members who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote those shares with respect to the approval of the matters to be considered at the j2 Global annual meeting other than the approval of KPMG LLP and the election of directors. Broker non-votes represent shares counted toward a quorum at the annual meeting, but brokers or members who hold shares in street name for customers and who have not received voting instructions from the beneficial owners are not permitted to vote the shares without the beneficial holders' instructions. Abstentions and broker non-votes will not be deemed to be cast either "FOR" or "AGAINST" any of the matters to be voted upon at the j2 Global annual meeting.

Revocability of Proxies

     Any j2 Global proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to j2 Global before the annual meeting a written notice of revocation or a duly executed proxy bearing a later date, by changing your vote by telephone or Internet or by attending the annual meeting and voting in person.

     All written notices of revocation and other communications with respect to the revocation of j2 Global proxies should be addressed to j2 Global, 6922 Hollywood Boulevard, Suite 900, Hollywood, California, 90028, Attention:
Secretary. A stockholder whose shares are held in street name should follow the instructions of his or her broker regarding revocation of proxies. A j2 Global proxy appointment will not be revoked by the death or incapacity of the stockholder executing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with the secretary of j2 Global or other person responsible for tabulating votes on behalf of j2 Global.

     j2 Global stockholders should not send j2 Global common stock certificates with their j2 Global proxy cards. j2 Global stock certificates will not be exchanged in the merger.

Voting and Solicitation

     On all matters, each share of j2 Global common stock has one vote. In the case of the election of directors, each stockholder is entitled to one vote for each of the eight directorships to be filled at the meeting.

     This proxy statement/prospectus is accompanied by a form of proxy for use at the j2 Global annual meeting. Holders of record of j2 Global common stock on the record date may submit their proxies either by telephoning the toll-free number included on the enclosed proxy card, by Internet in accordance with the instructions included on the enclosed proxy card or by returning a properly signed proxy card in the enclosed postage-paid envelope. When you use the telephone or Internet systems, the selected system will verify that you are a stockholder through the use of a unique control number that is assigned to you. The telephone and Internet systems allow you to instruct the proxies how to vote your shares and to confirm that your instructions have been properly recorded. Beneficial owners of common shares of j2 Global that hold their shares through brokers, banks or other nominees will receive voting instructions from their nominee which must be followed in order to vote their shares. If you complete the enclosed proxy card and return it in time or vote by telephone or Internet, your proxy holder will vote your shares according to the instructions indicated on the proxy. Except for broker non-votes, if no instructions are indicated, such proxies will be voted "FOR" approval of each of proposals one through five set forth in this proxy statement/prospectus and, as determined by a majority of the j2 Global board, as to any other matter that may come before the j2 Global annual meeting. Those other matters may include, among other things, a motion to adjourn or postpone the j2 Global annual meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise. No proxy with instructions to vote against any of the proposals, however, will be voted in favor of any adjournment or postponement of the j2 Global annual meeting.

     The cost of soliciting j2 Global proxies will be borne by j2 Global. j2 Global may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of j2 Global's directors, officers and regular employees, without additional compensation, personally or by telephone, telegram or e-mail.

Proposal 1 -- Issuance of Shares in Merger

     At the annual meeting, j2 Global stockholders are being asked to approve the issuance of shares of j2 Global common stock in the merger. A vote for this proposal will be a vote to approve the issuance of j2 Global common stock to be issued at the time of the merger and j2 Global common stock that, pursuant to the merger agreement, may be issued at a later date, including the shares of j2 Global common stock for which the warrants to be issued to eFax.com's preferred stockholders as merger consideration are exercisable. Please see "The Merger" beginning on page ____ for a discussion of this proposal. Approval of this proposal requires the affirmative vote of the holders of a majority of all shares of j2 Global common stock casting votes, provided that the total vote cast represents more than 50% in interest of all common stock of j2 Global entitled to vote.

     THE j2 GLOBAL BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1,
                       ISSUANCE OF SHARES IN THE MERGER.

Proposal 2 -- Amendment to j2 Global Certificate of Incorporation

     General

       At the annual meeting, j2 Global stockholders are being asked to approve an amendment to the j2 Global certificate of incorporation that will change the corporate name from "JFAX.COM, Inc." to "j2 Global Communications, Inc." JFAX.COM has already begun using j2 Global Communications, Inc. as a trade name. In the judgment of the j2 Global board of directors, the change of the corporate name better reflects j2 Global's evolution from an Internet-based faxing and voice-mail business to a global, real-time communications and messaging business using a combination of traditional telephony, Internet and other advanced transmission networks and methods. j2 Global also believes the name change will enable it to better create brand identity of its services. If the proposed name change is adopted, j2 Global intends to continue to use the name j2 Global Communications, Inc. in its communications with stockholders and the investment community and j2 Global's common stock will continue to trade under the symbol "JCOM" on The Nasdaq National Market.

       If approved by the j2 Global stockholders, the amendment to the certificate of incorporation will become effective upon the filing of a certificate of amendment to the certificate of incorporation with the Secretary of State of the State of Delaware, which filing is expected to take place shortly after the annual meeting.

     Vote Required

       Approval of the amendment to the j2 Global's certificate of incorporation requires the affirmative vote of the holders of a majority of the outstanding j2 Global common stock, which are entitled to vote at the j2 Global annual meeting.

 THE j2 GLOBAL BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2, AMENDMENT TO j2 GLOBAL'S CERTIFICATE OF INCORPORATION TO CHANGE THE CORPORATE NAME FROM JFAX.COM, INC. TO j2 GLOBAL COMMUNICATIONS, INC.

Proposal 3 -- Election of Directors

     General

       A board of eight directors is to be elected at the j2 Global annual meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for j2 Global's eight nominees named below, each of whom, except for Steven J. Hamerslag and Douglas Y. Bech, is currently a director of j2 Global. In the event that any nominee of j2 Global is unable or declines to serve as a director at the time of the annual meeting, neither of which events is expected, the proxies will be voted for such nominee as shall be designated by the current j2 Global board of directors to fill the vacancy.

     Vote Required

       Each share of j2 Global common stock may vote for up to eight director-nominees. Votes may not be cumulated. If a quorum is present, the eight nominees receiving the highest number of votes will be elected to the j2 Global board of directors, whether or not such number of votes for any individual represents a majority of the votes cast.

     The term of office of each person elected as a director will continue until the next j2 Global annual meeting or until his or her successor has been elected and qualified.

     THE j2 GLOBAL BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE
                            NOMINEES LISTED BELOW.

     Nominees

       The names of the nominees, their ages at the record date and certain other information about them are set forth below:

                                                                                                           Director
                                                                                                           --------
Name                         Age                   Principal Occupation                                      Since
----                         ---                   --------------------                                      -----
Richard S. Ressler            42       President, Orchard Capital Corporation                                1997
John F. Rieley                55       Co-Founder and Vice-Chairman, j2 Global Communications, Inc.          1995
Michael P. Schulhof           57       Private Investor                                                      1997
Zohar Loshitzer               43       Chief Information Officer, j2 Global Communications, Inc.             1997
Robert J. Cresci              56       Managing Director of Pecks Management Partners Ltd.                   1998
R. Scott Turicchi             36       Executive Vice President, Corporate Development                       1998
Steven J. Hamerslag           44       President and CEO, j2 Global Communications, Inc.                      --
Douglas Y. Bech               55       Chairman and CEO of Raintree Resorts International, Inc.               --

     There is no family relationship between any director of j2 Global and any executive officers of j2 Global.

     Douglas Y. Bech is being nominated for election as a director of j2 Global in the capacity as the representative of eFax.com. If, for any reason, the merger fails to occur, Mr. Bech has indicated his intention to resign from the board of directors of j2 Global. If Mr. Bech is elected and then resigns from the Board, the board will consist of seven persons unless Mr. Bech is replaced by the remaining members of the board.

     Richard S. Ressler has been Chairman of the Board and a director since 1997. He is the managing member of Orchard/JFAX Investors, LLC, one of j2 Global's principal stockholders. He was the chief executive officer of j2 Global from March 1997 until January 2000. Mr. Ressler is a co-founder and principal of CIM Group, LLC, a real estate investment, development and management company. He has been a principal of CIM Group since 1994. Mr. Ressler has been the Chairman of the Board of MAI Systems Corporation, a software and network computing company, since 1995. He served as MAI's chief executive officer from 1995 to 1997. Since March 2000, Mr. Ressler has been Chairman of the Board of Express One International, Inc., an ACMI (aircraft, crew, maintenance and insurance) operator of cargo aircraft. Mr. Ressler is the founder and president of Orchard Capital Corporation, a firm which provides investment capital and advice to companies in which Orchard Capital or its affiliates have made investments. Mr. Ressler has been a principal of Orchard Capital since 1994.

     John F. Rieley is a co-founder and has been a director of j2 Global since 1995. From December 1995 when j2 Global was founded until March 1997, he held various offices with j2 Global. After March 1997, he has provided consulting services to j2 Global under an agreement between j2 Global and Boardrush Media LLC, one of j2 Global's principal stockholders. He has managed, marketed and consulted on other projects in the media field, the airline industry and in public affairs.

     Michael P. Schulhof has been a director of j2 Global since 1997. Mr. Schulhof is a private investor in the media, communications and entertainment industry. From 1993 to 1996, he was president and chief executive officer of Sony Corporation of America. Mr. Schulhof is a trustee of Brandeis University, the Lincoln Center for the Performing Arts, New York University Medical Center and the Brookings Institution. He is a member of the Council on Foreign Relations and the Investment and Services Policy Advisory Committee to the U.S. Trade Representative. Mr. Schulhof is a director of SportsLine, USA, Inc., an Internet-based sports media company.

     Robert J. Cresci has been a director of j2 Global since 1998. Mr. Cresci has been a managing director of Pecks Management Partners Ltd., an investment management firm, since 1990. Mr. Cresci currently serves on the boards of Sepracor, Inc., Aviva Petroleum Ltd., Film Roman, Inc., Quest Education Corporation, Castle Dental Centers, Inc., Candlewood Hotel Co., Inc., SeraCare, Inc., E-Stamp Corporation, and several private companies.

     Zohar Loshitar has been j2 Global's Chief Information Officer and a director of j2 Global since 1997. Since 1995, he has been a managing director of Orchard Telecom, Inc., a telecommunications consulting company. From 1987 to 1995, Mr. Loshitzer was the general manager and part owner of Life Alert, a nationwide emergency response service. Mr. Loshitzer has been a director of MAI Systems Corporation since 1998.

     R. Scott Turicchi has been j2 Global's Executive Vice President, Corporate Development, since March 2000. He has also been director of j2 Global since 1998. From 1990 to 2000, Mr. Turicchi was a managing director in Donaldson, Lufkin & Jenrette Securities Corporation's investment banking department. At DLJ, he was responsible for corporate finance activities, including public equity offerings, high grade and high yield debt offerings, private equity placements and mergers and acquisitions advisory services.

     Steven J. Hamerslag has been j2 Global's Chief Executive Officer and President since January 2000. Previously, since July 1999, he had been chief executive officer of SureTalk.com, Inc., a closely held Internet-based messaging and communications company which j2 Global acquired on January 26, 2000. Prior to joining SureTalk, Mr. Hamerslag was vice chairman, until May 1998, and prior to that chief executive officer, until April 1996, of MTI Technology, Inc., a leading international provider of data storage management products and services.

     Douglas Y. Bech has served as a director of eFax.com since August 1988. Since August 1997, Mr. Bech has served as chairman and chief executive officer of Raintree Resorts International, Inc., a company that owns and operates luxury vacation ownership resorts. Mr. Bech was a founding partner of and, since August 1994, has served as a managing director of Raintree Capital Company, LLC, a merchant banking firm. In addition, from October 1994 to October 1997, Mr. Bech was a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P., a law firm. From May 1993 through July 1994, Mr. Bech was a partner of Gardere & Wynne, L.L.P., a law firm. From September 1970 to May 1993, Mr. Bech was associated with and a senior partner of the law firm Andrews & Kurth L.L.P. Mr. Bech holds a B.A. in Political Science from Baylor University and a J.D. from The University of Texas Law School. Mr. Bech is a director of Frontier Oil Corporation, Pride Companies, L.P. and several private companies.

  Executive Officers

     The name, age and title of each of j2 Global's executive officers (other than executive officers who are nominees for director), business experience for at least the past five years and certain other information concerning each executive officer have been furnished by the executive officer and are included below. Executive officers are elected by the j2 Global board of directors following the annual meeting of our stockholders.

     Nehemia Zucker, 43, has been j2 Global's Chief Financial Officer since 1996. Prior to joining j2 Global in 1996, he was chief operations manager of Motorola's EMBARC division, which packages CNBC and ESPN for distribution to paging and wireless networks. From 1980 to 1996, Mr. Zucker held various positions in finance, operations and marketing at Motorola in the United States and abroad.

     Amit Kumar, 30, has been j2 Global's Vice President, Engineering, since October 1999. He joined j2 Global in August 1997 as a senior systems analyst and served as j2 Global's Director, Research and Development, from May 1998 until October 1999. Prior to joining j2 Global, beginning in 1995, Mr. Kumar served as a software engineer for IBM.

     Timothy Johnson, 36, has been j2 Global's Vice President, Product Marketing and Business Development, since January 2000. Previously, since September, 1999, he had been vice president, business development, of SureTalk.com, Inc., a closely held Internet-based messaging and communications company which j2 Global acquired on January 26, 2000. Prior to joining SureTalk, since September 1997, Mr. Johnson served first as western regional sales manager, then as director of product marketing and finally as senior director, business development, at Iomega Corp. Prior to September 1997, since 1988, Mr. Johnson served as executive vice president of Markman Carter Corporation, a manufacturer's representation firm.

     Leo D'Angelo, 37, has been j2 Global's Chief Technology Officer since March 2000. Mr. D'Angelo previously held the position of founder and chief technology officer at TimeShift, Inc., a developer of technology for accessing and managing communications services via the Internet. j2 Global acquired the assets of TimeShift on March 1, 2000. Before founding TimeShift in 1997, Mr. D'Angelo was responsible for the design and implementation of Fidelity Investments' equity trading floor.

     Bita Klein, 41, has been j2 Global's Vice President, Customer Service, since March 2000. From March 1999 until she joined j2 Global, Ms. Klein served as director of support and services at iSearch, an Internet company providing software for career centers. Prior to that, beginning 1997, Ms. Klein served as director of customer care at IMA, a customer relationship software company. Prior to IMA, Ms. Klein held various managerial and technical positions at FileNET, a software imaging company.

   Board Meetings and Committees

     The j2 Global board of directors held four meetings during the year ended December 31, 1999 and conducted business by written consent. The j2 Global board of directors has a compensation committee and an audit committee. It does not have a nominating committee.

     The j2 Global audit committee currently consists of Messrs. Cresci, Schulhof and Ressler. The audit committee did not hold any meetings during 1999. The audit committee recommends engagement of j2 Global's independent auditors and is primarily responsible for approving the services performed by the independent auditors and reviewing and evaluating j2 Global accounting policies and systems of internal accounting controls. The j2 Global board of directors has adopted a written charter for the audit committee, and a copy of the audit committee charter is attached to this proxy statement/prospectus as Appendix G.

     The j2 Global compensation committee currently consists of Messrs. Cresci, Schulhof and Ressler. The compensation committee held one meeting during 1999 and conducted business by written consent. The compensation committee reviews and approves j2 Global's executive compensation policies and is responsible for administering j2 Global's 1997 Stock Option Plan.

     During 1999, each incumbent j2 Global director attended at least seventy-five percent (75%) of the aggregate of all of the meetings of the board of directors and the committees of which he was a member.

   Director Compensation

     j2 Global's directors, who are also officers or consultants of j2 Global, receive no separate compensation for serving as directors. j2 Global's outside directors, Messrs. Schulhof and Cresci, are themselves, or are representatives of, significant stockholders. They receive no fees for serving as directors. They are, however, reimbursed for their expenses in attending directors' meetings and committee meetings.

     j2 Global's directors are eligible to participate in j2 Global's 1997 Stock Option Plan. In July 1999, Messrs. Cresci, Rieley, Schulhof and Turicchi (who was then an outside director) were each granted 40,000 options, and Mr. Ressler was granted 500,000 options, to purchase shares of j2 Global common stock at an exercise price of $8.00 per share. In July 2000, Messrs. Cresci, Rieley, Schulhof, Loshitzer and Ressler were each granted 50,000 options to purchase shares of j2 Global common stock at an exercise price of $1.72 per share. See "--Executive Compensation--1997 Stock Option Plan" beginning on page __ for a description of the terms of j2 Global's 1997 Stock Option Plan.

     The services of Mr. Ressler, formerly as Chief Executive Officer and currently as Chairman, are provided to j2 Global pursuant to a consulting agreement. See "--Executive Compensation--Certain Transactions" beginning on page ____.

     No options or warrants were exercised by any of j2 Global's directors in 1999.

   Compensation Committee Interlocks and Insider Participation

     The j2 Global compensation committee currently consists of Messrs. Cresci, Schulhof and Ressler. j2 Global has no interlocking relationships or other transactions involving any of its compensation committee members that are required to be reported pursuant to applicable SEC rules. One of j2 Global's former officers, Richard S. Ressler, but no current officer, serves on the compensation committee.

   Security Ownership of Management

     The following table sets forth the beneficial ownership of j2 Global common stock as of the record date, by each director, by each director nominee, by each of the executive officers named in the Summary Compensation Table under "-- Executive Compensation" beginning on page __ and by all such directors, director nominees and executive officers as a group.

                                                                        Number of Shares              Approximate
Name/(1)/                                                               Beneficially Owned/(2)/       Percentage
------------------------------------------------------------------      ---------------------         -----------
Richard S. Ressler...............................................            13,273,073/(3)/              36.43%
Zohar Loshitzer..................................................               241,667/(4)/                  *
John F. Rieley...................................................               175,000                       *
Michael P. Schulhof..............................................             1,103,104/(5)/               2.98%
R. Scott Turicchi................................................               143,750/(6)/                  *

Robert J. Cresci.................................................                         0                  *
Steven J. Hamerslag..............................................                   517,617               1.43%
Douglas Y. Bech..................................................                         0                  *
Timothy Johnson..................................................                     9,538                  *
Leo D'Angelo.....................................................                    30,000                  *
Bita Klein.......................................................                         0                  *
Amit Kumar.......................................................                    25,083(7)               *
Gary H. Hickox...................................................                   187,083(8)               *
Nehemia Zucker...................................................                   516,072(9)            1.42%
Anand Narasimhan.................................................                   160,959                  *
All directors, director nominees and named executive
   officers as a group (15 persons)..............................                16,382,946              43.03%

__________________
*    Less than 1%

(1) The address for all executive officers, directors and director nominees is c/o j2 Global, Inc., 6922 Hollywood Blvd., Suite 900, Los Angeles, CA 90028.

(2) At the record date for the j2 Global annual meeting, ________ shares of j2 Global common stock were outstanding.

(3) Consists of 12,574,515 shares of j2 Global common stock owned by Orchard/JFAX Investors, LLC, 390,244 shares of j2 Global common stock owned by The Ressler Family Foundation, and 308,314 shares of j2 Global common stock which Orchard/JFAX Investors may purchase pursuant to warrants which are exercisable in full at this time. See "--Executive Compensation--Certain Transactions" beginning on page ___. Mr. Ressler is the manager of Orchard/JFAX Investors and a trustee of the The Ressler Family Foundation, but has disclaimed beneficial ownership of any shares of j2 Global common stock in which he has no pecuniary interest.

(4) Consists of options that are exercisable to acquire 241,667 shares of j2 Global common stock within 60 days of the record date for the j2 Global annual meeting.

(5) Consists of 263,104 shares of j2 Global common stock and vested warrants to acquire 840,000 shares of j2 Global common stock.

(6) Consists of vested warrants to acquire 143,750 shares of j2 Global common stock.

(7) Consists of 10,333 shares of j2 Global common stock and options to acquire 14,750 shares of j2 Global common stock that are exercisable within 60 days of the record date for the j2 Global annual meeting.

(8) Consists of 41,250 shares of j2 Global common stock and options to acquire 145,833 shares of j2 Global common stock that are exercisable within 60 days of the record date for the j2 Global annual meeting.

(9) Consists of 261,739 shares of j2 Global common stock and options to acquire 254,333 shares of j2 Global common stock that are exercisable within 60 days of the record date for the j2 Global annual meeting.

     Executive Compensation

                          Summary Compensation Table

          The following table shows, as to j2 Global's Chairman and former Chief Executive Officer, and each of j2 Global's other four most highly compensated executive officers who were serving as executive officers during the last fiscal year, information concerning all compensation paid for services to j2 Global in all capacities during the last three fiscal years.

                                                                                       Long Term
                                                                                      Compensation
                                                                                      ------------
                                                            Annual Compensation        Securities
                                                            -------------------        Underlying       All Other
Name and Principal Position                    Year         Salary($)   Bonus($)       Options(#)    Compensation($)
---------------------------                    ----         ---------   --------       ----------    ---------------
Richard S. Ressler/(1)/                        1999         237,500            0         500,000              0
     Chairman and Former                       1998         200,000            0               0              0
     Chief Executive Officer                   1997         175,000            0               0              0


Gary H. Hickox/(2)/                            1999         220,000       71,291             500              0
     Former President and                      1998          60,874/(3)/       0         375,000         40,542/(4)/
     Chief Operating Officer                   1997               0            0               0              0


Nehemia Zucker                                 1999         150,000       43,125          20,500              0
     Chief Financial Officer                   1998         150,000       31,250          12,500              0
                                               1997         150,000       34,361         250,000         20,000/(5)/

Zohar Loshitzer                                1999         175,000       65,625          20,500              0
     Chief Information Officer                 1998         140,000       34,936          50,000              0
                                               1997         74,407        30,000         225,000              0

Anand Narasimhan/(6)/                          1999         165,000       45,662          10,500              0
     Former Chief                              1998         137,453       28,673         112,500              0
     Technology                                1997          94,423       20,219          75,000         10,000/(7)/
     Officer

________________

(1) Mr. Ressler is an employee of Orchard Capital Corporation, which provides his services to j2 Global through a consulting agreement. Mr. Ressler served as j2 Global's Chief Executive Officer from March 1997 until January 2000.

(2) Mr. Hickox was j2 Global's President and Chief Operating Officer from September 1998 until January 2000.

(3)  Represents compensation for the period from September 1998 to December
     1998.

(4)  Consists of re-location expenses reimbursed to Mr. Hickox.

(5)  Consists of re-location expenses reimbursed to Mr. Zucker.

(6) Mr. Narasimhan was j2 Global's Chief Technology Officer from 1996 until March 2000.

(7)  Consists of re-location expenses reimbursed to Mr. Narasimhan.

                      Options Granted in Last Fiscal Year

          The following table sets forth certain information regarding grants of stock options made during the fiscal year ended December 31, 1999 to j2 Global's executive officers named in the Summary Compensation Table, to all current executive officers as a group, to all current directors who are not executive officers as a group and to all other employees as a group:

                                   Individual Grants                                         Potential Realizable
----------------------------------------------------------------------------------------    Value at Assumed Annual
                         Number of                                                           Rates of Stock Price
                         Securities         % of Total                                         Appreciation For
                         Underlying       Options Granted                                      Option Term /(1)/
                          Options         To Employees In  Exercise Price                    ---------------------
Name                    Granted (#)/(2)/  Fiscal Year/(3)/  ($/SH)/(4)(5)/    Expiration      5% ($)        10% ($)
----                    ----------------  ----------------  --------------    ----------      ------        -------
Richard S. Ressler        500,000             33.50%            8.00          7/19/09       2,515,579     6,374,970

Gary H. Hickox                500              0.03%            8.00          7/19/09           2,516         7,969

Nehemia Zucker                500              0.03%            8.00          7/19/09           2,516         7,969
                           20,000              1.34%            4.28         12/22/09          53,833       136,424

Zohar Loshitzer               500              0.03%            8.00          7/19/09           2,516         7,969
                           20,000              1.34%            4.28         12/22/09          53,833       136,424

Anand Narasimhan              500              0.03%            8.00          7/19/09           2,516         7,969
                           10,000              0.67%            4.28         12/22/09          26,917        68,212

All current                41,500              2.78%            8.00          7/19/09         208,793       510,716
  executive officers      140,000              9.38%            4.28         12/22/09         376,833       954,970
  as a group (8
  officers)

All current directors     620,000             37.52%            8.00          7/19/09       3,124,349     7,919,306
  who are not
  executive officers
  as a group (4
  directors)

All other employees       196,500             13.17%            8.00          7/19/09         988,622     2,505,363
  as a group              614,500             41.17%            4.28         12/22/09       1,654,030     4,191,638

_____________________

(1) Potential realizable value is based on the assumption that the j2 Global common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term. These numbers are calculated based on the requirements promulgated by the SEC and do not represent an estimate of future stock price growth.

(2) All stock options granted have 10-year terms and are exercisable with respect to 33-1/3% of the shares covered thereby on the anniversary of the date of grant, with full vesting occurring three years following the date of grant. See "--Employment Contracts, Termination of Employment and Change of Control Agreements" beginning on page __ for provisions regarding acceleration of the vesting of options.

(3) There were stock options and warrants granted to j2 Global employees in 1999 to acquire a total of 1,492,500 shares of j2 Global common stock, including all options granted to Mr. Ressler, but excluding options granted to our outside directors.

(4) Options were granted at an exercise price equal to the market value of the j2 Global common stock as listed on The Nasdaq National Market.

(5) The exercise price and tax withholding obligations may be paid in cash and, subject to certain conditions or restrictions, by delivery of already-owned shares.

     Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

     No options were exercised by any of j2 Global's executive officers during the year ended December 31, 1999. The value of the options held at the end of the year are set forth in the following table:

                                                  Number of Securities Underlying          Value of Unexercised
                                                   Unexercised Options at Fiscal      In-The-Money Options at Fiscal
                                                            Year-End (#)                     Year-End ($) (1)
Name                                                 Exercisable/Unexercisable           Exercisable/Unexercisable
----                                                 -------------------------           -------------------------
Richard S. Ressler..........................                    0 / 500,000                       0 / 0
Gary H. Hickox..............................              125,000 / 250,500                 539,850 / 1,079,700
Nehemia Zucker..............................              233,333 / 49,667                1,381,051 / 208,072
Zohar Loshitzer.............................              166,667 / 128,833                 959,800 / 636,646
Anand Narasimhan............................               87,500 / 110,500                 487,895 / 1,175,208

________________

(1) Market value of underlying securities at fiscal year-end ($6.7188 per share), minus the exercise price.

     Employment Contracts, Termination of Employment and Change of Control Arrangements

          j2 Global currently has employment contracts with Steven J. Hamerslag,
R. Scott Turicchi and Nehemia Zucker. j2 Global also has a consulting agreement with Orchard Capital Corporation, which supplies the services of Richard S. Ressler, j2 Global's Chairman, and a consulting agreement with Boardrush Media LLC, which supplies the services of John F. Rieley, j2 Global's Vice Chairman. See "--Certain Transactions" beginning on page __.

          Mr. Hamerslag's Contract. This agreement has a four-year term, and is automatically renewed for successive one-year terms unless either j2 Global or Mr. Hamerslag gives prior notice of termination. The agreement contains no severance obligations.

          In connection with the agreement, j2 Global issued 120 shares of j2 Global Series B Convertible Preferred Stock to Mr. Hamerslag. Each share of j2 Global Series B Convertible Preferred Stock is convertible into 10,000 shares (for a total of 1.2 million shares) of j2 Global common stock, at the election of Mr. Hamerslag, but only following the expiration of j2 Global's repurchase rights, which are described below, with respect to each share of Series B Convertible Preferred Stock and repayment by Mr. Hamerslag of the applicable portion of the promissory note, which is described below. As consideration for the shares of Series B Convertible Preferred Stock, Mr. Hamerslag issued to j2 Global a promissory note for $7,125,000, or $5.9375, the market price per share for the j2 Global common stock on the date Mr. Hamerslag commenced employment, multiplied by 1.2 million. The note is non-recourse, but secured by a pledge of Mr. Hamerslag's shares of Series B Convertible Preferred Stock, accrues interest at the one-year Treasury-note rate, with interest payable annually in arrears, and matures five years following issuance. Mr. Hamerslag has granted j2 Global the right to repurchase his Series B

Convertible Preferred Stock at a price per share equal to $59,375 in the event that Mr. Hamerslag's employment terminates for any reason. This repurchase right:

     .    Applies to all 120 shares prior to the first anniversary of Mr.
Hamerslag's employment by j2 Global;

     .    Only applies to 90 shares following the first anniversary of Mr.
Hamerslag's employment or in the event of a termination by j2 Global without cause or by Mr. Hamerslag with good reason during the first year of his employment, to 60 shares following the second anniversary of Mr. Hamerslag's employment or in the event of a termination by us without cause or by Mr. Hamerslag with good reason during the second year of his employment, and to 30 shares following the third anniversary of Mr. Hamerslag's employment or in the event of a termination by us without cause or by Mr. Hamerslag with good reason during the third year of his employment;

     .    Expires completely following the fourth anniversary of Mr. Hamerslag's employment or in the event of a termination by us without cause or by Mr. Hamerslag with good reason during the fourth year of his employment; and

     .    Expires completely upon a change of control.

"Good reason" is defined as a change in the reporting relationship between Mr. Hamerslag and the j2 Global board or directors, the committees of the j2 Global board of directors or j2 Global's Chairman, or a re-location of Mr. Hamerslag. "Change of control" is defined as a single party or affiliated group not currently affiliated with j2 Global, excluding any of j2 Global's employee benefit plans and excluding j2 Global's Chairman, Richard S. Ressler, or any of his affiliates, acquiring a majority of the outstanding shares of the j2 Global common stock or substantially all of j2 Global's assets.

     On July 12, 2000, j2 Global granted to Mr. Hamerslag, subject to an increase in the number of shares reserved for issuance under the j2 Global 1997 Stock Option Plan, options to purchase 1.2 million shares of j2 Global common stock at an exercise price of $2.06 per share in accordance with the 1997 Stock Option Plan. These options have a term of five years. Options to acquire one-quarter, or 300,000, of the shares of j2 Global common stock vest on January 30, 2001 and on each anniversary thereafter, subject to the following:


     .    In the event of a termination by j2 Global without cause or by
Mr. Hamerslag with "good reason" during the first year of his employment, Mr. Hamerslag will vest in all unvested options otherwise scheduled to vest on his first anniversary;

     .    In the event of a termination by j2 Global without cause or by Mr.
Hamerslag with "good reason" during the second year of his employment, Mr. Hamerslag will vest in all unvested options otherwise scheduled to vest on his second anniversary;

     .    In the event of a termination by j2 Global without cause or by Mr.
Hamerslag with "good reason" during the third year of his employment, Mr. Hamerslag will vest in all unvested options otherwise scheduled to vest on his third anniversary;

     .    In the event of a termination by j2 Global without cause or by Mr.
Hamerslag with "good reason" during the fourth year of his employment, Mr. Hamerslag will vest in all unvested options otherwise scheduled to vest on his fourth anniversary; and

     .    All options will vest upon a change of control.

     Under the agreement, j2 Global reimburses Mr. Hamerslag for up to $50,000 of discretionary business expenses incurred by Mr. Hamerslag per year, and Mr. Hamerslag participates in all of j2 Global's benefits programs, including j2 Global's semi-annual incentive compensation bonus plan.

     Mr. Turicchi's Contract. This agreement has no specified term. If j2 Global terminates Mr. Turicchi without cause or Mr. Turicchi resigns following a constructive without cause termination, j2 Global will be required to pay Mr. Turicchi 12 months' severance, in the event of a termination occurring during the first year of Mr. Turicchi's employment, six months' severance, in the event of a termination occurring during the second year of Mr. Turicchi's employment, and three months' severance, in the event of a termination occurring during the third year of Mr. Turicchi's employment. A "constructive without cause termination" is defined as a relocation of Mr. Turicchi, a material change in Mr. Turicchi's duties, responsibilities or reporting relationship directly to the Chief Executive Officer or board of directors, or a termination by Mr. Turicchi upon or within 12 months after the occurrence of a change-in-control, as defined in j2 Global's 1997 Stock Option Plan.

     In connection with the agreement, j2 Global committed to grant to Mr. Turicchi, subject to an increase in the number of shares reserved for issuance under j2 Global's 1997 Stock Option Plan, options to purchase 850,000 shares of j2 Global common stock in accordance with j2 Global's 1997 Stock Option

Plan. j2 Global granted these options to Mr. Turicchi on July 12, 2000 at an exercise price of $2.06 per share. These options have a term of 10 years. Options to acquire one-quarter, or 212,500, of the shares of j2 Global common stock vest on each anniversary of the date Mr. Turicchi commenced employment with j2 Global, subject to the following:

     .    In the event of a termination by j2 Global without cause or a
"constructive without cause termination" during the first year of his employment, Mr. Turicchi will vest in all unvested options otherwise scheduled to vest on his first anniversary;

     .    In the event of a termination by j2 Global without cause or a
"constructive without cause termination" during the second year of Mr. Turicchi's employment, Mr. Turicchi will vest in one-half of the unvested options otherwise scheduled to vest on his second anniversary; and

     .    All options will vest upon a change of control.

     "Change of control" is defined as a single party or affiliated group, not currently affiliated with j2 Global, acquiring a majority of j2 Global's outstanding shares of common stock.

     Under the agreement, Mr. Turicchi participates in all of j2 Global's benefits programs including j2 Global's semi-annual incentive compensation bonus plan.

     Mr. Zucker's Contract. This employment agreement has no specified term and is terminable at will by either party, but provides for severance payments equal to six months' salary in the event of a termination by j2 Global without cause. This agreement does not provide for accelerated vesting of any employee options upon termination for any reason, but does provide for accelerated vesting in the event of a change in control of j2 Global.

     1997 Stock Option Plan

          j2 Global's 1997 Stock Option Plan was adopted by the board of directors and approved by the stockholders in November 1997. A total of 4,375,000 shares of j2 Global common stock have been reserved for issuance under the plan. However, on July 12, 2000, the j2 Global board of directors approved an increase, to 8,000,000, of the number of shares reserved for issuance under the plan. See "Proposal 4 -- Amendment to 1997 Stock Option Plan" beginning on page __. As of the record date, options to purchase 3,671,521 shares of common stock were outstanding under the plan, and 145,138 shares had been issued upon exercise of previously granted options. In addition, during July 2000, options to acquire 2,050,000 shares of j2 Global common stock were issued to two of j2 Global's executive officers pursuant to the 1997 Stock Option Plan. These options are subject to the approval of the increase in the number of shares for which options may be granted under the 1997 Stock Option Plan.

          The plan provides for grants to employees, including officers and employee directors, of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for grants of nonstatutory stock options to employees, including officers and employee directors, and consultants, who may be non-employee directors.

          The plan is administered by the compensation committee of the j2 Global board of directors. The plan administrator may determine the terms of the options granted, including the exercise price, the number of shares subject to each option and the exercisability of the option. The plan administrator also has the full power to select the individuals to whom options will be granted and to make any combination of grants to any participants.

          Options generally have a term of 10 years. For options granted in 1999 and prior years, one-third of the options vest on the one-year anniversary of the grant date and each of the remaining one-third portions of the options vest on each annual anniversary of the grant date thereafter. For options granted after 1999, one-quarter of the options vest on the one-year anniversary of the grant date and each of the remaining one-quarter portions of the options vest on each annual anniversary of the grant date thereafter.

          The option exercise price may not be less than the higher of the par value or 100% of the fair market value of j2 Global common stock on the date of grant; provided, however, that nonstatutory options may be granted at exercise prices of not less than the higher of the par value or 85% of the fair market value on the date the option is granted. In the case of an incentive option granted to a person who at the time of the grant owns stock representing more than 10% of the total combined voting power of all classes of j2 Global stock, the option exercise price for each share of common stock covered by such option may not be less than 110% of the fair market value of a share of j2 Global common stock on the date of grant of such option.

          In the event of a sale of all or substantially all of j2 Global's assets, or j2 Global's merger with or into another corporation, each option will become immediately exercisable in full unless the board of directors determines that the optionee has been offered substantially identical replacement options and a comparable position at the acquiring company.

     Certain Transactions

     Indebtedness of Officers and Directors. The following directors, officers and beneficial owners of more than 5% of j2 Global's common stock are indebted to j2 Global:

     .    Nehemia Zucker is indebted to j2 Global in the amount of $120,644.
This amount represents the principal balance of a loan in the original principal amount of $100,000 that was advanced to Mr. Zucker on April 11, 1997. The loan matures on March 31, 2001 and bears interest at the rate of 6.32% per annum. However, interest is not paid periodically, but rather is accrued and added to principal each September 30 and March 31. This note is secured by a pledge of 220,000 shares of j2 Global common stock owned by Mr. Zucker.

     .    Boardrush Media LLC is indebted to j2 Global in the amount of approximately $1,050,000. The loan to Boardrush was advanced to Boardrush on March 17, 1997 and the principal amount of the loan was originally $2,250,000. The loan to Boardrush matures on December 31, 2002. This loan bears interest at the rate of 6.32% per annum with interest payments offset against amounts due and owing to Boardrush under the consulting agreement described below.

     .    Gary H. Hickox, j2 Global's former President and Chief Operating
Officer, is indebted to j2 Global in the approximate amount of $106,713. This amount represents the principal balance of a loan in the original principal amount of $99,000 that was advanced to Mr. Hickox in October 1998 when he joined j2 Global together with accrued interest through August 7, 2000. Mr. Hickox used the proceeds of this loan to purchase 41,250 shares of j2 Global common stock. The loan matures on October 7, 2001 and bears interest at 4.25% per annum. However, interest is not paid periodically, but rather is accrued and payable on maturity.

     .    Steven J. Hamerslag is indebted to j2 Global in the amount of
$7,125,000. This loan was made to Mr. Hamerslag in connection with his employment agreement and the terms of the loan are discussed above. See "-- Executive Compensation--Employment Contracts, Termination of Employment and Change of Control Arrangements" beginning on page __ for a description of these arrangements.

     Consulting Agreements. j2 Global is a party to a consulting agreement with Boardrush Media LLC, a limited liability company that owns approximately 8.39% of the j2 Global common stock and of which Jens Muller, a former director, is the manager and therefore the controlling person. Pursuant to this agreement, Boardrush provides the services of Mr. Muller and John F. Rieley, one of j2 Global's directors and j2 Global's Vice Chairman, to j2 Global for a maximum of two days each per month. j2 Global considers Messrs. Muller and Rieley to be the co-founders of j2 Global. The term of the consulting agreement runs through the earlier of the date on which the Boardrush loan is repaid in full as described above and December 31, 2002. Therefore, there can be no assurance that upon the repayment of the Boardrush loan, Messrs. Muller and Rieley will continue to provide any consulting services to j2 Global. Until March 17, 1999, j2 Global paid Boardrush $400,000 per year, payable in equal monthly payments, pursuant to the consulting agreement. From and after March 17, 1999, Boardrush's compensation under the consulting agreement consists of forgiveness of interest and principal under the loan discussed above, with principal reductions being made pro rata over the five-year period from March 17, 1999 through March 17, 2004. The consulting agreement originally expired, and the Boardrush loan originally matured, on March 17, 2004. In July 2000, j2 Global entered into a modification agreement which amended the terms of the consulting agreement and loan. Terms of the amendments are as follows:

     .    The term of the loan was shortened so that the maturity date is now
December 31, 2002 instead of March 17, 2004;

     .    The term of the consulting agreement was shortened so that the term now expires on December 31, 2002 instead of March 17, 2004; however, the amount and schedule of the deemed principal reductions on the loan payable under the consulting agreement have remained unchanged, i.e., $37,500 per month;

     .    The deemed principal reductions under the consulting agreement, by the terms of the modification agreement, are not earned until the maturity date of the loan;

     .    Boardrush was given the right to repay the loan at any time either in cash or in j2 Global common stock valued at the then current market price; and

     .    In the event that, at any time prior to December 31, 2002, Boardrush prepays approximately $760,000 of the loan either in cash or j2 Global common stock, then (a) the requirement that Boardrush repay the loan with the proceeds of any sale of j2 Global common stock after it has received in excess of $6 million in such proceeds would expire and (b) Boardrush's pledge of 2,925,000 shares of j2 Global common stock would be extinguished.

     On July 27, 2000, Boardrush prepaid $760,000 of the loan by delivering to j2 Global approximately 250,000 shares of j2 Global common stock, valued at $3.03125 per share, the closing trading price for the j2 Global common stock on that date. This caused the events described in clauses (a) and (b) of the immediately preceding bullet point to occur. Pursuant to the consulting agreement, j2 Global also reimburses Boardrush for expenses it incurs on j2 Global's behalf.

     Richard S. Ressler's services as Chairman, and formerly as Chief Executive Officer, have been provided pursuant to a consulting arrangement with Orchard Capital Corporation, a company controlled by Mr. Ressler. Mr. Ressler is also a member and the manager of Orchard/JFAX Investors, LLC, one of j2 Global's principal stockholders. Under this consulting arrangement, j2 Global paid Orchard Capital $200,000 per year through June 30, 1999 and $275,000 per year from July 1, 1999 though March 31, 2000, in each case payable in equal monthly payments, for the services of Mr. Ressler. These arrangements were not pursuant to a written agreement. Effective April 1, 2000, Orchard Capital's compensation was reduced to $144,000 per year to reflect Mr. Ressler's decreased role in management following the hiring of Steven J. Hamerslag as Chief Executive Officer. Orchard Capital's revised consulting arrangement was reflected in a new written agreement between j2 Global and Orchard Capital. This agreement expires October 1, 2000.

     As a director, Mr. Ressler is eligible to participate in j2 Global's 1997 Stock Option Plan. In July 1999, he was granted options to purchase 500,000 shares of j2 Global common stock at an exercise price of $8.00 per share and in July 2000, he was granted options to purchase 50,000 shares of j2 Global common stock at an exercise price of $1.72 per share. See "--1997 Stock Option Plan" beginning on page ___ for a description of the terms of j2 Global's 1997 Stock Option Plan.

     Other than reimbursement for reasonable expenses incurred in connection with the services it renders to j2 Global, neither Orchard Capital nor Mr. Ressler receives any other compensation from j2 Global.

     In January 1997, j2 Global entered into a consulting agreement with Michael
P. Schulhof, now a member of j2 Global's board of directors. Pursuant to this agreement, Mr. Schulhof agreed to provide financial, investment and operational advice to j2 Global's management team. In consideration for these services, Mr. Schulhof was granted a warrant to purchase 420,000 shares of j2 Global common stock at an exercise price of $0.70 per share and a second warrant to purchase 420,000 shares of j2 Global common stock at an exercise price of $1.80 per share. Each of these warrants is currently exercisable and expires in January 2007. The consulting agreement had a two-year term and expired by its terms in January 1999.

     Shared Space and Services. j2 Global currently leases approximately 28,000 square feet of office space for j2 Global's headquarters in Hollywood, California under a lease that expires in January 2010. j2 Global leases the space from CIM/Hollywood, LLC, a limited liability company indirectly controlled by j2 Global's Chairman, Richard S. Ressler. Additionally, j2 Global subleases approximately 26% of this space to CIM Group, LLC, another limited liability company indirectly controlled by Mr. Ressler. This sublease is cancelable by either party on six months' notice. j2 Global's share of the monthly rent is approximately $36,000 and CIM Group's share of the monthly rent is approximately $12,500.

     j2 Global also shares and prorates certain administrative costs with other entities that are controlled by j2 Global's Chairman. The other administrative costs include the costs of a shared receptionist and routine office and telephone expenses. j2 Global also makes available the services of j2 Global's general counsel to these other entities and charges them for the proportionate cost of the services of j2 Global's general counsel that they incur. The entities involved are Orchard Capital, CIM Group, LLC and MAI Systems Corporation. These arrangements are not pursuant to written agreements and are adjusted from time to time according to the relative benefits given and received. Monthly reimbursements from Orchard Capital, CIM and MAI to j2 Global are currently approximately $20,000. This amount reflects j2 Global's business activity, compared to the other affiliated entities, as of July 31, 2000, and could increase or decrease as j2 Global and/or these affiliated entities grow.

     Investments in j2 Global by Officers, Directors and Principal Stockholders. Between December 1995, when j2 Global was founded, and March 1997, when Orchard/JFAX Investors, LLC invested in j2 Global, j2 Global issued a total of 6,910,000 shares of j2 Global common stock to j2 Global's founders, Messrs. Muller and Rieley, in exchange for cash investments. In March 1997, j2 Global issued 5,375,000 shares of j2 Global common stock to Boardrush in exchange for an equivalent number of Mr. Muller's then-current stock holdings, which holdings were canceled. At the same time, j2 Global issued 10,060,000 shares of j2 Global common stock to Orchard/JFAX Investors, LLC in exchange for a cash investment of $7,750,000. In March and May 1997, j2 Global issued 220,000 shares and 150,000 shares, respectively, to Nehemia Zucker and Anand Narasimhan, upon the exercise by Messrs. Zucker and

Narasimhan of employee options granted to them when they joined j2 Global in 1996 and payment by each of them of the option price of $0.0002 per share. In connection with the investments by Boardrush, Orchard/JFAX Investors, LLC and Messrs. Zucker and Narasimhan, j2 Global entered into a registration rights agreement with those investors as well as Messrs. Rieley and Muller. Under that registration rights agreement, the investors have the right to participate in registrations initiated by j2 Global, but they have no right to demand that j2 Global effect a registration. These registration rights will expire on March 17, 2007.

     In March 1998, j2 Global issued a total of 3,750,000 shares of j2 Global common stock at $0.80 per share pursuant to a rights offering that was made available to all of j2 Global's then stockholders and warrant holders on the same terms. The principal stockholders, officers and directors who participated and the number of shares purchased by each were as follows: Orchard/JFAX Investors, LLC, 3,080,776 shares; Michael P. Schulhof, 263,104 shares; Nehemia Zucker, 41,739 shares; and Anand Narasimhan 28,459 shares. A portion of the proceeds of the rights offering was used to repay a loan to j2 Global from Orchard/JFAX Investors. That loan was in the principal amount of $1,400,000, accrued interest at a rate of 15% per annum and was repaid for an aggregate of $1,444,100.

     In June 1998, j2 Global's issued $10 million of its 10% senior subordinated notes due 2004 together with 2,101,971 shares of j2 Global common stock to an investor group advised by Pecks Management Partners Ltd., consisting of Declaration of Trust for Defined Benefit Plans of Zeneca Holdings, Inc., Declaration of Trust for Defined Benefit Plans of ICI American Holdings, Inc., Delaware State Employees' Retirement Fund and the J.W. McConnell Family Foundation. Robert J. Cresci, one of j2 Global's directors, is a managing director of Pecks Management Partners, Ltd. Pursuant to the terms of the notes, which permitted j2 Global to make some payments of interest by issuing additional notes and shares of j2 Global common stock, j2 Global subsequently issued an additional $512,500 principal amount of notes and 105,727 shares of j2 Global common stock to that investor group. The total purchase price was $10 million.

     In July 1998, j2 Global also issued $5 million in liquidation preference of its Series A Usable Redeemable Preferred Stock and related warrants to acquire 3,125,000 shares of j2 Global common stock. The total purchase price was $5 million. The warrants issued in connection with the preferred stock have an exercise price of $2.40 per share and expire on July 1, 2005. Donaldson, Lufkin & Jenrette Securities Corporation acted as placement agent for the offerings of notes and preferred stock and received warrants to acquire 247,250 shares of j2 Global common stock and a cash payment of $870,000, as compensation for its services. Mr. Turicchi, one of j2 Global's directors and j2 Global's Executive Vice President, Corporate Development, is a former managing director of Donaldson, Lufkin & Jenrette Securities Corporation. The purchasers of the preferred stock and related warrants included the following entities in the following amounts:

     .    Affiliates of Donaldson, Lufkin and Jenrette Securities Corporation
purchased 3,500 shares and received warrants to acquire 2,187,500 shares of j2 Global common stock;

     .    Orchard/JFAX Investors, LLC purchased 500 shares and received warrants to acquire 312,500 shares of j2 Global common stock; and

     .    The investor group managed by Pecks Management Partners, Ltd.
purchased 750 shares and received warrants to acquire 469,750 shares of j2 Global common stock.

         A portion of the proceeds of the notes and preferred stock offerings was used to repay a loan to j2 Global from Orchard/JFAX Investors. That loan was in the principal amount of $1,000,000, accrued interest at a rate of 15% per annum and was repaid for an aggregate of $1,013,625.

         The holders of j2 Global common stock and warrants issued in connection with the notes and the preferred stock offerings are entitled to registration rights pursuant to an agreement between j2 Global and those investors entered into at the time of the notes and preferred stock offerings. Under that agreement, among other things, the holders are generally entitled to demand two registrations of the j2 Global common stock issued in connection with the notes offering or of the j2 Global common stock issued upon exercise of the warrants. In addition, the holders are entitled to participate in registrations initiated by j2 Global. Finally, under the registration rights agreement, j2 Global has also agreed to file a registration statement on Form S-3 permitting resales of the shares of j2 Global common stock held by such investors when j2 Global is eligible to use that form.

         In addition, the holders of the j2 Global common stock and warrants issued in connection with the notes and preferred stock offerings are entitled to have j2 Global repurchase such shares of j2 Global common stock issued upon exercise of the warrants in the event of a change of control of j2 Global. In such event, the shares of j2 Global common stock issued at the time of the notes and preferred stock offerings are to be repurchased at $3.20 per share, the warrants to be redeemed at $1.60 per underlying share and the shares issued upon exercise of warrants to be repurchased at $4.00 per share.

         j2 Global is also party to a securityholders' agreement, dated June 30, 1998, with the holders of the notes and preferred stock, including those listed above, and other stockholders, including Orchard/JFAX Investors. Under that agreement, j2 Global has agreed to take all action within its power to cause the election of, and the stockholders have agreed to vote their shares of j2 Global common stock in favor of, one designee to the board of directors selected by the initial purchasers of the notes and one designee to the board of directors selected by the initial purchasers of the preferred stock. Currently, Mr. Cresci has been elected to the board of directors as the designee of the initial purchasers of the notes and Mr. Turicchi has been elected to the board of directors as the designee of the initial purchasers of the preferred stock. Although most provisions in the securityholders' agreement have terminated, the rights of the initial purchasers of the notes to designate a director as described survive for so long as such purchasers continue to hold at least 25% of the shares of j2 Global common stock issued in connection with the notes offering and the right of the initial purchasers of preferred stock to designate a director as described above survive for so long as such purchasers continue to hold at least 25% of the shares issued or issuable upon exercise of the related warrants.

         The senior subordinated notes were repaid in full and the Series A Usable Redeemable Preferred Stock was redeemed in full in July and August 1999 for approximately $10,591,000 and $6,818,000, respectively, including accrued and unpaid interest of $85,000 and dividends of $940,000, respectively. Persons participating in these investments have retained their shares of j2 Global common stock and warrants to acquire j2 Global common stock.

         In October 1998, we issued 41,250 shares of j2 Global common stock to Mr. Hickox, j2 Global's former President and Chief Operating Officer, in exchange for the proceeds of the loan discussed above.

         In connection with the warrants granted to Mr. Schulhof, j2 Global also granted to him registration rights with respect to the shares issued upon exercise of the warrants. Mr. Schulhof is entitled to participate in registrations initiated by j2 Global and is entitled to demand registration of the shares owned by him. Mr. Schulhof's rights to demand a registration of his shares will expire in January 2007, but there is no express termination of his right to participate in registrations effected by j2 Global.

         In January 2000, j2 Global acquired the outstanding stock of SureTalk.Com, Inc., a closely held Internet-based faxing, messaging and communications company based in Carlsbad, California. The stock was acquired directly from the shareholders of SureTalk.Com, Inc. in a stock-for-stock purchase transaction valued at approximately $9.28 million. The shareholders of SureTalk.Com included Steven J. Hamerslag, Timothy Johnson and Lester Morales, who joined j2 Global as executive officers following the closing. Mr. Morales no longer is a j2 Global executive officer. At closing, Mr. Hamerslag received 231,411 shares of j2 Global common stock, Mr. Johnson received 9,538 shares of j2 Global common stock and Mr. Morales received 68,634 shares of j2 Global common stock, in each case in satisfaction of j2 Global's obligations to them as selling SureTalk.Com shareholders. In connection with the sale, the selling stockholders of SureTalk.Com, including Messrs. Hamerslag, Johnson and Morales, were granted registration rights with respect to the shares of j2 Global common stock they received in connection with the sale pursuant to an agreement between j2 Global and those stockholders entered into at the time of the closing. Under that agreement, j2 Global agreed to file a registration statement on Form S-1 permitting resales of the shares of j2 Global common stock held by such stockholders and to have the registration statement declared effective no later than June 30, 2000. This registration statement has been filed and was declared effective by the SEC on May 19, 2000.

         At the time of j2 Global's acquisition of SureTalk.com, SureTalk.com was a party to an administrative services agreement with Capitol Communications, Inc. pursuant to which Capitol Communications provided office space, personnel and administrative services with respect to SureTalk.com's telemarketing operation in Livonia, Michigan. Lester Morales, the former vice president, sales, of SureTalk.com and j2 Global's Senior Vice President, Sales through July 2000, is the president and sole stockholder of Capitol Communications. This administrative services agreement continued in place and j2 Global paid approximately $70,000 under this agreement through its termination in July 2000.

         In March 2000, j2 Global acquired substantially all of the assets of TimeShift, Inc., a developer of technology for accessing and managing communications services via the Internet. A former employee of TimeShift, Leo D'Angelo, joined j2 Global as an executive officer following the closing. At closing, Mr. D'Angelo received 30,000 shares of j2 Global common stock as a stock-out of any claims he had to the assets of TimeShift, Inc. that were being transferred to j2 Global.

         j2 Global believes that the transactions described above were made on terms no less favorable than could have been obtained from third parties. At the time of the transactions concerned--the initial Orchard/JFAX Investors, LLC investment in j2 Global, the June 1998 issuance of notes and j2 Global common stock, the July 1998 issuance of preferred stock and warrants and the January and March 2000 SureTalk.Com and TimeShift acquisitions--those transactions were negotiated at arms' length with previously unaffiliated parties. j2 Global intends to have all future transactions between j2 Global and its officers, directors and affiliates be approved by a majority of disinterested directors of the board of directors or one of its committees, as appropriate, in a manner consistent with Delaware law and the fiduciary duties of j2 Global's directors.

     Report of the Compensation Committee of the Board of Directors on Executive Compensation

         General. The policy of j2 Global regarding the compensation of its executive officers is to maintain a total compensation program which would retain the services of key executives and:

         .    Assure the availability of their skills for the benefit of j2
              Global;

         . Secure to j2 Global freedom from competition by such persons within reasonable and lawful limits; and

         . Provide appropriate base compensation, benefits and financial incentives through bonus, severance and other employment-related programs.

         The compensation committee of the j2 Global board of directors recommends, subject to the board's approval, executive compensation, including the compensation of the Chairman and the Chief Executive Officer. The compensation committee determines and approves stock option grants for all employees, including the Chief Executive Officer. The committee currently comprises two independent, non-employee directors, and one director whose services to j2 Global are provided pursuant to a consulting agreement with his employer.

         Compensation Philosophy. j2 Global operates in the highly competitive and rapidly changing Internet industry. The goals of j2 Global's compensation program are to align compensation with j2 Global's overall business objectives and performance, to foster teamwork and to enable j2 Global to attract, retain and reward employees who contribute to its long term success. The committee also seeks to establish compensation policies that allow j2 Global flexibility to respond to changes in its business environment.

         Compensation Components. Compensation for j2 Global's executive officers generally consists of salary, semi-annual incentive compensation bonus plan payments and stock option awards. The committee assesses past performance and anticipated future contribution of each executive officer in establishing the total amount and mix of each element of compensation.

         Salary. The salaries of the executive officers are determined annually by the compensation committee based upon various subjective factors such as the executive's responsibilities, position, qualifications, years of experience and individual performance. In no such case does the committee undertake a formal survey of analysis of compensation paid by other companies.

         Annual Incentives. j2 Global has also established a semi-annual incentive compensation bonus plan designed to recognize efforts required to achieve j2 Global's annual objectives. A management committee consisting of Richard S. Ressler, Chairman, R. Scott Turicchi, Executive Vice President, Corporate Development, and Steven J. Hamerslag, President and Chief Executive Officer, currently administers the plan. This committee is exclusively responsible for determining and approving the following:

         .    Financial planning and setting of corporate goals;

         .    Eligibility of plan participants;

         .    Bonus structure amounts, which are based on base salary; and

         .    Individual assessment guidelines and goals.

         Corporate attainment of goals drives the funding of the bonus plan. If j2 Global meets or exceeds the semi-annual revenue and/or paid subscriptions goals set by the management committee, a fixed percentage of a targeted bonus pool is funded. The fixed percentage is either 80%, 100% or 110%, depending on the extent to which the goals are met or exceeded. Assuming that the plan is funded, the individual funding is based on a targeted bonus amount, which is set by the management committee as a percentage of the individual's salary. A percentage of the target amount is paid, which percentage is based on the extent to which the aggregate bonus pool has been funded and on an individual's attainment of his or her goals, which may be either quantitative goals or numerical goals. An individual's supervisor determines what percentage of that individual's goals have been attained, and recommends a bonus accordingly. In 1999, the total targeted bonus pool was $853,001, out of which a total of $632,392 in bonuses was paid. Each of Gary H. Hickox, Zohar Loshitzer, Nehemia Zucker and Anand Narasimhan participated in the bonus plan in 1999, as to the first half of the year only in the case of Messrs. Hickox and Narasimhan. These executive officers were allocated aggregate targeted bonus payments of $300,000, representing 50% of their aggregate base salaries during the periods of participation, and received a total of $217,141 in bonus payments, for 1999.

         Stock Options. Stock option awards are designed to align the interests of executives with the long term interests of the stockholders. The compensation committee approves option grants subject to vesting periods to retain executives and encourage sustained contributions. For options granted prior to 2000, the vesting period was usually over a three-year period or as to 100% of the grant on the third anniversary of the grant. Effective January 1, 2000, the typical vesting period was changed to a four-year period or as to 100% of the grant on the fourth anniversary of the grant. The exercise price of options is generally the market price on the date of grant.

         Compensation of Chairman and Former Chief Executive Officer. Mr. Ressler's services as Chairman, and formerly as Chief Executive Officer, have been provided pursuant to a consulting arrangement with Orchard Capital Corporation, a company controlled by Mr. Ressler, who is also a member and the manager of Orchard/JFAX Investors, LLC, one of j2 Global's principal stockholders. Under this consulting arrangement, j2 Global paid Orchard Capital $200,000 per year through June 30, 1999 and $275,000 per year from July 1, 1999 though March 31, 2000, in each case payable in equal monthly payments, for the services of Mr. Ressler. These arrangements were not pursuant to a written agreement. Effective April 1, 2000, Orchard Capital's compensation was reduced to $144,000 per year, to reflect Mr. Ressler's decreased role in the management of j2 Global following the hiring of Steven J. Hamerslag as Chief Executive Officer, and Orchard Capital's revised consulting arrangement was reflected in a new written agreement between j2 Global and Orchard Capital.

         As a director, Mr. Ressler is eligible to participate in j2 Global's 1997 Stock Option Plan. In July 1999, he was granted options to purchase 500,000 shares of j2 Global common stock at an exercise price of $8.00 per share and in July 2000, he was granted an option to purchase 50,000 shares of j2 Global common stock at an exercise price of $1.72 per share. See "--1997 Stock Option Plan" beginning on page __ for a description of the terms of j2 Global's 1997 Stock Option Plan.

         The compensation paid to Orchard Capital pursuant to the consulting arrangement was determined by the compensation committee based upon various subjective factors such as Mr. Ressler's responsibilities, qualifications, years of experience, individual performance and perceived contributions to j2 Global. The committee did not undertake a formal survey of analysis of compensation paid by other companies.

         Other than reimbursement for reasonable expenses incurred in connection with the services Orchard Capital renders to j2 Global, neither Orchard Capital nor Mr. Ressler receives any other compensation from j2 Global.

                                            Respectfully submitted,

                                            Robert J. Cresci
                                            Michael P. Schulhof
                                            Richard S. Ressler

      Compliance with Section 16(a) of the Exchange Act

         Section 16(a) of the Securities Exchange Act of 1934 requires j2 Global's officers (as defined in Rule 16a-1(f)), directors and persons who own more than 10% of a registered class of the company's equity securities to file reports of ownership and changes in ownership with the SEC. Such persons are required by SEC regulations to furnish j2 Global with copies of all Section 16(a) forms they file. Based solely on j2 Global's review of the copies of such forms received by j2 Global and written representations from certain reporting persons that they have complied with the relevant filing requirements, j2 Global believes that all filing requirements applicable to its officers, directors and 10% stockholders were complied with during the fiscal year ended December 31, 1999.

      Performance Graph

         The following line graph compares the cumulative total return to stockholders on j2 Global common stock since July 23, 1999, the date j2 Global first became subject to the reporting requirements of the Securities Exchange Act of 1934. The graph compares stockholder return on j2 Global common stock with the same cumulative total return on the TheStreet.Com E-Commerce Index and the Nasdaq Composite Index. The information contained in the performance graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent that j2 Global specifically incorporates it by reference into such filing. The graph assumes that $100 was invested on July 23, 1999 in j2 Global common stock at the initial public offering price of $9.50 per share and in the indexes, and that all dividends were reinvested. No dividends have been declared or paid on j2 Global common stock. Stockholder returns over the period indicated should not be considered indicative of future stockholder returns.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG j2 GLOBAL COMMUNICATIONS, INC., THESTREET.COM E-COMMERCE INDEX AND NASDAQ COMPOSITE INDEX

[PERFORMANCE GRAPH FOR THE PERIOD JULY 23, 1999 THROUGH
DECEMBER 31, 1999 APPEARS HERE]

The following table lists the data points used in preparing the performance graph:

                           j2 GLOBAL            THESTREET.COM
                         COMMUNICATIONS,          E-COMMERCE              NASDAQ
  Measurement Date            INC.                   INDEX            COMPOSITE INDEX
      07/23/99              $ 100.00                $100.00               $100.00
      07/31/99              $  90.79                $ 96.56               $ 97.85
      08/31/99              $  72.37                $ 89.86               $101.59
      09/30/99              $  52.30                $ 93.21               $101.84
      10/31/99              $  45.72                $105.09               $110.01
      11/30/99              $  61.51                $129.05               $123.73
      12/31/99              $  70.72                $117.55               $150.92

Proposal 4 -- Amendment To 1997 Stock Option Plan

      General

         At the j2 Global annual meeting, the stockholders are being asked to ratify an amendment to j2 Global's 1997 Stock Option Plan in order to increase the number of shares reserved for issuance under the plan to 8,000,000 shares of j2 Global common stock. A total of 4,375,000 shares of j2 Global common stock have been reserved for issuance under the 1997 Stock Option Plan. However, on July 12, 2000, the j2 Global board of directors approved an increase, to 8,000,000, of the number of shares reserved for issuance under the 1997 Stock Option Plan. The text of the proposed amendment is set out in Appendix F.

         At the record date for the annual meeting of j2 Global, no shares of j2 Global common stock were available for issuance under the 1997 Stock Option Plan, exclusive of the increase in shares for which stockholder ratification is sought at this annual meeting. In addition, at the record date for the annual meeting of j2 Global, options to purchase 3,671,521 shares of j2 Global common stock were outstanding under the 1997 Stock Option Plan, and 145,138 shares had been issued upon exercise of previously granted options at an average exercise price per share of $1.11. In addition, during July 2000, options to acquire 2,050,000 shares of j2 Global common stock were issued to two of j2 Global's executive officers pursuant to the 1997 Stock Option Plan. These options are subject to the approval of the increase in the number of shares for which options may be granted under the 1997 Stock Option Plan.

         If the merger occurs, each option granted under the eFax.com stock plans, whether vested or not, will be deemed to constitute an option to acquire, on the same terms and conditions applicable to the option before the merger, a number of shares of j2 Global common stock equal to the number of shares underlying the option before the merger multiplied by the exchange ratio (rounded to the nearest whole number) at a price per share (rounded to the nearest whole number) equal to the exercise price of the shares otherwise purchasable pursuant to the option before the merger divided by the exchange ratio, subject to adjustments to satisfy the requirements of Section 424(a) of the Internal Revenue Code. At present, there are outstanding eFax.com options to acquire 3,525,531 shares of eFax.com common stock. Assuming, for example only, an exchange ratio of 0.281, these options will convert into options to acquire 990,674 shares of j2 Global common stock with an average exercise price of $18.832 per share.

         The 1997 Stock Option Plan is structured to allow the board of directors, the compensation committee or other authorized committee designated by the board of directors broad discretion in determining the participants and the extent of their participation in the 1997 Stock Option Plan for the purposes of attracting, retaining and motivating the best available talent for the successful conduct of j2 Global's business. The board of directors believes the remaining shares under the 1997 Stock Option Plan may be insufficient to accomplish these purposes. Therefore, the board has increased the shares reserved under the 1997 Stock Option Plan.

      Summary of the 1997 Stock Option Plan

         The essential features of the j2 Global 1997 Stock Option Plan are outlined below.

         Purpose. The purpose of the 1997 Stock Option Plan is to advance the interests of j2 Global and its stockholders by providing significant incentives to selected directors, officers, employees and consultants who contribute and are expected to contribute to its success, and to enhance the interest of the directors, officers, employees and consultants in its success and progress by providing them with an opportunity to become stockholders. Further, the 1997 Stock Option Plan is designed to enhance j2 Global's ability to attract and retain qualified employees necessary for its success and progress.

         Eligibility. Key employees, consultants and directors whom the j2 Global board of directors, the compensation committee or other committee designated by the board of directors to administer the 1997 Stock Option Plan deems to be of special importance to the growth and success of j2 Global are eligible participants in the plan.

         Administration. The 1997 Stock Option Plan is administered by the board of directors, the compensation committee or other committee, which are collectively referred to as the Committee, as may be appointed by the board of directors of j2 Global, which Committee shall consist of not less than two members. The Committee has full and final authority:

         .    To interpret the 1997 Stock Option Plan and each option agreement;

         .    To prescribe, amend and rescind rules and regulations, if any, relating to the 1997 Stock Option Plan;

         .    To make all determinations necessary or advisable for the
administration of the 1997 Stock Option Plan; and

         .    To correct any defect, supply any omission and reconcile any inconsistency in the 1997 Stock Option Plan and any option agreement.

Committee members receive no additional compensation for their services in connection with the 1997 Stock Option Plan.

         Options. The 1997 Stock Option Plan permits the granting of non-transferable options that either are intended to qualify as incentive stock options ("ISOs") or are not intended to so qualify ("NSOs").

         The exercise price of each ISO may not be less than the higher of the par value or 100% of the fair market value of the shares of j2 Global common stock subject to the option on the date the option is granted. The exercise price of each NSO will be the amount determined by the Committee, provided that the amount will not be less than the higher of par value or 85% of the fair market value of the shares of j2 Global common stock subject to the option on the date the option is granted, provided that options may only be granted at less than 100% of the fair market value of the shares of common stock subject to the option on the date of grant if the discount is expressly in lieu of a reasonable amount of salary or cash bonus, as determined by the Committee in its sole discretion. To date, j2 Global has granted only ISOs and has not granted options at exercise prices less than fair market value on the date of grant.

         No ISO may be granted to any holder of 10% or more of the total combined voting power of all classes of stock of j2 Global unless at the time of the grant of such option, the exercise price is equal to or greater than 110% of the fair market value of the shares of j2 Global common stock subject to the option, and the term of the option is five years or less.

         To the extent that the aggregate fair market value of the j2 Global common stock with respect to which ISOs are exercisable for the first time by an optionee during any calendar year exceeds $100,000, such options shall be treated as NSOs.

         The term of each option will be fixed by the Committee but may not exceed 10 years from the date of grant. Each option becomes exercisable, on a cumulative basis, with respect to 25% of the aggregate number of the shares of j2 Global common stock covered thereby on the first anniversary of the date of grant and with respect to an additional 25% of the shares of j2 Global common stock covered thereby on each of the next three succeeding anniversaries of the date of grant; provided, however, the Committee may establish a different vesting schedule for any optionee or group of optionees. Any portion of an option which has become exercisable shall remain exercisable until it is exercised in full or terminates pursuant to the terms of the 1997 Stock Option Plan or applicable option agreement pursuant to which it is granted.

         The exercise price of options granted under the 1997 Stock Option Plan must be paid in full by :

         .    Cash;

         .    Certified check payable to the order of j2 Global;

         .    Outstanding shares of j2 Global duly endorsed to j2 Global, which shares of common stock shall be valued at their fair market value as of the day preceding the date of such exercise,

         .    Any combination of the foregoing; or

         .    Such other method of payment as may be provided in the applicable option agreement.

         Under the 1997 Stock Option Plan, in the event of termination of an optionee's employment other than for cause, an option must be exercised within three months following termination of employment or the date of expiration of the option, whichever occurs first, unless the applicable option agreement provides otherwise. In the event an optionee dies while he or she is an employee of j2 Global or during the three-month period following his or her termination, the period within which the option must be exercised is one year from the date of death, unless the option agreement provides otherwise. In the event of termination for cause, any option theretofore granted to such employee shall expire and cease to be exercisable on the date notice of such termination is delivered to the optionee.

         Options granted pursuant to the 1997 Stock Option Plan become immediately exercisable without any further action upon the occurrence of a "change of control" as that term is defined in the plan.

         The granting of options under the 1997 Stock Option Plan by the Committee is subjective and is dependent upon, among other things, an employee's individual performance. Therefore, future option grants to executive officers or employees under the 1997 Stock Option Plan are not determinable.

         Adjustments for Stock Dividends and Other Events. The Committee is authorized to make appropriate adjustments in connection with outstanding awards under the 1997 Stock Option Plan to reflect stock dividends, stock splits and similar events.

         Amendment and Termination. The j2 Global board of directors may amend the 1997 Stock Option Plan at any time and from time to time. Rights and obligations under any option granted before amendment of the 1997 Stock Option Plan may not be materially altered, or impaired adversely, by an amendment, except with consent of the optionee. An amendment of the 1997 Stock Option Plan is subject to the approval of j2 Global's stockholders only to the extent required by applicable laws, regulations or rules.

         To the extent applicable, the 1997 Stock Option Plan is intended to permit the issuance of ISOs to employees in accordance with the provisions of
Section 422 of the Internal Revenue Code. Subject to the previous paragraph, the 1997 Stock Option Plan and option agreements may be modified or amended at any time, both prospectively and retroactively, and in a manner that may affect ISOs previously granted, if such amendment or modification is necessary for the 1997 Stock Option Plan and ISOs granted thereunder to qualify under the provisions of the Internal Revenue Code.

         The board may at any time terminate the 1997 Stock Option Plan as of any date specified in a resolution adopted by the board. If not earlier terminated, the 1997 Stock Option Plan will terminate on November 11, 2007. No options may be granted after the 1997 Stock Option Plan has terminated, but the Committee will continue to supervise the administration of options previously granted.

         Certain United States Federal Income Tax Information. The following is only a brief summary of the effect of federal income taxation upon the recipient and j2 Global under the 1997 Stock Option Plan based upon the Internal Revenue Code. This summary does not purport to be complete and does not discuss the income tax laws of any municipality, state or country outside of the United States in which an optionee may reside.

         Incentive Stock Options. If an option granted under the 1997 Stock Option Plan is an ISO, the optionee will recognize no income upon grant of the ISO and will incur no tax liability due to the exercise unless the optionee is subject to the alternative minimum tax. j2 Global will not be allowed a deduction for federal income tax purposes as a result of the exercise of an ISO regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two years after the grant of the ISO and one year after the exercise by the optionee, any gain (or loss) will be treated as long term capital gain (or loss). If these holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. j2 Global will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee subject to reasonableness. Any gain (or loss) recognized on a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as a capital gain (or loss).

         Nonstatutory Stock Options. All options that do not qualify as ISOs are taxed as NSOs. An optionee will not recognize any taxable income at the time he or she is granted an NSO. However, upon the exercise of an NSO, the optionee will recognize ordinary income measured by the excess of the then fair market value of the shares over the option exercise price. The income recognized by an optionee who is also an employee of j2 Global will be subject to withholding by j2 Global by payment in cash or out of the current earnings paid to the optionee. Upon resale of the shares by the optionee, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain (or loss). Net capital gain recognized from the sale of shares held more than one year generally will be taxed at a rate not to exceed 20%. j2 Global will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of an NSO, subject to reasonableness.

         Participation in the 1997 Stock Option Plan. The grant of options under the 1997 Stock Option Plan is subject to the discretion of the Committee. As of the date of this proxy statement/prospectus, there have been grants of awards to approximately 200 directors and employees representing 4,921,667 options to acquire shares of j2 Global common stock, including options that have lapsed or been exercised, but excluding options that are subject to the proposed increase in the 1997 Stock Option Plan. Future awards are not determinable. See "--Proposal 3 -- Election of Directors" on page __ for a table that includes information with respect to the grant of options to the executive officers named in the Summary Compensation Table, to all current executive officers as a group, to all current directors who are not executive officers as a group, and to all other employees as a group during the last fiscal year.

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         Required Vote and Recommendation. Ratification of the amendment to the
1997 Stock Option Plan requires the affirmative vote of the holders of a majority of shares of j2 Global common stock present or represented and entitled to vote at the annual meeting.

     THE j2 GLOBAL BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 4,
                 THE AMENDMENT TO THE 1997 STOCK OPTION PLAN.

Proposal 5 -- Ratification Of Selection Of Independent Auditors

         The j2 Global board of directors has selected KPMG LLP, independent auditors, to audit the consolidated financial statements for the fiscal year ending December 31, 2000. KPMG LLP has served as j2 Global's independent auditors since j2 Global's inception. Notwithstanding the selection, the board, in its discretion, may direct appointment of new independent auditors at any time during the year, if the board feels that such a change would be in the best interests of j2 Global and its stockholders. Representatives of KPMG LLP are expected to be present at the annual meeting and are expected to be available to respond to appropriate questions.

         Ratification of KPMG LLP as j2 Global's auditors requires the affirmative vote of the holders of a majority of shares of j2 Global common stock present or represented and entitled to vote at the annual meeting.

     THE j2 GLOBAL BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 5,
              RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS.

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                         The eFAX.COM SPECIAL Meeting

General

         The eFax.com board of directors is providing this proxy statement/prospectus to eFax.com stockholders in connection with the solicitation of proxies for use at the special meeting of eFax.com stockholders and at any adjournment(s) or postponement(s) of the meeting. The special meeting is scheduled to be held at the Hollywood Roosevelt Hotel, 7000 Hollywood Boulevard, Los Angeles, California 90028, on _________, 2000 at 10:00 a.m., local time.

         The purpose of the eFax.com special meeting is to consider and vote on:

         1.  The adoption of the merger agreement; and

         2. Such other business as may properly come before the eFax.com special meeting.

Record Date and Outstanding Shares

         The eFax.com board has fixed the close of business on ______________, 2000 as the record date for determining which eFax.com stockholders are entitled to receive notice of and vote at the special meeting. At the record date, _____________ shares eFax.com common stock were outstanding. There were also
____________ shares of eFax.com Series D Convertible Preferred Stock outstanding.

         The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of eFax.com common stock is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes (as described below) will be counted solely for purposes of determining whether a quorum exists. Under the applicable rules of the National Association of Securities Dealers, Inc., brokers or members who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote those shares with respect to the approval of the matters to be considered at the eFax.com annual meeting. We refer to these as "broker non-votes." Abstentions and broker non-votes will have the effect of a vote against the adoption of the merger agreement.

Revocability of Proxies

         Any proxy given pursuant to eFax.com's solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

         .   Filing with the secretary of eFax.com at or before the taking of the vote at the eFax.com special meeting a written notice of revocation bearing a later date than the proxy;

         .   Fully executing a later dated proxy relating to the same shares and delivering it to the secretary of eFax.com at or before the taking of the vote at the eFax.com special meeting;

         .   Submitting a new proxy by telephone or Internet; or

         .   Attending the eFax.com special meeting and voting in person.
Attendance at the special meeting will not in and of itself constitute a revocation of a proxy. If your shares of eFax.com common stock are held in street name, you must obtain a proxy, signed in your favor, from the institution that holds your shares in order to vote in person at the eFax.com special meeting.

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         All written notices of revocation and other communications with respect to the revocation of eFax.com proxies should be addressed to eFax.com, 1378 Willow Road, Menlo Park, California, 94025, Attention: Secretary. A stockholder whose shares are held in street name should follow the instructions of his or her broker regarding revocation of proxies. An eFax.com proxy appointment will not be revoked by the death or incapacity of the stockholder executing the proxy unless, before the shares are voted, notice of the death or incapacity is filed with the secretary of eFax.com or other person responsible for tabulating votes on behalf of eFax.com.

         eFax.com stockholders should not send eFax.com common stock certificates with their eFax.com proxy cards. If the merger is completed, holders of eFax.com common stock and Series D Preferred Stock will be mailed a transmittal form with instructions on how to exchange their current stock certificates for stock certificates of j2 Global.

Voting and Solicitation

         On all matters, each share of eFax.com common stock has one vote. Shares of eFax.com's Series D Preferred Stock do not have a vote on the adoption of the merger agreement. The adoption of the merger agreement will require the affirmative vote of a majority of the votes eligible to be cast by holders of eFax.com common stock issued and outstanding on _________ , 2000.

         This proxy statement/prospectus is accompanied by a form of proxy for use at the eFax.com special meeting. Holders of record of eFax.com common stock on the record date may submit their proxies either by telephoning the toll-free number included on the enclosed proxy card, by Internet in accordance with the instructions included on the enclosed proxy card or by returning a properly signed proxy card in the enclosed postage-paid envelope. When you use the telephone or Internet systems, the selected system will verify that you are a stockholder through the use of a unique control number that is assigned to you. The telephone and Internet systems allow you to instruct the proxies how to vote your shares and to confirm that your instructions have been properly recorded. Beneficial owners of common shares of eFax.com that hold their shares through brokers, banks or other nominees will receive voting instructions from their nominee which must be followed in order to vote their shares.

         If you complete the enclosed proxy card and return it in time or vote by telephone or the Internet, your proxy holder will vote your shares according to the instructions indicated on the proxy. Except for broker non-votes, if no instructions are indicated, such proxies will be voted "FOR" approval of the merger agreement and, as determined by a majority of the eFax.com board, as to any other matter that may come before the eFax.com special meeting. Those other matters may include, among other things, a motion to adjourn or postpone the eFax.com special meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise. No proxy with instructions to vote against the merger proposals, however, will be voted in favor of any adjournment or postponement of the eFax.com special meeting.

         eFax.com will bear the cost of soliciting its proxies. The cost is estimated to be $15,000. eFax.com has retained Georgeson Shareholder Communications Inc. to assist in its solicitation of proxies from brokers, nominees, institutions and individuals.

         Georgeson Shareholder Communications' services will include:

         .   Delivering proxy materials to banks, brokerage firms and other nominees for redelivery to beneficial owners of shares eFax.com common stock;

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         .   Placing follow-up calls to individuals and institutions to ensure receipt of the proxy materials and to encourage them to vote; and

         .   Answering routine telephone inquiries from stockholders.

         Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by the custodians, nominees and fiduciaries. eFax.com will reimburse these parties for their reasonable expenses. In addition, proxies may be solicited by directors, officers and employees of eFax.com in person or by telephone, telegram, e-mail or other means of communication, provided that no additional compensation will be paid for these services. Georgeson Shareholder Communications will be paid a base fee and allowance for expenses for providing solicitation services.

         Only shares affirmatively voted for the adoption of the merger agreement, including properly signed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If an eFax stockholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote against the adoption of the merger agreement. Brokers, banks or other nominees who hold shares of eFax common stock in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers.

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                                  THE MERGER

     The discussion in this proxy statement/prospectus of the merger and the principal terms of the merger agreement does not purport to be complete and is subject to, and qualified in its entirety by, the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus. We urge you to read Appendix A in its entirety.

General

     We are furnishing this proxy statement/prospectus to j2 Global and eFax.com stockholders in connection with the solicitation of proxies by the boards of directors of j2 Global and eFax.com for use at their respective meetings of stockholders, and at any adjournment(s) or postponement(s) thereof.

     At the j2 Global annual meeting, j2 Global stockholders will be asked to consider and vote upon, among other things, a proposal to approve the issuance of shares of j2 Global common stock in the merger. At the eFax.com special meeting, eFax.com stockholders will be asked to consider and to vote upon a proposal to adopt the merger agreement.

     Under the merger agreement, a subsidiary of j2 Global will merge with and into eFax.com and eFax.com will survive the merger as a wholly-owned subsidiary of j2 Global. In addition, in the merger:

     .    Each share of eFax.com common stock issued and outstanding immediately prior to the merger will be converted into a fraction of a share of j2 Global common stock based on an exchange ratio formula. The exact formula is included on page __ and is attached to the merger agreement as Exhibit B which is itself attached to this proxy statement/prospectus as Appendix A. The exchange ratio formula takes into consideration, among other things:

          .    The amounts owing by eFax.com to j2 Global at the completion of the merger under their loan agreement;

          .    The amount of cash, prepaid expenses and overdue payables at
     eFax.com on the date the merger is completed;

          .    The number of shares of eFax.com common stock issued in
     connection with the conversion of shares of Series D Preferred Stock prior to completion of the merger; and

          .    The date on which the merger occurs;

     .    Each share of eFax.com Series D Preferred Stock will be converted into
4,960.15 shares of j2 Global common stock, which amount will increase between the date of this proxy statement/prospectus and the time the merger is completed at an annualized rate of 3.5%. Pursuant to an agreement among the holders of the Series D Preferred Stock, eFax.com and j2 Global, each holder of Series D Preferred Stock has agreed that it would receive shares of j2 Global common stock in the merger to the extent that the number of shares of j2 Global common stock held by the holder and its affiliates did not exceed 10% of the j2 Global common stock outstanding immediately after the merger. In addition, each preferred stockholder will receive a warrant, exercisable for j2 Global common stock at $0.01 per share, to acquire the number of shares of j2 Global common stock to which the holder would have been entitled as merger consideration, but could not receive because of the 10% limitation;

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     .    In lieu of fractional shares, a cash payment will be made; and

     .    Each share of j2 Global common stock issued and outstanding immediately prior to the merger will remain issued and outstanding.

     Because the exchange ratio formula depends on information that cannot be known until the date the merger is completed, the exact exchange ratio cannot be determined at this time. However, each share of eFax.com common stock would be converted into 0.281 of a share of j2 Global common stock based on the formula if the merger occurs on October 31, 2000 and on that date:

     .    eFax.com owes j2 Global $5 million under their loan agreement;

     .    eFax.com has no cash on hand and it has no prepaid expenses or accounts payable which affect the exchange ratio; and

     .    The same number of shares of eFax.com common stock is outstanding as is outstanding on the date of this proxy statement/prospectus.

     The receipt of the merger consideration will generally be a taxable event to eFax.com stockholders.

     The merger will become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware, or at a later date or time as j2 Global and eFax.com shall agree and specify in the certificate of merger.

Background of the Merger

     In July 1999, Steven J. Hamerslag, currently the President and Chief Executive Officer of j2 Global, but at that time the president and chief executive officer of SureTalk.com, Inc. (previously known as Fax4Free.com), initiated discussions with eFax.com with respect to a potential merger between SureTalk.com and eFax.com. However, on January 26, 2000, j2 Global acquired SureTalk.com, at which time Mr. Hamerslag joined j2 Global as President and Chief Executive Officer.

     During the first calendar quarter of 2000, eFax.com had discussions with a number of potential investors in an attempt to obtain financing, including discussing a potential private placement of eFax.com convertible preferred stock. Due to a number of factors, including eFax.com's capital structure, eFax.com was unable to find an interested investor or lender.

     On February 16, 2000, Ron Brown, then eFax.com's President, Michael Crandell, eFax.com's Executive Vice President and Chief Technology Officer, and Todd Kenck, eFax.com's Vice President and Chief Financial Officer, met with Mr. Hamerslag and Scott Turicchi, a director of j2 Global (who subsequently became j2 Global's Executive Vice President, Corporate Development), at eFax.com's Menlo Park, California offices to ascertain whether a merger between eFax.com and j2 Global was feasible and whether j2 Global could also provide bridge financing to eFax.com to enable eFax.com to have necessary funds until the merger could be completed. Mr. Hamerslag indicated that j2 Global would be interested and the parties held several subsequent discussions concerning potential terms of the merger and the potential bridge loan. On March 28, 2000, Messrs. Brown, Crandell, Kenck, Hamerslag and Turicchi and other representatives of the two companies met at j2 Global's offices in Hollywood, California to begin negotiations of a letter of intent. The parties continued to negotiate the letter of intent until it was executed on April 5, 2000.

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     On April 2, 2000, eFax.com began negotiations with representatives of the holders of its Series A Convertible Preferred Stock in order to permit the merger transaction to proceed. Upon the occurrence of an organic change to eFax.com, which would include eFax.com's merger with a subsidiary of j2 Global, the holders of the Series A Preferred Stock had a right to receive a cash payment equal to 125% of the liquidation value of the Series A Preferred Stock, plus any accrued, but unpaid dividends. j2 Global's management had indicated that it was unwilling to make any cash payments to the preferred stockholders in connection with the merger and that the preferred stockholders would have to agree to accept shares of j2 Global common stock as merger consideration. eFax.com and the representatives of the preferred stockholders agreed that the preferred stockholders would exchange their shares of Series A Preferred Stock for a new Series B Convertible Preferred Stock. Under the terms of the Series B Preferred Stock, eFax.com could cause the preferred stockholder to receive j2 Global securities as merger consideration provided that the merger occurred on the terms included in the letter of intent between eFax.com and j2 Global.

     On April 2, 2000, eFax.com's board of directors held a special meeting in which the company's financial advisor, Pacific Growth Equities, Inc., discussed the potential fairness of eFax.com's proposed merger with j2 Global. The eFax.com board had previously met on March 30, 2000 and March 31, 2000 and also met on April 3, 2000 to discuss the potential merger with j2 Global, the terms of the letter of intent and the negotiations with the preferred stockholders.

     On April 4, 2000, the eFax.com board of directors authorized the entering into of the letter of intent with j2 Global and an exchange agreement with eFax.com's preferred stockholders setting forth the terms of the exchange of the Series A Preferred Stock into the Series B Preferred Stock.

     On April 5, 2000, eFax.com and j2 Global signed the letter of intent to merge. On April 5, 2000, eFax.com also entered into the exchange agreement with its preferred stockholders.

     On April 5, 2000, eFax.com and j2 Global executed the commitment letter for the term loan agreement and eFax.com issued a warrant to j2 Global to acquire 250,000 shares of eFax.com common stock at an exercise price of $4.4375 per share. The exercise price of the warrant resets to $1.00 per share if the definitive merger agreement is terminated for any reason.

     On April 7, 2000, the preferred stockholders exchanged their shares of Series A Preferred Stock for shares of Series B Preferred Stock.

     On April 10, 2000, Josh Mailman, then eFax.com's Vice President of Operations, met with management of Integrated Global Concepts, Inc. to discuss the proposed merger and the services which would be necessary to transition eFax.com's operations system to the system of the combined company after the merger. Integrated Global Concepts has provided development and co-location services necessary for eFax.com's operation, including creating software used by eFax.com.

     Between April 11, 2000 and May 5, 2000, a loan agreement and related documents were negotiated between j2 Global and eFax.com. The eFax.com board of directors approved eFax.com's entering into the definitive loan agreement and related documents with j2 Global on May 1, 2000. j2 Global and eFax.com entered into the loan agreement and related documents on May 5, 2000. On May 5, 2000, eFax.com received an initial drawdown of $750,000 under the term loan agreement. In addition, eFax.com received drawdowns of $750,000 on each of June 9, 2000 and July 3, 2000 and drawdowns of $250,000 and $750,000 on July 28, 2000 and August 1, 2000, respectively.

     On April 28, 2000, j2 Global retained Tucker Anthony Cleary Gull to prepare a fairness opinion with respect to a possible business combination with eFax.com.

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     During April and May 2000, Messrs. Mailman and Crandell held discussions with Integrated Global Concepts concerning:

     .    Obtaining Integrated Global Concepts' assistance in transitioning
eFax.com's operating system to the system of the combined company;

     .    eFax.com's obtaining a license from Integrated Global Concepts for software previously developed by Integrated Global Concepts for eFax.com and currently used by eFax.com in its operating systems; and

     .    Integrated Global Concepts' relinquishing any claims which it might have against eFax.com for past services provided by Integrated Global Concepts to eFax.com.

     From April 2000 to July 2000, each of eFax.com and j2 Global and their representatives reviewed each other's operations, financial conditions, prospects and otherwise conducted and completed their due diligence review.

     On May 8, 2000, May 19, 2000, May 31, 2000 and June 15, 2000, the eFax.com
board of directors met and received updates from eFax.com's management and attorneys in connection with the status of the merger negotiations, discussions with Integrated Global Concepts and other matters.

     On May 18, 2000, Mr. Hamerslag informed Mr. Crandell that the merger agreement could not be executed until eFax.com reached an agreement with Integrated Global Concepts on the issues which Messrs. Mailman and Crandell had been discussing with Integrated Global Concepts.

     On May 31, 2000, eFax.com, Integrated Global Concepts and j2 Global reached a tentative agreement that as consideration in connection with an agreement of understanding, Integrated Global Concepts would receive 2.0 million shares of j2 Global common stock immediately prior to the merger.

     On June 14, 2000, eFax.com was informed by The Nasdaq Stock Market that, subject to an appeal, eFax.com's common stock would be delisted from The Nasdaq National Market on June 22, 2000. eFax.com formally requested an appeal of Nasdaq's decision.

     On June 16, 2000, Messrs. Hamerslag and Turicchi informed Messrs. Brown, Crandell and Kenck that j2 Global could not complete the merger unless the exchange ratio which determines the fraction of a share of j2 Global common stock which would be received for each share of eFax.com common stock was altered to substantially reduce the merger consideration to be paid by j2 Global. Mr. Hamerslag stated that the reduction was necessary primarily as a result of the significant decrease in each company's market value and j2 Global's desire to have its stockholders maintain, on an enterprise value basis, their relative percentage ownership in the combined company. In addition, j2 Global stated that eFax.com's relationship with Integrated Global Concepts was not as initially understood by j2 Global.

     On June 19, 2000, eFax.com's management informed its board of directors of the proposed reduction in merger consideration.

     On June 19, 2000, after additional negotiations, eFax.com and j2 Global tentatively agreed that the exchange ratio formula would be adjusted to provide that the total merger consideration to be paid to eFax.com's common and preferred stockholders would be an estimated 11.0 million shares of j2 Global common stock and j2 Global would agree to issue an additional 2.0 million shares of its common stock to Integrated Global Concepts.

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     On June 27, 2000, the eFax.com board of directors met to discuss merger-
related issues.

     On June 28, 2000, Mr. Kenck contacted the representatives of the preferred stockholders to inform them of the proposed changes in the company's proposed merger with j2 Global, including the reduction in total merger consideration and the potential issuance of 2.0 million shares of j2 Global common stock to Integrated Global Concepts. Prior to meeting with the representatives of the preferred stockholders, eFax.com and j2 Global had determined that the proposed merger was no longer on the terms set forth in the letter of intent and eFax.com no longer had a contractual right to require its preferred stockholders to convert their shares of Series B Preferred Stock into securities of j2 Global in the merger.

     The eFax.com board of directors approved the entering into of the agreement of understanding with j2 Global and Integrated Global Concepts on June 30, 2000. The agreement of understanding provided for the issuance of 2.0 million shares of j2 Global common stock to Integrated Global Concepts in the merger as consideration for Integrated Global Concepts' grant of the software license, provision of the transition services and relinquishment of any claims which it might have against eFax.com. The j2 Global board of directors subsequently approved the entering into the agreement of understanding with eFax.com and Integrated Global Concepts on July 12, 2000. On June 30, 2000, eFax.com and j2 Global entered into the agreement of understanding with Integrated Global Concepts.

     The representatives of the preferred stockholders informed eFax.com on July 5, 2000 that the preferred stockholders would agree to exchange their Series B Preferred Stock for a new Series D Convertible Preferred Stock which at the time of the merger could be required to be exchanged for securities of j2 Global. The preferred stockholders also indicated that they would agree to execute a side agreement with eFax.com and j2 Global providing that the preferred stockholders would receive a warrant to acquire shares of j2 Global common stock for $.01 per share to the extent that the merger consideration to which they were entitled would cause them and their affiliates to own more than 10% of the j2 Global common stock after the merger. The eFax.com board of directors approved the terms of the new exchange agreement with the preferred stockholders on July 5, 2000.

     On July 12, 2000, the j2 Global board of directors held a special meeting in which the company's financial advisor, Tucker Anthony, rendered its oral opinion that, as of that date, the exchange ratio of shares of j2 Global common stock to be exchanged for shares of eFax.com common stock was fair to the stockholders of j2 Global from a financial point of view. The j2 Global board of directors suggested changes to the terms of the merger agreement.

     On July 12, 2000, the eFax.com board of directors also held a special meeting. Pacific Growth Equities render its oral opinion that, as of that date, the merger consideration to be paid by j2 Global to the eFax.com stockholders in the merger was fair from a financial point of view to the eFax.com stockholders. The eFax.com board then approved the merger agreement and the execution of the exchange agreement and side agreement with its preferred stockholders.

     Following the meeting of the eFax.com board, Mr. Hamerslag informed Mr. Crandell that the j2 Global board had approved the merger agreement, subject to additional changes. After further negotiations with j2 Global and confirmation that the changes would not affect Pacific Growth Equities' fairness opinion, the eFax.com board on July 13, 2000 approved the additional changes to the merger agreement.

     The merger agreement was signed by j2 Global and eFax.com on July 13, 2000.

     On July 13, 2000, eFax.com and its preferred stockholders executed the exchange agreement and eFax.com, the eFax.com preferred stockholders and j2 Global executed the side agreement.

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     Also on July 13, 2000, eFax.com appealed Nasdaq's delisting decision before a qualifications hearing. eFax.com requested that Nasdaq permit the continued listing of eFax.com common stock pending the completion of the merger.

     The preferred stockholders exchanged their shares of Series B Preferred Stock for Series D Preferred Stock on July 17, 2000.

     On August 8, 2000, Nasdaq informed eFax.com that its shares of common stock would be delisted from The Nasdaq National Market on August 9, 2000.

     On August 9, 2000, eFax.com common stock was delisted from The Nasdaq National Market and began trading on the over-the-counter electronic bulletin board sponsored by Nasdaq.

Reasons of eFax.com for the Merger and Recommendation of the eFax.com Board

     In reaching its decision to approve the merger and the merger agreement and to recommend that eFax.com stockholders vote to adopt the merger agreement, eFax.com's board of directors consulted with senior management and its financial and legal advisors and considered a number of factors. In view of the variety of material factors considered in connection with the evaluation of the merger, the eFax.com board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. However, the board's decision was substantially based upon the following factors:

     .    eFax.com's cash position was insufficient to permit it to operate beyond the immediate time period and eFax.com's independent auditors, on January 24, 2000, had rendered an opinion with an explanatory paragraph in which they raised "substantial doubt about [eFax.com's] ability to continue as a going concern;"

     .    eFax.com had solicited potential investors to determine if any of them had any interest in acquiring the company and also had held discussions with other entities about potential equity or debt financings of eFax.com. Based on the responses of these parties, management believed that there was no transaction which could be completed in a manner which would permit eFax.com to retain value for its stockholders and concluded that the two primary options for eFax.com were to be acquired by a third party or to liquidate the company; and

     .    The most likely alternative to the merger was to liquidate eFax.com.

   Additional Factors

     In addition to the preceding factors, in reaching its decision that the merger will be beneficial to eFax.com and its stockholders, the eFax.com board of directors considered a number of additional factors, including:

     .    As part of the initial merger negotiations, j2 Global agreed to enter into a loan agreement with eFax.com pursuant to which eFax.com could borrow up to $5 million, which funding was necessary for eFax.com to conduct its operations. While it was not a condition to the continuation of the loan agreement that eFax merge with j2 Global, eFax.com prior to the execution of the merger agreement was unable to find any additional third party financing and no third party demonstrated that it was willing to make an offer for eFax.com which was superior to j2 Global's proposal;

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     .    eFax.com's preferred stockholders were willing to accept j2 Global securities as merger consideration and to forego their right to require a cash payment of approximately $20 million at the time of the merger;

     .    Pacific Growth Equities' opinion and discussion of its opinion that the merger consideration to be paid to eFax.com's stockholders in the merger is fair from a financial point of view to the eFax.com stockholders;

     .    As a combined company, j2 Global and eFax.com would have a better long term ability to compete against larger, better financed entities than either company would alone;

     .    Historical information concerning eFax.com's and j2 Global's respective businesses, financial performance and condition, operations, technology, management and competitive position, including filings with the SEC concerning the results of operations;

     .    The terms of the merger agreement, the agreements with eFax.com's preferred stockholders and the loan agreement with j2 Global; and

     .    Measures for cutting costs at eFax.com to enable the company to remain independent, including reducing staff and selling assets.

   Potentially Negative Factors

     The eFax.com board of directors also identified and considered a number of potentially negative factors in its deliberations, including:

     .    The possibility that the merger might not be consummated, including the amount of resources to be expended prior to the merger and merger termination payments which eFax.com may be required to make to j2 Global;

     . The uncertainty as to the final merger consideration to be received by the holders of eFax.com common stock. As the amount of eFax.com's borrowings and cash reserves fluctuate, so does the exchange ratio used to determine the merger consideration;

     .    If events occur which require eFax.com and j2 Global to significantly revise the terms of the merger agreement, eFax.com would have to obtain approval of such changes from its preferred stockholders; and

     .    The merger will be a taxable event for eFax.com stockholders.

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          FOR THE PRECEDING REASONS, THE eFAX.COM BOARD OF DIRECTORS
       UNANIMOUSLY RECOMMENDS THAT eFAX.COM STOCKHOLDERS VOTE "FOR" THE
      ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS DISCUSSED IN
                     THE AGREEMENT, INCLUDING THE MERGER.

Reasons of j2 Global for the Merger and Recommendations of the j2 Global Board

     In reaching its decision to approve the merger and the merger agreement and to recommend that j2 Global stockholders vote to adopt the merger agreement and to issue the shares of j2 Global common stock to be issued in connection with the merger, j2 Global's board of directors consulted with senior management and its financial and legal advisors and considered a number of factors. In reaching its decision that the merger will be beneficial to j2 Global and its stockholders, the j2 Global board of directors considered a number of factors, including:

     .    Tucker Anthony Cleary Gull's opinion and discussion of the opinion that the merger consideration to be paid by j2 Global in the merger is fair from a financial point of view to the j2 Global stockholders;

     .    Historical information concerning j2 Global's and eFax.com's respective businesses, financial performance and condition, operations, technology, management and competitive position, including filings with the SEC concerning the results of operations; and

     .    The terms of the merger agreement, the agreements with eFax.com's preferred stockholders and the loan agreement with eFax.com.

     In view of the variety of material factors considered in connection with the evaluation of the merger, the j2 Global board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. However, the board's decision was substantially based upon the following factors:

     .    The belief that the proposed combination of the companies represents a unique opportunity to acquire a large base of free and paid subscribers, together with the fact that, on a combined basis, the companies will be much better positioned to generate revenues from the free subscriber base by converting free subscribers to paid subscribers, offering paid advertising in the customer interface utilized by free subscribers and offering third-party promotions to free subscribers;

     .    The value to j2 Global of certain of eFax.com's development personnel and technology; and

     .    As a combined company, j2 Global and eFax.com would have a better long term ability to compete against larger, better financed entities than either company would alone, including as a result of measures that could be implemented to cut costs of the combined entities, including reducing staff and selling assets.

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     The j2 Global board of directors also identified and considered in its deliberations a number of factors weighing against the proposed merger, including:

     .    The possibility that the merger might not be consummated, including due to the possible failure of the eFax.com stockholders to approve the merger, and the amount of resources that would be expended and wasted if that were the case;

     .    The integration of j2 Global and eFax.com will be a complex, time consuming and expensive process and may disrupt the business of either or both if not completed in a timely and efficient manner; and

     .    A likely alternative to the merger would be a liquidation of eFax.com, which liquidation would provide some of the benefits of the proposed merger (in particular, enhancing j2 Global's competitive position) without the issuance of additional j2 Global common stock.

     After considering the various factors weighing against the proposed merger, the j2 Global board of directors concluded that the factors in favor of the merger (as described above) outweighed the negative factors.

           FOR THE PRECEDING REASONS, THE j2 GLOBAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT j2 GLOBAL STOCKHOLDERS VOTE "FOR" THE ISSUANCE OF SHARES OF j2 GLOBAL COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

Opinion of eFax.com's Financial Advisor

     eFax.com retained Pacific Growth Equities to evaluate the terms of the merger with j2 Global and render an opinion as to its fairness. On July 12, 2000, Pacific Growth Equities rendered its oral opinion, subsequently confirmed in writing, to the board of directors of eFax.com that the merger consideration to be paid by j2 Global to eFax.com stockholders in the merger is fair from a financial point of view to eFax.com stockholders.

     THE FULL TEXT OF PACIFIC GROWTH EQUITIES' WRITTEN OPINION DATED JULY 11, 2000 WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. HOLDERS OF eFAX.COM COMMON STOCK ARE URGED TO, AND SHOULD, READ THIS OPINION CAREFULLY IN ITS ENTIRETY. THE ENGAGEMENT OF PACIFIC GROWTH EQUITIES AND ITS OPINION ARE FOR THE BENEFIT OF THE eFAX.COM BOARD OF DIRECTORS AND ITS OPINION WAS DELIVERED TO THE eFAX.COM BOARD IN CONNECTION WITH ITS CONSIDERATION OF THE MERGER. PACIFIC GROWTH EQUITIES' OPINION ADDRESSES ONLY THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO eFAX.COM, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF eFAX.COM COMMON STOCK AS TO HOW TO VOTE WITH RESPECT TO THE MERGER.

     In connection with the Pacific Growth Equities opinion, Pacific Growth
Equities:

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     .    Reviewed certain publicly available financial information and other information concerning eFax.com and j2 Global and certain internal analyses and other information furnished to it by eFax.com and j2 Global; and

     .    Held discussions with the members of senior management of eFax.com regarding the businesses and prospects of the respective companies and the joint prospects of a combined company.

     In addition, Pacific Growth Equities:

     .    Reviewed the historical reported prices and trading activity for
eFax.com common stock and j2 Global common stock;

     .    Compared certain financial information for both eFax.com and j2 Global with similar information for selected companies whose securities are publicly traded;

     .    Compared certain stock market information and valuations to eFax.com and j2 Global with similar information for certain companies whose securities are publicly traded;

     .    Analyzed information about prices paid in acquisitions of other similar companies; and

     .    Performed other studies and analyses and considered other factors as it deemed appropriate.

     In conducting its review and arriving at its opinion, Pacific Growth Equities assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the information furnished to or otherwise reviewed by or discussed with it for the purposes of rendering its opinion. Pacific Growth Equities assumed, with the consent of eFax.com, that the merger would qualify for purchase accounting treatment and as a taxable transaction for the stockholders of eFax.com for federal income tax purposes, and that the merger would be consummated in accordance with the terms of the merger agreement without any amendment thereto and without waiver by eFax.com or j2 Global of any of the conditions to their respective obligations thereunder. Pacific Growth Equities did not make an independent evaluation or appraisal of the assets of eFax.com or j2 Global nor was Pacific Growth Equities furnished with any such evaluations or appraisals. The Pacific Growth Equities opinion is based on market, economic and other conditions as they existed and could be evaluated as of the date of the opinion letter.

     The following is a summary of the analyses performed and factors considered by Pacific Growth Equities in connection with the rendering of the Pacific Growth Equities opinion.

     Historical Financial Position. In rendering its opinion, Pacific Growth Equities reviewed and analyzed the historical financial position of eFax.com and j2 Global, which included:

     .    An assessment of each of eFax.com's and j2 Global's recent financial statements;

     .    An analysis of each of eFax.com's and j2 Global's revenue, growth and operating performance trends; and

     .    An assessment of eFax.com's and j2 Global's balance sheet information.

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     Historical Stock Price Performance. Pacific Growth Equities reviewed and analyzed the daily closing per share market prices and trading volume for eFax.com common stock and j2 Global common stock from June 27, 2000 to July 11, 2000.

     Analysis of Selected Publicly Traded Companies. This analysis examines a company's valuation in the public market as compared to the valuation in the public market of other selected publicly traded companies. Pacific Growth Equities compared certain financial information (based on the commonly used valuation measurements described below) relating to eFax.com to certain corresponding information for a group of selected publicly traded companies. Such financial information included, among other things:

     .    Common equity market capitalization;

     .    Cash position;

     .    Ratios of market capitalization to revenues; and

     .    Discount of common stock market price relative to 52-week high per share market price.

     The financial information used in connection with the analysis provided below with respect to eFax.com was based on information made available to Pacific Growth Equities by eFax.com. In the case of the selected comparable companies, the financial information used in connection with the analysis provided below was based on the most recent publicly available income statement, balance sheet and other information. Pacific Growth Equities noted that, based on the last reported financial information and most recent common equity prices as of July 11, 2000, the mean multiple of market capitalization to projected calendar year 2001 revenues was 19.5x for the selected comparable companies.

     Analysis of Selected Mergers and Acquisitions. Pacific Growth Equities reviewed the financial terms, to the extent publicly available, of 18 completed mergers and acquisitions since June 1997 through May 2000 in the Internet-related commerce and technology sectors. The 18 Internet-related and technology transactions, in chronological order of public announcement, were:

     .    DIGEX, Inc. / Intermediate Communications - June 5, 1997;

     .    CompuServe, Inc. / WorldCom, Inc. - September 8, 1997;

     .    Netcom On-Line Communications / ICG Communications, Inc. - October 13,
1997;

     .    CKS Group, Inc. / USWeb Corp. - September 2, 1998;

     .    Broadcast.com / Yahoo! Inc. - April 1, 1999;

     .    AboveNet Communications, Inc. / Metromedia Fiber Network, Inc. - June
22, 1999;

     .    Think New Ideas, Inc. / AnswerThink Consulting Group - June 24, 1999;

     .    iMall, Inc./ Excite At Home - July 13, 1999;

     .    Egghead.com, Inc. / ONSALE Inc. - July 14, 1999;

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

     .    Telescan, Inc. / NBC - July 27, 1999;

     .    AdForce, Inc. / CMGI, Inc. - September 20, 1999;

     .    NewsEDGE Corp. / RoweCom, Inc. - December 7, 1999;

     .    Concentric Network Corp. / NextLink Communications, Inc. - January 10,
2000;

     .    InterVU, Inc. / Akamai Technologies, Inc. - February 7, 2000;

     .    uBID / CMGI, Inc. - February 10, 2000;

     .    OnHealth Network Co / Healtheon/WebMD, Inc. - February 16, 2000;

     .    Medscape, Inc. / MedicaLogic, Inc. - February 22, 2000; and

     .    Exactis.com, Inc. / 24/7 Media Inc. - February 29, 2000.

     Premiums Paid Analysis. Pacific Growth Equities compared the premiums paid for the comparable transactions one day prior, one week prior and four weeks prior to the announcement date. Pacific Growth Equities noted that these comparable transactions were effected at a mean premium of 26.8% one day prior to announcement, 35.7% one week prior to announcement and 52.4% four weeks prior to announcement. Applying the mean multiple premium of 26.8% for transactions one day prior to announcement and 35.7% for transactions one week prior to announcement to eFax.com market capitalization of $13.9 million, Pacific Growth Equities arrived at a valuation of $17.7 million and $18.9 million, respectively. All multiples for these comparable transactions were based on public information available at the time of the announcement of such transaction, without taking into account specific market and other conditions during the three year period during which these comparable transactions occurred.

     Analysis of Discounted Cash Flow. Pacific Growth Equities analyzed the discounted cash flow for eFax.com using financial and operating data made available from the internal records of eFax.com projections of eFax.com for the fiscal years 2000 through 2004. Pacific Growth Equities used a terminal value of 2004 net income of $6.5 million and applied an earnings multiple of 25x, based upon an analysis of publicly traded comparable companies and discount rates from 35% to 40%. The implied value of the company based on this valuation method was $24.7 million.

     No company used in the above analysis of selected comparable companies nor any transaction used in the analysis of the comparable companies summarized above is identical to eFax.com, j2 Global or the merger. Accordingly, such analyses must take into account differences in the financial and operating characteristics of the selected comparable companies and the comparable transactions and other factors that would affect the public trading value and acquisition value of the selected comparable companies and the comparable transactions, respectively.

     While the foregoing summary describes analyses and factors that Pacific Growth Equities deemed material in its presentation to eFax.com's board of directors, it is not a comprehensive description of all analyses and factors considered by Pacific Growth Equities. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Pacific Growth Equities believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying Pacific Growth Equities' opinion. In performing its analyses, Pacific Growth Equities considered general economic, market and financial conditions and other matters, many of which are beyond the control of eFax.com and j2 Global. The analyses performed by Pacific Growth Equities are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly such analyses are subject to substantial uncertainty. Additionally, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be sold.

         Pursuant to a letter agreement dated April 1, 2000 between eFax.com and Pacific Growth Equities, the fees to date payable to Pacific Growth Equities for rendering the Pacific Growth Equities opinion have been $250,000, of which $100,000 was payable upon execution of the letter agreement and $150,000 at the time Pacific Growth Equities notified eFax.com of its preparedness to render the opinion (whether in oral or written form). In addition to the fee provided for above, eFax.com agreed to promptly reimburse Pacific Growth Equities, upon request, for all of Pacific Growth Equities' reasonable and accountable out-of-pocket expenses, including, without limitation, travel expenses, charges for public reference documents and database services, and Pacific Growth Equities' data and legal fees and expenses, incurred by Pacific Growth Equities in connection with the performance of Pacific Growth Equities' services under the letter agreement up to a maximum of $25,000. eFax.com has agreed to indemnify Pacific Growth Equities and its directors, officers, agents, employees and controlling persons, for certain costs, expenses, losses, claims, damages and liabilities related to or arising out of its rendering of services under its engagement.

         The eFax.com board retained Pacific Growth Equities based upon Pacific Growth Equities' qualifications, reputation, experience and expertise. Pacific Growth Equities, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, public equity underwritings, private placements and valuations for corporate and other purposes. Pacific Growth Equities maintains a market in the common stock of many publicly traded Internet-related and other companies and regularly publishes research reports regarding companies in the Internet-related industry and publicly traded companies in the Internet-related industry.

         Prior to joining eFax.com, Todd Kenck, eFax.com's Vice President and Chief Financial Officer, was an investment banker employed by Pacific Growth Equities.

Opinion of j2 Global's Financial Advisor

         j2 Global's board of directors retained Tucker Anthony Cleary Gull to render an opinion with respect to the fairness to the stockholders of j2 Global from a financial point of view of the consideration to be paid by j2 Global in its proposed merger with eFax.com. The j2 Global board selected Tucker Anthony to act as j2 Global's financial advisor based upon its qualifications, expertise and reputation. Tucker Anthony specializes in rendering a range of investment banking services and regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, secondary distributions of listed and unlisted securities, private placements and asset management.

         On July 12, 2000, at the meeting at which the j2 Global's board approved and adopted the merger agreement and authorized the transactions contemplated by the merger agreement, Tucker Anthony rendered its oral opinion to the j2 Global board that, as of such date, the merger consideration to be paid by j2 Global was fair to the stockholders of j2 Global from a financial point of view. Tucker Anthony did not opine on j2 Global's underlying business decision to proceed with or consummate the merger, whether the terms contained in the merger agreement were the best available terms to j2 Global, whether

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

stockholders should vote in favor of the proposed merger or whether the allocation of the consideration among eFax.com common and preferred stockholders was appropriate.

         THE FULL TEXT OF THE OPINION OF TUCKER ANTHONY, WHICH SETS FORTH A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH SUCH OPINION, IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX C AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. TUCKER ANTHONY'S OPINION IS DIRECTED TO THE j2 GLOBAL BOARD AND RELATES ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION IN THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDERS AS TO HOW THE STOCKHOLDERS SHOULD VOTE AT THE ANNUAL MEETING. THE TERMS AND CONDITIONS OF THE MERGER WERE DETERMINED WITHOUT TUCKER ANTHONY'S INVOLVEMENT. THE FOLLOWING SUMMARY OF THE OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

         In rendering its opinion, Tucker Anthony reviewed, analyzed and relied upon the following material relating to the financial and operating condition of j2 Global and eFax.com:

         .   The draft of the merger agreement dated July 10, 2000;

         .   The draft exchange agreement by and between eFax.com and the investors listed on the schedule of investors attached thereto dated July 10, 2000;

         .   The draft side agreement among eFax.com, Fisher Capital Ltd. and
Wingate Capital Ltd. and j2 Global dated July 10, 2000;

         .   The agreement of understanding by and among eFax.com, j2 Global and
Integrated Global Concepts, Inc. dated June 30, 2000;

         .   The term loan agreement by and between eFax.com and j2 Global dated
May 5, 2000;

         .   Other legal documents relating to the transactions;

         .   Publicly available financial statements, research reports and earnings estimates by research analysts covering j2 Global and eFax.com, and other business and financial information regarding j2 Global and eFax.com; and

         .   Internal financial statements, forecasts and other financial and operating data provided to Tucker Anthony by and concerning j2 Global and eFax.com.

         Tucker Anthony also reviewed and discussed the business, financial condition, assets, earnings and prospects of j2 Global and eFax.com with representatives of j2 Global's and eFax.com's management. In arriving at their opinion, Tucker Anthony considered:

         .   The trading history of the two companies' common shares and the average ratio of eFax.com's share price to j2 Global's share price over several periods of time;

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         .   Merger premiums/discounts for a group of comparable transactions;

         .   The relative contributions of j2 Global and eFax.com with respect to a group of financial and operational statistics;

         .   Financial and stock market data of publicly held companies in businesses considered to be generally comparable to j2 Global and eFax.com;

         .   Publicly available information concerning the nature and terms of a group of transactions that Tucker Anthony believed to be relevant on a comparative basis;

         .   The impact of the merger on j2 Global's projected earnings per share; and

         .   Such other information, financial studies, analyses and financial, economic and market criteria as Tucker Anthony deemed relevant and appropriate.

         Tucker Anthony's opinion was based upon conditions as they existed and could be evaluated on the date thereof. The opinion was based upon information made available to Tucker Anthony through July 12, 2000.

         In conducting its review and arriving at its opinion, Tucker Anthony relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or obtained from publicly available sources, and Tucker Anthony did not attempt to verify such information independently. Tucker Anthony relied upon the managements of j2 Global and eFax.com as to the reasonableness and achievability of the financial plans, estimates and analyses provided to Tucker Anthony and assumed that such information reflected the best available knowledge, estimates and judgments of such managements. Tucker Anthony also assumed that the executed merger agreement would be in the same form as the draft of the merger agreement dated July 10, 2000, without any waiver of any material term or condition, and that obtaining any necessary regulatory or third-party approval for the merger would not have a material adverse effect on either j2 Global or eFax.com. Tucker Anthony did not interview customers, evaluate technologies or conduct a complete inspection of the property or facilities of either j2 Global or eFax.com. Tucker Anthony also assumed that j2 Global had, or at closing would have, financing adequate to complete the merger in accordance with the merger agreement.

         The following is a summary of the material financial analyses employed by Tucker Anthony in connection with providing its oral opinion of July 12, 2000. In evaluating the consideration to be paid by j2 Global in the merger, Tucker Anthony included the issuance of 2.0 million shares of j2 Global common stock to Integrated Global Concepts, Inc. as part of the merger consideration. Discussions of the exchange rate and exchange ratio below include the 2.0 million shares issuable to Integrated Global Concepts.

         Historical Exchange Ratio Analysis. Tucker Anthony reviewed and analyzed the average closing stock prices of j2 Global and eFax.com from October 8, 1999 to July 7, 2000, the last closing price available prior to the preparation of the fairness opinion. Tucker Anthony then calculated the implied exchange ratios for these averages based upon no premium to the average closing stock prices of eFax.com, a 20% premium and a 70% premium. These premiums were selected based upon an analysis of stock-for-stock mergers since January 1, 1998. Tucker Anthony then compared these implied exchange ratios to the exchange rate offered by j2 Global and determined that the exchange rate offered by j2 Global was below the range of the implied exchange ratios.

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         Transaction Premium Analysis. Tucker Anthony reviewed and analyzed the premium and stock price four weeks prior, one week prior and one day prior to stock for stock mergers since January 1, 1998. Tucker Anthony then calculated the implied exchange ratio based upon these averages. Tucker Anthony then compared these implied exchange ratios to the exchange rate offered by j2 Global and determined that the exchange rate offered by j2 Global was below the range of the implied exchange ratios.

         Relative Contribution Analysis. Tucker Anthony analyzed the relative contribution of selected assets, including phone numbers and customers, revenues and gross profits of each of j2 Global and eFax.com to the combined enterprise and calculated implied exchange ratios. Tucker Anthony then compared these implied exchange ratios to the exchange rate offered by j2 Global and determined that the exchange rate offered by j2 Global appeared high based on each firm's relative contribution of revenues and gross profit, but the exchange rate was below the range of these implied exchange ratios based upon each company's relative contribution of phone numbers and customers.

         Comparable Company Analysis. A set of 18 comparable companies was identified as peers of j2 Global and revenue multiples of each company were compared. Tucker Anthony calculated eFax.com's implied revenue multiple by comparing eFax.com's implied value to historic and projected revenues. Tucker Anthony determined that the implied revenue multiples for the merger were within the range of revenue multiples of the comparable companies.

         Comparable Transaction Analysis. A set of 28 comparable transactions dating from January 14, 1998 involving mergers of Internet companies was reviewed. Tucker Anthony calculated the implied revenue multiples for these transactions and for the merger. Tucker Anthony determined that the implied revenue multiples for the merger were within the range of revenue multiples of the comparable transactions.

         Pro Forma Earnings Analysis. Tucker Anthony analyzed certain pro forma effects resulting from the merger during the year ending December 31, 2001. This analysis indicated that the merger would have an accretive effect on j2 Global's operating results.

         The summaries set forth above provide a description of the material analyses prepared by Tucker Anthony in connection with the rendering of its opinion. The summary does not purport to be a complete description of the analyses performed by Tucker Anthony in connection with the rendering of its opinion. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Tucker Anthony believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses without considering all analyses or selecting part of the above summary, without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in Tucker Anthony's presentations and opinion. The ranges of valuations resulting from any particular analysis described above should not be taken to be Tucker Anthony's view of the actual value of j2 Global and eFax.com. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

         In performing its analyses, Tucker Anthony made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of j2 Global and eFax.com. The analyses performed by Tucker Anthony are not necessarily indicative of actual values or actual future results which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Tucker Anthony's analysis of the fairness, from a financial point of view, of the proposed transaction and were provided to the j2 Global board in connection with the delivery of Tucker Anthony's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company actually might be sold or the prices at which

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any securities may trade at the present time or at any time in the future. In addition, as described above, Tucker Anthony's opinion, along with its presentation to the j2 Global board, was just one of many factors taken into consideration by the j2 Global board in unanimously approving the merger agreement.

         Pursuant to an engagement letter dated April 28, 2000, j2 Global agreed to pay Tucker Anthony a financial advisory fee of $200,000, payable on delivery of the fairness opinion. j2 Global has also agreed to reimburse Tucker Anthony for its reasonable and properly documented out-of-pocket expenses, not to exceed $25,000. j2 Global has also agreed to indemnify Tucker Anthony, its affiliates and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws. No financial advisory retainer or contingent fees are payable by j2 Global to Tucker Anthony in connection with the merger.

Interests of Management and Directors in the Merger

         When considering the recommendations of the eFax.com board of directors that eFax.com stockholders vote in favor of the adoption of the merger agreement, eFax.com stockholders should be aware that directors and executive officers of eFax.com have interests in the merger as directors or officers that are different from, or in addition to, those of an eFax.com stockholder as described below. The eFax.com board was aware of, and took into account the interests of, its directors and executive officers when it considered and approved the merger agreement and the merger.

         eFax.com's executive officers, of whom, on the date of this proxy statement/prospectus, there are two, entered into change in control agreements with eFax.com on January 25, 2000. These agreements provide that upon a change in control event, which would include the merger, any unvested stock options held by the executives will have their vesting accelerated by one year. If, within one year of the merger, an executive is involuntary terminated without cause or resigns for good reason, then all of the executive's unvested options will fully vest and become immediately exercisable. An executive is deemed to have resigned for good reason if his compensation is reduced, or his title, status, position or responsibilities are adversely changed.

         On July 27, 2000, the compensation committee of eFax.com's board granted options to acquire 1,084,000 shares of eFax.com common stock to the company's employees, including options to acquire 80,000 shares of eFax.com common stock which were granted to eFax.com's two executive officers. As of August 21, 2000, 726,187 shares of eFax.com common stock were subject to stock options granted to eFax.com's executive officers and 145,000 shares of eFax.com common stock were subject to stock options granted to members of the eFax.com board of directors. j2 Global has agreed to assume all of the outstanding stock options of eFax.com, including those held by eFax.com's directors and executive officers. All assumed options will be exercisable for the number of shares of j2 Global common stock equal to the number of shares of eFax.com common stock for which the option is exercisable prior to the merger, times the exchange ratio into which shares of eFax.com common stock are being converted into shares of j2 Global common stock in the merger, and at an exercise price equal to the pre-merger exercise price, divided by the exchange ratio.

         Both of eFax.com's executive officers, as well as 45 other eFax.com employees (a number of whom have left eFax.com), have been offered severance agreements by eFax.com in the event that they are terminated for other than for cause or resign for good reason on or prior to July 13, 2001. If an employee who has been offered a severance agreement is terminated, he or she, following signing the severance agreement, will receive a severance payment equal to the employee's base salary for a specified number of months. eFax.com's two executive officers have each been offered a severance agreement with a severance payment of four or six months of base salary. As a result of the merger, it is expected that one of the executive officers will be able to resign for good reason and receive his severance payment.

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         As a condition to the closing of the merger, which condition may be waived by j2 Global, Michael Crandell, eFax.com's Executive Vice President and Chief Technology Officer, is required to enter into an employment agreement with j2 Global on terms to be determined prior to the merger and which is expected to be similar to agreements entered into with j2 Global's current senior management.

         Under the terms of the merger agreement, j2 Global has agreed to indemnify for six years the existing and past directors and officers of eFax.com to the fullest extent permitted by law. j2 Global is required to maintain an independent policy of directors' and officers' liability insurance of at least $20 million for a period of six years after the merger so long as the annual insurance premiums do not exceed 150% of the last annual premium paid by eFax.com.

         Steven Carnavale and Thomas Akin, who are directors of eFax.com, have warrants to acquire 139,125 and 33,472 shares of eFax.com common stock, respectively, for $1.72 per share. These warrants will be assumed by j2 Global at the time of the merger and will become exercisable for the number of shares of j2 Global common stock equal to the number of shares of eFax.com common stock for which the warrant is exercisable prior to the merger, times the exchange ratio into which shares of eFax.com common stock are being converted into shares of j2 Global common stock in the merger, and at an exercise price equal to the pre-merger exercise price, divided by the exchange ratio.

         Under the terms of the merger agreement, eFax.com is permitted to select one person to be nominated to serve on the j2 Global board of directors following the merger. The eFax.com board has selected Douglas Y. Bech to be nominated for the j2 Global board. Mr. Bech is currently a director of eFax.com and his election is being voted upon at the j2 Global annual meeting. If Mr. Bech is elected to the j2 Global board and, for any reason, the merger fails to occur, Mr. Bech has indicated his intention to resign from the board.

         Immediately prior to the merger, each non-qualified stock option held by an eFax.com executive officer will be amended to provide that the option can be exercised for a period up to the lesser of 18 months after the termination of the officer's continuous status with the company or the expiration date of the option. Currently, the options expire 90 days after the officer is no longer employed by eFax.com.

Accounting Treatment

         j2 Global will account for the merger under the purchase method of accounting.

Federal Income Tax Considerations of the Merger

         The following is a summary of material U.S. federal income tax considerations relevant to:

         .   Beneficial owners whose shares of eFax.com common stock are converted in the merger into shares of j2 Global common stock; and

         .   Beneficial owners whose shares of eFax.com Series D Preferred Stock are converted in the merger into shares of j2 Global common stock plus warrants exercisable for j2 Global common stock.

         This summary addresses only beneficial owners of shares of eFax.com common stock or Series D Preferred Stock who hold the shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. The summary does not address beneficial owners who received their shares as part of a hedging, "straddle," conversion or other integrated transaction, upon conversion of securities or exercise of warrants or other rights to acquire shares, or pursuant to the exercise of employee stock options or otherwise as compensation, and may not apply to certain types of beneficial owners who

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may be subject to special rules such as insurance companies, tax-exempt organizations, financial institutions, broker-dealers or foreign persons.

         The U.S. federal income tax consequences set forth below are included for general information purposes only. Because individual circumstances may differ, each beneficial owner of shares of eFax.com common stock or Series D Preferred Stock should consult the beneficial owner's own tax advisor to determine the applicability of the rules discussed below to the beneficial owner and the particular tax effects to the beneficial owner of the merger, including the application and effect of state, local and other tax laws.

         Tax Consequences of the Merger Generally. j2 Global and eFax.com are treating the merger as a taxable acquisition by j2 Global of the shares of eFax.com common and preferred stock, rather than as a tax-free reorganization, because the value of the warrants to be received by the holders of the eFax.com Series D Preferred Stock will represent more than 20% of the value of the total consideration to be received by the eFax.com preferred stockholders in the merger.

         As a result, a beneficial owner of shares of eFax.com common stock or Series D Preferred Stock generally will recognize capital gain or loss in an amount equal to the difference between the fair market value, on the date of the completion of the merger, of the total amount of shares of j2 Global common stock received (plus warrants and cash for fractional shares, if any), and the beneficial owner's adjusted tax basis in the shares of eFax.com common stock or Series D Preferred Stock converted. Gain or loss must be determined separately for each block of eFax.com common stock or Series D Preferred Stock converted in the merger. Net capital gain recognized by non-corporate taxpayers from the sale of securities held more than one year generally will be taxed at a rate not to exceed 20%. Limitations apply to the deductibility of capital losses. The shares of j2 Global common stock (plus warrants, if any) received in the merger will take a fair market value basis and will begin a new holding period.

         Backup Withholding and Information Reporting. Payments in connection with the merger may be subject to information reporting and "backup withholding" at a rate of 31%, unless a beneficial owner of eFax.com common stock or Series D Preferred Stock:

         .   Comes within certain exempt categories, which includes
corporations, financial institutions and certain foreign individuals; or

         .   Provides a certified taxpayer identification number on Form W-9 and otherwise complies with the backup withholding rules.

         Backup withholding is not an additional tax, but merely an advance payment. Any amount so withheld may be credited against the U.S. federal income tax liability of the beneficial owner subject to the withholding and may be refunded to the extent it results in an overpayment of tax. Each beneficial owner of eFax.com common stock or Series D Preferred Stock should consult with its own tax advisor as to its qualification for exemption from backup withholding and the procedure for obtaining this exemption.

Appraisal Rights

         The following discussion is directed to the eFax.com common stockholders. The j2 Global stockholders do not have any statutory right to demand appraisal of their shares in connection with the merger. Holders of eFax.com Series D Preferred Stock have waived their appraisal rights.

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         Under the Delaware General Corporation Law, any eFax.com stockholder who does not wish to accept the merger consideration in exchange for his or her shares of eFax.com common stock may seek an appraisal of, and be paid the fair cash value of, those shares. If you want to exercise your appraisal rights, you must fully comply with the provisions of Section 262 of the Delaware General Corporation Law. We have attached a copy of Section 262 as Appendix E to this document.

         Perfecting your appraisal rights can be complicated. You must follow the specific procedural rules precisely. Failure to comply with the procedure may result in your losing your appraisal rights. The following is a summary of the statutory procedures you must follow to perfect your appraisal rights, but it is not a complete statement of the law, and it is qualified in its entirety by the full text of Section 262. We urge you to review Section 262 for the complete procedure.

         If you wish to exercise appraisal rights, you must:

         .   Not vote in favor of the merger agreement;

         .   Deliver to eFax.com, before the vote at eFax.com's special meeting, a written demand for appraisal of your shares of eFax.com common stock; and

         .   Continuously hold your shares of eFax.com common stock from the date you make the demand for appraisal through the completion of the merger.

         If you sign and return a proxy card without marking it to vote "Against" or "Abstain" from voting on adoption of the merger agreement and prior to the special meeting do not change your proxy, your shares will be voted for adoption of the merger agreement and you will effectively waive your appraisal rights. Accordingly, if you desire to exercise and perfect appraisal rights with respect to any of your shares of eFax.com common stock, you must either:

         .   Refrain from executing and returning the enclosed proxy card or giving a proxy by telephone or Internet; or

         .   Check either the box entitled "Against" or "Abstain" next to the proposal to adopt the merger agreement on your proxy card or note "Against" or "Abstain" when voting by telephone or Internet; or

         .   Vote in person against the proposal at the eFax.com special stockholder meeting; or

         .   Register in person your abstention with respect to the proposal at the special stockholder meeting.

         Your written demand for appraisal can be any writing that reasonably informs eFax.com of your identity and your intention to demand appraisal of your shares of eFax.com common stock. This written demand for appraisal must be separate from any proxy or vote on adoption of the merger agreement. A vote or proxy against the merger agreement will not, by itself, constitute a demand for appraisal.

         If you wish to exercise appraisal rights, you must not only be the record holder of the shares of eFax.com on the date you make your written demand for appraisal, but you must also continue to hold your shares of eFax.com until the merger is completed. If you transfer your shares prior to the closing of the merger, you will lose any right to appraisal with respect to those shares.

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         A demand for appraisal must be signed by or on behalf of the holder of record of the shares to which the demand relates, fully and correctly, as the holder's name appears on the stock certificates and must state that the holder intends to demand appraisal of the shares. If you are the beneficial owner of eFax.com shares, but not the stockholder of record, you must have the stockholder of record sign a demand for appraisal.

         If you own the eFax.com shares in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity. If you own the shares with another person, as in a joint tenancy or a tenancy in common, each person must sign. If you are a record holder, such as a broker, who holds eFax.com shares as nominee for others, you may exercise appraisal rights for the shares held on behalf of some beneficial owners but not other beneficial owners. Under these circumstances, you should specify in the written demand the number of shares as to which you wish to demand appraisal. If you do not expressly specify the number of shares, we will assume that your written demand covers all of the shares of eFax.com held in your name as the record holder. If you hold your shares in brokerage accounts or other nominee form and wish to exercise appraisal rights, you should consult with your broker to determine the appropriate procedures for making a demand for appraisal by your nominee.

         IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD MAIL OR DELIVER YOUR WRITTEN DEMAND TO:

         .   eFAX.COM, 1378 WILLOW ROAD, MENLO PARK, CALIFORNIA 94025, ATTN:
SECRETARY; OR

         .   PRESENT YOUR DEMAND TO eFAX.COM'S SECRETARY AT THE SPECIAL
STOCKHOLDER MEETING PRIOR TO THE VOTE.

         Within 10 days after completion of the merger, eFax.com must give written notice to each holder of eFax.com common stock who properly asserted appraisal rights under Section 262 that the merger has been completed.

         Within 120 days after completion of the merger, any eFax.com stockholder who has complied with the provisions of Section 262 may file a petition in the Delaware Court of Chancery requesting that the Chancery Court determine the value of the shares of eFax.com common stock held by all of the stockholders who properly asserted appraisal rights. eFax.com also has the right to file a petition in the Chancery Court, but it has no obligation or intention to do so. If you intend to exercise your rights of appraisal, you should file a petition in the Chancery Court. If no stockholder files a petition within 120 days after the completion of the merger, you will lose your rights to appraisal.

         If you have complied with the provisions of Section 262, you are entitled to receive from eFax.com a statement setting forth the aggregate number of shares of eFax.com common stock not voted in favor of the merger agreement, and for which demands for appraisal were received, and the number of persons holding those shares. In order to receive this statement, you must send a written request to eFax.com within 120 days after completion of the merger. eFax.com must mail this statement within 10 days after it receives your written request.

         You may withdraw your demand for appraisal and accept the cash consideration by delivering to eFax.com a written withdrawal of your demand, except that:

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         .   Any attempt to withdraw made more than 60 days after the completion of the merger will require the written approval of eFax.com; and

         .   An appraisal proceeding in the Chancery Court cannot be dismissed unless the Chancery Court approves.

         If you properly file a petition for appraisal in the Chancery Court and deliver a copy to eFax.com, eFax.com will then have 20 days to provide the Chancery Court with a list of the names and addresses of stockholders who have demanded appraisal rights and have not reached an agreement with eFax.com as to the value of their shares. The Chancery Court will then send notice to all of the stockholders who have demanded appraisal rights. If the Chancery Court thinks it is appropriate, it has the power to conduct a hearing to determine whether the stockholders have fully complied with Section 262 and whether they are entitled to appraisal rights under that section. The Chancery Court may also require you to submit your stock certificates to the Registry in Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the Chancery Court's directions, the court may dismiss you from the proceeding.

         After the Chancery Court determines which stockholders are entitled to appraisal rights, the Chancery Court will appraise the shares. To determine the fair value of the shares, the Chancery Court will consider all relevant factors except for any appreciation or depreciation due to the anticipation or accomplishment of the merger. After the Chancery Court determines the fair value of the shares, it will direct eFax.com to pay that value to the stockholders who are entitled to appraisal rights. The Chancery Court can also direct eFax.com to pay interest, simple or compound, on that value if the Chancery Court determines that interest is appropriate. In order to receive payment for your shares, you must surrender your stock certificates to eFax.com at the time of payment.

         The Chancery Court could determine that the fair value of shares of stock is more than, the same as, or less than the merger consideration. In other words, if you demand appraisal rights, you could receive less consideration than you would under the merger agreement. An opinion of an investment banking firm that the merger is fair is not an opinion that the merger consideration is the same as the fair value under Section 262.

         If you demand appraisal rights, after completion of the merger, you will have no right:

         .   To vote the shares for which you have demanded appraisal rights for any purpose;

         .   To receive payment of dividends or any other distribution with respect to those shares, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the merger; or

         .   To receive the payment of the consideration provided in the merger agreement, unless you properly withdraw your demand for appraisal.

         The Chancery Court may assess costs of the appraisal proceeding against eFax.com and the stockholders participating in the appraisal proceeding as the court deems equitable under the circumstances. You may request that the Chancery Court determine the amount of interest, if any, eFax.com should pay on the value of stock owned by stockholders entitled to the payment of interest. You may also request that the Chancery Court allocate the expenses of the appraisal proceeding incurred by any stockholder, including reasonable attorneys' fees and the fees and expenses of experts participating in the appraisal proceeding, pro rata against the value of all of the shares entitled to appraisal. If the Chancery Court does not make a determination or assessment, each party will bear its own expenses.

         Under the terms of the merger agreement, if 5% or more of the total outstanding shares of eFax.com common stock demand an appraisal, j2 Global will have the option of terminating the merger agreement and not finalizing the merger. If the merger does not occur, no eFax.com stockholder will have appraisal rights.

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                  THE MERGER AGREEMENT AND RELATED AGREEMENTS

         The following describes certain aspects of the proposed merger, including material provisions of the merger agreement. The following description of the merger agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Appendix A to this proxy statement/prospectus. All j2 Global and eFax.com stockholders are urged to read the merger agreement carefully and in its entirety.

Introduction

         The merger agreement provides for the merger of JFAX.COM Merger Sub, Inc., a wholly-owned subsidiary of j2 Global, with and into eFax.com, with eFax.com surviving the merger as a wholly-owned subsidiary of j2 Global. Holders of eFax.com common stock will receive shares of j2 Global common stock in the merger, while holders of eFax.com preferred stock will receive shares of j2 Global common stock and warrants to acquire shares of j2 Global common stock. The receipt of the merger consideration will generally be a taxable event to eFax.com stockholders.

Consideration in the Merger

         In the merger:

         (1) Each share of eFax.com common stock issued and outstanding immediately prior to the merger, other than shares of eFax.com common stock owned by j2 Global or eFax.com, will be converted into a fraction of a share of j2 Global common stock according to the following exchange ratio formula:

               CN   =      11,000,000       +        $5,000,000 - LA + M - O$
                           ----------                ------------------------
                               N                             FMV(J) x N

               Where:

                        CN = the Conversion Number (the second of the fractions
               comprising CN may be a negative number).

                        LA = the sum of (x) the amount of loan proceeds
               disbursed under the term loan agreement between eFax.com and j2 Global as of the closing date for the merger (the "Closing Date") which have not been repaid and (y) the amount of payables of eFax.com that are 45 days or more past due as of the Closing Date.

                        FMV(J) = the average closing price of j2 Global common
               stock for the five trading days beginning on and including the seventh trading day prior to the Closing Date.

                        M = the sum of (x) cash on hand at eFax.com as of the
               Closing Date (but not including any cash deposited or required under the terms of the term loan agreement to be deposited into the asset sales account (as defined in the term loan agreement)) plus (y) any of eFax.com's prepaid rents and insurance premiums (but only to the extent a pro-rata refund of any such premium is available as to insurance policies (other than eFax.com's directors' and officers' insurance policy) which will be cancelled, at the election of j2 Global or otherwise, following the Closing Date) as of the Closing Date (in no event will M exceed LA).

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                        O$ = the amount of any cash received by eFax.com upon:

                        .    Exercise of employee stock options under eFax.com's
               stock option plans;

                        .    Purchases pursuant to eFax.com's employee stock
               purchase plan; or

                        .    Exercise of eFax.com's warrants during the period
               between July 13, 2000 and the date of the merger.

                        N = an amount equal to the sum of:

                        .    13,520,895 (the number of outstanding shares of
               eFax.com common stock on July 13, 2000); plus

                        .    Shares of eFax.com common stock, if any, issued
               upon conversion of shares of Series D Preferred Stock during the period between July 13, 2000 and the time immediately prior to the time of the merger; plus

                        .    Any other shares of eFax.com common stock issued
               during the period between July13, 2000 and the time immediately prior to the merger, except any shares issued (a) upon exercise of employee stock options under eFax.com's stock option plans,
               (b) upon purchase pursuant to eFax.com's employee stock purchase plan or (c) upon exercise of eFax.com's warrants; plus

                        .    The total number of shares of eFax.com common stock
               that would be issuable upon the conversion of the shares of Series D Preferred Stock that remain outstanding immediately prior to the merger, assuming that all such shares of Series D Preferred Stock were then converted.

                        In determining N in the formula above, all of the shares
               of eFax.com Series D Preferred Stock are treated as if they were converted immediately prior to the merger into the number of shares of eFax.com common stock that would then be converted into the number of shares of j2 Global specified in item (2) below. If the merger were to occur on October 31, 2000, each share of eFax.com Series D Preferred Stock would have a right to receive 4,975.15 shares of j2 Global common stock. If, for example only, the exchange ratio were 0.281 and the merger occurred on October 31, 2000, then for each outstanding share of Series D Preferred Stock, N would increase by 17,684.48 shares of eFax.com common stock. In addition, the holders of the Series D Preferred Stock prior to the merger are permitted, subject to a restriction that neither a holder nor its affiliates may own in excess of 10% of the eFax.com common stock, to convert their shares of preferred stock into shares of eFax.com common stock at a conversion ratio on the date of this proxy statement/prospectus of one share of Series D Preferred Stock for 17,414.58 shares of eFax.com common stock, which number of shares of eFax.com common stock increases at an annualized rate of approximately 6.5%.

         (2) Each share of eFax.com Series D Preferred Stock issued and outstanding immediately prior to the merger will be converted into 4,960.15 shares of j2 Global common stock which amount will increase between the date of this proxy statement/prospectus and the time the merger is completed at an annualized rate of 3.5%. Pursuant to an agreement among the

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               holders of the Series D Preferred Stock, eFax.com and j2 Global,
               each holder of Series D Preferred Stock agreed that it would receive shares of j2 Global common stock in the merger to the extent that the number of shares of j2 Global common stock held by the holder and its affiliates did not exceed 10% of the j2 Global common stock outstanding immediately after the merger. In addition, each holder will receive a warrant, exercisable for j2 Global common stock at $0.01 per share, to acquire the number of shares of j2 Global common stock to which the holder would have been entitled as merger consideration, but could not receive because of the 10% limitation.

         (3) Each share of JFAX.COM Merger Sub common stock issued and outstanding immediately prior to the merger will be converted into one share of eFax.com common stock.

         Fractional shares of j2 Global will not be issued to eFax.com stockholders. Instead, each holder that would otherwise be entitled to a fractional share will receive a cash payment in lieu of that fractional share. That cash payment will represent the holder's proportionate interest in the net proceeds from the sale within five business days of the completion of the merger of all of the aggregate fractional shares of j2 Global common stock that would otherwise have been issued in the merger.

         Following the merger, stockholders of j2 Global will continue to own the securities which they held prior to the merger.

         Assuming, for example only, that:

         .   The merger occurs on October 31, 2000;

         .   No additional shares of j2 Global or eFax.com common stock are issued prior to the merger;

         .   eFax.com owes j2 Global $5 million under their loan agreement;

         .   eFax.com has no cash on hand and it has no prepaid expenses or accounts payable which affect the exchange ratio; and

         .   All 1,421 shares of Series D Preferred Stock which are outstanding today are outstanding immediately prior to the merger and the preferred stockholders own no shares of eFax.com or j2 Global common stock immediately prior to the merger,

then CN (the exchange ratio) will equal 0.281 and immediately following the merger:

         .   The holders of eFax.com's common stock immediately prior to the merger will own 3,930,317 shares of j2 Global common stock.

         .   The current eFax.com preferred stockholders will own 4,672,546 shares of j2 Global common stock and warrants to acquire 2,397,137 shares of j2 Global common stock for an exercise price of $0.01 per share.

         .   Integrated Global Concepts, Inc. will own 2.0 million new shares of
j2 Global common stock in consideration for the provision of transition services, the relinquishment of potential claims against eFax.com and the licensing to eFax.com and j2 Global of intellectual property rights.

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         .   The current holders of j2 Global common stock will own 36,122,600 shares of j2 Global common stock, 77.3% of the outstanding common stock and 73.5% of the common stock taking into account the shares of common stock which can be acquired for $0.01 per share upon the exercise of the warrants issued to the eFax.com preferred stockholders.

Closing and Effective Time of the Merger

         Under the merger agreement, the closing of the merger will occur at 9:00 a.m. on the first business day on which the last of the conditions shall be satisfied or waived. For a discussion of those conditions, see "--Conditions of the Merger" below.

         As soon as practicable following the closing, j2 Global and eFax.com will cause a certificate of merger to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in Section 251 of the Delaware General Corporation Law. The merger will become effective at the time when the certificate of merger has been duly filed with the Secretary of State of Delaware.

Corporate Governance after the Merger

         At the completion of the merger, j2 Global will increase the size of its board of directors, or exercise its best efforts to secure the resignation of one of its present directors, in order to allow one individual designated by eFax.com to be nominated as a director of j2 Global at the first and second annual meetings of j2 Global with proxy mailing dates after the effectiveness of the merger. eFax.com has informed j2 Global that it will nominate Douglas Y. Bech, a director of eFax.com, for the j2 Global board.

         The officers and directors of JFAX.COM Merger Sub immediately before the time of the merger will be the officers and directors, respectively, of eFax.com upon effectiveness of the merger.

Conditions of the Merger

         The respective obligations of each of j2 Global and eFax.com to complete the merger are subject to the satisfaction or waiver of the following conditions:

         .   The approval by the eFax.com stockholders of the merger agreement and the approval by the j2 Global stockholders of the issuance of j2 Global common stock pursuant to the merger agreement;

         .   The j2 Global common stock issuable to the eFax.com stockholders pursuant to the merger agreement having been approved for quotation on The Nasdaq National Market;

         .   The receipt of any consents, waivers, clearances, registrations, permits, approvals and authorizations of governmental entities necessary to complete the merger;

         .   The absence of any legal restriction or action by a government entity that restrains or prohibits, or seeks to restrain or prohibit, the completion of the merger;

         .   The registration statement of which this proxy statement/prospectus is a part having been declared effective by the SEC, and no stop order having been issued and no proceeding for that purpose having been initiated and not withdrawn;

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     .    j2 Global having received all state securities and "blue sky" permits and approvals necessary to consummate the transactions contemplated by the merger agreement;

     .    The agreement of understanding among j2 Global, eFax.com and
Integrated Global Concepts and the Side Agreement among j2 Global, eFax.com and the holders of the eFax.com Series D Preferred Stock are in full force and effect; and

     .    No holder of shares of eFax.com Series D Preferred Stock will have elected to receive a cash redemption of such shares.

     The obligations of j2 Global to complete the merger are also subject to the satisfaction or waiver of the following conditions:

     . The representations and warranties of eFax.com being true and correct as of the date of the merger agreement and the date of the merger and the receipt by j2 Global of a certificate signed on behalf of eFax.com to such effect, other than inaccuracies that, individually or in the aggregate, do not have or are not reasonably likely to have a material adverse effect on eFax.com or prevent or materially burden or materially impair the ability of eFax.com to complete the merger;

     .    The performance in all material respects of all obligations of
eFax.com under the merger agreement;

     .    The receipt of all consents and approvals required for the merger, other than those the non-receipt of which is not reasonably likely to have a material adverse effect on eFax.com, or prevent or materially burden or materially impair the ability of eFax.com to complete the merger;

     .    The aggregate number of shares of eFax.com common stock for which appraisal rights are being exercised pursuant to Section 262 of the DGCL at the time of effectiveness is less than five percent of the total number of outstanding eFax.com shares;

     .    The receipt of an opinion of Howard, Rice, Nemerovski, Canady, Falk &
Rabkin, A Professional Corporation, as to specified matters;

     .    The receipt of resignations of each director and officer of eFax.com requested by j2 Global;

     .    The receipt of a comfort letter, in form and substance reasonably satisfactory to j2 Global, from the accountants for eFax.com;

     .    The receipt of an opinion of Tucker Anthony as to the fairness of the merger to j2 Global stockholders, which opinion has already been delivered;

     .    The receipt of a letter from each affiliate of eFax.com;

     .    The receipt of appropriate information as to the status of all shares of eFax.com's preferred stock;

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     .    The execution of an employment agreement between Michael Crandell,
eFax.com's Executive President and Chief Technology Officer, and j2 Global;

     .    Termination of eFax.com's stock option and stock purchase plans; and

     .    No employee of eFax.com having more than six and one-half weeks of accrued personal time off as of the time of the merger.

     The obligations of eFax.com to complete the merger are also subject to the satisfaction or waiver of the following conditions:

     .    The representations and warranties of j2 Global and JFAX.COM Merger
Sub being true and correct as of the date of the merger agreement and the date of the merger and the receipt by eFax.com of a certificate signed on behalf of j2 Global to such effect, other than inaccuracies that, individually or in the aggregate, do not have or are not reasonably likely to have a material adverse effect on j2 Global, or prevent or materially burden or materially impair the ability of eFax.com to complete the merger;

     .    The performance in all material respects of all obligations of j2
Global and JFAX.COM Merger Sub under the merger agreement;

     .   The receipt of all consents and approvals required for the merger, other than those the non-receipt of which is not reasonably likely to have a material adverse effect on j2 Global, or prevent or materially burden or materially impair the ability of j2 Global to complete the merger;

     .    The receipt of a comfort letter, in form and substance reasonably satisfactory to eFax.com, from the accountants for j2 Global;

     .    The registration statement for shares of j2 Global into which outstanding options issued under eFax.com's stock option plans are convertible or exercisable having been declared effective by the SEC, and no stop order having been issued and no proceeding for that purpose having been initiated and not withdrawn;

     .    The receipt of an opinion of Pacific Growth Equities as to the fairness of the merger to eFax.com stockholders, which opinion has already been delivered;

     .    The receipt of an opinion of Sullivan & Cromwell as to specified matters; and

     .    Each installment requested by eFax.com under the term loan agreement having been funded except where the conditions of the term loan agreement were not met.

     No assurances can be provided as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Post-Merger Compensation and Benefits

     After completion of the merger, j2 Global will use its reasonable efforts to cause employees of eFax.com, who are retained by eFax.com following the merger, to be eligible to participate in j2 Global's

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compensation and employee benefits plans in which similarly situated employees of j2 Global are eligible to participate. To the extent that any eFax.com employee participates in any j2 Global compensation and benefit plan providing for medical, dental or life insurance or 401(k) benefits after the merger, such employee will be credited under j2 Global's compensation and benefit plan with his or her service for eFax.com prior to the merger to the same extent as though such employee had been an employee of j2 Global, but only to the extent a waiver of any required waiting period is available from the applicable benefits provider. With respect to the plan year in which the merger occurs, under any j2 Global benefit plan providing for medical or dental benefits, j2 Global will use its reasonable efforts to obtain the agreement of the plan provider to cause the dollar amount of expenses incurred by employees under the plan to be credited for purposes of satisfying the j2 Global benefit plan's deductible and co-payment limitations for such plan year. eFax.com employees will be subject to other personnel policies and practices of j2 Global in all respects.

     In addition, j2 Global will cause eFax.com following the merger to honor all written contractual obligations of eFax.com to current and former employees, directors and independent contractors.

Treatment of Stock Options under Employee Stock Plans

     Upon completion of the merger, each option granted under eFax.com stock plans, whether vested or unvested, will be deemed to constitute an option to acquire, on the same terms and conditions applicable to the option before the merger, a number of shares of j2 Global common stock equal to the number of shares underlying the option before the merger multiplied by the exchange ratio (rounded to the nearest whole number), at a price per share (rounded to the nearest whole number) equal to the exercise price of the shares otherwise purchasable pursuant to the option before the merger divided by the exchange ratio, subject to adjustments to satisfy the requirements of Section 424(a) of the Internal Revenue Code. j2 Global will reserve for issuance a sufficient number of shares of j2 Global common stock for delivery of such shares upon exercise of eFax.com options after the merger. Following the merger, j2 Global will file a registration statement on Form S-8 to register shares of j2 Global common stock to be acquired upon the exercise of the former eFax.com options.

Treatment of Warrants

     On the date of this proxy statement/prospectus, eFax.com had outstanding warrants to acquire 895,092 shares of eFax.com common shares at an average price of $10.53 per share, including a warrant held by j2 Global to acquire 250,000 shares of eFax.com common stock. One warrant for 124,995 shares of eFax.com common stock as well as the warrant held by j2 Global will be terminated at the time of the merger. Warrants to acquire 520,097 shares of eFax.com common stock at an average exercise price of $9.66 per share, unless exercised prior to the merger, will be converted at the time of the merger into warrants of j2 Global for a number of shares of j2 Global common stock equal to 520,097 multiplied by the exchange ratio (rounded to the nearest whole number), at a price per share (rounded to the nearest whole cent) equal to the exercise price of the shares otherwise purchasable pursuant to the warrants before the merger divided by the exchange ratio. Two of the current eFax.com warrants exercisable for a total of 300,000 shares of eFax.com common stock are held by the holders of the eFax.com Series D Preferred Stock. j2 Global has agreed to file a registration statement to register the resale of any shares of j2 Global common stock acquired upon the exercise of the warrants which will replace the warrants currently held by the holders of the eFax.com Series D Preferred Stock.

Distribution of Certificates

     Promptly following completion of the merger, j2 Global will cause the exchange agent to send to each holder of record of shares of eFax.com common stock to be converted in the merger a letter of

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transmittal and instructions for use in surrendering certificates representing shares of eFax.com common stock in exchange for certificates representing shares of j2 Global common stock and any unpaid dividends and other distributions of cash in lieu of fractional shares. Upon surrender of an eFax.com common stock certificate to the exchange agent together with a duly executed letter of transmittal, the holder of the certificate will receive a certificate representing that number of whole shares of j2 Global common stock that the holder is entitled to receive in exchange therefor and a check in the amount of cash in lieu of fractional shares.

Conduct of Business Pending the Merger

     eFax.com has agreed that from the date of the merger agreement until the closing of the merger it will:

     .    Conduct its business in the ordinary and usual course and use all reasonable efforts to maintain existing relationships and goodwill with customers, suppliers, distributors, creditors, lessors and business associates, except that it may make permitted dispositions of assets and continue de-emphasizing its sales and licensing of its multifunction products business;

     .    Not (1) issue sell, pledge dispose of or encumber any capital stock owned by it; (2) amend its certificate of incorporation or bylaws; (3) split, combine or reclassify its outstanding shares of capital stock; (4) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock; or (5) repurchase, redeem or otherwise acquire, except in connection with stock option plans, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for its capital stock;

     .    Not (1) issue, sell, pledge, dispose of or encumber any shares of, securities convertible or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets, except for common stock issued pursuant to eFax.com's stock option and stock purchase plans, the exchange of one series of its preferred stock into the Series D Preferred Stock and the conversion of preferred stock into shares of eFax.com common stock; (2) other than in the ordinary and usual course of business and except for sales permitted by and made in accordance with the term loan agreement, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets or incur or modify any material indebtedness or other liability; or (3) make or authorize or commit for any capital expenditures other than in the ordinary and usual course of business or, by any means, make any acquisition of, or investment in, assets or stock of or other interest in, any other entity;

     .    Except as permitted under the merger agreement, not terminate, establish, adopt, enter into, make any new grants under, reprice or substitute any options previously granted or increase the salary, wage, bonus or other compensation of any employees;

     .    Not make any tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated except in the ordinary course of business;

     .    Not take any action or omit to take any action (other than omissions in good faith) that would cause any of its representations and warranties in the merger agreement to become untrue in any material respect; or

     .    Not enter into an agreement to do any of the above.

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     j2 Global has agreed that from the date of the merger agreement until the closing of the merger it will not:

     .    (1) Amend its certificate of incorporation, (2) split, combine or reclassify its outstanding shares of capital stock, or (3) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or wholly-owned subsidiaries;

     .    Take any action or omit to take any action (other than omissions in good faith) that would cause any of its representations and warranties in the merger agreement to become untrue in any material respect; or

     .    Enter into an agreement to do any of the above.

Amendment, Waiver and Termination

     Prior to the completion of the merger, provisions of the merger agreement may be waived by the party benefiting from the provision or may be amended or modified, by written agreement among j2 Global, JFAX.COM Merger Sub and eFax.com.

     The merger agreement may be terminated and the merger abandoned, at any time prior to the completion of the merger by the mutual written consent of the parties. In addition, the merger agreement may be terminated, and the merger abandoned prior to the completion of the merger by either j2 Global or eFax.com if:

     .    The merger is not consummated by December 31, 2000;

     .    The required approval of stockholders is not obtained at the meeting convened therefore or any adjournment or postponement thereof;

     .    Any court order or government action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger becomes final and non-appealable;

     .    The board of directors of the other company withdraws or adversely modifies its approval or recommendation; or

     .    The other party breaches any representation, warranty, covenant or agreement contained in the merger agreement and does not (or cannot) correct the breach within 30 days.

     In addition, eFax.com may terminate the merger agreement if it receives a proposal for a transaction which its board of directors determines is more favorable from a financial point of view to the stockholders of eFax.com than the merger, the proposal remains more favorable after notice and time to respond is given to j2 Global, eFax.com is not in breach of any provisions of the merger agreement or the term loan agreement and eFax.com's board of directors approves, and eFax.com concurrently enters into, a definitive agreement to implement the more favorable proposal.

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Expenses and Termination Fee

     If the merger does not occur and eFax.com, within two years of the termination of the merger discussions with j2 Global, is acquired by another entity or it receives at least $5 million from a securities offering or offerings. eFax.com will be required to pay j2 Global an amount equal to:

     .    1,750,000, times

     .    The fair market value of one share of eFax.com common stock at the time of the acquisition or the securities offering, less $0.10.

The 1,750,000 amount will be reduced to 750,000 if the termination of the merger agreement occurs because j2 Global's stockholders do not approve the merger or if j2 Global materially breaches the merger agreement. If eFax.com is acquired by another entity, it must pay the amount to j2 Global promptly following the consummation of the acquisition. If eFax.com does a securities offering, it is required to make the payment within 270 days of the offering. In addition, eFax.com is required to pay j2 Global for any of j2 Global's out-of-pocket expense related to the merger agreement or the term loan agreement between the two parties if the merger agreement is terminated because of a failure of eFax.com's stockholders to approve the merger agreement or as a result of any action by eFax.com's board or directors or eFax.com's material breach of the merger agreement.

Nasdaq Listing of j2 Global Common Stock

     j2 Global has agreed to use its best efforts to cause the shares of j2 Global common stock to be issued in the merger to be approved for quotation on The Nasdaq National Market.

Indemnification of eFax.com's Officers and Directors

     Under the terms of the merger agreement, j2 Global has agreed to indemnify for six years the existing and past directors and officers of eFax.com to the fullest extent permitted by law. j2 Global is required to maintain directors' and officers' liability insurance of at least $20 million for a period of six years after the merger so long as the annual insurance premiums do not exceed 150% of the last annual premium paid by eFax.com.

Agreements with eFax.com Preferred Stockholders

     On May 13, 1999, eFax.com sold 1,500 shares of its Series A Convertible Preferred Stock to two investors for $15 million. The Certificate of Designations, Preferences and Rights of the Series A Preferred Stock provided that if any of a number of organic changes occurred involving eFax.com, including eFax.com's being involved in a merger in which its common stockholders receive stock in another company, the holders of the Series A Preferred Stock would be entitled to require eFax.com to redeem all or a portion of their preferred stock at a price equal to:

     .    125% of the stated value of the preferred stock, $12,500 per share or
$18.75 million for all 1,500 shares; plus

     .    Accrued and unpaid dividends.

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     During their merger negotiations, j2 Global informed eFax.com that it would be unwilling to merge with eFax.com if, as part of the merger, it was required to make any substantial cash payment to the holders of the Series A Preferred Stock.

     On April 5, 2000, eFax.com entered into an exchange agreement with its preferred stockholders. The exchange agreement provided that:

     .    The preferred stockholders would agree to exchange their shares of
Series A Preferred Stock for shares of a newly created Series B Convertible Preferred Stock with each share of Series A Preferred Stock being exchanged for one share of Series B Preferred Stock;

     .    The Series B Preferred Stock would have a stated value equal to
$13,223, $12,500, plus an amount equal to the accrued but unpaid dividends on the Series A Preferred Stock;

     .    The Series B Preferred Stock would be convertible, at the time of the merger, into a number of shares of eFax.com common stock based on a 20 trading day average. The holders of the Series B Preferred Stock would have had a right to receive approximately 5,945 shares of eFax.com common stock for each share of Series B Preferred Stock converted into eFax.com common stock, assuming a merger on October 31, 2000;

     .    No cash payment would be required to be made to the preferred stockholders at the time of the merger if the merger were completed on substantially the same terms as presented to the preferred stockholders prior to the execution of the exchange agreement; and

     .    If the merger did not occur, the preferred stockholders would have the option of converting the Series B Preferred Stock into Series C Convertible Preferred Stock with terms essentially the same as the terms of the Series A Preferred Stock.

     Prior to executing the merger agreement, eFax.com and j2 Global determined that the terms of the merger would be substantially different from those previously presented to the holders of the Series B Preferred Stock. As a result, at the time of the execution of the merger agreement, eFax.com entered into a new exchange agreement with the preferred stockholders. The new exchange agreement provided that:

     .    The preferred stockholders would exchange their Series B Preferred
Stock for a new Series D Convertible Preferred Stock with each share of Series B Preferred Stock being exchanged for one share of Series D Preferred Stock;

     .    The Series D Preferred Stock would have a stated value equal to
$13,461, the $13,223 stated value of the Series B Preferred Stock, plus an amount which had accrued on the Series B Preferred Stock;

     .    In the merger, each share of Series D Preferred Stock will receive
4,960.15 shares of j2 Global common stock, which amount will increase between the date of this proxy statement/prospectus and the time of the merger at an annualized rate of 3.5%. On the date of this proxy statement/prospectus, there were outstanding 1,421 shares of Series D Preferred Stock;

     .    The preferred stockholders may convert their shares of Series D
Preferred Stock into shares of eFax.com common stock at any time prior to the merger. The conversion rate as of the date of this proxy statement/prospectus was one share of Series D Preferred Stock for 17,414.58 shares of

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eFax.com common stock, which number of eFax.com common stock increases at an annualized rate of approximately 6.5%;

     .    No cash payment will be required to be made to the preferred stockholders at the time of the merger if the merger is completed on substantially the same terms as set forth in the merger agreement;

     The holders of the eFax.com Series D Preferred Stock have a right to have their shares of preferred stock redeemed for cash if the total merger consideration to be received by the eFax.com common stockholders and the eFax.com preferred stockholders exceeds 12,000,000 shares of j2 Global common stock. The cash redemption amount of the Series D Preferred Stock on the date of this proxy statement/prospectus is $19.4 million. In determining the 12 million figure, each share of j2 Global common stock which can be acquired upon the exercise of any warrant received by a preferred stockholder as merger consideration will be included. Based on an exchange ratio of 0.281 and assuming:

     .    The merger occurs on October 31, 2000;

     .    No shares of Series D Preferred Stock are converted into common stock prior to the merger;

     .    The eFax.com preferred stockholders own no shares of eFax.com or j2
Global common stock immediately prior to the merger; and

     .    No additional shares of j2 Global common stock are issued prior to the closing of the merger;

then the total merger consideration will consist of 11.0 million shares of j2 Global common, including shares which can be acquired upon the exercise of the warrants which are being granted to the preferred stockholders as merger consideration. However, no assurances can be given that the total merger consideration will not exceed 12.0 million shares of j2 Global common stock under the exchange ratio formula.

     If the merger does not occur, the preferred stockholders will have the option of converting the Series D Preferred Stock into Series E Convertible Preferred Stock with terms essentially the same as the terms of the Series A Preferred Stock.

     Each preferred stockholder agreed that it and its affiliates would limit their sales of eFax.com common stock before the merger to 400,000 shares per calendar month and limit their monthly sales of j2 Global common stock after the merger to 10% of the sum of:

     .    The shares of j2 Global common stock acquired by the holder as merger consideration; and

     .    The shares of j2 Global common stock represented by any warrant issued by j2 Global to the holder in connection with the merger.

     On July 17, 2000, the preferred stockholders exchanged 1,447 outstanding shares of Series B Preferred Stock for 1,447 shares of Series D Preferred Stock. Prior to the July 17, 2000 exchange, the

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preferred stockholders had converted 53 shares of Series B Preferred Stock into shares of eFax.com common stock.

     At the time of the execution of the new exchange agreement, eFax.com, j2 Global and the preferred stockholders also entered into a side agreement. The side agreement provides that:

     .    If a preferred stockholder is entitled to receive merger consideration which would cause it and its affiliates to hold more than 10% of the j2 Global common stock which is outstanding immediately after the merger, the preferred stockholder will receive as merger consideration:

          .    The number of shares of j2 Global common stock which would cause the preferred stockholder and its affiliates to own 10% of the j2 Global common stock which is outstanding immediately following the merger; and

          .    A warrant (the "Consideration Warrant") to acquire for $.01 per share the number of shares of j2 Global common stock to which the preferred stockholder would have been entitled as merger consideration, but could not be granted because of the 10% limitation;

     .    The preferred stockholders agreed to waive any appraisal rights which they might have in the merger;

     .    j2 Global will issue new warrants (the "Exchange Warrants") to the preferred stockholders to acquire an amount of j2 Global common equal to 300,000, times the exchange ratio used to determine the fraction of a share of j2 Global common stock into which a share of eFax.com common stock will be converted in the merger. The exercise price of the new warrants will equal $13.95, divided by the same exchange ratio. The Exchange Warrants would replace warrants previously issued by eFax.com to the preferred stockholders. If, for example only, the exchange ratio is 0.281, the Exchange Warrants would be exercisable for 84,300 shares of j2 Global common stock with an exercise price of $49.64 per share of j2 Global common stock; and

     .    j2 Global agreed to file a resale registration statement to permit the resale of the shares of j2 Global common stock which may be acquired upon the exercise of the Exchange Warrants and the Consideration Warrants.

Agreements with Integrated Global Concepts

     On June 30, 2000, eFax.com and j2 Global entered into an Agreement of Understanding with Integrated Global Concepts, Inc. Integrated Global Concepts has been providing eFax.com with development and co-location services necessary for eFax.com's operations. The Agreement of Understanding provides that at the time of the closing of the merger:

     .    Integrated Global Concepts will provide eFax.com with a license to certain software developed by Integrated Global Concepts which eFax.com uses in its operations. The license will be granted under a software license agreement to be signed immediately prior to the merger and will be perpetual, assignable, non-exclusive, worldwide and royalty free;

     .    Integrated Global Concepts will relinquish all claims which it may have against eFax.com in connection with development services it has previously provided to eFax.com; and

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     .    j2 Global will issue 2,000,000 shares of j2 Global common stock to
Integrated Global Concepts. In addition, the Agreement of Understanding provides that j2 Global will file a resale registration statement to permit Integrated Global Concepts to resell the shares of j2 Global common stock which it is acquiring.

Term Loan Agreement

     On May 5, 2000, eFax.com and j2 Global entered into a term loan agreement under which j2 Global agreed to lend up to $5 million to eFax.com. The loan is secured by a substantial portion of eFax.com's assets and has an interest rate of 13%.

     At the date of this proxy statement/prospectus, j2 Global has funded eFax.com a total of $3.25 million under the loan agreement, consisting of loan drawdowns of $750,000 on each of May 5, 2000, June 9, 2000 and July 3, 2000 and loan drawdowns of $250,000 and $750,000 on July 28, 2000 and on August 1, 2000, respectively. The loan agreement was amended on July 13, 2000 to provide that repayment be made on the later of:

     .    October 31, 2000; or

     .    60 days after the termination of the merger agreement if the termination is as a result of a failure of j2 Global's stockholders to approve the merger or as a result of a material breach of the merger agreement by j2 Global.

     If eFax.com's stockholders fail to approve the merger, eFax.com's board withdraws its support for the merger, eFax.com materially breaches the merger agreement or eFax.com accepts an offer superior to j2 Global's offer, then the repayment date will accelerate to the later of the date that the event occurs or August 31, 2000.

     As consideration for entering into the term loan agreement, eFax.com on April 5, 2000, granted to j2 Global a warrant with a term of two years. The warrant is exercisable for 250,000 shares of eFax.com common stock at $4.4375 per share which price resets to $1.00 per share if the proposed merger of eFax.com and j2 Global does not occur.

Other Agreements and Arrangements Involving j2 Global and eFax.com

     On July 21, 2000, j2 Global entered into an agreement with Intuit Inc. pursuant to which j2 Global will enable certain Intuit small business products with fax sending and receipt capabilities. These fax capabilities will be made available to Intuit's customers and j2 Global and Intuit will share revenues from this arrangement. The launch date for these Intuit products will be determined by Intuit at a later date.

     In a related matter, j2 Global and eFax.com entered into a separate agreement whereby j2 Global and eFax.com will share responsibilities for developing and servicing the customized faxing products for Intuit's customers. j2 Global will compensate eFax.com for its development efforts on a monthly basis, as well as share a portion of the revenues from the j2 Global-Intuit agreement with eFax.com. j2 Global anticipates that the merger will close prior to the launch date of the Intuit products containing fax sending and receipt capabilities described above.

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                          INFORMATION ABOUT j2 Global

Management's Discussion and Analysis of Financial Condition and Results of Operations

     The following discussion should be read in conjunction with "Summary-- Selected Consolidated Financial Data of j2 Global" beginning on page __ and the financial statements and related notes included elsewhere in this proxy statement/prospectus.

   Overview

     j2 Global was founded in 1995 to provide Internet-based messaging and communications services. j2 Global was initially conceived as a solution to facilitate the receipt of faxes and voice messages via the Internet. As of December 31, 1999, j2 Global's unified messaging service had over 56,000 paid subscriptions.

     j2 Global currently derives substantially all revenues from subscription fees, activation fees and charges for usage-based services. Activation fees account for approximately 10% of total revenue. j2 Global recognizes revenue for activation fees when the customer's account is activated, at which time related direct selling costs are incurred, which offset the activation fee. In the future, j2 Global expects to derive a growing proportion of its revenues from selling subscription and usage-based services to its free subscribers. j2 Global's customers are primarily pre-billed on a month-to-month basis. Revenues are recognized as the service is performed.

     Payments made to j2 Global's strategic alliance resellers are typically made on a commission basis. In j2 Global's domestic alliances, j2 Global generally pays to the reseller a portion of its activation fees, a percentage of monthly service fees during the first year that the customer subscribes to the service, and a lesser percentage of monthly service fees after the first year. j2 Global also pays a percentage of customer usage fees. j2 Global records the commission expenses as the related revenues are recognized.

     For the years ended December 31, 1999, 1998, and 1997, j2 Global's strategic alliances contributed 22%, 41%, 11%, respectively, of its net subscriber additions. The reduction in subscriptions through strategic alliances from 1998 to 1999 is due to the interruption of advertising with America Online. In 1999, in the absence of advertising, America Online did not produce net new subscribers for j2 Global, and in fact there was a net reduction of approximately 1,400 subscribers. Excluding America Online, net subscriber additions through strategic alliances would have been 27% and 21% for 1999 and 1998, respectively.

     Under j2 Global's renegotiated agreement with America Online, America Online is committed to deliver $920,000 in advertising owed to j2 Global as a result of payments made under our previous agreement. j2 Global has resumed advertising with America Online and j2 Global anticipates that America Online will again contribute to j2 Global net subscriber additions.

     Revenues from subscriptions provided by j2 Global's strategic alliances represented approximately 28% and 29% of j2 Global's total revenues in 1999 and 1998, respectively. j2 Global believes that the generally increasing trend in strategic alliance contributions to net subscriber additions, and to our revenues, will continue in the future.

     j2 Global expects to increase its sales and marketing expenses. In the past, j2 Global has allocated limited resources to marketing its services, relying on its web site to generate subscriptions and its strategic alliances to market and sell its services to their customer bases. j2 Global intends to increase its direct and indirect marketing efforts in order to grow its subscriber base and to generate sales from its free

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

and paying subscribers and businesses looking to outsource their messaging requirements. These marketing efforts will require a considerable investment on j2 Global's part.

     j2 Global also intends to continue to invest in the development of new services, complete the development of its services currently under development and extend and upgrade its network. In particular, j2 Global intends to invest in additional infrastructure to increase its capacity and enable it to provide additional Internet-based messaging and communications services.

     j2 Global has incurred significant losses since its inception. As of June 30, 2000, j2 Global had an accumulated deficit of approximately $51.5 million. j2 Global expects to incur substantial operating losses for the foreseeable future.

     Although j2 Global cannot guarantee the success of its business plan, it expects the increases in sales and marketing expenses and in its investments in new services and services under development, together with its free services, will improve its ability to add new subscriptions including paid subscriptions. j2 Global also expects that the increased subscriptions will result in increased revenues which will be partially offset, or may be more than offset for some period, by the expenses incurred. There are numerous factors, however, that may materially adversely affect j2 Global's business plans and the expectations noted above.

     An increasing number of companies are offering services that compete with j2 Global's services, and some competitors have recently introduced free services that are similar to j2 Global's services. The providers of these free services attempt to recoup their expenses by selling advertising based on the traffic generated from users of free services. j2 Global also offers some of its services on a free basis. j2 Global expects to generate revenues from free subscriptions not through advertising, but by selling to those free subscriptions usage-based services or by converting some free subscriptions to paid subscriptions for its unified messaging services. However, j2 Global cannot guarantee that it will be able to sell any usage-based services or to convert free subscriptions. In addition, there is a risk that some of j2 Global's paid subscriptions will convert to free subscriptions or that they will choose to switch to the free services provided by one of j2 Global's competitors. j2 Global believes that the introduction of free services, by its competitors, has occurred too recently for it to accurately gauge whether and to what degree they will negatively impact j2 Global's revenues, cost structure or ability to add new subscriptions including paid subscriptions.

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

      Results of Operations

          The following table sets forth, for the years ended December 31, 1999, 1998 and 1997 and for the six months ended June 30, 2000 and 1999, information derived from j2 Global's statements of operations as a percentage of revenues. This information should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus.

                                                                   December 31,                           June 30,
                                                          ---------------------------------          ------------------
                                                          1997           1998          1999          1999          2000
                                                          ----           ----          ----          ----          ----
Revenue.................................................   100%           100%          100%          100%          100%
Cost of revenue.........................................   125             97            61            73            52
                                                          ----           ----          ----          ----          ----
     Gross profit (loss)................................   (25)             3            39            27            48
Operating expenses:
     Sales and marketing................................   156            142            83            45            79
     Research and development...........................   116             35            24            29            23
     General and administrative.........................   432            141           104           115           132
     Amortization of goodwill and other intangibles.....    --             --            --            --            31
                                                          ----           ----          ----          ----          ----
              Total operating expenses..................   704            318           211           189           265
                                                          ----           ----          ----          ----          ----
              Operating loss............................  (729)          (315)         (172)         (162)         (217)
Interest expense (income), net..........................   (31)            27            (3)           29           (26)
Loss in joint venture...................................    --             --            (1)           --            --
Increase in market value of put warrants................    --           (149)           --
                                                          ----           ----          ----          ----          ----
Loss before income taxes and extraordinary item.........  (698)          (491)         (170)         (191)         (191)
Extraordinary item-early extinguishment of debt.........    --             --           (58)           --            --
                                                          ----           ----          ----          ----          ----
     Net loss...........................................  (698)%         (491)%        (228)%        (191)%        (191)%
                                                          ====           ====          ====          ====          ====

     Years Ended December 31, 1999, 1998 and 1997

          Revenue. Revenue was $7.6 million, $3.5 million, and $685,000 for the years ended 1999, 1998, and 1997, respectively. The increases in revenue from year to year were due primarily to increases in the number of subscriptions from both j2 Global's direct marketing and strategic alliances. j2 Global's number of subscriptions were 56,010, 27,063, and 7,125 as of December 31, 1999, 1998, and 1997, respectively. Revenue derived from monthly fees from paid subscriptions accounted for substantially all of the revenue in the years ended December 31, 1999, 1998 and 1997.

          Cost of revenue. Cost of revenue is primarily comprised of data and voice transmission costs, telephone numbers, customer service, online processing fees and equipment depreciation. Cost of revenue was $4.6 million or 61% of revenue, $3.4 million or 97% of revenue, and $858,000 or 125% of revenue for the years ended December 31, 1999, 1998 and 1997, respectively. The increases in cost of revenue reflect the cost of building and expanding j2 Global's server and networking infrastructure and customer services to accommodate the growth of its subscriber base. Cost of revenue as a percentage of revenue decreased from year to year as a result of the increases in revenue over the same periods.

          Sales and Marketing. j2 Global's sales and marketing costs consist primarily of payments with respect to strategic alliances, advertising, sales and marketing personnel, public relations, promotions, trade shows and business development. Sales and marketing expenses were $6.4 million or 83% of revenue, $5.0 million or 142% of revenue, and $1.1 million or 156% of revenue, for the years ended December 31, 1999, 1998 and 1997, respectively. The year to year increases in sales and marketing expenses primarily reflect an increase in marketing payments as a result of entering into and expanding several key strategic relationships with leading Internet and telecommunications companies, and an increase in expenses with respect to sales and marketing personnel.

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

          In October 1997, j2 Global entered into an interactive marketing relationship with America Online. As of December 31, 1999, j2 Global had $920,000 in prepaid advertising costs and such amount is expected to be consumed in fiscal 2000. During 1999 and 1998, j2 Global incurred $80,000 and $1,250,000, respectively, in expense for advertising activity through America Online. See [Note 6(a)] of the notes to j2 Global's consolidated financial statements.

          At December 31, 1999, j2 Global was also the exclusive unified messaging provider for CompuServe and Yahoo! Mail under an interactive marketing agreement and an advertising and promotion agreement, respectively. These agreements provide for j2 Global to make certain fixed and revenue share payments based on advertising amounts placed on the respective sites and customers acquired. See [Note 6(b)] of the notes to j2 Global's consolidated financial statements.

          Amounts expensed under agreements with all on line service providers are included in sales and marketing expense. For the years ended December 31, 1999, 1998, and 1997, total amounts of these expenses were $2,220,320, $2,959,313, and $7,888, respectively. Future annual fixed payments associated with all arrangements with on line service providers for future services aggregate $3,156,278 and $658,312 for the years 2000 and 2001, respectively.

          Research and Development. j2 Global's research and development costs consist primarily of personnel related costs. Research and development costs were $1.8 million or 24% of revenue, $1.2 million or 35% of revenue, and $793,000 or 116% of revenue for the years ended December 31, 1999, 1998 and 1997, respectively. The year to year increases in research and development costs primarily reflects increases in personnel related expenses. Research and development costs as a percentage of revenue decreased from year to year as a result of increases in revenue over the same periods.

          General and Administrative. j2 Global's general and administrative costs consist primarily of personnel related expenses, professional services, and occupancy costs. General and administrative costs were $8.0 million or 104% of revenues, $4.9 million or 141% of revenues, and $3.0 million or 432% of revenues for the years ended December 31, 1999, 1998 and 1997, respectively. The increases in general and administrative costs from year to year were primarily due to increases in personnel as well as increased professional fees. General and administrative costs as a percentage of revenue decreased from year to year as a result of increases in revenue over the same periods.

          Interest Income (Expense), Net. The change from 1998 to 1999 was primarily due to investment earnings from j2 Global's IPO proceeds. The change from 1997 to 1998 was due to borrowings of $10.0 million in senior subordinated debt in July 1998 which was repaid in July 1999. Interest income (expense), net was $230,000, $(933,000), $215,000 for the years ended December 31, 1999, 1998 and 1997.

          Increase in Value of Put Warrants. Warrants sold by j2 Global in July 1998 included put rights until January 1, 1999. See Note 4 to the consolidated financial statements. These put rights gave the holders of the warrants the right to require j2 Global to purchase the warrants at their fair market value if j2 Global did not complete a public offering of our stock prior to July 1, 2003. In accordance with AICPA Emerging Issues Task Force (EITF) 96-13, the warrants were recorded at their fair value at the date of issuance $(1,145,000). In addition, EITF 96-13 requires that any change in the fair value of the warrants be reflected as a charge to earnings in the period of change. In 1998, expense associated with this increase in market value aggregated $5,256,000 . This item will not recur in future periods because of the expiration by agreement with the holders of the warrants of the put feature effective January 1, 1999.

          Income Taxes. As of December 31, 1999, j2 Global had federal and state net operating

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

loss carryforwards of approximately $34.6 million available to offset income in the future. Such net operating loss carryforwards will begin expiring in the year 2004. Under the Tax Reform Act of 1986, the amounts of and benefits from such net operating loss carryforwards may be impaired or limited following changes in the ownership of our common stock.

     Six Months Ended June 30, 2000 and June 30, 1999

          Revenue. Revenue was $5.9 million and $3.1 million for the six months ended June 30, 2000 and 1999, respectively. The increase in revenue was primarily due to an increased number of subscriptions. j2 Global's paid subscribers numbered 64,200 and 36,400 as of June 30, 2000 and 1999, respectively.

          Cost of Revenue. Cost of revenue is primarily comprised of data and voice network costs, customer service, online processing fees and equipment depreciation. Cost of revenue was $3.0 million or 52% of revenue and $2.2 million or 73% of revenue for the six months ended June 30, 2000 and 1999. The increase in cost of revenue reflects the cost of building and expanding j2 Global's server and networking infrastructure and customer service to accommodate growth of j2 Global's subscriber base. Cost of revenue as a percentage of revenue decreased as a result of the increases in revenue over the same period last year.

          Sales and Marketing. j2 Global's sales and marketing costs consist primarily of payments with respect to strategic alliances, personnel related expenses, consulting, advertising, and public relations. Sales and marketing expenses were $4.6 million or 79% of revenue and $1.4 million or 45% of revenue for the six months ended June 30, 2000 and 1999, respectively. The increases in sales and marketing expenses from period to period primarily reflect an increase in advertising costs associated with payments to strategic alliances and an increase in personnel related expenses. Sales and marketing as a percentage of revenue increased over the same period last year, primarily as a result of strategic alliance payments.

          On July 1, 1999, j2 Global entered into an advertising and promotion agreement with Yahoo! Inc. During the first two quarters of 2000, j2 Global refined its marketing and customer acquisition strategies. As part of this review, in July, 2000, Yahoo! and j2 Global concluded negotiations to replace the existing advertising and promotion agreement with a new, more limited, arrangement for non-exclusive placement on the Yahoo! web site, including in Yahoo! Mail. This agreement runs through at least October 15, 2000, and contains more favorable financial terms for j2 Global than the July 1, 1999 advertising and promotion agreement.

          Research and Development. j2 Global's research and development costs consist primarily of personnel related expenses. Research and development costs were $1.4 million or 23% of revenue and $897,000 or 29% of revenue for the six months ended June 30, 2000 and 1999. The increase in research and development costs from period to period primarily reflects increases in personnel related expenses. Research and development as a percentage of revenue decreased as a result of increases in revenue over the same period last year.

          General and Administrative. j2 Global's general and administrative costs consist primarily of personnel related expenses, professional fees, and occupancy costs. General and administrative costs were $7.8 million or 132% of revenue and $3.5 million or 115% of revenue for the six months ended June 30, 2000 and 1999. The cost increases as a percentage of revenue in general and administrative from period to period were primarily due to increases in the additional infrastructure to support j2 Global's overall growth and its conversion to a public company in July 1999. Included in general and administrative costs is $811,000 and $269,000 in depreciation and amortization for the six months ended June 30, 2000 and 1999.

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

          Amortization of goodwill and other intangibles. For the six months ended June 30, 2000, amortization of goodwill and other intangibles of $1.8 million or 31% of revenue occurred due to the acquisition of SureTalk.com, Inc. in January 2000. There was no comparable amortization for the six months ended June 30, 1999.

          Interest Income (Expense), Net. Interest income (expense), net was $1.5 million and ($883,000) for the six months ended June 30, 2000 and 1999, respectively. For the six months ended June 30, 2000 interest income (expense), net primarily resulted from interest income earned on j2 Global's cash and cash equivalents and short and long term investments generated from j2 Global's July 1999 initial public offering. For the six months ended June 30, 1999, interest income (expense), net was primarily related to interest expense on capital lease obligations and long term debt.

     Liquidity and Capital Resources

          As of June 30, 2000, j2 Global had funds on hand for use its business of approximately $37.7 million. Such funds consisted of $15.0 million in cash and cash equivalents and $7.5 and $15.2 million in short term and long term investments, respectively. Short and long term investments consisted of government and corporate debt securities. Short term maturities range from three months to one year and long term maturities range from beyond one year up to 18 months.

          Net cash used in operating activities increased to $6.2 million for the six months ended June 30, 2000 from $3.7 million for the same period in 1999. The increase in net cash used in operating activities was primarily due to an increase in net losses, offset by an increase in depreciation relating to j2 Global's additional infrastructure and amortization of goodwill and other intangibles from the acquisition of SureTalk.com.

          Net cash provided by investing activities was $9.2 million for the six months ended June 30, 2000. Net cash used in investing activities was $428,000 for the six months ended June 30, 1999. The increase in net cash provided by investing activities from fiscal 1999 to 2000 was primarily due to the redemption of short and long term investments reduced by purchases of leasehold improvements and office equipment for j2 Global's new headquarters in Hollywood, California, the continuing build-out of j2 Global's network, and advances under notes receivable to eFax.com.

          Net cash used in financing activities of $274,000 for the six months ended June 30, 2000 was comparable to $123,000 for the same period in 1999 and primarily consisted of net repayments of loans payable and capital lease obligations.

          j2 Global's capital requirements depend on numerous factors, including market acceptance of its services, the amount of resources it devotes to investments in its network and services development, the resources it devotes to the sales and marketing of its services and its brand promotions and other factors. j2 Global has experienced a substantial increase in its capital expenditures and operating lease arrangements since its inception consistent with the growth in its operations and staffing, and anticipates that this will continue for the foreseeable future. Additionally, j2 Global expects to make additional investments in technologies and its network, and plans to expand its sales and marketing programs and conduct more aggressive brand promotions.

          j2 Global currently anticipates that its cash and cash equivalents and short and long term investments will be sufficient to meet its anticipated needs for working capital and capital expenditures for at least the next 12 months. Although operating activities may provide cash in certain periods, to the extent j2 Global experiences growth in the future, j2 Global anticipates that its operating and investing

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

activities may use cash. Consequently, any such future growth may require j2 Global to obtain additional equity or debt financing, which may not be available on attractive terms, or at all, or may be dilutive.

     Quantitative and Qualitative Disclosures About Market Risk

          At June 30, 2000 short and long term investments primarily consisted of government and corporate debt securities. Short term maturities range from three months to one year and long term maturities range from beyond one year up to 18 months. Such securities bear interest at fixed rates ranging from 5.6% to 6.9% and are classified as held to maturity as j2 Global has the ability and intent to do so. At June 30, 2000, cost approximates fair market value and j2 Global believes it has immaterial market rate risk.

          j2 Global believes that its exposure on currency exchange fluctuation risk is insignificant because its transactions with international vendors and customers are generally denominated in U.S. dollars.

Business

     Company Overview

          j2 Global is an Internet-based messaging and communications services provider to individuals and businesses throughout the world. j2 Global's services enable the user's e-mail box to function as a single repository for all e-mail, fax and voice-mail and permit convenient message retrieval through e-mail or by phone. Customers can sign-up for all of j2 Global's services through its web site and can promptly receive a j2 Global phone number.

          j2 Global provides Internet-based unified messaging services with over 64,000 paid subscriptions as of June 30, 2000. Since j2 Global started offering its services on a commercial basis in June 1996, j2 Global has expanded its network to offer services in over 90 area codes in the United States and abroad, including area codes in 22 of the 25 most populous major metropolitan areas in the United States. j2 Global has over 15 area codes outside the United States, including area codes in London, Paris, Frankfurt, Zurich, Milan, Sydney and Tokyo. j2 Global intends to continue to increase the number of area codes and target new international locations.

     Industry Background

     Growth of the Internet and Electronic Commerce

          The Internet has experienced rapid growth and has developed into a significant tool for global communications, commerce and media, enabling millions of people to share information and transact business electronically. Internet-based businesses have emerged to offer a variety of products and services over the Internet. Advances in online security and payment mechanisms have also prompted more businesses and consumers to engage in electronic commerce.

     E-Mail

          E-mail is the most widely adopted Internet application, ranging from a personal messaging tool to a strategic business tool. E-mail messages have increased in volume and functionality, and this trend is expected to continue. For example, e-mail is expected to become a major vehicle for electronic commerce transactions. The e-mail box as a locating and delivery device has become the platform for additional applications such as directory services, scheduling and document sharing. Furthermore, the e-mail box

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

can function as a central repository to receive, send, forward, organize and prioritize voice-mail, fax and e-mail messages, thus creating what is called unified messaging.

     Traditional Faxing

          The fax machine is a valuable tool for communication for businesses and individuals. Although e-mail traffic is growing rapidly, faxing continues to grow due to decreasing telephone rates and the increasing availability of software that allows faxes, including broadcast faxes, to be sent from personal computers.

     Trends in Faxing

          The transmission of faxes over the Internet has become an increasingly popular tool and provides a low cost method to send and receive faxes. In addition to Internet faxing, users are increasingly faxing documents directly from their computers, thereby growing less dependent on traditional fax machines. Recent advances in technology allow users to send and receive faxes from their computers using e-mail to transmit data over the Internet.

     Trends in Internet Messaging

          With continuing developments in modern technology, various message media are currently in the process of converging. Communication channels are becoming interchangeable as consumers can send the same message through e-mail, voice-mail and fax. With the unification of these functions, consumers increasingly value messaging services that are "device-independent." Consumers appreciate the ability to send and retrieve messages in any form and in the most convenient manner, using e-mail, voice-mail or fax, and accessing messages with the telephone or personal computer or through the Internet.

     Need for Cost-Effective Solutions

          Whether it is an individual avoiding the cost of maintaining a fax machine, answering machine and dedicated fax line or a large corporation attempting to cost-effectively manage expanding and increasingly sophisticated communications systems, individuals and businesses alike are making use of third parties to manage their messaging needs. In addition, businesses often find it difficult to implement state-of-the-art technology in their own infrastructure, and individuals with the expertise to maintain a sophisticated messaging system can be scarce and costly to hire, train and retain. As a result, j2 Global believes that organizations seeking to lower their costs and to reduce the amount of time and labor they invest in technological infrastructure and support systems, such as messaging systems, will look to Internet-based solutions provided by third parties to maintain competitiveness.

     j2 Global's Solution

          j2 Global provides individual consumers, end-users and businesses with convenient, cost-effective and reliable Internet-based messaging and communications services.

     Individual Consumers and End-Users

          j2 Global's services are designed to provide the following key benefits to individual consumers and end-users:

          .    Unified Messaging. j2 Global believes it was the first company to provide a commercially available Internet-based messaging service that enables the end-user's e-mail box to

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function as a single repository for all e-mail, fax and voice-mail and permits convenient management of their messages through e-mail or by phone.

          .    Anytime, Anywhere Accessibility. j2 Global has designed its services to allow easy access by customers seven days a week, 24 hours a day from any location. j2 Global's customers can listen to their e-mail and voice-mail and manage their e-mails, faxes and voice-mails from any touch-tone phone. In addition to these capabilities, j2 Global's customers can listen to their voice-mail and view their faxes anytime they read their e-mail.

          .    Access to International Network. j2 Global has built a network allowing its customers to establish a local phone number in over 90 area codes in the United States and abroad. Additionally, j2 Global's proprietary Internet-based solution enables a customer to activate service from j2 Global's web site or over the phone within minutes.

          .    Cost Effective Service. j2 Global believes that by using its service, customers can achieve cost savings and efficiency when compared to traditional telephone and fax communication.

          .    Customization. j2 Global's services allow customers to create their own messaging solutions. They may elect to use j2 Global's free services or j2 Global's paid subscription services, or they may add any of j2 Global's usage-based features, such as telephone access to e-mail, outbound voice, outbound faxing, broadcast voice and broadcast faxing.

          .    Customer Support. j2 Global offers its customers various levels of support seven days a week, 24 hours a day.

          j2 Global believes a large percentage of its subscribers are professionals or are employed in upper management positions and that another large percentage of its subscribers are self-employed or small business owners.

     Businesses

          In addition to the benefits listed above, j2 Global's service provides the following key benefits to businesses:

          .    Cost Effective Service. With j2 Global's service, businesses have a reduced need for personnel, traditional fax machines, phone lines or other costly hardware. In addition, j2 Global offers a simple solution priced to reflect j2 Global's economies of scale.

          .    Award-Winning Technology. j2 Global provides its customers with access to advanced, award-winning Internet-based messaging technologies based on open standards. In addition to being the first to market a unified messaging service, j2 Global's technology has earned the 1998 CommerceNet award for Electronic Commerce Excellence in the United States Business-to-Consumer category.

          .    Scaleability and Reliability. j2 Global's network of services is designed to be highly scaleable, meaning that it allows j2 Global to easily add additional locations to j2 Global's network and additional users at each location. j2 Global's system is also designed with back-up components, including back-up power supplies in separate locations and multiple Internet connections, in the event of a technological failure and is designed to provide reliable service to j2 Global's customers.

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

          . Security. j2 Global's fax services provide a type of security not available with traditional faxing since messages arrive directly into the customer's e-mail box and do not remain in view on a traditional fax machine. In addition, all of j2 Global's message transmission services are merely a conduit for electronic messaging and do not store copies of transmissions in any format, electronic or otherwise.

     j2 Global's Services

          j2 Global provides a comprehensive range of Internet-based services to address the messaging and communication needs of individuals and businesses. All of j2 Global's inbound services provide a unique telephone number assigned from available area codes and digitally compress and route messages to the customer's e-mail box.

          j2 Global collects approximately 95% of its fees through billing customers' credit cards provided at initiation.

          If a credit card declines to pay a customer's balance, an e-mail notice is sent to the customer. If the customer does not respond to that e-mail, a disconnection warning is sent to the customer who is then allowed up to 15 days to resolve the outstanding bill before being disconnected.

          Revenues are accrued upon billing of a customer's credit card. Uncollected credit card amounts are written off after 30 days. j2 Global writes off 100% of all amounts declined by credit cards on a monthly basis.

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

          j2 Global's subscription services are summarized in the following table:

                                            Subscription Services

Services                 Description                   Attributes                              Pricing*
---------                ------------                  ----------                              --------
Free Services

Free Fax Plus            Fax/voice to e-mail           Free telephone number                   Free

                                                       Unlimited number of incoming
                         faxes/voice-mails

                                                       Only incoming fax/voice capability

                                                       User cannot choose area code

Paid Services

Free Fax Plus Send       Fax/voice to e-mail           User cannot choose area code            Setup fee of $5.00 plus $2.95
                                                       Unlimited incoming faxes                per month plus additional
                                                                                               usage-based charges

                         Outbound faxing-User can      Annotation capability
                         send faxes

                         Broadcast fax-User can
                         send the same fax to
                         numerous recipients

Personal Telecom         Fax/voice to e-mail           User can select area code for phone     Setup fee of $15.00 plus
                                                       number                                  $12.50 per phone number per
                                                                                               month plus additional usage
                                                                                               based charges

                         Unlimited incoming faxes

                         Outbound faxing-User can      Annotation capability
                         send faxes

                         Broadcast fax-User can
                         send the same fax to
                         numerous recipients

                         Phone access-User can         Access, manage and/or reply to
                         call a toll-free number       e-mail, voice-mail and faxes
                         by and access e-mail          and phone
                         voice-mail and fax
                         headers through a touch
                         tone telephone

______________________
*    These are United States dollar prices for phone numbers in most countries.

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

          In addition to j2 Global's subscription services, j2 Global provides a number of value-added services which are available to free and paid customers of its subscription services for an incremental usage-based fee. The primary usage-based services that j2 Global offers or expects to offer in the future are described in the following table:

                                                  Usage Based Services

Services                     Description                                           Attributes
--------                     -----------                                           ----------
Current Usage-Based
Services

Outbound Fax                 User can fax document through his or her e-mail       Per minute fax rates
                             outbox via the Internet by using the intended         Paperless forwarding of received fax
                             recipient's destination fax number followed by
                             "@jfaxsend.com" as the e-mail destination address

Outbound Voice               User can send a voice message through his or her      Respond to e-mails with a voice
                             e-mail outbox via the Internet by using the           message
                             destination phone number "@jfaxsend.com" as the
                             e-mail destination address

Broadcast Faxing             User can send the same outbound fax to multiple       Powerful broadcast faxing capabilities
                             recipients via the Outbound Fax service

Broadcast Voice              User can send the same voice message to multiple      Powerful broadcast voice messaging
                             recipients                                            capabilities

Telephone Access to E-mail   User can call a toll-free number                      Access, manage and/or reply to e-mail by phone
                             and access e-mail through a touch tone telephone

Planned Services

Conference Calling           User will be able to set up conference calls and      User will be able to set up
                             speak to more than one party at a time                conference calls though web interface
                                                                                   with personalized calendar/contacts
                                                                                   information

Notification                 Will keep user updated regarding incoming messages    User will be able to choose to check
                                                                                   messages immediately or do it later

                             User will be able to apply rules to filter which messages are received and which media are used for notification

Cardless Calling             User will be able to make outgoing calls through j2   User will be able to make calls
                             Global number by entering a PIN number.               without having to hang up and
                                                                                   re-enter calling card number

Follow Me Services           Will locate user by routing incoming                  User will be able to assign telephone/cell
                             calls to any phone number or series of phone          phone numbers and a pager number at which
                             numbers. Callers will have option to leave a          user can be located. Service will try all
                             voice-mail or to search for the user                  numbers and track down user

          Each of the above services listed under "Current Usage-Based Services" is currently offered to j2 Global's Unified Personal Telecom on per minute rates which vary depending on the location of the destination fax/phone number. Pricing is $0.25 per minute for telephone access to e-mail via a toll-free telephone number.

          There can be no assurance that j2 Global will be successful in releasing any of the planned services. The first of the planned services, conference calling, is expected to be offered sometime during the third quarter of 2000. The other planned services are expected to be offered in 2001. The introduction of the planned services has required upgrades to j2 Global's international network, which are in progress. The expansion of j2 Global's network includes enhancements to its operations center in Los Angeles.

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

These upgrades will allow enhanced data transmission over j2 Global's network, which will be necessary to support the launch of our future services.

      Sales and Marketing

         j2 Global intends to enhance its market position through development of, and integration with, online partners and the introduction of new communications solutions into its suite of products. In April 2000, j2 Global launched a new life-cycle communication strategy focused on usage and delivering targeted upsell messages to j2 Global's rapidly expanding base of free subscribers.

      Indirect Marketing

         j2 Global recently implemented its new affiliate program, to further enable companies and individuals to sign up as j2 Global resellers online.

         In order to introduce j2 Global's services to end-users, j2 Global has developed strategic relationships with various online and offline service providers. These service providers have pre-existing relationships with their customer bases which consist of individuals and entities that are heavy users of e-mail and phone services. Those relationships provide j2 Global access to likely consumers for its services.

         On July 1, 1999, j2 Global entered into an advertising and promotion agreement with Yahoo! Inc. During the first two quarters of 2000, j2 Global refined its marketing and customer acquisition strategies. As part of this review, in July 2000, j2 Global and Yahoo! concluded negotiations to replace the existing advertising and promotion agreement with a new, more limited, arrangement for non-exclusive placement on the Yahoo! web site, including in Yahoo! Mail. This agreement runs through at least October 15, 2000, and contains more favorable financial terms for j2 Global than the July 1, 1999 advertising and promotion agreement.

      Integrated Services

         With some of j2 Global's strategic relationships, j2 Global co-brands its service, allowing the parties with which j2 Global has contracted to integrate their service with j2 Global's and sell a "powered by j2 Global" service.

      Telecommunications Companies

         j2 Global has contracted with Telecom New Zealand and ESAT Telecom in Ireland to offer services to their customers. These agreements represent a first step in executing a broad recruitment program targeting traditional telephone companies, competitive telephone companies, long distance providers and wireless carriers.

      Systems Integrators

         j2 Global is still in the relatively early stages of its relationship with systems integrators, by which is meant businesses that take j2 Global's services and bundle them with services of other companies to be sold as a convenient package of services to the customer. j2 Global intends to build a network of systems integrators that will offer j2 Global's services as part of an overall information technology solution for corporate and government customers.

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      International Marketing

         j2 Global believes that it benefits from local representatives in its international markets since these representatives have the cultural understanding and relationships necessary to sell its services. j2 Global's international department in Los Angeles focuses on recruiting and supporting its international marketing effort.

      Marketing Our Services to Existing Subscribers

         j2 Global's unified messaging resources allow j2 Global to execute this sales and marketing strategy efficiently. As a unified messaging company, j2 Global has access to its subscribers' e-mail and is able to customize its marketing efforts to specific customers. As a result, j2 Global has a direct, low cost channel in which to advertise its services by sending the customer a promotional fax, e-mail or voice-mail message.

      International Network and Operations

         j2 Global offers its services in over 90 area codes in the United States and abroad, including in 22 of the 25 most populous major metropolitan areas in the United States and such international business centers as London, Paris, Milan, Frankfurt, Zurich, Sydney and Tokyo. j2 Global obtains phone numbers on an as-needed basis from various local carriers throughout the United States and internationally with whom it has relationships. As of July 31, 2000, j2 Global had over 1.2 million phone numbers in use by its subscribers and an additional 350,000 phone numbers which it has already acquired from local carriers and which are in its inventory. j2 Global's ability to continue to acquire additional quantities of phone numbers in the future will depend on its relationships with its local carriers and its ability to pay market prices for such phone numbers. j2 Global has pursued two basic types of commercial relationships in rolling out its network:

         .    International Strategic Alliances. To expand j2 Global's
international network rapidly, j2 Global is pursuing strategic alliances with companies in a number of foreign markets. These alliances provide j2 Global with local marketing, billing and customer support and, in some cases, co-location and phone numbers. j2 Global's agreements with its international strategic alliance resellers may provide that the reseller is granted a license as j2 Global exclusive reseller in the particular country in question. The license generally has an initial term of one-year following commercial launch and is renewable by the reseller for additional one-year terms, provided that certain threshold requirements for j2 Global subscribers are met at the expiration of each term. The reseller agreement provides for the reseller to pay for local phone numbers and hardware, local marketing expenses, billing and local help desk support. In exchange, the reseller receives a commission based on the j2 Global revenues associated with the reseller; and

         .    Co-location. j2 Global's servers are housed in spaces owned by third parties, frequently local telephone companies, from which they are connected to a network of phone lines dedicated to j2 Global or connected to the Internet. j2 Global refers to this service provided by third parties as "co-location." j2 Global generally arranges independently for the connection of local phone numbers for its customers and associated trunks to the servers.

         Most servers have a direct connection to the Internet. In addition, in the event that a direct connection is not functioning or a server has no connection, each server is also connected to a dedicated network of phone lines. By virtue of that network, each server is connected to at least two of j2 Global's hubs, or central servers, through which messages can be routed to the Internet. Either the local telephone company or an alternate provides j2 Global the ability to access its servers through the telephone lines for

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the purposes of maintenance and repair. Given the simple nature of the services provided by the co-locators, j2 Global's co-location agreements are much simpler arrangements than the agreements with its strategic alliances and provide for a fixed monthly fee.

         j2 Global has entered into co-location agreements primarily with three carriers. For locations in the United States, j2 Global generally co-locates with WorldCom/MFS, which is now MCI WorldCom, or AT&T Corp. For international locations, j2 Global's co-location agreements are for the most part with a U.S. subsidiary of Telecom Italia. j2 Global has certain other co-location agreements, in which j2 Global owns both the lines and equipment. j2 Global's co-location agreements generally provide for fixed monthly payments and a fixed term of at least one year. Some are cancellable by j2 Global on either 60 or 90 days' notice.

         j2 Global intends to enter additional markets and to expand its operations outside the United States. International sales and j2 Global's entry into additional foreign markets are subject to a number of inherent risks. For example, j2 Global faces a more complex process to acquire telephone numbers outside the United States due to regulatory constraints or bureaucratic systems that differ greatly from those in the United States. In many countries, under local law, j2 Global may not acquire telephone numbers directly, but must use a local company to procure telephone numbers. This increases the importance of j2 Global's international strategic alliances, but also makes it more difficult to structure foreign strategic alliances given the preferences the local companies enjoy. In addition, j2 Global must depend to a greater extent on its foreign strategic alliances for day-to-day management, including relying on those foreign strategic alliances to provide help-desk support and other services.

         Internationally, j2 Global may encounter different technology standards that require it to expend time and resources on adapting its proprietary and other technology to those foreign standards, as well as to ensuring that the technology, as so adapted, remains compatible with the rest of its network. This adaptation increases the cost of expanding abroad. Finally, in international markets, j2 Global is subject to changes in regulatory requirements and tariffs. Because j2 Global is not familiar with those international environments, and because the systems of government and regulation that exist abroad are frequently different from what j2 Global experiences in the United States, it may be more difficult for j2 Global to anticipate changes and how they will affect the provision of its services. As a result, it may be more difficult for j2 Global to accommodate those changes.

      Services and Information Systems

      Inbound Servers

         Inbound servers accept incoming fax and voice-mail messages on telephone lines from local telephone providers. The servers run on the Unix operating system, known for reliability in telecom environments, using equipment supplied by leading hardware manufacturers, and software designed and written by our programmers. After a fax transmission or a voice-message is received by the server, it is compressed into a standard form, and sent to the user's e-mail address via the Internet. By using the Internet, j2 Global is able to connect efficiently with third parties on a worldwide basis. Voice messages are typically compressed by a factor of 5 to 1 using the internationally proven Global Systems for Mobile Communications technology, which results in telephone quality voice, with small file sizes. Faxes are compressed to the TIF/F format, an Internet standard for multi-page fax documents, with an average page requiring about 40 kilobytes of memory.

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

      Outbound Systems

         The outbound system accepts e-mail messages via the Internet that are addressed to fax machines anywhere in the world, or voice messages that are addressed to telephones anywhere in the world. After a message is received by the outbound system, it determines a least cost route for transmitting the message to the final destination fax machine or telephone. The system comprises servers in a distributed network with several scheduling, prioritization and routing procedures designed and written by our programmers, to ensure that the message is delivered to its destination in a timely and cost-effective manner.

      Telephone Access Systems

         j2 Global's telephone access system offers users the capability to call from any touch-tone telephone and listen to their e-mails and voice-mails and manage their e-mails, faxes and voice-mails. j2 Global's servers connect via the Internet to the user's e-mail servers, and retrieve all of the user's messages, permitting customers to listen to their e-mails via a text-to-speech conversion technology and manage their e-mails, faxes and voice-mails by phone.

      Teleconference Management Services

         j2 Global's teleconference management service permits a j2 Global subscriber to launch and manage conference calls between the subscriber - or call-initiator - and up to seven additional participants, known as additional call "legs." Calls are managed by the call-initiator via the j2 Global web site. The call-initiator enters the initial United States or Canadian non-toll-free number (typically the number of the call-initiator), j2 Global authenticates the call-initiator (i.e., verifies account status and billing information) and signals the j2 Global Class 5/4 switch. The switch in turn connects to j2 Global's transmission carrier via a T1 trunk and the carrier terminates the call at the designated telephone number. Each additional leg is launched in this manner and hosted by the Class 5/4 switch. During the conference call, the call-initiator can perform other web-based management functions such as "mute," "listen-only" and "termination" of individual legs or the entire call.

      Internet Provisioning Systems

         j2 Global's Internet-based provisioning systems, by which customers can initiate its services from its web site, permit j2 Global to provide phone numbers and manage account information promptly and efficiently. These systems work on a network of servers connected to a centralized database, and are built to handle high volume traffic with back-up technology in the event of a failure and the ability to add servers and users easily.

      Reliability and Capacity Issues

         While j2 Global intends to add new subscribers and expand its service offerings, future growth in j2 Global's subscriber base for both free and paid services, and growth in the subscriber bases of competing companies, will increase the demand for available network infrastructure and Internet data transmission capacity. Growth in j2 Global's business, and in that of its existing or future competitors, could lead to shortages in the capacity required to operate its business, or could cause capacity to become more expensive. In either case, j2 Global may be unable to acquire the necessary capacity to accommodate future growth or to acquire it on a timely basis, which could slow down or disrupt j2 Global's ability to transmit customers' messages.

         Additionally, these trends will increase the demand for large quantities of telephone numbers and may lead to an inability on j2 Global's part to acquire the necessary phone numbers, particularly in

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

desirable metropolitan areas, to accommodate j2 Global's future growth. If potential customers encounter difficulty obtaining phone numbers from j2 Global, or obtaining those phone numbers on a timely basis, they may turn to competitors' services. In addition, if the growth in j2 Global's subscriber base or j2 Global's service offerings leads to a reduction in j2 Global's reliability or perceived reliability, or results in problems for the Internet in general that are beyond our control, customers or potential customers may turn to its competitors' services, including traditional faxing services. Thus, while its growth is crucial to its future success, that very same growth, when combined with that of its competitors, could lead to slow delivery times or unreliable service levels, network failures, security breaches, lack of capacity in its network, insufficient telephone numbers or a slower Internet. Any of the above could have a material adverse effect on j2 Global's business, prospects, financial condition and results of operations.

      Customer Support Services

         j2 Global's customer service department provides various levels of 24-hour support, seven days a week. This department provides support primarily in English, although this department also has French, Spanish and German speakers. The department handles all account issues for j2 Global's subscribers, ranging from initial sales and sign-up to technical support and account administration. To provide this "one-stop shop," j2 Global has installed a technology infrastructure for its customer service representatives to leverage available data from j2 Global's main enterprise database and its customer database. These databases give j2 Global's customer service representatives the ability to track purchase, payment, caller and contact history, and report, analyze and solve technical issues in an efficient and organized manner. j2 Global maintains a list of frequently asked questions for use by customer service representatives in responding to common queries and issues. This list of questions is updated to keep j2 Global customer service representatives abreast of new issues.

         Further, j2 Global offers Internet-based online self-help. This allows customers to resolve simple issues on their own. j2 Global has found that most customer questions come from new users, and with an online self-help guide it believes it is able to address the majority of new users' questions efficiently.

      Competition

         j2 Global principally competes to provide Internet enabled e-mail users with unified messaging and related communications services. Because unified messaging is a new service that is designed to consolidate other methods of messaging (e.g., voice-mail, fax and e-mail) into a single repository, j2 Global competes with worldwide providers of voice-mail services and products and fax services and products. Each of these markets on a stand-alone basis is highly competitive and has numerous service and product providers.

         Although j2 Global currently has direct competitors for some of its services, j2 Global is not aware of any service provider currently offering an international unified messaging suite of services directly competitive to its own. j2 Global believes this lack of direct competition will change. For example, GTE has announced that it will begin offering in 50 United States markets a unified messaging service. To the extent j2 Global's services face competition, that competition is based on price, quality, brand recognition, geography and customer support.

         Services similar to j2 Global's have been introduced free to users on an advertising supported basis. Like many other services provided over the Internet, such as news feeds and stock quotes, these services are provided free of charge to attract traffic to the service provider's web site. The providers of free services attempt to recoup their expenses by selling advertising based on the traffic generated from users of free services. Examples of free services similar to j2 Global's include free voice-mail products that require users to listen to taped ads before they can access their messages, and facsimile-to-e-mail

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

services free to users which require that users view advertisements when they retrieve their faxes. j2 Global expects that as these free services become more popular, consumers will require j2 Global's subscription services to provide clear incremental benefits over free services to justify paying for its services. In addition, to the extent free services of another provider are used by a potential j2 Global customer, it may be harder for the company to persuade the potential customer to try its services. Providers of free services in addition to those listed above may enter the market and thereby reduce the perceived value of services to potential customers.

         Further, although to date j2 Global has not experienced competition from any of its strategic alliance resellers, there is a risk that, in the future, these companies could develop their own competitive services and begin to compete with j2 Global directly. This represents a particular risk for j2 Global as it relies to a great extent on its strategic alliances to market, and provide a potential customer base for, its services. As a result, competition from these entities would have the doubly adverse effect of both subjecting j2 Global's services to competitive pressures and limiting its avenues for marketing.

         Future competition could come from a variety of companies both in the Internet industry and the telecommunications industry. These industries include major companies which have much greater resources than j2 Global has, have been in operation for many years and have large subscriber bases. Such companies may be able to develop and expand their communications and network infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products and services than j2 Global can. There can be no assurance that additional competitors will not enter markets that j2 Global plans to serve or that j2 Global will be able to compete successfully.

         j2 Global believes that its solution competes favorably with that of other current and potential providers with respect to the following:

         .    Range and quality of service offerings;

         .    Access to phone numbers in major metropolitan areas in the United
States and abroad;

         .    Pricing and cost savings for customers;

         .    Customer support; and

         .    Brand recognition.

         However, j2 Global's solution competes unfavorably at least on price with those companies which provide for free, i.e. on an advertising supported basis, one or more of the services that j2 Global provides. In addition, j2 Global is at a disadvantage against established competitors which have greater efficiencies of scale or easier access to capital due to their financial strength or size or their better established reputations. Finally, one or more of the companies offering component portions of j2 Global's service may enhance their service offerings, and those service offerings might be superior to j2 Global's. If this were to occur, and the company offering those services were well-established, it would negatively impact j2 Global's competitive position.

         j2 Global believes it can compete effectively in unified messaging because it is a relatively new service and, as the first company offering unified messaging in its complete form, j2 Global has a head start on current and potential competitors with respect to these factors. However, j2 Global faces strong

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competition in each of the component portions of its service (e.g., voice-mail, fax and e-mail) from larger, financially stronger and better established competitors.

      Patents and Proprietary Rights

         j2 Global relies on a combination of trademark, trade secret and copyright law and contractual agreements to protect its proprietary technology and intellectual property rights.

         j2 Global has developed substantially all of its software internally. j2 Global has entered into agreements with its software programmers that provide for its ownership of all software and intellectual property.

         j2 Global has licensed from third parties some components of its end-user software for unlimited use for one-time, up-front payments pursuant to written license agreements. Some of j2 Global's license agreements provide for a modest additional payment in the event of a subsequent major upgrade.

         j2 Global has multiple U.S. Patent and Trademark Office applications pending for proprietary aspects of the major components of its technology, and one issued patent. Unless and until patents are issued, no patent rights can be enforced. j2 Global has obtained U.S. copyright registrations for certain proprietary software.

         j2 Global owns registrations in the United States for the service marks JFAX, JFAX.COM, j2 and its logo, as well as a European Community registration and a European Community application for registration of JFAX and j2. j2 Global also owns registrations and applications for registration in the United States of other service marks and slogans that it uses.

         j2 Global holds the Internet domain name "jfax.com" and its new domain name "j2.com." Under current domain name registration practices, no one else can obtain an identical domain name, but can obtain a similar name, or the identical name with a different suffix, such as ".net" or ".org" or with a country designation. The relationship between regulations governing domain names and the laws protecting trademarks and similar proprietary rights is evolving. Domain names are regulated by Internet regulatory bodies, while trademarks are enforceable under local national law. In addition, the regulation of domain names in the United States and in foreign countries is subject to change. There are plans to establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names in all of the countries in which j2 Global conducts business, and j2 Global may be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of its domain names or trademarks.

         Like other technology-based businesses, j2 Global faces the risk that it will be unable to protect its intellectual property and other proprietary rights, and the risk that it will be found to have infringed the proprietary rights of others.

      Government Regulation

         There is currently only a small body of laws and regulations directly applicable to access to, or commerce on, the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted at the international, federal, state and local levels with respect to the Internet, covering issues such as user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with Internet communications. Moreover, a number of laws and regulations have been proposed and are currently being

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considered by federal, state and foreign legislatures with respect to these issues. The nature of any new laws and regulations and the manner in which existing and new laws and regulations may be interpreted and enforced cannot be fully determined. For example, recent laws affecting the Internet include:

         .    The Digital Millennium Copyright Act, which provides copyright protection for software, music and other works on the Internet. Under this law, Internet service providers and web site operators must register with the U.S. Copyright Office to avoid liability for infringement by their subscribers;

         . Child Online Protection Act, which makes illegal the communication of material that is harmful to minors on the Internet for commercial purposes in such a manner as to be available to minors. This law also contains a section that requires web sites to obtain parental consent before collecting information from children 12 and younger;

         .    Child Protection and Sexual Predator Punishment Act, which imposes criminal penalties for using the Internet to solicit minors for sexual purposes and criminalizes sending obscene material to persons under the age of 16; and

         .    The Internet Tax Freedom Act, which provides a three-year
moratorium on taxes deemed discriminatory in order to give state and federal lawmakers time to develop a more comprehensive approach to Internet taxation.

         In addition, there is substantial uncertainty as to the applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property, taxation, libel, obscenity and personal privacy. The vast majority of these laws were adopted prior to the advent of the Internet and, as a result, did not contemplate the unique issues of the Internet. Future developments in the law might decrease the growth of the Internet, impose taxes or other costly technical requirements, create uncertainty in the market or in some other manner have an adverse effect on the Internet. These developments could, in turn, have a material adverse effect on j2 Global's business, prospects, financial condition and results of operations.

         j2 Global provides its services through data transmissions over public telephone lines and other facilities provided by telecommunications companies. These transmissions are subject to regulation by the Federal Communications Commission, state public utility commissions and foreign governmental authorities. However, as an Internet messaging services provider, j2 Global is not subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. Nevertheless, as Internet services and telecommunications services converge and the services j2 Global offers expand, there may be increased regulation of its business including regulation by agencies having jurisdiction over telecommunications services. Additionally, existing telecommunications regulations affect j2 Global's business through regulation of the prices j2 Global pays for transmission services, and through regulation of competition in the telecommunications industry.

         The FCC has ruled that calls to Internet service providers are jurisdictionally interstate and that Internet service providers should not pay access charges applicable to telecommunications carriers. In that same ruling, the FCC determined that in the event of continuing disputes between carriers with respect to inter-carrier compensation, the states will be permitted by the FCC to intervene and resolve the issue. An Appeals Court has recently remanded the FCC's ruling concerning the jurisdictional issue for additional justification. The outcome of this remand, as well as the results of the FCC's continuing review of the issue of inter-carrier compensation for calls to Internet service providers, could affect Internet service providers' costs and consequently substantially increase the costs of communicating via the Internet. This

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increase in costs could slow the growth of Internet use and thereby decrease the demand for j2 Global's services.

         The United Kingdom and the European Union have adopted legislation which has a direct impact on business conducted over the Internet and on the use of the Internet. For example, the United Kingdom Defamation Act of 1996 protects an Internet service provider, under certain circumstances, from liability for defamatory materials stored on its servers. The European Directive on the Protection of Consumers is expected to have a direct effect on the use of the Internet for commercial transactions and will create an additional layer of consumer protection legislation with respect to electronic commerce. In addition, numerous other regulatory schemes are being contemplated by governmental authorities in both the United Kingdom and the European Union. As in the United States, there is uncertainty as to the enactment and impact of foreign regulatory and legal developments. These developments may have a material and adverse impact on j2 Global's business, prospects, financial condition and results of operations.

      Seasonality and Backlog

         j2 Global's business is not seasonal to any significant extent. Due to sales almost exclusively by credit card, j2 Global experiences no material backlog.

      Research and Development

         The market for j2 Global's services is characterized by rapid change and technological advances requiring ongoing expenditures for research and development and the timely introduction of new services and enhancements of existing services. j2 Global's future success will depend, in part, upon its ability to enhance its current services, to respond effectively to technological changes, to sell additional services to its existing customer base and to introduce new services and technologies that address the increasingly sophisticated needs of its customers. j2 Global is devoting significant resources to the development of enhancements to its existing services and the migration of existing services to new software platforms. There can be no assurance that j2 Global will successfully complete the development of new services or the migration of services to new platforms or that current or future services will satisfy the needs of the market for unified messaging and communications systems. Further, there can be no assurance that products or technologies developed by others will not adversely affect j2 Global's competitive position or render its services or technologies non-competitive or obsolete.

      Facilities

         j2 Global currently leases approximately 28,000 square feet of office space for its headquarters in Hollywood, California under a lease that expires in January 2010. j2 Global leases the space from CIM/Hollywood, LLC, a limited liability company indirectly controlled by j2 Global's Chairman. Additionally, j2 Global subleases approximately 26% of the space back to CIM Group, LLC, another limited liability company indirectly controlled by j2 Global's Chairman. This sublease is cancelable by either party on six months' notice. j2 Global's share of the monthly rent is approximately $36,000.

         j2 Global leases an additional 1,200 square feet of office space in Carlsbad, California under a lease which expires in August 2002, 9,000 square feet of technology development space in San Francisco, California under a lease which expires in June 2004, and 1,000 square feet of office space in New York City under a lease which expires in November 2000.

         All of j2 Global's network equipment is housed either at its Los Angeles or New York leased space or at one of its 52 co-location facilities around the world.

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      Employees

         As of July 31, 2000, j2 Global employed or contracted a total of 105 employees, including 5 consultants on a full or part-time basis. j2 Global has 94 full-time and 11 hourly workers. 31 of j2 Global employees are technical staff, reflecting its emphasis on the development of new technologies.

         j2 Global's future success will depend, in part, on its ability to continue to attract, retain and motivate highly qualified technical, marketing and management personnel. j2 Global's employees are not represented by any collective bargaining unit. j2 Global has never experienced a work stoppage. j2 Global believes its relationship with its employees is good.

      Legal Proceedings

         The description below of the litigation contains forward-looking statements with respect to possible events, outcomes or results that are, and are expected to continue to be, subject to risks, uncertainties and contingencies, including but not limited to the respective risks, uncertainties and contingencies identified in such descriptions. See "Cautionary Statement Regarding Forward-Looking Statements" beginning on page __.

         On October 28, 1999, AudioFAX IP LLC filed a lawsuit against j2 Global in the United States District Court for the Northern District of Georgia asserting the ownership of certain United States and Canadian patents and claiming that j2 Global is infringing these patents as a result of j2 Global's sale of enhanced facsimile services. The suit requests unspecified damages, treble damages due to willful infringement, and preliminary and permanent injunctive relief. j2 Global filed an answer to the complaint on December 2, 1999. j2 Global reviewed the AudioFAX patents with its business and technical personnel and outside patent counsel and has concluded that it does not infringe these patents. As a result, j2 Global is confident of its position in this matter and is vigorously defending the suit. However, the outcome of complex litigation is uncertain and cannot be predicted with certainty at this time. Any unanticipated adverse result could have a material adverse effect on j2 Global's financial condition and results of operations.

         On May 11, 2000, Inso Chicago Corporation ("Inso") filed a lawsuit against j2 Global in the United States District Court of for the District of Massachusetts asserting breach of contract, breach of implied covenant of good faith and fair dealing, and unfair and deceptive trade practices. The suit requests unspecified damages, treble damages due to willful unfair or deceptive acts, and injunctive relief. The lawsuit arises out of a dispute with Inso regarding amounts which Inso alleges are payable by j2 Global under a software license pursuant to which Inso provides certain software enabling j2 Global's subscribers to send faxes from j2 Global's web site. The total license fee due under the license agreement is $150,000 for a two-year license period commencing on or about January 1, 2000. j2 Global maintains that the software has not performed to warranted specifications and that the defects have not been addressed by Inso, and has withheld payment accordingly. Although j2 Global intends to vigorously defend the suit, the outcome of litigation is uncertain and cannot be predicted with certainty. Any unanticipated adverse result could have a material adverse effect on j2 Global's financial condition and results of operations.

         On or about June 27, 2000, Call Sciences, Inc. filed a demand for arbitration with the American Arbitration Association asserting breach of contract on the part of j2 Global. The demand requests unspecified damages. The arbitration arises out of a dispute with Call Sciences regarding amounts which Call Sciences alleges are payable by j2 Global under an Agreement for the Resale of Personal Assistant Services pursuant to which Call Sciences contracted with j2 Global for Call Sciences to provide certain call handling and call forwarding services. j2 Global maintains that Call Sciences did not perform as required by the agreement and that the services in question were never launched as a result of Call Sciences' failure to so perform. j2 Global has withheld payment accordingly. Although j2 Global intends to vigorously defend the suit, the outcome of the arbitration is uncertain and cannot be predicted with certainty. Any unanticipated adverse result could have a material adverse effect on j2 Global's financial condition and results of operations.

                   j2 GLOBAL HISTORICAL FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                                           Page
                                                                                           ----
JFAX.COM, Inc. and Subsidiary
    Independent Auditors' Report.........................................................   133
    Consolidated Balance Sheets..........................................................   134
    Consolidated Statements of Operations................................................   135
    Consolidated Statements of Stockholders' Equity (Deficiency) and
     Comprehensive Loss..................................................................   136
    Consolidated Statements of Cash Flows................................................   137
    Notes to Consolidated Financial Statements...........................................   138
SureTalk.com, Inc
    Independent Auditors' Report.........................................................   154
    Balance Sheet........................................................................   155
    Statement of Operations..............................................................   156
    Statement of Stockholders' Equity (Deficiency).......................................   157
    Statement of Cash Flows..............................................................   158
    Notes to Financial Statements........................................................   159
JFAX.COM, Inc
    Unaudited Proforma Condensed Combining Balance Sheet.................................   165
    Unaudited Proforma Condensed Combining Statement of Operations.......................   166
    Unaudited Semi-Annual Condensed Consolidated Statements of Operations................   167
    Unaudited Semi-Annual Condensed Consolidated Balance Sheets..........................   168
    Unaudited Semi-Annual Condensed Consolidated Statements of Cash Flows................   169
    Notes to Semi-Annual Condensed Consolidated Financial Statements.....................   170

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
JFAX.COM, Inc.:

     We have audited the accompanying consolidated balance sheets of JFAX.COM and subsidiary as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity (deficiency) and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of JFAX.COM, Inc. and subsidiary as of December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.


/s/   KPMG LLP

Los Angeles, California
January 28, 2000

                                JFAX.COM, INC.
                                AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                          December 31, 1999 and 1998


                                                                                            1999            1998
                                                                                        ------------    ------------
                                        Assets
Current assets:
     Cash and cash equivalents ......................................................   $ 12,256,487       7,278,873
     Short term investments .........................................................     23,510,623            --
     Accounts receivable ............................................................        275,046         112,729
     Due from related parties .......................................................         95,151         128,578
     Interest receivable ............................................................        600,569          48,603
     Prepaid marketing costs ........................................................      2,725,234       1,000,000
     Other current assets ...........................................................        784,760          81,888
                                                                                        ------------    ------------
          Total current assets ......................................................     40,247,870       8,650,671
Furniture, fixtures and equipment, net ..............................................      3,344,075       1,777,646
Long term investments ...............................................................     13,558,615            --
Investment in Joint venture .........................................................        417,773            --
Other long-term assets ..............................................................      1,057,000          84,372
                                                                                        ------------    ------------
                                                                                        $ 58,625,333      10,512,689
                                                                                        ============    ============

       Liabilities, Redeemable Securities and Stockholders' Equity (Deficiency)


Current liabilities:
     Accounts payable and accrued expenses ..........................................   $  1,781,088       1,100,544
     Deferred revenue ...............................................................        438,722         328,740
     Current portion of capital lease obligations ...................................        176,089          89,931
     Current portion of long-term debt ..............................................      1,239,650         317,402
     Customer deposits ..............................................................         57,267          79,286
                                                                                        ------------    ------------
          Total current liabilities .................................................      3,692,816       1,915,903
Capital lease obligations ...........................................................        185,762         141,783
Long-term debt ......................................................................      1,537,357       6,137,004
Put warrants ........................................................................           --         6,318,000
Redeemable common stock; issued and outstanding 2,207,698 shares at
   December 31, 1999 and 1998, respectively (redemption value of $7,064,633
   and $9,074,000 at December 31, 1999 and 1998) ....................................      7,064,633       5,245,975
Mandatorily redeemable Series A preferred stock. Authorized 1,000,000 shares;
   issued and outstanding 5,000 shares at December 31, 1998 at par value of
   $1,000 (liquidation preference $5,386,915) .......................................           --         4,070,671
Common stock subject to put option (105,000 shares at December 31, 1999) ............        997,500            --
Stockholders' equity (deficiency):
     Common stock, $0.01 par value. Authorized 100,000,000 shares; total issued and outstanding 30,542,620 and 22,099,996 shares at December 31, 1999 and 1998, respectively, excluding 2,207,698 issued as redeemable at
        December 31, 1999 and 1998 and 105,000 shares subject to a put option
        at December 31, 1999 ........................................................        305,372         221,000
     Additional paid-in capital .....................................................     88,133,250      12,273,793
     Notes receivable from stockholders .............................................     (2,279,619)     (2,499,000)
     Unearned compensation ..........................................................     (1,415,443)       (506,202)
     Accumulated other comprehensive income .........................................        649,046            --
     Accumulated deficit ............................................................    (40,245,341)    (22,806,238)
                                                                                        ------------    ------------
          Total stockholders' equity (deficiency) ...................................     45,147,265     (13,316,647)
Commitments and Contingencies (Note 11)..............................................
Subsequent Events (Note 14)..........................................................
                                                                                         $ 58,625,333      10,512,689
                                                                                         ============    ============

           See accompanying notes to consolidated financial statements.

                                JFAX.COM, INC.
                                AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 Years ended December 31, 1999, 1998 and 1997

                                                                                1999             1998             1997
                                                                                ----             ----             ----
Revenue .................................................................   $  7,643,442       3,519,836         685,465
Cost of revenue .........................................................      4,640,668       3,398,243         857,924
                                                                            ------------    ------------      -----------
          Gross profit (loss) ...........................................      3,002,774         121,593        (172,459)
Operating expenses:
     Sales and marketing ................................................      6,354,522       4,990,188       1,068,523
     Research and development ...........................................      1,828,873       1,225,542         792,985
     General and administrative .........................................      7,976,221       4,948,402       2,962,477
                                                                            ------------    ------------      -----------
          Total operating expenses ......................................     16,159,616      11,164,132       4,823,985
                                                                            ------------    ------------      -----------
           Operating loss ...............................................    (13,156,842)    (11,042,539)     (4,996,444)
Other expenses:
     Interest expense ...................................................     (1,348,667)     (1,353,751)           --
     Interest income ....................................................      1,578,507         420,426         214,663
     Equity loss in joint venture .......................................        (82,227)           --              --
     Increase in market value of put warrants ...........................           --        (5,255,669)           --
                                                                            ------------    ------------      -----------
          Loss before income taxes and extraordinary item ...............    (13,009,229)    (17,231,533)     (4,781,781)
                                                                            ------------    ------------      -----------
Income tax expense ......................................................          1,500           1,500           1,640
                                                                            ------------    ------------      -----------
          Loss before extraordinary item ................................    (13,010,729)    (17,233,033)     (4,783,421)
Extraordinary Item-Loss on extinguishment of debt .......................     (4,428,374)           --              --
                                                                            ------------    ------------      -----------

          Net Loss ......................................................    (17,439,103)    (17,233,033)     (4,783,421)
Premium on Preferred Stock redemption ...................................       (877,721)           --              --
Cumulative preferred dividends, accretion of discount attributable to preferred stock, and amortization of preferred stock issuance
   costs ................................................................       (694,150)       (494,523)           --
                                                                            ------------    ------------      -----------

          Net loss attributable to common shareholders ..................   $(19,010,974)   $(17,727,556)     (4,783,421)
                                                                            ============    ============      ===========
Net loss per common share:
     Basic ..............................................................   $      (0.68)          (0.80)          (0.30)
     Diluted ............................................................   $      (0.68)          (0.80)          (0.30)
                                                                            ============    ============      ===========

Weighted average common shares used in determining loss per share:

     Basic and diluted ..................................................     28,098,994      22,181,960      15,738,394
                                                                            ============    ============      ===========

         See accompanying notes to consolidated financial statements.

                                JFAX.COM, INC.
                                AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY) AND COMPREHENSIVE
                                     LOSS

                 Years ended December 31, 1999, 1998 and 1997

                                                                                                                     Accumulated
                                                                                                                     -----------
                                                                                       Additional                       Other
                                                                                       ----------                       -----
                                                                                         paid-in       Accumulated   Comprehensive
                                                                                         -------       -----------   -------------
                                                               Common stock              capital         deficit         Income
                                                               ------------              -------         -------         ------

                                                          Shares          Amount
                                                        ----------      ----------
Balance, December 31, 1996.........................      7,565,000      $   75,650       1,390,830        (789,784)             --
Exercise of stock options..........................        370,000              74         120,000              --
Repurchase of common stock.........................       (200,000)         (2,000)       (118,000)             --              --
Issuance of common stock...........................     10,450,000         108,127       8,016,873              --              --
Issuance of notes receivable from
  stockholders.....................................             --              --              --              --              --
Net loss...........................................             --              --              --      (4,783,421)             --
                                                        ----------      ----------      ----------     -----------      ----------
Balance, December 31, 1997.........................     18,185,000         181,851       9,409,703      (5,573,205)             --
                                                        ==========      ==========      ==========     ===========      ==========
Accretion to common stock redemption...............             --              --        (314,000)             --              --
Dividends on mandatorily redeemable
  Preferred Stock..................................             --              --        (386,915)             --              --
Amortization of preferred stock
  discount.........................................             --              --        (107,608)             --              --
Issuance of common stock...........................      3,791,250          37,912       3,061,088              --              --
Exercise of stock options..........................        123,746           1,237          37,775              --              --
Unearned Compensation..............................             --              --         573,750              --              --
Amortization of unearned compensation..............             --              --              --              --              --
Net loss...........................................             --              --              --     (17,233,033)             --
                                                        ----------      ----------      ----------     -----------      ----------
Balance, December 31, 1998.........................     22,099,996         221,000      12,273,793     (22,806,238)             --
                                                        ==========      ==========      ==========     ===========      ==========
Accretion to common stock redemption...............             --              --      (1,818,658)             --              --
Dividends on mandatorily redeemable
  Preferred Stock..................................             --              --        (553,064)             --              --
Amortization of preferred stock
  discount.........................................             --              --        (134,994)             --              --
Issuance of common stock net of issuance
  costs............................................      8,395,000          83,950      72,742,542              --              --

Exercise of stock options..........................         47,624             422          41,126              --              --
Unearned Compensation..............................             --              --       1,323,476              --              --
Amortization of unearned compensation..............             --              --              --              --              --
Compensation Expense in exchange for
  Note reduction...................................             --              --              --              --              --
Unrealized Gain on Investment......................             --              --              --              --         649,046
Retirement of Preferred Stock......................             --              --      (2,058,971)             --              --
Conversion of put warrants.........................             --              --       6,318,000              --              --
Net loss...........................................             --              --              --     (17,439,103)             --
                                                        ----------      ----------      ----------     -----------      ----------
Balance, December 31, 1999.........................     30,542,620      $  305,372      88,133,250     (40,245,341)        649,046
                                                        ==========      ==========      ==========     ===========      ==========

                                                                      Notes
                                                                      -----
                                                                   receivable                          Stockholders'
                                                                   ----------                          -------------
                                                                      from            Unearned            equity       Comprehensive
                                                                      ----            --------            ------       -------------
                                                                  stockholders      Compensation       (deficiency)         Loss
                                                                  ------------      ------------       ------------         ----
Balance, December 31, 1996...................................              --               --              676,696   $         --
Exercise of stock options....................................              --               --              120,074             --
Repurchase of common stock...................................              --               --             (120,000)            --
Issuance of common stock.....................................              --               --            8,125,000             --
Issuance of notes receivable from
  stockholders...............................................      (2,400,000)              --           (2,400,000)            --
Net loss.....................................................              --               --           (4,783,421)    (4,783,421)
                                                                   ----------       ----------         ------------   ------------
Balance, December 31, 1997...................................      (2,400,000)              --            1,618,349     (4,783,421)
                                                                   ==========       ==========         ============   ============
Accretion to common stock redemption.........................              --               --             (314,000)            --
Dividends on mandatorily redeemable
  Preferred Stock............................................              --               --             (386,915)            --
Amortization of preferred stock
  discount...................................................              --               --             (107,608)            --
Issuance of common stock.....................................         (99,000)              --            3,000,000             --
Exercise of stock options....................................              --               --               39,012             --
Unearned Compensation........................................              --         (573,750)                  --             --
Amortization of unearned compensation........................              --           67,548               67,548             --
Net loss.....................................................              --               --          (17,233,033)   (17,233,033)
                                                                   ----------       ----------         ------------   ------------
Balance, December 31, 1998...................................      (2,499,000)        (506,202)         (13,316,647)   (17,233,033)
                                                                   ==========       ==========         ============   ============
Accretion to common stock redemption.........................              --               --           (1,818,658)            --
Dividends on mandatorily redeemable
  Preferred Stock............................................              --               --             (553,064)            --
Amortization of preferred stock
  discount...................................................              --               --             (134,994)            --
Issuance of common stock net of issuance
  costs......................................................              --               --           72,826,492             --
Exercise of stock options....................................              --               --               41,548             --
Unearned Compensation........................................              --       (1,323,476)                  --             --
Amortization of unearned compensation........................              --          414,235              414,235             --
Compensation Expense in exchange for
  Note reduction.............................................         219,381               --              219,381             --
Unrealized Gain on Investment................................              --               --              649,046        649,046
Retirement of Preferred Stock................................              --               --           (2,058,971)            --
Conversion of put warrants...................................              --               --            6,318,000             --
Net loss.....................................................              --               --          (17,439,103)   (17,439,103)
                                                                   ----------       ----------         ------------   ------------
Balance, December 31, 1999...................................      (2,279,619)      (1,415,443)          45,147,265   $(16,790,057)
                                                                   ==========       ==========         ============   ============

       See accompanying notes to consolidated financial statements.

                                JFAX.COM, INC.
                                AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 Years ended December 31, 1999, 1998 and 1997

                                                                                          1999           1998           1997
                                                                                        --------       --------       --------
Cash flows from operating activities:
    Net loss......................................................................   $ (17,439,103)   (17,233,033)   (4,783,421)
Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization.................................................         959,421        634,158       216,553
    Stock option compensation expense.............................................              --             --       120,000
    Extraordinary item-loss on early extinguishment of debt.......................       4,428,374             --            --
    Redeemable common stock issued in lieu of interest............................              --        251,999            --
    Notes issued for payment of interest expense..................................              --        499,665            --
    Increase in market value of put warrants......................................              --      5,255,669            --
    Equity in loss of joint venture...............................................          82,227             --            --
    Amortization of note payable discount.........................................         525,621        436,304            --
    Amortization of unearned compensation.........................................         414,235         67,548            --
    Compensation expense in exchange for note reduction...........................         219,381             --            --

Changes in assets and liabilities:
Decrease (increase) in:
    Accounts receivable...........................................................        (162,317)      (101,955)       23,892
    Due from related parties......................................................         (33,427)      (128,578)           --
    Interest receivable...........................................................        (551,966)       (43,964)       (4,639)
    Prepaid marketing costs.......................................................      (1,725,234)            --    (1,000,000)
    Other.........................................................................        (356,921)      (152,160)       (6,100)
(Decrease) increase in:
    Accounts payable..............................................................         680,544        155,380       838,078
    Deferred revenue..............................................................         109,982        279,556        49,184
    Customer deposits.............................................................         (22,019)        79,286            --
                                                                                       -----------    -----------    ----------
    Net cash used in operating activities.........................................     (12,090,506)   (10,000,125)   (4,546,453)

Cash flows from investing activities:
    Purchase of furniture, fixtures, and equipment................................      (2,525,810)      (543,170)   (1,579,409)
    Purchases of investments, net.................................................     (36,420,192)            --            --
    Investment in joint venture...................................................        (500,000)            --            --
                                                                                       -----------    -----------    ----------
    Net cash used in investing activities.........................................     (39,446,042)      (543,170)   (1,579,409)

Cash flows from financing activities:
    Proceeds from issuance of common stock........................................      73,824,413      3,099,000     8,125,000
    Issuance of notes receivable from stockholders................................              --        (99,000)   (2,400,000)
    Common stock repurchased......................................................              --             --      (120,000)
    Redemption of preferred stock.................................................      (6,817,700)            --            --
    Exercise of stock options.....................................................          41,126         39,012            --
    Proceeds from issuance of mandatorily redeemable preferred stock and put
     warrants, net................................................................              --      4,638,479            --
    Proceeds from issuance of notes payable.......................................         703,667             --            --
    Repayments of notes payable...................................................     (11,367,481)      (208,910)           --
    Proceeds from issuance of redeemable common stock, net........................              --      4,679,976            --
    Repayments of capital lease obligations.......................................         130,137        (48,145)           --
    Net decrease in due to related parties........................................              --             --      (111,787)
                                                                                       -----------    -----------    ----------
    Net cash provided by financing activities.....................................      56,514,162     17,799,129     5,493,213

                                                                                       -----------    -----------    ----------
    Net increase (decrease) in cash and cash equivalents..........................       4,977,614      7,255,834      (632,649)
    Cash and cash equivalents at beginning of year................................       7,278,873         23,039       655,688

                                                                                       -----------    -----------    ----------
    Cash and cash equivalents at end of year......................................     $12,256,487      7,278,873        23,039
                                                                                       ===========    ===========    ==========
Cash paid during the year for:
    Income taxes..................................................................     $     1,500          1,500           721
    Interest......................................................................         609,945        137,148            --

Supplemental disclosure of noncash investing and financing activities (see notes 3, 4, 9 and 11)


         See accompanying notes to consolidated financial statements.

                                JFAX.COM, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       December 31, 1999, 1998 and 1997

(1) Organization

     JFAX.COM, Inc., (the Company or JFAX) was incorporated in the state of Delaware on December 14, 1995. The Company is engaged in providing delivery of fax and voice messages via telephone and the Internet network. JFAX has strategic alliances with online network/service providers (OSPs), Internet service providers (ISPs), software and hardware producers (OEMs), and other significant online communities and international resellers.

(2) Summary of Significant Accounting Policies

(a) Principles of Consolidation

     The consolidated financial statements include the accounts of JFAX.COM, Inc. and its wholly owned marketing subsidiary, JFAX.COM Europe Ltd. All intercompany accounts and transactions have been eliminated in consolidation.

(b) Revenue Recognition

     The Company recognizes revenue as services are provided to the customer. Substantially all of the Company's revenue is collected by use of credit cards and is paid in advance. The Company provides customer support as an accommodation to purchasers of its services. These amounts are expensed as incurred. Deferred revenue represents prepayments received from customers in advance of services provided.

     The Company recognizes revenue for activation fees when the customer's account is activated at which time related direct selling costs are incurred, which offset the activation fee.

(c) Research and Development

     Research and development costs are expensed as incurred. Costs for software development incurred subsequent to establishing technological feasibility, in the form of a working model, are capitalized and amortized over their estimated useful lives. To date, software development costs incurred after technological feasibility has been established have not been material.

(d) Prepaid Advertising Costs

     Prepaid advertising costs are recorded for amounts paid to online service providers. The Company expenses advertising cost as advertising is placed on the providers' respective sites.

(e) Cash Equivalents

     The Company considers all highly liquid temporary cash investments with original maturities of three months or less to be cash equivalents.

(f) Marketable Securities

     Short term investments include highly liquid investments with original maturities in excess of three months but less than one year. The Company's noncurrent investments consist of investments with original maturities in excess of one year to 18 months. All marketable securities except an equity investment are classified as held to maturity and, accordingly, are carried at cost which approximates market value.

                                 JFAX.COM, INC
                                AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                       December 31, 1999, 1998 and 1997

     An equity investment in a foreign publicly traded company is classified as available for sale as of December 31, 1999 and had a gross unrealized gain of $649,046 which is classified as accumulated other comprehensive income. As of December 31, 1999 investments are summarized as follows:

     Debt Securities:
          Government Agencies......................................       $  8,700,000
          Commercial Paper.........................................         12,541,200
          Corporate Bonds..........................................         21,642,623
     Equity Investment.............................................            976,046
     Money Market Accounts.........................................          5,465,856
                                                                          ------------
     Total cash and investments....................................         49,325,725
     Less: Amounts classified as Cash and Cash Equivalents.........        (12,256,487)
     Less: Short term investments..................................        (23,510,623)
                                                                          ------------
     Long term investments.........................................       $ 13,558,615
                                                                          ============

(g) Investment in Joint Venture

     As of December 31, 1999, the Company has a marketing related investment of 50% in JFAX Germany LLC, that is accounted for under the equity method of accounting. Under the equity method, the Company's share of the investee's earnings or loss is included in consolidated operating results and the Company's basis in its equity investment is classified in the accompanying consolidated balance sheet. To date, this investment has not materially impacted the Company's results of operations or its financial position.

(h) Depreciation and Amortization

     Furniture, fixtures and equipment are stated at cost. Depreciation is provided on furniture and equipment using the straight-line method over a three to five year period. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or their estimated useful lives.

(i) Income Taxes

     The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes" (SFAS No.
109). SFAS No. 109 requires that deferred income taxes be recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and operating loss carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(j) Accounting for Stock Options

     The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense for option grants to employees would be recorded on the date of the grant only if the current fair value of the underlying stock exceeds the exercise price. Effective January 1, 1997, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of the grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro-forma net loss disclosures for employee stock option grants made in 1995 and future years as if the fair-value based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB No. 25 and provide the pro-forma disclosure provisions of SFAS No. 123 for options granted to employees.

                                 JFAX.COM, INC
                                AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                       December 31, 1999, 1998 and 1997

     The Company accounts for option grants to non-employees using the guidance of SFAS No. 123 and Emerging Issues Task Force (EITF) No. 96-18, whereby the fair value of such options is determined using the Black-Scholes option pricing model at the earlier of the date at which the non-employee's performance is complete or a performance commitment is reached.

(k) Use of Estimates

     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the balance sheets and revenues and expenses for the periods. Actual results could differ from those estimates.

(l) Long-Lived Assets

     Long-lived assets to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets that are to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

(m) Fair Value of Financial Instruments

     SFAS No. 107, "Disclosure about Fair Value of Financial Instruments," requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. SFAS No. 107 defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 1999 and 1998, the carrying value of cash and cash equivalents, short and long term investments, accounts receivable, interest receivable, accounts payable, interest payable and customer deposits approximate fair value due to the short-term nature of such instruments. The carrying value of long-term debt and notes payable approximate fair value as the related interest rates approximate rates currently available to the Company.

(n) Loss Per Share of Common Stock

     The Company has adopted SFAS No. 128, "Earnings Per Share." Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Dividends on Preferred Stock and amortization of Preferred Stock issuance costs and mandatory redemption value increase the net loss for determining basic and diluted net loss per share attributable to Common Stock. Diluted net loss per share excludes the effect of common stock equivalents, because their effect would be anti-dilutive.

                                JFAX.COM, INC.
                                AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                       December 31, 1999, 1998 and 1997

(o) Reclassifications

     Certain reclassifications have been made to the 1998 and 1997 consolidated financial statements to conform to the 1999 presentation.

(p) Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS Nos. 130 and 131, "Reporting Comprehensive Income" (SFAS 130) and "Disclosure about Segments of an Enterprise and Related Information" (SFAS 131), respectively, (collectively, the Statements). The Statements are effective for fiscal years beginning after December 15, 1997. SFAS 130 establishes standards for reporting of comprehensive income and its components in annual financial statements. SFAS 131 establishes standards for reporting financial and descriptive information about an enterprise's operating segments in its annual financial statements and selected segment information in interim financial reports. Reclassification or restatement of comparative financial statements or financial information for earlier periods is required upon adoption of SFAS 130 and SFAS 131, respectively. Application of the statement requirements did not have a material impact on the Company's consolidated financial position, results of operations or loss per share data as currently reported. With respect to SFAS 130, in 1999 the Company had one element of other comprehensive income, an unrealized gain on an available for sale investment aggregating $649,046. Prior to 1999, the Company had no elements of other comprehensive income or loss.

     With respect to SFAS 131, the Company operates in one reportable segment: unified messaging service, which provides delivery of fax and voice messages via telephone and the Internet network. The Company has a U.K. subsidiary, which operated as a marketing division for nine months in 1998 and, as such, did not generate revenue for the years ended December 31, 1999 and 1998. Thus, the Company considers that thus far it has only operated in one geographic segment. As the Company operates in one segment, additional disclosure per SFAS 131 has not been presented.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefit Plans." This statement is effective for fiscal years beginning after December 15, 1997 and restatement of disclosures for earlier periods is required. The Company adopted SFAS No. 132 in 1998.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is effective for transactions entered into after January 1, 2000. This statement requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and the type of hedge transaction. The ineffective portion of all hedges will generally be recognized in earnings. The Company does not presently engage in hedging activities and accordingly the adoption of SFAS No. 133 will not have an impact on its results of operations and financial position.

                                JFAX.COM, INC.
                                AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                       December 31, 1999, 1998 and 1997

(3) Furniture, Fixtures and Equipment

     Furniture, fixtures and equipment, stated at cost, at December 31, 1999 and 1998 consists of the following:

                                                                                           1999            1998
                                                                                        ----------       ---------
     Computer and related equipment...............................................      $4,381,673       2,232,397
     Furniture and equipment......................................................          47,779          39,729
     Capital leases--computer and related equipment...............................         529,926         279,859
     Leasehold improvements.......................................................         235,118         116,661
                                                                                        ----------       ---------
                                                                                         5,194,496       2,668,646
     Less accumulated depreciation and amortization...............................      (1,850,421)       (891,000)
                                                                                        ----------       ---------
                                                                                        $3,344,075       1,777,646
                                                                                        ==========       =========

     Included in accumulated amortization at December 31, 1999 and 1998 is $209,865 and $58,791, respectively, related to capital leases.

(4) Redeemable Securities and Stockholders' Equity (Deficiency)

(a) Private Placement Offering

     In June 1998, the Company completed a private placement offering of Senior Subordinated Notes (Notes), Common Stock (Common Shares), and Series A Usable Redeemable Preferred Stock (Preferred Shares) with 3,125,000 detachable warrants (Warrants) for proceeds aggregating $15,000,000 before offering expenses. The private placement offering consisted of the following components:

Notes and Common Shares

     $10,000,000 principal amount of Notes (see note 9) together with 2,101,971 Common Shares were issued for combined proceeds of $10,000,000.

     The Notes bore interest at 10% per annum of the principal amount and were due on June 30, 2004. As allowed under the terms of the note, the Company issued additional interest notes together with a proportionate number of additional Shares in lieu of interest payments for the period July through December 1998. As of December 31, 1998, the Company had issued interest notes aggregating $512,500, and as of December 31, 1999 and 1998, had issued 105,727 shares at a value of $251,999.

     The Notes and Shares were recorded at their fair values at the date of issuance of $4,955,269 and $5,044,731, respectively. The discount attributable to the Notes was being amortized to interest expense until redemption occurred, over the term of the Notes using the interest method.

     The Common Shares issued in this transaction including shares issued in connection with interest notes are subject to certain put rights by the holders at $3.20 per share upon a change of control on or before July 1, 2003. An additional fair market value put feature was eliminated upon the company's IPO in July 1999. Accordingly, the Common Shares issued in the transaction are shown as redeemable securities in the accompanying 1999 and 1998 consolidated balance sheets. The Company records to the redemption amount through a charge to additional paid-in capital.

     On July, 30, 1999 the company redeemed all of the notes. Such redemption aggregated $10,591,000 which included the $10,000,000 principal amount, $511,000 in additional interest notes, and $85,000 in accrued interest. In connection with this redemption, the company recognized an extraordinary item loss of $4,428,000.

                                JFAX.COM, INC.
                                AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                       December 31, 1999, 1998 and 1997

Preferred Shares and Warrants

     The Company issued $5,000,000 in stated value of Preferred Shares consisting of 5,000 shares together with 3,125,000 Warrants to acquire a like number of shares of the Company's common stock, for an exercise price of $2.40 per share, for a combined purchase price of $5,000,000.

     The Preferred Shares were entitled to cumulative dividends at 15% per annum based on the stated value and accrued and unpaid dividends. Until and including the dividend payment date falling on June 30, 2005, the Company had the option of accruing dividends or paying in cash.

     From date of issuance through August 1999 the company accreted to the mandatory redemption amount through a charge to additional paid-in capital using the straight line method.

     In August 1999, the company redeemed all of the outstanding preferred shares. Such amount aggregated $6,818,000 and included premiums of $878,000 (115% of stated value plus cumulative unpaid dividends) and accrued dividends of $940,000.

     The Warrants and/or warrant shares (if converted to common stock) were subject to certain put rights by the holders, upon a change of control. The warrants were exercisable by the holders at $2.40 per share at any time until June 30, 2005 and may be "put" to the Company upon a change in control. Until December 31, 1998 these warrants could also have been "put" to the Company at fair market value in the event the Company had not completed a public offering of its stock by July 2003.

     The Warrants were recorded at their estimated fair value of $1,145,000 as of the date of issuance, as determined using a Black-Scholes model, and as of December 31, 1998 were reflected outside of stockholders' equity as a reduction of the proceeds received from the issuance of Preferred Shares in the accompanying consolidated balance sheets. The increase in fair value of these put rights above the initially determined amount of $.36 per warrant was expensed by the Company in its Statements of Operations for the year ended December 31, 1998 and aggregated $5,255,669.

     Effective January 1, 1999, holders of a majority of the put warrants included in the accompanying December 31, 1998 consolidated balance sheet agreed to eliminate the fair market value put feature of these warrants for nominal consideration. As a result of the elimination of the put feature, the Company reclassified the put warrant liability of $6,318,000 to additional paid in capital in 1999.

     In connection with the placement of Notes, Warrants and Preferred and Common Shares, an additional 268,750 warrants were issued to the placement agent. Such warrants carry the same exercise price and put features as those issued in connection with the preferred shares.

     Fees and expenses related to the offering aggregated $1,084,564 which were allocated based on the relative fair value of the instruments as follows:

     Notes................      $  358,288
     Common Shares........         364,755
     Preferred Shares.....         278,852
     Warrants.............          82,669
                                ----------
                                $1,084,564
                                ==========

                                JFAX.COM, INC.
                                AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                       December 31, 1999, 1998 and 1997

     Capitalized offering fees and expenses allocated to the Notes and Warrants are being amortized to interest expense; offering costs attributable to Common Shares and Preferred Shares were recorded as a reduction of the proceeds received at the date of issuance.

     In addition, warrants to purchase 29,166 common shares at $2.40 per share were issued in connection with issuance of long-term notes to a financial institution and warrants to purchase 250,000 common shares at $2.40 per share were issued to America Online (see note 6).

(b) Notes Receivable from Stockholders

     Notes receivable from stockholders were issued in connection with sales of common stock and consist of the following at December 31, 1999 and 1998:

                                                                                             1999         1998
                                                                                           ---------    --------
Loan receivable secured by 2,925,000 shares of the Company's common stock held by the stockholder; interest accrues at 6.32% and is payable monthly, due in
   March 2004. This amount will be repaid in services rendered by the
   stockholder ratably over five years.................................................     $2,030,619    2,250,000
Loan receivable secured by 220,000 shares of the Company's common stock held by the stockholder; interest accrues at 6.32% with all principal and accrued interest
   due in March 2001....................................................................       100,000      100,000
Loan receivable secured by 150,000 shares of the Company's common stock held by the stockholder; interest accrues at 8.00% and is payable monthly, due in
   September 1999. This note is expected to be repaid in the second quarter of fiscal
   2000 ................................................................................        50,000       50,000
Loan receivable secured by 41,250 shares of the Company's common stock held by the stockholder; interest accrues at 4.25% and is payable monthly, due in October
   2001.................................................................................        99,000       99,000
                                                                                            ----------    ---------
                                                                                            $2,279,619    2,499,000
                                                                                            ==========    =========

(5) Amounts Due to Related Parties, Principally Stockholders

     As of December 31, 1999 and 1998, there were $95,151 and $128,578, respectively of amounts due from related parties. Such amounts represent salary advances.

     As of December 31, 1999, the Company is involved in a consulting arrangement with a related party, pursuant to which the Company pays $275,000 per year, for services provided by the related party. For 1998, this consulting arrangement paid $200,000 per year.

     During 1999, 1998, and 1997, Orchard Capital, Orchard Telecom and CIM (all related parties) incurred approximately $320,000, $336,000, and $312,000, respectively, in expenses (consisting of rent, telecommunications expenses, routine office expenses and shared personnel expenses) on the Company's behalf which were repaid in full. During 1998, the Company also reimbursed the related party for expenses incurred on the Company's behalf of approximately $19,000 per month relating to a subleasing arrangement with CIM Group, LLC for office space to house our headquarters in Los Angeles, California.

                                JFAX.COM, INC.
                                AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                       December 31, 1999, 1998 and 1997

     During 1999 and 1998, the Company incurred approximately $210,000 and $117,000 in expenses (consisting of telecommunications, shared personnel and routine office expenses) on behalf of the same related parties and MAI Systems Corporation, also a related party. As of December 31, 1999 and 1998 amounts due from these related parties were approximately $80,000 and $117,000, respectively. During 1997, the Company did not incur any expenses on behalf of these entities.

     In January 1998, the Company received bridge financing from a related party. The borrowings were repaid in full in May 1998 with proceeds received from a capital stock rights offering. Interest expense related to the borrowings aggregated $57,725.

     In connection with the private placement offering in June 1998, certain related parties were directly associated with the investor groups that provided the funding to the Company.

(6) Agreements with OnLine Service Providers

     (a)  America Online

     In October 1997, the Company entered into an interactive marketing relationship with AOL. In connection with this agreement, the Company issued warrants to purchase 250,000 common shares at $2.40 per share. The fair value of the warrants as of the date of issuance was de minimis. Under the agreement, the Company pays amounts to AOL based on advertising placed on the AOL site. During 1999 and 1998, the Company incurred $80,000 and $1,250,000, respectively, in advertising expense for advertising activity placed on the site. Such amount is included in sales and marketing expense in the accompanying consolidated statement of operations.

     As of December 31, 1999 and 1998, the Company had $920,000 and $1,000,000 respectively, in prepaid advertising costs included in the accompanying consolidated balance sheets. The current agreement stipulates that AOL will provide the Company with $920,000 in value of impressions on the AOL site which were previously prepaid by the Company. During 1999, the company expected to fully amortize the remaining $1,000,000 balance as of December 31, 1998, however, due to delays by AOL in completing certain functionality adjustments required for a proper integration in AOL's browser, only $80,000 of the $1,000,000 was consumed in fiscal 1999. Under an amendment to the agreement with AOL in January 2000, the required functionality changes are expected to be completed during the second quarter of fiscal 2000. Based on the AOL timetable, the company expects to amortize the remaining $920,000 during quarters two and three of fiscal 2000.

     The prepaid expense is allocated evenly between impressions on AOL's Email, Netmail and various service banners throughout the site. As the impressions are utilized, the Company expenses the associated value of these impressions in the period incurred at a predetermined value per impression.

     (b)  CompuServe and Yahoo

     The Company is the exclusive unified messaging provider for CompuServe and Yahoo Mail under an interactive marketing agreement and an advertising and promotion agreement, respectively. These agreements provide for the Company to make certain fixed and revenue share payments based on advertising amounts placed on the respective sites and customers acquired.

     Specific terms of the CompuServe agreement are as follows:

     From June 1997 through June 1998, the Company's agreement with CompuServe provided for the payment of a per-sign-up commission or bounty to CompuServe for each subscriber who was directed to the JFAX.COM website via the CompuServe web site. This agreement was modified in June 1998. The modified agreement required fixed, guaranteed quarterly payments and further provided for commission payments, based on customer revenues, to the extent such revenues exceeded the amount targeted.

                                JFAX.COM, INC.
                                AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                       December 31, 1999, 1998 and 1997

          Effective February 1, 1999, the agreement was again modified. The current agreement calls for fixed, guaranteed quarterly payments through January 31, 2000, as well as a per-sign-up commission or bounty for each subscriber in excess of a targeted number of sign-ups. CompuServe agrees to produce a certain number of subscribers each quarter and cumulatively over the course of the contract. In the event that results are below target, CompuServe will provide additional advertising to compensate for the shortfall.

     Specific terms of the Yahoo agreement are as follows:

          The Company's original agreement with Yahoo was in effect from June 1, 1998 through December 1, 1998. The original agreement required fixed, guaranteed monthly payments, together with commission payments, based on customer revenues, to the extent such revenues exceeded targeted revenues. The agreement was amended effective December 1, 1998 and provided for fixed, guaranteed monthly payments through May 31, 1999 (later extended through June 30, 1999), as well as a per-sign-up bounty for each subscriber (in excess of a targeted number of sign-ups) who signed up in response to e-mail solicitations, as well as a commission payment based on the customer revenue received from all other subscribers.

          On July 1, 1999, the Company entered into a new advertising and promotion agreement with Yahoo. The new agreement calls for fixed, guaranteed quarterly payments. The agreement does not require any commission payments based on customer sign-ups. The agreement expires on December 31, 2000.

          The fixed guaranteed periodic payments are expensed as advertising services are provided and are reflected in sales and marketing expense. Additional sign-up bounty fees and commissions are expensed at the time of customer subscription and recording of customer revenue.

          Amounts expensed under agreements with all on line service providers are included in sales and marketing expense. For the years ended December 31, 1999, 1998, and 1997, total amounts expensed were $2,220,320,
     $2,959,313, and $7,888 respectively. Future annual fixed payments associated with all arrangements with on line service providers for future services aggregate $3,156,278 and $658,375 for the years 2000 and 2001, respectively.

     (c)  Infobeat

     In July 1999 the company entered into a two year marketing agreement with Infobeat LLC ("Infobeat") a wholly owned subsidiary of Sony Music Entertainment Inc. ("Sony"). The agreement provides for Infobeat to incorporate a certain number of JFAX ad impressions, as defined, in the Infobeat e-mail service over the term of the contract and to guarantee a certain number of customer sign-ups. In consideration for the services provided by Infobeat, the company made a one year advance payment of $997,500. Subject to termination rights by both parties, the agreement stipulates additional fixed quarterly payments in year two. Concurrent with the company's payment to Infobeat, the agreement provided for Sony to purchase an equal amount of the company's common stock at the July 23, 1999 IPO date. Such shares are subject to certain lockout provisions during the first twelve months of the agreement.

     Additionally, both Infobeat and the Company have termination options at various dates during the contract. One of the early buyout provisions allows Infobeat to buy out its customer sign-up guarantees by returning to the Company, JFAX.com shares owned by Sony valued at the IPO price. As a result of such a put feature associated with the shares, the Company classified the $997,500 of common stock held by Sony outside of stockholders equity in the accompanying December 31, 1999 balance sheet.

                                JFAX.COM, INC.
                                AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                       December 31, 1999, 1998 and 1997

(7) Income Taxes

     The income tax provision for all years presented is comprised of minimum state tax expense.

     Deferred tax assets and liabilities result from differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The significant components of deferred income taxes are as follows:

                                                                                                December 31,
                                                                                        --------------------------
                                                                                           1999            1998
                                                                                        -----------   ------------
     Deferred tax assets:
          Net operating loss carryforwards..........................................    $13,846,020     $6,863,361
          Accrued expenses..........................................................    $    70,194        127,350
                                                                                        -----------     ----------
                                                                                        $13,916,214      6,990,711
          Less valuation allowance..................................................    (13,916,214)    (6,990,711)
                                                                                        -----------     ----------
          Net deferred assets.......................................................    $       --              --
                                                                                        ===========     ==========

     The Company has recorded a valuation allowance in the amount set forth above for certain deductible temporary differences and net operating loss carryforwards where it is not more likely than not the Company will receive future tax benefits. The net change in the valuation allowance for the years ended 1999, 1998 and 1997 was $6,925,503, $4,830,814 and $1,867,070,
respectively.

     As of December 31, 1999, the Company has Federal and state net operating losses (NOL) carryforwards of approximately $34,615,000. These NOL carryforwards will expire through year 2020 for Federal NOLs and 2004 for state NOLs.

     The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of net operating losses in the event of an "ownership change" of a corporation. Accordingly, the Company's ability to utilize net operating losses may be limited as a result of such an "ownership change," as defined in the Internal Revenue Code.

     Income tax expense differs from the amount computed by applying the Federal corporate income tax rate of 34% to loss before income taxes as follows (in percentages):

                                                                                    Year ended December 31,
                                                                                --------------------------------
                                                                                 1999          1998         1997
                                                                                ------        -----        -----
     Statutory tax rate................................................          (34.0)%      (34.0)%      (34.0)%
     Change in valuation allowance.....................................           39.7         41.0         40.0
     State income taxes, net...........................................           (6.0)        (5.9)        (5.7)
     Other.............................................................             .3          (.1)         (.2)
                                                                                 -----        -----        -----
          Effective tax rate...........................................            0.0%         0.1%         0.1%
                                                                                 =====        =====        =====

                                JFAX.COM, INC.
                                AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                       December 31, 1999, 1998 and 1997

(8)  Stock Option Plan

     In November 1997, the Board of Directors adopted the JFAX Communications, Inc. 1997 Stock Option Plan (the 1997 Plan). Under the 1997 Plan, 4,375,000 authorized shares of common stock are reserved for issuance of options. An additional 840,000 shares were authorized for issuance of options outside the 1997 Plan. In January, 1997 840,000 options were issued to Michael P. Schulhof, then a consultant and currently a director, for services to be provided to the Company under a consulting contract. 420,000 of these options were immediately exercisable at an exercise price of $0.70; the remaining 420,000 options vested over a two year period from the date of grant at an exercise price of $1.80. The Company recorded $120,000 in compensation expense during 1997 relating to these options as services were provided under the consulting contract. These options are treated by the Company as warrants. Options under the 1997 Plan may be granted at exercise prices determined by the Board of Directors, provided that the exercise prices shall not be less than the fair market value of the Company's common stock on the date of grant for incentive stock options and not less than 85% of the fair market value of the Company's common stock on the date of grant for nonstatutory stock options. At December 31, 1999 and 1998, 690,417 and 340,690 options were exercisable under the 1997 Plan, at a weighted average exercise price of $1.39. At December 31, 1999 and 1998, 840,000 options were exercisable outside of the 1997 Plan at a weighted average exercise price of $1.26. Stock options generally expire after 10 years and vest over a three-year period. In connection with the grant of 762,000 and 846,875 options during 1999 and 1998, the Company recorded $1,323,476 and $573,750, respectively, of deferred compensation cost as these options were granted at exercise prices below the respective market values at the dates of grant. The deferred compensation cost is amortized to expense over the three year vesting period of such options using the straight line method.

     At December 31, 1999, there were 878,422 additional shares available for grant under the 1997 Plan and no additional shares available for grant outside of the 1997 Plan. The per share weighted-average fair value of stock options granted during 1999, 1997, and 1998 was $2.98, $0.22, and $1.11, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: risk-free interest rate of 5.5%, 4.6%, and 6.5% for 1999, 1998 and 1997, respectively, volatility rate of 50% for 1999, and an expected life of 5 years.

     The Company applies APB Opinion No. 25 in accounting for its stock option plan and, accordingly, no compensation cost using the intrinsic value method has been recognized for its stock option grants to employees and members of the Board of Directors in their Board capacities in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss attributable to common shareholders for fiscal 1999, 1998 and 1997 would have been increased to the pro forma amounts indicated below:

                                                                             1999           1998            1997
                                                                          -----------    -----------     ----------
     Net loss attributable to common stockholders
          As reported..................................................   $19,010,974    $17,727,556     $4,783,421
          Pro forma....................................................    20,686,600     17,896,556      4,868,421
     Basic loss per common share.......................................
          As reported..................................................          0.68           0.80           0.30
          Pro forma....................................................          0.74           0.81           0.30
     Diluted loss per common share.....................................
          As reported..................................................          0.68           0.80           0.30
          Pro forma....................................................          0.74           0.81           0.30

                                JFAX.COM, INC.
                                AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                       December 31, 1999, 1998 and 1997

     The following is a summary of stock option activity:

                                                                                                         Weighted-
                                                                                                         ---------
                                                                                                          average
                                                                                                          -------
                                                                                         Number of        exercise
                                                                                         ---------        --------
                                                                                          shares           price
                                                                                           -----           -----
     Options outstanding at December 31, 1996.......................................             --              --
          Granted...................................................................      2,291,250            0.82
          Exercised.................................................................       (370,000)           0.01
                                                                                          ---------
     Options outstanding at December 31, 1997.......................................      1,921,250            0.99
          Granted...................................................................        890,625            2.34
          Exercised.................................................................       (123,746)           0.31
          Canceled..................................................................       (277,228)           0.80
                                                                                          ---------
     Options outstanding at December 31, 1998.......................................      2,410,901            1.53
          Granted...................................................................      1,516,500            6.14
          Exercised.................................................................        (42,208)            .96
          Cancelled.................................................................        (99,943)           2.60
                                                                                          ---------       ---------
     Options outstanding at December 31, 1999.......................................      3,785,250            3.37
                                                                                          =========       =========

     At December 31, 1999, the exercise prices of options ranged from $.70 to $8.00 with a weighted-average remaining contractual life of 8.5 years.

                                                          Options outstanding             Options exercisable
                                                     ----------------------------       -----------------------
                                                               Weighted
                                                               --------
                                             Number             average      Weighted-       Number        Weighted
                                             ------             -------      ---------       ------        --------
                                           outstanding         remaining      average      exercisable      average
                                           -----------         ---------      -------      -----------      -------
                                          December 31,        contractual     exercise    December 31,     exercise
                                          ------------        -----------     --------    ------------     --------
        Range of exercise prices              1999               life          price          1999           price
        ------------------------              ----               ----          -----          ----           -----
$ 0.70-.80...............................      1,062,500            7.2        $ 0.76        848,333         $ 0.75
$1.60-2.40...............................      1,206,250            8.1        $ 2.16        682,084         $ 2.01
$4.28....................................        754,500           10.0        $ 4.28             --         $   --
$8.00....................................        762,000            9.6        $ 8.00             --         $   --
                                               ---------        -------        ------      ---------         ------
                                               3,785,250            8.5        $ 3.37      1,530,417         $ 1.32
                                               =========        =======        ======      =========         ======

     At December 31, 1999, 1998, 1997, 1,530,417, 1,180,690, and 434,705,
options, respectively, were exercisable.

                                JFAX.COM, INC.
                                AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                       December 31, 1999, 1998 and 1997

(9)  Long Term Debt

     Long term debt consists of the following:

                                                                                          December 31,    December 31,
                                                                                          ------------    ------------
                                                                                               1999           1998
                                                                                               ----           ----
Loan payable secured by certain computer equipment bearing interest at 15%.
   Monthly principal and interest payments of $26,086 from April 21, 1998 to
   April 2001..........................................................................     $  421,247      716,155
Loan payable secured by certain computer equipment bearing interest at 15%.
   Monthly principal and interest payments of $5,879 from December 22, 1998 to
   January 1, 2001.....................................................................        130,114      192,580
Loan payable secured by certain computer equipment bearing interest at rates ranging from 17.17% to 17.74%. Monthly principal and interest payments range
   from $2,867 to $31,077 from June 30, 1999 to December 28, 2000......................        676,974           --
Unsecured Loan bearing interest at 5.92%. Monthly principal and interest payments
   are $65,746 through January 22, 2002................................................      1,548,672           --
Senior Subordinated Notes with aggregate principal value of $10,000,000 bearing interest at 10% per annum of principal amount, with maturity date of June 30,
   2004, less unamortized debt discount of $4,624,337 and debt issuance costs of
   $329,656 at December 31, 1998. The Company also satisfied accrued interest of
   $499,664 as of July 1,1998 through the issuance of additional notes payable;
   repaid in 1999......................................................................             --    5,545,671
                                                                                            ----------    ---------
                                                                                             2,777,007    6,454,406

Less current installments of long term debt............................................     (1,239,650)    (317,402)
                                                                                            ----------    ---------
Long term debt, excluding current installments.........................................     $1,537,357    6,137,004
                                                                                            ==========    =========

      At December 31, 1999, annual maturities of long-term debt are as follows:

            2000 ..................................................................    $1,239,650
            2001 ..................................................................     1,222,783
            2002 ..................................................................       314,574
                                                                                       ----------
                                                                                       $2,777,007
                                                                                       ==========

(10) Employee Benefit Plan

     The Company has a 401(k) savings plan covering substantially all of its employees. Eligible employees may contribute through payroll deductions. The Company matches employees' contributions at the discretion of the Company's Board of Directors. To date, the Company has not matched employee contributions to the 401(k) savings plan.

                                JFAX.COM, INC.
                                AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                       December 31, 1999, 1998 and 1997

(11) Commitments and Contingencies

(a)  Leases

     The Company leases certain facilities and equipment under noncancelable capital and operating leases which expire at various dates through 2010. The Company sub-leases its corporate facilities to a related party. The sub-lease expires 2010 and requires monthly payments of $12,682 plus a pro rata share of common expenses.

     Future minimum lease payments at December 31, 1999, under agreements classified as capital and operating leases with noncancelable terms in excess of one year, are as follows:

                                                                                          Capital      Operating
                                                                                          -------      ---------
                                                                                          leases        leases
                                                                                          ------        ------
     Fiscal year:
          2000 ...................................................................          $206,552         440,222
          2001 ...................................................................           138,216         433,159
          2002 ...................................................................            66,461         433,159
          2003 ...................................................................                --         513,974
          2004 ...................................................................                --         513,974
          Thereafter..............................................................                --       2,610,280
                                                                                       -------------      ----------
               Total minimum lease payments.......................................           411,229       4,944,768
                                                                                                          ==========
     Amounts representing interest................................................           (49,378)
                                                                                       -------------
          Present value of net minimum lease payments.............................           361,851
     Less current maturities......................................................           176,089
                                                                                       -------------
          Long-term maturities....................................................          $185,762
                                                                                       =============

     Rental expense for the years ended December 31, 1999, 1998, and 1997 was $295,431, $346,515, and $224,289, respectively.

                                JFAX.COM, INC.
                                AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                       December 31, 1999, 1998 and 1997

(12) Loss Per Share

     As discussed in note 1, the Company adopted SFAS No. 128 for all periods presented. The following table illustrates the computation of basic and diluted loss per common share under the provisions of SFAS No. 128:

                                                                             Year ended December 31
                                                                    -----------------------------------------
                                                                        1999           1998          1997
                                                                    ------------    ------------   ----------
     Numerator--numerator for basic and diluted loss per
       common share:
          Net loss..............................................    $(17,439,103)   (17,233,033)   (4,783,421)
          Premium on Preferred Stock Redemption.................        (877,721)            --            --
          Dividends on Preferred Stock..........................        (553,064)      (386,915)           --
          Accretion to Preferred Stock redemption...............        (141,086)      (107,608)           --
                                                                    ------------    -----------    ----------
     Numerator for basic and diluted loss per common share......    $(19,010,974)   (17,727,556)   (4,783,421)
                                                                    ============    ===========    ==========
     Denominator:
     Denominator for basic loss per common share--weighted
        average number of common shares outstanding during
        the period .............................................      28,098,994     22,181,960    15,738,334
                                                                    ------------    -----------    ----------
     Denominator for diluted loss per common share..............      28,098,994     22,181,960    15,738,334
                                                                    ============    ===========    ==========
     Basic loss per common share................................    $       (.68)         (0.80)        (0.30)
     Diluted loss per common share..............................    $       (.68)         (0.80)        (0.30)
                                                                    ============    ===========    ==========

     The computation of diluted loss per share for the year ended December 31, 1999 excludes the effects of incremental common shares attributable to the assumed exercise of 7,458,166 outstanding common stock options and warrants because their effect would be antidilutive (see notes 4 and 8). Redeemable common shares outstanding have been included in the computation of both basic and diluted loss per share.

(13) Litigation

     On October 28, 1999, AudioFAX IP LLC filed a lawsuit against the Company in the United States District Court for the Northern District of Georgia asserting the ownership of certain United States and Canadian patents and claiming that the Company is infringing these patents as a result of the Company's sale of enhanced facsimile products. The suit requests unspecified damages, treble damages due to willful infringement, and preliminary and permanent injunctive relief. The Company filed an answer to the complaint on December 2, 1999. The Company has reviewed the AudioFAX patents with our business and technical personnel and outside patent counsel and has concluded that it does not infringe these patents. As a result, the Company is confident of its position in this matter and is vigorously defending the suit. However, the outcome of complex litigation is uncertain and cannot be predicted with certainty at this time. Any unanticipated adverse result could have a material adverse effect on the Company's liquidity, financial condition, and results of operations.

                                JFAX.COM, INC.
                                AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                       December 31, 1999, 1998 and 1997

(14) Subsequent Events

   SureTalk.Com, Inc.

     On January 26, 2000, the company acquired all of the outstanding stock of SureTalk.Com, Inc. for $9.3 million in common stock. SureTalk.Com, Inc. was a closely held Internet-based faxing, messaging and communications company based in Carlsbad, California. The acquisition will be accounted for as a purchase transaction with substantially all of the purchase price allocated to goodwill and other purchased intangibles which will be amortized over 2 to 3 years.

   TimeShift, Inc. (Unaudited)

     On March 6, 2000 the Company acquired substantially all of the assets of TimeShift, Inc. for common stock. TimeShift is a closely held internet technology company based in San Francisco, California.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
SureTalk.com, Inc. (formerly known as Fax4Free.com, Inc.):

         We have audited the accompanying balance sheet of SureTalk.com, Inc. (formerly known as Fax4Free.com, Inc.) as of December 31, 1999 and the related statements of operations, shareholders' equity (deficiency) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SureTalk.com, Inc. as of December 31, 1999 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Los Angeles, CA

March 15, 2000

           SURETALK.COM, INC. (FORMERLY KNOWN AS FAX4FREE.COM, INC.)

                                 BALANCE SHEET

                               December 31, 1999


                     Assets
Current assets:
    Cash and cash equivalents                                              $    31,671
    Other current assets                                                       119,578
                                                                           -----------
                Total current assets                                           151,249
Capitalized software costs                                                   2,750,000
Net property and equipment, at cost                                            302,173
                                                                           -----------
                                                                           $ 3,203,422
                                                                           ===========

                   Liabilities and Stockholders' Deficiency

Note payable to shareholder                                                $ 1,700,000
Accounts payable                                                               498,264
Accrued expenses                                                               304,921
Notes payable to officers                                                      335,428
                                                                           -----------
                Total current liabilities                                    2,838,613
Long term portion of note payable to shareholder                             1,000,000
                                                                           -----------
Shareholders' deficiency:
    Series A preferred stock, $0.01 par value.  Authorized 2,660,000            26,600
       shares; issued and outstanding 2,660,000 shares (liquidation preference of $505,400)
    Series B preferred stock, $0.01 par value.  Authorized 3,000,000            29,979
       shares; issued and outstanding 2,997,876 shares (liquidation preference of $1,468,959)
    Common stock, $0.001 par value.  Authorized 30,000,000 shares;               9,771
       issued and outstanding 9,771,314 shares
    Additional paid in capital                                               3,325,515
    Note receivable from stockholder                                           (92,100)
    Accumulated deficit                                                     (3,934,956)
                                                                           -----------
                Net stockholders' deficiency                                  (635,191)
                                                                           -----------
                                                                           $ 3,203,422
                                                                           ===========

                See accompanying notes to financial statements

           SURETALK.COM, INC. (FORMERLY KNOWN AS FAX4FREE.COM, INC.)

                            STATEMENT OF OPERATIONS

                         Year ended December 31, 1999

Revenues                                        $   158,603

Cost of revenue                                     214,035
                                                -----------
                 Gross profit (loss)                (55,432)
                                                -----------
Operating expenses:
     Selling, general and administrative          3,077,732
     Research and development                       458,482
                                                -----------
                 Total operating expenses         3,536,214
                                                -----------
                 Operating loss                  (3,591,646)
Interest expense, net                                97,585
                                                -----------
                 Loss before income taxes        (3,689,231)
Income taxes                                            800
                                                -----------
                 Net loss                       $(3,690,031)
                                                ===========

                See accompanying notes to financial statements

           SURETALK.COM, INC. (FORMERLY KNOWN AS FAX4FREE.COM, INC.)

                STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                         Year ended December 31, 1999

                                                               Series A                 Series B
                                                           preferred stock           preferred stock           Common stock
                                                      -----------------------    -----------------------   ---------------------
                                                       Shares       Amount       Shares       Amount        Shares       Amount
                                                      ---------   -----------   ---------   ------------   ---------   ---------
Balance, December 31, 1998                                   --            --          --             --   8,962,000       8,962

Issuance of stock options below fair market value            --            --          --             --          --          --
Issuance of common stock for services                        --            --          --             --     253,000         253
Issuance of common stock for cash                            --            --          --             --     471,314         471
Exercise of options                                          --            --          --             --      85,000          85
Issuance of Series A preferred stock for cash         2,660,000        26,600          --             --          --          --
Issuance of Series B preferred stock for services            --            --      99,214            992          --          --
Issuance of Series B preferred stock for cash                --            --   2,898,662         28,987          --          --
ProtoDyne net equity                                         --            --          --             --          --          --
Note receivable for issuance of common stock                 --            --          --             --          --          --
Net loss                                                     --            --          --             --          --          --
                                                      ---------   -----------   ---------   ------------   ---------   ---------
Balance, December 31, 1999                            2,660,000   $    26,600   2,997,876   $     29,979   9,771,314   $   9,771
                                                      =========   ===========   =========   ============   =========   =========
                                                                                                                    Net
                                                        Note receivable                      Accumulated        shareholders'
                                                        from Stockholder          APIC          deficit      equity (deficiency)
                                                        ----------------        ----------     ----------      ------------------
Balance, December 31, 1998                                      --                595,788       (268,208)          336,542

Issuance of stock options below fair market value               --                640,566             --           640,566
Issuance of common stock for services                           --                 57,897             --            58,150
Issuance of common stock for cash                               --                 89,079             --            89,550
Exercise of options                                             --                 16,065             --            16,150
Issuance of Series A preferred stock for cash                   --                473,400             --           500,000
Issuance of Series B preferred stock for services               --                 90,347             --            91,339
Issuance of Series B preferred stock for cash                   --              1,362,373             --         1,391,360
ProtoDyne net equity                                            --                     --          23,283           23,283
Note receivable for issuance of common stock               (92,000)                    --              --          (92,100)
Net loss                                                        --                     --      (3,690,031)      (3,690,031)
                                                        ----------              ----------     ----------    -------------
Balance, December 31, 1999                                 (92,100)              3,325,515     (3,934,956)        (635,191)
                                                        ==========              ==========     ==========    =============

                See accompanying notes to financial statements.

          SURETALK.COM, INC. (FORMERLY KNOWN AS FAX4FREE.COM, INC.)

                            STATEMENT OF CASH FLOWS

                         Year ended December 31, 1999

Cash flows from operating activities:
     Net loss                                                 $(3,690,031)
     Adjustments to reconcile net loss to net cash
        used in operating activities:
           Depreciation and amortization                          298,817
           Stock based compensation expense                       788,810
           Changes in assets and liabilities:
              Prepaid expenses and other current
                 assets                                          (109,621)
              Accounts payable and accrued expenses             1,046,929
                                                              -----------
                    Net cash used in operating activities      (1,665,096)
                                                              -----------
Cash used in investing activities:
     Purchase of technology                                      (100,000)
     Purchase of property and equipment                          (286,819)
                                                              -----------
                    Net cash used in investing activities        (386,819)
                                                              -----------
Cash flows from financing activities:
     Proceeds from issuance of common stock                       105,700
     Proceeds from issuance of preferred stock                  1,891,360
     Issuance of note to officer                                  (92,100)
     Payment on note payable                                     (200,000)
                                                              -----------
                    Net cash provided by financing
                       activities                               1,704,960
                                                              -----------
                    Net decrease in cash and cash
                       equivalents                               (346,955)

Cash and cash equivalents at beginning of period                  378,626
                                                              -----------
Cash and cash equivalents at end of period                    $    31,671
                                                              ===========

Supplemental disclosure of cash flow information --
     cash paid during the period for:
                    Income taxes                              $       800
                    Interest                                          --
                                                              ===========
Supplemental disclosure of noncash investing and
financing activity:
     During 1999, the Company acquired certain software
        technologies totaling $3,000,000 in exchange for
        a $2,900,000 note payable and cash of $100,000.

               See accompanying notes to financial statements.

           SURETALK.COM, INC. (FORMERLY KNOWN AS FAX4FREE.COM, INC.)

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1999

(1) Summary of Significant Accounting Policies

(a)  Organization

SureTalk.com, Inc. (the Company) was incorporated on August 14, 1998 under the laws of the state of Colorado. In April 1999, the Company was reincorporated under the laws of the state of Delaware. In December 1999, the Company name was changed from Fax4Free.com, Inc. to SureTalk.com, Inc. The Company offers a variety of free and fee-based communications services including Internet-based fax sending and receiving, and voice mail to consumers, businesses and qualifying non- profit organizations.

(b)  Depreciation and Amortization

Depreciation and amortization of property and equipment is provided using the straight-line method based on the estimated useful lives, generally ranging from to one to three years.

(c)  Capitalized Software Costs

All research and development costs are expensed as incurred. Purchased technology is capitalized at cost and amortized over the estimated economic life of the asset, which is five years.

(d)  Revenue Recognition

Revenue is recognized at the time services are rendered or otherwise earned.

(e)  Income Taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes." Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(f)  Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

The Company accounts for long-lived assets (intangible assets and property and equipment) under the provisions of Statement of Financial Accounting Standards No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." The statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.

(g)  Stock-Based Compensation

The Company has adopted Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to apply the provisions of APB Opinion No. 25 and provide pro forma net income disclosures for employee stock option grants made in future years as if the fair-value-based method defined in SFAS No. 123 had been applied.

           SURETALK.COM, INC. (FORMERLY KNOWN AS FAX4FREE.COM, INC.)

                               December 31, 1999

The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123 (note 6).

(h)  Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(i)  Comprehensive Income

Statement of Financial Accounting Standards ("SFAS") NO. 130, "Reporting Comprehensive Income" is effective for fiscal years beginning after December 15, 1997. SFAS 130 establishes standards for the reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS 130 requires all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement display with the same prominence as other financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997. The Company adopted SFAS No. 130 for the financial statements for the fiscal year ended December 31, 1999.

(2) Property and Equipment

Property and equipment is stated at cost and is summarized as follows:


        Computers and equipment                    $  332,508
        Office furniture                               13,041
        Leasehold Improvements                          5,441
                                                   ----------
                                                      350,990

        Less accumulated depreciation and
         amortization                                 (48,817)
                                                   ----------
                                                   $  302,173
                                                   ==========


(3) Capitalized Software Costs

Capitalized software costs relate to an acquisition of software from ProtoDyne, Inc. (a related party) completed in July 1999. Mark Schwartz, a co-founder and principal shareholder of the Company, was the sole shareholder of ProtoDyne and the recipient of the purchase proceeds. The purchase price was $3,000,000 delivered to Mark Schwartz with a down payment of $100,000 and a promissory note of $2,900,000 (see note 5). The note is secured by a stock pledge agreement and guarantee. Software costs are stated at cost and are summarized as follows:


        Capitalized software costs                 $3,000,000

        Less accumulated amortization                (250,000)
                                                   ----------
                                                   $2,750,000
                                                   ==========

           SURETALK.COM, INC. (FORMERLY KNOWN AS FAX4FREE.COM, INC.)

                               December 31, 1999

(4) Income Taxes

Income taxes consist of franchise taxes for the state of California. At December 31, 1999, the Company had available net operating loss carryforwards totaling approximately $3,500,000, for Federal and state income tax purposes expiring beginning in the year 2005. Due to the uncertainty surrounding the realization of the benefits of its tax attributes, including net operating loss carryforwards in future tax returns, the Company has fully reserved its deferred tax assets as of December 31, 1999. In assessing the potential realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the Company attaining future taxable income during the periods in which those temporary differences become deductible. In addition, the utilization of net operating loss carryforwards may be limited due to restrictions imposed under applicable Federal and state tax laws due to a change in ownership that occurred subsequent to December 31, 1999 (Note 9).

(5) Related Party Transactions

In July 1999, the Company purchased all of the outstanding shares of ProtoDyne, Inc. for $3.0 million. The purchase price was paid as $100,000 in cash plus the issuance of a promissory note for $2.9 million bearing interest at 8% per annum and payable in installments over 29 months. During 1999, payments of $200,000 were made toward this note, leaving a balance of $2.7 million as of December 31, 1999. Mark Schwartz, a co-founder and principal shareholder of the Company, was the sole shareholder of ProtoDyne and the recipient of the purchase proceeds.

As of December 31, 1999 the Company had notes receivable from the sale of common stock in the amount of $92,100 and notes payable in the amount of $335,000 from officers of the Company. All such notes bear interest at rates ranging from 6% to 7% per annum and were established in the ordinary course of business. Certain payments aggregating $92,000 for the services of Barry Shore (Co-founder, Director) were made to Dynamic Marketing Group, a corporation for which Mr. Shore is the sole shareholder.

(6) Stock Options

The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.

On December 31, 1999, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

Summary stock option activity from inception to December 31, 1999 is as follows:

           SURETALK.COM, INC. (FORMERLY KNOWN AS FAX4FREE.COM, INC.)

                               December 31, 1999

                                                        Weighted average
                                   Number of options     exercise price
                                   -----------------    ----------------


Balance at inception August 1998            --                      --
  Granted                            1,150,000              $    0.299
  Exercised                                 --                      --
  Canceled                            (400,000)                  0.813
                                     ---------              ----------
Balance at December 31, 1998           750,000              $    0.025
  Granted                            3,273,289                   0.181
  Exercised                            (85,000)                  0.190
  Canceled                             (60,000)                  0.240
                                     ---------              ----------
Balance at December 31, 1999         3,878,289              $    0.150
                                     =========              ==========


There were 1,000,000 options vested at December 31, 1999. All options are exercisable immediately, even if not vested; however, early exercised shares are subject to repurchase by the Company at the original exercise price if service terminates prior to vesting. Additionally, at December 31, 1999 there were 2,878,289 shares outstanding originally issued under stock option agreements, subject to repurchase by the Company.

In connection with the granting of stock options in 1999 below fair market value, the Company recorded compensation expense of $649,566 during the year ended December 31, 1999.

If the Company had elected to recognize compensation cost based on the fair value at the date of grant, consistent with the method as prescribed by SFAS No. 123, net loss would have changed to the pro forma amounts indicated below:

                Net loss:
                 As reported               $  3,690,031
                 Pro forma                    3,936,138
                                           ============


The fair value of options granted during 1999 was determined using a minimum value pricing model with the following assumptions: risk-free interest rate of 6.00% and an expected life of 10 years.

The following table summarizes information regarding options outstanding and options exercisable at December 31, 1999:

           SURETALK.COM, INC. (FORMERLY KNOWN AS FAX4FREE.COM, INC.)

                               December 31, 1999


                              Options outstanding
          ------------------------------------------------------------

                                                                                           Options exercisable
                                                                                   -------------------------------------
                                               Weighted
Range of exercise      Outstanding at      average remaining    Weighted average     Exercisable at     Weighted average
     prices           December 31, 1999     contractual life     exercise price    December 31, 1999     exercise price
------------------------------------------------------------------------------------------------------------------------
$          0.025           950,000                5.7               $  0.025            950,000               0.025
           0.190         2,928,289                9.6                  0.190             50,000               0.190
------------------------------------------------------------------------------------------------------------------------
$  0.025 - 0.190         3,878,289                8.7               $  0.150          1,000,000               0.033
========================================================================================================================

(7) Commitments

Lease Commitments

The Company entered into various operating leases for office space and equipment which expire through the year 2000 and total $79,840. The lease expense included in the accompanying statement of operations for the year ended December 31, 1999 was $39,920.

Employment Agreements

The Company has entered into employment agreements with two of its officers, Steven J. Hamerslag and Barry Shore, and a consultant, Mark Schwartz. These agreements provide for employment terms ranging from 1 year to 30 months and for continuation of salary, bonuses and vesting of options in the event of early termination. As of December 31, 1999, $100,000 of severance expense had been recognized in accordance with these contracts.

(8) Stockholders' Equity (Deficiency)

(a)  Capital Stock

The Company's Amended and Restated Articles of Incorporation (Articles) authorize the issuance of two classes of shares, designated common stock and preferred stock. The numbers of shares of common stock and preferred stock authorized totaled 30,000,000 and 5,660,000, shares respectively.

(b)  Common Stock

Holders of shares of common stock are entitled, subject to the senior rights of holders of preferred stock described below, to receive dividends when and as declared by the Board of Directors, to share ratably in the proceeds of any dissolution or winding up of the Company and to vote on certain matters as provided in the Articles. Shares of common stock are subject to transfer restrictions and certain rights of first refusal relating to the securities laws, the bylaws of the Company and, in certain cases, specific agreements with the Company and holders of preferred stock.

           SURETALK.COM, INC. (FORMERLY KNOWN AS FAX4FREE.COM, INC.)

                               December 31, 1999

(c)  Preferred Stock

Of the preferred stock, 2,660,000 shares have been designated Series A and 3,000,000 shares have been designated Series B. In July 1999, the Company issued and sold 2,660,000 of such shares to a single investor for total cash consideration of $500,000. Warrants to purchase 1,330,000 shares of common stock were also issued in conjunction with the sale of Series A stock. In July through September 1999, the Company issued and sold 2,997,876 shares of Series B stock to accredited investors for total cash consideration of $1,482,699.

(d)  Conversion Rights

Each share of preferred stock outstanding is convertible, at the option of the holder, into common stock at the rate of one share of common stock for each share of preferred stock, adjustable for certain dilutive events. Such conversion will occur automatically upon the closing of a registered public offering of the Company's common stock or upon the vote in favor of such conversion by a majority of the holders of Series A or Series B preferred stock then outstanding.

(e)  Dividend Rights

Holders of Series A preferred stock and Series B preferred stock are entitled to receive dividends, when and as declared by the Company's Board of Directors. Such dividends are payable in preference and priority to any dividends on common stock.

(f)  Liquidation Preference

In the event of a liquidation, dissolution or winding up of the Company, the holders of Series A and Series B preferred stock are entitled, sharing pro rata, to receive a liquidation preference of $0.19 and $0.49 per share, respectively, plus any accrued but unpaid dividends. The liquidation preferences terminate upon conversion of the preferred stock to common stock.

(g)  Voting Rights

Holders of preferred stock are generally entitled to vote together with holders of common stock on matters presented for shareholder action as if such shares were converted to common stock.

(9) Subsequent Events

In November 1999, the Company entered into a letter of intent to be acquired by JFAX.COM, Inc. (JFAX). Under the terms of the purchase agreement, all equity in the Company was to be exchanged for 1,515,545 shares of restricted common stock of JFAX valued at $6.125. This purchase transaction was completed in January 2000. Immediately prior to the closing, the balance of the $2.7 million promissory note to Mark Schwartz, along with certain additional obligations, were converted to equity. In addition, the vesting of all outstanding stock options was accelerated in accordance with the terms of the Stock Option Plan. Finally, in conjunction with the purchase transaction, Steven J. Hamerslag, the Company's CEO, entered into an employment agreement to become the CEO of JFAX.

                                 JFAX.COM INC.

             UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET

                               December 31, 1999

Notes to Unaudited Pro Forma Condensed Combining Financial Statements

The accompanying unaudited pro forma condensed combining financial statements of JFAX.COM, Inc. and SureTalk.com, Inc. give retroactive effect to the acquisition which is being accounted for as a purchase and, as a result, the unaudited pro forma condensed combining balance sheet is presented as if the companies had combined as of December 31, 1999 and the unaudited pro forma combining statement of operations is presented as if the combining companies had been combined for the year then ended. These unaudited pro forma condensed combining financial statements may not be indicative of the results that actually may be obtained in the future. The unaudited pro forma condensed combining financial statements should be read in conjunction with the historical consolidated financial statements of JFAX.COM, Inc. and SureTalk.com, Inc.

                                                                       Historical
                                                            -------------------------------
                                                                                                   Proforma         Pro Forma
                                                              JFAX.COM        Suretalk.COM        Adjustments       Combined
                                                            -------------------------------------------------------------------
                        Assets
Current assets:
     Cash and cash equivalents                              $12,256,487            31,671                           12,288,158
     Short term Investments                                  23,510,623                                             23,510,623
     Accounts receivable                                        275,046                                                275,046
     Due from related parties                                    95,151                                                 95,151
     Interest receivable                                        600,569                                                600,569
     Prepaid marketing costs                                  2,725,234                                              2,725,234
     Other current assets                                       784,760           119,578                              904,338
                                                            ------------------------------------------------------------------
                                                             40,247,870           151,249                           40,399,119

Furniture, fixtures and equipment, net                        3,344,075           302,173                            3,646,248
Capitalized Software Costs                                                      2,750,000                            2,750,000
Long term Investments                                        13,558,615                                             13,558,615
Investment in Joint venture                                     417,773                                                417,773
Goodwill and other intangibles acquired                                                         (A)9,917,904         9,917,904
Other long-term assets                                        1,057,000                                              1,057,000
                                                            ------------------------------------------------------------------
                                                            $58,625,333         3,203,422          9,917,904        71,746,659
                                                            ==================================================================
            Liabilities, Redeemable Securities
          and Stockholders' Equity (Deficiency)

Current liabilities:
     Accounts payable and accrued expenses                  $ 1,781,088         1,138,613                            2,919,701
     Deferred revenue                                           438,722                                                438,722
     Current portion of capital lease obligations               176,089                                                176,089
     Current portion of long-term debt                        1,239,650                                              1,239,650
     Current portion of Note payable to shareholder                             1,700,000      (B)(1,700,000)                -
     Customer deposits                                           57,267                                                 57,267
                                                            ------------------------------------------------------------------
                                                              3,692,816         2,838,613                            4,831,429

Capital lease obligations                                       185,762                                                185,762
Long-term debt                                                1,537,357                                              1,537,357
Note payable to shareholder                                                     1,000,000      (B)(1,000,000)                -

Redeemable common stock                                       7,064,633                                              7,064,633

Common stock subject to put option                              997,500                                                997,500

Total stockholders' equity (deficiency)                      45,147,265          (635,191)      (A)9,917,904        57,129,978
                                                                                                (B)2,700,000
                                                            ------------------------------------------------------------------
                                                            $58,625,333         3,203,422          9,917,904        71,746,659
                                                            ==================================================================

Notes

(A) Purchase price of 1,515,545 shares at $6.125 (January 25,
    2000) is $9,282,713 in total consideration

        Total Consideration                                   9,282,713
        Estimated fair value of net liabilities of
         SureTalk assumed                                      (635,191)
                                                            -----------
        Total Goodwill and other intangibles acquired         9,917,904
                                                            ===========

(B) To record conversion of notes payable to shareholder to common stock in connection with purchase transaction.

                                JFAX.COM, INC.

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS

                         Year Ended December 31, 1999

                                                                 Historical
                                                        ------------------------------         Pro Forma         Pro Forma
                                                          JFAX.COM        SureTalk.COM         Adjustments        Combined
                                                        ---------------------------------------------------------------------
Revenue                                                 $  7,643,442            158,603                             7,802,045
Costs and expenses                                        20,800,284          3,750,249   (A)(B) 3,680,968         28,231,501
                                                        ------------        -----------   ----------------        -----------
Operating loss                                           (13,156,842)        (3,591,646)         3,680,968        (20,429,456)
                                                                                          ----------------        -----------
Other income (expense)                                       146,113            (98,385)        (C) 98,385            146,113
                                                        ------------        -----------   ----------------        -----------
Loss before extraordinary item                           (13,010,729)        (3,690,031)        (3,582,583)       (20,283,343)
Extraordinary Item-Loss on extinguishment of debt         (4,428,374)                                              (4,428,374)
                                                        ------------        -----------   ----------------        -----------
Net Loss                                                $(17,439,103)        (3,690,031)        (3,582,583)       (24,711,717)
                                                        ============        ===========   ================        ===========
Net loss attributable to common shareholders            $(19,010,974)                                             (26,288,588)
                                                        ============                                              ===========
Net loss per common share:
       Basic                                            $      (0.68)                                                   (0.89)
       Diluted                                                 (0.68)                                                   (0.89)

Weighted average common shares used in
       determining loss per share:
                   Basic and diluted                      28,098,994                                            (D)29,614,539

Notes

To adjust for goodwill and technology amortization as if the two companies had been combined as of January 1, 1999:

(A)    Total additional goodwill as reported in the combining condensed balance sheet                  $9,917,904

       Pro forma amortization period                                                                      3 years

       Pro forma goodwill amortization for 1999                                                         3,305,968

(B)    Pro forma adjustment for accelerated amortization period for capitalized software costs            375,000

                   Total pro forma amortization for 1999                                               $3,680,968

(C)    Elimination of interest expense for shareholder notes converted to common stock

(D)    Includes additional 1,515,545 shares of common stock issued to acquire SureTalk.com

                                JFAX.COM, INC.
                Condensed Consolidated Statements of Operations
                                  (Unaudited)
                   (in thousands, except per share amounts)


                                                                Six months ended
                                                                    June 30,
                                                             -----------------------
                                                                 2000          1999
                                                             -----------  ----------
Revenues                                                     $    5,873   $    3,058
Cost of revenue                                                   3,037        2,233
                                                             -----------  ----------

         Gross profit                                             2,836          825

Operating expenses:
         Sales and marketing                                      4,618        1,365
         Research and development                                 1,353          897
         General and administrative                               7,772        3,529
         Amortization of goodwill and other intangibles           1,801          ---
                                                             ----------   ----------

         Total operating expenses                                15,544        5,791
                                                             ----------   ----------

Operating Loss                                                  (12,708)      (4,966)

Other income (expense), net                                       1,474        (883)
                                                             ----------   ----------

Net Loss                                                        (11,234)      (5,849)

Dividends and accretion on preferred stock                          ---         (525)
                                                             ----------   ----------

Net loss attributable to
         common stockholders                                 $  (11,234)  $   (6,374)
                                                             ==========   ==========

Basic and diluted net loss
         per common share:                                   $    (0.31)  $    (0.26)
                                                             ==========   ==========

Weighted average shares
         outstanding                                         35,373,365   24,310,263
                                                             ==========   ==========

     See accompanying notes to condensed consolidated financial statements.

                                JFAX.COM, INC.
                     Condensed Consolidated Balance Sheets
                                  (Unaudited)
                                (in thousands)


                                                             June  30, 2000
                                                            -----------------
ASSETS

           Cash and cash equivalents                        $          15,048
           Short-term investments                                       7,519
           Accounts receivable                                            972
           Note receivable                                              1,500
           Prepaid expenses and other current assets                    3,160
                                                            -----------------
           Total current assets                                        28,199

           Furniture, fixtures and equipment, net                       5,791
           Goodwill, net                                                8,301
           Other purchased intangibles, net                             2,138
           Long-term investments                                       15,169
           Other assets                                                 1,653

                                                            ------------------
           Total assets                                     $          61,251
                                                            ==================

LIABILITIES AND STOCKHOLDERS' EQUITY

           Accounts payable and accrued expenses            $           2,503
           Deferred revenue                                               316
           Current portion of capital lease payable                       236
           Current portion of long-term debt                            1,359
           Other                                                          417
                                                            ------------------
           Total current liabilities                                    4,831

           Capital lease obligations                                      179
           Long-term debt                                               1,001
                                                             -----------------
           Total liabilities                                            6,011

           Redeemable common stock                                      7,065
           Common stock subject to put option                             998

           Total stockholders' equity                                  47,177
                                                             -----------------
           Total liabilities and stockholders' equity        $         61,251
                                                             =================

    See accompanying notes to condensed consolidated financial statements.

                                JFAX.COM, INC.
                Condensed Consolidated Statements of Cash Flows
                                  (Unaudited)
                                (in thousands)


                                                                                                     Six months ended
                                                                                                          June 30
                                                                                           ------------------------------------
                                                                                               2000                   1999
                                                                                           ------------------------------------

Net cash used in operating activities                                                      $   (6,163)             $   (3,711)
                                                                                           ------------            ------------

Cash flows from investing activities:
     Redemption of investments                                                                 14,217                       0
     Investment in joint venture                                                                  (45)                      0
     Issuance of Notes receivable                                                              (2,200)                      0
     Purchases of furniture, fixtures and equipment                                            (2,743)                   (428)
                                                                                           ------------            ------------
Net cash provided by (used in) investing activities                                             9,229                    (428)
                                                                                           ------------            ------------

Cash flows from financing activities:
     Exercise of stock options                                                                     89                      11
     Proceeds from issuance of notes payable                                                      203                      91
     Repayments of loan payable and capital lease obligations                                    (567)                   (225)
                                                                                           ------------            ------------

Net cash used in financing activities                                                            (274)                   (123)
                                                                                           ------------            ------------

Net increase (decrease) in cash and cash equivalents                                            2,792                  (4,262)

Cash and cash equivalents, beginning of period                                                 12,256                   7,279
                                                                                           ------------            ------------

Cash and cash equivalents, end of period                                                   $   15,048              $    3,017
                                                                                           ============            ============

Non cash investing activities:

During the six month period ended June 30, 2000 net assets as follows were acquired though the issuance of common stock:



Current assets                                                   $     180
Furniture, fixtures, and equipment                                     585
Goodwill and intangibles                                               705
Investment in operating lease                                       12,943
Less: liabilities assumed                                             (149)
                                                                 -----------
Fair value of common stock issued                                   14,264
                                                                 ===========


     See accompanying notes to condensed consolidated financial statements.

                                JFAX. COM, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 June 30, 2000

                                  (Unaudited)

NOTE 1 - BASIS OF PRESENTATION

The accompanying financial information is unaudited but reflects all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the consolidated financial position and results of operations for the interim periods. The condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto, together with management's discussion and analysis of financial condition and results of operations, for the fiscal year ended December 31, 1999. The results of operations for the six months ended June 30, 2000 are not necessarily indicative of the results to be expected for the entire fiscal year.

NOTE 2 - USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3 - COMPREHENSIVE LOSS

Comprehensive loss is comprised of net loss and unrealized gains and losses on a short term investment classified as available for sale. Comprehensive loss was $6.2 and $3.3 million for the quarters ended June 30, 2000 and 1999, respectively.

NOTE 4 -- BUSINESS COMBINATIONS

On January 26, 2000, the Company completed the acquisition of Suretalk.com, Inc. (SureTalk) The acquisition was recorded using the purchase method of accounting under APB Opinion No. 16. The Company issued an aggregate of approximately 1,515,545 shares of common stock to effect the transaction. The aggregate purchase price of Suretalk, plus related charges, was approximately $9.28 million, and was comprised of common stock. Results of operations for SureTalk have been included in the financial results of the Company from the closing date of the transaction forward.

In accordance with APB Opinion No. 16, all identifiable assets were assigned a portion of the cost of the acquired company (purchase price) on the basis of their respective fair values. Identifiable intangible assets and goodwill are included in "Goodwill, net" and "Other purchased intangibles, net" in the accompanying condensed consolidated balance sheets and are amortized over their average useful lives of 2-3 years. Intangible assets were identified and valued by

                                JFAX. COM, INC.

                                 June 30, 2000

                                  (Unaudited)

considering the Company's intended use of acquired assets, and analysis of data concerning products, technologies, markets, historical financial performance, and underlying assumptions of future performance. The economic and competitive environment in which the Company and the acquired company operate was also considered in the valuation analysis.

The pro forma consolidated financial information for the six months ended June 30, 2000 and 1999, determined as if the acquisition had occurred on January 1 of each year, would have resulted in net sales of $5.9 and $3.3 million , net loss of $11.7 and $7.2 million, and basic and diluted loss per share of $0.32 and $0.28, respectively. This unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results of operations in future periods or results that would have been achieved had JFAX.COM and the acquired company been combined during the specified periods.


NOTE 5 - LOSS PER SHARE

The Company has adopted SFAS No. 128, "Earnings Per Share." Basic net loss per share is computed using the weighted average number of common shares outstanding during the period.

Dividends and accretion on Preferred Stock increased the net loss for determining basic and diluted net loss per share attributable to Common Stock in the applicable periods. Diluted net loss per share excludes the effect of common stock equivalents, because their effect would be anti-dilutive.

NOTE 6 - LITIGATION

On October 28, 1999, AudioFAX IP LLC filed a lawsuit against the Company in the United States District Court for the Northern District of Georgia asserting the ownership of certain United States and Canadian patents and claiming that we are infringing these patents as a result of our sale of enhanced facsimile services. The suit requests unspecified damages, treble damages due to willful infringement, and preliminary and permanent injunctive relief. The Company filed an answer to the complaint on December 2, 1999. The Company has reviewed the AudioFAX patents with its business and technical personnel and outside patent counsel and have concluded that it does not infringe these patents. As a result, the company is confident of its position in this matter and is vigorously defending the suit. However, the outcome of complex litigation is uncertain and cannot be predicted with certainty at this time. Any unanticipated adverse result could have a material adverse effect on our financial condition and results of operations.

On May 11, 2000, Inso Chicago Corporation ("Inso") filed a lawsuit against the Company in the United States District Court of for the District of Massachusetts asserting breach of contract, breach of implied covenant of good faith and fair dealing, and unfair and deceptive trade practices. The suit requests unspecified damages, treble damages due to willful unfair or deceptive acts, and injunctive relief. The lawsuit arises out of a dispute with Inso regarding amounts which Inso alleges are payable by the Company under a software license pursuant to

                                JFAX. COM, INC.

                                 June 30, 2000

                                  (Unaudited)

which Inso provided certain software that, until July 16, 2000 (when the Company ceased used of the software) enabled the Company's subscribers to send faxes from the Company's web site. The total license fee due under the license agreement is $150,000 for a two-year license period commencing on or about January 1, 2000. The Company maintains that the software did not perform to warranted specifications, that Inso misrepresented the level of performance that could be expected from the software, and that the defects were not addressed by Inso. The Company withheld payment accordingly. The Company answered Inso's complaint and filed a counter-claim seeking to recover damages that resulted from Inso's misrepresentations and delivery of defective products. On June 6, 2000, the Court denied Inso's request for a preliminary injunction. The parties are currently engaged in discovery. The Company is confident of its position in this matter and is vigorously defending the suit. However, the outcome of complex litigation is uncertain and cannot be predicted with certainty at this time. Any unanticipated adverse result could have a material adverse effct on our financial condition and results of operations.


NOTE 7- PENDING ACQUISITION OF E-FAX

On July 13, 2000, the Company entered into a merger agreement (the "Merger Agreement") with eFax.com, Inc. ("EFAX"), and JFAX.COM Merger Sub, Inc., a newly formed subsidiary of the Company ("Merger Sub"). Under the terms of the Merger Agreement, EFAX has agreed to merge with the Merger Sub ("Merger") and become a wholly owned subsidiary of the Company, in exchange for which the Company will issue a total of approximately 13.0 million shares of its common stock. As consideration for the Merger, EFAX's stockholders would receive the following:

     For each share of EFAX's common stock, par value $.01 per share ("EFAX Common Stock"), its holder would receive a fraction of a share of the Company's 2 common stock, par value $0.01 per share ("JFAX Common Stock"), determined by a conversion number calculated in accordance with the Merger Agreement (the "Conversion Number"), which Conversion Number will result in the issuance to EFAX common stockholders of a total of approximately 3.8 million shares of JFAX Common Stock.

     For each share of EFAX's Series D Convertible Preferred Stock, par value $.01 per share ("Series D Stock"), outstanding at the time of the Merger, its holder would receive 4,922.75 shares of JFAX Common Stock (collectively, if all 1,447 shares of Series D Stock are outstanding at the time of the Merger, approximately 7.1 million shares), which amount will increase between July 12, 2000 and the time of the Merger at an annualized rate of 3.5%.

     Because the consideration to be received by the EFAX preferred stockholders is a fixed amount, subject to the 3.5% annualized rate of increase, any increase or decrease in the total consideration received in the Merger will only affect the holders of EFAX Common Stock. The Conversion Number will vary depending on certain events, as described in the Merger Agreement.

     The consummation of the Merger will depend upon, in addition to other conditions, the approval of the Merger by both the holders of a majority of the outstanding shares of EFAX Common Stock and the holders of a majority of the outstanding shares of JFAX Common Stock being voted at the meeting to approve the issuance of JFAX shares in the Merger. If all of the required conditions are met, the Merger is expected to be completed in the fourth quarter of 2000.

     On June 30, 2000, EFAX and the Company entered into an Agreement of Understanding (the "Agreement of Understanding") with Integrated Global Concepts, Inc. ("IGC"). IGC has been providing EFAX with development and co-location services necessary for EFAX's operations. The Agreement of Understanding provides that at the time of the closing of the Merger, IGC will grant EFAX a license to certain software developed by IGC which EFAX uses in its operations, IGC will relinquish all claims which it may have against EFAX in connection with

                                JFAX. COM, INC.

                                 June 30, 2000

                                  (Unaudited)

development services it has previously provided to EFAX and the Company will issue 2,000,000 shares of JFAX Common Stock to IGC.

                          INFORMATION ABOUT eFAX.COM

General

     eFax.com is a leading provider of Internet communications services. eFax.com provides its free and fee-based Internet communications services to more than 2.0 million users, consisting of:

     .    Fax-to-e-mail;

     .    Voice-mail; and

     .    Voice-to-e-mail capabilities.

     Prior to developing its current market, eFax.com had developed and marketed branded and licensed products and software solutions for the multifunction product market, which consisted of electronic office devices that combine print, fax, copy and scan capabilities into a single unit. In addition, eFax.com has licensed its embedded systems technology and software to a number of manufacturers of multifunction products. On January 10, 2000, eFax.com announced that it would focus exclusively on expanding its position as a provider of enhanced Internet communications services and solutions and discontinue manufacturing and sales of multifunction products.

     eFax.com's revenues are derived from four sources, the first three of which eFax.com is discontinuing:

     .    Sales of JetFax branded multifunction products, original equipment manufacturer (OEM) branded multifunction products, consumables and upgrades;

     .    Software and technology license fees related to both eFax.com's embedded system technology for multifunction products and desktop software;

     .    Development fees for the customization and integration of eFax's.com embedded system technology and desktop software in OEM products; and

     .    Internet-based services.

     The eFax.com services provide users with the capability to receive facsimile transmissions as e-mail attachments by way of the Internet. Services are both on a free and fee basis.

     eFax.com was founded in 1988 as a Delaware corporation.

     The principal executive offices of eFax.com are located at 1378 Willow Road, Menlo Park, California 94025. Its telephone number is (650) 324-0600.

Recent Developments

     On August 18, 2000, Ronald P. Brown resigned as eFax.com's President.

Additional Information

     For more detailed information about eFax.com, reference is made to the eFax.com Annual Report on Form 10-K for the fiscal year ended January 1, 2000, eFax.com Quarterly Reports on Form 10-Q for the quarterly periods ended April 1, 2000 and July 1, 2000 and the Current Reports on Form 8-K filed with the Securities and Exchange Commission on April 6, 2000, July 14, 2000 and August 9, 2000, which are incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page ____. This proxy statement/prospectus is accompanied by a copy of eFax.com's Form 10-K for the year ended January 1, 2000, as amended on May 1, 2000, and its Form 10-Q for the quarterly period ended July 1, 2000, which are attached to this proxy statement/prospectus as Appendix D.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following pages present the unaudited pro forma condensed combined financial statements for j2 Global and eFax.com after giving effect to the merger, which we refer to as "pro forma" information. The pro forma financial statements give effect to the merger under the purchase accounting method in accordance with generally accepted accounting principles. In presenting the pro forma information for certain time periods, we assumed that j2 Global and eFax.com had been merged throughout those periods. Net loss per share amounts and weighted average shares have been adjusted to reflect the conversion of each outstanding share of eFax.com common stock into 0.281 of a share of j2 Global common stock, the receipt by the holders of the Series D Preferred Stock of 4,672,546 shares of j2 Global common stock and warrants exercisable for 2,397,137 shares of j2 Global common stock at $0.01 per share, and the receipt by a service provider of eFax.com of 2.0 million shares of j2 Global common stock. We have assumed that 1,421 shares of eFax.com Series D Preferred Stock will be outstanding immediately prior to the merger and that the number of shares of eFax.com common stock outstanding immediately prior to the merger is the same as the number outstanding on the date of this proxy statement/prospectus. The unaudited pro forma condensed combined financial statements also reflect the previously completed acquisition of SureTalk.com, Inc. which was also accounted for as a purchase under generally accepted accounting principles.

                        j2 GLOBAL COMMUNICATIONS, INC.
                    Unaudited Pro Forma Condensed Combining
                            Statement of Operations
                     For the year ended December 31, 1999

                                                              Historical
                                               ---------------------------------------          Proforma      Proforma
                                                    JFAX          EFAX       Suretalk          Adjustments     Combined
                                               ----------       -------     ----------         -----------    ---------
                                                                (in thousands, except per share data)
Revenue:
   Internet Services                          $     7,643         1,200         159                     --         9,002
   Product                                             --        18,817          --      c         (18,817)           --
   Software and technology license fees                --         3,629          --                     --         3,629
   Development Fees                                    --         1,059          --      c          (1,059)           --
                                               -------------------------------------------------------------------------

   Total revenues                                   7,643        24,705         159                (19,876)       12,631

Costs of Revenue:
   Internet Services                                4,641         2,400         214     d,e         (1,088)        6,167
   Product                                             --        15,472          --      c         (15,472)           --
   Software and technology license fees                --           584          --                     --           584
                                               -----------    ---------    --------         ----------------------------

      Total cost of revenue                         4,641        18,456         214                (16,560)        6,751
                                               -----------    ---------    --------         ----------------------------

      Gross profit (loss)                           3,002         6,249         (55)                (3,316)        5,880

Operating expenses:
   Sales and marketing                              6,354        19,972         308     c,d         (2,463)       24,171
   Research and development                         1,828         6,188         458      c          (2,488)        5,986
   General and administrative                       7,976         5,320       2,770    b,d,e         3,251        19,317
   Goodwill and other Intangibles                      --            --          --      a           8,551         8,551
                                               -----------    ---------    ---------------------------------------------

      Total Operating Expenses                     16,158        31,480       3,536                  6,851        58,025

Loss from Continuing Operations                  (13,156)       (25,231)     (3,591)               (10,167)      (52,145)

Basic and Diluted loss per common share
   from continuing operations                      (0.47)                                                          (1.24)
                                               ==========                                                     ==========

Weighted average shares oustanding             28,098,994                                                     42,133,717
                                               ==========                                                     ==========

Notes

(A) To adjust for goodwill and technology amortization as if the companies had been combined as of January 1, 1999

    Total goodwill and other intangibles

    EFAX                                                                           $     15,361
    Suretalk                                                                             10,293
                                                                                    -----------
                                                                                         25,654

    Proforma amortization period                                                        3 years

    Proforma goodwill amortization for 1999                                               8,551

(B) To record the issuance of 2,000,000 shares at $1.75
     per share to a third party service provider                                   $      3,500

(C) To reclassify Product and development fee revenue and cost of revenue as a discontinued operation

 Revenues:
    Product revenue                                                                      18,817
    Development fees                                                                      1,059

 Cost of revenue:
    Product                                                                             (15,472)
    Development fees                                                                         --

 Sales and marketing                                                                     (1,790)
 Research and development                                                                (2,488)
                                                                                     ----------

    Net amount to be reclassified to discontinued
    operations                                                                              126
                                                                                    ===========

(D) to eliminate EFAX salary expense
    which would not be incurred after
    the acquisition

    Portion allocable to the following:

    Cost of service                                                                         353
    General and administrative                                                              984
    Sales and Marketing                                                                     673

(E) Reclassification of cost of sales
    to conform to JFAX presentation

    General and Administative                                                               735

                        j2 GLOBAL COMMUNICATIONS, INC.
                    Unaudited Pro Forma Condensed Combining
                            Statement of Operations
                    For the Six Months Ended June 30, 2000

                                                              Historical
                                                      -------------------------               Proforma         Proforma
                                                         JFAX             EFAX               Adjustments       Combined
                                                      ----------        -------              -----------      ----------
                                                                    (in thousands, except per share data)
Revenue:
   Internet Services                                  $    5,873        $ 2,732                     --        $    8,605
   Product                                                    --          5,240      c          (5,240)               --
   Software and technology license fees                       --          2,182                     --             2,182
                                                      ----------        -------                 ------        ----------

   Total revenues                                          5,873         10,154                 (5,240)           10,787

Costs of Revenue:
   Internet Services                                       3,037          3,280     d,e         (1,152)            5,165
   Product                                                    --          3,753      c          (3,753)               --
   Software and technology license fees                       --            193                     --               193
                                                      ----------        -------                 ------        ----------

      Total cost of revenue                                3,037          7,226                 (4,905)            5,358
                                                      ----------        -------                 ------        ----------

      Gross profit                                         2,836          2,928                   (335)            5,429

Operating expenses:
   Sales and marketing                                     4,618          4,793     d,e           (954)            8,457
   Research and development                                1,353          2,524      d            (612)            3,265
   General and administrative                              7,772          3,238    b,d,e         3,422            14,432
   Goodwill and other Intangibles                          1,801             --      a           3,356             5,157
                                                      ----------        -------                 ------        ----------

      Total Operating Expenses                            15,544         10,555                  5,212            31,311

Loss from Continuing Operations                          (12,708)        (7,627)                (5,547)          (25,882)

Basic and Diluted Loss per common
   share from continuing operations                        (0.36)                                                  (0.54)
                                                      ==========                                              ==========

Weighted average shares oustanding                    35,373,365                                              48,373,365
                                                      ==========                                              ==========

Notes

(A) To adjust for goodwill and technology amortization as if the companies had been combined as of January 1, 2000

    Total goodwill as reported in the combining condensed
    balance sheet                                                   $20,136

    Proforma amortization period                                    3 years

    Proforma goodwill amortization for the six months ended
    June 30, 2000                                                     3,356

(B) To record the issuance of 2,000,000 shares at $1.75
    per share to a third party service provider                     $ 3,500

(C) To reclassify Product revenue and cost of revenue as a discontinued operation

    Product revenue                                                   5,240
    Cost of product revenue                                          (3,753)
                                                                    -------

    Net amount to be reclassified to discontinued
    operations                                                        1,487
                                                                    =======

(D) to eliminate EFAX salary expense which would not be incurred after the acquisition

    Portion allocable to the following:

    Cost of service                                                     369
    Engineering                                                         612
    General and administrative                                          700
    Sales and Marketing                                               1,115

(E) Reclassification of cost of sales to conform to JFAX presentation

    General and Administative                                           622
    Sales and marketing                                                 161
                                                                    -------

                                                                        783

     j2 Global believes that the foregoing Unaudited Pro Forma Condensed Combining Statement of Operations for the Six Months Ended June 30, 2000 and the Twelve Months Ended December 31, 1999 (the "Pro Forma Operating Statements") do not fully reflect how the combined companies will perform following consummation of the merger and completion of the integration of the two companies. In particular, the Pro Forma Operating Statements assume that revenues from eFax.com's Internet business are included in the pro forma j2 Global Internet revenues at a cost that includes all of eFax.com's network operations costs. However, j2 Global believes that the actual cost associated with this incremental revenue is likely to be lower because:

     .    Historically, gross margins associated with the operation of j2
Global's network are significantly higher than those associated with the operation of eFax.com's network;

     .    The j2 Global network should be able to operate more efficiently (in terms of per unit costs) following the integration of eFax.com's substantial customer base; and

     .    A substantial portion of the costs reflected in the respective companies' network operations costs are likely to be redundant.

     In addition, the Pro Forma Operating Statements do not reflect the strong quarter-to quarter Internet-related revenue growth which eFax.com has experienced during the three fiscal quarters ended July 1, 2000 (as a result of eFax.com's relatively recent efforts to convert free subscribers to paid subscribers). Accordingly, following the integration of the eFax.com customer base into the j2 Global network (which is not expected to be completed before the second quarter of 2001), j2 Global believes that eFax.com's Internet revenues will be higher than those reflected in the Pro Forma Operating Statements and should be included in j2 Global's operating results at a lower cost than that reflected in the Pro Forma Operating Statements. j2 Global believes that the incremental cash expenditures to be incurred post-closing in future quarterly periods and associated with the addition of eFax.com Internet revenue will ultimately be immaterial.

     Additionally, following the merger and integration, the companies will be better positioned to generate revenues from their combined base of free subscribers (either by converting free subscribers to paid subscribers, by offering paid advertising in the customer interface utilized by free subscribers, or by offering third-party promotions to free subscribers). j2 Global believes that this position will result in revenue generation opportunities that are not reflected in the Pro Forma Operating Statements.

                        j2 GLOBAL COMMUNICATIONS, INC.
             Unaudited Pro Forma Condensed Combining Balance Sheet
                                 June 30, 2000

                                                                      Historical
                                                             -----------------------------               Proforma          Proforma
                                                                 JFAX              EFAX                 Adjustments        Combined
                                                             ----------------------------------------------------------------------
                                                                                           (in thousands)
                          Assets
Current assets:
  Cash and cash equivalents                                    $15,048                175                                    15,223
  Short term Investments                                         7,519                 --                                     7,519
  Accounts receivable                                              972              1,451                                     2,423
  Inventories                                                       --                368                                       368
  Notes receivable                                               1,500                 --    b            (1,500)                --
  Prepaid expenses and other current assets marketing costs      3,160              1,168                                     4,328
                                                               ---------------------------------------------------------------------

             Total current assets                               28,199              3,162                 (1,500)            29,861



Furniture, fixtures and equipment, net                           5,791              2,156                                     7,947
Long term Investments                                           15,169                 --                                    15,169
Capitalized Software Costs                                       2,138                 --                                     2,138
Goodwill and other Intangibles                                   8,301                 --    a            20,136             28,437
Other long-term assets                                           1,653              3,513                                     5,166
                                                               ---------------------------------------------------------------------
                                                               $61,251              8,831                 18,636             88,718
                                                               =====================================================================

Liabilities, Redeemable Securities and Stockholders' Equity

Current liabilities:
  Accounts payable and accrued expenses                        $ 2,503              5,282    a             1,600              7,885
                                                                                             b            (1,500)
  Deferred revenue                                                 316              1,028                                     1,344
  Current portion of capital lease obligations                     236                 --                                       236
  Current portion of long-term debt                              1,359                 --                                     1,359
  Other                                                            417                413                                       830
                                                               ---------------------------------------------------------------------

             Total current liabilities                           4,831              6,723                    100             11,654

Capital lease obligations                                          179                 --                                       179
Long-term debt                                                   1,001                 --                                     1,001

Redeemable common stock                                          7,065                 --                                     7,065
Common Stock subject to put option                                 998                 --                                       998

Total stockholders' equity (deficiency)                         47,177              2,108    a            18,536             67,821
                                                               ---------------------------------------------------------------------

                                                               $61,251              8,831                 18,636             88,718
                                                               =====================================================================

Notes

(A) Purchase price of 11,000,000 shares at $1.75 per share (August 23, 2000) is $19,250,000 in total consideration

     Purchase price                                            $19,250
     Add estimated merger related transaction costs              1,600
     Less fair value of assets in excess of liabilities
      assumed                                                     (714)
                                                              ---------
     Total Goodwill and other intangibles acquired             $20,136
                                                              =========

(B) Elimination of advances to EFAX as of June 30, 2000        $ 1,500


                     DESCRIPTION OF j2 GLOBAL CAPITAL STOCK

     The following summary information is qualified in its entirety by the provisions of j2 Global certificate of incorporation and proxy statement/bylaws, copies of which have been filed as exhibits to the registration statement of which this proxy statement/prospectus is a part. See "Where You Can Find More Information" beginning on page __ for more information.

     j2 Global's authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. As of July 31, 2000, 36,122,600 shares of common stock were issued and outstanding, and there were 105 stockholders of record of the common stock, although there are a larger number of beneficial owners. As of July 31, 2000, 120 shares of Series B Convertible Preferred Stock were issued and outstanding, and there was one holder of record of preferred stock. j2 Global also has warrants and stock options outstanding, as described below.

Common Stock

  Dividends

     Subject to the prior rights of any outstanding preferred stock, the holders of common stock are entitled to receive dividends out of assets legally available for payment of dividends at such times and in such amounts as the board of directors may from time to time determine.

  Voting Rights

     Each outstanding share of j2 Global common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, subject to any class or series voting rights granted to the preferred stock. There is no cumulative voting. The board of directors is expressly authorized to adopt, amend or repeal the bylaws in any manner not inconsistent with Delaware law or the certificate of incorporation, subject to the power of the stockholders to adopt, amend or repeal the bylaws. The certificate of incorporation may be amended by an affirmative vote of the holders of a majority of j2 Global's outstanding capital stock entitled to vote on the matter, subject to any class or series voting rights granted to the preferred stock.

  Liquidation Rights and Other Matters

     The shares of common stock are neither redeemable nor convertible, and the holders of common stock have no preemptive or subscription rights to purchase any j2 Global securities. Upon the liquidation, dissolution or winding up of j2 Global, the holders of common stock are entitled to receive pro rata any of j2 Global's assets which are legally available for distribution after payment of all debts and other liabilities and subject to any preferential rights of the holders of preferred stock.

     The holders of 2,207,698 shares of j2 Global common stock were granted put rights with respect to those shares, which would be available following a change of control, as defined, in a manner similar to the redemption rights applicable to warrants as described below. The put price is $3.20 per share, subject to anti-dilution adjustments. If the put is triggered, the holders of these shares may require j2 Global to purchase these shares at the put price.

Preferred Stock

     As of August 15, 2000, j2 Global has one series of preferred stock issued and outstanding, consisting of 120 shares of Series B Convertible Preferred Stock. This preferred stock was issued to Steven J. Hamerslag in connection with his agreeing to join j2 Global as President and Chief Executive Officer. See "The j2 Global Annual Meeting--Proposal 3 -- Election of Directors--Employment Contracts, Termination of Employment and Change of Control Arrangements" on page
__.

     The j2 Global board of directors may authorize the issuance of one or more additional series of preferred stock having such rights, including voting, conversion and redemption rights, and such preferences, including dividend and liquidation preferences, as the board may determine, without further action by the stockholders.

     The issuance of additional preferred stock by the board of directors could adversely affect the rights of holders of common stock. For example, the issuance of preferred stock could result in another series of securities outstanding with preferences over the common stock with respect to dividends and in liquidation, with voting rights superior to the common stock, or with rights, upon conversion or otherwise, the same or superior to the common stock.

     j2 Global believes that its board of directors' ability to issue preferred stock on such a wide variety of terms will enable the preferred stock to be used for important corporate purposes, such as financing acquisitions or raising additional capital. However, were it inclined to do so, the board of directors could issue all or part of the preferred stock with, among other things, substantial voting power or advantageous conversion rights. This stock could be issued to persons deemed by the board of directors likely to support current management in a contest for control of the company, either as a precautionary measure or in response to a specific takeover threat. The ability of the board of directors to issue additional preferred stock or the issuance of such preferred stock could have the effect of delaying, deferring or preventing a change in control of j2 Global without any further action by the holders of common stock. j2 Global has no current plans to issue preferred stock for any purpose.

Warrants and Options

     In connection with j2 Global's preferred stock offering in July 1998, it issued warrants to purchase an aggregate of 3,393,750 shares of common stock at an exercise price of $2.40 per share, subject to adjustment. These warrants are currently exercisable and expire in July 2005. Holders of unexercised warrants do not have voting or any other rights of stockholders. Warrants for 1,112,500 shares remain outstanding.

     Upon the occurrence of a change of control, as defined, that is not approved by the holders of 66-2/3% in interest of the warrants and the shares of common stock received on the exercise of warrants, the holders of the warrants and the shares of common stock held as a result of the exercise of the warrants will have the right to require j2 Global:

     .    To redeem the warrants at $1.60 for each share of j2 Global common stock for which the warrant is exercisable, and

     .    To redeem the shares of common stock received on exercise of any warrants at $4.00 each, in each case subject to anti-dilution adjustment.

     j2 Global has also issued warrants to purchase 420,000 shares of j2 Global common stock at an exercise price of $0.70 per share, to purchase 420,000 shares of common stock at $1.80 per share and to purchase 29,166 shares of common stock at $2.40 per share, in each case subject to anti-dilution adjustment. The latter warrants expire in April 1, 2005, and the former two series of warrants expire in January 2007.

     j2 Global also issued warrants to America Online on October 15, 1997 to purchase 250,000 shares of its common stock at $2.40 per share. These warrants expire on October 15, 2004.

     All of the above warrants are immediately exercisable.

     j2 Global also has options outstanding and available for grant under its stock option plan, including outstanding and currently exercisable options to acquire 916,005 shares of its common stock as of August 15, 2000. See "The j2 Global Annual Meeting--Proposal 3 -- Election of Directors--1997 Stock Option Plan" and "--Certain Transactions" beginning on pages __ and __, respectively. j2 Global has filed a registration statement on Form S-8 covering the shares of common stock issuable under its stock option plan, including shares subject to outstanding options, thus permitting the resale of the shares in the public market without restriction under the Securities Act, other than restrictions applicable to affiliates.

Registration Rights

     Pursuant to various registration rights agreements, including agreements with most of j2 Global's officers, directors and significant stockholders, the holders of 22,177,754 shares of j2 Global common stock may make requests that j2 Global register their shares, or include their shares in other registrations, under the Securities Act, subject to conditions as to the minimum aggregate value of shares to be sold and other customary conditions. These registration rights also extend to another 1,952,500 shares not yet issued, for example shares issuable upon the exercise of warrants, for the benefit of the persons having these rights. Including the shares not yet issued, these registration rights cover approximately 63% of j2 Global's outstanding shares of common stock, including shares issuable upon the exercise of warrants. For a further description of the terms of the registration rights agreements with j2 Global's officers, directors and principal stockholders, see "The j2 Global Annual Meeting--Proposal 3 -- Election of Directors--Certain Transactions" beginning on page __.

     As part of the merger, j2 Global will enter into a registration rights agreement with the holders of the eFax.com Series D Preferred Stock. Under the terms of the registration rights agreement, j2 Global agrees to file a registration statement to permit the resale of the shares of j2 Global common stock which the current eFax.com preferred stockholders would have a right to acquire upon the exercise of warrants which j2 Global will grant to the preferred stockholders in the merger. The exact number of shares for which the warrants will be exercisable cannot currently be determined and will depend, in part, on the exchange ratio for calculating the fraction of a share of j2 Global common stock into which one share of eFax.com common stock will be convertible in the merger.

     In addition, at the time of the closing of the merger, j2 Global will enter into a registration rights agreement with Integrated Global Concepts, Inc. Under the terms of this agreement, j2 Global will be required to file a registration statement to permit the resale of the 2,000,000 shares of j2 Global common stock which Integrated Global Concepts will acquire at the time of the merger.

Securityholders' Agreement

     j2 Global has a securityholders' agreement dated as of June 30, 1998 with certain of its warrant investors in the June and July 1998 private placements. For a description of the terms of that

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

securityholders' agreement, see "The j2 Global Annual Meeting--Proposal 3-- Election of Directors--Certain Transactions" beginning on page __.

Anti-Takeover Effects of Delaware Law

     j2 Global is a Delaware corporation and is subject to Delaware law, which generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time that the person became an interested stockholder, unless:

     .    Before such time the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder;

     .    Upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested person owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers of the corporation and by certain employee stock plans; or

     .    At or after such time the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder.

     A "business combination" generally includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person:

     .    Who, together with affiliates and associates, owns 15% or more of the corporation's outstanding voting stock, or

     .    Who is an affiliate or associate of the corporation and, together with his or her affiliates and associates, has owned 15% or more of the corporation's outstanding voting stock within three years.

     The provisions of Delaware law described above would make more difficult or discourage a proxy contest or acquisition of control by a holder of a substantial block of j2 Global's stock or the removal of the incumbent board of directors. The provisions could also have the effect of discouraging an outsider from making a tender offer or otherwise attempting to obtain control of j2 Global, even though such an attempt might be beneficial to j2 Global and its stockholders.

Director and Officer Liability

     j2 Global's certificate of incorporation and bylaws also:

     .    Eliminate the personal liability of directors for monetary damages resulting from breaches of fiduciary duty to the extent permitted by Delaware law; and

     .    Indemnify directors and officers to the fullest extent permitted by
Delaware law, including in circumstances in which indemnification is otherwise discretionary.

     j2 Global believes that these provisions are necessary to attract and retain qualified directors and officers.

Notice Provisions

     j2 Global's bylaws require that any stockholder proposals to be considered at an annual meeting of stockholders must be delivered to the company not less than 60 nor more than 90 days prior to the meeting. In addition, in the notice of any such proposal, the proposing stockholder must state the proposals, the reasons for the proposal, the stockholder's name and address, the number of shares held by the stockholder and any material interest of the stockholder in the proposals. There are additional informational requirements in connection with a proposal concerning a nominee for the board of directors.

Transfer Agent and Registrar

     The transfer agent and registrar for the j2 Global common stock is Computershare Trust Company, Inc.

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

                      COMPARISON OF STOCKHOLDERS' RIGHTS

     This section of the proxy statement/prospectus describes the material differences between the rights of holders of eFax.com common stock and holders of j2 Global common stock. While j2 Global and eFax.com believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the differences between being a stockholder of eFax.com and being a stockholder of j2 Global.

     j2 Global and eFax.com are incorporated under the laws of the State of Delaware. The rights of their stockholders are governed by Delaware law and by their respective certificates of incorporation and bylaws. If the merger is completed, stockholders of eFax.com will become stockholders of j2 Global and the rights of stockholders of eFax.com will be governed by Delaware law, the j2 Global certificate and j2 Global bylaws. The following summarizes differences in the charter documents of eFax.com and j2 Global that could materially affect the rights of stockholders of eFax.com after completion of the merger. A number of the provisions of j2 Global's charter documents may have the effect of delaying, deferring or preventing a change in control of j2 Global.

Capitalization

     The total authorized shares of capital stock of eFax.com consist of (1) 35,000,000 shares of common stock, $0.01 par value per share, and (2) 5,000,000 shares of preferred stock, $0.01 par value per share, 1,500 shares of which are designated as Series A Preferred Stock, 1,500 shares of which are designated as Series B Preferred Stock, 1,500 shares of which are designated as Series C Preferred Stock, 1,447 shares of which are designated as Series D Preferred Stock and 1,447 shares of which are designated as Series E Preferred Stock. Pursuant to an exchange agreement between eFax.com and its preferred stockholders, all of the outstanding shares of Series B Preferred were exchanged for Series D Preferred Stock on a one-for-one basis on July 17 , 2000. As of August 23, 2000, there were 13,970,565 shares of eFax.com common stock and 1,421 shares of Series D Preferred outstanding.

     The eFax.com board of directors is authorized to issue preferred stock from time to time in one or more series and to determine and fix the designations, voting powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the board with respect to each series shall include, but not be limited to, determinations of the following:

     .    The number of shares constituting the series and the distinctive designation of that series;

     .    The dividend rate on and rights of shares of that series;

     .    The voting rights of the series;

     .    The terms and conditions of any conversion privileges of the series;

     .    The redemption rights of the series;

     .    Whether the series will have a sinking fund for redemption or purchase of the shares of the series, and the terms and amount of the sinking fund;

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

     .    The rights of the shares in the event of a liquidation, dissolution or winding up of the eFax.com; and

     .    Any other relative rights, preferences and limitations of the series.

     The eFax.com board of directors, without stockholder approval, can issue eFax.com preferred stock with dividend, voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of eFax.com common stock. eFax.com preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of eFax.com or make removal of management more difficult. Additionally, issuing eFax.com preferred stock may cause the market price of eFax.com common stock to decrease.

     The total authorized shares of capital stock of j2 Global consist of (1) 200,000,000 shares of common stock $0.01 par value per share, and (2) 1,000,000 shares of preferred stock, $0.01 par value per share, 120 of which are designated Series B Convertible Preferred Stock. As of July 31, 2000, 36,122,600 shares of common stock were issued and outstanding, and there were 105 stockholders of record of the common stock, although there are a larger number of beneficial owners. As of July 31, 2000, 120 shares of Series B Preferred were issued and outstanding, and there was one holder of record of preferred stock. j2 Global also has warrants and stock options outstanding.

     The j2 Global board of directors' right to issue preferred stock is similar to the right of the eFax.com board to issue preferred stock.

Number of Directors

     j2 Global's bylaws state that the number of directors of j2 Global is set by the board. Currently, there are six directors of j2 Global, but after the stockholders meeting to which this proxy statement/prospectus relates it is expected that there will be eight directors. j2 Global's board of directors or stockholders may change such number of directors by amending the bylaws. The merger agreement provides that the board of directors, upon effectiveness of the merger, shall increase the number of directors on the board or exercise its best efforts to secure the resignation of current directors in order to cause one person nominated by eFax.com to be appointed to the j2 Global board and shall nominate one person designated by the person nominated by eFax.com for the position of director at each of the first and second j2 Global stockholder meetings after effectiveness of the merger. eFax.com has designated Douglas Y. Bech to be its nominee for the j2 Global board of directors.

     eFax.com's bylaws fix the authorized number of directors at five. eFax.com's board of directors or stockholders may change such number by amending the bylaws.

Voting Rights

     Each holder of j2 Global and eFax.com common stock is entitled to one vote for each share held of record. Elections of j2 Global and eFax.com directors are determined by a plurality of the votes cast by the stockholders entitled to vote at the election.

     Under Delaware law, unless the corporation's certificate of incorporation provides otherwise, there can be no cumulative voting for the election of directors. j2 Global's and eFax.com's certificates do not provide for cumulative voting.

Classified Board of Directors

         A classified board is one to which some, but not all, of the directors are elected on a rotating basis each year. Delaware law permits, but does not require, a classified board of directors with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. Currently, j2 Global's and eFax.com's certificates of incorporation do not provide for a classified board.

Director Voting

         j2 Global's bylaws provide that the number of directors constituting a quorum shall be one-third of the number of authorized directors. eFax.com's bylaws provide that the number of directors constituting a quorum shall be a majority of the number of directors holding office.

Removal of Directors

         Under Delaware law, unless otherwise restricted by the certificate of incorporation or by the corporation's bylaws, any director or the entire board of directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors; provided, however, that so long as stockholders of the corporation are entitled to cumulative voting, no individual director may be removed without cause, unless the entire board is removed, if the number of votes cast against such removal would be sufficient to elect the director if then cumulatively voted at an election of the class of directors of which the director is a part. Whenever the holders of any class or series are entitled to elect one or more directors by the certificate of incorporation, the director or directors may be removed without cause only if there are sufficient votes by the holders of the outstanding shares of that class or series. A vacancy created by the removal of a director may be filled only by the approval of the stockholders.

         j2 Global's bylaws and eFax.com's bylaws provide that the board of directors or any director may be removed with or without cause by a vote of stockholders holding a majority of the outstanding shares entitled to vote at an election of directors.

         Under Delaware law, no reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of the director's term of office.

Filling Vacancies on the Board of Directors

         Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office, even though less than a quorum, unless otherwise provided in the certificate of incorporation or bylaws and unless the certificate of incorporation directs that a particular class is to elect the director, in which case any other directors elected by such class, or a sole remaining director, shall fill such vacancy. However, a vacancy created by removal of a director may only be filled by the approval of the stockholders. j2 Global's and eFax.com's bylaws allow a majority of the directors then in office to fill any vacancy on the board even if they make up less than a quorum.

Advance Notice of Stockholder Proposals

         j2 Global's and eFax.com's bylaws provide that no matter proposed by their respective stockholders will be considered at an annual meeting or special stockholder meeting unless:

         .   It is specified in the notice of meeting;

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

         .   It is brought by or at the direction of the board of directors; or

         .   It is brought by a stockholder of the corporation who was a stockholder of record on the record date and has provided written notice of the matter to either j2 Global or eFax.com in compliance with the time and content requirements in j2 Global's and eFax.com's bylaws, as applicable.

Power to Call Special Meetings of Stockholders

         Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Pursuant to j2 Global's bylaws, special meetings may be called by the chairman of the board, the vice chairman of the board, the president, the board of directors or the secretary upon the written request of stockholders owning of record a majority of the outstanding shares of each class of stock entitled to vote at such meeting. eFax.com's bylaws provide that special meetings may be called by the board of directors, the chairman of the board or the president.

Action by Written Consent of Stockholders

         Under Section 228 of the Delaware General Corporation Law, unless otherwise provided in the certificate of incorporation, any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote through the execution of written consents by the holders of outstanding stock having not less than the minimum number of votes that would be necessary that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. eFax.com's certificate provides that for any class of stock which is registered under the Securities Exchange Act of 1934, stockholders of the class may not take any action by written consent.

Business Combination Following a Change of Control

         A number of states have adopted special laws designed to make some kinds of "unfriendly" corporate takeovers, or other transactions involving a corporation and one or more of its significant stockholders, more difficult. Under Section 203 of the Delaware General Corporation Law, some business combinations by Delaware corporations with interested stockholders are subject to a three-year moratorium unless specified conditions are met. Section 203 prohibits a Delaware corporation from engaging in a business combination with an interested stockholder for three years following the date that such person becomes an interested stockholder. With some exceptions, an interested stockholder is generally a person or group who or which owns 15% or more of the corporation's outstanding voting stock, including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only, or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

         Because j2 Global's and eFax.com's certificates of incorporation and bylaws do not contain a provision expressly electing not to be governed by
Section 203 of the Delaware General Corporation Law, they are subject to Section
203. Because the board of directors of eFax.com approved the merger prior to the execution of the merger agreement, the business combination that will result from the merger is not affected by Section 203.

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

Amendment of Charter Documents

         Generally, under Delaware law, an amendment to a corporation's certificate of incorporation requires the approval of the board of directors and the approval of holders of a majority of the outstanding stock entitled to vote on the amendment. The holders of the outstanding shares of a class are entitled to vote as a separate class on a proposed amendment that would increase or decrease the aggregate number of authorized shares of their class, increase or decrease the par value of the shares of their class, or alter or change the powers, preferences or special rights of the shares of their class in a way that affects them adversely. j2 Global's certificate can be amended, altered or repealed or rescinded in any manner now or hereafter prescribed by Delaware law. eFax.com's certificate can be amended, altered or repealed or rescinded in any manner now or hereafter prescribed by Delaware law, except that an affirmative vote of two-thirds of the combined voting power of the then-outstanding shares is required to alter, amend or repeal the articles governing the adoption, amendment or repeal of provisions of the bylaws dealing with special meetings of stockholders, advance notice of stockholder nominees and advance notice of stockholder business, cumulative voting or the ability of stockholders to act by written consent. j2 Global's bylaws may be amended or repealed by the board of directors or by the affirmative vote of a majority of the stockholders. eFax.com's bylaws may be amended or repealed by an affirmative vote of a majority of the stockholders or a majority of the board of directors, except that the certificate of incorporation provides that the affirmative vote of two-thirds of the stockholders is required to amend or repeal those provisions of the bylaws dealing with special meetings of stockholders, advance notice of stockholder nominees and advance notice of stockholder business.

Indemnification

         j2 Global's certificate of incorporation indemnifies directors and j2 Global's bylaws and eFax.com's bylaws indemnify directors and officers to the fullest extent permissible under Delaware law. Under Delaware law, a corporation may not indemnify directors or officers for the following:

         .   Breaches of a director's or officer's duty of loyalty to the corporation or its stockholders;

         .   Acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

         .   The payment of unlawful dividends or unlawful stock repurchases or redemptions; or

         .   Transactions in which the director or officer received an improper personal benefit.

Restriction on Sales of Stock

         j2 Global and eFax.com are public companies. j2 Global lists its shares of common stock for trading on The Nasdaq National Market and eFax.com common stock is traded on the over-the-counter electronic bulletin board sponsored by Nasdaq. j2 Global's and eFax.com's certificates and bylaws do not provide for any restrictions on the transfer of outstanding shares, other than those imposed by federal or other securities laws for shares offered under exempt transactions.

Inspection of Stockholders List

         Delaware law permits any stockholder by making a written demand under oath stating the purpose at the inspection, to inspect a corporation's stock ledger, a list of its stockholders and its other books and records, and to make copies of extracts from the books and records for any proper purpose. If

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

the corporation refuses such a request, or fails to respond within five business days after the demand has been made, the stockholder may petition the court for an order to compel such an inspection. The court may prescribe limitations or conditions upon the inspection, or award any other or further relief the court deems just and proper.

Appraisal Rights

         Under Delaware law, a stockholder of a corporation participating in some major corporate transactions may, under varying circumstances, be entitled to appraisal rights under which the stockholder may receive cash in the amount of the fair market value of his or her shares instead of the consideration he or she would otherwise receive in the transaction.

         Under Delaware law, appraisal rights are not available to the stockholders of a corporation:

         .   In a merger or consolidation if the shares of the corporation are either listed on a national securities exchange designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders, and the consideration to be received by the stockholders consists of stock or depository receipts of the corporation surviving or resulting from the merger or consolidation or shares of stock or depository receipts of any other corporation that is listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 holders; or

         .   To stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, if each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if other conditions are met.

         Because eFax.com common stock is no longer listed on The Nasdaq National Market, the holders of eFax.com's common stock will have appraisal rights in connection with the merger.

Rights Plans

      No j2 Global Rights Plan

         j2 Global does not maintain a rights plan.

      No eFax.com Rights Plan

         eFax.com does not maintain a rights plan.

Preemptive Rights

         Neither eFax.com nor j2 Global stockholders have preemptive rights under Delaware law or under either company's bylaws or certificate of incorporation.

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Dividends

         Under Delaware law, a corporation may, unless otherwise restricted by its certificate of incorporation, declare and pay dividends out of surplus, or, if no surplus exists, out of net profits for the current or preceding fiscal year. However, the amount of capital following the declaration and payment of the dividend may not be less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of the assets of the corporation. Neither eFax.com's nor j2 Global's certificate of incorporation contains any restriction on the payment of dividends.

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                                    EXPERTS

         The consolidated financial statements of j2 Global as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, and the consolidated financial statements of SureTalk.com, Inc. as of December 31, 1999 and for the year then ended, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, included in this proxy statement/prospectus, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of eFax.com as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, incorporated by reference in this proxy statement/prospectus from eFax.com's 1999 Annual Report on Form 10-K, a copy of which is attached to this proxy statement/prospectus as Appendix D, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      VALIDITY OF j2 GLOBAL COMMON STOCK

         The validity of the shares of j2 Global common stock being offered hereby will be passed upon for j2 Global by Sullivan & Cromwell, Los Angeles, California.

                                 OTHER MATTERS

         As of the date of this proxy statement/prospectus, the j2 Global and eFax.com boards know of no matters that will be presented for consideration at their annual meeting and special meeting, respectively, other than as described in this proxy statement/prospectus. However, if any other matter shall come before the relevant annual or special meeting or any adjournments or postponements thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by such proxy as to any such matters that fall within the purposes set forth in the relevant notice of meeting as determined by a majority of the relevant board; provided, however, that no proxy that is voted against any proposal described herein will be voted in favor of any adjournment or postponement of the relevant special meeting.

                        j2 GLOBAL STOCKHOLDER PROPOSALS

         Stockholder proposals for inclusion in proxy material for j2 Global's next annual meeting of stockholders must be received by j2 Global in writing a reasonable time before j2 Global begins to print and mail the proxy materials for such annual meeting. Such proposals must also meet the other requirement of the rules of the SEC relating to stockholders' proposals, and the notice requirements of j2 Global's bylaws.

                        eFAX.COM STOCKHOLDER PROPOSALS

         eFax.com will hold a 2000 annual meeting of its stockholders only if the merger is not completed. The deadline for submission of stockholder proposals for inclusion in eFax.com's proxy materials for the 2000 eFax.com annual meeting will be the record date established for the annual meeting.

         If the merger is not completed, eFax.com stockholders may present proper proposals for consideration at the next annual meeting of eFax.com stockholders by submitting their proposals in writing to the Secretary of eFax.com in a timely manner.

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         The eFax.com bylaws establish an advance notice procedure with regard to various matters, including stockholder proposals not included in eFax.com's proxy statement, to be brought before an annual meeting of stockholders.

         The only business that will be conducted at an annual meeting of eFax.com stockholders is business that is brought before the meeting:

         .   Pursuant to eFax.com's notice of meeting;

         .   By or at the direction of the eFax.com board of directors; or

         .   By any eFax.com stockholder of record at the time of giving of the notice of stockholder action who is entitled to vote at such meeting and who complies with the advance notice procedures.

                      WHERE YOU CAN FIND MORE INFORMATION

         j2 Global has filed with the SEC a registration statement under the Securities Act that registers the distribution to eFax.com stockholders of the shares of j2 Global common stock, and the warrants to acquire shares, to be issued in connection with the merger. The registration statement, of which this proxy statement/prospectus is a part, including the attached exhibits and schedules, contains additional relevant information about j2 Global and j2 Global common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this proxy statement/prospectus.

         In addition, j2 Global and eFax.com file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:

Public Reference Room         New York Regional Office        Pacific Regional Office
450 Fifth Street, N.W.        7 Word Trade Center             3670 Wilshire Boulevard
Room 1024                     Suite 1300                      11/th/ Floor
Washington, D.C. 20549        New York, New York 10048        Los Angeles, CA 90036

         You may also obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like j2 Global and eFax.com, which file electronically with the SEC. The address of the site is http://www.sec.gov.

         You should also be able to inspect reports, proxy statements and other information about j2 Global at the offices of NASDAQ Operations, 1735 K Street, N.W., Washington, D.C. 20006.

         The SEC allows eFax.com to "incorporate by reference" information into this proxy statement/prospectus. This means that eFax.com can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

         The following documents filed by eFax.com with the Securities and Exchange Commission are incorporated by reference in this proxy statement/prospectus:

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         1.  The eFax.com Annual Report on Form 10-K for the year ended January
             1, 2000, as amended on May 1, 2000.

         2. The eFax.com Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2000.

         3. The eFax.com Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2000.

         4.  The eFax.com Current Report on Form 8-K, filed on April 6, 2000.

         5. The eFax.com Current Report on Form 8-K, as amended, filed on July 14, 2000.

         6.   The eFax.com Current Report on Form 8-K, filed on August 9, 2000.

         In the event that eFax.com files any reports or information pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this proxy statement/prospectus and prior to the date of its special meeting, which filing contains material modifications, corrections or additions to information contained in this proxy statement/prospectus, j2 Global, as appropriate, will file an amendment with the SEC to the registration statement of which this proxy statement/prospectus is a part.

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                                                                      Appendix A

                         AGREEMENT AND PLAN OF MERGER


                                     Among


                                JFAX.COM, Inc.


                           JFAX.COM Merger Sub, Inc.


                                      and


                                   eFax.com



                           Dated as of July 13, 2000

                               Table of Contents

                                                                            Page
                                   RECITALS


                                   ARTICLE I

                      The Merger; Closing; Effective Time

1.1.  The Merger...............................................................2
1.2.  Closing..................................................................2
1.3.  Effective Time...........................................................3

                                  ARTICLE II

                   Certificate of Incorporation and By-Laws
                         of the Surviving Corporation

2.1.  The Certificate of Incorporation.........................................3
2.2.  The By-Laws..............................................................3

                                  ARTICLE III

                            Officers and Directors
                         of the Surviving Corporation

3.1.  Directors................................................................3
3.2.  Officers.................................................................3

                                  ARTICLE IV

                    Effect of the Merger on Capital Stock;
                           Exchange of Certificates

4.1.  Effect on Capital Stock..................................................4
      (a)  Merger Consideration................................................4
      (b)  Cancellation of Shares..............................................4
      (c)  Merger Sub..........................................................4
      (d)  Preferred Stock.....................................................5
      (e)  Warrants............................................................5

4.2.  Exchange of Certificates for Shares...................................  5
      (a)  Exchange Agent...................................................  5
      (b)  Exchange Procedures..............................................  6
      (c)  Distributions with Respect to Unexchanged Shares; Voting.........  7
      (d)  Transfers........................................................  7
      (e)  Fractional Shares................................................  7
      (f)  Termination of Exchange Fund.....................................  8
      (g)  Lost, Stolen or Destroyed Certificates...........................  8
4.3.  No Dissenters' Rights.................................................  8
4.4.  Adjustments to Prevent Dilution.......................................  9

                                   ARTICLE V

                        Representations and Warranties

5.1.  Representations and Warranties of the Company.........................  9
      (a)  Organization, Good Standing and Qualification....................  9
      (b)  Capital Structure................................................ 10
      (c)  Corporate Authority; Approval.................................... 11
      (d)  Governmental Filings; No Violations.............................. 11
      (e)  Company Reports; Financial Statements............................ 12
      (f)  Absence of Certain Changes....................................... 13
      (g)  Litigation and Liabilities....................................... 14
      (h)  Employee Benefits................................................ 14
      (i)  Compliance with Laws; Permits.................................... 16
      (j)  Takeover Statutes................................................ 16
      (k)  [Reserved]....................................................... 17
      (l)  Taxes............................................................ 17
      (m)  Labor Matters.................................................... 17
      (n)  Insurance........................................................ 18
      (o)  Intellectual Property............................................ 18
      (p)  Brokers and Finders.............................................. 19
      (q)  Related Agreements............................................... 19
5.2.  Representations and Warranties of Parent and Merger Sub............... 19
      (a)  Capitalization of Merger Sub..................................... 20
      (b)  Organization, Good Standing and Qualification.................... 20
      (c)  Parent Capital Structure......................................... 20
      (d)  Corporate Authority; Approval.................................... 21
      (e)  Governmental Filings; No Violations.............................. 21
      (f)  Parent Reports; Financial Statements............................. 22
      (g)  Absence of Certain Changes....................................... 23
      (h)  Litigation and Liabilities....................................... 23

      (i)  Employee Benefits................................................ 24
      (j)  Compliance with Laws; Permits.................................... 25
      (k)  [Reserved.]...................................................... 26
      (l)  Taxes............................................................ 26
      (m)  Labor Matters.................................................... 26
      (n)  Insurance........................................................ 26
      (o)  Intellectual Property............................................ 27
      (p)  Brokers and Finders.............................................. 28
      (q)  Related Agreements............................................... 28

                                  ARTICLE VI

                                   Covenants

6.1.  Interim Operations of the Company..................................... 28
6.1.1 Interim Operations of Parent.......................................... 30
6.2.  Acquisition Proposals................................................. 30
6.3.  Information Supplied.................................................. 32
6.4.  Stockholders Meetings................................................. 32
6.5.  Filings; Other Actions; Notification.................................. 32
6.6.  [Reserved.]........................................................... 34
6.7.  Access................................................................ 34
6.8.  Affiliates............................................................ 34
6.9.  Stock Exchange Listing and De-listing, etc............................ 35
6.10. Publicity............................................................. 35
6.11. Benefits.............................................................. 36
      (a)  Stock Options.................................................... 36
      (b)  Registration on Form S-8......................................... 37
      (c)  Benefit Plans.................................................... 37
      (d)  Option Issuance.................................................. 37
      (e)  Obligations...................................................... 38
      (f)  Severance Agreements............................................. 38
      (g)  Effect of Section 6.11........................................... 38
      (h)  Election to Parent's Board of Directors.......................... 39
6.12. Expenses.............................................................. 39
6.13. Indemnification; Directors' and Officers' Insurance................... 39
6.14. Worker Adjustment and Retraining Notification Act ("WARN Act")........ 41
6.15. Parent Vote........................................................... 41
6.16. Parent Vote........................................................... 42
6.17. Related Agreements.................................................... 42

                                  ARTICLE VII

                                  Conditions


7.1.  Conditions to Each Party's Obligation to Effect the Merger............ 42
      (a)  Stockholder Approval............................................. 42
      (b)  NASDAQ Listing................................................... 42
      (c)  Regulatory Consents.............................................. 42
      (d)  Litigation....................................................... 43
      (e)  S-4.............................................................. 43
      (f)  Blue Sky Approvals............................................... 43
      (g)  Notification Filing Required Under HSR Act....................... 43
      (h)  Validity of Agreement of Understanding and Side Agreement........ 44
      (i)  No Cash Redemption of Preferred Shares........................... 44
7.2.  Conditions to Obligations of Parent and Merger Sub.................... 44
      (a)  Representations and Warranties................................... 44
      (b)  Performance of Obligations of the Company........................ 44
      (c)  Consents Under Agreements........................................ 44
      (d)  Dissenting Shares................................................ 45
      (e)  Legal Opinion.................................................... 45
      (f)  Resignations..................................................... 45
      (g)  Accountant Letters............................................... 45
      (h)  Fairness Opinion................................................. 45
      (i)  Affiliates Letters............................................... 45
      (j)  Conversion of Company Preferred Stock............................ 45
      (k)  Employment Agreements............................................ 46
      (l)  Plan Terminations................................................ 46
      (m)  Accrued Vacation................................................. 46
7.3.  Conditions to Obligation of the Company............................... 46
      (a)  Representations and Warranties................................... 46
      (b)  Performance of Obligations of Parent and Merger Sub.............. 46
      (c)  Consents Under Agreements........................................ 46
      (d)  [Reserved.]...................................................... 47
      (e)  Accountant Letters............................................... 47
      (f)  Registration Statement........................................... 47
      (g)  Fairness Opinion................................................. 47
      (h)  Legal Opinion.................................................... 47
      (i)  Term Loan Agreement.............................................. 47


                                 ARTICLE VIII

Termination
8.1.  Termination by Mutual Consent......................................... 47
8.2.  Termination by Either Parent or the Company........................... 47
8.3.  Termination by the Company............................................ 48
8.4.  Termination by Parent................................................. 49
8.5.  Effect of Termination and Abandonment................................. 49

                                  ARTICLE IX

                           Miscellaneous and General

9.1.  Survival.............................................................. 50
9.2.  Modification or Amendment............................................. 51
9.3.  Waiver of Conditions.................................................. 51
9.4.  Counterparts.......................................................... 51
9.5.  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL......................... 51
9.6.  Notices............................................................... 52
9.7.  Entire Agreement; NO OTHER REPRESENTATIONS............................ 53
9.8.  No Third-Party Beneficiaries.......................................... 53
9.9.  Obligations of Parent and of the Company.............................. 53
9.10. Severability.......................................................... 54
9.11. Interpretation........................................................ 54
9.12. Assignment............................................................ 54
9.13  Term Loan Agreement................................................... 54


List of Exhibits
----------------

A.    Shareholder Agreement
B.    Conversion Number
C.    New Exchange Warrants
D.    Affiliates Letter
E.    Current Severance Agreements
F.    The Company's Opinion of Counsel
G.    Parent's Opinion of Counsel
H.    Formula

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

          AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"),
                                                                 ---------
dated as of July 13, 2000, among eFax.com, a Delaware corporation (the "Company"), JFAX.COM, Inc., a Delaware corporation ("Parent"), and JFAX.COM
 -------                                             ------
Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub," the Company and Merger Sub sometimes being hereinafter
  ----------
collectively referred to as the "Constituent Corporations").
                                 ------------------------


                                   RECITALS

          WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "Merger") and approved the Merger upon the terms and subject to the
              ------
conditions set forth in this Agreement;

          WHEREAS, it is intended that, for federal income tax purposes, the Merger shall be a taxable transaction under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code");
                                                                       ----

          WHEREAS, for financial accounting purposes, it is intended that the Merger shall be accounted for as a "purchase";

          WHEREAS, each of the directors who is a shareholder and certain officers of the Company, in their capacity as shareholders, in exchange for good and valuable consideration, have executed and delivered to Parent shareholder agreements substantially in the form of Exhibit A hereto (the "Shareholder
                                                               -----------
Agreements"), committing such persons, among other things, (i) to vote their
----------
shares of Company Common Stock (as defined herein) in favor of the Agreement at the Stockholders Meeting (as defined herein), (ii) to certain representations concerning the ownership of Company Common Stock and Parent Common Stock (as defined herein) to be received in the Merger and (iii) certain other matters;

          WHEREAS, the Company, Parent and Fisher Capital Ltd. and Wingate Capital Ltd. (collectively, Fisher Capital Ltd. and Wingate Capital Ltd. are the "Investors") have entered into a side agreement, dated July 13, 2000 (the "Side
 ---------                                                                 ----
Agreement"), containing certain provisions with respect to the Series B Shares
---------
(hereinafter defined) of the Company including agreements by the Investors waiving appraisal rights, terminating or amending certain prior agreements and agreeing to the treatment of the Series B Shares as set forth in Article IV hereof;

          WHEREAS, Parent and the Company have entered into an Agreement of Understanding (the "Agreement of Understanding") with Integrated Global
                    --------------------------
Concepts, Inc. ("IGC"), dated June 30, 2000, to resolve certain disputes between
                 ---
the Company and IGC;

          WHEREAS, Parent and the Company, for good and valuable consideration, have executed and delivered a Term Loan Agreement, dated as of May 5, 2000 (the "Term Loan Agreement"), pursuant to which the Parent has agreed to lend up to $5
 -------------------
million to the Company; and

          WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

          NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


                                   ARTICLE I

                      The Merger; Closing; Effective Time

          1.1  The Merger.  Upon the terms and subject to the conditions set
               ----------
forth in this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company
 ---------------------
with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article III. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the "DGCL").
                 ----

          1.2  Closing.  The closing of the Merger (the "Closing") shall take
               -------                                   -------
place (i) at the offices of Sullivan & Cromwell, 1888 Century Park East, Los Angeles, California 90067 at 9:00 A.M. on the first business day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or
(ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").
                                  ------------

          1.3  Effective Time.  As soon as practicable following the Closing,
               --------------
the Company and Parent will cause a Certificate of Merger (the "Delaware
                                                                --------
Certificate of Merger") to be executed, acknowledged and filed with the
---------------------
Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware (the "Effective Time").
 --------------


                                  ARTICLE II

                   Certificate of Incorporation and By-Laws
                         of the Surviving Corporation

          2.1  The Certificate of Incorporation.  The certificate of
               --------------------------------
incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation
(the "Charter"), until duly amended as provided therein or by applicable law,
      -------
except that Article III of the Charter shall be amended to read in its entirety as follows: "The aggregate number of shares that the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $0.01 per share."

          2.2  The By-Laws.  The by-laws of the Company in effect at the
               -----------
Effective Time shall be the by-laws of the Surviving Corporation (the "By-
                                                                       --
Laws"), until thereafter amended as provided therein or by applicable law.
----

                                  ARTICLE III

                            Officers and Directors
                         of the Surviving Corporation

          3.1  Directors.  The directors of Merger Sub at the Effective Time
               ---------
shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

          3.2  Officers.  The officers of Merger Sub at the Effective Time
               --------
shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.


                                  ARTICLE IV

                    Effect of the Merger on Capital Stock;
                           Exchange of Certificates

          4.1  Effect on Capital Stock.  At the Effective Time, as a result of
               -----------------------
the Merger and without any action on the part of the holder of any capital stock of the Company:

          (a)  Merger Consideration.  Each share of the Common Stock, par value
               --------------------
$0.01 per share, of the Company (a "Share" or, collectively, the "Shares" and
                                    -----                         ------
such Common Stock being herein called the "Company Common Stock") issued and
                                           --------------------
outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any other direct or indirect subsidiary of Parent (collectively, the "Parent Companies") or Shares that are owned by the Company
                    ----------------
or any direct or indirect subsidiary of the Company and in each case not held on behalf of third parties (each, an "Excluded Share" and collectively, "Excluded
                                   --------------                     --------
Shares")) shall be converted into, and become exchangeable for, the number of
------
shares (the "Merger Consideration") of Common Stock, par value $0.01 per share,
             --------------------
of Parent ("Parent Common Stock") equal to the amount (the "Conversion Number")
            -------------------                             -----------------
determined pursuant to the formula set forth in Exhibit B. At the Effective Time, all Shares shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each certificate (a "Certificate")
                                                           -----------
formerly representing any of such Shares (other than Excluded Shares) shall thereafter represent only the right to the Merger Consideration and the right, if any, to receive pursuant to Section 4.2(e) cash in lieu of fractional shares into which such Shares have been converted pursuant to this Section 4.1(a) and any distribution or dividend pursuant to Section 4.2(c). Subject to Section 4.3, the Excluded Shares shall also include any Shares ("Dissenting Shares")
                                                         -----------------
that are owned by stockholders ("Dissenting Stockholders") exercising appraisal
                                 -----------------------
rights pursuant to Section 262 of the DGCL.

          (b)  Cancellation of Shares.  Each Excluded Share (other than any
               ----------------------
Dissenting Shares which shall receive payment as required by the DGCL) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

          (c)  Merger Sub.  At the Effective Time, each share of Common Stock,
               ----------
par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the

Effective Time shall be converted into one share of common stock of the Surviving Corporation.

          (d)  Preferred Stock.  Each share of Series B Convertible Preferred
               ---------------
Stock, par value $0.01 per share, and each share of Series D Convertible Preferred Stock, par value $0.01 per share, of the Company (such shares of Preferred Stock, whether of Series B or Series D, being herein collectively called the "Series B Shares," except as the context may require, and the
            ---------------
particulars of such two Series of Preferred Stock are more fully explained in
Section 5.1(b)), either (x) shall be converted into Shares prior to the Effective Time, pursuant to the applicable Certificate of Designations, Preferences and Rights of such Preferred Stock, or (y) in the case of Series B Shares that are not so converted into Shares prior to the Effective Time, shall be converted into, and become exchangeable for, shares of Parent Common Stock on the same basis as if such Series B Shares had been converted into Shares immediately prior to the Effective Time; provided, however, that pursuant to and
                                         --------  -------
subject to the terms and conditions of the Side Agreement, each Investor shall receive a Consideration Warrant (as defined in the Side Agreement) in lieu of some of the shares of Parent Common Stock that they would otherwise receive. In either such event, the resulting Shares or the Series B Shares (treated for this purpose as if such Series B Shares had been converted into Shares) shall be converted into and be exchangeable for Parent Common Stock (together with Consideration Warrants in lieu of certain shares of Parent Common Stock if the foregoing proviso becomes applicable) on the same basis as other Shares as provided in Section 4.1(a) and, at the Effective Time, such Shares or Series B Shares shall be cancelled and retired and shall cease to exist.

          (e)  Warrants.  At the Effective Time, Parent shall exchange for each
               --------
then outstanding warrant of the Company listed on Schedule 4.1(e) under the caption "Exchange Warrants" (the "Exchange Warrants") new warrants in the form
                                  -----------------
of Exhibit C attached hereto (the "New Exchange Warrants") and exercisable for a
                                   ---------------------
corresponding number of shares of Parent Common Stock (on an as converted basis from the Shares, giving effect to the Conversion Number) acquirable and receivable upon exercise of the Exchange Warrants. At the Effective Time, Parent shall assume all obligations pursuant to the other warrants of the Company set forth on Schedule 4.1(e) (the "Other Warrants"), subject to the same
                                           --------------
adjustment mechanism as set forth in Section 6.11(a) that is applicable to stock options.

          4.2  Exchange of Certificates for Shares.
               -----------------------------------

          (a)  Exchange Agent.  As of the Effective Time, Parent shall deposit,
               --------------
or shall cause to be deposited, with an exchange agent selected by Parent with the Company's prior approval, which shall not be unreasonably withheld (the

"Exchange Agent"), for the benefit of the holders of Shares, certificates
---------------
representing the shares of Parent Common Stock and, after the Effective Time, if applicable, any cash, dividends or other distributions with respect to the Parent Common Stock to be issued or paid pursuant to the last sentence of Section 4.1(a) in exchange for Shares outstanding immediately prior to the Effective Time upon due surrender of the Certificates (or affidavits of loss in lieu thereof) pursuant to the provisions of this Article IV (such certificates for shares of Parent Common Stock, together with the amount of any dividends or other distributions payable with respect thereto, being hereinafter referred to as the "Exchange Fund").
                                                       -------------

          (b)  Exchange Procedures.  Promptly after the Effective Time, the
               -------------------
Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for (A) certificates representing shares of Parent Common Stock and (B) any unpaid dividends and other distributions and cash in lieu of fractional shares. Subject to Section 4.2(g), upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Article IV, (y) a check in the amount (after giving effect to any required tax withholdings) of (A) any cash in lieu of fractional shares plus (B) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article IV, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person (as defined below) requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable.

          For the purposes of this Agreement, the term "Person" shall mean any
                                                        ------
individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature.

          (c)  Distributions with Respect to Unexchanged Shares; Voting. (i) All
               --------------------------------------------------------
shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date of which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article IV. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

          (ii) Holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

          (d)  Transfers.  After the Effective Time, there shall be no transfers
               ---------
on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time.

          (e)  Fractional Shares.  Notwithstanding any other provision of this
               -----------------
Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 4.2(e) shall be entitled to receive a cash payment in lieu thereof, which payment shall represent such holder's proportionate interest in a net proceeds from the sale by the Exchange Agent on behalf of such holder of the aggregate fractional shares of Parent Common Stock that such holder otherwise would be entitled to receive. Any such sale shall be made by the Exchange Agent within five business days after the date upon which the Certificate(s) (or affidavit(s) of loss in lieu thereof) that would otherwise result in the issuance of such fractional shares of Parent Common Stock have been received by the Exchange Agent.

          (f)  Termination of Exchange Fund.  Any portion of the Exchange Fund
               ----------------------------
(including the proceeds of any investments thereof and any Parent Common Stock) that remains unclaimed by the stockholders of the Company for one year after the Effective Time shall be paid to Parent. Any stockholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to Parent for payment of their shares of Parent Common Stock and any cash, dividends and other distributions in respect thereof payable and/or issuable pursuant to Section 4.1 and Section 4.2(c) upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, with out any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (g)  Lost, Stolen or Destroyed Certificates.  In the event any
               --------------------------------------
Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash payable and any unpaid dividends or other distributions in respect thereof pursuant to Section 4.2(c) upon due surrender of and deliverable in respect of the Shares represented by such Certificate pursuant to this Agreement.

          4.3  No Dissenters' Rights.  In accordance with Section 262 of the
               ---------------------
DGCL, and after giving effect to the waiver of appraisal rights set forth in the Side Agreement, no appraisal rights shall be available to holders of Shares in connection with the Merger, so long as the Shares remain designated as a national market system security, i.e., designated on the Nasdaq National Market,
                                 ----
as provided in Section 262 of the DGCL.

          In case dissenter's rights should become applicable to the Shares, the following provisions are agreed to by the parties. No Dissenting Stockholder shall be entitled to shares of Parent Common Stock or cash in lieu of fractional shares thereof or any dividends or other distributions pursuant to this Article IV unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under the DGCL, and any Dissenting Stock holder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. If any Person who otherwise would be deemed a Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any Shares, such Shares shall thereupon be treated as though such Shares had been converted into shares of Parent Common Stock pursuant to Section 4.1 hereof and shall no longer be treated as Dissenting Shares. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law received by the Company relating to stock holders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

          4.4   Adjustments to Prevent Dilution.  In the event that the Company
                -------------------------------
changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, or Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the provisions of the formula, attached as Exhibit B, that determines the Merger Consideration shall be adjusted accordingly.

                                   ARTICLE V

                        Representations and Warranties

          5.1  Representations and Warranties of the Company.  Except as set
               ---------------------------------------------
forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company on or prior to entering into this Agreement (the "Company Disclosure Letter"), the Company hereby represents and warrants to
      -------------------------
Parent and Merger Sub that:

          (a)  Organization, Good Standing and Qualification. Each of the
               ---------------------------------------------
Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, when taken together with all other such failures, is not reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of the Company's and its Subsidiaries' organic documents (including certificates of incorporation and by-laws where applicable), each as amended to date. The Company's and its Subsidiaries' organic documents so delivered are in full force and effect.
Section 5.1(a) of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where the Company and each of its Subsidiaries is organized and qualified to do business.

          As used in this Agreement, the term  (i) "Subsidiary" means, with
                                                    ----------
respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries and (ii) "Company Material Adverse Effect" means a
                                      -------------------------------
material adverse effect on the financial condition, properties, prospects, business or results of operations of the Company and its Subsidiaries taken as a whole.

          (b)  Capital Structure.  The authorized capital stock of the Company
               -----------------
consists of 35,000,000 Shares, of which 13,520,895 Shares were outstanding as of the close of business on July 6, 2000, and 5,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Shares"), of which 1,447 shares of the
                                ----------------
Series B Shares were outstanding as of the date hereof. Pursuant to the terms of the Series B Shares, the Series B Shares are convertible into shares of Series C Convertible Preferred Stock, under certain circumstances (that will not become applicable, however, if the Merger occurs), and at the Company's option, the Series B Shares are convertible, subject to certain limitations, into shares of Parent Common Stock in connection with the Merger. In addition, the Series B Shares are exchangeable for shares of Series D Convertible Preferred Stock ("Series D Shares") of the Company, and, at the Company's option, the resulting
  ---------------
Series D Shares are convertible, subject to certain limitations, indirectly into shares of the Parent Common Stock in connection with the Merger. The Series D Shares are convertible into shares of Series E Convertible Preferred Stock under certain circumstances (that will not become applicable, however, if the Merger occurs). The Company hereby agrees to cause the exchange of the Series B Shares into Series D Shares no later than July 31, 2000. Inasmuch as the provisions in
Article IV of this Agreement, and other pertinent provisions, have been prepared on the basis that such provisions will be correctly applicable to either the Series B Shares or the Series D Shares, in this Agreement, except as the context may otherwise require, references to the Series B Shares include both the Series B Shares and the Series D Shares and the defined term contained in Section 4.1(d) so reflects. All of the outstanding Shares and Series B Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company Disclosure Letter contains a correct and complete list of each outstanding warrant and each outstanding option to purchase Shares under the Company's Stock

Option Plans (as defined in Section 6.11(a)), such list, however, does not specify the options to acquire Shares pursuant to the Company's Stock Purchase Plan (as defined in Section 6.11(a)), but the Company Disclosure Letter does set forth the terms of the Stock Purchase Plan that determine the maximum number of Shares that may be issued pursuant thereto. The list required by the preceding sentence includes the holder, date of grant, exercise price and number of Shares subject to each warrant and each option (other than options pursuant to the Stock Purchase Plan). Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. The Company Disclosure Letter contains a true and complete list of each person in which the Company owns, directly or indirectly, any voting interest that may require a filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

          (c)  Corporate Authority; Approval. (i)  The Company has all requisite
               -----------------------------
corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, subject only to approval of this Agreement by the holders of a majority of the outstanding Shares (the "Company Requisite Vote"), the Merger.
                                         ----------------------
This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").
                        -------------------------------

          (ii) The board of directors of the Company has approved this Agreement and the Merger and the other transactions contemplated hereby.

          (d)  Governmental Filings; No Violations.  (i)  Other than the filings
               -----------------------------------
and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), (C) to
                                                     --------------
comply with state securities or "blue-sky" laws and (D) required to be made with the NASDAQ, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission, body or other governmental entity ("Governmental Entity"), in connection with the
                            -------------------
execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

          (ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon the Company or any of its Subsidiaries or any Law (as
 ----------
defined in Section 5.1(i)) or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach(es), violation(s), default(s), acceleration(s), creation(s) or change(s) that individually is, and in the aggregate are, not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Section 5.1(d) of the Company Disclosure Letter sets forth, to the knowledge of the officers of the Company, a correct and complete list of Contracts of the Company and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).

          (e)  Company Reports; Financial Statements.  The Company has delivered
               -------------------------------------
to the Parent each registration statement, report, proxy statement or information statement prepared by it since January 1, 2000 (the "Audit Date"),
                                                                 ----------
including (i) the Company's Annual Report on Form 10-K for the year ended January 1, 2000, (ii) the Company's Current Report on Form 8-K, filed with the SEC on April 6, 2000, (iii) the Company's Form 10-K/A filed with the SEC on May 1, 2000, and (iv) the Company's Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2000, each in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") and (v) an unaudited consolidated balance sheet for the Company and its
 ---
Subsidiaries as of June 1, 2000 (collectively, including any such reports filed subsequent to the date hereof and as amended, the "Company Reports"). As of
                                                   ---------------
their respective dates (or, if amended, as of the date of such amendment), the Company

Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP")
                                                                   ----
consistently applied during the periods involved, except as may be noted therein.

          (f)  Absence of Certain Changes.  Except as disclosed in the Company
               --------------------------
Reports filed prior to the date hereof, since the Audit Date the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, properties, prospects, business or results of operations of the Company and its Subsidiaries or any development or combination of developments of which management of the Company has knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;
(iii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof and except as expressly permitted hereby; (iv) any event that would constitute a violation of Section 6.1 hereof if such event occurred after the date of this Agreement and prior to the Effective Time; or (v) any change by the Company in accounting principles, practices or methods. Since the Audit Date, except as provided for herein or as disclosed in the Company Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any amendment of any of the Compensation and Benefit Plans (as defined in Section 5.1(h)) other than increases or amendments in the ordinary course.

          (g)  Litigation and Liabilities.  Except as disclosed in the Company
               --------------------------
Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the officers of the Company, threatened against the Company or any of its Affiliates or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to environmental and occupational safety and health matters, or any other facts or circumstances of which the officers of the Company has knowledge that could result in any claims against, or obligations or liabilities of, the Company or any of its Affiliates, except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. For purposes of this Agreement, an "Affiliate" of a specified Person is a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified, and the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

          (h)  Employee Benefits.
               -----------------

          (i) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option (including the Stock Option Plans), employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of the Company and its Subsidiaries (the "Compensation and Benefit Plans") and any trust agreement or insurance contract
 ------------------------------
forming a part of such Compensation and Benefit Plans has been made available to Parent prior to the date hereof. The Compensation and Benefit Plans are listed in Section 5.1(h) of the Company Disclosure Letter and any "change of control" or similar provisions therein are specifically identified in Section 5.1(h) of the Company Disclosure Letter.

          (ii) All Compensation and Benefit Plans are in substantial compliance with all applicable law, including the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each Compensation and Benefit Plan
                                   -----
that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section
          ------------
401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS"), and the Company is not aware of any
                               ---
circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of the officers of the Company, threatened material litigation relating to the Compensation and

Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

          (iii) As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). The Company and its Subsidiaries have
                     ---------------
not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E to Title IV of ERISA. The Company and its Subsidiaries have not contributed, or been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event", within the meaning of
Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

          (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

          (vi) Neither the Company nor its Subsidiaries have any obligations for retiree health and life benefits under any Compensation and Benefit Plan, except as set forth in the Company Disclosure Letter. The Company or its Subsidiaries may amend or terminate any such plan under the terms of such plan at any time without incurring any material liability thereunder.


          (vii) The consummation of the Merger and the other transactions contemplated by this Agreement will not (x) entitle any employees of the Company or its Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.

          (i)   Compliance with Laws; Permits. The businesses of each of the
                -----------------------------
Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, "Laws"), except for violations or possible violations that, individually or in
 ----
the aggregate, are not reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the officers of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate transactions contemplated by this Agreement. To the knowledge of the officers of the Company, no material change is required in the Company's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. The Company and its Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

          (j)   Takeover Statutes. No "fair price," "moratorium," "control
                -----------------
share acquisition" or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company's certificate of incorporation and by-laws is, or at the Effective

Time will be, applicable to the Company, the Shares, the Series B Shares, the Merger or the other transactions contemplated by this Agreement.

          (k)  [Reserved].
                --------

          (l)  Taxes. The Company and each of its Subsidiaries (i) have prepared
               -----
in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes (as defined below) that are shown as due on such filed Tax Returns or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date hereof, there are not pending or, to the knowledge of the officers of the Company threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not, to the knowledge of the officers of the Company, any unresolved questions or claims concerning the Company's or any of its Subsidiaries' Tax liability that are reasonably likely to have a Company Material Adverse Effect. The Company has made available to Purchaser true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended January 3, 1998, January 2, 1999 and January 1, 2000. Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the latest completed fiscal quarter of the Company in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company Reports filed on or prior to the date hereof.

          As used in this Agreement, (i) the term "Tax" (including, with
                                                   ---
correlative meaning, the terms "Taxes", and "Taxable") includes all federal,
                                -----        -------
state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports
                              ----------
(including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

          (m)  Labor Matters. Neither the Company nor any of its Subsidiaries is
               -------------
a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the officers of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

          (n)  Insurance.  The Company has provided Parent with copies of all
               ---------
policies of fire, liability, workmen's compensation and other forms of insurance owned or held by the Company, all of which are listed in Section 5.1(n) of the Company Disclosure Letter. Except as set forth in Section 5.1(n) of the Company Disclosure Letter, such policies are in adequate amounts and cover risks customarily insured against by businesses of the type operated by the Company; except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

          (o)  Intellectual Property.
               ---------------------

          (i) The Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in the business of the Company and its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, and to the knowledge of the officers of the Company all patents, trademarks, trade names, service marks and copyrights held by the Company and/or its Subsidiaries are valid and subsisting.

          (ii) Except as disclosed in Company Reports filed prior to the date hereof or as is not reasonably likely to have a Company Material Adverse Effect:

          (A) the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software (collectively, "Third-Party
                                                                    -----------
     Intellectual Property Rights");
     ----------------------------

               (B) no claims with respect to (I) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor, trade secrets or computer software owned by the Company or any of its Subsidiaries (collectively, the "Company Intellectual Property Rights"); or (II)
                              ------------------------------------
          Third-Party Intellectual Property Rights are currently pending or, to the knowledge of the officers of the Company, are threatened by any Person;

               (C) there are no valid grounds for any bona fide claims (I) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any of its Subsidiaries, infringes on any copyright, patent, trademark, service mark or trade secret of any Person; (II) against the use by the Company or any of its Subsidiaries, of any Company Intellectual Property Right or Third-Party Intellectual Property Right used in the business of the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted;
          (III) challenging the ownership, validity or enforceability of any of the Company Intellectual Property Rights; or (IV) challenging the license or legally enforceable right to use of the Third-Party Intellectual Rights by the Company or any of its Subsidiaries; and

               (D) there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

               (p)  Brokers and Finders.  Neither the Company nor any of its
                    -------------------
officers, directors, employees, representatives or agents has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed Pacific Growth Equities, Inc. as its financial advisor, the arrangements with which have been disclosed in writing to Parent prior to the date hereof.

               (q)  Related Agreements. Each of the representations and
                    ------------------
warranties of the Company set forth in the Agreement of Understanding and the Side Agreement, including the other related agreements referred to in any of the foregoing or exhibited or annexed to any of the foregoing, is true and correct.

               5.2. Representations and Warranties of Parent and Merger Sub.
                    -------------------------------------------------------
Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent on or prior to entering into this Agreement (the "Parent Disclosure Letter"), Parent and Merger Sub each
                          ------------------------
hereby represents and warrants to the Company that:

               (a)  Capitalization of Merger Sub. The authorized capital stock
                    ----------------------------
of Merger Sub consists of 1,000 shares of Common Stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and
(iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

               (b)  Organization, Good Standing and Qualification. Each of
                    ---------------------------------------------
Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority when taken together with all other such failures, is not reasonably likely to have a Parent Material Adverse Effect (as defined below). Parent has made available to the Company a complete and correct copy of Parent's and its Subsidiaries' certificates of incorporation and by-laws, each as amended to the date hereof. Parent's and its Subsidiaries' certificates of incorporation and by-laws so delivered are in full force and effect.

               As used in this Agreement, the term "Parent Material Adverse
                                                    -----------------------
Effect" means a material adverse effect on the financial condition, properties,
------
business or results of operations of the Parent and its Subsidiaries taken as a whole.

               (c)  Parent Capital Structure.  The authorized capital stock of
                    ------------------------
Parent consists of 200,000,000 shares of Parent Common Stock, of which 36,122,600 shares were outstanding as of the close of business on July 7, 2000, and 1,000,000 shares of Preferred Stock, par value $0.01 per share, of which 120 shares of Series B Convertible Stock were outstanding as of the close of business on July 7, 2000 (the "Parent Preferred Shares"). All of the
                               -----------------------
outstanding Parent Common Stock and Parent Preferred Shares have been duly authorized and are validly issued, fully paid and nonassessable. Parent has no Parent Common Stock or Parent Preferred Shares reserved for issuance, except that, as of July 7, 2000, there were 4,375,000 shares of Parent Common Stock reserved for issuance pursuant to the JFAX.Com, Inc. 1997 Stock Option Plan (the "Parent Stock Plan")
                                                            -----------------
and an aggregate of 3,431,666 shares of Parent Common Stock reserved for issuance upon the conversion of the Parent Preferred Shares or upon the exercise of outstanding warrants. Each of the outstanding shares of capital stock of each of Parent's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by a direct or indirect wholly-owned subsidiary of Parent, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above or in the Parent Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Parent or any of its Subsidiaries to issue or to sell any shares of capital stock or other securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Parent or any of its Subsidiaries, and no securities or obligation evidencing such rights are authorized, issued or outstanding. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

               (d)  Corporate Authority; Approval.
                    -----------------------------

               (i) Each of the Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, subject only to any stockholder approval necessary to permit the issuance of the shares of Parent Common Stock required to be issued pursuant to
Article IV (the "Parent Requisite Vote"), the Merger. This Agreement is a valid
                 ---------------------
and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

               (ii) Prior to the Effective Time, Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued pursuant to Article IV. The Parent Common Stock, when issued, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof. The Parent Common Stock, when issued, will be registered under the Securities Act and Exchange Act and registered or exempt from registration under any applicable state securities or "blue sky" laws.

               (e)  Governmental Filings; No Violations. Other than the filings
                    -----------------------------------
and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, the Securities Act and the Exchange Act, (C) to comply with state securities or "blue sky" laws and (D) required to be made with the NASDAQ, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

               (ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Parent and Merger Sub or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach(es), violation(s), default(s), acceleration(s), creation(s) or change(s) that individually is, and in the aggregate are, not reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

               (f)  Parent Reports; Financial Statements. Parent has delivered
                    ------------------------------------
to the Company each registration statement, report, proxy statement or information statement prepared by it since December 31, 1999 (the "Parent Audit
                                                                   ------------
Date"), including (i) Parent's Annual Report on Form 10-K for the year ended
----
December 31, 1999 and (ii) Parent's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof, the "Parent Reports"). As
                                                           --------------
of their respective dates, the Parent Reports did not, and any Parent Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

               (g)  Absence of Certain Changes. Except as disclosed in the
                    --------------------------
Parent Reports filed prior to the date hereof, since the Parent Audit Date Parent and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, properties, business or results of operations of Parent and its Subsidiaries or any development or combination of developments of which management of Parent has knowledge that, individually or in the aggregate, has had or is reasonably likely to result in a Parent Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or any of its Subsidiaries, whether or not covered by insurance; or
(iii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of Parent, except for dividends or other distribution on its capital stock publicly announced prior to the date hereof and except as expressly permitted hereby;
(iv) any event that would constitute a violation of Section 6.1.1 hereof if such event occurred after the date of this Agreement and prior to the Effective Time; or (v) any change by Parent in accounting principles, practices or methods.

               (h)  Litigation and Liabilities. Except as disclosed in the
                    --------------------------
Parent Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the officers of Parent, threatened against Parent or any of its Affiliates or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to environmental and occupational safety and health matters, or any other facts or circumstances of which the officers of Parent has knowledge that could result in any claims against, or obligations or liabilities of, Parent or any of its Affiliates, except for those that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

               (i)   Employee Benefits.
                     -----------------

               (i) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option (including the Parent Stock Plan), employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of Parent and its Subsidiaries (the "Parent Compensation and Benefit Plans") and any trust arrangement or
      -------------------------------------
insurance contract forming a part of such Parent Compensation and Benefits Plans has been made available to the Company prior to the date hereof. The Parent Compensation and Benefit Plans are listed in Section 5.2(i) of the Parent Disclosure Letter and any "change of control" or similar provision therein are specifically identified in Section 5.2.(i) of the Parent Disclosure Letter.

               (ii) All Parent Compensation and Benefit Plans are in substantial compliance with all applicable law, including the Code and ERISA. Each Parent Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Parent Pension Plan") and
                                                      -------------------
that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Parent is not aware of any circumstances likely to result in revocation of any such favorable determination letter. As of the date hereof, there is no pending or, to the knowledge of the officers of Parent, threatened material litigation relating to the Parent Compensation and Benefit Plans. Neither Parent nor any of its Subsidiaries has engaged in a transaction with respect to any Parent Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject Parent or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

               (iii) As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Parent or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered an ERISA Affiliate of Parent. Parent and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E to Title IV of ERISA. Parent and its Subsidiaries have not contributed, or been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event", within the meaning of
Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Parent Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

               (iv) All contributions required to be made under the terms of any Parent Compensation and Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Parent Reports prior to the date hereof. Neither any Parent Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither Parent nor its Subsidiaries has provided, or is required to provide, security to any Parent Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

               (v) Under each Parent Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Parent Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Parent Pension Plan, and there has been no material change in the financial condition of such Parent Pension Plan since the last day of the most recent plan year.

               (vi) Neither Parent nor its Subsidiaries have any obligations for retiree health and life benefits under any Parent Compensation and Benefit Plan, except as set forth in the Parent Disclosure Letter. Parent or its Subsidiaries may amend or terminate any such plan under the terms of such plan at any time without incurring any material liability thereunder.

               (j)   Compliance with Laws; Permits. The businesses of each of
                     -----------------------------
Parent and its Subsidiaries have not been, and are not being, conducted in violation of any Laws, except for violations or possible violations that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. No investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of the officers of Parent, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. To the knowledge of the officers of Parent, no material change is required in Parent's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and Parent has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. Parent and its Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

               (k)  [Reserved.]
                     ---------

               (l)  Taxes. Parent and each of its Subsidiaries (i) have prepared
                    -----
in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns or that Parent or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date hereof, there are not pending or, to the knowledge of the officers of Parent threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not, to the knowledge of the officers of Parent, any unresolved questions or claims concerning Parent's or any of its Subsidiaries' Tax liability that are reasonably likely to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the latest completed fiscal quarter of Parent in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Parent Reports filed on or prior to the date hereof.

               (m)   Labor Matters. Neither Parent nor any of its Subsidiaries
                     -------------
is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is Parent or any of its Subsidiaries the subject of any material proceeding asserting that Parent or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the officers of Parent, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving Parent or any of its Subsidiaries.

               (n)   Insurance. All material fire and casualty, general
                     ----------
liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Parent or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of Parent and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.

               (o)  Intellectual Property.
                    ---------------------

               (i) Parent and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in the business of Parent and its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect, and to the knowledge of the officers of Parent all patents, trademarks, trade names, service marks and copyrights held by Parent and/or its Subsidiaries are valid and subsisting.

               (ii) Except as disclosed in Parent Reports filed prior to the date hereof or as is not reasonably likely to have a Parent Material Adverse
Effect:

               (A) Parent is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which Parent is a party and pursuant to which Parent is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software (collectively, "Parent Third-Party Intellectual Property Rights");
           -----------------------------------------------

               (B) no claims with respect to (I) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor, trade secrets or computer software owned by Parent or any of its Subsidiaries (collectively, the "Parent Intellectual Property Rights"); or (II)
                              -----------------------------------
          Parent Third-Party Intellectual Property Rights are currently pending or, to the knowledge of the officers of Parent, are threatened by any Person;

               (C) there are no valid grounds for any bona fide claims (I) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by Parent or any of its Subsidiaries, infringes on any copyright, patent, trademark, service mark or trade secret; (II) against the use by Parent or any of its Subsidiaries, of any Parent Intellectual Property Rights or Parent Third-Party Intellectual Property Rights used in the business of Parent or any of its Subsidiaries as currently conducted or as proposed to be conducted; (III) challenging the ownership, validity or enforceability of any of the Parent Intellectual Property Rights; or
          (IV) challenging the license or legally enforceable right to use of the Parent Third-Party Intellectual Rights by Parent or any of its Subsidiaries; and

               (D) there is no unauthorized use, infringement or misappropriation of any of the Parent Intellectual Property Rights by any third party, including any employee or former employee of Parent or any of its Subsidiaries.

               (p)  Brokers and Finders. Neither Parent nor any of its
                    -------------------
officers, directors, employees, representatives or agents has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed Tucker Anthony Incorporated as its financial advisor, the arrangements with which have been disclosed in writing to the Company prior to the date hereof.

               (q)  Related Agreements. Each of the representations and
                    ------------------
warranties of the Parent set forth in the Agreement of Understanding and the Side Agreement, including the other related agreements referred to in any of the foregoing or exhibited or annexed to any of the foregoing, is true and correct.

                                  ARTICLE VI

                                   Covenants

               6.1. Interim Operations of the Company. The Company covenants
                    ---------------------------------
and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve and except as otherwise expressly contemplated by this Agreement and except as required pursuant to the terms of the Term Loan Agreement and the related loan documents, including the repayment of any principal or interest, the Side Agreement, the Series D Exchange Agreement (as defined in the Side Agreement), the Series D Certificate of Designations (as defined in the Series D Exchange Agreement) or the Agreement of Understanding):

               (a) the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use all reasonable efforts to maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and business associates; provided, however, that the Company may sell
                                 --------  -------
those assets which it is permitted to dispose of pursuant to and in accordance with the terms of the Term Loan Agreement and may continue to de-emphasize its sales and licensing of its multifunction products business.

          (b) it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (ii) amend its certificate of incorporation or by-laws; (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly-owned Subsidiaries; or (v) repurchase, redeem or otherwise acquire, except in connection with the Stock Option Plans, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

          (c) neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets (other than Shares issuable pursuant to options outstanding on the date hereof under the Stock Option Plans, options for Shares and Shares issuable pursuant to the Stock Purchase Plan, options issuable pursuant to the terms of the Directors' Plan (as defined in Section 6.11(a)), Shares issuable upon the conversion of Series B Shares, the exchange of the Series B Shares for the Series D Shares or Shares issuable upon the exercise of the Exchange Warrants or the Other Warrants); (ii) other than in the ordinary and usual course of business and except for sales permitted by and made in accordance with Section 9(c) of the Term Loan Agreement, transfer, lease, license, guarantee, sell, mort gage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries) or incur or modify any material indebtedness or other liability; or (iii) make or authorize or commit for any capital expenditures other than in the ordinary and usual course of business or, by any means, make any acquisition of, or investment in, assets or stock of or other interest in, any other Person or entity;

          (d) except as required by the terms of this Agreement, or permitted pursuant to Section 6.11(d) of this Agreement, and except for option grants pursuant to the Directors' Plan, neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, reprice or substitute any options previously granted under, amend or otherwise modify, any Compensation and Benefit Plans or increase the salary, wage, bonus or other compensation of any employees;

          (e) neither it nor any of its Subsidiaries shall settle or compromise any material claims or litigation or, except in the ordinary and usual course of business, modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims;

          (f) neither it nor any of its Subsidiaries shall make any Tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated except in the ordinary and usual course of business;

          (g) neither it nor any of its Subsidiaries shall take any action or omit (other than omissions in good faith) to take any action that would cause any of its representations and warranties herein to become untrue in any material respect; and

          (h) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

          6.1.1  Interim Operations of Parent.  Parent covenants and agrees
                 ----------------------------
as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless the Company shall otherwise approve and except as otherwise expressly contemplated by this Agreement, the Side Agreement or the Agreement of Understanding):

          (a) it shall not (i) amend its certificate of incorporation or by-laws (other than to change its name); (ii) split, combine or reclassify its outstanding shares of capital stock; or (iii) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or wholly-owned Subsidiaries;

          (b) neither it nor any of its Subsidiaries shall take any action or omit (other than omissions in good faith) to take any action that would cause any of its representations and warranties herein to become untrue in any material respect; and

          (c) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

          6.2.   Acquisition Proposals. The Company agrees that neither it nor
                 ---------------------
any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of any assets or any equity securities of, it or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition
                                                            -----------
Proposal").  The Company further agrees that neither it nor any of its
--------
Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written proposal relating to (1) the acquisition, purchase or lease of a business or assets that constitute 80% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company and its Subsidiaries taken as a whole,
(2) the acquisition or purchase of 80% or more of the common stock of the Company, or (3) a tender offer or exchange offer that if consummated would result in any Person beneficially owning 80% or more of any class of common stock or voting securities of the Company (any such unsolicited bona fide written proposal described in the foregoing clauses (1) - (3), a "Competing
                                                                  ---------
Proposal"), but only if the Board of Directors receives from the Person so
--------
requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (as defined in Section 9.1) between the Company and Parent; (C) engaging in any negotiations or discussions with any Person who has made a Competing Proposal; or (D) recommending such a Competing Proposal to the stockholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (B), (C) or (D) above, the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in each case referred to in clause (C) or
(D) above, the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) that such Competing Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Competing Proposal being referred to in this Agreement as a "Superior Proposal"). The Company agrees
                                    -----------------
that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2 and in the Confidentiality Agreement . The Company agrees that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep Parent informed, on a current basis, on the status and terms of any such proposals or offers and the status of any such discussions or negotiations. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

          6.3. Information Supplied. The Company and Parent each agrees, as to
               --------------------
itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the joint proxy statement and prospectus (the "Prospectus/ Proxy
                                                          -----------------
Statement") constituting a part thereof) (the "S-4 Registration Statement")
----------                                     --------------------------
will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the meetings of stockholders of the Company and Parent to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and Parent will cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

          6.4  Stockholders Meetings.  The Company will take, in accordance with
               ---------------------
its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the "Stockholders Meeting") as promptly as
                                   --------------------
practicable after the S-4 Registration Statement is declared effective to consider and vote upon the approval of this Agreement and the Merger. Parent will take, in accordance with its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of Parent Common Stock as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the approval of the issuance of Parent Common Stock in the Merger. Subject to the provisions of Section 6.2, each of the Company's and Parent's board of directors shall recommend such approval and shall take all lawful action to solicit such approval.

          6.5  Filings; Other Actions; Notification.  (a)  Parent and the
               ------------------------------------
Company shall promptly prepare and file with the SEC the Prospectus/Proxy Statement, and Parent shall prepare and file with the SEC the S-4 Registration Statement as promptly as practicable. Parent and the Company each shall use its best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the respective stockholders of each of the Company and Parent. Parent shall also use its efforts to obtain prior to the effective date of the S-4 Registration Statement all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto. The Prospectus/Proxy Statement shall contain the recommendation of the Company's Board of Directors in favor of approval of this Agreement and the transactions contemplated hereby.

          (b) The Company and Parent each shall use its best efforts to cause to be delivered to the other party and its directors a letter of its independent auditors, dated (i) the date on which the S-4 Registration Statement shall become effective and (ii) the Closing Date, and addressed to the other party and its directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

          (c) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that nothing in
                                             --------  -------
this Section 6.5 shall require, or be construed to require, Parent or the Company or any of their Affiliates to proffer to, or agree to, sell or hold separate and agree to sell, before or, in the case of Parent and its Subsidiaries, after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, by the Company of any of its assets or businesses) or to agree to any material changes or restriction in the operations of any such assets or businesses. Subject to applicable laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

          (d) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

          (e) The Company and Parent and each of their Affiliates shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.

          6.6. [Reserved.]
               -----------

          6.7. Access.  Upon reasonable notice, and except as may otherwise be
               ------
required by applicable law, the Company and Parent each shall (and shall cause its Subsidiaries to) afford the other's officers, employees, counsel, accountants and other authorized representatives ("Representatives") reasonable
                                                   ---------------
access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section
                         --------
shall affect or be deemed to modify any representation or warranty made by the Company, Parent or Merger Sub, and provided, further, that the foregoing shall
                                   --------  -------
not require the Company or Parent to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company or Parent, as the case may be, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company or Parent, as the case may be, shall have used best efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or Parent, as the case may be, or such Person as may be designated by either of its officers, as the case may be. All such information shall be governed by the terms of the Confidentiality Agreement.

          6.8. Affiliates.  Prior to the date of the Stockholders Meeting, the
               ----------
Company shall deliver to Parent a list of names and addresses of those Persons who are, in the opinion of the Company, as of the time of the Stockholders Meeting referred to in Section 6.4, "affiliates" of the Company within the meaning of Rule 145 under the Securities Act. The Company shall provide to Parent such information and documents as

Parent shall reasonably request for purposes of reviewing such list. There shall be added to such list the names and addresses of any other Person subsequently identified by either Parent or the Company as a Person who may be deemed to be such an affiliate of the Company; provided, however, that no such Person
                                  --------  -------
identified by Parent shall be added to the list of affiliates of the Company if Parent shall receive from the Company, on or before the date of the Stockholders Meeting, an opinion of counsel reasonably satisfactory to Parent to the effect that such Person is not such an affiliate. The Company shall exercise its best efforts to deliver or cause to be delivered to Parent, prior to the date of the Stockholders Meeting, from each affiliate of the Company identified in the foregoing list (as the same may be supplemented as aforesaid), a letter dated as of the Closing Date substantially in the form attached as Exhibit D (the "Affiliates Letter"). Except for the registration statement required pursuant to
 -----------------
Section 6.11(b), Parent shall not be required to maintain the effectiveness of the S-4 Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock received by such affiliates in the Merger and the certificates representing Parent Common Stock received by such affiliates shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section.

          6.9.  Stock Exchange Listing and De-listing, etc.  Parent shall use
                ------------------------------------------
its best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for quotation on the NASDAQ subject to official notice of issuance, prior to the Closing Date. The Surviving Corporation shall use its best efforts to cause the Shares to be no longer quoted on the NASDAQ and to be de-registered under the Exchange Act as soon as practicable following the Effective Time. Parent shall use its best efforts to have the shares of Parent Common Stock into which the New Exchange Warrants, the Consideration Warrants, and the Other Warrants are exercisable be listed or approved for listing upon issuance on NASDAQ in the manner required by the rules and regulations of NASDAQ. At all times, Parent shall ensure that the number of authorized, but unissued shares of Parent Common Stock are sufficient to permit the exercise of the New Exchange Warrants, the Consideration Warrants, the Other Warrants and the Company Options (as defined in Section 6.11(a)). Parent shall cause the Parent Common Stock issuable pursuant to the New Exchange Warrants, the Consideration Warrants, the Other Warrants and the Company Options, at the time of such issuance to be duly authorized, validly issued, fully paid and non-assessable and free and clear of any lien, pledge, security interest, claim or other encumbrance.

          6.10. Publicity.  Each of Company and Parent agrees that it will not,
                ---------
without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NASDAQ rules (provided that the issuing party shall nevertheless provide the other party with notice of, and the opportunity to review, any such press release or written statement).

          6.11. Benefits.
                --------

          (a)   Stock Options.
                -------------

          (i) At the Effective Time, each outstanding option to purchase Shares (a "Company Option") under the Stock Option Plans, whether vested or
           --------------
unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option, a number of shares of Parent Common Stock equal to the number of Shares underlying such Company Option multiplied by the Conversion Number (rounded to the nearest whole number with .5 being rounded up), at a price per share (rounded to the nearest whole cent with .5 being rounded up) equal to (y) the exercise price for the Shares otherwise purchasable pursuant to such Company Option divided by (z) the Conversion Number; provided, however, that in the case of any Company Option to
                   --------  -------
which Section 422 of the Code applies, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of
Section 424(a) of the Code. At or prior to the Effective Time, the Company shall make all necessary arrangements with respect to the Stock Option Plans to permit the assumption of the unexercised Company Options by Parent pursuant to this Section.

          (ii) Effective at the Effective Time, Parent shall assume each Company Option in accordance with the terms of the Stock Option Plan under which it was issued and the stock option agreement by which it is evidenced. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options assumed by it in accordance with this Section. In addition, the Board of Directors of the Company and Parent shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(e) to exempt (i) the conversion of Shares and Company Options into Parent Common Stock or options to purchase Parent Common Stock, as the case may be, and (ii) the acquisition of Parent Common Stock or options to purchase Parent Common Stock, as the case may be, pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act. Parent and the Company shall provide to counsel to the other party copies of the resolutions to be adopted by the respective Boards of Directors to implement the foregoing.

          (iii) Immediately prior to the Effective Time, the Company shall terminate its 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan"), the
                                                      -------------------
1997 Directors' Stock Option Plan (the "Directors' Plan") and the other Stock
                                        ---------------
Option Plans (as defined below). The Company prior to the Effective Date shall amend the then current offering period for the Stock Purchase Plan so that the exercise date is on the date of the

Company's payday immediately preceding, but not on, the Effective Date. As used in this Agreement, the term "Stock Option Plans" shall mean the Directors' Plan,
                             ------------------
the Company's 1989 Stock Option Plan and the Company's 1995 Stock Plan.

          (b) Registration on Form S-8.  No later than the Effective Time, the
              ------------------------
Parent shall prepare and file with the SEC registration statements on Form S-8 (or any successor or other appropriate form) registering a number of shares of Parent Common Stock into which any outstanding options issued under the Stock Option Plans are convertible or exercisable and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectuses contained therein) for so long as any such options remain outstanding.

          (c) Benefit Plans.   Commencing at the Effective Time, Parent shall
              -------------
use its reasonable efforts to cause those employees of the Surviving Corporation or any of its Subsidiaries, who were employed by the Company or any of its Subsidiaries as of the Effective Time (the "Company Employees") and who are
                                            -----------------
retained as employees following the Effective Time, to be eligible to participate in Parent Compensation and Benefit Plans in which similarly situated employees of Parent are eligible to participate. To the extent any Company Employee participates in any Parent Compensation and Benefit Plan providing for medical, dental or life insurance or 401K benefits after the Effective Time, such Company Employee shall be credited under such Parent Compensation and Benefit Plan with his or her service for the Company or its Subsidiaries prior to the Effective Time to the same extent such Company Employee would have been credited if such service had been for Parent, but only to the extent a waiver of any required waiting period is available from the applicable benefits provider. With respect to the plan year in which the Effective Time occurs under any Parent Compensation and Benefit Plan providing for medical or dental benefits, Parent shall use its reasonable efforts to obtain the agreement of the plan provider to cause the dollar amount of all expenses incurred by the Company Employees and their eligible dependents during such year to be credited for purposes of satisfying such Parent Compensation and Benefit Plan's deductible and co-payment limitations for such plan year, to the extent such expenses would have been credited under any corresponding plan prior to the Effective Time.
The Company Employees shall be subject to other personnel policies and practices of Parent in all respects.

          (d) Option Issuance.  Notwithstanding any other provision of this
              ---------------
Agreement, prior to the Effective Time, the Company may issue stock options pursuant to its 1995 Stock Plan to the employees and exercisable for the number of Shares set forth on Schedule 6.11(d). No option shall be exercisable for Shares at a price that is less than the fair market value of the Shares (as defined in the 1995 Stock Plan) at the time of the authorization of the option. Notwithstanding any other provision of this Agreement, the Company may, prior to the Closing, amend the terms of any non-qualified stock option previously granted by the Company pursuant to the 1995 Stock Plan or the 1989 Stock Option Plan to Michael C. Tonnenson, Todd J. Kenck, Ronald P. Brown or Michael M. Crandell to provide that such option will not terminate until the earlier of (a) the expiration date of the term of such option or (b) 18 months after the termination of the optionee's consulting relationship or continuous status as an employee with the Company. Notwithstanding any other provisions of this Agreement, the Company may refund to all employees the amounts collected under the Stock Purchase Plan for the first offering period of 2000.

          (e) Obligations.   Parent shall cause the Surviving Corporation to
              -----------
honor all written contractual obligations (including the Current Severance Agreements (as defined below) and indemnification agreements) of the Company and its Subsidiaries to their respective current and former employees, directors and independent contractors, but only to the extent such obligations are set forth on Schedule 6.11(e). The provisions of this Section 6.11(e) are not meant to prevent Parent or any of its Subsidiaries, including the Surviving Corporation, from terminating, amending or modifying any such obligation pursuant to the terms of such obligation. The provisions of this Section are intended to be for the benefit of and shall be enforceable by the current and former employees, directors and independent contractors to whom the Company has obligations as set forth on Schedule 6.11(e), their heirs and their representatives.

          (f) Severance Agreements.   Notwithstanding any other provision of
              --------------------
this Agreement, prior to the Effective Time, the Company may offer the severance agreements (the "Current Severance Agreements") to the employees, and providing
                 ----------------------------
for severance payments in the respective amounts, set forth on Schedule 6.11(f). The Current Severance Agreements shall be in the form set forth as Exhibit E. After the Closing, Parent agrees to cause the Current Severance Agreements to be executed by the Surviving Corporation as required by any employee accepting such an offer. The provisions of this Section are intended to be for the benefit of and shall be enforceable by the employees to whom the Current Severance
Agreements are offered.   During the period from the date hereof until the
Closing, the Company agrees to deliver the 30-day written notice required by the Current Severance Agreements to any employee or employees for which the Parent gives the Company a written direction to send such 30-day written notice; provided that the Company will have the right to approve the contents of any such notice (such approval not to be unreasonably withheld), no such notice shall provide for a termination date prior to the Effective Time, and any wrongful termination action or claim resulting from any such notice shall be deemed not to have a Company Material Adverse Effect. The Company will deliver such notices to employees within two (2) business days after receipt of such written direction from Parent.

          (g) Effect of Section 6.11.   Except as otherwise provided in this
              ----------------------
Agreement, nothing in this Section 6.11 shall be interpreted as preventing Parent or the

Surviving Corporation after the Effective Time from amending, modifying or terminating any Parent Compensation and Benefit Plan, Company Compensation and Benefit Plan, or other employee benefit plans, contracts, arrangements, commitments or understandings, or terminating any Company Employee, in each case in accordance with the terms of the respective plans and applicable law.

          (h) Election to Parent's Board of Directors. At the Effective Time of
              ---------------------------------------
the Merger, Parent shall promptly increase the size of its Board of Directors or exercise its best efforts to secure the resignation of present directors in order to cause one person designated by the Company, to be appointed to Parent's Board of Directors and, subject to fiduciary obligations under applicable law, shall nominate one person designated by such person designated by the Company (or, in the event such Person no longer wishes to be a director, the Person designated by such director) as a director of Parent at the first and second annual meetings of stockholders of Parent with a proxy mailing date after the Effective Time.

          6.12. Expenses.  Each party hereto will bear all expenses incurred
                --------
by it in connection with this Agreement and the transactions contemplated hereby, except that the Company and Parent shall split equally the HSR Act filing fees, if any.

          6.13. Indemnification; Directors' and Officers' Insurance.
                ---------------------------------------------------

          (a) Parent shall indemnify and hold harmless for six years, to the fullest extent permitted under applicable law (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the Person to whom expenses are advanced provides an undertaking to
--------
repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director, officer and employee of the Company and its Subsidiaries (collectively, the "Indemnified
                                                                 -----------
Parties") against any costs or expenses (including reasonable attorneys' and
-------
experts' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit,
                -----
proceeding or investigation, whether civil, criminal, administrative or investigative, relating to any acts or omissions by such Persons in their capacities as directors, officers, or employees of the Company and its Subsidiaries and arising out of matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, however, that Parent shall not be required to indemnify any
--------  -------
Indemnified Party pursuant hereto if it shall be determined that the Indemnified Party acted in bad faith and not in a manner such Party believed to be in or not opposed to the best interests of the Company.

          (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.13, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemni fied Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that
                                                      --------  -------
Parent shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent; and provided, further, that Parent shall not have any obligation
             --------  -------
hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is pro hibited by applicable law. If such indemnity is not available with respect to any Indemnified Party, then the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

          (c) The Surviving Corporation shall maintain officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage no less favorable than those of such policy in effect on the date hereof and with a policy amount of at least $20 million ("D&O Insurance") for a period of six
                                        -------------
years after the Effective Time so long as the annual premium therefor does not exceed 150% of the last annual premium paid prior to the date hereof (the "Current Premium"); provided, however, that if the D&O Insurance expires, is
----------------    --------  -------
terminated or cancelled during such six-year period, the Surviving Corporation will use its best efforts to obtain D&O Insurance in a policy amount of at least $20 million or, if lower, as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of
1.5 times the Current Premium.

          (d) The certificate of incorporation or by-laws of the Company, with respect to indemnification of all officers, directors, employees and agents, shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the Persons who at any time prior to the Effective Time were identified as prospective indemnities under the certificate of incorporation or by-laws of the Company in respect to actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated hereby), unless such modification is required by law.

          (e) In the event that after the Effective Time, Parent or any of its successors or assigns or the Surviving Corporation or any its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person then, and in its such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, assume the respective obligations of Parent or the Surviving Corporation, as the case may be, as set forth in this
Section 6.13.

          (f) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

          6.14. Worker Adjustment and Retraining Notification Act ("WARN Act").
                --------------------------------------------------------------
The parties agree to consult with each other on the need for and timing of notices pursuant to the WARN Act which applies generally to businesses with the equivalent of 100 or more full-time employees and requires employers to give at least 60 days' advance notice of defined types of employment loss. The parties agree that the WARN Act does not apply to the Company prior to consummation of the Merger but may or may not apply to the Surviving Corporation following consummation of the Merger. However, pending the Closing, the Company agrees, as agent for the Parent, upon the prior written request of Parent, to give notices to its employees when requested by the Parent in order to comply with the applicable provisions of the WARN Act. The Parent will be responsible for the form of such notices and for ensuring that such notices comply with the WARN Act. No such notice will provide for a termination date prior to the Effective Time.

          6.15. Parent Vote.  Parent shall vote (or consent with respect to) or
                -----------
cause to be voted (or a consent to be given with respect to) any Shares and any shares of common stock of Merger Sub beneficially owned by it or any of its Affiliates or with respect to which it or any of its Affiliates has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption and approval of this Agreement at any meeting of stockholders of the Company or Merger Sub, respectively, at which this Agreement shall be submitted for adoption and approval and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of either the Company or Merger Sub by consent in lieu of a meeting).

          6.16. Parent Vote. The Company shall vote (or consent with respect to)
                -----------
or cause to be voted (or a consent to be given with respect to) any Shares of Parent Common Stock beneficially owned by the Company or any of its Affiliates or with respect to which it or any of its Affiliates has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the approval of the issuance of Parent Common Stock in the Merger at any meeting of stockholders of Parent at which such issuance or this Agreement shall be submitted for adoption and approval and at all adjournments or postponement thereof (or, if applicable, by any action of stockholders of Parent by consent in lieu of a meeting).

          6.17. Related Agreements. Each of the parties agrees to perform all of
                ------------------
its obligations under the Agreement of Understanding and the Side Agreement, including the other related agreements referred to in any of the foregoing or exhibited or annexed to any of the foregoing.

                                  ARTICLE VII

                                  Conditions

          7.1   Conditions to Each Party's Obligation to Effect the Merger.  The
                ----------------------------------------------------------
respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

          (a) Stockholder Approval.  This Agreement shall have been duly
              --------------------
approved by holders of Shares constituting the Company Requisite Vote and shall have been duly approved by the sole stockholder of Merger Sub in accordance with applicable law and the certificate of incorporation and by-laws of each such corporation, and the issuance of Parent Common Stock pursuant to the Merger shall have been duly approved by the holders of Parent Common Stock constituting the Parent Requisite Vote.

          (b) NASDAQ Listing.  The shares of Parent Common Stock issuable to the
              --------------
Company stockholders pursuant to this Agreement shall have been authorized for listing on NASDAQ upon official notice of issuance. To the extent required by the rules and regulations of NASDAQ, the shares of Parent Common Stock issuable pursuant to (a) the exercise of any options issued prior to the Effective Time pursuant to the Stock Option Plans, and (b) the exercise of the New Exchange Warrants, the Consideration Warrants and the Other Warrants, shall have been authorized for listing on the NASDAQ upon official notice of issuance. The Parent Common Stock shall continue to be listed on the Nasdaq National Market and not subject to any suspension from trading.

          (c) Regulatory Consents.  If the HSR Act applies to the Merger, the
              -------------------
waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated. Other than the filing provided for in Section 1.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity (collectively, "Governmental Consents") in connection with the execution and
                ---------------------
delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be), except those that the failure to make or to obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect or to provide a reasonable basis to conclude that the parties hereto or any of their affiliates or respective directors, officers, agents, advisors or other representatives would be subject to the risk of criminal or material financial liability.

          (d) Litigation.  No court or Governmental Entity of competent
              ----------
jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an "Order"),
                                                                     -----
and no Governmental Entity shall have instituted any proceeding or threatened in writing to institute any proceeding seeking any such Order.

          (e) S-4.  The S-4 Registration Statement shall have become effective
              ---
under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

          (f) Blue Sky Approvals.  Parent shall have received all state
              ------------------
securities and "blue sky" permits and approvals necessary to consummate the transactions contemplated hereby.

          (g) Notification Filing Required Under HSR Act.  If required, the
              ------------------------------------------
parties shall make good faith efforts to complete and file without delay, and in any event within thirty (30) days after the date of this Agreement, any notification filing required under the HSR Act with respect to the transactions contemplated by this Agreement. Parent and Company shall in good faith take (or fully cooperate in the taking of) all actions, and provide any additional information that may be, required or reasonably requested in order to comply with the requirements of the HSR Act. If a notification filing is required under the HSR Act, Company and Parent shall each pay equal amounts of all filing fees in connection therewith.

          (h)  Validity of Agreement of Understanding and Side Agreement.  The
               ---------------------------------------------------------
Agreement of Understanding and the Side Agreement, including the other related agreements exhibited or annexed to any of the foregoing, shall remain in full force and effect and there shall be no material breach under any such agreement (provided that a breaching party shall not be entitled to utilize its own breach as constituting a failure of a closing condition).

          (i)  No Cash Redemption of Preferred Shares.  No holder of Series B
               --------------------------------------
Shares or Series D shares shall have elected to receive a cash redemption of such shares.


          7.2. Conditions to Obligations of Parent and Merger Sub.  The
               --------------------------------------------------
obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

          (a)  Representations and Warranties.  The representations and
               ------------------------------
warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect; provided, however, that notwithstanding anything
                            --------  -------
herein to the contrary, this Section 7.2(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect or is reasonably likely to prevent or to materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

          (b)  Performance of Obligations of the Company. The Company shall have
               -----------------------------------------
performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

          (c)  Consents Under Agreements.  The Company shall have obtained the
               -------------------------
consent or approval of each Person whose consent or approval shall be required under any material Contract to which the Company or any of its Subsidiaries is a party, except for those consents or approvals which the failure to obtain is not reasonably likely to have a Company Material Adverse Effect or materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

          (d)  Dissenting Shares.  The aggregate amount of Dissenting Shares at
               -----------------
the Effective Time shall be less than five percent (5%) of the total outstanding Shares as of the date hereof. However, the parties recognize that so long as the conditions set forth in the first paragraph of Section 4.3 are met, there should be no Dissenting Shares. In addition, Parent acknowledges that the Shares ceasing to be designated as a national market system security will not, as such, be deemed to be a Company Material Adverse Effect. This acknowledgment shall not exclude, however, the possibility of a Company Material Adverse Effect resulting or following or deriving from the Shares ceasing to be so designated.

          (e)  Legal Opinion.  Parent shall have received an opinion of  Howard,
               -------------
Rice, Nemerovski, Canady, Falk & Rabkin, A Professional Corporation, counsel to the Company, dated the Closing Date, substantially in the form attached as Exhibit F.

          (f)  Resignations.  To the extent requested by Parent, Parent shall
               ------------
have received the resignations of each director and officer of the Company and each of its Subsidiaries. No such resignation shall require any officer to lose any rights which such officer may have under his change in control agreement with the Company provided such change in control agreements are listed on
Schedule 7.2(f).

          (g)  Accountant Letters.  Parent shall have received, in form and
               ------------------
substance reasonably satisfactory to Parent, from the accountants for the Company, the "comfort" letter described in Section 6.5(b).

          (h)  Fairness Opinion.  Prior to the Closing Date, Parent shall have
               ----------------
received an opinion of Tucker Anthony Incorporated dated on or about the Closing Date, to the effect that, as of such date, the consideration to be received by Parent in the Merger is fair to the holders of Parent Common Stock from a financial point of view.

          (i)  Affiliates Letters.  Parent shall have received an Affiliates
               ------------------
Letter from each Person identified as an affiliate of the Company pursuant to
Section 6.8.

          (j)  Conversion of Company Preferred Stock.  Parent shall have
               -------------------------------------
received appropriate information as to the status of the Series B Shares (and written confirmation by the Company of the exchange of the Series B Shares into Series D Shares, it being understood that references to the Series B Shares include the Series D Shares) as either (x) having been converted into Shares prior to the Effective Time or (y) remaining outstanding immediately prior to the Effective Time, in order to facilitate the application of Article IV. The Company shall have provided the appropriate notice to the holders of the Series B Shares in compliance with Section 6 of the Series D Certificate of Designations at least five days prior to the Effective Time and shall not have rescinded such notice in any manner.

          (k)  Employment Agreements.  Parent shall have entered into an
               ---------------------
employment agreement with Michael Crandell on terms that are satisfactory to Parent and to such employee.

          (l)  Plan Terminations.   The Company shall have terminated the Stock
               -----------------
Option Plans and the Stock Purchase Plan.

          (m)  Accrued Vacation.  No employee of the Company shall have more
               ----------------
than six and one-half weeks of accrued personal time off as of the Closing Date.

          7.3  Conditions to Obligation of the Company.  The obligation of the
               ---------------------------------------
Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

          (a)  Representations and Warranties.  The representations and
               ------------------------------
warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, (except to the extent any such representation and warranty expressly speaks as of an earlier date) and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer of Parent to such effect; provided, however, that
                                                  --------  -------
notwithstanding anything herein to the contrary, this Section 7.3(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Parent Material Adverse Effect or is reasonably likely to prevent or to materially burden or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

          (b)  Performance of Obligations of Parent and Merger Sub.  Each of
               ---------------------------------------------------
Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer of Parent to such effect.

          (c)  Consents Under Agreements.  Parent shall have obtained the
               -------------------------
consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any material Contract to which Parent or any of its Subsidiaries is a party, except for those consents or approvals which the failure to obtain is not reasonably likely to have a Parent Material Adverse Effect or materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

          (d)  [Reserved.]
               -----------

          (e)  Accountant Letters.  The Company shall have received, in form and
               ------------------
substance reasonably satisfactory to the Company, from the accountants for Parent the "comfort" letter described in Section 6.5(b).

          (f)  Registration Statement.  The registration statements of Parent
               ----------------------
required pursuant to Section 6.11(b) shall have become effective and shall not be subject to any stop order suspending the effectiveness of such registration statements and no proceeding for that purpose shall have been initiated or threatened by the SEC.

          (g)  Fairness Opinion.  Prior to the Closing Date, the Company shall
               ----------------
have received an opinion of Pacific Growth Equities, Inc., dated on or about the Closing Date, to the effect that, as of such date, the consideration to be received in the Merger is fair to the holders of the Company's equity securities from a financial point of view.

          (h)  Legal Opinion.   The Company shall have received an opinion of
               -------------
Sullivan & Cromwell, counsel to Parent and Merger Sub, dated the Closing Date, substantially in the form attached as Exhibit G.

          (i)  Term Loan Agreement.   Each installment requested by the Company
               -------------------
to be funded by Parent pursuant to the Term Loan Agreement shall have been funded in accordance with the terms of the Term Loan Agreement except where such installment was not funded because the conditions to funding were not met under the terms of the Term Loan Agreement.


                                  ARTICLE VII

                                  Termination

          8.1  Termination by Mutual Consent.  This Agreement may be terminated
               -----------------------------
and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company and Parent referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

          8.2  Termination by Either Parent or the Company.  This Agreement may
               -------------------------------------------
be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if (i) the Merger shall not have been consummated by December 31, 2000, whether such date is before or after the date of approval by the stockholders of the Company or Parent (the

"Termination Date"), (ii) the approval of the Company's or Parent's stockholders
 ----------------
required by Section 7.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, or (iii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company or Parent); provided, that the right
                                                        --------
to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

          8.3  Termination by the Company.  This Agreement may be terminated and
               --------------------------
the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in
Section 7.1(a), by action of the Board of Directors of the Company:

          (a) if (i) the Board of Directors of Parent shall have withdrawn or adversely modified its approval or recommendation of this Agreement or failed to reconfirm its recommendation of this Agreement within five business days after a written request by the Company to do so, or (ii) there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent; or

          (b) if (i) the Company's Board of Directors has received a Superior Proposal, (ii) the Company has notified Parent in writing of the determination of the Company's Board of Directors to accept the Superior Proposal, with such notice to include a summary of all material terms and conditions of the Superior Proposal, (iii) at least ten business days following receipt by Parent of the notice referred to in clause (ii) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (ii) above, such Superior Proposal remains a Superior Proposal, (iv) the Company is in compliance with Section 6.2, (v) the Company is not in material breach of any of the other provisions of this Agreement or of the Term Loan Agreement, (vi) the Company's Board of Directors concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal and (vii) the Company concurrently delivers to Parent an agreement by the acquiring Person(s) that are party to such agreement providing for implementation of such Superior Proposal, in which such Person(s) agree, subject only to completion of such Superior Proposal, to pay or to cause the Company to pay to Parent any amount that may become payable pursuant to Section 8.5(b)(i), and the

Company concurrently pays the charges and expenses of Parent and Merger Sub as provided in Section 8.5(b)(ii).

          8.4  Termination by Parent.  This Agreement may be terminated and the
               ---------------------
Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by the stockholders of Parent referred to in Section 7.1(a), by action of the Board of Directors of Parent:

          (a) if (i) the Board of Directors of the Company shall have withdrawn or adversely modified its approval or recommendation of this Agreement or failed to reconfirm its recommendation of this Agreement (including rejecting any then applicable Competing Proposal) within five business days after a written request by Parent to do so, (ii) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company or (iii) if the Company or any of the other Persons described in Section 6.2 as affiliates, representatives or agents of the Company shall take any of the actions proscribed by Section 6.2.

          8.5  Effect of Termination and Abandonment.
               -------------------------------------

          (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees,
agents, legal and financial advisors or other representatives);   provided,
                                                                  --------
however, except as otherwise provided herein, no such termination shall relieve
-------
any party hereto of any liability or damages resulting from any willful breach of this Agreement.

          (b) (i) In the event that this Agreement is terminated for any reason prior to the Effective Time, then the Company shall promptly, upon the conditions set forth in the following sentence being met, pay to Parent a cash payment according to the formula set forth in Exhibit H. The conditions to the payment referred to in the preceding sentence are that, within two years after the date of any such termination, the Company (x) shall consummate (on a solicited or unsolicited basis) an Acquisition Proposal (or shall enter into a binding agreement to consummate an Acquisition Proposal that is subsequently consummated) which in either case would meet the standard set forth in subsection (B)(1), (2) or (3) of Section 6.2 hereof, or (y) shall issue any securities (other than pursuant to the Stock Option Plans or other employee benefit plans) and receive cash proceeds (on a cumulative basis for all such issuances within two years after the termination date) aggregating at least $5 million. Promptly upon such consummation or promptly upon such receipt of proceeds, the Company (or the successor to the Company, if applicable) shall make the cash payment to Parent according to the formula set forth in Exhibit H; provided that in the case of an event described in clause (y) of the preceding sentence, the cash payment will not be due until 270 days following the receipt of such proceeds.

          (ii) In addition, in any case where termination of this Agreement arises as a result of failure to obtain approval by the Company's stockholders as contemplated in Section 6.4, or any action on the part of the Company's Board of Directors (including, without limitation, action pursuant to Section 8.3(b) or Section 8.4(a)(i)), or as a result of any material breach by the Company hereunder, then the Company shall promptly, but in no event later than two business days after being notified of such by Parent, pay all of the out-of-pocket charges and expenses, including those of the Exchange Agent, incurred by Parent or Merger Sub in connection with this Agreement and the Term Loan Agreement and the transactions contemplated by this Agreement and the Term Loan Agreement payable by wire transfer of same day funds.

          (iii)  The Company acknowledges that the agreements contained in this
Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amounts due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for any payment set forth in this Section 8.5(b), the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount owing, until paid in full, at the same rate as is applicable to the loan made by Parent to the Company pursuant to the Term Loan Agreement.


                                  ARTICLE IX

                           Miscellaneous and General

          9.1    Survival.  This Article IX and the agreements of the Company,
                 --------
Parent and Merger Sub contained in Sections 6.9 (Stock Exchange Listing and De-listing, etc.), 6.11 (Benefits), 6.12 (Expenses) and 6.13 (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Merger. This Article IX, the agreements of the Company, Parent and Merger Sub contained in Section 6.12 (Expenses), Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement, dated March 26, 2000, between the Company and Parent (the "Confidentiality Agreement") shall survive the
                             -------------------------
termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement, but the other separate agreements of the parties, e.g., the Term Loan Agreement (including the security agreement, the security documents, and the other agreements entered into in connection therewith or related thereto), shall survive or terminate pursuant to their own terms.

          9.2  Modification or Amendment.  Subject to the provisions of the
               -------------------------
applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

          9.3  Waiver of Conditions.  The conditions to each of the parties'
               --------------------
obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

          9.4  Counterparts.  This Agreement may be executed in any number of
               ------------
counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

          9.5  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.  (a)  THIS
               ---------------------------------------------
AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section
9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

          9.6  Notices.  Any notice, request, instruction or other document to
               -------
be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

          if to Parent or Merger Sub
          --------------------------

          6922 Hollywood Boulevard, Suite 900
          Hollywood, California 90028
          Attention:  Steven J. Hamerslag,  President and CEO, and
                      Nicholas V. Morosoff, Secretary and General Counsel fax: (323) 860-9201

          with a copy to Frank H. Golay, Jr.
          Sullivan & Cromwell
          1888 Century Park East
          Los Angeles, California  90067
          fax:  (310) 712-8800.

          if to the Company
          -----------------

          1378 Willow Road,
          Menlo Park, California  94025
          Attention: Todd J. Kenck
                     Vice President and Chief Financial Officer
          fax:  (650) 470-6969
          with a copy to Joseph B. Hershenson, Esq.
          Howard, Rice, Nemerovski, Canady, Falk & Rabkin
          A Professional Corporation
          Three Embarcadero Center, 7th Floor
          San Francisco, California 94111
          fax: (415) 217-5910

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

          9.7  Entire Agreement; NO OTHER REPRESENTATIONS.  This Agreement
               ------------------------------------------
(including any exhibits hereto), the other agreements between the parties referred to in the recitals hereof, the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. In particular, all of the terms of the Letter of Intent, dated April 5, 2000, between the Company and Parent, including
Section 3 thereof, are hereby terminated. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, OR IN SUCH OTHER AGREEMENTS REFERRED TO ABOVE, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY IT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOT WITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

          9.8  No Third-Party Beneficiaries.  Except as provided in Section
               ----------------------------
6.11(e) (Obligations), Section 6.11(f) (Severance Agreements) and Section 6.13 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          9.9  Obligations of Parent and of the Company.  Whenever this
               ----------------------------------------
Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the

Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

          9.10  Severability.  The provisions of this Agreement shall be deemed
                ------------
severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

          9.11  Interpretation.  The table of contents and headings herein are
                --------------
for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          9.12  Assignment.  This Agreement shall not be assignable by operation
                ----------
of law or otherwise; provided, however, that Parent may designate, by written
                     --------  -------
notice to the Company, another wholly-owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

          9.13  Term Loan Agreement.  Neither the entering into of this
                -------------------
Agreement nor the consummation of the Merger shall be deemed to be a breach of the terms of the Term Loan Agreement and Parent hereby waives any claim of breach of any provision of the Term Loan Agreement insofar as such provision might be deemed to be breached by the entering into of this Agreement or the consummation of the Merger or any actions required by the provisions of this Agreement.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.


                                        eFax.com



                                        By: /s/ Michael Crandell
                                            ------------------------------------
                                            Name:  Michael Crandell
                                            Title: Senior Vice President


                                                        JFAX.COM, Inc.



                                        By: /s/ Steven J. Hamerslag
                                            ------------------------------------
                                            Name:  Steven J. Hamerslag
                                            Title: President and CEO


                                        JFAX.COM Merger Sub, Inc.



                                        By: /s/ Steven J. Hamerslag
                                            ------------------------------------
                                            Name:  Steven J. Hamerslag
                                            Title: President and CEO

[Explanatory note: Exhibits B and H are included with this copy, but the other Exhibits are omitted.]

                                                                       EXHIBIT B

The exchange ratio, or the number of shares of JFAX Common Stock into which each share of the Company's Common Stock shall be convertible, and for which each share of the Company's Common Stock shall be exchanged, shall be determined by the following formula:

     CN   =       11,000,000      +     $5,000,000 - LA + M - O$
                --------------          --------------------------
                       N                      FMV/J/  x  N

          Where:

            CN = the Conversion Number (the second of the fractions comprising CN may be a negative number).

            LA = the sum of (x) the amount of loan proceeds disbursed under the Term Loan Agreement as of the Closing Date which have not been repaid and (y) the amount of payables of the Company that are 45 days or more past due as of the Closing Date.

            FMV/J/ = the average closing price of the Parent Common Stock for the five trading days beginning on and including the seventh trading day prior to the Closing Date.

            M = the sum of (x) cash on hand at the Company as of the Closing Date (but not including any cash deposited or required under the terms of the Term Loan Agreement to be deposited into the Asset Sales Account (as defined in the Term Loan Agreement) plus (y) any of the Company's pre-paid rents and insurance premiums (but only to the extent a pro-rata refund of any such premium is available as to insurance policies (other than the Company's D&O Insurance policy) which will be cancelled, at the election of Parent or otherwise, following the Closing) as of Closing (in no event will M exceed LA).

            O$ = the amount of any cash received by the Company upon (a) exercise of employee stock options under the Stock Option Plans, (b) purchases pursuant to the Stock Purchase Plan, or (c) exercise of Exchange Warrants or Other Warrants, in each case during the period between the date hereof and the time immediately prior to the Effective Time.

            N = an amount equal to the sum of (w) 13,520,895 (the number of outstanding Shares as of the date hereof), plus (x) Shares, if any, issued upon conversion of the Series B Shares during the period between the date hereof and the time immediately prior to the Effective Time, plus (y) any other Shares issued during the period between the date hereof and the time immediately prior to the Effective Time, except any shares issued (a) upon exercise of employee stock options under the Stock Option Plans, (b) upon purchase pursuant to the Stock Purchase Plan, or (c) upon exercise of Exchange Warrants or Other Warrants, plus (z) the total number of Shares that would be issuable upon the conversion of the Series B Shares that remain outstanding immediately prior to the Effective Time, assuming that all such Series B Shares were then converted.

                                   EXHIBIT H

          The cash payment from the Company to Parent required by Section 8.5(b)(i), if and when the conditions of such Section are met, shall be determined by the following formula:

                           CP  =N x (FMV /E/  -  EP)

                                     Where:

            CP  =the cash payment required, but not less than zero.

          N    =  1,750,000, provided that N shall be reduced to 750,000 if the termination of this Agreement arises as a result of a failure to obtain approval by Parent's stockholders as referred to in Section 6.4 or as a result of a material breach by Parent under this Agreement (in either case N is subject to adjustment as provided below).

          FMV /E/   =  The fair market value of one share of the Company Common
Stock as of the date the conditions of Section 8.5(b)(i) are met, which shall mean the average of the daily prices for the Company Common Stock on the applicable market specified below, over the latest 10 trading days prior to the date such conditions are met, based upon:

          (a) the closing prices per share of the Company Common Stock on the principal national securities exchange on which such stock is listed or admitted to trading, or

          (b) if not listed or traded on such exchange, the last reported sales prices per share on the Nasdaq National Market or the Nasdaq Stock Market (collectively, "Nasdaq"), or
                ------

          (c) if not listed or traded on any such exchange or Nasdaq, the daily average of the high and low bid prices per share as reported in the NASD OTC Bulletin Board, or

          (d) if not so listed or traded, and not so reported, then as determined by negotiations in good faith between the Company and Parent.

          EP = $0.10 (subject to adjustment as provided below)

In the event that the Company changes the number or kind of shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of

Company Common Stock, at or prior to the date when the conditions of Section 8.5(b)(i) are met, as a result of any reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, consolidation, sale of all or substantially all assets, subdivision, tender or exchange offer, for other similar transaction, then for purposes of the foregoing formula, at any time or times when such a change occurs, N and EP shall be proportionately adjusted so as to preserve the relative amount of any payment resulting from such formula in relation to the capitalization of the Company after giving effect to any such change or changes.

                                                                      Appendix B

July 11, 2000

Board of Directors
eFax.com
1378 Willow Rd.
Menlo Park, CA 94025

Members of the Board of Directors:

You asked for our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share ("eFax Common Stock") of eFax, a Delaware corporation ("eFax" or the "Company") of certain transactions in which eFax is considering participating.

Background of Transactions

eFax entered into an Agreement and Plan of Merger (the "Agreement and Plan of Merger") with Jfax.com, a Delaware corporation ("Jfax"), pursuant to which Jfax would acquire eFax. Pursuant to the Agreement and Plan of Merger, the outstanding shares of eFax common stock will be converted into a number of shares (the "Conversion Shares") of Jfax Common Stock, at a conversion ratio specified in the Agreement and Plan of Merger. The number of shares of Jfax Common Stock to be received by eFax shareholders will be 11,000,000 common shares of Jfax stock resulting in a transaction value of approximately $18.6 million. The Merger is to be accounted for as a purchase transaction and is to be a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.

Investigation and Analysis

In conducting our investigation and analysis and in arriving at the opinion set forth below, we reviewed such information and took into account such financial and economic factors as we deemed relevant under the circumstances. In that connection, we, among other things: (i) reviewed publicly available information about eFax (ii) reviewed publicly available information about Jfax, including but not limited to Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, proxy and other information filed with the Securities and Exchange Commission,
(iii) analyzed information regarding the market prices of eFax and similar publicly traded companies over various periods; (iv) analyzed information on publicly-traded comparable companies; and (v) analyzed information about prices paid in acquisitions of online communication service providers during the period April, 1997 through May, 2000.

Board of Directors
eFax.com
July 11, 2000
Page 2

We reviewed with senior management of eFax the state of eFax's business and operations prepared and furnished to us by the Company. We held discussions with certain members of Jfax's senior management concerning Jfax's historical and current business condition and operating results. We considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant for the preparation of this opinion. We did not consider any benefits that may inure to any stockholder of the Company as a result of the Merger or any related transactions other than in such party's capacity as a stockholder of the Company.

In arriving at our opinion, we assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us by or on behalf of eFax and Jfax, and all of the publicly available financial and other information referred to above, and did not attempt independently to verify any such information. We also assumed, with your consent, that the Merger would be consummated in accordance with the terms of the Agreement and Plan of Merger, without any amendment thereto and without waiver by eFax or Jfax of any of the conditions to their respective obligations thereunder. We relied upon assurances of senior management of eFax and Jfax, Inc. that such management was unaware of any fact that would make their respective information provided to us incomplete or misleading.

Our opinion necessarily was based upon economic, monetary and market conditions as they existed and could be evaluated on the date hereof, and did not predict or take into account any changes that could have occurred, or information that could have become available, after the date of our opinion, including without limitation changes in the terms of the Agreement and Plan of Merger. It should be understood that subsequent developments may have affected this opinion and we do not have any obligation to update, revise or reaffirm this opinion. Except as noted above, this opinion did not address the relative merits of the Merger and any other potential transactions or business strategies considered by the Board of Directors of eFax. We did not participate in the negotiation of the terms of the Merger, provide any legal advice or provide any advice with respect to the Merger or any possible alternatives to the Merger.

PGE received a fee for rendering this written opinion pursuant to the terms of an engagement letter. PGE and/or its employees may from time to time trade the securities of eFax and/or Jfax for its or their own account/s or the accounts of PGE's customers and, accordingly, may at any time hold long or short positions in such securities.

Board of Directors
eFax.com
July 11, 2000
Page 3


Opinion

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger is fair, from a financial point of view, to the holders of eFax's common stock.

Our opinion was prepared solely for the information of the board of directors, and may not be used for any other purpose or disclosed to or relied upon by any other party without the prior written consent of PGE; provided, however, that if eFax proposes to state in any proxy statement filed under the Securities Exchange Act of 1934 that PGE rendered this written opinion and/or describe the conclusions reached herein, PGE's consent shall not be unreasonably withheld.

                                        Very truly yours,


                                        Pacific Growth Equities, Inc.

                                                                      Appendix C

July 12, 2000


Board of Directors
JFAX.COM, Inc.
6922 Hollywood Boulevard, Suite 900
Hollywood, CA 90028

Ladies and Gentlemen:

We understand that JFAX.COM, Inc. ("JFAX") and eFax.com ("EFAX") propose to enter into an Agreement and Plan of Merger dated as of July ___, 2000 (the "Merger Agreement"), which provides for, among other matters, the merger of JFAX.COM Merger Sub, Inc., a subsidiary of JFAX, with and into EFAX (the "Merger"). Pursuant to the Merger, each share of common stock, par value $.01 per share, of EFAX ("EFAX Common Stock") issued and outstanding immediately prior to the effectiveness of the Merger (the "Effective Time") will be converted into, and become exchangeable for, that number of shares (the "Merger Consideration," as more fully defined in the Merger Agreement, and including the shares of JFAX Common Stock issuable in respect of the EFAX preferred stock) of common stock, par value $.01 per share, of JFAX ("JFAX Common Stock") equal to the amount (the "Conversion Number") determined pursuant to the formula set forth in Exhibit B to the Merger Agreement. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement and related documents, and terms used herein but not defined shall have the meaning ascribed to them in the Merger Agreement. The terms and conditions of the Merger were determined without our involvement and our opinion does not address whether better terms could have been achieved.

You have requested our opinion as to the fairness to JFAX's stockholders, from a financial point of view, of the Merger Consideration to be paid by JFAX in connection with the Merger. In arriving at our opinion, we have reviewed, among other things, the draft of the Merger Agreement dated July 10, 2000 (the "draft Merger Agreement"); the draft Stock Purchase Agreement by and between EFAX and JFAX dated July 12, 2000; the draft Declaration of Registration Rights Agreement by and between EFAX and JFAX dated July 12, 2000; the draft Exchange Agreement by and between EFAX and the Investors listed on the Schedule of Investors attached thereto dated July 10, 2000; the draft Side Agreement between EFAX, Fisher Capital Ltd. and Wingate Capital Ltd. and JFAX dated July 10, 2000; various legal documentation; the draft Agreement of Understanding by and between EFAX, JFAX and Integrated Global Concepts, Inc. dated June 30, 2000; the Term Loan Agreement by and between EFAX and JFAX dated May 5, 2000; certain publicly available financial statements, research reports and earnings estimates by research analysts covering JFAX and EFAX, and other business and financial information regarding JFAX and EFAX; and certain internal financial statements, forecasts and other financial and operating data provided to us by and concerning JFAX and EFAX. We also have reviewed and discussed the business, financial condition, assets, earnings and prospects of JFAX and EFAX with representatives of JFAX's and EFAX's management. In arriving at our opinion, we have considered (a) the trading history of the two companies' common shares and the average ratio of EFAX's share price to JFAX's share price over several periods of time; (b) merger premiums/discounts for certain comparable transactions;

Board of Directors
JFAX.COM, Inc.
July 12, 2000
Page 2


(c) the relative contributions of JFAX and EFAX with respect to certain financial and operational statistics; (d) certain financial and stock market data of publicly held companies in businesses considered to be generally comparable to JFAX and EFAX; (e) certain publicly available information concerning the nature and terms of certain transactions that we believed to be relevant on a comparative basis; (f) the impact of the Merger on JFAX's projected earnings per share; and (g) such other information, financial studies, analyses and financial, economic and market criteria as we deemed relevant and appropriate. Given the nature of our analytical techniques, this opinion is not readily susceptible to partial analysis or summary description.

In connection with our review, we have not independently verified any of the foregoing information and have relied upon it being complete and accurate in all material respects. We have not made an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of JFAX or EFAX, nor have we been furnished with any such evaluation or appraisal information. We did not interview customers, evaluate technologies, nor have we conducted a complete inspection of the properties or facilities of either JFAX or EFAX. With respect to the financial plans, estimates and analyses provided to us by JFAX and EFAX, we have assumed, at your direction, that all such information was complete and accurate in all material respects, reasonably prepared on bases reflecting the best currently available knowledge, estimates and judgments of JFAX's and EFAX's management as to future financial performance and was based upon the historical performance of JFAX and EFAX and certain estimates and assumptions which were reasonable at the time made, without independent verification. Finally, we have assumed that the executed Merger Agreement will be in the same form as the draft Merger Agreement reviewed by us, and that the Merger will be consummated on the terms described in the draft Merger Agreement, without any waiver of any material term or condition, and that obtaining any necessary regulatory or third party approval for the Merger will not have a material adverse effect on either JFAX or EFAX. Our opinion is based on economic, monetary and market conditions as in effect on, and the information provided to us as of, the date hereof.

We have not been requested to evaluate the reasonableness, adequacy, or feasibility of JFAX's estimates regarding future financing requirements or its ability to access any such financing. This opinion assumes that JFAX has, or at closing will have, financing adequate to complete the Merger in accordance with the Merger Agreement.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid by JFAX in connection with the Merger is fair, from a financial point of view, to JFAX's stockholders.

We are acting as financial advisor to the Board of Directors of JFAX in this transaction pursuant to an engagement letter dated April 28, 2000. Under the terms of that engagement letter, we are entitled to a fee for our services, payable upon delivery of this opinion to JFAX's Board of Directors. Our fee is not contingent upon the contents of this opinion or the approval or consummation of the Merger or any other transaction. In addition, JFAX has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. JFAX also has agreed to reimburse us for our reasonable and properly documented expenses, not to exceed $25,000, incurred in connection with the performance of our services under the engagement letter.

Board of Directors
JFAX.COM, Inc.
July 12, 2000
Page 3


Prior to the date hereof, Tucker Anthony Cleary Gull has not provided any investment banking services to either JFAX or EFAX.

This opinion is for the use and benefit of the Board of Directors of JFAX and is rendered to the Board of Directors in connection with its consideration of the Merger. We have not been requested to opine as to, and our opinion does not in any manner address, JFAX's underlying business decision to proceed with or consummate the Merger, whether the terms contained in the Merger Agreement were the best available terms to JFAX, whether stockholders should vote in favor of the proposed Merger or whether the allocation of the consideration among EFAX's common and preferred stockholders is appropriate.

Very truly yours,

TUCKER ANTHONY CLEARY GULL

                                                                      Appendix D

================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                   FORM 10-K

(Mark One)
[X] ANNUAL REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the fiscal year ended January 1, 2000.
     or

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the transition period from ________to_______.

                        Commission File Number 0-22561

                                   eFax.com

            (Exact name of Registrant as specified in its charter)

                Delaware                                 77-0182451
   (State or other jurisdiction of          (I.R.S. Employer Identification No.)
   incorporation or Organization)

                1378 Willow Road, Menlo Park, California 94025
              (Address of principal executive offices) (Zip Code)

      Registrant's telephone number, including area code: (650) 324-0600

Securities registered pursuant to Section 12(b) of the Act:  None

Securities registered pursuant to Section 12(g) of the Act:  Common Stock, $.01 par value

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days. Yes [X]    No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

     As of April 3, 2000, the aggregate market value of the voting stock held by non-affiliates of the Registrant was approximately $63,493,325 based upon the closing sales price of the Common Stock as reported on the Nasdaq National Market on such date. Shares of Common Stock held by officers, directors and holders of more than ten percent of the outstanding Common Stock have been excluded from this calculation because such persons may be deemed to be affiliates. The determination of affiliate status is not necessarily a conclusive determination for other purposes.

     As of April 3, 2000, the Registrant had outstanding 13,184,072 shares of Common Stock.

                     DOCUMENTS INCORPORATED BY REFERENCE:

     Portions of the following documents are incorporated by reference in this report: Registrant's Proxy Statement for its 2000 Annual Meeting of Stockholders which will be filed with the Securities and Exchange Commission no later than 120 days after January 1, 2000. (Part III).

================================================================================

                                   EFAX.COM
                                   INDEX TO
                          ANNUAL REPORT ON FORM 10-K
                        FOR YEAR ENDED JANUARY 1, 2000

                                                                      Page
                                                                      ----
                                     PART I

 Item 1    Business                                                      3
 Item 2    Properties                                                    9
 Item 3    Legal Proceedings                                             9
 Item 4    Submission of Matters to a Vote of Security Holders           9

                                    PART II

 Item 5    Market for the Registrant's Common Equity and Related
           Stockholder Matters                                          10
 Item 6    Selected Financial Data                                      12
 Item 7    Management's Discussion and Analysis of Financial
           Condition and Results of Operations                          13
 Item 7A   Quantitative and Qualitative Disclosures About Market Risk   31
 Item 8    Financial Statements and Supplementary Data                  31
 Item 9    Changes in and Disagreements with Accountants on
           Accounting and Financial Disclosure                          31

                                    PART III


 Item 10   Directors and Executive Officers of the Registrant           32
 Item 11   Executive Compensation                                       34
 Item 12   Security Ownership of Certain Beneficial Owners
           and Management                                               36
 Item 13   Certain Relationships and Related Transactions               37

                                    PART IV

 Item 14   Exhibits, Financial Statement Schedules, and Reports
           on Form 8-K                                                  39
 Signatures                                                             61

                                    PART I

ITEM 1.  BUSINESS

Overview

  eFax.com is a leading provider of Internet communications services. eFax.com currently provides its free and fee-based Internet communications services to more than 1.6 million users. In February 1999, eFax.com launched its Internet communications services, which incorporate fax-to-email, voicemail and voice-to-email capabilities. Prior to developing this market, eFax.com had developed and marketed branded and licensed products and software solutions for the "multifunction product ("MFP) market," which consisted of electronic office devices that combine print, fax, copy and scan capabilities in a single unit.
In addition, eFax.com has licensed its embedded systems technology and software to a number of manufacturers of multi-function products. On January 10, 2000, we announced that we will focus exclusively on expanding our position as a leading provider of enhanced Internet communications services and solutions and that we will discontinue manufacturing and sales of multifunction products.

  To date, the majority of eFax.com's revenues have been generated from sales and licensing of multifunction products. Traditionally, we license our hardware and software technologies for a range of multifunction products sold under the brand names of our manufacturing and software license customers. eFax.com also offers software which can be sold on a stand-alone basis, or bundled with hardware and software technologies to provide the customer with a complete, integrated hardware and software product solution. Our software products include eFax Messenger Plus, JetSuite, Filing Central, HotSend and Paper Master.

  On February 8, 1999, we changed our name from JetFax, Inc. to eFax.com, Inc. and announced our "eFax(R)" service, a free fax-to-e-mail Internet service. On December 16, 1999, eFax.com's corporate name changed from eFax.com, Inc. to
eFax.com.   It is eFax.com's intention to expand its service and product offerings to include a variety of Internet-based communication services and products.

eFax.com Internet Services

  In February 1999, we launched the eFax.com web site and service. This service provides users with the capability to receive facsimile transmissions as email attachments by way of the Internet. To enable the eFax service, a user simply signs up at the eFax.com website by providing limited personal information. Once a user is registered, eFax.com issues a unique telephone number to be used as a personal eFax number. eFax users can then receive faxes by distributing their eFax number instead of a traditional fax number to contacts. To view the fax images, our users must install a client application, eFax Messenger.

  The eFax service has expanded to provide a comprehensive set of unified communications services to our users on both a free and fee basis. Our eFax Plus service is a fee based service incorporating fax-to-email, email-to-fax, voice-to-email and voicemail. Pricing for eFax Plus is based upon monthly subscription fees and usage based charges for outbound faxing. eFax Free users can utilize our fax-to-email, voice-to-email and voicemail services for free. Our cost of supporting free users is offset by revenue from advertising, which is served to the client viewer on the user's desktop, upgrade campaigns aimed at converting free users to paid customers, and e-commerce opportunities in our eFax Mall.

  eFax Free. eFax Free is an advertising based free service which has been the driving force for user acquisitions for the eFax services. eFax Free allows users to receive faxes and voicemails on their eFax number at no cost to the user. The eFax Messenger software allows users to view faxes and listen to voicemails. In addition, this software incorporates ad serving technology to present advertisements on the applications tool bar while faxes and voicemails are viewed or played.

  The eFax Free service provides us with a cost effective vehicle for attracting users to the eFax services - both free and paid. Once a user subscribes to eFax Free, eFax.com will work to monetize the advertising and promotional opportunities associated with that subscriber's use of the service.

  eFax Plus. eFax Plus is our premium fax and voicemail service aimed at customers desiring local or toll-free telephone numbers, fax sending and advanced management of their communications from the Internet. Features of this service include sending faxes via email, sending faxes directly from the Web, optical character recognition of received documents, and automatic email distribution of received messages to several email recipients.

eFax.com Products

  eFax.com offers the following products and solutions to its Internet, OEM and other customers:

  eFax Messenger and Messenger Plus. eFax.com has developed the eFax Messenger software for eFax users to view faxes and play voice messages. eFax Messenger is based on core technology developments we have made in document portability and image compression. eFax Messenger is a very small computer application which is easily downloaded by the user. It incorporates live advertising and the capability to view, rotate, enlarge and print images. The eFax Messenger Plus software incorporates all the features of eFax Messenger while including several advanced capabilities for the eFax service as well as for communicating documents by email. Key features of eFax Messenger Plus include text and audio annotations of fax or other documents, fax sending software which, when used with the eFax service, allows users to send documents from their computers to any fax machine in the world and the capability to take nearly any document and create a portable document which can be emailed to anyone without requiring the person viewing the document to have the underlying application or fonts.

  Software.   eFax.com offers JetSuite and PaperMaster software for convenient communication and handling of electronic and paper documents, as well as Printer Control Language ("PCL") printer drivers. JetSuite software combines low-level device drivers for printing, faxing, copying and scanning with a visual "desktop" application that allows a user to organize, convert and manage documents created or received using a MFP. Users can create a self-viewing, portable version of any document, whether "printed" electronically, captured from an Internet Web page, scanned or faxed. Such a portable document can then be e-mailed and viewed without requiring the recipient to have a specific viewer, while maintaining all of the document's original formatting, layout, colors and look. We offer JetSuite to OEMs for use with the OEMs' embedded system or bundled with eFax.com's embedded system technology. PaperMaster began shipping in 1994 as user-friendly personal document management software. PaperMaster uses a file cabinet metaphor as its user interface, allowing one to unlock and open various file drawers and folders and insert a variety of document types. The software indexes documents, allowing users to search and retrieve documents based on text strings. Also included are search and retrieval capabilities and web links to allow users to easily save web-based HTML documents. PaperMaster is marketed through OEM bundles, upgrades, and direct sales on the Internet. In 1998 Hewlett-Packard began bundling PaperMaster with its successful CD-Writer Plus storage system, broadening the market for PaperMaster to the storage arena.

  Embedded System Technology.   eFax.com develops and licenses its embedded
system technology for manufacture and integration by its OEM customers into their MFPs. This technology includes a complete embedded system design, modified to meet the OEMs' specifications and requirements. Such hardware and software modifications are performed by eFax.com and typically include changes to the printer and scanner interfaces and to the control panel and user interface. We generally receive development fees in return for such modifications, in addition to prepaid and per unit royalties for the license. Our embedded system technology has been customized and licensed for use in Hewlett-Packard LaserJet 3100 and 3150, as well as the previously sold Minoltafax 1000, the Xerox 3006, and Xerox WorkCenter 250 and the Samsung dex 855.

  Hardware Multifunction Products and Related Consumables. eFax.com develops, manufactures and markets high quality multifunction products, integrating its embedded system technology with a printing and scanning engine. During fiscal 1999, we discontinued distribution of our JetFax branded multifunction peripherals through our own channels. eFax.com's current MFP is the Series M7, which we began shipping commercially to OEM customers in October 1999. The Series M7 offers the functionality of a high-volume, full-featured laser printer fax machine in addition to its multifunction print, copy and scan capabilities. The Series M7 includes features such as a high-speed 33.6 Kbps modem, which reduces the transmission time;

and fax-to-email capability independent of a network or special software. We also sell consumables for our hardware products, including toner cartridges, imaging drums and inkjet cartridges, which represented 29%, 19% and 17% of the our total revenues in the years ended December 31, 1999, 1998 and 1997, respectively. We will continue to sell consumables to dealers and OEM customers for the foreseeable future.

Technology

  Portable Document Technology. Portable document technology replicates documents for storage, transmission and viewing. Messenger Plus portable documents use a highly compressed print-imaging format containing a combination of text, fonts, color, graphic elements (such as lines and circles) and bitmaps. This portable document technology allows a single document database to handle both hard copy images from scanned or faxed documents and electronically created documents. Messenger Plus portable documents can easily be shared with others by using a freely distributable compact version of the Messenger viewer that combines with the portable document to create a self-viewing document. Messenger Plus also provides a range of imaging functionality for fast viewing, zooming and panning, as well as document markup and cleanup functionality.

  Third Generation Embedded System Technology. eFax.com's third generation embedded system technology is based on the eFax.com's application specific integrated circuit ("ASIC") semiconductor designs integrated with a Motorola microprocessor. The specialized ASICs perform most of the heavy computational tasks, allowing the single microprocessor to drive the embedded system and service all of the functions -- printing, faxing, copying and scanning -- required by a MFP. The ASICs perform a variety of imaging functions and provide high-speed data paths for large image data files that are quickly moving through the various processes in the system. The ASIC imaging functions include error diffusion scanning, edge enhancement, background compensation, scaling and print smoothing. A high-speed image bus and numerous direct memory access ("DMA") channels are also provided by the ASICs to optimize system performance and provide easy access to a specialized compression/decompression imaging processor. The firmware in the embedded system is centered on our task-swapping, real-time operating system. The operating system rotates among the various MFP functions such as printing, faxing, copying or scanning, allocating enough processing time for each task to prevent any significant performance deterioration when swapping among other tasks.


Marketing and Business Development

  We market our eFax services directly to users through advertising and business development activities. During 1999, we invested approximately $15.0 million in consumer branding for the eFax services. Our branding efforts included radio, Internet banner, sponsorship and location-based advertising. In addition to traditional media advertising we market to our installed base extensively through email and the eFax.com website. eFax.com also has an active press relations campaign which targets press coverage and informing industry participants of the eFax service.

  We have partnered with several Internet community sites and technology providers to capture user registrations. As an example, we launched a cobranded service for Microsoft's WebTV in early 2000. This cobranded service combined eFax.com's expertise in fax and voice messaging with a customized site suited to the technical capabilities of the WebTV set top audience. Additional cobrand sites launched in 1999 include NBCi, FindLaw, AllBusiness.com and FortuneCity UK. We have also partnered with manufacturers of PCs, scanners and printers to bundle our eFax Messenger Plus software with our partners' products. In certain cases, an icon for the eFax Service resides on the desktop of our partners' PC products, thereby encouraging partner customers to sign up for eFax services. We have partnered with HP to distribute our software with the HP Pavillion desktop and laptop computers; HP bundles our software with their scanners and Epson bundles our software with their printers.

  Hardware Products. eFax.com markets and sells its products worldwide to OEMs, dealers and distributors. Before 1999, we maintained a separate sales force for our hardware products and OEM/licensing

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

businesses. Marketing resources have been refocused to emphasize Internet activity through reassignment of personnel and other resources.

  OEM Relationships. eFax.com licenses its embedded system technology and software to OEMs. eFax.com works closely with OEM accounts to define product requirements, create development plans and manage development programs. The marketing group promotes eFax.com as a leading provider to OEMs of MFP solutions through a combination of public relations and press coverage, exhibits and presentations at tradeshows, product brochures and other marketing promotions.

  Software. eFax.com's software marketing strategy is to license software for bundling with multiple OEM products. In addition, we promote software upgrades and add-on software products in a number of ways, including software installation and reminder screens, mailings to registered users, website advertisements and co-promotions with OEMs.

  eFax.com's international sales efforts are focused principally on Western Europe. In November 1999, eFax.com launched services in the U.K. We have marketing, service or support personnel located in Germany, Ireland and the U.K. International marketing efforts are focused on promoting eFax services in Europe and pursuing business development opportunities. We have recently closed our German office, which principally supported the hardware product sales and support in Europe.

Network Operations

  The eFax.com network is currently based on 15 points of presence in the United States and in the United Kingdom. Each of eFax.com's points of presence is co-located with a telecommunications partner. Currently eFax.com works with ten different partners in the U.S. and three telecom partners in the U.K. Each co-location center requires a large number of Direct Inward Dial lines ("DIDs"), that act as individual phone numbers, Internet connectivity, and telephony services at each site. Our co-locations are typically located in manned data centers of our telecom partners, with limited onsite support. We manage and monitor our network operations and performance from a central site in Chicago. Our telecommunications partners include Focal Communications, Electric Lightwave, Global Naps, AT&T and Colt Telecom.

  Certain network management and development operations are outsourced to Integrated Global Concepts. Integrated Global Concepts provides 24 hour support and monitoring for our network and licenses to eFax.com certain elements of our network architecture. We entered into a two-year agreement with Integrated Global Concepts in February 1999.

  The decentralization of the eFax.com network provides for greater reliability and reduces our dependence on any one supplier. In addition, by being geographically dispersed our network is less susceptible to network outages caused by either power interruptions or problems with telecommunications failures. Certain functions such as customer data, billing and outbound fax sending are all centralized. All inbound message processing is handled in the distributed eFax.com network. Each point of presence is capable of operating independently of the other locations and supporting customers with telephone numbers based out of the site.

Customers

  The eFax service currently supports over 1.6 million users, including over 45,000 fee-based customers.

  In 1999, our customers also included office equipment dealers and distributors who resell branded MFPs, options and consumables, as well as OEMs that license our embedded system technology and software in conjunction with the manufacture and distribution of MFPs.

  Hardware Products.   In the United States and Canada, eFax.com distributed
JetFax branded products, options and consumables through office equipment dealers, primarily through IKON and dealers associated with Business Technology Associates ("BTA"). In the years ended December 31, 1999, 1998 and 1997, revenues recorded by eFax.com from dealers associated with IKON represented 11%, 16%, and 19%, respectively, of eFax.com's total revenues. The Company also distributes its products through regional distributors. As of December 31, 1999, eFax.com had discontinued sales of branded product through our dealer channel.

  OEM Relationships and JetSuite and PaperMaster Software.   eFax.com receives
license fees and development fees for our embedded system technology and desktop software from a number of manufacturers of MFPs. We currently license embedded system technology or desktop software to 25 companies and have OEM relationships with Hewlett-Packard, Oki Data, and Konica. In the years ended December 31, 1999 and 1998, Hewlett-Packard represented 13% and 18% of the eFax.com's total revenues, respectively. In the years ended December 31, 1999, 1998 and December 31, 1997, revenues from Konica represented 13%, 2%, and 0%, respectively, of our total revenues.

  Hewlett-Packard Company. In 1997, eFax.com entered into a development and license agreement with Hewlett-Packard for the inclusion of the our embedded system technology and JetSuite software in Hewlett-Packard product. The development was completed in early 1998 and the HP LaserJet 3100 was launched in March 1998. Effective May 1998, a follow-on development effort was undertaken and was completed at December 31, 1998. In January 2000, the resulting HP LaserJet 3150 was launched.

  Oki Data Corporation. In September 1996, eFax.com entered into a license agreement with Oki Data for the inclusion of JetSuite software with a number of Oki Data MFPs which are currently in the market.

Research and Development

  eFax.com's principal research and development activities are located at eFax.com's headquarters in Menlo Park, California and at its software applications division located in Santa Barbara, California. Primary activities at those locations include new product development, enhancement of existing products, product testing and technical documentation.

  Our research and development efforts focus on ongoing development of the eFax services and supporting software applications. Software and communications capabilities developed for our multifunction products have provided a solid technological base for creating Internet-based product offerings.

Intellectual Property and Proprietary Rights

  Our success is heavily dependent upon our proprietary technology. To protect our proprietary rights, eFax.com relies on a combination of copyright, trade secret and trademark laws, patents and nondisclosure and other contractual restrictions. As part of our confidentiality procedures, we generally enter into nondisclosure agreements with our employees, consultants, OEMs and strategic partners and limits access to and distribution of our designs, software and other proprietary information.

Manufacturing

  We manufacture our JetFax branded and OEM products for distribution to the corporate segment of the MFP market. eFax.com generally outsources materials from suppliers and performs final assembly and testing at our main facility in Menlo Park, California. All manufacturing operations should cease at the end of the first quarter 2000.

  The Series M7 is our current product line of MFPs. The major components of the Series M7 products are the print engine, the scanner, the user interface and the multifunction embedded system technology and modem electronics, all of which are outsourced. The JetFax embedded system and modem assemblies are built to specification by an external printed circuit board assembler. Final product assembly at the eFax.com's headquarters consists of integrating the components and OEM configuration on a progressive assembly line.

Competition

  The market for Internet-related communication services, such as our fax-to-e-mail, voice-to-e-mail, voicemail and e-mail-to-fax services, are a newly emerging market and competitors are just beginning to appear. eFax.com anticipates that it will need to:

  . provide good service and grow its business rapidly to meet demand;

  . create name recognition for eFax.com in advance of competitors;

  . build its subscriber base prior to any significant entry by the competition;
    and

  . continue to expand and improve on its Internet communication service offerings.

  eFax.com's technology, development services and software primarily compete with solutions developed internally by manufacturing and software license customers. Virtually all of eFax.com's manufacturing and software license customers have significant investments in their existing solutions. These manufacturing and software license customers have the substantial resources necessary to develop competing multifunction technologies and software that may be implemented into their own products. eFax.com also competes with technologies, software and development services provided in the multifunction product market by other systems and software suppliers to manufacturing and software license customers.

  The market for Internet-related communication services, related technology and software is highly competitive. This market is characterized by continuous pressure to improve performance, to introduce new features and to accelerate the release of new products. eFax.com also competes on the basis of vendor name and recognition, technology and software expertise, product functionality, development time and price. eFax.com anticipates increasing competition for its multifunction products, technologies, software under development and Internet services. Most of eFax.com's existing competitors, many of its potential competitors and all of eFax.com's manufacturing and software license customers have substantially greater financial, technical, marketing and sales resources than eFax.com. In the event that price competition increases, competitive pressures could cause eFax.com to:

  . reduce the cost of its fee-based eFax Service offerings;

  . expand services to match those offered by competitors; or

  . reduce the amount of royalties received on new licenses.

  In turn, these reductions could reduce eFax.com's profit margins and result in additional losses and a decrease in market share, which would have a material adverse effect on eFax.com's business, financial condition and results of operations.

Backlog

  The Company had essentially no backlog at December 31, 1999 and 1998, respectively, which is in line with the normal practice in the markets in which the Company operates. The office equipment dealer channel for MFPs typically requires shipment at time of order placement, and the Company has managed operations to fully satisfy customer demand within each fiscal quarter. The software business conventionally does not have a backlog, and revenues from the Company's development programs are recognized on a percentage of completion basis.

Employees

  As of December 31, 1999, the Company had 110 employees. There is no labor union representation for any of the Company's employees. The Company has never experienced a work stoppage, and relations with employees are considered good. The Company hires contract employees on an as-needed basis to meet temporary or specific needs.

ITEM 2. PROPERTIES

  The Company's headquarters and principal operations are in leased facilities totaling approximately 42,000 square feet in Menlo Park, California, and the lease for this facility expires in January 2003. Additionally, the Company leases approximately 5,200 square feet in Santa Barbara, California for its software application organization and the one-year extension on the lease is set to expire July 31, 2001. The Company leases approximately 2,600 square feet in Beaverton, Oregon for additional software application personnel, and this lease expires April 2001.

ITEM 3. LEGAL PROCEEDINGS

  Not applicable.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

  During the fourth quarter of 1999, no matters were submitted to a vote of security holders.

                                    PART II

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
        MATTERS

(a)  Market Information and Recent Sales of Unregistered Securities

   The Company's Common Stock is traded on the Nasdaq National Market tier of the Nasdaq Stock Market under the trading symbol "EFAX". Prior to February 8, 1999, the symbol for the Company's Common Stock as reported on the Nasdaq National Market was "JTFX". Effective with the close of business on February 8, 1999, the Company name was officially changed from "JetFax, Inc." to "eFax.com, Inc." Subsequently, on December 16, 1999, the Company changed its name from eFax.com, Inc. to eFax.com.

   The range of daily closing prices per share for the Company's common stock from January 1, 1999 to December 31, 1999 was:

       Year Ended December 31, 1999:       High              Low

           Fourth quarter                $12.438           $ 6.906
           Third quarter                 $18.375           $ 7.125
           Second quarter                $30.125           $11.250
           First quarter                 $25.375           $ 2.750

       Year Ended December 31, 1998:       High              Low

           Fourth quarter                $ 2.750           $ 1.531
           Third quarter                 $ 4.500           $ 2.500
           Second quarter                $ 7.188           $ 4.438
           First quarter                 $ 7.125           $ 3.625

   The reported last sale price of the Company's Common Stock on the Nasdaq National Market on April 3, 2000 was $5.00. The approximate number of holders of record of the shares of the Company's Common Stock was 254 as of April 3, 1999. This number does not include stockholders whose shares are held in trust by other entities. The actual number of stockholders is greater than this number of holders of record. Based on the number of annual reports requested by brokers, the Company estimates that it has approximately 19,339 beneficial owners of its Common Stock.

   The Company has authorized Common Stock of $0.01 par value and Preferred Stock. In connection with the initial public offering, all of the convertible preferred stock, except the Series P Redeemable Preferred Stock, and related accrued dividends outstanding at the time of the initial public offering automatically converted into 6,456,681 shares of Common Stock. Approximately $2.8 million of the net proceeds were used for the mandatory redemption of the Series P Redeemable Preferred Stock following the closing of the Company's initial public offering in June 1997.

   On May 10, 1999, eFax.com entered into a purchase agreement with an investor for the private placement of $15 million of Series A Convertible Preferred Stock which was not registered under the Securities Act of 1933, as amended, and is convertible into Common Stock based upon the five-day average stock price prior to closing which was $21.1375. The conversion price is subject to an adjustment after one year to the greater of the then current market price of the Common Stock or 60% of the initial conversion price. The agreement also includes 300,000 warrants exercisable at $23.25, which represents a 10% premium to the Series A Convertible Preferred Stock conversion price. The Series A Convertible Preferred Stock includes an 8% dividend payable in cash or common stock at the option of eFax.com. The closing occurred on May 13, 1999. eFax.com has filed a registration statement for the resale of the shares of Common Stock acquired on conversion of the Convertible Preferred Stock and upon exercise of the warrants. Holders of the preferred shares shall have no voting rights, except as required by law, including but not limited to the General Corporation Laws of the State of Delaware. The Company cannot declare or pay any cash dividend or distribution on the common stock without the prior express written consent of the holders of not less than two-thirds of the then outstanding preferred shares. In the event of a liquidation of the Company, the holders of the Series A Convertible Preferred Stock would be entitled to receive distributions in preference to the holders of the Common Stock.

     The Company has not paid any cash dividends on its Common Stock but has accrued 8% dividends for the Series A Convertible Preferred Stock which are due in either cash or stock on May 13, 2000. The Company currently intends to retain the remaining portion of its earnings to fund the development and growth of its business. See Item 7 - "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and Note 6 of Notes to Consolidated Financial Statements contained in Item 14.

(b)  Report of offering securities and use of proceeds therefrom:

     Not applicable.

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

ITEM 6. SELECTED FINANCIAL DATA

     The consolidated statement of operations data set forth below for the years ended December 31, 1999, 1998 and 1997, and the consolidated balance sheet data at December 31, 1999 and 1998 are derived from the consolidated financial statements of the Company included elsewhere in this Annual Report on Form 10-K. The consolidated statement of operations data set forth below for the nine months ended December 31, 1996 and the year ended March 31, 1996, and the consolidated balance sheet data at December 31, 1997 and 1996 and March 31, 1996 are derived from audited consolidated financial statements not included in this Annual Report on Form 10-K. The following financial data is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this Annual Report on Form 10-K.

                                                                                                         Nine Months     Fiscal Year
                                                                                                            Ended          Ended
                                                                     Years Ended December 31,            December 31,     March 31,
                                                            -----------------------------------------
                                                              1999            1998           1997(1)       1996(1)          1996
                                                            --------        --------         --------      --------       --------
                                                                             (in thousands, except per share data)
Consolidated Statement of Operations Data:
   Revenues:
     Product..............................................  $ 18,817        $ 23,385         $ 16,281      $ 10,205       $ 11,143
     Software and technology license fees.................     3,629           5,069            4,493         3,200          3,413
     Development fees ....................................     1,059           1,779            2,246         1,468            720
     eFax services........................................     1,200              --               --            --             --
                                                            --------        --------         --------      --------       --------
        Total revenues ...................................    24,705          30,233           23,020        14,873         15,276
                                                            --------        --------         --------      --------       --------
   Costs and expenses:
     Cost of product revenues ............................    13,540          16,005           11,886         8,441         11,102
     Inventory write-down - hardware products.............     1,060              --               --            --             --
     Cost of software and technology license fees
       revenues...........................................       584             710              770           517            587

     Cost of eFax services................................     2,400              --               --            --             --
     Research and development ............................     6,188           5,445            5,355         2,554          2,318
     Selling and marketing ...............................    19,972           7,267            6,046         5,212          5,216
     General and administrative ..........................     5,320           2,592            3,031         1,726          1,652
     Restructuring costs..................................       872              --               --            --             --
     Acquisition and related expenses.....................        --              --            2,106            --             --
                                                            --------        --------         --------      --------       --------
        Total costs and expenses .........................    49,936          32,019           29,194        18,450         20,875
                                                            --------        --------         --------      --------       --------
   Loss from operations ..................................   (25,231)         (1,786)          (6,174)       (3,577)        (5,599)
                                                            --------        --------         --------      --------       --------
   Interest and other income (expense), net...............       335             365              111            --           (259)
                                                            --------        --------         --------      --------       --------
   Loss before income taxes ..............................   (24,896)         (1,421)          (6,063)       (3,577)        (5,858)
   Provision for income taxes ............................        67              80               96           107             35
                                                            --------        --------         --------      --------       --------
   Net loss...............................................   (24,963)         (1,501)          (6,159)       (3,684)        (5,893)
   Series A Convertible Preferred Stock dividends.........      (769)             --               --            --             --
   Series P Redeemable Preferred Stock dividends..........        --              --              (68)         (116)            --
                                                            --------        --------         --------      --------       --------
   Net loss applicable to common stockholders.............  $(25,732)       $ (1,501)        $ (6,227)     $ (3,800)      $ (5,893)
                                                            ========        ========         ========      ========       ========
   Net loss per share:
     Basic................................................  $  (2.04)       $  (0.13)         $ (0.84)      $ (2.13)       $ (3.86)
                                                            ========        ========         ========      ========       ========
     Diluted .............................................  $  (2.04)       $  (0.13)         $ (0.84)      $ (2.13)       $ (3.86)
                                                            ========        ========         ========      ========       ========
   Shares used in computing per share amounts:
     Basic................................................    12,585          11,784            7,389         1,784          1,526
                                                            ========        ========         ========      ========       ========
     Diluted .............................................    12,585          11,784            7,389         1,784          1,526
                                                            ========        ========         ========      ========       ========

                                                                           December 31,                            March 31,
                                                       -----------------------------------------------------      -----------
                                                        1999            1998          1997(1)          1996          1996
                                                       -------         -------        -------         ------        -------
                                                                               (in thousands)
Consolidated Balance Sheet Data:
   Working capital.................................    $ 1,946         $10,928        $12,814         $  542        $ 4,978
   Total assets....................................     15,508          16,215         18,856          7,092         12,031
Long-term note payable, less current portion.......         --              --             --            198             --
   Redeemable preferred stock......................         --              --             --          2,726          2,610
   Convertible preferred stock.....................      7,467              --             --             --             --
   Total stockholders' equity (deficit)............      8,070          13,837         15,271           (861)         2,708

(1) Effective December 31, 1996, the Company changed its fiscal year end from March 31 to a 52-53 week reporting year ending on the first Saturday on or after December 31.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Overview

     The statements contained in this Annual Report on Form 10-K that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), including statements regarding the Company's expectations, hopes, intentions or strategies regarding the future. When used herein, the words "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend" and similar expressions are intended to identify forward-looking statements within the meaning of the Securities Act and the Exchange Act. Forward-looking statements include: statements regarding events, conditions and financial trends that may affect the Company's future plans of operations, business strategy, results of operations and financial position. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. Investors are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and that actual results may differ materially from those included within the forward-looking statements as a result of various factors. Factors that could cause or contribute to such differences include, but are not limited to, those described below, under the heading "Factors That May Affect Operating Results" and elsewhere in this Annual Report on Form 10-K.

     eFax.com is a leading provider of Internet communications services. eFax.com currently provides its free and fee-based Internet communications services to more than 1.6 million users. In February 1999, eFax.com launched its Internet communications services, which incorporate fax-to-email, voicemail and voice-to-email capabilities. Prior to developing this market, eFax.com had developed and marketed branded and licensed products and software solutions for the MFP market, which consisted of electronic office devices that combine print, fax, copy and scan capabilities in a single unit. In addition, eFax.com has licensed its embedded systems technology and software to a number of manufacturers of multi-function products. On January 10, 2000, we announced that we will focus exclusively on expanding our position as a leading provider of enhanced Internet communications services and solutions and that we will discontinue manufacturing and sales of multifunction products.

     eFax.com's revenues are derived from four sources: (i) product revenues consisting of sales of JetFax branded MFPs, OEM branded MFPs, consumables and upgrades; (ii) software and technology license fees related to both the Company's embedded system technology for MFPs and desktop software; (iii) development fees for the customization and integration of eFax.com's embedded system technology and desktop software in OEM products; and (iv) eFax(R) Service revenues derived from the Company's internet-based services introduced during the quarter ended June 30, 1999. Historically, product revenues have accounted for the majority of eFax.com's total revenues. For the year ended December 31, 1999, product revenues, software and technology licenses fees, development fees and eFax services revenues as a percentage of total revenues were 76%, 15%, 4%, and 5%, respectively, as compared to 77%, 17%, 6%, and 0 % for the prior year.

     Overall product revenues for the year ended December 31, 1999 declined from the prior year as a result of the Company's transition to an OEM and internet-based business model. Shipments of the new OEM platform MFP began in the fourth quarter of 1999. In January 2000, the Company announced its decision to discontinue manufacturing its MFP products. We intend to complete the final OEM contract during the first quarter of 2000.

     The new emphasis on Internet services has resulted in increased expenditures for both external promotions and other marketing expenses. The majority of these costs are related to media and Internet advertising promoting both the basic service and new products and features as introduced. Similarly infrastructure costs to support the planned expansion of services have increased. These infrastructure costs include the cost of delivery of the service such as telephony charges and depreciation on capital equipment, as well as technical and operational support personnel.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)


Recent Developments

     On April 5, 2000, the Company entered into a letter of intent and a loan commitment letter with JFAX.COM, Inc., a unified Internet communications company, in which:

 .    The Company and JFAX.COM established the principal terms for a potential merger of the Company and JFAX.COM.

 .    JFAX.COM agreed to lend the Company $5 million. The loan will have an interest rate of 13% and a maturity date of August 31, 2000, subject to adjustment which could increase the maturity date by up to 60 days.

 .    The Company agreed to grant to JFAX.COM a warrant to acquire 250,000 shares of the Company's common stock. The warrant will have a term of two years and will be exercisable at the market price of the Company's common stock on the date of grant, but the exercise price will reset to $1.00 per share if the proposed merger of the Company and JFAX.COM does not occur. The warrant is expected to be granted prior to April 15, 2000.

 .    The Company agreed to grant to JFAX.COM a warrant with a term of two years and an exercise price of $1.00 per share of the Company's common stock. The warrant will be granted if the merger between the Company and JFAX.COM does not occur. The warrant will be for 750,000 shares of the Company's common stock if JFAX.COM terminates the merger discussions, other than following a material breach of the letter of intent by the Company, prior to the execution of a definitive merger agreement, or if the definitive merger agreement is terminated because JFAX.COM's shareholders fail to approve the merger or JFAX.COM materially breaches the definitive merger agreement. The warrant will be for 1,750,000 shares of the Company's common stock if the merger does not occur for any reason not discussed in the preceding sentence.

     Prior to the execution of a definitive purchase agreement, neither the Company nor JFAX.COM is required to complete the merger. In the merger, approximately 18.5 million shares of JFAX.COM common stock will be issued to the current holders of the Company's common and preferred stock. The number of shares of JFAX.COM common stock to be received will be subject to downward adjustment based on potential fluctuations in the price of JFAX.COM common stock. The formula for determining the consideration to be received by the Company's common and preferred stockholders is included in Exhibit 2.1 to this report. JFAX.COM would be the surviving corporation in the merger. On April 5, 2000, the Company and the current holders of all of its shares of Series A Convertible Preferred Stock entered into an exchange agreement under which the holders agreed to exchange all of their outstanding shares of Series A Convertible Preferred Stock for a new Series B Convertible Preferred Stock. The Series B shares have a stated value which reflects the 25% premium that the holders would have had the right, under the Series A Convertible Preferred Stock, to receive in cash at the time of the Company's merger with JFAX.COM. The Company has the right to require the Series B stockholders to accept JFAX.COM common stock at the closing of the merger in return for any shares of Series B Convertible Preferred Stock which they then own. The Series B Convertible Preferred Stock will be convertible into shares of the Company's common stock based on the average closing bid price of the Company's common stock for the 20 trading days beginning on April 7, 2000. See Note 16 to the Consolidated Financial Statements.

Results of Operations

     The following table sets forth, as a percentage of total revenues, certain items in the Company's statements of operations for the periods indicated.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)


                                                                                   Year Ended
                                                                                   December 31,
                                                                  --------------------------------------------
                                                                     1999              1998             1997
                                                                  ---------         ---------        ---------
Revenues:
     Product                                                             76%               77%              71%
     Software and technology license fees                                15                17               19
     Development fees                                                     4                 6               10
     eFax services                                                        5                --               --
                                                                  ---------         ---------        ---------
         Total revenues                                                 100               100              100
                                                                  ---------         ---------        ---------
Costs and expenses:
     Cost of product revenues                                            55                53               52
     Inventory write-down - hardware products                             4                --               --
     Cost of software and license revenues                                2                 2                3
     Cost of eFax services                                               10                --               --
     Research and development                                            25                18               24
     Selling and marketing                                               81                24               27
     General and administrative                                          21                 9               13
     Restructuring costs                                                  4                --               --
     Acquisition and related expenses                                    --                --                9
                                                                  ---------         ---------        ---------
         Total costs and expenses                                       202               106              127
                                                                  ---------         ---------        ---------
Loss from operations                                                   (102)               (6)             (27)
Other income, net                                                         1                 1               --
                                                                  ---------         ---------        ---------
Loss before income taxes                                               (101)               (5)             (27)
Provision for income taxes                                               --                --               --
                                                                  ---------         ---------        ---------
Net loss                                                               (101)%              (5)%            (27)%
                                                                  =========         =========        =========

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

     Revenues. Total revenues decreased 18% to $24.7 million for the year ended December 31, 1999 from $30.2 million for the year ended December 31, 1998. The decline resulted primarily from a decline in product revenues as the Company transitioned to an internet-based business model.

     Product revenues decreased 20% to $18.8 million from $23.4 million for the years ended December 31, 1999 and 1998, respectively, a reflection of the factors related to the discontinuation of the Company's JetFax branded products. Revenue from shipments of MFPs for the year ended December 31, 1999 declined 36% from the preceding year, as final domestic and international units of the JetFax branded Series M900 product were sold. Product revenues also reflected the continued erosion in average selling prices, driven by the level of OEM business, product discontinuation and general market pressures. Average selling prices for the year ended December 31, 1999 declined 13% from the prior year. Unit sales for the year ended December 31, 1999 also decreased, down 39% from the prior year. As a result, hardware product revenues declined for 1999 as the move to a new business model was implemented. We anticipate that product

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)


revenues from the shipment of MFPs will end at the end of the first quarter of 2000. Consumable revenue increased 28% for the year ended December 31, 1999 versus the prior year. We anticipate that we will continue to sell consumables to our installed base of hardware customers. However, as this base will not continue to grow, we expect revenues will begin to decline over the next several quarters.

     Software and technology licensing fees declined 28% to $3.6 million for the year ended December 31, 1999 from $5.1 million for the year ended December 31, 1998. The decline resulted from anticipated declines in per unit royalties for the Hewlett-Packard SureStore CD-Writer, and due to a product transition and reductions in software revenues due to the withdrawal of PaperMaster products from the retail distribution channel. Royalty fees from sales of the Hewlett-Packard 3100 decreased by 17% from the prior year. In January 2000, Hewlett-Packard released the follow-on product to the 3100, the 3150. We anticipate that we will continue to receive royalties over the life of this product.

     Development fees declined 40% to $1.1 million from $1.8 million for the years ended December 31, 1999 and 1998, respectively, reflecting the completion of current projects and conversion of development fees to per unit royalties. Currently, we have no plans for new development projects and as a result do not anticipate future development fees.

     eFax Service revenue totaled $1.2 million as compared to none in the prior year and reflects the Company's transition to an internet-based business model. eFax Service revenue consisted primarily of recurring monthly subscription fees, signup fees, usage-based charges and revenues from advertising activities. eFax premium service revenues began in June 1999.

     International revenues accounted for 13%, 18% and 29% of total revenues for the years ended December 31, 1999, 1998, and 1997, respectively. All of the development fees and software and technology license revenues, and most of the product revenues, have been denominated and collected in United States dollars. Historically, international revenues were derived primarily from product sales and consumables. International revenues are likely to decline in the near term due to the discontinuation of hardware production. The Company has not hedged the foreign currency exposure related to product sales denominated in foreign currencies as the impact has not been significant. See " Factors That May Affect Operating Results -- International Activities."

     Software and technology license fees result from licensing the Company's proprietary embedded system technology and desktop software to OEMs for integration into their products. The recurring license revenues reported by the Company are dependent on the timing and accuracy of product manufacturing or quarterly sales reports received from the Company's OEM customers. The quarterly reports, as well as any verbal estimates, are subject to delay and potential revision by the OEM. In such an event, the Company may subsequently be required to adjust revenues for subsequent periods due to the change in estimate, which could have a material adverse effect on the Company's business, financial condition, and results of operations and on the price of the Company's Common Stock.

     Cost of Product Revenues Cost of product revenues consists primarily of purchased materials; direct production labor and supervision for assembly and testing; subcontracted manufacturing, mainly for printed circuit boards; indirect labor for inventory management, shipping and receiving, purchasing, manufacturing engineering, document control and operations management; and related facility and support costs. Cost of product revenues may vary as a percentage of total revenues in the future as a result of a number of factors including: relative production volumes; the mix of product shipped and the varying proportion of MFPs versus consumables and upgrades; changes in production yields, especially those associated with the introduction of new products; risk of inventory obsolescence and excess inventory; pricing pressures in the market; and vendor quality or supply problems.

     The gross margins for the Company's branded MFP products were constrained by the competitive nature of the marketplace, pricing pressures and the greater name recognition of the larger companies with which eFax.com competes. The margins on consumables, such as toner cartridges and drums, and on upgrades,

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)


such as the two-line upgrade, were typically higher than on the base unit. In addition, the Company's consumables generate recurring revenues which tend to increase as the cumulative number of units sold increases.

     Cost of product revenues decreased 15% to $13.5 million from $16.0 million for the years ended December 31, 1999 and 1998, respectively. Product gross margin was 28%, down from 32% for the prior year. The decrease was attributable to volume and average selling price declines and the absence of favorable foreign exchange rates experienced on inventory purchases in 1998.

     Inventory Write-Down - Hardware Products. In connection with the Company's announced decision to exit from the manufacturing of MFP products, the Company recognized in 1999 a one-time $1.1 million write-down of inventory to reflect anticipated realizable values of the inventory on hand.

     Cost of Software and License Revenues. Cost of software and license revenues consists primarily of royalties paid for licensed technology included in the Company's products, amortization of purchased technology, and the duplication and packaging expense associated with software sold in the retail market. Cost of software and license revenues decreased 18% to $584,000 from $710,000. The decrease in royalty revenues generated a corresponding decrease in royalties payable for certain technology licensed from others for the year ended December 31, 1999.

     Cost of eFax Services. Direct costs of providing the eFax Services totaled $2.4 million for the year ended December 31, 1999, as compared to none in the prior year. Planned expansion in support of the business growth included service delivery costs such as telephony charges, depreciation on capital equipment, operations personnel as well as all technical and customer support related expenses.

     Research and Development. Research and development expenses rose 14% to $6.2 million from $5.4 million for the years ended December 31, 1999 and 1998, respectively, driven by higher personnel costs related to headcount growth, software development charges in support of the new eFax Service, and an increase in prototype and tooling charges in support of the next generation OEM MFP platform. Average headcount for the current year rose 2% over the prior year.

     Selling and Marketing. Selling and marketing expenses increased 175% to $20.0 million from $7.3 million for the years ended December 31, 1999 and 1998, respectively. Increased promotional activity in support of the new eFax Service accounted for effectively all of the increase, more than offsetting the elimination of external marketing efforts related to the branded hardware business. Selling and marketing expenses included approximately $15.0 million in expenses associated with advertising in 1999. Selling and marketing expenses are expected to decline from the current level on a dollar basis in the first half of 2000 but remain important to the Company's continued development.

     General and Administrative. General and administrative expenses rose 105% to $5.3 million from $2.6 million for the years ended December 31, 1999 and 1998, respectively. The increase primarily resulted from $1.4 million of stock-based severance charges related to changes in executive management in the second quarter. The increase in general and administrative expenses in 1999 also resulted from the amortization of trademarks, legal expenses, consultant expenses, expenses related to external reporting for public companies, and, to a lesser degree, hiring and compensation expenses were responsible for this increase. The Company anticipates a $500,000 charge in the first quarter of 2000 from a severance charge relating to another executive management change.

     Restructuring costs. In connection with the Company's announced decision to exit from manufacturing MFP products, the Company recognized an $872,000 restructuring charge for the write-down of capital equipment, intellectual property and leasehold improvements, excess facilities accruals and severance costs.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)


It is anticipated that the discontinuation and restructuring was substantially completed during the first quarter of 2000.

     Interest and Other Income, Net. Interest and other income, net, decreased to $335,000 from $365,000 for the years ended December 31, 1999 and 1998, respectively, as a $143,000 increase in other expense and the absence of $46,000 in other income was partially offset by a $113,000 increase in interest income from interest-bearing investments.

     Provision for Income Tax. Due to eFax.com's net losses, there were no provisions for federal or state income taxes for the years ended December 31, 1999 and 1998, respectively. Income tax provisions of $67,000 and $80,000, for the years ended December 31, 1999 and 1998, respectively, relate primarily to foreign withholding taxes on certain royalty fees, and also include minimum state and franchise taxes.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

     Revenues. Total revenues increased 31% to $30.2 million for the year ended December 31, 1998 from $23.0 million for the year ended December 31, 1997. Product revenue from the sale of the Company's MFPs and related consumables and accessories was $23.4 million in 1998, a 44% increase from $16.3 million during the year ended December 31, 1997. All product categories rose significantly year over year, as MFP's, consumables and accessories advanced 45%, 42% and 37%, respectively, for the year ended December 31, 1998 from the same period ended December 31, 1997. MFP unit sales increased 61% for the year ended December 31, 1998 from the same period ended December 31, 1997. This increase in demand was partially offset by average selling price declines driven by competitive pricing in the market. The number of units sold each quarter was relatively flat during the first nine months of 1998, dropping by 18% in the final three month period ended December 31, 1998. The decline in unit shipments in the last quarter was due primarily to inventory level adjustments at one of the Company's marketing channel partners, IKON, that began in September 1998 and continued through year-end.

     Development revenue decreased 21% to $1.8 million for the year ended December 31, 1998 from $2.2 million for the year ended December 31, 1997. Major development milestones on the original Hewlett-Packard contract were completed in 1997 and the revenue stream from development fees was converted to per unit royalties in the first part of 1998. The follow-on development efforts did not commence until May 1998, which resulted in the decrease.

     Software and technology licensing fees rose 13% to $5.1 million for the year ended December 31, 1998 from $4.5 million for the year ended December 31, 1997. The year ended December 31, 1998 included per unit royalties for 1) the H-P SureStore CD-Writer, which began shipping in February 1998 and 2) H-P LaserJet 3100, which began shipping in March 1998. Partially offsetting these increases in per unit royalties, revenue from acquired DocuMagix software products for the year ended December 31, 1998 fell 79% to $.5 million from $2.1 million for the same period ended December 31, 1997, the result of withdrawal of products from the retail distribution channel.

     International revenues declined to 18% of total revenues from 29% for the year ended December 31, 1998 and 1997, respectively. Product revenue increases in 1998 were more heavily concentrated in the US as opposed to Europe, resulting in the proportionate decline. The Company did not sell its products in any Asian countries, though products are sold in New Zealand and Australia. Two customers, Hewlett-Packard and IKON Office Solutions, accounted for $5.3 million (18%) and $4.8 million (16%), respectively, of total revenues for the year ended December 31, 1998. The same two customers accounted for $3.1 million (13%) and $4.4 million (19%), respectively, of total revenues for the year ended December 31, 1997.

     Cost of Product Revenues Cost of product revenues consisted primarily of purchased materials; direct production labor and supervision for assembly and test; subcontracted manufacturing, mainly for printed

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)


circuit boards; indirect labor for inventory management, shipping and receiving, purchasing, manufacturing engineering, document control and operations management; and related facility and support costs.

     Cost of product revenues increased 35% to $16.0 million from $11.9 million for the years ended December 31, 1998 and 1997, respectively. In 1998 the year end review of inventory resulted in an increase in reserves of $350,000. Approximately half of this charge related to reduced MFP demand and half to previously inventoried marketing materials. Despite this adjustment, product gross margins expanded to 31.6% from 27.0% for the years ended December 31, 1998 and 1997, respectively. The improvements in gross margin for JetFax branded products and consumables were due to manufacturing efficiencies, higher volumes, and a shift in mix to the newer Series M900 product lines, the aggregate of which more than offset a decline in average selling price of MFPs and the inventory reserve adjustment.

     The Company purchased print engines for its Series M900 product line in Yen from Oki Data Corporation and included exchange gains and losses related to Yen-based purchases and hedging activity in cost of goods sold. In order to reduce the potential volatility related to the ongoing Yen liability, the Company entered into a Yen hedge in August 1997. As the Yen weakened during the year ended December 31, 1998, the average exchange rate for purchases improved to 133 from 122 Yen to the dollar for the year ended December 31, 1997. As a result of this rate improvement, cost of goods sold was lowered by over $300,000. Hedging activity generated a loss of $12,000 for the year ended December 31, 1998. Given the considerable expense associated with maintaining the Yen hedge, coupled with the recent strengthening of the Yen in relation to the dollar, the Company decided to terminate its Yen hedge in September 1998.

     Cost of Software and License Revenues. Cost of software and license revenues consisted primarily of royalties paid for licensed technology included in the Company's products, amortization of purchased technology, and the duplication and packaging expense associated with software sold in the retail market. Cost of software and license revenues decreased 8% to $710,000 from $770,000. The increase in per unit royalty revenues generated a corresponding increase in per unit royalties payable for certain technology licensed from others for the year ended December 31, 1998. This was in turn offset by reduced expenses related to retail software sales as the Company withdrew from the retail channel distribution market.

     Research and Development. Research and development expenses were essentially flat at $5.4 million for the years ended December 31, 1998 and 1997, respectively. Average engineering headcount increased to 45 from 39 for the years ended December 31, 1998 and 1997, respectively. The related increase in engineering compensation expense was effectively offset by (1) reduced prototype, materials and external consultant charges and (2) the non-recurrence of acquisition-related DocuMagix retention bonuses of $150,000 from December 1997. As a percent of revenue, research and development expense declined to 18%, a result of the increase in revenue.

     Selling and Marketing. Selling and marketing expenses consist primarily of personnel related costs and commissions, travel and entertainment expenses, advertising and promotional expenses, marketing communications, customer support, and service and facilities expenses. Selling and marketing expenses increased 20% to $7.3 million from $6.0 million for the year ended December 31, 1998 and 1997, respectively. An additional $1.3 million in promotional efforts including dealer incentives, advertising, and public relations in support of the Series M900 product accounted for the period increase. This was offset to a minor degree by the non-recurrence of acquisition-related DocuMagix retention bonuses of $77,000 from December 1997. As a percentage of revenues, selling and marketing expenses declined slightly to 24% from 27% for the year ended December 31, 1998 from the year ended December 31, 1997, as the rise in revenue outpaced the increase in marketing charges.

     General and Administrative. General and administrative expenses include personnel related costs for administrative, finance, and executive personnel, outside professional fees, and facilities expenses. General and administrative expenses decreased 15% to $2.6 million from $3.0 million for the years ending December 31, 1998 and 1997, respectively. Elimination of redundant costs related to facilities, business insurance, and legal and accounting services, effective with the acquisition of DocuMagix accounted for the drop in expense. Expenses related to public company disclosures, e.g., reporting to shareholders and SEC filings,

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)


more than offset the non-recurrence of DocuMagix retention bonuses of $169,000. As a percentage of revenues, general and administrative expenses declined to 9% from 13% for the year ended December 31, 1998 from the year ended December 31, 1997.

     Acquisition Charges and Related Expense. Acquisition charges related to the purchase of substantially all the assets of the Crandell Group, Inc. in July 1996 and the purchase of DocuMagix, Inc. through a pooling of interests transaction which closed in December 1997. There were no acquisition related charges for the year ended December 31, 1998; there were a total of $2.1 million in acquisition charges for the year ended December 31, 1997. The Crandell Group's $1.7 million portion of the 1997 acquisition charges was comprised of: a $1.0 million compensation payment in July 1997, acquisition charges of $0.6 million for a variable equity award classified as compensation; and compensation expenses of $56,000 associated with royalties related to the continuing employment of the founders of the Crandell Group. The $425,000 DocuMagix portion of the 1997 acquisition charges was primarily comprised of legal and accounting costs related to the pooling of interests transaction and the estimated lease obligation for the previous DocuMagix facility.

     Interest and Other Income (Expense). Interest and other income, net increased to $365,000 from $111,000 for the year ended December 31, 1998 and 1997, respectively. Interest income from investments was essentially flat at $300,000, while interest expense declined to zero from $119,000. Foreign exchange gains (losses) increased to $19,000 from ($58,000) for the years ended December 31, 1998 and 1997, respectively.

     Provision for Income Taxes. Due to the Company's net losses, there were no provisions for federal or state income taxes for the year ended December 31, 1998 or the year ended December 31, 1997. Income tax provisions of $80,000 and $96,000 for the year ended December 31, 1998 and 1997, respectively, related primarily to foreign withholding taxes on certain royalty fees, but also include minimum state and franchise taxes.

Recent Accounting Pronouncements

     In December 1999, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements. This bulletin summarizes certain interpretations and practices followed by the Division of Corporation Finance and the Office of the Chief Accountant of the SEC in administering the disclosure requirements of the Federal securities laws in applying generally accepted accounting principles to revenue recognition in financial statements. Application of the accounting and disclosures desired in the bulletin is required by the second quarter of 2000. Although the Company has not fully assessed the implications of SAB No. 101, management does not believe adoption of this bulletin will have a material impact on the Company's consolidated financial position, results of operations or cash flows.

Liquidity and Capital Resources

     In 1999, the Company's revenues were not sufficient to support its operations, and revenues will not be sufficient enough to support operations until such time, if any, that the Company's revenues from technology licensing agreements and fee generating Internet-based services gain substantial market acceptance. Historically, the Company has financed its operations to date principally through private placements of debt and equity securities, proceeds from borrowings under a bank line of credit that expired in August 1999, debt associated with the Crandell Acquisition, and the Company's 1997 initial public offering of common stock. The total amount of equity raised through a series of private financing rounds and the Company's June 1997 initial public offering through December 31, 1999 was $69 million. The Company has completed discussions with JFAX.COM to finance the Company through an interim loan agreement of $5.0 million while the two parties continue merger discussion pursuant to a letter of intent to merge the Company with JFAX.COM; however, no assurance can be given that these discussions and negotiations will culminate in the

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)


contemplated merger. In the event that the Merger is not consummated, the Company will need to obtain additional financing to repay the loan from JFAX.COM and to finance continuing operating losses. In such event, there can be no assurance that the Company will be successful in obtaining additional financing and that would result in a material adverse effect on the Company's ability to meet its business objectives and continue as a going concern. See Notes 1 and 16 to the Consolidated Financial Statements.

     On May 10, 1999, eFax.com entered into a purchase agreement with an investor for the private placement of $15.0 million of Series A Convertible Preferred Stock, convertible into Common Stock at $21.1375 per share. The conversion price is subject to an adjustment after one year to the greater of the then current market price of the Common Stock or 60% of the initial conversion price if the current market price is less than the initial conversion price. The agreement also includes 300,000 warrants exercisable at a 10% premium to the Series A Convertible Preferred Stock conversion price. The Series A Convertible Preferred Stock includes an 8% dividend payable in cash or common stock at the option of eFax.com. The closing occurred on May 13, 1999. eFax.com filed a registration statement for the resale of the shares of Common Stock acquired on conversion of the Convertible Preferred Stock and upon exercise of the warrants.

     Cash and short term investments increased to $4.7 million at December 31, 1999 from $4.1 million at December 31, 1998. Net cash used for operating activities was $5.7 million in 1999, resulting primarily from the Company's net loss of $25.0 million partially offset by noncash charges of $11.4 million. In addition, inventories decreased to $1.7 million from $4.5 million at December 31, 1999 and 1998, respectively, a result of reduced stocking levels related to the discontinuance of the Company's MFP product line and an associated write-down of $1.0 million. Accounts receivable decreased to $2.4 million from $4.4 million at December 31, 1999 and 1998, respectively, which was principally the result of the withdrawal from the MFP market. Accounts payable increased $2.7 million to $4.4 million at December 31, 1999 from $1.7 million at December 31, 1998. The increase in payables resulted from additional expenses related to the ramp-up of the Company's internet-based services and related selling and marketing expenses. Other changes in working capital items also partially offset the net loss by approximately $0.5 million.

     Investing activities for the year ended December 31, 1999 consumed $2.3 million of cash: $1.9 million for property purchases, $184,000 for investment in other assets and $187,000 for net purchases of short-term investments.

     Financing activities for the year ended December 31, 1999, provided $15.6 million of cash: $14.2 million in proceeds from the sale of Series A Convertible Preferred Stock, and $1.4 million in proceeds from the sale of Common Stock.

Factors That May Affect Operating Results

     eFax.com operates in a dynamic and rapidly changing environment that involves numerous risks and uncertainties. This Annual Report on Form 10-K may contain projections of results of operations and financial condition or other "forward-looking statements" which involve risks and uncertainties. The words "anticipate," "believe," "estimate," and "expect" and similar expressions when used in this Annual Report on Form 10-K in relation to eFax.com or its management are intended to identify such forward-looking statements. eFax.com's actual results, performance, or achievements could differ materially from these projections or forward-looking statements as a result of many factors, including those discussed in this "Factors That May Affect Operating Results " section of the Annual Report on Form 10-K. This section should be read in conjunction with the audited Consolidated Financial Statements and Notes thereto included in Part IV -- Item 14 of this Annual Report on Form 10-K.

WE HAVE EXPERIENCED FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS.

     eFax.com in the past has experienced, and in the future may experience, significant fluctuations in its quarterly operating results. These fluctuations have been or may be caused by many factors, including:

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)


     . acceptance and timing of new products combining communications technology with the Internet;

     .    the size and timing of development or software licensing agreements;

     .    the timing of the phase-out of eFax.com's hardware products;

     . fluctuations in consumer demand for eFax.com's brand products and for products which are made by eFax.com's manufacturing and software license customers incorporating eFax.com's technology; and

     .    seasonal trends, competition and pricing.

EFAX.COM EXPECTS THAT ITS OPERATING RESULTS WILL CONTINUE TO FLUCTUATE AS A RESULT OF THESE AND OTHER FACTORS.

     For these and other reasons, we believe that period-to-period comparisons of eFax.com's results of operations are not necessarily meaningful. We believe that you should not rely upon these comparisons as indicators of future performance. It is likely that in future quarters, eFax.com's operating results will sometimes be below the expectations of public market analysts and investors. This could have a material adverse effect on the price of eFax.com's common stock.

     We believe that the accuracy of eFax.com's report of its quarterly license revenues received from its manufacturing and software license customers has been, and will continue to be, dependent on the timing and accuracy of product sales reports which we receive from these manufacturing and software license customers. Our manufacturing and software license customers only provide these reports on a quarterly basis and this quarterly basis may not coincide with eFax.com's quarter. Our manufacturing and software license customers may also delay or revise these reports. Therefore, we are required to estimate all of the recurring license revenues from manufacturing and software license customers for each quarter. As a result, we will record an estimate of such revenues prior to public announcement of eFax.com's quarterly results. In the event the product sales reports we receive from our manufacturing and software license customers are delayed or subsequently revised, we may be required to adjust revenues for subsequent periods. This adjustment of revenues could have a material adverse effect on eFax.com's business, financial condition and results of operations and, as a result, the price of eFax.com's common stock.

THE PRICE OF EFAX.COM STOCK MAY BE VOLATILE DUE TO MANY FACTORS, INCLUDING OUR STATUS AS AN INTERNET-RELATED COMPANY, FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS, THE RAPID PACE OF TECHNOLOGICAL CHANGE, THE UNCERTAINTY OF OUR BUSINESS TRANSACTIONS AND THE CONTENTS OF NEWS AND SECURITY ANALYST REPORTS.

     The trading price of eFax.com's common stock is likely to be highly volatile. The price could be subject to wide fluctuations in response to factors such as:

     . actual or anticipated variations in eFax.com's quarterly operating results;

     . announcements of technological innovations or new services by eFax.com or its competitors;

     . announcements of significant acquisitions or strategic partnerships by eFax.com or its competitors;

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)


     . changes in financial estimates and recommendations by securities analysts; and

     .    news reports relating to trends in eFax.com's markets.

     In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that is often unrelated to the operating performance of these companies. These broad market and industry fluctuations may adversely affect the price of eFax.com's common stock, regardless of eFax.com's actual operating performance.

ALTHOUGH WE TAKE STEPS TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, WE MAY BECOME SUBJECT TO TIME-CONSUMING AND COSTLY LITIGATION WHERE WE ARE ACCUSED OF INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHER PARTIES. IN FACT, WE WERE RECENTLY SUED FOR INFRINGING A TRADEMARK OF E-FAX COMMUNICATIONS.

     eFax.com's success is heavily dependent upon its intellectual property. To protect its proprietary rights, eFax.com relies on a combination of copyright, trade secret and trademark laws, patents, nondisclosure agreements and other contractual restrictions. As part of its confidentiality procedures, eFax.com generally enters into nondisclosure agreements with its employees, consultants, manufacturing and software license customers and strategic partners. eFax.com also limits access to and distribution of its designs, software and other proprietary information. Despite these efforts, eFax.com may be unable to effectively protect its proprietary rights. In addition, enforcement of eFax.com's proprietary rights may be expensive. We cannot assure you that eFax.com's means of protecting its proprietary rights will be adequate. Nor can we assure you that eFax.com's competitors will not independently develop similar technology.

     As the number of patents, copyrights, trademarks and other intellectual property rights in eFax.com's industry increases, eFax.com's intellectual property may increasingly become the subject of infringement claims. In the past, eFax.com has received communications from other parties claiming that eFax.com's trademarks or products infringe the proprietary rights of these parties. eFax.com has also received communications asking for "indemnification" against such infringement. "Indemnification" means that eFax.com would promise to repay or reimburse the other party for loss or damages suffered by that other party as a result of infringement. eFax.com's manufacturing and software license customers generally require eFax.com to reimburse or "indemnify" the manufacturing and software license customers for claims of infringement from third parties. We can give you no assurance that third parties will not make infringement claims against eFax.com or its manufacturing and software license customers in the future. Any of these claims, even if they have no legal merit, could be time consuming (especially for key management and technical personnel), result in costly litigation or cause delays in revenues. In addition, these claims could require eFax.com to enter into royalty or licensing agreements on terms unacceptable to eFax.com. If eFax.com fails to develop a substitute technology, or to license a substitute technology on acceptable terms, this could have a material adverse effect on eFax.com's business, financial condition and results of operations. As an example, eFax.com was sued in February 1999 by E-Fax Communications which claimed that the use of the name "eFax.com" infringed this party's trademark rights. In settlement of the matter, eFax.com paid E-Fax Communications a combination of cash and common stock in an amount not exceeding $2.5 million.

OUR REVENUES MAY NOT GROW AS ANTICIPATED BECAUSE THE MARKET FOR OUR INTERNET-RELATED SERVICES IS NEW, RAPIDLY CHANGING AND UNCERTAIN.

     The market for Internet-related communication services is very new and is evolving rapidly. eFax.com expects to rely significantly in the future on revenues generated through its "eFax" service, a free fax-to-

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

email, email-to-fax and voice-to-email service, and products which support this service. We cannot assure you, however, that the base of customers subscribing to our eFax(c) service will continue to expand rapidly. Nor can we assure you that users will be willing to pay fees for premium services or that the subscriber base will grow large enough to be capable of generating advertising revenue. As a result, our revenues may not grow as anticipated, which would have a negative effect on our business.

WE HAVE CHANGED THE FOCUS OF OUR BUSINESS TO INTERNET-RELATED SERVICES, PRODUCTS AND TECHNOLOGIES AND GROWTH OF BUSINESS IN THIS NEW FOCUS AREA IS UNCERTAIN.

     Historically, eFax.com has focused primarily on the development, manufacture and sale of its branded multifunction products. eFax.com derived a substantial portion of its revenues from the sale of these brand multifunction products. However, on January 10, 2000, we announced the discontinuation of our manufacturing operations and that we now expect that our future revenue growth will be dependent, largely, on expansion of our Internet-based communications services, such as its fax-to-e-mail service, and on further licensing of eFax.com's hardware and software technologies and software products. However, we cannot assure you that eFax.com will realize growth in revenues from such sales. If such growth in revenues does not occur, it could have a material adverse effect on eFax.com's business, financial condition and results of operations.

WE DEPEND ON THE CONTINUED GROWTH OF INTERNET COMMERCE. WE FACE THE RISKS THAT INTERNET COMMERCE MAY NOT GROW AS RAPIDLY AS ANTICIPATED AND THAT THE INTERNET MAY EXPERIENCE TECHNICAL PROBLEMS DUE TO INSUFFICIENT INFRASTRUCTURE AND INADEQUATE TECHNOLOGICAL IMPROVEMENTS.

     eFax.com intends to derive a significant portion of its revenues from its Internet communications services, called "eFax", and related products. Rapid growth in the use of and interest in the Internet and online Internet services is a recent phenomenon. As a result, a sufficiently broad base of consumers may not adopt and continue to use the Internet and other online services as a way of purchasing and conducting business. Internet web-based advertising and the sales of premium Internet services are relatively new. It is difficult to predict the extent that these will grow, or if they will grow at all. In addition, the Internet may not prove to be a viable commercial marketplace for reasons such as potentially inadequate development of:

     .    Internet network infrastructure;  and

     .    technologies which enable use of the Internet.

     If any of the following take place, it could have a material adverse effect on eFax.com's business, financial condition and results of operation:

     . if the use of the Internet and other online services does not continue to increase or increases more slowly than expected;

     . if performance improvements to support increased levels of Internet activity prove to be inadequate,

     . if the infrastructure for the Internet and online services proves to be inadequate to effectively support expansion; or

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

     .    if the Internet does not become a viable commercial marketplace.


CERTAIN OF OUR PRODUCTS ARE BEING DISCONTINUED AND OUR MANUFACTURING AND SOFTWARE LICENSE CUSTOMERS, WHICH PROVIDE A SIGNIFICANT PORTION OF OUR REVENUES, MAY NOT CONTINUE TO DEVELOP, MARKET OR SELL PRODUCTS INCORPORATING EFAX.COM'S TECHNOLOGY.

     eFax.com has derived a significant portion of its revenues from licensing of its software and hardware and software technologies to other parties and from providing development services to manufacturing and software license customers. eFax.com currently has manufacturing relationships with Hewlett-Packard Company, Oki Data Corporation, and Konica Business Systems. As a result of discontinuing our hardware products, we do not anticipate future product revenues Oki Data Corporation or Konica Business Systems after the first quarter of 2000. eFax.com anticipates that it will derive a significant portion of its revenues in the future from Hewlett-Packard Company and its software license customers and that eFax.com's revenues will be dependent upon, among other things, the ability and willingness of its manufacturing and software license customers to develop and promote products that incorporate eFax.com's technology. The ability and willingness of these manufacturing and software license customers to do this is based upon a number of factors, including eFax.com's ability to complete timely development of designs for them. We cannot give you any assurances regarding the ability or willingness of eFax.com's manufacturing and software license customers to continue developing, marketing and selling products incorporating eFax.com's technology. The loss of any of eFax.com's significant manufacturing and software license customers could have a material adverse effect on eFax.com's business, financial condition and results of operations.

WE HAVE A HISTORY OF OPERATING LOSSES AND AN ACCUMULATED DEFICIT

     eFax.com has had annual net losses since the company was formed. eFax.com's historical losses and certain preferred stock dividends have resulted in an accumulated deficit of approximately $55.0 million as of December 31, 1999. We can give you no assurance that eFax.com will achieve profitability on a quarterly or annual basis in the future. As a result of our history of operating losses and substantial expenditures associated with the transition to an Internet-based business model, we are currently experiencing a liquidity shortfall which we are addressing by seeking additional capital investments.

WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT FUNDS TO GROW OUR BUSINESS.

     We intend to continue to grow our business. Due to our limited operating history in Internet communication services and the nature of our industry, our future capital needs are difficult to predict. Therefore, we will require additional capital to fund any of the following:

     .    continuing operating losses

     .    unanticipated opportunities;

     .    strategic alliances;

     .    potential acquisitions;

     .    changing business conditions; and

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

     .    unanticipated competitive pressures.


     Obtaining additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financings unattractive to us. If we are unable to raise additional capital, our current operations and our growth could be impeded.

WE MAY FAIL TO ADAPT TO OUR MARKET'S RAPIDLY CHANGING TECHNOLOGY AND EVOLVING INDUSTRY STANDARDS AND WE MAY LOSE COMPETITIVENESS AND REVENUES AS A RESULT.

     The market for eFax.com's products and services is characterized by rapidly changing technology, evolving industry standards and needs, and frequent new product introductions. As the market for Internet-based communication services grows, this market will begin to exert more pressure on companies to develop advanced features at more economical pricing. As product development increases in complexity and the expected time to bring a product to market continues to decrease, the risk and difficulty in meeting these development schedules increases and the costs to eFax.com and its manufacturing and software license customers also increases. In addition, eFax.com, its manufacturing and software license customers and their competitors may, from time to time, announce new products, capabilities or technologies that may replace or shorten the life cycles of eFax.com's services and software and the life cycles of manufacturing and software license customers' products incorporating eFax.com's technology. eFax.com's success will depend on, among other things:

     .    market acceptance of eFax.com's service offerings; and

     . the ability of eFax.com and its manufacturing and software license customers to respond to industry changes and market demands.

     Any failure of eFax.com to anticipate or respond adequately to the rapidly changing technology and evolving industry standards and needs could result in a loss of our competitiveness or revenues. Any significant delay in our development or introduction of new and enhanced products and services could also result in a loss of competitiveness or revenues. Such a loss of competitiveness or revenues could have a material adverse effect on eFax.com's business, financial condition and results of operations.

WE FACE A HIGH LEVEL OF COMPETITION IN OUR INTERNET-RELATED INDUSTRY.

     The market for Internet-related communication services, such as eFax.com's fax-to-e-mail service, is a newly emerging market and competitors are just beginning to appear. eFax.com anticipates that it will need to:

     .    provide good service and grow its business rapidly to meet demand;

     .    create name recognition for eFax.com in advance of competitors;

     . build its subscriber base prior to any significant entry by the competition; and

     . continue to expand and improve on its Internet communication service offerings.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

     eFax.com's technology, development services and software primarily compete with solutions developed internally by manufacturing and software license customers. Virtually all of eFax.com's manufacturing and software license customers have significant investments in their existing solutions. These manufacturing and software license customers have the substantial resources necessary to develop competing multifunction technologies and software that may be implemented into their own products. eFax.com also competes with technologies, software and development services provided in the multifunction product market by other systems and software suppliers to manufacturing and software license customers.

     The market for Internet-related communication services, related technology and software is highly competitive. This market is characterized by continuous pressure to improve performance, to introduce new features and to accelerate the release of new products. eFax.com also competes on the basis of vendor name and recognition, technology and software expertise, product functionality, development time and price. eFax.com anticipates increasing competition for its multifunction products, technologies, software under development and Internet services. Most of eFax.com's existing competitors, many of its potential competitors and all of eFax.com's manufacturing and software license customers have substantially greater financial, technical, marketing and sales resources than eFax.com. In the event that price competition increases, competitive pressures could cause eFax.com to:

     .    reduce the cost of its fee-based eFax Service offerings;

     .    expand services to match those offered by competitors; or

     .    reduce the amount of royalties received on new licenses.


     In turn, these reductions could reduce eFax.com's profit margins and result in losses and a decrease in market share, which would have a material adverse effect on eFax.com's business, financial condition and results of operations.

WE ARE DEPENDENT ON KEY PERSONNEL AND COULD BE AFFECTED BY THE LOSS OF THEIR SERVICES.

     eFax.com is largely dependent upon the skills and efforts of its senior management, as well as other officers and key employees, some of whom only recently have joined eFax.com. None of eFax.com's officers or key employees have an employment agreement with eFax.com. eFax.com believes that its future success will depend in large part upon its ability to attract and retain highly skilled engineering, managerial, sales, marketing and operations personnel, many of whom are in great demand. Competition for such personnel, especially engineering personnel, has recently increased significantly. The loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on eFax.com's business, financial condition and results of operations. Edward R. Prince, III, our Chief Executive Officer, and Lon Radin, our Vice President of Engineering recently resigned.

OUR RAPID GROWTH PLACES A STRAIN ON OUR OPERATIONS AND FINANCIAL RESOURCES AND WE MAY FAIL TO MANAGE OUR GROWTH EFFECTIVELY. IN ADDITION, WE MAY FACE RISKS ASSOCIATED WITH ANY POTENTIAL ACQUISITION OF OTHER COMPANIES WHICH WE MAY CHOOSE TO UNDERTAKE.

     eFax.com has grown rapidly in recent years. A continuing period of rapid growth could place a significant strain on eFax.com's management, operations and other resources. eFax.com's ability to manage its growth will require eFax.com to continue to invest in its operational, financial and management information systems, procedures and controls, and to attract, retain, motivate and effectively manage its

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

employees. We can give no assurance that eFax.com will be able to manage its growth effectively. Failure to manage growth effectively would have a material adverse effect on eFax.com's business, financial condition and results of operations. eFax.com may, from time to time, pursue the acquisition of other companies, assets or product lines that complement or expand its existing business. Acquisitions involve a number of risks that could adversely affect eFax.com's operating results. These risks include:

     .    the diversion of management's attention from day-to-day business;

     . the difficulty of combining and assimilating the operations and personnel of the acquired companies;

     . charges to the company's earnings as a result of the purchase of intangible assets; and

     .    the potential loss of key employees as a result of an acquisition.


     eFax.com has no present commitments nor is it engaged in any discussions or negotiations regarding possible acquisitions. However, should any acquisition by eFax.com take place, we can give no assurance that this acquisition will not materially and adversely affect eFax.com or that any such acquisition will enhance eFax.com's business.

WE ARE DEPENDENT ON A LIMITED NUMBER OF SERVICE PROVIDERS AND MAY BE AFFECTED BY CHANGES, DELAYS OR INTERRUPTIONS IN OF SERVICES FROM THESE SUPPLIERS.

     eFax.com relies on various providers or network communication infrastructure, telecommunications infrastructure and other partners providing network management services. We depend on relationships with providers and partners for, among other things:

     .    management of our network operations;

     .    providing and managing our telephone numbers;

     .    telephony infrastructure; and

     .    network connectivity.

     eFax.com generally purchases network and telecommunications services under multi-year agreements. Alternate providers or partners may be readily available for some of these services, but there may be unavoidable interruptions in service if we change service providers. However, for other network management services, we do not know how long it would take to find a replacement provider or partner and to establish a replacement network operations center. If we need to find another provider or partner of those network management services which we now purchase from a single source, we may experience delays, operational difficulties and increased expenses, and our ability to provide services to our users or expand our operations may be impaired. Although we believe we could develop other providers or partners for these single source services, no alternative providers or partners currently exist and the process of finding an alternate provider or partner could take several months or longer. Therefore, any interruption in the performance of these network management services could have a material adverse effect on eFax.com's business, financial condition and results of operations.

     Given our dependence on network communication infrastructure, telecommunications infrastructure and network management partners, any of the following events could have a material adverse effect on eFax.com's business, financial condition and results of operations:

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

     . if any of these companies were to experience extended interruptions in network services;

     . if these providers were to experience financial difficulties or other problems which prevented them from meeting contractual service obligations;

     . any shortage or interruption in the supply of telephone numbers used in eFax.com's services; or

     . the inability of eFax.com to obtain any of these services from alternate providers or partner on acceptable terms.


WE GENERATE A SIGNIFICANT PORTION OF OUR REVENUES FROM OUR INTERNATIONAL ACTIVITIES AND WE ARE SUBJECT TO MANY RISKS AS A RESULT OF THESE ACTIVITIES.

     A significant portion of eFax.com's total revenues come from sales to eFax.com's customers outside the United States. The international market for eFax.com's brand products and products incorporating eFax.com's technology and software is highly competitive. Risks inherent in eFax.com's international business activities also include:

     .    currency fluctuations and restrictions;

     . the burdens of complying with a wide variety of foreign laws and regulations;

     .    longer accounts receivable cycles;

     .    the imposition of government controls;

     . risks of localizing and internationalizing products to local requirements in foreign countries;

     .    trade restrictions;

     .    tariffs and other trade barriers;

     .    restrictions on bringing earnings back into the United States; and

     .    potentially adverse tax consequences.


     Any of these risks could have a material adverse effect on eFax.com's business, financial condition and results of operations. Substantially all of eFax.com's international sales are currently made in U.S. dollars. Therefore, increases in the value of the U.S. dollar relative to foreign currencies could make eFax.com's products less competitive in foreign markets. Because of eFax.com's international activities, it faces currency exposure and currency exchange risks. For example, eFax.com purchases some of its key components pursuant to purchase contracts which require payment in foreign currency which results in currency exchange risks.

OUR BUSINESS DEPENDS UPON THE DELIVERY OF ACCURATE ELECTRONIC INFORMATION VIA THE INTERNET, AND IF YEAR 2000 ISSUES CAUSE LONG-TERM

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

INOPERABILITY OF THE INTERNET OR OUR SERVICES, WE COULD LOSE USERS OF OUR SERVICES OR BE UNABLE TO CONTINUE OUR BUSINESS.

     Year 2000 issues refers to the issue surrounding computer programs that use two digits rather than four to define a given year. These programs might read a date using "00" as the year 1900 rather than the year 2000, which could cause a system failure or a miscalculation.

     Significant uncertainty exists concerning the potential costs and effects associated with any year 2000 compliance problems. Any year 2000 compliance problems faced by us, users of our online marketplace and strategic partners could seriously harm our business. In addition, our ability to operate our business depends upon delivery of accurate, electronic information via the Internet. To the extent year 2000 issues result in the long-term inoperability of the Internet or our online marketplace, our business would be seriously harmed.

     eFax.com has recently implemented new information systems and accordingly does not anticipate any internal year 2000 problems from those information systems, databases or programs. However, year 2000 problems faced by major distributors, suppliers, customers and financial service organizations with which we interact could adversely impact eFax.com. Our assessment of the potential impact of these additional issues was completed in October 1999. We can give you no assurance that we were able to detect all potential failures of eFax.com's computer systems or the computer systems of third parties. A significant failure of eFax.com's or a third party's computer system could have a material adverse effect on eFax.com's business, financial condition and results of operations. eFax.com has completed its contingency plan, detailing actions that would be taken in the event that such failure occurs. To date, we have not experienced any significant disruptions related to the Year 2000 issue.

WE MAY BE ADVERSELY AFFECTED IF OUR COMPUTER SYSTEMS OR THOSE OF OUR DISTRIBUTORS, SUPPLIERS AND CUSTOMERS FAIL BECAUSE OF ANY RESIDUAL YEAR 2000 PROBLEMS.

     The Year 2000 issue refers to whether computer systems will properly recognize two digit year values as the year 2000 versus the year 1900. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. We recognize the need to insure that our operations and relationships with our customers, suppliers and other third parties will not be adversely impacted by the Year 2000 software issue. During the past year, we have implemented and completed a Year 2000 project designed to identify and assess the risks associated with its information systems, products, operations and infrastructure, suppliers and customers that are not Year 2000 compliant, and to develop, implement and test remediation and contingency plans to mitigate these risks. To date, we have not experienced any significant disruptions related to the Year 2000 issue and has not been informed of any failures of the Company's products related to the year 2000 issue. We are not aware of any significant Year 2000 disruptions affecting our critical suppliers and vendors. We cannot guarantee that our efforts will prevent a material adverse impact on our results of operations, financial condition or cash flow that might result from the failure of any key third party systems to accommodate the Year 2000 problem. If our systems or those of key third parties are not fully Year 2000 functional, we estimate that disruptions in operations could occur. Such disruptions could result in delays in providing services and in issuing billings to customers. These consequences could have a material adverse impact on our consolidated results of operations, financial condition and cash flows if we are unable to substantially conduct our business in the ordinary course.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The following disclosures about the Company's market risk involve forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. The Company faces exposure to market risk from adverse movements in interest rates and foreign currency exchange rates, which could impact its results of operations and financial condition. The Company does not use derivative financial instruments for speculative purposes.

     Short-term Investments. At December 31, 1999, the Company held $3.0 million in short-term investments consisting of high quality financial instruments with an original maturity of from three to fifteen months. These available-for-sale securities are subject to interest rate risk and will fall in value if market interest rates increase. If market interest rates were to increase immediately and uniformly by 10 percent from levels at December 31, 1999, the fair market value of the short-term investments would decline by an immaterial amount. The Company generally expects to have the ability to hold its fixed income investments until maturity and therefore would not expect operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on short-term investments.

     Foreign Currency Exchange Rate. Historically, the Company's primary exposure has related to significant purchases of materials for manufacture of its Series M900 product line which were denominated in Yen. In order to reduce the potential volatility related to its ongoing Yen liability, the Company has occasionally purchased foreign currencies and held them during the contract term. At December 31, 1999 the Company did not hold a hedge position against a foreign currency exposure.

     At December 31, 1999 the Company had no purchase commitments denominated in Yen.

     The Company does maintain cash balances denominated in British Pound Sterling, Irish Punt, French Francs, and German Deutschemarks. If foreign exchanges rates were to weaken against the dollar immediately and uniformly by 10 percent from the exchange rate at December 31, 1999, the fair value of these foreign currency amounts would decline by an immaterial amount.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The Company's financial statements are set forth in Item 14 below.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     Not applicable.

                                   PART III

Item 10. Directors and Executive Officers of the registrant

     The Company's current executive officers and directors are set forth below, with their ages as of December 31, 1999. The terms of all incumbent directors expire at the Annual Meeting of the Company's stockholders in July 2000 (the "Annual Meeting") or at such later time as their successors have been duly elected and qualified.

                          Name                             Age     Position(s) with the Company
                         -----                             ---     ----------------------------
Thomas B. Akin.........................................     46     Director

Douglas Y. Bech........................................     53     Director

Steven J. Carnevale....................................     43     Director

Albert E. Sisto........................................     49     Director

Lon Radin..............................................     49     Director

Ronald P. Brown........................................     46     President

Michael Crandell.......................................     44     Executive Vice President and Chief Technology Officer

Todd J. Kenck..........................................     32     Vice President of Finance, Chief Financial Officer and Secretary

Michael C. Tonneson....................................     36     Vice President of Business Development

Josh A. Mailman........................................     38     Vice President of Operations

     Thomas B. Akin has served as a director of the Company since July 1996. Since October 1995, Mr. Akin has served as a Managing General Partner of Talkot Capital, LLC, an investment firm. From November 1981 to February 1994, Mr. Akin served in various capacities, most recently as the Managing Director of Western Regional Sales for Merrill Lynch & Co. Mr. Akin was on a leave of absence from Merrill Lynch & Co. from February 1994 until his retirement in April 1997. Mr. Akin holds a B.A. in Biology from the University of California at Santa Cruz and an M.B.A. from the University of California at Los Angeles. Mr. Akin is a director of Acacia Research, Inc.

     Douglas Y. Bech has served as a director of the Company since August 1988. Since August 1997, Mr. Bech has served as Chairman and Chief Executive Officer of Raintree Resorts International, Inc., a company that owns and operates luxury vacation ownership resorts. Mr. Bech was a founding partner of and, since August 1994, has served as a Managing Director of Raintree Capital Company, LLC, a merchant banking firm. In addition, from October 1994 to October 1997, Mr. Bech was a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P., a law firm. From May 1993 through July 1994, Mr. Bech was a partner of Gardere & Wynne, L.L.P., a law firm. From September 1970 to May 1993. Mr. Bech was associated with and a senior partner of the law firm Andrews & Kurth L.L.P. Mr. Bech holds a B.A. in Political Science from Baylor University and a J.D. from The University of Texas Law School. Mr. Bech is a director of Frontier Oil Corporation, Pride Companies, L.P. and several private companies.

     Steven J. Carnevale has served as a director of the Company since July 1996. In July 1996, Mr. Carnevale became a General Partner in Talkot Capital, LLC, an investment firm. From August 1992 to July 1996, Mr. Carnevale was a General Partner of Endeavor Capital Management, an investment firm. From November 1990 to August 1992, Mr. Carnevale was the owner and Chief Executive Officer of Orca Industries, a specialty computer manufacturer. Mr. Carnevale holds a B.S. in Engineering from the University of Michigan.

     Albert E. Sisto has served as a director of the Company since February 1998. Since June 1999, Mr. Sisto has served as President and Chief Executive Officer of Phoenix Technologies Ltd. From November 1997 to June 1999, Mr. Sisto has served as the Chief Operating Officer of RSA Data Security, a wholly owned subsidiary of Security Dynamics Technologies, Inc., a supplier of software components that secure electronic data. From October 1994 to November 1997, Mr. Sisto was Chairman of the Board and President of DocuMagix, Inc., a supplier of electronic file cabinet software which was acquired by the Company in December 1997. Prior to that Mr. Sisto was President and Chief Executive Officer of Pixel Craft (formerly BarneyScan) from 1989 to September 1994. Mr. Sisto holds a B.E. in Materials from the Stevens Institute of Technology. Mr. Sisto is a director of Insignia Solutions PLC, Tekgraf, Inc., Phoenix Technologies Ltd. and hi/fn, Inc.

     Lon Radin co-founded the Company and has served as a director of the Company since August 1988. From August 1988 to December 1999, Dr. Radin served as the Vice President of Engineering. Dr. Radin also served as the Chairman of the Board of Directors from August 1988 to October 1996. From 1986 to 1988, Dr. Radin was the sole proprietor of L-Tel Laboratories, a developer of digital fax telephone devices. From 1981 to 1986, Dr. Radin served in various positions, most recently as the Director of Software and Manager of Research with Time & Space Processing, Inc., a software developer of telecommunications products for the defense industry. Prior to that Dr. Radin served as a software services consultant for The Systems Group, an engineering consulting firm from 1976 to 1981. Dr. Radin holds a B.S. in Physics and Mathematics from the University of Michigan and a Ph.D. and an M.A. in Mathematics from the University of California at Berkeley.

     Ron Brown joined the Company in August 1998 as the Vice President of Marketing and was named President of the Company in January 2000. Mr. Brown was a founding partner in the Internet start-up, Musicvine from February 1997 to August 1998, concentrating on Web-casting sponsorships for large companies. From February 1994 to February 1997, Mr. Brown was vice president of worldwide corporate marketing for SyQuest Technology, a manufacturer of removable storage devices for personal computers. From April 1993, until it was acquired by Artisoft, Inc. in February 1994, Mr. Brown was vice president of marketing for Eagle Technology, a manufacturer of networking products. Mr. Brown holds a B.A. degree in Advertising and an M.B.A. from San Jose State University.

     Michael Crandell joined the Company in July 1996 as the Vice President of Software and was named Executive Vice President and Chief Technology Officer in January 2000. From January 1993 to July 1996, Mr. Crandell served as the President of the Crandell Group, the assets of which were purchased by the Company in July 1996. Prior to that, Mr. Crandell served as the President of Crandell Development Corporation, a software development company from November 1984 to December 1992. From 1981 to November 1984, Mr. Crandell worked as a Software Engineer with Compucorp, Inc. Mr. Crandell holds a B.A. in Religious Studies from Stanford University.

     Todd J. Kenck joined the Company in April 1999 as the Vice President of Finance, Chief Financial Officer and Secretary. From January 1998 to April 1999, Mr. Kenck was a Vice President of investment banking with Pacific Growth Equities, Inc. From October 1989 to January 1998 served in various positions with Volpe Brown Whelan & Company, LLC, an investment banking company, most recently as an Associate in the technology investment banking group. Mr. Kenck holds an M.B.A. from the Harvard Business School and a B.S. in Business Administration from the University of Montana.

     Michael C. Tonneson joined the Company in November 1999 as the Vice President of Business Development. From June 1999 to November 1999, Mr. Tonneson was Senior Director of Business Development with Tavolo.com, an online retailer. From September 1999 to June 1999, Mr. Tonneson was the Founder of Natural Beverage Company, a beverage manufacturer. From 1991 to 1998, Mr. Tonneson was Director of the consumer practice of Dove Associates, a strategy consulting firm. Mr. Tonneson holds an M.B.A. from the Amos Tuck School at Dartmouth College and a B.A. in Economics and Computer Science from Dartmouth College.

     Josh A. Mailman rejoined the Company in January 1997 and most recently held the position of Director of Business Development. Mr. Mailman was appointed Vice President of Operations in August 1999. From July 1993 to January 1997, Mr. Mailman was with Xerox Corporation in a variety of positions, lastly as the

Director of Worldwide Marketing Operations for their workgroup fax product line. From May 1992 to June 1993, Mr. Mailman was Product Manager for the Company. Mailman holds a B.A. in Economics from the University of California at Los Angeles and an M.B.A. from The Anderson School of Management at the University of California at Los Angeles.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act and regulations of the Securities and Exchange Commission (the "SEC") thereunder require the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of initial ownership and changes in ownership with the SEC. Based solely on its review of copies of such forms received by the Company, and on written representations from certain reporting persons that no other reports were required for such persons, the Company believes that, during or with respect to the fiscal year ended December 31, 1999, all of the Section 16(a) filing requirements applicable to its executive officers, directors and 10% stockholders were complied with except that three Form 4s, covering an aggregate of three transactions, were filed late by Michael Crandell, Edward R. Prince III and former director Chung Chui.

Item 11. Executive Compensation

     The following table sets forth the compensation earned in each of the three years in the period ended December 31, 1999 by the Chief Executive Officer, the former Chief Executive Officer and each of the other four most highly compensated executive officers of the Company (collectively the "Named Executive Officers"), during the year ended December 31, 1999:

                                                                           Annual
                                                                        Compensation
                                                             ----------------------------------
                                                                                                 Securities Underlying
Name and Principal Position                         Year       Salary ($)        Bonus ($)             Options(#)
---------------------------                         ----       ----------        ---------             ----------
Edward R. Prince, III.........................
     Former Chief Executive Officer,                1999        $223,269           $40,000             275,000
     Chairman of the Board                          1998         180,000                --                  --
     And President                                  1997         140,000                --             175,000

Ron Brown.....................................      1999         160,000            90,000             165,000
     President(1)                                   1998          57,230                --              85,000

Michael M. Crandell...........................      1999         159,230            25,000             150,000
     Executive Vice President                       1998         140,000                --                  --
     and Chief Technology Officer                   1997         110,000                --                  --

Gary P. Kapner................................      1999         158,654                --              60,000
     Vice President of U.S.                         1998         125,000            15,000                  --
     Sales                                          1997          89,840            20,000             100,000

Lon B. Radin..................................      1999         159,423                --             100,000
     former Vice President of                       1998         145,000                --                  --
     Engineering                                    1997         125,000                --              75,000

___________________
(1)  Mr. Brown was elected President of the Company on January 11, 2000.

Option Grants in Last Fiscal Year

The following options were granted to the Named Executive Officers during the year ended December 31, 1999.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                             Potential Realizable Value At
                                                                               Assumed Annual Rates of
                                                                                       Stock
                                                                            Price Appreciation For Option
                                   Individual Grants                                   Term
                                   -----------------                                   ----
                                                Percent Of
                                Number Of         Total
                                Securities       Options/
                                Underlying     SARs Granted   Exercise Of
                               Option/SARs     To Employees    Base Price   Expiration
            Name               Granted (#)    In Fiscal Year     ($/Sh)        Date         5% ($)         10% ($)
            ----               -----------    --------------     ------        ----         ------         -------
Edward R. Prince, III.....        125,000          5.9%          11.8125     08/17/09      928,602        2,353,260
                                  150,000          7.1%           2.9375     01/08/09      277,107          702,243
Ron Brown.................        125,000          5.9%          11.8125     08/17/09      928,602        2,353,260
                                   40,000          1.9%          18.7500     04/19/09      471,670        1,195,306
Michael Crandell..........         50,000          2.4%          11.8125     08/07/09      371,441          941,304
                                  100,000          4.7%           2.9375     01/08/09      184,734          468,162
Gary P. Kapner............         60,000          2.8%           2.9375     01/08/09      110,843          280,897
Lon B. Radin..............        100,000          4.7%           2.9375     01/08/09      184,738          468,162

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values.

(1) The following table provides certain information concerning the exercise of options, the number of options held and their fiscal year-end value.

                 AGGREGATED OPTION GRANTS IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                  Shares         Value          Number of Securities           Value of Unexercised
                               Acquired On      Realized       Underlying Unexercised              In-the-Money
                               Exercise (#)       ($)           Options at FY-End(#)         Options at FY-End($)(1)
                               -------------    --------    ----------------------------   ---------------------------
            Name                                            Exercisable    Unexercisable   Exercisable   Unexercisable
            ----                                            -----------    -------------   -----------   --------------
Edward R. Prince, III.......      79,166         885,670        94,415        376,419        $198,845      $583,329
Ron Brown...................          --              --        28,333        221,667         126,614       253,233
Michael Crandell............     152,813       3,034,857        26,343        157,344         182,262       531,692
Gary P. Kapner..............       3,000          35,025        66,290         75,710         233,694       227,885
Lon B. Radin................          --              --       150,727        124,273         701,512       398,498

----------------------------
(1) Calculated by determining the difference between the closing price of the Company's Common Stock on the Nasdaq National Market at year-end ($7.2188) and the exercise price of the in-the-money options. Such numbers do not reflect amounts actually realized upon sale of the shares by such officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Please see "Certain Transactions With Management" below for information regarding reportable transactions between the Company and members of the Compensation Committee. During the year ended December 31, 1999, Messrs. Akin, Bech, Sisto, and former director Edward R. Prince, Jr. served as the Compensation Committee of the Company's Board of Directors. During the year ended December 31, 1999, no interlocking relationship existed between any member of the Company's Compensation Committee and any other member of the Company's Board of Directors. Mr. Edward R. Prince, Jr. is the father of Edward R. Prince, III, the Company's former Chairman of the Board and Chief Executive Officer.

BOARD COMPENSATION

     Each non-employee director of the Company receives an annual retainer of $4,000 plus a per meeting fee of $1,000 (plus $500 for each special meeting or committee meeting attended). In the fiscal year ended December 31, 1999, such fees totaled $60,000. The directors are also reimbursed for their expenses in attending out-of-town meetings. Officers are appointed by and serve at the discretion of the Board of Directors. There were no family relationships between directors and executive officers of the Company except that former director Mr. Edward R. Prince, Jr., is the father of former director Edward R. Prince, III. Each non-employee director is automatically granted an initial option on the date on which such person first becomes a director to purchase 20,000 shares of the Company's Common Stock (an "Initial Grant") and thereafter an annual grant to purchase 5,000 shares of the Company's Common Stock on the date of the annual meeting of the stockholders each year thereafter (an "Annual Grant") pursuant to the terms of the Company's 1997 Directors' Stock Option Plan (the "Directors' Plan"). Pursuant to the Directors' Plan, all non-employee directors were granted an option to purchase 5,000 shares on May 13, 1999 at an exercise price of $20.125. The Annual Grants will vest in full on the four year anniversary of the date of grant. Each option will expire ten years from the date of grant unless terminated sooner pursuant to the provisions of the Directors' Plan.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
ARRANGEMENTS

     On March 1, 2000, the Company entered into a termination agreement with Edward R. Prince, III, the former President, Chief Executive Officer and Chairman of the Board, as the Company redirected its focus to the e-commerce portion of its business. The Agreement provides for severance payments of $18,750 per month for a period of one year beginning on January 10, 2000 and ending on January 10, 2001 and continued health insurance during that period. The Agreement also accelerated Mr. Prince's outstanding options by one year, or a total of 82,084. In return, Mr. Prince and the Company agreed to mutually indemnify the other party for any claims of action.

     On January 25, 2000, the Company entered into change of control agreements with certain of its executive officers. The agreement provides for the acceleration of any unvested options in the event that the executive is terminated without cause or voluntarily terminates his employment with the Company for good reason within twelve months after a change of control event. In return each of the executives agrees to refrain from soliciting any employee, consultant or independent contractor of the Company to terminate their relationship with the Company for one year following the executive's separation date. The agreement also provides for certain releases by the executives and arbitration of disputes.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of April 28, 2000 (except as noted in the footnotes) certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the executive officers and (iv) all directors and executive officers as a group. Except as indicated in the footnotes to this table the persons and entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                                                        Shares of Common Stock
                                                                        Beneficially Owned(1)
                                                                        ----------------------
                                                                                     Percentage
                    Name of Beneficial Owner                             Number      Ownership
                    -----------------------                              ------      ----------
Thomas B. Akin (2).................................................      194,208     1.47%
Steven J. Carnevale (3)............................................      164,125     1.24%
Albert E. Sisto (4)................................................       10,000     *
Douglas Y. Bech (5)................................................      105,492     *
Lon B. Radin.......................................................      200,166     1.52%
Ron Brown (6)......................................................       50,624     *
Michael Crandel l (7)..............................................      219,707     1.58%
Gary P. Kapner (8).................................................       77,749     *

Citadel Investment Group, L.L.C.  (9)..............................    1,009,640    Note (9)

All directors and executive officers as a group,
(12 persons) (11)..................................................    1,113,934     8.45%

---------------------------------
*       Less than 1%.

(1) Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

(2) Includes 23,649 shares jointly with his wife, Karen Akin; and 83,720 shares of Common Stock held by his minor children. Includes options and warrants to purchase an aggregate of 58,472 shares of Common Stock exercisable within sixty days of April 28, 2000.

(3) Includes options and warrants to purchase an aggregate of 164,125 shares of Common Stock exercisable within sixty days of April 28, 2000

(4) Includes options to purchase 10,000 shares of Common Stock exercisable within sixty days of April 28, 2000.

(5) Includes options to purchase 25,000 shares of Common Stock exercisable within sixty days of April 28, 2000.

(6) Includes options to purchase 50,624 shares of Common Stock exercisable within sixty days of April 28, 2000.

(7) Includes options to purchase 74,206 shares of Common Stock exercisable within sixty days of April 28, 2000.

(8) Includes options to purchase 77,749 shares of Common Stock exercisable within sixty days of April 28, 2000.

(9) Citidel Investment Group, L.L.C. is part of a group having shared voting and dispositive power of 1,500 shares of the Company's Series B Preferred Stock (the "Series B Preferred"). The shares of Series B Preferred are owned by two members of the group: Fisher Capital Ltd. which owns 975 shares and Wingate Capital Ltd. which owns 525 shares of the Series B Preferred. The conversion rate of the Series B Preferred into shares of Common Stock will be determined based on the average closing bid price for the Common Stock on the twenty consecutive days on which the Common Stock trades, beginning on April 7, 2000, provided that, the maximum average price for the Common Stock in determining the conversation rate may not exceed $8.50 per share (the "Market Price"). As of the date of this filing, the Market Price has not been determined. Each share of Series B Preferred Stock is convertible into the number of shares of Common Stock equal to:
     (a) $13,223 plus ($10,723 x 8% x (the number of days since April 7, 2000/365)), divided by the Market Price. Notwithstanding the preceding, neither Wingate Capital Ltd. nor Fisher Capital Ltd. is permitted to convert the Series B Preferred into shares of Common Stock if after giving effect to the conversion it (together with its affiliates) (i) would beneficially own 10.00% or more of the outstanding Common Stock following the conversion or (ii) would have acquired, through conversion of the Series B Preferred or otherwise, in excess of 10.00% of the outstanding shares of Common Stock following the conversion during the 60-day period ending on and including the conversion date. At present, it is probable that the Series B Preferred will be convertible into substantially in excess of 10% of the Common Stock. For example only, assuming that the Market Price is equal to the closing bid price of the Company's Common Stock on April 28, 2000, each share of the Preferred Stock would be convertible into 6,246 shares of Common Stock or a total 9,368,721 shares (a beneficial ownership of 41.5% of all of the Common Stock).

Item 13.  CERTAIN TRANSACTIONS WITH MANAGEMENT

     In connection with the Crandell Acquisition in July 1996, the Company acquired substantially all of the assets of the Crandell Group in exchange for a cash payment of $250,000, a non-interest bearing secured promissory note of the Company in the amount of $250,000 which was repaid in July 1997 and an agreement to make certain ongoing royalty payments to the Crandell Group. In addition, the Company entered into employment agreements with Michael Crandell and Larry Crandell, the principals of the Crandell Group. The Company also issued options to purchase an aggregate of 280,000 shares of the Company's Common Stock to certain former employees of the Crandell Group who were hired by the Company, including 187,500 shares to Michael Crandell and 62,500 shares to Larry Crandell, at an exercise price of $0.30 per share (the estimated fair market value of the Company's Common Stock at the grant date), subject to vesting over 4 year periods (except for a 2 year vesting period as to Larry Crandell). Pursuant to an amendment agreement dated December 1996, (the "Amendment Agreement") the Company's obligation to make certain ongoing royalty payments terminated upon the Company's initial public offering, in exchange for a single lump sum payment. Pursuant to the Amendment Agreement, the Company also issued warrants, exercisable at $1.75 per share (the estimated fair market value of the Company's Common Stock at the grant date), to Michael Crandell and to Larry Crandell to purchase 75,000 shares and 25,000 shares of the Company's Common Stock, respectively. Such warrants were exercisable upon the effectiveness of the Company's initial public offering. Michael Crandell is the Company's Vice President of Software.

     The Company has entered into indemnification agreements with each of its directors and executive officers. Such agreements require the Company to indemnify such individuals to the fullest extent permitted by Delaware law.

     The Company acquired DocuMagix, Inc. through a merger which was accounted for as a pooling of interests in December 1997. As part of the transaction, the principal DocuMagix stockholders requested representation on the eFax.com Board of Directors until the 900,000 shares of eFax.com Common Stock issued to the DocuMagix stockholders in the merger were registered with the Securities and Exchange Commission, which occurred in the third quarter of 1998. Albert E. Sisto, previously the Chairman and Chief Executive Officer of DocuMagix, Inc., was appointed to the Company's Board of Directors in February 1998, pursuant to this Agreement. This arrangement no longer applies subsequent to the 1998 registration, however Mr. Sisto has been nominated for the Board for the forthcoming election at the May 11, 2000 Annual Meeting of Stockholders.

                                    PART IV

ITEM 14.       EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

     (a)  The following documents are filed as part of this Report:

          1.   Financial Statements.
               --------------------

                                                                                                              Page
                                                                                                              ----
               Independent Auditors' Report.............................................................      40
               Consolidated Balance Sheets as of December 31, 1999 and 1998.............................      41
               Consolidated Statements of Operations for the Years Ended December 31, 1999, 1998,
                 and 1997...............................................................................      42
               Consolidated Statements of Stockholders' Equity (Deficit) for the Years Ended December
                 31, 1999, 1998, and 1997...............................................................      43
               Consolidated Statements of Cash flows for the Years Ended December 31, 1999 1998,
                 and 1997...............................................................................      44
               Notes to Consolidated Financial Statements...............................................      45

          2.   Financial Statement Schedules.

               Schedule II-- Valuation and Qualifying Accounts (see page 60)

                    Schedules not listed above have been omitted because the
               information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

          3.   Exhibits.
               ---------

                    Set forth below is a list of management contracts and
               compensatory plans and arrangements required to be filed as Exhibits by Item 14(a)(3).

        10.2** 1989 Stock Option Plan, as amended and restated, and forms of Stock Option Agreements thereunder.
        10.3** 1995 Stock Plan, as amended and restated, and form of Stock Option Agreement thereunder.
        10.4** 1997 Director Stock Option Plan and form of Stock Option Agreement thereunder.
        10.5** 1997 Employee Stock Purchase Plan and forms of agreements thereunder.
        10.28**     Common Stock Purchase Option dated as of March 29, 1996 by and between Registrant and Steven J. Carnevale.
        10.29**     Common Stock Purchase Option dated as of March 29, 1996 by and between Registrant and Thomas B. Akin.

** Incorporated by reference to the identically numbered exhibits filed in response to Item 16(a), "Exhibits", of the Company's Registration Statement on Form S-1, as amended, (File No. 333-23763), which was declared effective on June 10, 1997.

   (b)  Reports on Form 8-K. No Reports on Form 8-K were filed by the Registrant
        -------------------
        during the fourth quarter of 1999.

   (c)  Exhibits Pursuant to Item 601 of Regulation S-K. The exhibits required
        -----------------------------------------------
        by this Item are listed in the Exhibit Index attached hereto, which is incorporated by reference.

   (d)  Financial Statement Schedules. The financial statement schedule required
        -----------------------------
        by this Item is listed under Item 14(a)(2) above.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of eFax.com:

We have audited the accompanying consolidated balance sheets of eFax.com and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for the years ended December 31, 1999, 1998, and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of eFax.com and subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1999, 1998, and 1997 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company's recurring losses from operations, among other factors, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DELOITTE & TOUCHE LLP

San Jose, California
January 24, 2000
(April 5, 2000 as to Note 16)

                           EFAX.COM AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

              (in thousands, except share and per share amounts)

                                                                                     December 31,     December 31,
                                                                                         1999             1998
                                                                                       --------          --------
ASSETS

Current assets:
   Cash and cash equivalents........................................................   $  1,752          $  1,305
   Short-term investments...........................................................      2,988             2,808
   Trade receivables, net of allowances of: $262 in 1999 and
     $277 in 1998...................................................................      2,414             4,402
   Inventories......................................................................      1,698             4,519
   Prepaid expenses.................................................................        507               247
                                                                                       --------          --------
          Total current assets......................................................      9,359            13,281
Property, net.......................................................................      2,253             1,339
Other assets........................................................................      3,896             1,595
                                                                                       --------          --------
Total assets........................................................................   $ 15,508          $ 16,215
                                                                                       ========          ========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable.................................................................   $  4,404           $   777
   Accrued liabilities..............................................................      2,044             1,576
   Restructuring reserve............................................................        605                --
   Current deferred revenue.........................................................        360                --
                                                                                       --------          --------
          Total current liabilities.................................................      7,413             2,353
                                                                                       --------          --------
Deferred revenue....................................................................         25                25

Commitments and contingencies (Notes 7 and 16)

Stockholders' equity:

   Convertible preferred stock, $0.01 par value; 5,000,000 shares
      authorized, shares outstanding: 1,500 in 1999 and none in 1998................      7,467                --
   Common stock, $0.01 par value; 35,000,000 shares authorized, shares
      outstanding: 13,012,130 in 1999 and 11,873,711 in 1998........................        130               119
   Additional paid-in capital.......................................................     48,342            42,946
   Warrants.........................................................................      7,098                --
   Accumulated other comprehensive income...........................................        (7)                --
   Accumulated deficit..............................................................    (54,960)          (29,228)
                                                                                       --------          --------
          Total stockholders' equity................................................      8,070            13,837
                                                                                       --------          --------
Total liabilities and stockholders' equity..........................................   $ 15,508          $ 16,215
                                                                                       ========          ========

                See notes to consolidated financial statements.

                           EFAX.COM AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                   (in thousands, except per share amounts)

                                                                    Year Ended     Year Ended       Year Ended
                                                                    December 31,   December 31,     December 31,
                                                                       1999            1998             1997
                                                                     --------        --------         --------
Revenues:
   Product.......................................................    $ 18,817        $ 23,385         $ 16,281
   Software and technology license fees..........................       3,629           5,069            4,493
   Development fees..............................................       1,059           1,779            2,246
   eFax services.................................................       1,200              --               --
                                                                     --------        --------         --------
          Total revenues.........................................      24,705          30,233           23,020
                                                                     --------        --------         --------
Costs and expenses:
   Cost of product revenues......................................      13,540          16,005           11,886
   Inventory write-down - hardware products......................       1,060              --               --
   Cost of software and license fees.............................         584             710              770
   Cost of eFax services.........................................       2,400              --               --
   Research and development......................................       6,188           5,445            5,355
   Selling and marketing.........................................      19,972           7,267            6,046
   General and administrative....................................       5,320           2,592            3,031
   Restructuring costs...........................................         872              --               --
   Acquisition and related expenses..............................          --              --            2,106
                                                                     --------        --------         --------
          Total costs and expenses...............................      49,936          32,019           29,194
                                                                     --------        --------         --------
Loss from operations.............................................     (25,231)         (1,786)          (6,174)
                                                                     --------        --------         --------
Other income (expense), net:
   Interest income...............................................         433             320              310
   Interest expense..............................................          --              (1)            (120)
   Other income (expense)........................................         (98)             46              (79)
                                                                     --------        --------         --------
     Total other income, net.....................................         335             365              111
                                                                     --------        --------         --------
Loss before income taxes.........................................     (24,896)         (1,421)          (6,063)
Provision for income taxes.......................................          67              80               96
                                                                     --------        --------         --------
Net loss.........................................................     (24,963)         (1,501)          (6,159)
Series A Convertible Preferred Stock dividends...................        (769)             --               --
Series P Redeemable Preferred Stock dividends....................          --              --              (68)
                                                                     --------        --------         --------
Net loss applicable to common stockholders.......................   $ (25,732)       $ (1,501)        $ (6,227)
                                                                    =========        ========         ========
Net loss per share:
   Basic.........................................................   $   (2.04)       $  (0.13)        $  (0.84)
                                                                    =========        =========        =========
   Diluted.......................................................   $   (2.04)       $  (0.13)        $  (0.84)
                                                                    ==========       =========        ========
Shares used in computation:
   Basic.........................................................      12,585          11,784            7,389
                                                                    ==========       =========        ========
   Diluted.......................................................      12,585          11,784            7,389
                                                                    ==========       =========        ========

                See notes to consolidated financial statements.

                           EFAX.COM AND SUBSIDIARIES

    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE LOSS

                     (in thousands, except share amounts)

                                                     Convertible
                                                   Preferred Stock                       CommonStock                Additional
                                              -------------------------             --------------------             Paid-in
                                              Shares             Amount             Shares        Amount             Capital
                                              ------             ------             ------        ------             -------
Balances, January 1, 1997..................  6,293,978         $        63        1,789,086     $        18        $   21,317
Net loss and comprehensive loss............         --                  --               --              --                --
Employee Stock Purchase Plan...............         --                  --           16,948              --                77
Exercise of Common Stock Options...........         --                  --          105,374               1                27
Exercise of Common Stock Warrants..........         --                  --          516,782               5               269
Cumulative dividends on Series F
   Convertible ($240) and Series P
   Redeemable ($68) Preferred Stock........         --                  --               --              --               240
Warrant compensation expense (Note 2)......         --                  --               --              --               625
Issuance of Common Stock in Connection
   with Initial Public Offering............         --                  --        2,750,000              27            19,329
Conversion of Convertible Preferred
   Stock to Common Stock at IPO............ (6,293,978)                (63)       6,293,978              63                --
Conversion of Series F Cumulative
   Dividends...............................         --                  --          162,703               2                (2)
Issuance of Common Stock for
   DocuMagix warrants......................         --                  --            2,190              --                --
Issuance of Common Stock in exchange.......         --                  --          103,853               1               999
   for DocuMagix convertible note......
Adjustment to conform fiscal year of
   DocuMagix...............................         --                  --              469              --                --
                                            ----------         -----------     ------------     -----------        ----------
Balances, December 31, 1997................         --                  --       11,741,383             117            42,881

Net loss and comprehensive loss............         --                  --               --              --                --
Employee Stock Purchase Plan...............         --                  --           51,492              --               157
Exercise of Common Stock Options...........         --                  --           53,245               1                21
Exercise of Common Stock Warrants..........         --                  --           67,591               1                (1)
Repurchase of Common Stock.................         --                  --          (40,000)             --              (112)
                                            ----------         -----------     ------------     -----------        ----------
Balances, December 31, 1998................         --                  --       11,873,711             119            42,946

Comprehensive income -
   Net loss................................         --                  --               --              --                --
Other comprehensive income, net of
   tax - change in net unrealized loss
   from short-term investments.............         --                  --               --              --                --

Comprehensive loss.........................
Sale of Convertible Preferred Stock........      1,500               7,467               --              --                --
Employee Stock Purchase Plan...............         --                  --           32,108              --               124
Exercise of Common Stock Options...........         --                  --          666,864               7             1,280
Exercise of Common Stock Warrants..........         --                  --          281,855               3               117
Issuance of IGC SW development shares......         --                  --           30,000              --               208
Issuance of Common Stock for trademark
   settlement..............................         --                  --          127,592               1             1,999
Issuance of Warrants.......................         --                  --               --              --                --
Issuance of options to consultants.........         --                  --               --              --               301
Accelerated vesting of options.............         --                  --               --              --             1,367
Dividends on Preferred Convertible Stock...         --                  --               --              --                --
                                            ----------         -----------     ------------     -----------        ----------
Balances, December 31, 1999................      1,500         $     7,467       13,012,130     $       130        $   48,342
                                           ===========         ===========     ============     ===========        ==========





                                                                Accumulated
                                                                   Other
                                                               Comprehensive       Accumulated                     Comprehensive
                                             Warrants          Income (Loss)         Deficit           Total           Loss
                                           -----------         -------------         -------           -----           ----
Balances, January 1, 1997.................. $       --         $        --     $    (22,259)    $      (861)
Net loss and comprehensive loss............         --                  --           (6,159)         (6,159)       $   (6,159)
                                                                                                                   ==========
Employee Stock Purchase Plan...............         --                  --               --              77
Exercise of Common Stock Options...........         --                  --               --              28
Exercise of Common Stock Warrants..........         --                  --               --             274
Cumulative dividends on Series F
   Convertible ($240) and Series P
   Redeemable ($68) Preferred Stock........         --                  --             (308)            (68)
Warrant compensation expense (Note 2)......         --                  --               --             625
Issuance of Common Stock in Connection
   with Initial Public Offering............         --                  --               --          19,356
Conversion of Convertible Preferred
   Stock to Common Stock at IPO............         --                  --               --              --
Conversion of Series F Cumulative
   Dividends...............................         --                  --               --              --
Issuance of Common Stock for
   DocuMagix warrants......................         --                  --               --              --
Issuance of Common Stock in exchange.......         --                  --               --           1,000
   for DocuMagix convertible note......
Adjustment to conform fiscal year of
   DocuMagix...............................         --                  --              999             999
                                            ----------         -----------     ------------     -----------
Balances, December 31, 1997................         --                  --          (27,727)         15,271

Net loss and comprehensive loss............         --                  --           (1,501)    $    (1,501)       $   (1,501)
                                                                                                                   ==========
Employee Stock Purchase Plan...............         --                  --               --             157
Exercise of Common Stock Options...........         --                  --               --              22
Exercise of Common Stock Warrants..........         --                  --               --              --
Repurchase of Common Stock.................         --                  --               --            (112)
                                            ----------         -----------     ------------     -----------
Balances, December 31, 1998................         --                  --          (29,228)         13,837

Comprehensive income -
   Net loss................................         --                  --          (24,963)        (24,963)       $  (24,963)
Other comprehensive income, net of
   tax - change in net unrealized loss
   from short-term investments.............         --                  (7)              --              (7)               (7)
                                                                                                                    ---------
Comprehensive loss.........................                                                                         $ (24,970)
                                                                                                                    =========
Sale of Convertible Preferred Stock........      6,697                  --               --          14,164
Employee Stock Purchase Plan...............         --                  --               --             124
Exercise of Common Stock Options...........         --                  --               --           1,287
Exercise of Common Stock Warrants..........         --                  --               --             120
Issuance of IGC SW development shares......         --                  --               --             208
Issuance of Common Stock for trademark
   settlement..............................         --                  --               --           2,000
Issuance of Warrants.......................        401                  --               --             401
Issuance of options to consultants.........         --                  --               --             301
Accelerated vesting of options.............         --                  --               --           1,367
Dividends on Preferred Convertible Stock...         --                  --             (769)           (769)
                                            ----------         -----------     ------------     -----------
Balances, December 31, 1999................ $     7,098        $        (7)    $    (54,960)    $     8,070
                                            ===========        ===========     ============     ===========

               See notes to consolidated  financial statements.

                           EFAX.COM AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)

                                                                                            Year Ended     Year Ended    Year Ended
                                                                                            December 31,  December 31,  December 31
                                                                                               1999           1998          1997
                                                                                               ----           ----          ----
Cash flows from operating activities:
  Net loss.............................................................................     $(24,963)       $ (1,501)    $ (6,159)
  Adjustments to reconcile net loss to net cash used for operating activities:
    DocuMagix net loss for the quarter ended March 31, 1997............................           --              --          999
    Depreciation and amortization......................................................        1,345             705          539
    Gain (loss) on disposal of assets..................................................          (61)              3           --
    Warrant compensation expense.......................................................           --              --          625
    Provision for inventory reserves and loss on purchase commitment...................        1,060             350          292
    Issuance of Common Stock for service...............................................          208              --           --
    Common Stock options - severance...................................................        1,367              --           --
    Common Stock options - services....................................................          301              --           --
    Changes in assets and liabilities:
      Trade receivables................................................................        1,988             418       (2,375)
      Inventories......................................................................        1,761            (840)      (1,769)
      Prepaid expenses.................................................................         (260)             30         (115)
      Accounts payable.................................................................        3,627            (895)        (819)
      Deferred revenue.................................................................          360             (24)          49
      Accrued liabilities..............................................................         (177)           (288)         578
      Provision for restructuring reserve..............................................          605              --           --
                                                                                            --------        --------     --------
          Net cash used for operating activities.......................................      (12,839)         (2,042)      (8,155)
                                                                                            --------        --------     --------
Cash flows from investing activities:
  Purchase of property.................................................................       (1,916)           (604)        (742)
  Purchase of short-term investments...................................................       (3,004)        (10,044)      (3,024)
  Proceeds from sale of short-term investments.........................................        2,817          10,260           --
  Increase in other assets.............................................................         (182)           (532)        (783)
          Net cash used for investing activities.......................................       (2,285)           (920)      (4,549)
Cash flows from financing activities:
  Proceeds from sale of Common Stock...................................................        1,407             179       19,735
  Repurchase of Common Stock...........................................................           --            (112)          --
  Proceeds from issuance of notes payable..............................................           --              --          500
  Repayment of notes payable...........................................................           --              --         (950)
  Proceeds from Series A Convertible Preferred Stock, net..............................       14,164              --           --
  Redemption of Preferred Stock-- Series P, net........................................           --              --       (2,794)
                                                                                            --------        --------     --------
          Net cash provided by financing activities....................................       15,571              67       16,491
                                                                                            --------        --------     --------
Increase (decrease) in cash and cash equivalents.......................................          447          (2,895)       3,787
Cash and cash equivalents, beginning of year...........................................        1,305           4,200          413
                                                                                            --------        --------     --------
Cash and cash equivalents, end of year.................................................     $  1,752        $  1,305     $  4,200
                                                                                            ========        ========     ========
Supplemental cash flow information:
  Interest paid........................................................................     $     --        $     --     $    120
                                                                                            ========        ========     ========
  Taxes paid--foreign withholding......................................................     $     33        $     52     $     96
                                                                                            ========        ========     ========
Supplemental noncash investing and financial information:

  Warrant expense - service............................................................     $    399        $     --     $     --
  Conversion of Convertible Preferred Stock to Common Stock at Initial Public Offering.           --              --     $     63
                                                                                            ========        ========     ========
  Conversion of accrued ESPP for purchase of Common Stock..............................     $    124              --           --
                                                                                            ========        ========     ========
  Cumulative dividends on Series A Convertible Preferred Stock.........................     $    769              --           --
                                                                                            ========        ========     ========
  Cumulative dividends on Series F Convertible and Series P Redeemable Preferred Stock.           --              --     $    308
                                                                                            ========        ========     ========
  Issuance of Common Stock in trademark settlement agreement...........................     $  2,000              --           --
                                                                                            ========        ========     ========
  Issuance of Common Stock in exchange for DocuMagix convertible note..................           --              --     $  1,000
                                                                                            ========        ========     ========

               See notes to consolidated  financial statements.

                        EFAX.COM, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years Ended December 31, 1999, 1998, and 1997


1.   Nature of Business and Significant Accounting Policies

Nature of Business

     On February 8, 1999 JetFax, Inc. changed its name to eFax.com, Inc. On December 16, 1999 eFax.com, Inc. changed its name to eFax.com. ("the Company"). The Company was incorporated in Delaware in August 1988 and since that time has engaged in the development, manufacture and sale of its branded multifunction products (MFPs) and entered into agreements with a number of manufacturers
(OEMs) of MFPs for the customization and integration of the Company's embedded system technology and desktop software in several OEM products. In February 1999, eFax.com changed the focus of the Company's business to Internet-related services, products and technologies. Concurrent with the change in focus, the Company discontinued its previous engagement in the development, manufacture and sale of its MFPs and embedded system technology.

     The consolidated financial statements have been prepared on a going concern basis, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business. The Company's net loss of $25.7 million for the year ended December 31, 1999 and its working capital position of $1.9 million at December 31, 1999 raise substantial doubt regarding the Company's ability to continue as a going concern. In 1999, the Company's revenues were not sufficient to support its operations, and revenues will not be sufficient enough to support operations until such time, if any, that the Company's revenues from fee generating Internet-based services gain substantial market acceptance. The Company is currently in discussions with existing and potential investors to obtain additional financing and is considering other strategic alternatives (see Note 16). Management believes that these actions will allow the Company to continue as a going concern. Accordingly, the consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.

Fiscal Period End

     The Company operates on a 52-53 week reporting year ending on the first Saturday on or after December 31. Fiscal years 1999, 1998 and 1997 include 52 weeks. For presentation purposes, the Company refers to its reporting years ended January 1, 2000, January 2, 1999, and January 3, 1998, as ending on December 31, 1999, 1998, and 1997, respectively.

Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Certain Significant Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates include the level of the allowance for potentially uncollectible accounts receivable, reserves for inventories, accrued OEM licensing revenues, product development revenues recognized on the percentage-of-completion basis, accrued warranty costs, and a valuation allowance for net deferred tax assets.

     The Company sells and licenses its products and technology primarily to end users (through independent distributors and dealers) and OEMs in the United States, Canada, Asia and Europe. In addition, the Company

                        EFAX.COM, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 Years Ended December 31, 1999, 1998, and 1997


performs development services for certain of its OEMs. The Company performs ongoing credit evaluations of its customers' financial condition and limits its exposure to losses from bad debts by limiting the amount of credit extended whenever deemed necessary and generally does not require collateral.

     Certain components used in the Company's products are available only from one source. In particular, the Company currently purchases its printer engine and certain semiconductor devices from separate single sources of supply. Any shortage or interruption in the supply of any of the components used in the Company's products, or the inability of the Company to procure these components from alternate sources on acceptable terms, could have a material adverse effect on the Company's business, financial condition and results of operations. The eFax.com network is currently based on 15 points of presence in the United States and in the United Kingdom. Each of eFax.com's points of presence is co-located with a telecommunications partner. The decentralization of the eFax.com network provides for greater reliability and reduces our dependence on any one supplier. In addition, by being geographically dispersed our network is less susceptible to network outages caused by either power interruptions or problems with telecommunications failures.

     The Company operates in a very dynamic industry. The Company believes that changes in any of the following areas could have a negative impact on the Company's future financial position and results of operations: the fact that the Company's markets are characterized by rapidly changing technology, evolving industry standards and frequent introductions of new products and enhancements, and the Company's ability to respond to such changes; the re-focus of its business model to Internet-based electronic document communications; the highly competitive nature of the markets for the Company's Internet-based services; the phase-out or early termination of the Company's branded products or OEM products incorporating the Company's technology; the Company's ability to attract and retain skilled personnel; and the quarterly variability in the Company's revenues.

Foreign Currency Translation

     The Company's foreign subsidiary in Germany uses the U.S. dollar as the functional currency. Accordingly, assets and liabilities are translated using period-end exchange rates, except for inventories and property, plant and equipment, which are translated using historical rates. Revenues and costs are translated using historical rates. The resulting translation gains and losses are included in income as they are incurred. Foreign currency transaction gains and losses resulting from transactions denominated in other than the U.S. dollar are included in income as incurred. The Company's foreign loss for the year ended December 31, 1999 totaled $55,000 as compared to a gain of $19,000 for the year ended December 31, 1998 and a loss of $58,000 for the year ended December 31, 1997.

     On occasion, the Company enters into firm purchase contracts with suppliers that are denominated in a foreign currency. At December 31, 1997, the Company had Yen deposits of 115,000,000 which were designated as a hedge against Yen denominated firm purchase commitments; in September 1998 the Company closed its Yen account. The foreign currency gains and losses from the foreign currency deposit were recognized as an offset to the foreign currency gains and losses from the firm purchase commitment. At December 31, 1999 and 1998, respectively, the Company did not hold a hedge position against a foreign currency.

Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash equivalents, short-term investments and accounts receivable. Credit risk with respect to trade receivables is spread over a number of geographically diverse customers, who make up the Company's customer base. At December 31, 1999, two customers each accounted for 13% of total accounts receivable. At December 31, 1998 and 1997, one customer accounted for 30% and 35% of total accounts receivable, respectively.

                        EFAX.COM, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 Years Ended December 31, 1999, 1998, and 1997


Cash Equivalents and Short-Term Investments

     Cash equivalents are highly liquid debt instruments acquired with an original maturity of three months or less. The recorded carrying amounts of the Company's cash and cash equivalents approximate their fair market value. Short-term investments are high quality financial instruments with an original maturity of three to fifteen months. The short-term investments are carried at cost, which approximates fair value.

Accounts Receivable

     Accounts receivable include unbilled amounts of $400,000, $526,000, and $1,469,723 relating to development revenues at December 31, 1999, 1998, and 1997, respectively (see "Revenue Recognition" below).

Inventories

     Inventories are stated at the lower of cost (first-in, first-out) or market. The Company's products typically experience short life cycles, and the Company estimates the market value of its inventory based on the anticipated selling prices adjusted for completion and selling costs. Should the Company experience a substantial unanticipated decline in the selling price of its products and/or demand thereof, a valuation adjustment and corresponding charge to operations could result. In addition, the Company uses subcontractors for the manufacture of certain of its products and/or components and occasionally enters into purchase commitments for such purchases. Consequently, the Company evaluates its exposure relative to such contracts and the estimated selling prices of the related products, adjusted for completion and selling costs, and accrues for losses, if anticipated.

Property

     Property is stated at cost or, for items under capital lease, at the present value of future minimum lease payments at the lease inception. Depreciation and amortization are computed using the straight-line method over estimated useful lives of one to five years or the lease term, whichever is appropriate.

Other Assets

     Other assets as of December 31, 1999, 1998 and 1997 include a minority investment in Oasis Semiconductor of $725,000, $725,000 and $325,000, respectively, (accounted for using the cost method) and intangible assets (acquired software, eFax license, licensing contracts and covenants not to compete) of $3,171,000, $870,000 and $1,021,000, net of accumulated amortization of $770,000, $488,000 and $205,000, respectively. Amortization of intangible assets is computed using the straight line method over the estimated useful life of five years.

Long-Lived Assets

     In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Income Taxes

     The Company accounts for income taxes under an asset and liability approach. Deferred tax liabilities are recognized for future taxable amounts and deferred tax assets are recognized for future deductions net of a valuation allowance to reduce deferred tax assets to amounts that are more likely than not to be realized.

                        EFAX.COM, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 Years Ended December 31, 1999, 1998, and 1997



Revenue Recognition

     Revenues from product sales to resellers, international distributors, OEMs and end users are recognized upon shipment. OEMs, end users, and international distributors have no rights of return while resellers have limited return rights. Allowances for potential returns and exchanges from resellers are provided at the time of sale based on historical returns and exchange experience. The Company defers revenue on sales to domestic distributors and recognizes the revenue when the distributor sells the product to resellers. The Company provides a ninety day warranty for parts and service on its hardware products as well as ongoing technical support to the dealer network. The Company provides a limited amount of telephone technical support to its software customers. Estimated cost of warranty work is accrued when the revenue is recognized.

     The Company enters into development agreements with OEM customers for which it receives development fees with certain payments contingent upon attaining contract milestones. Development fee revenues are derived from customizing the Company's embedded system technology and software for inclusion in specific applications for its OEMs' products. The Company's development contracts with certain OEM customers have enabled the Company to accelerate its product development efforts. The Company classifies all development costs related to such contracts as research and development expenses because such development fees have only partially funded the Company's product development activities, and the Company generally retains ownership of the technology developed under these agreements. The agreements typically provide for license and royalty payments to the Company based on the OEM customers' subsequent use of the technology in their products. Revenues from product development agreements are recognized using the percentage of completion method. Estimates are reviewed and revised periodically throughout the lives of the contracts. Any revisions are recorded in the accounting period in which the revisions are made. Royalties are recognized as earned, and include OEM product licensing revenues which are primarily determined based on the number of OEM units sold. Such revenues are initially recorded based on an estimate of such number of units and are adjusted upon the receipt of actual unit sales data from OEMs in the accounting period in which the information is received.

     Revenues from the eFax service include sign-up fees, monthly recurring subscription fees and usage-based charges and are recognized as the services are provided. The Company pre-bills its customers for monthly recurring subscription fees and usage fees. In the event of customer cancellation of services, the Company refunds unearned amounts from subscription fees and usage fees to the customer. The Company provides a limited amount of customer support by email.

Research and Development

     Research and development costs include costs and expenses associated with the design and development of new products. To the extent that such costs include the development of computer software, the Company follows the working model approach to determine technological feasibility of the software product. Costs incurred subsequent to establishing technological feasibility have been immaterial and, accordingly, all software development costs have been included in research and development expenses for the periods presented herein.

Stock-Based Compensation

     The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with APB No. 25, "Accounting for Stock Issued to Employees."

Basic and Diluted Net Loss Per Share

     Basic and diluted net loss per share has been computed using the weighted average of common shares outstanding. Potential common shares issuable upon exercise of options, warrants, convertible preferred stock and redeemable preferred stock have been excluded from the computation during all periods presented

                        EFAX.COM, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 Years Ended December 31, 1999, 1998, and 1997


as their effect is antidilutive due to the Company's net losses. Accordingly at December 31, 1999, options and warrants to purchase approximately 3,425,224 common shares at a weighted average exercise price of $8.95 per share and 709,640 shares issuable upon conversion of preferred stock have been excluded from the computation. At December 31, 1998, options and warrants to purchase approximately 2,530,000 common shares at a weighted average exercise price of $3.03 per share have been excluded from the computation. Such options and warrants will be included, using the treasury stock method, in periods where the Company reports net income and the average fair market value of the Company's common stock exceeds the exercise price. The net loss applicable to common stockholders and the shares used for the computation of basic and diluted loss per share are the same.

     The pro forma computation set forth below includes in the weighted average number of shares outstanding the 6,293,978 shares of common stock issued in connection with the IPO upon the automatic conversion of the outstanding convertible preferred shares. Because of the significant increase in outstanding common shares that occurred as a result of the conversion of convertible preferred stock, management believes that the pro forma computation of net loss per share provides a useful and more meaningful comparison of year to year per share data.

                                                                                         Year Ended
                                                                                        December 31,
                                                                                            1997
                                                                                            ----
Net loss applicable to common stockholders.........................................        $ (6,227)
                                                                                           ========
Pro Forma net loss per share:
   Basic...........................................................................         $ (0.61)
                                                                                            =======
   Diluted                                                                                  $ (0.61)
                                                                                            =======
Shares used in pro forma computation:
   Basic...........................................................................          10,170
                                                                                            =======
   Diluted.........................................................................          10,170
                                                                                            =======

Comprehensive Income

     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires an enterprise to report, by major components and as a single total, the change in net assets during the period from non-owner sources. For the year ended December 31, 1999, the Company's comprehensive loss and net loss were $24,970,000 and $24,963,000, respectively. For the years ended December 31, 1998 and 1997, there were no differences between the Company's comprehensive loss and net loss. Consolidated statements of comprehensive loss for the year ended December 31, 1999, has been included within the consolidated statements of shareholders' equity and comprehensive loss.

Disclosures about Segments of an Enterprise and Related Information

     The Company reports segment data pursuant to SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. The Company operates in one reportable segment, within which are multiple product lines including internet-related services and legacy MFP and OEM products. Revenues and related costs of goods and services are recorded for internal management purposes as reflected in the accompanying Consolidated Statement of Operations. For internal management purposes, expenses below that level and related assets are not separately recorded and monitored.

                        EFAX.COM, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 Years Ended December 31, 1999, 1998, and 1997


Accounting for Derivative Instruments and Hedging Activities

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedging accounting when certain conditions are met. The Company is required to adopt this statement in the first quarter of fiscal year 2001, with early adoption permitted. On a forward-looking basis, although eFax.com has not fully assessed the implications of this new statement, eFax.com does not believe adoption of this statement will have a material impact on eFax.com's financial position or results of operations.

     At December 31, 1999 and 1998 the Company held no derivatives or hedge positions.

     On occasion, the Company enters into firm purchase contracts with suppliers that are denominated in a foreign currency. The Company has occasionally purchased foreign currencies and held them during the contract term as a designated hedge of the purchase commitment. The foreign currency gains and losses from the foreign currency deposit are recognized as an offset to the foreign currency gains and losses from the firm purchase commitment.

     The Company purchases print engines for its Series M900 product line in Yen from Oki Data Corporation and includes exchange gains and losses related to Yen-based purchases and hedging activity in cost of goods sold. In order to reduce the potential volatility related to the ongoing Yen liability, the Company entered into a Yen hedge in August 1997. At December 31, 1997 the Company had Yen deposits of 115,000,000 which were designated as a hedge against Yen denominated firm purchase commitments. Given the considerable expense associated with maintaining the Yen hedge, coupled with the recent strengthening of the Yen in relation to the dollar, the Company decided to sell its Yen hedge in September 1998. Hedging activity generated a loss of $12,000 for the year ended December 31, 1998.

Recent Accounting Pronouncements

         In December 1999, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements. This bulletin summarizes certain interpretations and practices followed by the Division of Corporation Finance and the Office of the Chief Accountant of the SEC in administering the disclosure requirements of the Federal securities laws in applying generally accepted accounting principles to revenue recognition in financial statements. Application of the accounting and disclosures desired in the bulletin is required by the second quarter of 2000. Although the Company has not fully assessed the implications of SAB No. 101, management does not believe adoption of this bulletin will have a material impact on the Company's consolidated financial position, results of operations or cash flows.

2. Business Combinations

     On December 5, 1997, the Company acquired DocuMagix, Inc. ("DocuMagix") in a merger transaction pursuant to an Agreement and Plan of Reorganization (Agreement) entered into with DocuMagix on November 11, 1997. Under the Agreement, the Company issued 793,957 shares of its common stock in exchange for all outstanding common and preferred shares of DocuMagix, and all rights with respect to DocuMagix common stock under outstanding employee options were converted into rights with respect to the Company's common stock using the common stock exchange ratio of 0.004572. In addition, the Company issued 2,190 shares of its common stock to certain holders of DocuMagix warrants in exchange for such warrants and 103,853 shares of the Company's common stock were exchanged for $1.0 million of outstanding convertible notes payable by DocuMagix. The merger has been accounted for as a pooling of

                        EFAX.COM, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 Years Ended December 31, 1999, 1998, and 1997


interests and, accordingly, the consolidated financial statements for all periods have been restated to reflect the combined operations of the two companies.

3.   Inventories

     Inventories consist of (in thousands):

                                                                                       December 31,  December 31,
                                                                                           1999          1998
                                                                                           ----          ----
      Materials and supplies..............................................               $   305        $ 1,982
      Work-in-process.....................................................                   624             93
      Finished goods......................................................                   769          2,444
                                                                                         -------        -------
      Total...............................................................               $ 1,698        $ 4,519
                                                                                         =======        =======

4.   Property

     Property consists of (in thousands):

                                                                                       December 31,  December 31,
                                                                                           1999          1998
                                                                                           ----          ----
      Furniture and fixtures...........................................                   $3,697        $ 1,816
      Software.........................................................                      563            501
      Leasehold improvements...........................................                      441            440
                                                                                          -------       -------
      Total............................................................                   $4,701        $ 2,757
      Accumulated depreciation and amortization........................                   (2,448)        (1,418)
                                                                                          ------        -------
      Property, net....................................................                   $2,253        $ 1,339
                                                                                          ======        =======

5.   Accrued Liabilities

     Accrued liabilities consist of (in thousands):


                                                                                       December 31,  December 31,
                                                                                           1999          1998
                                                                                           ----          ----
      Compensation and related benefits...........................................      $   684          $  632
      Acquisition related accruals................................................           --              22
      Royalties...................................................................           42              62
      Product warranty............................................................           59              78
      Accrued Series A Convertible Preferred Stock dividends......................          769              --
      Other.......................................................................          490             782
                                                                                        -------          ------
      Total.......................................................................      $ 2,044          $1,576
                                                                                        =======          ======

6.   Line of Credit

     The Company's line of credit expired in August 1999 and was not renewed by the Company.

7.   Lease Commitments

     The Company leases its primary facility under an operating lease expiring January 2003. Rent expense is recognized on a straight-line basis over the term of the lease. The lease agreement requires the Company to

                        EFAX.COM, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 Years Ended December 31, 1999, 1998, and 1997



pay property taxes and maintenance costs. Additionally, the Company leases approximately 5,200 square feet in Santa Barbara, California for its software application organization and the one-year extension on the lease is set to expire July 31, 2001. The Company leases approximately 2,600 square feet in Beaverton, Oregon for additional software application personnel, and this lease expires April 2000. For the years ended December 31, 1999, 1998, and 1997, rent expense was $872,363, $572,000, and $523,000, respectively. Future minimum annual rental payments for facilities leases are: 2000, $563,000; 2001, $551,000; 2002, $551,000; 2003, $46,000; and none thereafter.

8.   Stockholders' Equity

     In June 1997, the Company completed an initial public offering of 2,750,000 shares of its common stock (selling shareholders sold an additional 750,000 shares in the offering) at a price of $8.00 per share. Concurrent with the offering, each of the 6,293,978 shares of convertible preferred stock then outstanding were converted into the same number of common shares and the 344,350 shares of Series P Redeemable Preferred Stock were redeemed for $2.8 million from the proceeds of the offering. In addition, 389,512 shares of common stock were issued upon the net exercise of warrants, 127,270 shares of common stock were issued upon the exercise of other warrants and 162,703 shares of common stock were issued upon conversion of cumulative unpaid dividends on Series F Preferred Stock. In 1998, 67,591 shares of common stock were issued upon the net exercise of warrants. In 1999, the Company issued 1,500 shares of Convertible Preferred Stock.

Preferred Stock

     The number of shares of preferred stock authorized to be issued is 5,000,000. The Board of Directors is authorized to issue the preferred stock from time to time in one or more series and to fix the rights, privileges and restrictions of the shares of such series. On May 10, 1999, eFax.com entered into a purchase agreement with an investor for the private placement of $15 million of Series A Convertible Preferred Stock which were not registered under the Securities Act of 1933, as amended, convertible into Common Stock based upon the five-day average stock price prior to closing which was $21.1375. The conversion price is subject to an adjustment after one year to the greater of the then current market price of the Common Stock or 60% of the initial conversion price. The agreement also includes 300,000 warrants exercisable at $23.25, a 10% premium to the Series A Convertible Preferred Stock conversion price. The Series A Convertible Preferred Stock includes an 8% dividend payable in cash or common stock at the option of eFax.com. The closing occurred on May 13, 1999. eFax.com has filed a registration statement for the resale of the shares of Common Stock acquired on conversion of the Convertible Preferred Stock and upon exercise of the warrants. Holders of the preferred shares shall have no voting rights, except as required by law, including but not limited to the General Corporation Laws of the State of Delaware. The Company cannot declare or pay any cash dividend or distribution on the common stock without the prior express written consent of the holders of not less than two-thirds of the then outstanding preferred shares. In the event of a liquidation of the Company, the holders of the Series A Convertible Preferred Stock would be entitled to receive distributions in preference to the holders of the Common Stock. As of December 31, 1999, 1,500 shares of preferred stock were outstanding.

Stock Option and Purchase Plans

     The Company has an employee stock option plan and a nonemployee director option plan under which the Company may grant options to purchase up to 4,400,000 and 270,000 shares of common stock, respectively. At December 31, 1999, 1,002,159 and 130,000 shares, respectively, remain available for future grant under these plans. The terms for exercising options are determined by the Board of Directors and options expire at the earlier of ten years and one month or such shorter terms as may be provided in each stock option agreement. In connection with the merger of DocuMagix (see Note 2), the Company assumed outstanding DocuMagix options using the common stock exchange ratio. At December 31, 1999, options to

                        EFAX.COM, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 Years Ended December 31, 1999, 1998, and 1997


purchase 958 shares of the Company's common stock at a weighted average exercise price of $34.42 were outstanding pursuant to the DocuMagix options.

     Stock option activity and balances, excluding DocuMagix option activity, which is immaterial, are summarized as follows:

                                                                                                            Weighted
                                                                                                             Average
                                                                                             Number       Exercise Price
                                                                                            of Shares       Per Share
                                                                                            ---------       ---------
Balance, January 1, 1997.................................................................     1,034,785       $  0.54
Granted (weighted average fair market value $3.04).......................................     1,107,100          7.42
Canceled.................................................................................       (73,509)         4.35
Exercised................................................................................      (105,374)         0.27
                                                                                            -----------     ---------
Balance, December 31, 1997...............................................................     1,963,002       $  4.29
Granted (weighted average fair market value $2.04).......................................       847,800          3.19
Canceled.................................................................................      (720,408)         5.96
Exercised................................................................................       (53,245)         0.40
                                                                                            -----------     ---------
Balance, December 31, 1998...............................................................     2,037,149       $  3.34
Granted (weighted average fair market value $5.40).......................................     2,189,527          8.87
Canceled.................................................................................      (779,680)         1.93
Exercised................................................................................      (666,864)         6.92
                                                                                            -----------     ---------
Balance, December 31, 1999...............................................................     2,780,132       $  7.03
                                                                                            ===========



                                  Outstanding Options                                        Exercisable Options
------------------------------------------------------------------------------  -----------------------------------------
                             Number            Weighted           Weighted             Number           Weighted
       Range of          Outstanding at        Average             Average         Exercisable at        Average
       Exercise           December 31,        Remaining            Exercise         December 31,        Exercise
       Prices                 1999           Life (Years)           Price               1999              Price
       -------                ----           ------------           -----               ----              -----
    $0.20 - $ 0.30             93,254              6.25              $0.29              61,387             $ 0.29
     0.50 -   1.75            299,766              7.49               1.07             177,672               0.85
     2.75 -   5.88            864,295              8.56               2.92             252,789               2.89
     6.00 -   9.44            838,817              8.61               7.82             203,411               7.78
    11.81 -  11.81            410,000              9.62              11.81                  --               0.00
    12.31 -  20.13            274,000              8.09              19.20              42,000              19.69
  ----------------          ---------             -----             ------             -------           --------
  $ 0.20 - $ 20.13          2,780,132              8.49              $7.03             737,259           $   4.49
  ================          =========             =====             ======             =======           ========

     The Company has reserved 500,000 shares of common stock for issuance pursuant to the 1997 Employee Stock Purchase Plan. The plan permits employees to purchase shares at 85% of the lower of the fair market value of the common stock at the beginning or end of each six-month offering period. During 1997, 1998 and 1999, 16,948, 51,492, and 32,108 shares, respectively, have been issued under the plan. At December 31, 1999, 399,436 shares are reserved for issuance under the plan.

     As discussed in Note 1, the Company uses the intrinsic value method specified by Accounting Principles Board Opinion No. 25 to measure compensation expense associated with issuing stock options and, accordingly, has recorded no such expense in the consolidated financial statements, as such issuances have been at the fair value of the Company's common stock at the date of grant.

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", (SFAS 123) requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value method as of the beginning of the year ended March 31, 1996. Under SFAS 123, the

                        EFAX.COM, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  Years Ended December 31, 1999, 1998, and 1997

fair value of stock-based awards to employees is calculated through the use of the minimum value method for all periods prior to the initial public offering, and subsequently through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's stock option calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                                     Employee Stock Options
                                                         --------------------------------------------------

                                                         Year Ended          Year Ended         Year Ended
                                                         December 31,        December 31,      December  31,
                                                            1999                1998               1997
                                                            -----               -----              ----
Risk-Free Interest Rate............................         5.00%               5.36%              5.76%
Stock Volatility (*)...............................          100%                100%                65%
Expected Life (in years)...........................          0.5                   1                  1
Dividends..........................................           --                  --                 --

(*) 1997: 65% subsequent to public filing; 0% prior to public filing

     The Company's calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the stock-based awards (including awards under the Purchase Plan) had been amortized to expense over the vesting period of the awards, pro forma net loss available to common stockholders would have been $29,118,000 ($2.31 per share) for the year ended December 31, 1999, $3,262,000 ($0.28 per share) for the year ended December 31, 1998, and $6,706,000 ($0.91 per share) for the year ended December 31, 1997. However, because options vest over several years and grants prior to April 1, 1995 have been excluded from these calculations, the pro forma adjustments for the years ended December 31, 1999, 1998, and 1997 are not indicative of future period pro forma adjustments, assuming grants are made in those years, when the calculation will apply to all applicable stock options.

     As of December 31, 1999, the Company has reserved or otherwise committed to issue 645,092 shares of Common Stock upon exercise of warrants.

9.   Income Taxes

     No federal and state income taxes were provided for the years ended December 31, 1998, December 31, 1997, and the nine months ended December 31, 1996 due to the Company's net losses. Foreign withholding taxes of approximately $52,000, $96,000 and $105,000 were paid during the years ended December 31, 1998, December 31, 1997, and the nine months ended December 31, 1996, respectively. The Company's effective tax rate differs from the federal statutory rate as follows (in thousands):

                        EFAX.COM, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  Years Ended December 31, 1999, 1998, and 1997

                                                                          Year           Year            Year
                                                                          Ended          Ended          Ended
                                                                        December 31,   December 31,   December 31,
                                                                           1999           1998            1997
                                                                           ----           ----            ----
Taxes computed at federal statutory rate of 35%.......................   $ (8,760)      $   (554)       $ (2,156)
Change in valuation allowance.........................................      9,681            554           2,156
Foreign withholding taxes.............................................         33             52              96
Other.................................................................       (887)            28              --
                                                                         --------       --------        --------
Total provision.......................................................   $     67       $     80        $     96
                                                                         ========       ========        ========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as operating loss and tax credit carryforwards. Significant components of the Company's net deferred income tax asset are as follows (in thousands):

                                                                   December 31,    December 31,
                                                                       1999            1998
                                                                       ----            ----
Deferred tax asset:
   Net operating loss carryforwards............................      $ 15,844          $ 7,283
   Tax credit carryforwards....................................           643              277
   Accounts receivable allowances..............................           120              110
   Depreciation................................................            30               99
   Inventory valuation.........................................           339              173
   Nondeducted expense accrual.................................           527              201
   Warranty reserve............................................            23               31
   Capitalized research and development........................           440               68
   Vacation accrual............................................           190              140
   Other.......................................................            46              139
Total deferred tax assets......................................        18,202            8,521
Valuation allowance............................................       (18,202)          (8,521)
                                                                     --------          -------
                                                                     $     --          $    --
                                                                     ========          =======

     As a result of the Company's history of operating losses, management believes that the recognition of the deferred tax asset is considered less likely than not. Accordingly, the Company has fully reserved its net deferred tax assets as of December 31, 1999 and 1998. At December 31, 1999, consolidated net operating loss carryforwards of approximately $44.0 million and $14.0 million were available to offset future Federal and state taxable income, respectively, and research and development tax credits of $355,000 and $288,000 were available to offset future Federal and state income taxes, respectively. Current Federal and California tax law includes certain provisions limiting the annual use of net operating loss carryforwards in the event of certain defined changes in stock ownership. The Company's ability to utilize its net operating loss and tax credit carryforwards could be limited according to these provisions. Management believes such limitation could result in the loss of carryforward benefits which expire from 2004 through 2019. The use of the above loss carryforwards is dependent upon the Company's ability to achieve profitability. The Company's net operating loss carryforwards attributable to its DocuMagix subsidiary before its acquisition are limited according to these provisions to approximately $380,000 per year or approximately $5.7 million and $1.9 million in total through the applicable federal and California carryforward periods, respectively.

                        EFAX.COM, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  Years Ended December 31, 1999, 1998, and 1997

10.  Employee Benefit Plan

     The Company has a 401(k) tax deferred savings plan for all eligible employees. Participants may contribute a percentage of their compensation, which may be limited by the plan administrator or applicable tax laws. The Company may make discretionary matching contributions. Such matching contributions were immaterial for the year ended December 31, 1999, 1998, and 1997.

11.  Customer Information

     Three customers accounted for 11%, 13% and 13%, respectively, of total revenues for the year ended December 31, 1999. Two customers accounted for 18% and 16%, respectively, of total revenues for the year ended December 31, 1998. The same two customers accounted for 19% and 13%, respectively, of total revenues for the year ended December 31, 1997.

12.  Related Party Transactions

     Related party transactions and balances not otherwise disclosed herein were as follows (in thousands):

                                                      December 31,  December 31,
                                                         1999          1998
                                                         ----          ----
      Sales to related party.........................   $  --         $  31
      Purchases from related party...................      --            --

     The Company has also granted a stockholder a nonexclusive royalty-free license to utilize certain of its intellectual property.

13.  Geographic Reporting

     The following is a summary of revenues by geographic region (in thousands):

                                                             Year            Year           Year
                                                             Ended          Ended          Ended
                                                         December 31,    December 31,   December 31,
                                                             1999            1998           1997
                                                             ----            ----           ----
      United States...................................     $ 21,258        $ 24,747       $ 16,386
      Europe..........................................        3,228           4,665          4,545
      Asia............................................          219             568          1,098
      Other...........................................           --             253            991
                                                           --------        --------       --------
      Total...........................................     $ 24,705        $ 30,233       $ 23,020
                                                           ========        ========       ========

* Total revenues are attributed to countries based on "ship to" location of customer.

14.  Discontinued Product Lines and Related Restructuring Charges

     During January 2000, the Company restructured its operations to focus on the Internet communications services which it introduced in February 1999 by discontinuing efforts on the development and marketing of branded and licensed products and software solutions for the "multifunction product ("MFP) market". In connection with the Company's announced decision to exit from the manufacturing of MFP products, the Company recognized in 1999 a $1.1 million write-down of inventory to reflect anticipated net realizable

                        EFAX.COM, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  Years Ended December 31, 1999, 1998, and 1997

values of the inventory on hand. Also in connection with the Company's decision to exit from manufacturing MFP products, the Company recognized an $872,000 restructuring charge for the write-down of capital equipment, intellectual property and leasehold improvements, excess facilities accruals and severance costs. As a result, the Company substantially reduced its manufacturing work force and downsized its hardware manufacturing operations. The discontinuation and restructuring was substantially completed in the first quarter of 2000, during which an additional charge of $500,000 will be recognized. The Company recorded total charges of $ 1.9 million as follows:

                                                              Total
                                                          Restructuring                    Balance at
(in thousands)                                                Charge       Utilized    December 31, 1999
                                                              ------       --------    -----------------
Write-down of inventory...............................        $  826        $   826          $    --
Reserve for estimated cost of purchase commitments....           234             --              234
                                                              ------        -------          -------
   Subtotal...........................................         1,060            826              234
                                                              ------        -------          -------
Write-down of machinery and equipment.................           312            312               --
Reserve for estimated lease costs.....................           171             --              171
Reserve for estimated severance costs.................           169             22              147
Write-down of acquired technology.....................           167            167               --
Reserve for estimated post-warranty technical
   support costs......................................            53             --               53
                                                              ------        -------          -------
   Subtotal...........................................           872            501              371
                                                              ------        -------          -------
                                                              $1,932        $ 1,327          $   605
                                                              ======        =======          =======

     Included in the fourth quarter 1999 write-downs is a $312,000 charge related to the net loss on disposal of machinery and equipment and leasehold improvements which was written down to fair market value in accordance with SFAS No. 121, "Accounting for Impairment of Long-Live Assets and for Long-Lived Assets to be Disposed Of."

     The Company anticipates substantially all accrued severance and benefits will be paid within one year.

15.  Quarterly Results -- Unaudited

     (in thousands, except per share amounts)                              Three Months Ended
                                                              -----------------------------------------------
                                                              Mar. 31,     June 30,     Sept. 30,    Dec. 31,
                                                                1999         1999         1999         1999
                                                                ----         ----         ----         ----
     Total revenues.....................................      $ 7,770      $ 6,283      $ 6,149     $  4,503
     Loss from operations...............................      $(1,314)     $(6,229)     $(7,476)    $(10,212)
     Net loss applicable to common stockholders.........      $(1,292)     $(6,383)     $(7,618)    $(10,439)
     Net loss per share:
      Basic.............................................      $ (0.11)     $ (0.51)     $ (0.59)    $  (0.83)
      Diluted...........................................      $ (0.11)     $ (0.51)     $ (0.59)    $  (0.83)
     Shares used in computing per share amounts:
      Basic............................................        12,009       12,538       12,854       12,939
      Diluted...........................................       12,009       12,538       12,854       12,939

                        EFAX.COM, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  Years Ended December 31, 1999, 1998, and 1997

     (in thousands, except per share amounts)                              Three Months Ended
                                                              -----------------------------------------------
                                                              Mar. 31,     June 30,     Sept. 30,    Dec. 31,
                                                                1998         1998         1998         1998
                                                                ----         ----         ----         ----
     Total revenues.....................................     $  7,698      $  7,722     $  7,748    $  7,064
     Income (loss) from operations......................     $ (1,325)     $     64     $    (85)   $   (441)
     Net income (loss) applicable to common
      stockholders......................................     $ (1,289)     $    114     $     37    $   (365)
     Net income (loss) per share:
      Basic.............................................     $  (0.11)     $   0.01     $   0.00    $  (0.03)
      Diluted...........................................     $  (0.11)     $   0.01     $   0.00    $  (0.03)
     Shares used in computing per share amounts:
      Basic.............................................       11,741        11,755       11,806      11,834
      Diluted...........................................       11,741        13,136       12,838      11,834

     * See "Basic and Diluted Net Loss Per Share" in Note 1 for the determination of the number of shares used in computing net loss per share in accordance with the adoption of SEC Staff Accounting Bulletin No.98.

16. Subsequent Events

     On April 5, 2000, the Company entered into a letter of intent and a loan commitment letter with JFAX.COM, Inc., a unified Internet communications company, in which:

 .    The Company and JFAX.COM established the principal terms for a potential merger of the Company and JFAX.COM.

 .    JFAX.COM agreed to lend the Company $5 million. The loan will have an interest rate of 13% and a maturity date of August 31, 2000, subject to adjustment which could increase the maturity date by up to 60 days.

 .    The Company agreed to grant to JFAX.COM a warrant to acquire 250,000 shares of the Company's common stock. The warrant will have a term of two years and will be exercisable at the market price of the Company's common stock on the date of grant, but the exercise price will reset to $1.00 per share if the proposed merger of the Company and JFAX.COM does not occur. The warrant is expected to be granted prior to April 15, 2000.

 .    The Company agreed to grant to JFAX.COM a warrant with a term of two years and an exercise price of $1.00 per share of the Company's common stock. The warrant will be granted if the merger between the Company and JFAX.COM does not occur. The warrant will be for 750,000 shares of the Company's common stock if JFAX.COM terminates the merger discussions, other than following a material breach of the letter of intent by the Company, prior to the execution of a definitive merger agreement, or if the definitive merger agreement is terminated because JFAX.COM's shareholders fail to approve the merger or JFAX.COM materially breaches the definitive merger agreement. The warrant will be for 1,750,000 shares of the Company's common stock if the merger does not occur for any reason not discussed in the preceding sentence.

                        EFAX.COM, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  Years Ended December 31, 1999, 1998, and 1997

     Prior to the execution of a definitive purchase agreement, neither the Company nor JFAX.COM is required to complete the merger. In the merger, approximately 18.5 million shares of JFAX.COM common stock will be issued to the current holders of the Company's common and preferred stock. The number of shares of JFAX.COM common stock to be received will be subject to downward adjustment based on potential fluctuations in the price of JFAX.COM common stock. The formula for determining the consideration to be received by the Company's common and preferred stockholders is included in Exhibit 2.1 to this report. JFAX.COM would be the surviving corporation in the merger. On April 5, 2000, the Company and the current holders of all of its shares of Series A Convertible Preferred Stock entered into an exchange agreement under which the holders agreed to exchange all of their outstanding shares of Series A Convertible Preferred Stock for a new Series B Convertible Preferred Stock. The Series B shares have a stated value which reflects the 25% premium that the holders would have had the right, under the Series A Convertible Preferred Stock, to receive in cash at the time of the Company's merger with JFAX.COM. The Company has the right to require the Series B stockholders to accept JFAX.COM common stock at the closing of the merger in return for any shares of Series B Convertible Preferred Stock which they then own. The Series B Convertible Preferred Stock will be convertible into shares of the Company's common stock based on the average closing bid price of the Company's common stock for the 20 trading days beginning on April 7, 2000.

                                                                     Schedule II

                           EFAX.COM AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                                (in thousands)

                                                                    Balance at   Charged to               Balance at
                                                                   Beginning of   Cost and   Deduction/     End of
                                                                      Period      Expenses   Write-off      Period
                                                                      ------      --------   ---------      ------
Year Ended December 31, 1999:
     Accounts receivable allowance.............................        $ 277        $  --     $  (15)        $ 262
                                                                       =====        =====     ======         =====

Year Ended December 31, 1998:
     Accounts receivable allowance.............................        $ 656        $  --     $ (379)        $ 277
                                                                       =====        =====     ======         =====

Year Ended December 31, 1997:
     Accounts receivable allowance.............................        $ 559        $ 133     $  (36)        $ 656
                                                                       =====        =====     ======         =====

                                  SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Menlo Park, State of California on the 7th day of April, 2000.

                                                             EFAX.COM

                                                  By:   /s/ RONALD P. BROWN
                                                     ---------------------------
                                                            Ronald P. Brown,
                                                                President

                               POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald P. Brown and Todd J. Kenck, and each of them, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Report on Form 10-K and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

               Signatures                              Title                               Date
               ----------                              -----                               ----
        /s/  RONALD P. BROWN               President                                   April 7, 2000
-------------------------------------      (Principal Executive Officer)
            (Ronald P. Brown)

         /s/  TODD J. KENCK                Vice President of Finance, Chief            April 7, 2000
-------------------------------------         Financial Officer, and Secretary
              (Todd Kenck)                    (Principal Financial and
                                              Accounting Officer )


         /s/  THOMAS B. AKIN               Director                                    April 7, 2000
-------------------------------------
             (Thomas B. Akin)

        /s/  DOUGLAS Y. BECH               Director                                    April 7, 2000
-------------------------------------
            (Douglas Y. Bech)

      /s/  STEVEN J. CARNEVALE             Director                                    April 7, 2000
-------------------------------------
          (Steven J. Carnevale)

        /s/  ALBERT E. SISTO               Director                                    April 7, 2000
-------------------------------------
            (Albert E. Sisto)

           /s/  LON RADIN                  Director                                    April 7, 2000
-------------------------------------
               (Lon Radin)

                                 Exhibit Index

                                   eFax.com

                Exhibits Pursuant to Item 601 of Regulation S-K

     (a) Exhibits

 3.1** Certificate of Incorporation of Registrant filed on August 3, 1988, as currently in effect.
 3.2** Certificate of Amendment of Certificate of Incorporation, as filed on October 31, 1990.
 3.3** Certificate of Amendment of Certificate of Incorporation, as filed on August 13, 1991.
 3.4** Certificate of Amendment of Certificate of Incorporation, filed on February 12, 1996.
 3.5** Certificate of Amendment of Certificate of Incorporation filed on February 12, 1996.
 3.6** Certificate of Amendment of Certificate of Incorporation filed on November 4, 1996.
 3.7** Amended Certificate of Designation of Series A Preferred Stock, as currently in effect.
 3.8** Certificate of Designation of Series B Preferred Stock, as currently in effect.
 3.9** Certificate of Designation of Series C Preferred Stock, as currently in effect.
 3.10** Certificate of Designation of Series D Preferred Stock, as currently in effect.
 3.11** Certificate of Designation of Series E Preferred Stock, as currently in effect.
 3.12** Amended Certificate of Designation of Series E Preferred Stock, as currently in effect.
 3.13** Certificate of Designation of Series P Preferred Stock, as currently in effect.
 3.14** Certificate of Designation of Series F Preferred Stock, as currently in effect.
 3.16**   Amended and Restated Bylaws of Registrant, as currently in effect.
 3.18** Certificate of Ownership and Merger, merging eFax.com, Inc., a Delaware corporation and wholly owned subsidiary of JetFax, Inc., with and into JetFax, Inc. as filed on February 8, 1999.
 3.19++ Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of eFax.com, Inc. dated as of May 12, 1999.
 3.20++ Certificate of Amendment of the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of eFax.com, Inc. dated as of May 13, 1999.
 3.21 Certificate of Amendment of Certificate of Incorporation, as filed on December 16, 1999.
 4.1**    Specimen Common Stock Certificate.
 4.2++ Form of Warrant to Purchase Common Stock by and between eFax and Global NAPS, Inc.
 4.3++ Form of Warrant to Purchase Common Stock by and between eFax and Fisher Capital, Ltd.
 4.4++ Form of Warrant to Purchase Common Stock by and between eFax and Wingate Capital, Ltd.
 4.5++ Registration Rights Agreement, dated as of May 7, 1999 by and between eFax and Fisher Capital, Ltd., and Wingate Capital, Ltd.
 4.6# Form of Warrant to Purchase Common Stock by and between eFax and Reedland Capital Partners.
10.1** Form of Indemnification Agreement between Registrant and each of its directors and officers.
10.2** 1989 Stock Option Plan, as amended and restated, and forms of Stock Option Agreements thereunder.
10.3**+ 1995 Stock Plan, as amended and restated, and form of Stock Option Agreement thereunder.
10.4** 1997 Director Stock Option Plan and form of Stock Option Agreement thereunder.
10.5**    1997 Employee Stock Purchase Plan and forms of agreements thereunder.
10.6** Lease Agreement dated December 1, 1992 between Registrant and Lincoln Menlo Phase I Associates Limited for Menlo Park, California office.
10.7** Lease dated December 18, 1991 between Crandell Development Corporation and Robert S. Grant for Santa Barbara, California office.
10.8** Registration Rights Agreement dated March 5, 1997 by and among the Registrant and Rudy Prince, Lon B. Radin and Virginia Snyder.
10.9** Stock and Warrant Purchase Agreement dated as of August 31, 1988 by and among Registrant and Purchasers of 299,995 shares of Series A Preferred, as amended February 1994.
10.10** Preferred Stock Purchase Agreement dated as of December 16, 1988 by and among Registrant and purchasers of 336,000 shares of Series A Preferred, as amended February 1994.
10.11** Preferred Stock Purchase Agreement dated as of June 22, 1989 by and between Registrant and David A. Brewer.
10.12** Form of Subscription and Stock Purchase Agreement dated January 1991 by and between Registrant and certain purchasers of Series A Preferred Stock.

10.13** Form of Subscription and Stock Purchase Agreement dated July 1989 by and between Registrant and certain purchasers of shares of Series B Preferred Stock.
10.14** Form of Subscription and Stock Purchase Agreement dated December 1989 by and between Registrant and certain purchasers of shares of Series B Preferred Stock.
10.15** Form of Subscription and Stock Purchase Agreement dated August/September 1990 by and between Registrant and certain purchasers of shares of Series C Preferred Stock.
10.16** Subscription and Stock Purchase Agreement for the purchase of shares of Series C Preferred Stock dated September 6, 1990 by and between Registrant and Draper Associates Polaris Fund.
10.17** Subscription and Stock Purchase Agreement dated September 7, 1990 by and between Registrant and Adlar Turnkey Manufacturing Corporation.
10.18** Form of Subscription and Stock Purchase Agreement for shares of Series D and Series E Preferred Stock and Warrants dated July 1991 by and between Registrant and certain purchasers of shares of Series D and Series E Preferred Stock.
10.19** Series E Preferred Stock Purchase Agreement dated August 18, 1991, as amended as of January 30, 1996, by and between Registrant and Ailicec California Corporation.
10.20** Series F Preferred Stock Purchase Agreement dated as of March 5, 1996 by and between Registrant and purchasers of Series F Preferred Stock.
10.26** Asset Purchase Agreement dated July 31, 1996, as amended December 16, 1996, by and between Registrant and the Crandell Group, Inc.
10.27!** Development Agreement dated September 25, 1991 and amended as of February 12, 1997 by and between Registrant and Ailicec International Enterprises Limited.
10.28** Common Stock Purchase Option dated as of March 29, 1996 by and between Registrant and Steven J. Carnevale.
10.29** Common Stock Purchase Option dated as of March 29, 1996 by and between Registrant and Thomas B. Akin.
10.30**   Promissory Note to Lon B. Radin dated March 1, 1992 from Registrant.
10.31!** Development and Supply Agreement dated June 30, 1995 by and between Registrant and Samsung Electronics Corporation.
10.32!** Software License Agreement dated September 30, 1996 by and between Registrant and Oki Data Corporation.
10.33!** Supply and License Agreement dated November 1, 1996 by and between Registrant and Pixel Magic, Inc.
10.34!** Facsimile Product Development Agreement dated June 9, 1994 by and between Registrant and Xerox Corporation.
10.35!** Facsimile Product Development Agreement dated November 23, 1994 by and between Registrant and Xerox Corporation.
10.36!** Master Development, Purchase and Distribution License Agreement dated effective as of January 31, 1997 by and between Registrant and Hewlett-Packard Company.
10.38** Security Agreement dated July 31, 1996 by and between Registrant and the Crandell Group, Inc.
10.39!** OEM Purchase Agreement dated February 22, 1995, as amended February 21, 1997, by and Between Registrant and Oki America, Inc.
10.40** Loan and Security Agreement dated August 23, 1996 by and between Registrant and Cupertino National Bank & Trust and the amendment thereto dated March 11, 1997 and the amendment Thereto dated March 31, 1997.
10.41**   Form of Dealer Agreement.
10.42!** Agreement dated November 30, 1994 by and between the Crandell Group, Inc. and Intel Corporation as amended May 11, 1995, assigned and delegated to Registrant as of July 30, 1996 and as further amended December 23, 1996.
10.43*** First Amendment dated September 15, 1997 to Lease Agreement dated April 4, 1997 between Registrant and Lincoln Menlo Phase I Associates Limited for Menlo Park, California office.
10.44*** Second Amendment dated December 2, 1997 to Lease Agreement dated April 4, 1997 between Registrant and Lincoln Menlo Phase I Associates Limited for Menlo Park, California office, as amended September 15, 1997.
10.45*** Sublease dated August 1, 1997 between Registrant and Systems & Software Consortium, Inc. Santa Barbara, California office.
10.46*** Lease Agreement between Registrant and Landlord, K. Dalbey and M. Tachouet dated March 28, 1997 for Beaverton, Oregon office.

10.51! Revision D to Master Development, Purchase and Distribution License Agreement dated as of December 22, 1998 by and between Registrant and Hewlett-Packard Company which incorporates by reference Master Development, Purchase and Distribution License Agreement dated effective as of January 31, 1997 by and between Registrant and Hewlett-Packard Company (Exhibit 10.36!**).
10.54++ Stock Purchase Agreement, dated as of February 23, 1999, by and between eFax and Integrated Global Concepts, Inc.
10.55(degree)(degree) Securities Purchase Agreement, dated as of May 7, 1999, by and between eFax and Fisher Capital, Ltd., and Wingate Capital, Ltd.
21.1                  Subsidiaries of Registrant.
23.1 Independent Auditors' Consent and Report on Schedule (see page 67).
24.1                  Power of Attorney (see Signature Page).
27.1                  Financial Data Schedule.


** Incorporated by reference to the identically numbered exhibits filed in response to Item 16(a), "Exhibits", of the Company's Registration Statement on Form S-1, as amended, (File No. 333-23763), which was declared effective on June 10, 1997.

! Confidential treatment has been granted with respect to certain portions of the exhibit and the omitted portions have been separately filed with the Commission.

*** Incorporated by reference to the identically numbered exhibits filed in response pursuant to Item 601 of Regulation S-K of the Company's filing on Annual Report on Form 10-K for the fiscal year ended January 3, 1998.

!! Incorporated by reference to Exhibit 10.1 filed November 17, 1998, on Report on Form 10-Q for the quarter ended October 3, 1998.

**+ Incorporated by reference to Exhibit A, filed April 16, 1999, to the Company's Definitive Proxy Statement.

++ Incorporated by reference to the identically numbered exhibits filed May 18, 1999 on Report on Form 10-Q for the quarter ended April 3, 1999.

# Incorporated by reference to the identically numbered exhibit filed August 17, 1999 on Report on Form 10-Q for the quarter ended July 3, 1999.

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                   FORM 10-Q

(Mark One)

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the quarterly period ended July 1, 2000.

     or

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the transition period from________to________.

     Commission File Number  0-22561


                                   EFAX.COM
            (Exact name of Registrant as specified in its charter)



               Delaware                                77-0182451
     (State or other jurisdiction of       (I.R.S. Employer Identification No.)
      incorporation or organization)


        1378 Willow Road, Menlo Park, California              94025
        (Address of principal executive offices)            (Zip Code)



      Registrant's telephone number, including area code: (650) 324-0600


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing
requirements for the past 90 days.  Yes [X]   No [_]


As of August 10, 2000 there were 13,520,895 shares of common stock, $.01 par value, outstanding.

                           EFAX.COM AND SUBSIDIARIES
                                   INDEX TO
                              REPORT ON FORM 10-Q
                        FOR QUARTER ENDED JUNE 30, 2000


                                                                                                  Page
                                                                                                  ----
PART I.   FINANCIAL INFORMATION

Item 1.   Financial Statements:

          Condensed Consolidated Balance Sheets -- June 30, 2000 and December 31, 1999......       3

          Condensed Consolidated Statements of Operations -- Three and Six Months Ended
           June 30, 2000 and 1999...........................................................       4


          Condensed Consolidated Statements of Cash Flows -- Six  Months Ended June 30,
           2000 and 1999....................................................................       5


          Notes to Condensed Consolidated Financial Statements..............................       6


Item 2.   Management's Discussion and Analysis of Financial Condition and Results of
           Operations.......................................................................      13


Item 3.   Quantitative and Qualitative Disclosures About Market Risk........................      22


PART II. OTHER INFORMATION


Item 1.   Legal Proceedings.................................................................      23

Item 2.   Changes in Securities.............................................................      23

Item 6.   Exhibits and Reports on Form 8-K..................................................      24

          Signature.........................................................................      25

PART I.  FINANCIAL INFORMATION

ITEM 1.    FINANCIAL STATEMENTS

                           EFAX.COM AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                     (in thousands, except share amounts)

                                                                                  June 30,       December 31,
                                                                                    2000           1999 (1)
                                                                                  --------         --------
                                                                                (Unaudited)
ASSETS

Current assets:
  Cash and cash equivalents                                                        $    175         $  1,752
  Short-term investments                                                                 --            2,988
  Accounts receivable, net                                                            1,451            2,414
  Inventories                                                                           368            1,698
  Prepaid expenses                                                                    1,168              507
                                                                                   --------         --------
   Total current assets                                                               3,162            9,359

Property, net                                                                         2,156            2,253
Other assets                                                                          3,513            3,896
                                                                                   --------         --------
Total assets                                                                       $  8,831         $ 15,508
                                                                                   ========         ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                                                 $  2,505         $  4,404
  Accrued liabilities                                                                 1,277            2,044
  Note payable - JFAX.COM, INC.                                                       1,500               --
  Restructuring reserve                                                                 413              605
  Current deferred revenue                                                            1,028              360
                                                                                   --------         --------
   Total current liabilities                                                          6,723            7,413

Deferred revenue                                                                         --               25

Stockholders' equity:
  Series A convertible preferred stock, $0.01 par value; 5,000,000 shares
    authorized, shares outstanding: none in 2000 and 1500 in 1999                        --            7,467

  Series B convertible preferred stock, $0.01 par value; 1,447 and none
    shares authorized, shares outstanding in 2000 and 1999 respectively              11,886               --

  Common stock, $0.01 par value; 35,000,000 shares authorized, shares
    outstanding: 13,293,707 in 2000 and 13,012,130 in 1999                              135              130

  Additional paid-in capital                                                         49,529           48,342
  Warrants                                                                            7,816            7,098
  Accumulated other comprehensive income                                                 --               (7)
  Accumulated deficit                                                               (67,258)         (54,960)
                                                                                   --------         --------
    Total stockholders' equity                                                        2,108            8,070
                                                                                   --------         --------
Total liabilities and stockholders' equity                                         $  8,831         $ 15,508
                                                                                   ========         ========

(1) Derived from the December 31, 1999 audited consolidated balance sheet included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999.
For presentation purposes, the periods ended July 1, 2000 and January 1, 2000 are referred to above as ending on June 30, 2000 and December 31, 1999, respectively.
See notes to condensed consolidated financial statements.

                           EFAX.COM AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)
                   (in thousands, except per share amounts)

                                                            Three Months Ended                   Six Months Ended
                                                                 June 30,                            June 30,
                                                         -------------------------          --------------------------
                                                           2000             1999              2000              1999
                                                         -------           -------          --------           -------
Revenues:
 Product                                                 $ 1,946           $ 4,962          $  5,240           $11,159
 eFax services                                             1,613                33             2,732                33
 Software and technology license fees                      1,083             1,035             2,182             2,181
 Development fees                                             --               253                --               679
                                                         -------           -------          --------           -------
  Total revenues                                           4,642             6,283            10,154            14,052
                                                         -------           -------          --------           -------

Costs and expenses:
 Cost of product revenues                                  1,296             3,421             3,753             7,725
 Cost of eFax services                                     2,017               454             3,280               668
 Cost of software and technology license fees                 78               115               193               279
 Research and development                                  1,156             1,579             2,524             3,234
 Selling and marketing                                       989             4,538             4,793             6,495
 General and administrative                                1,361             2,405             3,238             3,195
                                                         -------           -------          --------           -------
  Total costs and expenses                                 6,897            12,512            17,781            21,596
                                                         -------           -------          --------           -------

Loss from operations                                      (2,255)           (6,229)           (7,627)           (7,544)
                                                         -------           -------          --------           -------

Other income (expense):
 Interest income                                               3                88                34               142
 Interest expense                                           (234)               --              (234)               (1)
 Other expense                                               (70)              (47)              (99)              (62)
                                                         -------           -------          --------           -------

  Total other income (expense), net                         (301)               41              (299)               79
                                                         -------           -------          --------           -------

Loss before income taxes                                  (2,556)           (6,188)           (7,926)           (7,465)

Provision for income taxes                                     4                24                15                39
                                                         -------           -------          --------           -------

Net loss                                                  (2,560)           (6,212)           (7,941)           (7,504)

Preferred stock dividends and accretion                   (4,058)             (171)           (4,358)             (171)
                                                         -------           -------          --------           -------

Net loss applicable to common stockholders               $(6,618)          $(6,383)         $(12,299)          $(7,675)
                                                         =======           =======          ========           =======

Net loss per share:
 Basic                                                    $(0.50)           $(0.51)           $(0.93)           $(0.63)
                                                         =======           =======          ========           =======
 Diluted                                                  $(0.50)           $(0.51)           $(0.93)           $(0.63)
                                                         =======           =======          ========           =======

Shares used in computing net loss per share:
 Basic                                                    13,294            12,538            13,198            12,273
                                                         =======           =======          ========           =======
 Diluted                                                  13,294            12,538            13,198            12,273
                                                         =======           =======          ========           =======

For presentation purposes, the periods ended July 1, 2000 and July 3, 1999 are referred to above as ending on June 30, 2000 and 1999, respectively.

See Notes to condensed consolidated financial statements.

                           EFAX.COM AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)
                                (in thousands)

                                                                                         Six Months Ended
                                                                                             June 30,
                                                                                       ---------------------
                                                                                        2000          1999
                                                                                       -------       -------
Cash flows from operating activities:
 Net loss                                                                              $(7,941)      $(7,504)
 Adjustments to reconcile net loss to net cash used for operating activities:
  Depreciation and amortization                                                            487           474
  Loss (gain) on disposal of asset                                                          26           (39)
  Issuance of Common Stock for services                                                     --           208
  Non-cash interest expense                                                                217            --
  Additional value for change in exercise price of warrants                                 32            --
  Common Stock options - severance                                                         225         1,367
  Common Stock options - services                                                           --           284
  Changes in assets and liabilities:
   Trade receivables                                                                       963           756
   Inventories                                                                           1,330         1,781
   Prepaid expenses                                                                       (192)         (174)
   Accounts payable                                                                     (1,899)        1,054
   Deferred revenue                                                                        643            50
   Accrued liabilities                                                                       2          (273)
   Restructuring reserve                                                                  (192)           --
                                                                                       -------       -------
    Net cash used for operating activities                                              (6,299)       (2,016)
                                                                                       -------       -------

Cash flows from investing activities:
 Purchases of short-term investments                                                        --        (2,996)
 Sale of short-term investments                                                          2,995         2,808
 Purchase of property                                                                     (433)         (921)
 Proceeds from sale of property                                                             17            --
 (Increase) decrease in other assets                                                       383          (733)
                                                                                       -------       -------
    Net cash provided by (used for) investing activities                                 2,962        (1,842)
                                                                                       -------       -------

Cash flows from financing activities:
 Proceeds from issuance of note payable - JFAX.COM, INC.                                 1,500            --
 Proceeds from sale of Common Stock                                                        260         1,034
 Proceeds from sale of Series A Convertible Preferred Stock, net                            --        14,215
                                                                                       -------       -------
    Net cash provided by financing activities                                            1,760        15,249
                                                                                       -------       -------

Increase (decrease) in cash and cash equivalents                                        (1,577)       11,391
Cash and cash equivalents, beginning of period                                           1,752         1,305
                                                                                       -------       -------
Cash and cash equivalents, end of period                                               $   175       $12,696
                                                                                       =======       =======

Supplemental cash flow information:
 Taxes paid - foreign withholding                                                      $     4       $    18
                                                                                       =======       =======

Supplemental noncash investing and financial information:
 Warrant expense - service                                                             $    --       $   197
                                                                                       =======       =======
 Valuation of warrants issued to JFAX.COM, INC.                                        $   686       $    --
                                                                                       =======       =======
 Conversion of accrued ESPP for purchase of Common Stock                               $    --       $    45
                                                                                       =======       =======
 Trademark settlement                                                                  $    --       $ 2,000
                                                                                       =======       =======
 Cumulative dividends on Series A Convertible Preferred Stock                          $   315       $   171
                                                                                       =======       =======
 Conversion of Series A Convertible Preferred Stock to Series B Convertible
  Preferred Stock
                                                                                       $ 7,467       $    --
                                                                                       =======       =======
 Conversion of accrued Series A Convertible Stock dividends to Series B Convertible
  Preferred Stock
                                                                                       $ 1,084       $    --
                                                                                       =======       =======
 Redemption premium and accretion on Series B Convertible Preferred Stock              $ 4,042       $    --
                                                                                       =======       =======
 Conversion of Series B Convertible Preferred Stock to Common Stock                    $   707       $
                                                                                       =======       =======
 Issuance of Common Stock options - severance                                          $   225       $    --
                                                                                       =======       =======

See notes to condensed consolidated financial statements.

                           EFAX.COM AND SUBSIDIARIES
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

1.   Basis of Presentation

Interim Financial Information

     The accompanying condensed consolidated financial statements of eFax.com(TM) and its wholly-owned subsidiaries ("eFax" or the "Company") as of June 30, 2000 and December 31, 1999 and for the three and six months ended June 30, 2000 and 1999 are unaudited. In the opinion of management, the condensed consolidated financial statements include all adjustments (consisting of normal recurring accruals) that management considers necessary for a fair presentation of its financial position, operating results and cash flows for the interim periods presented. Operating results and cash flows for interim periods are not necessarily indicative of results for the entire year. References to "we", "us" or "our" in this Report also refer to eFax.com

     The condensed consolidated financial statements have been prepared on a going concern basis, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business. The Company's net loss of $7.9 million for the six months ended June 30, 2000 and its negative working capital position of $3.6 million at June 30, 2000 raise substantial doubt regarding the Company's ability to continue as a going concern. In the three and six months ended June 30, 2000, the Company's revenues were not sufficient to support its operations, and revenues will not be sufficient to support operations until such time, if any, that the Company's revenues from fee generating Internet-based services gain substantial market acceptance. On May 5, 2000, the Company entered into a loan agreement with JFAX.COM, Inc. ("JFAX.COM") pursuant to which JFAX.COM is financing the Company while the two parties seek their shareholders' consent to the merger of eFax.com with a subsidiary of JFAX.COM. Under the loan agreement, the Company may borrow up to $5.0 million, of which, as of August 14, 2000, the Company has borrowed $3.25 million. No assurance can be given that approval of the merger will be obtained, that the merger will ultimately be consummated or that the proceeds of the loan agreement will be sufficient to sustain the Company until the merger occurs, if ever. In the event that the merger is not consummated, is consummated after the expiry of the term loan or is consummated after the Company has exhausted all of the funds available under the term loan, the Company will need to obtain additional financing to repay the loan from JFAX.COM and/or to finance continuing operating losses. In such event, there can be no assurance that the Company will be successful in obtaining additional financing and any such failure to obtain financing would result in a material adverse effect on our ability to meet our business objectives and continue as a going concern. In light of the forgoing assumptions, the consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.

     This financial data should be read in conjunction with the audited financial statements and notes thereto included in eFax.com's Annual Report on Form 10-K for the year ended December 31, 1999.

     Certain prior quarter amounts have been reclassified to conform to the current quarter presentation for cost of licenses and services as well as selling and marketing expenses.

Fiscal Period End

     The Company uses a 52-53 week fiscal year ending on the first Saturday on or after December 31. For presentation purposes, the Company refers herein to the 13-week periods ended July 1, 2000 and July 3, 1999 as the three months ended June 30, 2000 and 1999, respectively, and the 26-week periods ended July 1, 2000 and July 3, 1999 as the six months ended June 30, 2000 and 1999, respectively.

Per Share Information

     Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average common shares outstanding for the period while diluted earnings (loss) per share also includes the dilutive impact of stock options and warrants. Common stock equivalents from options and warrants have been excluded from the computation during all periods presented as their effect is antidilutive due to eFax.com's net losses. Such options

                           EFAX.COM AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (Unaudited)

and warrants will be included, using the treasury stock method, in periods where eFax.com reports net income and the average fair market value of its common stock exceeds the exercise price. The net loss and the shares used for the computation of both basic and diluted loss per share are the same.


2. Inventories

     Inventories consist of the following (in thousands):


                               June 30,   December 31,
                                   2000        1999
                                  -----      ------

 Materials and supplies           $  63      $  305
 Work-in-process                     --         624
 Finished goods                     305         769
                                  -----      ------
 Total                            $ 368      $1,698
                                  =====      ======

3. Accrued Liabilities

     Accrued liabilities consist of (in thousands):

                                       June 30,     December 31,
                                           2000         1999
                                         ------       ------

 Compensation and related benefits       $  687       $  684
 Accrued Series A Convertible
  Preferred Stock dividends                  --          769
 Product warranty                            59           59
 Royalties                                   31           42
 Other                                      500          490
                                         ------       ------
 Total                                   $1,277       $2,044
                                         ======       ======


4. Note payable - JFAX.COM, INC.

     On May 5, 2000, the Company entered into a term loan agreement ("Term Loan Agreement") with JFAX.COM under which JFAX.COM agreed to lend to the Company an amount of up to $5.0 million. Borrowings under Term Loan Agreement are evidenced
by an executed note payable and bear an interest rate of 13% per annum.   As
discuss above, unless the term of the Term Loan Agreement is extended by JFAX.COM, the loan must be repaid on October 31, 2000; provided that, under specified circumstances the Company may be required to repay the loan as early as August 31, 2000. As of June 30, 2000, the outstanding principal under the Term Loan Agreement was $1.5 million. As collateral for the loan, the Company has given JFAX.COM a security interest in substantially all of its assets, including all of its DID numbers. If the loan becomes due and the Company is unable to timely repay any amounts outstanding, JFAX.COM may exercise its rights in connection with the assets in which it has a security interest. As consideration for entering into a loan commitment, the Company granted JFAX.COM warrants to purchase 250,000 shares of Common Stock on April 5, 2000 at an exercise price of $4.4375. The warrants have a two year life. The value of the warrants is being amortized over the life of the loan.

                           EFAX.COM AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (Unaudited)

5. Comprehensive Income

  Effective January 1, 1998, eFax.com adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires an enterprise to report, by major components and as a single total, the change in net assets during the period from non-owner sources. For the three months ended June 30, 2000, there were no differences between eFax.com's comprehensive loss and net loss. For the six months ended June 30, 2000, the eFax.com's comprehensive loss was $7,934,000 as compared to a net loss of $7,941,000. For the three and six months ended June 30, 1999, there were no differences between eFax.com's comprehensive loss and net loss.

6. Disclosures about Segments of an Enterprise and Related Information

  The Company reports segment data pursuant to SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. The Company operates in one reportable segment, within which are multiple product lines including Internet-related services and legacy multifunction hardware products ("MFP"). Revenues and related costs of goods and services are recorded for internal management purposes as reflected in the accompanying Condensed Consolidated Statement of Operations. For internal management purposes, expenses below that level and related assets are not separately recorded and monitored.

7. Recent Accounting Pronouncements

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedging accounting when certain conditions are met. The Company is required to adopt this statement in the first quarter of fiscal year 2001, with early adoption permitted. Although eFax.com has not fully assessed the implications of this new statement, eFax.com does not believe adoption of this statement will have a material impact on eFax.com's future financial position or results of operations.

  In December 1999, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin (SAB) No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements". This bulletin summarizes certain interpretations and practices followed by the Division of Corporation Finance and the Office of the Chief Accountant of the SEC in administering the disclosure requirements of the Federal securities laws in applying generally accepted accounting principles to revenue recognition in financial statements. Application of the accounting and disclosures desired in the bulletin is required by the second quarter of 2000. The Company has elected early adoption of SAB 101 and is in compliance with SAB 101 revenue recognition requirements.

  In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 ("FIN 44") "Accounting for Certain Transactions involving Stock Compensation" an interpretation of APB Opinion No. 25. FIN 44 clarifies the application of Opinion 25 for (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a non-compensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998, or January 12, 2000. The Company believes that FIN 44 will not have a material effect on its financial position or results of operations.

                           EFAX.COM AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (Unaudited)

8.  Discontinued Product Lines and Related Restructuring Charges

  During January 2000, we restructured our operations to focus on the Internet communications services, which we introduced in February 1999, by discontinuing efforts on the development and marketing of branded and licensed products and software solutions for the MFP market. In connection with the Company's announced decision to exit from the manufacturing of MFP products, the Company recognized in the fourth quarter of 1999 a $1.1 million write-down of inventory to reflect anticipated net realizable values of the inventory on hand. Also in connection with the Company's decision to exit from manufacturing MFP hardware products, the Company recognized in the fourth quarter of 1999 an $872,000 restructuring charge for the write-down of capital equipment, intellectual property and leasehold improvements, excess facilities accruals and severance costs. As a result, the Company substantially reduced its manufacturing work force and downsized its hardware manufacturing operations. The discontinuation and restructuring was substantially completed in the first quarter of 2000, during which period an additional charge of $450,000 was recognized for certain executive severance costs incurred in January 2000. The Company recorded total charges of $ approximately 1.9 million as follows:

                                                          Total
                                                      Restructuring                     Balance at
(in thousands)                                           Charge         Utilized       June 30, 2000
                                                         ------         --------       -------------
Write-down of inventory                                  $  826           $  826           $   --
Reserve for estimated cost of purchase commitments          234               35              199
                                                         ------           ------           ------
  Subtotal                                                1,060              861              199
                                                         ------           ------           ------
Write-down of machinery and equipment                       312              312               --
Reserve for estimated lease costs                           171               10              161
Reserve for estimated severance costs                       169              169               --
Write-down of acquired technology                           167              167               --
Reserve for estimated post-warranty technical
 support costs                                               53               --               53
                                                         ------           ------           ------
  Subtotal                                                  872              658              214
                                                         ------           ------           ------
                                                         $1,932           $1,519             $413
                                                         ======           ======           ======

  The Company anticipates substantially all accrued severance and benefits will be paid within one year.


  Included in the fourth quarter 1999 write-downs are charges of $312,000 related to the net loss on disposal of machinery and equipment and leasehold improvements which was written down to fair market value in accordance with SFAS No. 121, "Accounting for Impairment of Long-Live Assets and for Long-Lived Assets to be Disposed of."

  Additionally, from time to time, the Company is or may become a party to suits, actions and proceedings in the ordinary course of its business. The Company does not believe that any of its current ordinary course of business suits, actions or proceedings will result in a material adverse impact on the Company.

9.   Litigation

  On June 20, 2000, Jerry Kirsch filed a lawsuit against the Company in the United States District Court for the Eastern District of Michigan asserting the ownership of certain United States patents and claiming that the Company is infringing these patents as a result of the Company's sale of multifunction hardware products. The suit requests unspecified damages, treble damages due to willful infringement, and preliminary and permanent injunctive relief. We have reviewed the Kirsch patents with our business and technical personnel and outside patent counsel and have concluded that we do not infringe these patents. As a result, we are confident of our position in this matter and

                           EFAX.COM AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (Unaudited)

intend to defend the suit vigorously; however if such suit is successful, it could have a material adverse effect on the Company and even if unsuccessful could require the substantial expenditure of time and costs in its resolution.

10.   Subsequent Events

Merger Agreement

  On July 13, 2000, the Company entered into a merger agreement (the "Merger Agreement") with JFAX.COM, a unified Internet communications company, and JFAX.COM Merger Sub, Inc., a newly formed subsidiary of JFAX.COM (the "Merger Sub"). Under the terms of the Merger Agreement, the Company has agreed to merge with the Merger Sub (the "Merger") and become a wholly-owned subsidiary of JFAX.COM. As consideration for the Merger, the Company's stockholders would receive the following:

  . For each share of the Company's common stock, par value $.01 per share (the "Common Stock"), its holder would receive a fraction of a share of JFAX.COM.

  . Common Stock, par value $0.01 per share ("JFAX.COM Common Stock"), determined by a conversion number formula included in this report (the "Conversion Number").

  . Subject to certain limitations, for each share of the Company's Series D Convertible Preferred Stock, par value $0.01 per share (the "Series D Shares"), outstanding at the time of the Merger, its holder would receive 4,938.50 shares of JFAX.COM Common Stock (collectively if all 1,447 Series D Shares are outstanding at the time of the Merger, 7,146,009 shares), which amount will increase between August 14, 2000 and the time of the Merger at an annualized rate of 3.5%.

  . The holders of the Series D Shares (the "Investors") have agreed to receive a warrant to acquire shares of JFAX.COM Common Stock under the circumstances described below under "Agreement with Investors" instead of a portion of the JFAX.COM Common Stock which they would otherwise have a right to receive as consideration for the Merger.

  . The holders of the Common Stock and the Series D Shares will receive cash in lieu of fractional shares of JFAX.COM Common Stock.

  Because the consideration to be received by the Investors is a fixed amount, subject to the 3.5% annualized rate of increase, any increase or decrease in the total consideration received in the Merger will only affect the holders of the Common Stock. The Conversion Number will vary depending on, among other things:

  . The amount outstanding under the term loan agreement between the Company and JFAX.COM (the "Term Loan Agreement") on the closing date for the Merger. Under the Term Loan Agreement, the Company, subject to satisfying the conditions contained in the Term Loan Agreement, may borrow up to $5 million from JFAX.COM.

  . The closing date of the Merger, the amount of cash which the Company has (other than cash from the sale of certain assets of the Company), the amount of certain of the Company's prepaid expenses and the amount of the Company's overdue payables.

  . The number, if any, of the shares of Common Stock into which the Series D Shares are converted prior to the time of the Merger.

  and

  .  The timing of the Merger.

                           EFAX.COM AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (Unaudited)

  For example only, for each share of Common Stock, a stockholder of the Company would receive 0.281 shares of JFAX.COM Common Stock (collectively, 3,801,645 shares) if:

  . $5.0 million is outstanding under the Term Loan Agreement on the closing date for the Merger.

  . On the closing date of the Merger, the Company has no cash on hand and it has no prepaid expenses or accounts payable which affect the Conversion Number.

  . No Series D shares are converted into shares of Common Stock and other shares of Common Stock are issued prior to the Merger.

  .  the Merger occurs on October 31, 2000.

  As of August 14, 2000, the Company has borrowed $3.25 million under the Term Loan Agreement.

  In the event that the Merger does not occur and the Company, within two years of the termination of the Merger discussions with JFAX.COM, is acquired by another entity or the Company receives at least $5.0 million from a securities offering or offerings, the Company will be required to pay JFAX.COM an amount equal to:

  .  1,750,000, times

  . The fair market value of one share of the Common Stock at the time of the acquisition or the securities offering, less $0.10.

  The 1,750,000 amount will be reduced to 750,000 if the termination of the Merger Agreement occurs because JFAX.COM's stockholders do not approve the Merger or if JFAX.COM materially breaches the Merger Agreement.

  If the Company is acquired by another entity, it must pay the amount to JFAX.COM promptly following the consummation of the acquisition. If the Company does a securities offering, it is required to make the payment within 270 days of the offering. In addition, the Company is required to pay JFAX.COM for any of JFAX.COM's out-of pocket expenses related to the Merger Agreement or the Term Loan Agreement between the two parties if the Merger Agreement is terminated because of a failure of the Company's stockholders to approve the Merger Agreement or as a result of any action by eFax.com's board of directors or eFax.com's material breach of the merger agreement.

  The consummation of the Merger will depend upon the approval of the Merger by both the holders of a majority of the outstanding shares of Common Stock and the holders of a majority of the JFAX.COM Common Stock being voted at the meeting to approve the Merger. To complete the Merger, the Company and JFAX.COM must also fulfill the other conditions required by the Merger Agreement. Prior to the stockholders' meetings, a registration statement on Form S-4 must be filed with the Securities and Exchange Commission and be declared effective. If all of the required conditions are met, the Merger is expected to be completed in the fourth quarter of 2000.

Agreements with Investors

  On July 13, 2000, the Company entered into an exchange agreement (the "Exchange Agreement") with the Investors and the Company and JFAX.COM entered into a side agreement (the "Side Agreement") with the Investors. Under the terms of the Exchange Agreement, the shares of Series B Convertible Preferred Stock held by the Investors were converted into an equal number of Series D Shares on July 17, 2000.

                           EFAX.COM AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (Unaudited)

  Under the terms of the Side Agreement, each Investor has agreed that as consideration for the Merger it would receive:

  . Shares of JFAX.COM Common Stock to the extent that such shares held by the Investor and its affiliates do not exceed 10% (the "10% Limitation") of the total outstanding shares of JFAX.COM Common Stock immediately following the Merger.

  . A warrant, exercisable for JFAX.COM Common Stock at $0.01 per share, to acquire the number of shares of JFAX.COM Common Stock which could not be acquired because of the 10% Limitation.

  The Conversion Number will be unaffected by whether the Investors receive shares of JFAX.COM Common Stock or a warrant to acquire shares of JFAX.COM Common Stock.

  In addition, the Side Agreement provides that JFAX.COM will file a resale registration statement to permit the Investors to resell any shares of JFAX.COM Common Stock which the Investors may acquire upon the exercise of the warrant. The Investors also have agreed to waive any appraisal rights which they may have in connection with the Merger.

  Under the terms of the Certificate of Designations, Preferences and Rights of the Series D Shares, the holders of the Series D Shares have the right to require the Company to redeem the Series D Shares for cash in certain events, including if the total Merger consideration to be received by the holders of the Common Stock and Series D Shares exceeds 12 million shares of JFAX.COM Common Stock.

Agreement with IGC

  On June 30, 2000, the Company and JFAX.COM entered into an Agreement of Understanding (the "Agreement of Understanding") with Integrated Global Concepts, Inc. ("IGC"). IGC has been providing the Company with development and co-location services necessary for the Company's operations. The Agreement of Understanding provides that at the time of the closing of the Merger:

  . IGC will grant the Company a license to certain software developed by IGC which the Company uses in its operations.

  . IGC will waive all claims which it may have against the Company in connection with development services it has previously provided to the Company.

  . JFAX.COM will issue 2,000,000 shares of JFAX.COM Common Stock to IGC. In addition, the Agreement of Understanding provides that JFAX.COM will file a resale registration statement to permit IGC to resell the shares of JFAX.COM Common Stock which it is acquiring.

  For more information concerning the Merger Agreement, the Agreement with Investors and the Agreement with IGC, see the Company's Current Report of Form 8-K dated July 14, 2000.

Intuit Relationship

  On July 21, 2000, JFAX.COM entered into an agreement with Intuit Inc. ("Intuit") pursuant to which JFAX.COM will enable certain Intuit small business products with fax sending and receiving capabilities. These fax capabilities will be made available to Intuit's customers and JFAX.COM and Intuit will share revenues from this arrangement. The launch date for these Intuit products will be determined by Intuit at a later date.

  In connection with the Intuit transaction, JFAX.COM and the Company entered into a separate agreement whereby JFAX.COM and the Company will share responsibilities for developing and servicing the customized faxing products for Intuit's customers. JFAX.COM will compensate the Company for its development efforts on a

                           EFAX.COM AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (Unaudited)

monthly basis, as well as share a portion of the revenues from the JFAX.COM-Intuit agreement with the Company. JFAX.COM anticipates that the Merger will close prior to the launch date of the Intuit products containing the fax sending and receipt capabilities described above.

Nasdaq National Market Listing

  On August 9, 2000, the Company's Common Stock was delisted from The Nasdaq National Market. The delisting was as a result of the Company's failure to meet Nasdaq's continued listing requirements.

  The Current Stock is currently trading on the over-the-counter electronic bulletin board sponsored by Nasdaq.

  Because the Company is no longer listed on The Nasdaq National Market, stockholders of the Company who comply with the required procedures, including not voting in favor of the Merger, will have appraisal rights if the Merger is completed. Under the terms of the Merger Agreement, if 5% or more of the Company's stockholders seek appraisal rights JFAX.COM will have the right to not complete the Merger.

  If the Merger does not occur, the Company believes that it is likely that its preferred stockholders will have the right to require the Company to redeem all or part of their preferred stock for cash. The current redemption value of all of the outstanding preferred shares is approximately $19.6 million on August 10, 2000.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--(Continued)

Overview

     The statements contained in this Report on Form 10-Q that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), including statements regarding eFax.com's expectations, hopes, intentions or strategies regarding the future. When used herein, the words "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend" and similar expressions are intended to identify forward-looking statements within the meaning of the Securities Act and the Exchange Act. Forward-looking statements include: statements regarding events, conditions and financial trends that may affect eFax.com's future plans of operations, business strategy, results of operations and financial position. All forward-looking statements included in this document are based on information available to eFax.com on the date hereof, and eFax.com assumes no obligation to update any such forward-looking statements. Investors are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and that actual results may differ materially from those included within the forward-looking statements as a result of various factors. These forward-looking statements are made in reliance upon the safe harbor provision of The Private Securities Litigation Reform Act of 1995. Factors that could cause or contribute to such differences include, but are not limited to, those described below, under the heading "Factors That May Affect Operating Results" and elsewhere in this Quarterly Report on Form 10-Q.

     eFax.com is a leading provider of Internet communications services. eFax.com currently provides its free and fee-based Internet communications services to more than 2.0 million users. In February 1999, eFax.com launched its Internet communications services, which incorporate fax-to-email, voicemail and voice-to-email capabilities. Prior to developing this market, eFax.com had developed and marketed branded and licensed products and software solutions for the multifunction product ("MFP") market, which consisted of electronic office devices that combine print, fax, copy and scan capabilities in a single unit. In addition, we have licensed our embedded systems technology and software to a number of manufacturers of multifunction products. On January 10, 2000, we announced that we will focus exclusively on expanding our position as a leading provider of enhanced Internet communications services and solutions. In connection with this refocus of our business, we discontinued manufacturing and sales of MFP products in the three months ended March 31, 2000.

     eFax.com's revenues have been historically derived from four sources: (i) product revenues consisting of sales of JetFax branded MFPs, original equipment manufacturer ("OEM") branded MFPs, consumables and upgrades; (ii) eFax services revenues derived from the Company's Internet-based services introduced during the quarter ended June 30, 1999; (iii) software and technology license fees related to both the Company's embedded system technology for MFPs and desktop software; and (iv) development fees for the customization and integration of eFax.com's embedded system technology and desktop software in OEM products. Historically, product revenues have accounted for the majority of eFax.com's total revenues. For the three months ended June 30, 2000, product revenues, eFax services revenues, software and technology licenses and development fees, as a percentage of total revenues were 42.0%, 34.7%, 23.3%, and 0.0%, respectively, as compared to 79.0%, 0.5%, 16.5%, and 4.0%, respectively, for the similar period in the prior year. For the six months ended June 30, 2000, product revenues, eFax services revenues, software and technology licenses and development fees, as a percentage of total revenues were 51.6%, 26.9%, 21.5%, and 0.0%, respectively, as compared to 79.5%, 0.2%, 15.5%, and 4.8%, respectively, for the similar period in the prior year.

     Shipments of the new OEM platform MFP began in the fourth quarter of 1999. We made our final OEM shipments during the first quarter of 2000. Overall product revenues for the three and six months ended June 30, 2000 declined from the prior year as a result of the Company's transition to an Internet-based business model.

     The new emphasis on Internet services resulted in increased expenditures for both external promotions and other marketing expenses. The majority of these costs were related to media and Internet advertising promoting both the basic service and new products and features as introduced. Similarly infrastructure costs to support the expansion of services also increased. These infrastructure costs included the cost of delivery of the service such as telephony charges and depreciation on capital equipment, as well as technical and operational support personnel.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--(Continued)

Recent Developments

  On July 13, 2000, eFax.com entered into a merger agreement (the "Merger Agreement") with JFAX.COM, a unified Internet communications company, and JFAX.COM Merger Sub, Inc., a newly formed subsidiary of JFAX.COM. On July 21, 2000, the Company entered into an agreement with JFAX.COM pursuant to which it will help to develop and service certain customized faxing products for Intuit Inc. On August 9, 2000, the Company's Common Stock was delisted from the Nasdaq National Market. The terms of the Merger Agreement and certain related agreements, the terms of the agreement relating to Intuit and the delisting of the Company's Common Stock are described in Note 9-Subsequent Events to the Company's financial statements.


Results of Operations

  The following table sets forth, as a percentage of total revenues, certain items in eFax.com's statements of operations for the periods indicated.


                                                        Three Months Ended                  Six Months Ended
                                                             June 30,                           June 30,
                                                 --------------------------------  ----------------------------------
                                                          2000              1999              2000              1999
                                                        ------            ------            ------            ------
Revenues:
 Product                                                  42.0%             79.0%             51.6%             79.5%
 eFax services                                            34.7               0.5              26.9               0.2
 Software and technology license fees                     23.3              16.5              21.5              15.5
 Development fees                                           --               4.0                --               4.8
                                                        ------            ------            ------            ------
  Total revenues                                         100.0             100.0             100.0             100.0
                                                        ------            ------            ------            ------
Costs and expenses:
 Cost of product revenues                                 27.9              54.4              37.0              55.1
 Cost of eFax services                                    43.5               7.2              32.3               4.8
 Cost of software and technology license fees              1.7               1.8               1.9               2.0
 Research and development                                 24.9              25.1              24.9              23.0
 Selling and marketing                                    21.3              72.2              47.2              46.2
 General and administrative                               29.3              38.3              31.9              22.7
                                                        ------            ------            ------            ------
  Total costs and expenses                              (148.6)            199.1             175.1             153.7
                                                        ------            ------            ------            ------
Loss from operations                                     (48.6)            (99.1)            (75.1)            (53.7)
Other income (expense), net                               (6.5)              0.7              (2.9)              0.6
                                                        ------            ------            ------            ------
Loss before income taxes                                 (55.1)            (98.5)            (78.1)            (53.1)
Provision for income taxes                                  --               0.4               0.1              (0.3)
                                                        ------            ------            ------            ------
Net loss                                                 (55.1)%           (98.9)%           (78.2)%           (53.4)%
                                                        ======            ======            ======            ======

Three and Six Months Ended June 30, 2000 Compared to Three and Six Months Ended June 30, 1999

  Revenues. Total revenues decreased 26% to $4.6 million from $6.2 million for the three months ended June 30, 2000 and 1999, respectively. Total revenues decreased 28% to $10.2 million from $14.1 million for the six months ended June 30, 2000 and 1999, respectively. The declines resulted primarily from a decline in product revenues as the Company transitioned to an Internet-based business model.

  Product revenues decreased 61% to $1.9 million from $5.0 million for the three months ended June 30, 2000 and 1999, respectively. Product revenues decreased 53% to $5.2 million from $11.2 million for the six months ended June 30, 2000 and 1999, respectively. These declines reflected the factors related to the discontinuation of the Company's MFP products. Revenue from shipments of MFP products for the three and six months ended June 30,

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--(Continued)

2000 declined 99% and 47%, respectively, from the similar periods in the preceding year, as final domestic and international units of the Company's MFP products were sold. Product revenues also reflected the continued erosion in average selling prices, driven by the level of OEM business, product discontinuation and general market pressures. Unit sales for the three and six months ended June 30, 2000 also decreased, down 100% and 79%, respectively, from the similar periods in the prior year. As a result, product revenues declined for the three and six months ended June 30, 2000 as the move to a new business model was implemented. During the second quarter of 2000, we no longer shipped MFP product inventory to our OEM customer and do not intend to sell any MFP products in the future. Revenues associated with the sale of consumables decreased 15% for the three months ended June 30, 2000 versus the similar period in the prior year. Consumable revenues decreased 7% for the six months ended June 30, 2000 versus the similar period in the prior year. We anticipate that we will continue to sell consumables to our installed base of hardware customers. However, as this base will not continue to grow, we expect consumable revenues will continue to decline over the next several quarters.

  eFax Services revenue totaled $1.6 million for the three months ended June 30, 2000 as compared to $33,000 for the similar period in 1999. eFax Services revenue totaled $2.7 million for the six months ended June 30, 2000 as compared to $33,000 for the similar period in 1999. These increases reflected the Company's transition to an Internet-based business model. eFax Services revenue consisted primarily of recurring monthly subscription fees, signup fees, usage-based charges and revenues from advertising activities. eFax Services revenue began in June 1999.

  Software and technology license fees result from licensing the Company's proprietary embedded system technology and desktop software to OEMs for integration into their products. The recurring license revenues reported by the Company are dependent on the timing and accuracy of product manufacturing or quarterly sales reports received from the Company's OEM customers. The quarterly sales reports, as well as any verbal estimates, are subject to delay and potential revision by the OEM. In such an event, the Company may subsequently be required to adjust revenues for subsequent periods due to the change in estimate, which could have a material adverse effect on the Company's business, financial condition, and results of operations and on the price of the Company's Common Stock.

  Software and technology licensing fees increased 5% to $1.1 million for the three months ended June 30, 2000 from $1.0 million for the similar period in the prior year. Software and technology licensing fees remained unchanged at $2.2 million for the six months ended June 30, 2000 and 1999. Royalty fees from sales of the Hewlett-Packard 3150 increased by 27% and 42% for the three and six months ended June 30, 2000 from the similar periods in the prior year. We anticipate that we will continue to receive royalties over the life of this product.

  Development fees declined 100% to zero from $253,000 for the three months ended June 30, 2000 and 1999, respectively. Development fees declined 100% to zero from $679,000 for the six months ended June 30, 2000 and 1999, respectively. These declines reflected the completion of current projects and conversion of development fees to per unit royalties. Currently, we have no plans for new development projects and as a result do not anticipate future development fees.

  International revenues accounted for 7% and 14% of total revenues for the three months ended June 30, 2000 and 1999, respectively. International revenues accounted for 6% and 13% of total revenues for the six months ended June 30, 2000 and 1999, respectively. Historically, international revenues were derived primarily from product sales and consumables. International revenues are likely to further decline in the near term due to the discontinuation of hardware production. All of the development fees and software and technology license revenues, and most of the product revenues, have been denominated and collected in United States dollars. The Company has not hedged the foreign currency exposure related to product sales denominated in foreign currencies as the impact has not been significant.

  Two customers, Hewlett-Packard and Konica Business Technologies accounted for $1.8 million (17%) and $1.5 million (15%) of total revenues for the six months ended June 30, 2000, respectively. Three customers, Hewlett-Packard, Konica Business Technologies and IKON Office Solutions, accounted for $2.2 million in software and technology license fees (16%), $1.7 million in OEM product sales (12%) and $1.7 million in product sales (12%), respectively, of total revenues for the six months ended June 30, 1999.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--(Continued)

  Cost of Product Revenues. Cost of product revenues consists primarily of purchased materials; direct production labor and supervision for assembly and testing; subcontracted manufacturing, mainly for printed circuit boards; indirect labor for inventory management, shipping and receiving, purchasing, manufacturing engineering, document control and operations management; and related facility and support costs. Cost of product revenues may vary as a percentage of total revenues in the future as a result primarily of the cost of consumables.

  Cost of product revenues decreased 62% to $1.3 million from $3.4 million for the three months ended June 30, 2000 and 1999, respectively. Cost of product revenues decreased 51% to $3.8 million from $7.7 million for the six months ended June 30, 2000 and 1999, respectively. The gross margins for the Company's branded MFP products were constrained by the competitive nature of the marketplace, pricing pressures and the greater name recognition of the larger companies with which eFax.com competes. The margins on consumables, such as toner cartridges and drums, and on upgrades, such as the two-line upgrade, were typically higher than on the base unit. Product gross margin was 33% for the three months ended June 30, 2000, as compared to 31% for the similar period in the prior year. Product gross margin was 28% for the six months ended June 30, 2000, down from 31% for the similar period in the prior year. The increase for the three months ended June 30, 2000 was attributable to decreases in direct and indirect labor due to the transition from a manufacturing to internet-based business model. The decrease for the six months ended June 30, 2000 was attributable to decreased sales volume and average selling price declines.

  Cost of eFax Services. Direct costs of providing the eFax Services totaled $2.0 million for the three months ended June 30, 2000 as compared to $454,000 for the similar period in the prior year. Direct costs of providing the eFax Services totaled $3.3 million for the six months ended June 30, 2000 as compared to $668,000 for the similar period in the prior year. The increase in cost of eFax Services resulted from expansion in support of the Company's planned business growth including service delivery costs such as telephony charges, depreciation on capital equipment, hiring operations personnel as well as all technical and customer support related expenses.

  Cost of Software and Technology License Fees. Cost of software and technology license fees consists primarily of royalties paid for licensed technology included in the Company's products and amortization of purchased technology. Cost of software and technology license fees revenues decreased 32% to $78,000 from $115,000 for the three months ended June 30, 2000. Cost of software and technology license fees revenues decreased 31% to $193,000 from $279,000 for the six months ended June 30, 2000.

  Research and Development. Research and development expenses declined 27% to $1.2 million from $1.6 million for the three months ended June 30, 2000 and 1999, respectively. Research and development expenses declined 22% to $2.5 million from $3.2 million for the six months ended June 30, 2000 and 1999, respectively. These declines resulted from lower software development charges in support of the new eFax Service, reduced outside development services and a eliminated prototype and tooling charges in support of the OEM/MFP platform.

  Selling and Marketing. Selling and marketing expenses decreased 78% to $989,000 from $4.5 million for the three months ended June 30, 2000 and 1999, respectively. Selling and marketing expenses decreased 26% to $4.8 million from $6.5 million for the six months ended June 30, 2000 and 1999, respectively. Decreased promotional activity in support of the eFax services accounted for substantially all of the decrease combined with the elimination of external marketing efforts related to the branded hardware business. Selling and marketing expenses included approximately $0.5 million in expenses associated with advertising for the three months ended June 30, 2000 as compared to $3.9 million for the similar period in 1999. Selling and marketing expenses included approximately $3.8 million in expenses associated with advertising for the six months ended June 30, 2000 as compared to $4.8 million for the similar period in 1999. In anticipation of the consummation of the merger with JFAX.COM, very limited discretionary selling and marketing expenses are expected in the third and fourth quarters of 2000.

  General and Administrative. General and administrative expenses decreased 43% to $1.4 million from $2.4 million for the three months ended June 30, 2000 and 1999, respectively. General and administrative expenses remained unchanged at $3.2 million for the six months ended June 30, 2000 and 1999, respectively. The decrease for the three months ended June 30, 2000 primarily resulted from cost containment efforts combined with reductions in personnel.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--(Continued)

  Interest and Other Income (Expense), Net. Interest and other income (expense), net, decreased to net other expenses of $301,000 from net other income of $41,000 for the three months ended June 30, 2000 and 1999, respectively. Interest and other income (expense), net, decreased to net other expenses of $299,000 from net other income of $79,000 for the six months ended June 30, 2000 and 1999, respectively. These declines reflect primarily a decrease in interest income from interest-bearing investments and an increase in interest expense payable under the loan agreement with JFAX.COM.

  Provision for Income Tax. Due to eFax.com's net losses, there were no provisions for federal or state income taxes for the three and six months ended June 30, 2000 and 1999, respectively. Income tax provisions of $4,000 and $15,000 for the three and six months ended June 30, 2000, respectively, relate primarily to foreign withholding taxes on certain royalty fees, but also include minimum state and franchise taxes.

Liquidity and Capital Resources

  In the three and six months ended June 30, 2000, the Company's revenues were not sufficient to support its operations, and revenues will not be sufficient to support operations until such time, if any, that the Company's revenues from technology licensing agreements and fee generating Internet-based services gain substantial market acceptance. eFax.com has financed its operations to date principally through private placements of debt and equity securities, proceeds from borrowings under a bank line of credit, debt associated with the Crandell Acquisition, and sales of Common Stock. The total amount of equity raised through August 3, 2000 was approximately $70 million through a series of private financing rounds at eFax.com, and sales of common and Preferred Stock. All of such equity capital was raised prior to December 31, 1999. On May 5, 2000, the Company entered into a loan agreement with JFAX.COM pursuant to which JFAX.COM is financing the Company while the two parties seek their shareholders' consent to the merger of eFax.com with a subsidiary of JFAX.COM. Under the loan agreement, the Company may borrow up to $5.0 million, of which, as of August 14, 2000, the Company has borrowed $3.25 million. No assurance can be given that the approval of the merger will be obtained, that the merger will ultimately be consummated or that the proceeds of the loan agreement will be sufficient to sustain the Company until the merger occurs, if ever. In the event that the merger is not consummated, is consummated after the expiry of the term loan or is consummated after the Company has exhausted all of the funds available under the term loan, the Company will need to obtain additional financing to repay the loan from JFAX.COM and/or to finance continuing operating losses. In such event, there can be no assurance that the Company will be successful in obtaining additional financing and that would result in a material adverse effect on the Company's ability to meet its business objectives and continue as a going concern. See Notes 1 and 10 to the Condensed Consolidated Financial Statements.

  Cash, cash equivalents and short-term investments decreased to $175,000 at June 30, 2000 from $4.7 million at December 31, 1999. Net cash used for operating activities was $6.3 million for the six months ended June 30, 2000, resulting primarily from the Company's net loss of $7.9 million partially offset by noncash charges of $987,000. In addition, inventories decreased to $368,000 from $1.7 million at June 30, 2000 and December 31, 1999, respectively, a result of reduced stocking levels related to the discontinuance of the Company's MFP product line and an associated write-down of $1.0 million. Accounts receivable decreased to $1.5 million from $2.4 million at June 30, 2000 and December 31, 1999, respectively, which was principally the result of the withdrawal from the MFP market. Accounts payable decreased $1.9 million to $2.5 million at June 30, 2000 from $4.4 million at December 31, 1999. Other changes in working capital items also partially offset the net loss by approximately $261,000.

  Investing activities for the six months ended June 30, 2000 provided $3.0 million of cash as $3.0 million in proceeds from the sale of short-term investments and a $383,000 decrease in other assets were partially offset by $433,000 in purchases of property.

  Financing activities for the six months ended June 30, 2000 provided $1.8 million of cash primarily in $1.5 million in proceeds from the issuance of a note payable to JFAX.COM and $260,000 in proceeds from the sale of Common Stock resulting from the exercise of employee stock options.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--(Continued)

Factors That May Affect Operating Results


  eFax.com operates in a dynamic and rapidly changing environment that involves numerous risks and uncertainties. This section should be read in conjunction with the unaudited Condensed Consolidated Financial Statements and Notes thereto contained in the Report and the audited Consolidated Financial Statements and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations for the year ended January 1, 2000 contained in eFax.com's Annual Report on Form 10-K for the year ended January 1, 2000.

EFAX.COM MAY BE UNABLE TO OBTAIN SUFFICIENT FUNDS TO CONTINUE OPERATIONS

  To the extent our revenues are not sufficient to fund our operations, our only current source of financing is pursuant to the Term Loan Agreement with JFAX.COM. Under the Term Loan Agreement, we may borrow up to $5.0 million of which $3.25 million has already been borrowed. As of August 10, 2000, eFax.com had cash and borrowings available under the Term Loan Agreement, which amount is sufficient to continue our current operations for approximately 12 weeks.

  In order to receive additional advances under the Term Loan Agreement, we must comply with the conditions to funding required by the Term Loan Agreement or JFAX.COM must waive those conditions. One of the conditions is a requirement that we provide documents necessary to protect JFAX.COM's security interests in some of our assets. To date, we have been unsuccessful in obtaining these documents, but JFAX.COM has continued to make advances to us under the Term Loan Agreement. There can be no assurance that JFAX.COM will continue to waive the conditions to additional funding or that we will be able to meet these or any other funding conditions in the future.

  The Merger is currently anticipated to be completed in the fourth quarter of 2000. At present, we are uncertain whether we will have sufficient funds to enable us to continue to operate until the Merger occurs even if JFAX.COM continues to fund us under the present terms of the Term Loan Agreement. Factors which could determine the sufficiency of our potential cash resources include:

  . The timing of the Merger. If the Merger is delayed for any significant period of time, it is unlikely that revenues generated from operations, our current cash and the remaining amounts which we may potentially borrow under the Term Loan Agreement will be sufficient.

  .  Any substantial litigation costs prior to the Merger.

  . Increased costs in completing the Merger. To date, we have incurred substantial costs in completing the Merger, including legal costs, financial advisor fees and costs related to transitioning our operations system so that it will be compatible with JFAX.COM's.

  .  Unforeseen contingencies.

  If our current financial resources are insufficient, JFAX.COM may be unwilling to lend us any additional funds. If the Term Loan Agreement is amended to increase the amount of principal which we may borrow and our borrowing from JFAX.COM is in excess of $5 million, the Merger consideration to be received by our common stockholders will be reduced. The fraction of a share of JFAX.COM Common Stock which will be received for each share of our common stock is based on a conversion number formula (the "Conversion Number"). Additional borrowings under the Term Loan Agreement would cause a decrease in the Conversion Number (and a corresponding decrease in the amount of Merger consideration to be paid to our common stockholders) unless the borrowings are offset by our having additional cash at the time of the Merger. Because the number of shares of JFAX.COM common stock, which our preferred stockholders will received in the Merger, is unaffected by our additional borrowings from JFAX.COM, any amounts, which we borrow from JFAX.COM, will only affect the amount of Merger consideration to be received by our common stockholders.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--(Continued)

  Under the terms of the Merger Agreement, we are not permitted to sell any equity securities to third parties or to incur any indebtedness except in the ordinary course of business. We also have granted JFAX.COM a security interest in almost all of our assets. As a result, without JFAX.COM's approval, it may be difficult for us to obtain financing from any party other than JFAX.COM.

  Potential lenders to, and investors in, eFax.com also may be unwilling to finance us because the funds may primarily be used to make redemption payments to our preferred stockholders or to repay the Term Loan Agreement instead of funding our ongoing operations.

  No assurances can be given that eFax.com will have sufficient funds to complete the Merger and/or continue its operations in the event that the Merger is not completed.

  If the Merger does not occur, there can be no guarantee that additional financing will be available or, if available, will be sufficient to fund our continued operations. If eFax.com remains independent, we anticipate that we will continue to have quarterly losses and negative cash flow for the foreseeable future. We may require additional capital to fund any of the following:

  .  Continuing operating losses.

  .  Unanticipated opportunities.

  .  Litigation costs.

  .  Strategic alliances.

  .  Changing business conditions.

  .  Unanticipated competitive pressures.

  Obtaining additional financing will be subject to a number of factors, including the fact our Common Stock is no longer traded on The Nasdaq National Market; that restrictions placed on us by our creditors and our preferred stockholders; market conditions; our operating performance; and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financings unattractive to us and could have terms that could dilute the interests of our common stockholders. If we are unable to raise additional capital in the event that the Merger does not occur, we will have to consider significantly curtailing our current operations and taking other actions, including declaring bankruptcy and/or liquidating the Company.


THERE ARE SIGNIFICANT RISKS IN CONNECTION WITH THE MERGER

  The Merger will not be effective, if ever, until a registration statement filed by JFAX.COM with the Securities and Exchange Commission is declared effective and unless the stockholders of eFax.com and JFAX.COM both approve resolutions related to the Merger and other conditions, to the Merger are met. There can be no assurance that either the eFax.com or the JFAX.COM stockholders will vote for approval of the resolutions required to complete the Merger or that the other conditions necessary to complete the Merger will be satisfied.

  As a result of entering into the Merger Agreement and our preparations in connection with the Merger:


  . Prior to the Merger, the prices of eFax.com and JFAX.COM Common Stock may be linked, subject to other factors affecting the Conversion Number. If the prices are linked, events, the price of JFAX.COM Common Stock and over which eFax.com has no control, could affect the price of eFax.com Common Stock. In addition, some of the factors which effect the price of JFAX.COM Common Stock, may be different from, or in addition to, factors which would normally affect the price of our Common Stock.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--(Continued)

  . The potential Merger may affect employee morale. Since the initial announcement on April 6, 2000 that eFax.com and JFAX.COM were considering a merger, eFax.com has had a significant number of employees leave. On April 6, 2000, eFax.com had 107 employee and on August 4, 2000 the number of employees was 69. Josh Mailman, Vice President of Operations, and Michael C Tonneson, Vice President of Business Development, two of our five executive officers, have left eFax.com since the April 6th announcement and have not been replaced.

  . eFax.com must obtain JFAX.COM's permission to make significant changes to our operations. Under the terms of the Merger Agreement, eFax.com is required to conduct the Company's business in the ordinary course and use all reasonable efforts to maintain existing relationships with third parties. In addition, without JFAX.COM's permission, eFax.com is unable to sell any of the Company's securities or pledge any of the Company's property as collateral. As a result, without JFAX.COM's consent, eFax.com is unlikely to be able to raise any additional capital. The Merger Agreement prohibits us from increasing compensation for any of our employees and this may make it difficult to take actions which would enable eFax.com to retain key personnel. There can be no assurance that eFax.com will be able to obtain JFAX.COM's approval to undertake any activity prohibited by the Merger Agreement and in the absence of such approval we may be unable to perform the activities necessary to maximize our business, prospects, financial condition and results of operations.

  . A significant amount of eFax.com's current efforts relate to completing the Merger. eFax.com's efforts in connection with the Merger affect the amount of time which our management and other employees have to devote to the daily operations of the Company. In addition, a substantial amount of our cash flow is being dedicated to completing the Merger and these expenditures may limit the cash available to ongoing operations. We currently estimate that our out-of-pocket expenses related to the Merger will be approximately $800,000, excluding amounts expended to integrate our operating systems with JFAX.COM's. The amount of these expenditures may vary substantially depending on events occurring prior to the Merger. The allocation of our resources to the Merger may have a material adverse effect on our business, prospects, financial conditions and results of operations.

  . Terms of the Merger Agreement may preclude other offers. Under the terms of the Merger Agreement, we may not solicit additional offers to acquire the Company, but may accept a superior offer by another party to acquire us. If the Merger does not occur, we will be required to make the termination payment to JFAX.COM and pay JFAX.COM's out-of-pocket expenses incurred in connection with the Merger Agreement and the Term Loan Agreement. eFax.com's potential obligations to JFAX.COM may reduce the likelihood that any third party would make an offer to acquire us and could have an effect on the potential price of eFax.com's Common Stock.

  . Any substantial change to the Merger Agreement or substantial increase in the Merger consideration will require approval of our preferred stockholders. Under the terms of the Exchange Agreement, we can only require the preferred stockholders to receive equity securities of JFAX.COM if the Merger occurs on substantially the same terms as currently set forth in the Merger Agreement. The preferred stockholders will have a right to require a cash redemption for the Series D Shares if the total Merger consideration to be received by the eFax.com common stockholders and the eFax.com preferred stockholders exceeds 12,000,000 shares of JFAX.COM Common Stock. The cash redemption amount of the Series D Shares on August 10, 2000 was $19.6 million. In calculating the 12 million share figure, each share of JFAX.COM Common Stock which can be acquired upon the exercise of any warrant received by a preferred stockholder as Merger consideration will be included. While our current estimation is that the total consideration will be less than 12.0 million shares of JFAX.COM Common Stock, no assurances can be given that the total Merger consideration will not exceed 12.0 million shares of JFAX.COM Common Stock under the Conversion Number. If events occur which would cause the Merger consideration to exceed 12.0 million shares, there can be no assurance that the preferred stockholders would not exercise their cash redemption rights or would not require additional consideration in order to permit the completion of the Merger.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--(Continued)

WE WILL HAVE SIGNIFICANT RISKS IF THE MERGER DOES NOT OCCUR

  If the Merger Agreement is terminated and eFax.com's board of directors determines that it is in our best interests to seek another merger or business combination, it is not certain that we will be able to find a partner willing to pay an equivalent or more attractive price than that which would be paid in the Merger.

  In addition, if the Merger Agreement is terminated:

  . The holders of our Series D Shares are expected to have the right to require us to redeem all of the outstanding preferred stock in cash (approximately, $19.6 million on August 10, 2000). At present, eFax.com would not have sufficient cash to redeem our outstanding preferred stock.

  . We will be required to repay to JFAX.COM the amount outstanding under the Term Loan Agreement, including interest. As discuss above, unless the term of the Term Loan Agreement is extended by JFAX.COM, the loan must be repaid on October 31, 2000; provided that, under specified circumstances we may be required to repay the loan as early as August 31, 2000. As of the date of this Report, the outstanding principal under the Term Loan Agreement is $3.25 million. As collateral for the loan, we have given JFAX.COM a security interest in substantially all of our assets, including all of our DID numbers. If the loan becomes due and we are unable to timely repay any amounts outstanding, JFAX.COM may exercise its rights in connection with the assets in which it has a security interest.

  . We will need substantial amounts of cash to enable us to continue our operations as they are currently being conducted.

  At present, we do not have sufficient cash to redeem our outstanding preferred stock or to repay the outstanding principal and interest under the Term Loan Agreement. We also do not currently have any prospects for obtaining significant additional financing and no assurance can be given that we will be able to obtain the necessary cash to pay any amounts we owe or to continue our business. If sufficient cash cannot be obtained, we may be required to significantly curtail our operation and to take other actions including declaring bankruptcy and/or liquidating the company.

ADDITIONAL RISKS

  For additional risks effecting the ongoing operations of the Company on a stand alone basis, reference is made to the risk factors set forth in the Company's Annual Report on Form 10-K for the year ended January 1, 2000 and Quarterly Report on Form 10-Q for the period ended April 1, 2000.


ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  No change has occurred since the filing by the Company of its Annual Report on Form 10-K for the year ended January 1, 2000. Reference is made to Part II, Item 7A, Quantitative and Qualitative Disclosures About Market Risk, in the Registrant's Annual Report on Form 10-K for the year ended January 1, 2000.

PART II.  OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

  On June 20, 2000, Jerry Kirsch filed a lawsuit against the Company in the United States District Court for the Eastern District of Michigan asserting the ownership of certain United States patents and claiming that the Company is infringing these patents as a result of the Company's sale of multifunction hardware products. The suit requests unspecified damages, treble damages due to willful infringement, and preliminary and permanent injunctive relief. We have reviewed the Kirsch patents with our business and technical personnel and outside patent counsel and have concluded that we do not infringe these patents. As a result, we are confident of our position in this matter and intend to defend the suit vigorously; however if such suit is successful, it could have a material adverse effect on the Company and even if unsuccessful could require the substantial expenditure of time and costs in its resolution. See Note 9 to Notes to Condensed Consolidated Financial Statements.

ITEM 2.   CHANGES IN SECURITIES

  (a) On April 5, 2000, the Company entered into an exchange agreement with the holders of the Company's Series A Convertible Preferred Stock under which the holders agreed to exchange all of their outstanding shares of the Series A Convertible Preferred Stock for a new Series B Convertible Preferred Stock. The exchanged occurred on April 7, 2000 and the preferred stockholders received one share of Series B Convertible Preferred Stock for each of the 1,500 shares of Series A Convertible Preferred Shares. The Series B Shares which on July 17, 2000 were converted into shares of a new Series D Convertible Preferred Stock, had a stated value which reflected the 25% premium that the holders would have had the right, under the Series A Convertible Preferred Stock, to receive in cash at the time of the Merger with JFAX.COM. The Series B Convertible Preferred Stock was convertible into shares of the Company's Common Stock based on the average closing bid price of the Company's Common Stock for the 20 trading days beginning on April 7, 2000 and ending on May 5, 2000. The average closing bid price of the Company's common stock for this period was $2.31. Holders of the preferred shares had no voting rights, except as required by law, including, but not limited to, the General Corporation Laws of the State of Delaware. The Company could not declare or pay any cash dividend or distribution on the Common Stock without the prior express written consent of the holders of not less than two-thirds of the then outstanding preferred shares. In the event of a liquidation of the Company, the holders of the Series B Convertible Preferred Stock would have been entitled to receive distributions in preference to the holders of the Common Stock.

  (b) In April 2000, the Company issued warrants to purchase 250,000 shares of Common Stock to JFAX.COM in connection with the execution of term loan commitment letter. The warrant exercise price is $4.4375 which reset to $1.00 per share if the Merger does not occur. These warrants may be exercised immediately.

      The issuance and sale of all such securities was intended to be exempt from registration and prospectus delivery requirements under the Securities Act of 1933, as amended (the "Securities Act"), by virtue of
      Section 4(2) thereof due to, among other things, (i) the limited number and nature of persons to whom the securities were issued, (ii) the distribution of disclosure documents to the investors, (iii) the fact that such persons represented and warranted to the Company, among other things, that such persons were acquiring the securities for investment only and not with a view to the resale or distribution thereof, and (iv) the fact that a certificate representing the securities was issued with a legend to the effect that such securities had not been registered under the Securities Act or any state securities laws and could not be sold or transferred in the absence of such registration or an exemption therefrom. In addition, the exchange of the Series A Convertible Preferred Stock into the Series B Convertible Preferred Stock was exempt under Section 3(a)(9) of the Securities Act.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

  (a)  Exhibits.
       ---------

       Exhibit
        Number                            Description
        ------                            -----------

         10.56 Gross Rent Real Property Lease by and between Patterson Associates, LLC and the Company for Santa Barbara facilities dated February 3, 2000.
         10.57 Security Agreement between JFAX.COM, Inc. and the Company dated May 5, 2000.
         10.58 Term Loan Agreement by and between JFAX.COM, Inc. and the Company dated May 5, 2000.
         10.59 Promissory Note between JFAX.COM, Inc. and the Company dated May 5, 2000.
         10.60 Collateral Assignment of Copyrights (Security Agreement) between the Company as Pledgor and JFAX.COM, Inc. as Pledgee dated May 5, 2000.
         10.61 Collateral Assignment of Patents (Security Agreement) between the Company as Pledgor and JFAX.COM, Inc. as Pledgee dated May 5, 2000.
         10.62 Collateral Assignment of Trademarks (Security Agreement) between the Company as Pledgor and JFAX.COM, Inc. as Pledgee dated May 5, 2000.
         27.1       Financial Data Schedule.
       ____________________


  (b)  Reports on Form 8-K. On April 6, 2000, the Company filed a Current Report
       -------------------
       on Form 8-K, concerning the execution of a letter of intent by the Company and JFAX.COM relating to the Merger and of the entry into an exchange agreement pursuant to which the shares of Series B Convertible Preferred Stock would be exchanged for shares of Series D Convertible Preferred Stock. On July 14, 2000, the Company filed a Current Report on Form 8-K, as amended, pertaining to the execution of a merger agreement between the Company and JFAX.COM, Inc., pursuant to which the Company will merge with a subsidiary of JFAX.COM and become a subsidiary of JFAX.COM and certain related matters. On August 9, 2000, the Company filed a Current Report on Form 8-K, related to the delisting of the Company's Common Stock from The Nasdaq National Market.

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                             EFAX.COM, INC.
                                        ---------------------------
                                              (Registrant)



Date: August 15, 2000              By:   /s/   TODD J. KENCK
                                        ---------------------------
                                               Todd J. Kenck
                                        Vice President, Finance and
                                          Chief Financial Officer
                                          (Authorized Officer and
                                          Principal Financial and
                                            Accounting Officer)

                                                                      Appendix E


DELAWARE GENERAL CORPORATION LAW, 8 DEL. C. (S)262 APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title.

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depositary receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand, as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to (S)228 or (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
(i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to received payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      Appendix F


                                JFAX.COM, INC.

                             AMENDED AND RESTATED
                            1997 STOCK OPTION PLAN
                            ----------------------


                                   ARTICLE I

                                   PURPOSES
                                   --------

     1.1. Purpose of Plan.  The purpose of the JFAX Communications, Inc.
          ----------------
(JFAX.COM) 1997 Stock Option Plan (the "Plan") are to advance the interests of JFAX.COM, Inc.(the "Company") and its shareholders by providing significant incentives to selected officers, employees, and consultants of the Company who contribute and are expected to contribute to the success of the Company, and to enhance the interest of such officers and employees in the Company's success and progress by providing them with an opportunity to become shareholders of the Company. Further, the Plan is designed to enhance the Company's ability to attract and retain qualified employees necessary for the success and progress of the Company.

                                    ARTICLE

                                  DEFINITIONS
                                  -----------

     2.1. Definitions.  Certain terms used herein shall have the meaning below
          ------------
stated, subject to the provisions of Section 7.1 hereof.

          (a) "Board" or "Board of Directors" means the Board of Directors of the Company.

          (b)  "Code" means the Internal Revenue Code of 1986, as amended.

          (c) "Committee" means either (i) the Board of Directors or (ii) the Compensation Committee of the Board of Directors or such other committee of the Board as shall be appointed by the Board to administer the Plan pursuant to Article VII hereof.

          (d) "Common Stock" means, subject to the provisions of Section 9.3, the authorized common stock of the Company, par value $.01 per share.

          (e)  "Company" means JFAX.COM, Inc.

          (f) "Effective Date" means the date on which the Company's 1997 Stock Option Plan is adopted by the Board or the date the Plan is approved by the stockholders of the

     Company, whichever is earlier.

          (g) "Employee" means (i) any individual who is a common-law employee of the Company or of a Subsidiary, (ii) a member of the Board of Directors, or (iii) any consultant or other persons to the extent permitted by the instructions to Form S-8 under the Securities Act of 1933, as amended, who performs services for the Company or a Subsidiary. Service as a member of the Board of Directors or as a consultant shall be considered employment for all purposes under the Plan except the third sentence of Section 4.1.

          (h) "Fair Market Value" means, in respect of a share of Common Stock on any date, the last reported sales price regular way on such date or, in case no such reported sale takes place on such date, the last reported sales price regular way on the day preceding such date on which a reported sale occurred, in either case on the New York Stock Exchange or, if at the time the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if at the time the Common Stock is not listed or admitted to trading on any national securities exchange, in the National Association of Securities Dealers Automated Quotations National Market System or, if at the time the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on such National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Company for that purpose or, if the Common Stock is not traded over-the-counter, as determined by the Committee using any reasonable valuation method.

          (i) "Incentive Stock Option" means an Option to purchase Common Stock, granted by the Company to an Employee pursuant to Section 5.1 hereof, which meets the requirements of Section 422 of the Code.

          (j) "Nonstatutory Stock Option" means an Option to purchase Common Stock, granted by the Company to an Employee pursuant to Section 5.1 hereof, which does not meet the requirements of Section 422 of the Code or which provides, as of the time the Option is granted, that it will not be treated as an Incentive Stock Option.

          (k) "Option" means an Incentive Stock Option or a Nonstatutory Stock Option.

          (l) "Option Agreement" means an agreement between the Company and an Optionee evidencing the terms of an Option Granted under the Plan.

          (m) "Optionee" means an Employee to whom an Option has been granted under the Plan.

          (n) "Plan" means the JFAX.COM, Inc. 1997 Stock Option Plan, as set forth herein and as from time to time amended.

          (o) "Subsidiary" means a subsidiary of the Company within the meaning of Section 424(f) of the Code.


                                  ARTICLE III

               EFFECTIVE DATE OF THE PLAN; RESERVATION OF SHARES
               -------------------------------------------------

     3.1. Effective Date.  The Plan shall become effective as of the Effective
          ---------------
Date.

     3.2. Shares Reserved Under Plan.  The aggregate number of shares of Common
          ---------------------------
Stock which may be issued upon the exercise of Options granted under the Plan shall not exceed 8,000,000 of the authorized shares of Common Stock, all or any part of which may be issued pursuant to Incentive Stock Options or Nonstatutory Stock Options or any combination thereof. Shares of Common Stock issued upon the exercise of Options granted under the Plan may consist of either authorized but unissued shares or shares which have been issued and which shall have been reacquired by the Company. The total number of shares authorized under the Plan shall be subject to increase or decrease in order to give effect to the provisions of Section 9.3 and to give effect to any amendment adopted pursuant to Article VIII. If any Option granted under the Plan shall expire, terminate or be cancelled for any reason without having been exercised in full, the number of shares as to which such Option was not exercised shall again be available for purposes of the Plan. The Company shall at all times while the Plan is in effect reserve such number of shares of Common Stock as will be sufficient to satisfy the requirements of the Plan.


                                  ARTICLE IV

                             PARTICIPATION IN PLAN
                             ---------------------

     4.1. Eligibility. Options under the Plan may be granted to any key Employee
          ------------
of the Company or a Subsidiary who performs services for the Company or a Subsidiary that the Committee deems to be of special importance to the growth and success of the Company. The Committee shall determine those Employees to whom Options shall be granted, the type of Option to be granted to each such person, and, subject to Sections 3.2 hereof, the number of shares of Common Stock subject to each such Option. Only individuals who are employed as common-law employees by the Company or a Subsidiary shall be eligible for the grant of

Incentive Stock Options.

     4.2. Participation Not Guarantee of Employment or Retention. Nothing in
          -------------------------------------------------------
this Plan or in any Option Agreement shall in any manner be construed to limit in any way the right of the Company or any Subsidiary to terminate an Employee's employment at any time, without regard to the effect of such termination on any rights such Employee would otherwise have under this Plan, or give any right to an Employee to remain employed by the Company or a Subsidiary thereof in any particular position or at any particular rate of compensation.

                                   ARTICLE V

                         GRANT AND EXERCISE OF OPTIONS
                         -----------------------------

     5.1. Grant of Options.  The Committee may from time to time in its
          -----------------
discretion grant Incentive Stock Options and/or Nonstatutory Stock Options to Employees at any time after the Effective Date. All Options under the Plan shall be granted within ten (10) years from the date the Plan is adopted by the Board or the date the Plan is approved by the stockholders of the Company, whichever is earlier.

     5.2. Option Terms.  Options granted under the Plan shall be subject to the
          -------------
following requirements:

          (a) Option Price. The exercise price of each Incentive Stock Option shall not be less than the higher of the par value or 100% of the Fair Market Value of the shares of Common Stock subject to the Option on the date the Option is granted. The exercise price of each Nonstatutory Stock Option shall be the amount determined by the Committee as set forth in the applicable Option Agreement, provided that such amount shall not be less than the higher of the par value or 85% of the Fair Market Value of the shares of Common Stock subject to the Option on the date the Option is granted, provided further that options may only be granted at less than 100% of the Fair Market Value of the shares of Common Stock subject to the Option on the date of grant if the discount is expressly in lieu of a reasonable amount of salary or cash bonus, as determined by the Board of Directors or the Committee in its sole discretion. The exercise price of an Option may be subject to adjustment pursuant to Section 9.3 hereof.

          (b) Term of Option. The term during which an Option is exercisable shall be that period determined by the Committee as set forth in the applicable Option Agreement, provided that no Option shall have a term that exceeds a period of 10 years from the date of its grant.

          (c) Nontransferability of Option. No Option granted under the Plan shall be transferable by the Optionee otherwise than by will or the laws of descent and distribution, and each such Option shall be exercisable during the Optionee's lifetime only by him. No transfer of an Option by an Optionee by will or by the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of the will and/or such other evidence as the Committee may determine necessary to establish the validity of the transfer.

          (d) Exercise of Option. Unless the Option Agreement pursuant to which an Option is granted provides otherwise, each Option shall become exercisable, on a cumulative basis, with respect to 25% of the aggregate number of the shares of Common Stock covered thereby on the first anniversary of the date of grant and with respect to an additional 25% of the shares of Common Stock covered thereby on each of the next three (3) succeeding anniversaries of the date of grant; provided, however, the
                                                    --------
     Committee may establish a different vesting schedule for any optionee or group of optionees. Any portion of an Option which has become exercisable shall remain exercisable until it is exercised in full or terminates pursuant to the terms of the Plan or the Option Agreement pursuant to which it is granted.

          (e) Acceleration of Exercise on Change of Control. Notwithstanding the provisions of paragraph (d) of this Section or any other restrictions limiting the number of shares of Common Stock as to which an Option may be exercised, each Option shall become immediately exercisable in full upon and simultaneously with any "Change of Control" of the Company unless the Board determines that the optionee has been offered substantially identical replacement options and a comparable position at any acquiring company. For purposes of this Plan, a "Change of Control" shall be deemed to have occurred if:

                 (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any employee benefit plan sponsored by the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities;

                (ii) during any period of two consecutive years individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this Section) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

                (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

                (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets. For the purposes of this subsection (iv), "substantially all" of the Company's assets shall mean assets for which the price or consideration upon sale or disposition equals or exceeds seventy-five percent (75%) or more of the fair market value of the Company.

    (f) Incentive Stock Options Granted to Ten Percent Shareholders. No Incentive Stock Options shall be granted to any Employee who owns, directly or indirectly within the mean of Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary, unless at the time the Incentive Stock Option is granted, the exercise price of the Incentive Stock Option is at least 110% of the Fair Market Value of the Common Stock subject to such Incentive Stock Option and such Incentive Stock Option, by its terms, is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

    (g) Limitation on Incentive Stock Options. To the extent that the aggregate Fair Market Value of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year (under all plans of the Company and its parent and subsidiary corporations) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For this purpose, Options shall be taken into account in the order in which they were granted and the Fair Market Value of the Common Stock shall be determined as of the time the Option with respect to such Common Stock is granted.

     5.3.  Payment of Exercise Price and Delivery of Shares.
           -------------------------------------------------

     (a) Notice and Payment for Shares. Each Option shall be exercised by delivery of a written notice to the Company in such form as the Committee shall approve stating the number of the whole shares of Common Stock as to which the Option is being exercised and accompanied by payment therefor. No Option shall be deemed exercised in the event that payment therefor is not received and shares of Common Stock shall not be issued upon the exercise of an Option unless the exercise price is paid in full. Payment for shares of Common Stock purchased upon the exercise of an Option shall be made by (i) cash, (ii) certified check payable to the order of the Company, (iii) outstanding shares of Common Stock duly endorsed to the Company (which shares of Common Stock shall be valued at their Fair Market Value as of the day preceding the date of such exercise), (iv) any combination of the foregoing, or (v) such other method of payment as may be provided in the applicable Option Agreement.

     (b) Rights of Optionee in Stock. Neither any Optionee nor the legal representatives, heirs, legatees or distributees of any Optionee, shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock issuable upon exercise of an Option granted hereunder unless and until such shares are issued to him or them and such person or persons have received a certificate or certificates therefor. Upon the issuance and receipt of such certificate or certificates, such Optionee or the legal representatives, heirs, legatees or distributees of such Optionee shall have absolute ownership of the shares of Common Stock evidenced thereby, including the right to vote such shares, to the same extent as any other owner of shares of Common Stock, and to receive dividends thereon, subject, however, to the terms, conditions and restrictions of this Plan.


                                  ARTICLE VI

                             TERMINATION AND DEATH
                             ---------------------

     6.1. Termination Other Than by Death or for Cause.  If an Optionee's
          ---------------------------------------------
position as an Employee of the Company or a Subsidiary terminates for any reason other than death or for Cause (as defined in Section 6.2) he may, unless the applicable Option Agreement provides otherwise, exercise an Option previously granted and vested within three months after the date of such termination, but in no event later than the date on which the Option would have expired in accordance with its terms. To the extent the Option is not so exercised, it shall expire at the end of such three-month period.

     6.2. Termination for Cause.  If an Optionee's position as an Employee of
          ----------------------
the Company or a Subsidiary is terminated for Cause, any Option theretofore granted to him shall expire and cease to be exercisable on the date notice of such termination is delivered to the Optionee. "Cause" shall mean (a) the willful and continued failure by an Optionee to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Optionee by the Board, which demand specifically identifies the manner in which the Board believes that the Optionee has not substantially performed his duties, or (b) the willful engaging by the Optionee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Section 6.2, no act, or failure to act, shall be deemed "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that such action or omission was in the best interest of the Company.

     6.3. Death.  If an Optionee dies (i) while he is an Employee of the Company
          ------
or a Subsidiary or (ii) during the three-month period after the termination of his position as an Employee of the Company or a Subsidiary, and at the time of his death the Optionee was entitled to exercise an Option theretofore granted to him, such Option shall, unless the applicable Option Agreement provides otherwise, expire one year after the date of his death, but in no event later than the date on which the Option would have expired if the Optionee had lived. During such one-year period the Option may be exercised by the Optionee's executor or administrator or by any person or persons who shall have acquired the Option directly from the Optionee by bequest or inheritance, but only to the extent that the Optionee was entitled to exercise the Option at the date of his death and, to the extent the Option is not so exercised, it shall expire at the end of such one-year period.

                                  ARTICLE VII

                            ADMINISTRATION OF PLAN
                            ----------------------

     7.1. Administration.  The Plan shall be administered by the Compensation
          ---------------
Committee of the Board of Directors or such other committee as may be appointed by the Board of Directors of the Company, which Committee shall consist of not less than two members, all of whom are members of the Board of Directors. A majority of the Committee shall constitute a quorum thereof and the actions of a majority of the Committee at a meeting at which a quorum is present, or actions unanimously approved in writing by all members of the Committee, shall be the actions of the Committee. Vacancies occurring on the Committee shall be filled by the Board. The Committee shall have full and final authority (i) to interpret the Plan and each of the Option Agreements, (ii) to prescribe, amend and rescind rules and regulations, if any, relating to the Plan, (iii) to make all determinations necessary or advisable for the administration of the Plan and (iv) to correct any defect, supply any omission and reconcile any inconsistency in the Plan and any Option Agreement. The Committee's determination in all matters referred to herein shall be conclusive and binding for all purposes and upon all persons including, but without limitation, the Company, the shareholders of the Company, the Committee, and each of the members thereof, Employees and their respective successors in interest.

     7.2. Liability.  No member of the Committee shall be liable for anything
          ----------
done or omitted to be done by him or by any other member of the Committee in connection with the Plan, except for his own willful misconduct or gross negligence. The Committee shall have power to engage outside consultants, auditors or other professional help to assist in the fulfillment of the Committee's duties under the Plan at the Company's expense.

     7.3. Determinations.  In making its determinations concerning the key
          ---------------
Employees who shall receive Options as well as the number of shares to be covered thereby and the time or times at which they shall be granted, the Committee shall take into account the nature of the services rendered by such key Employees, their past, present and potential contribution to the Company's success and such other factors as the Committee may deem relevant. The Committee shall determine the form of Option Agreements under the Plan and the terms and conditions to be included therein, provided such terms and conditions are not inconsistent with the terms of the Plan. The Committee may waive any provisions of any Option Agreement, provided such waiver is not inconsistent with the terms of the Plan as then in effect. The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Options under the Plan, whether or not such persons are similarly situated.

                                 ARTICLE VIII

                       AMENDMENT AND TERMINATION OF PLAN
                       ---------------------------------

     8.1. Amendment of Plan.  (a) Generally. The Board of Directors may amend
          ------------------
the Plan at any time and from time to time. Rights and obligations under any Option granted before amendment of the Plan shall not be materially altered, or impaired adversely, by such amendment, except with consent of the Optionee. An amendment of the Plan shall be subject to the approval of the Company's stockholders only to the extent required by applicable laws, regulations or rules.

     (b) Amendments Relating to Incentive Stock Options. To the extent applicable, the Plan is intended to permit the issuance of

Incentive Stock Options to Employees in accordance with the provisions of
Section 422 of the Code. Subject to paragraph 8.1(a) above, the Plan and Option Agreements may be modified or amended at any time, both prospectively and retroactively, and in a manner that may affect Incentive Stock Options previously granted, if such amendment or modification is necessary for the Plan and Incentive Stock Options granted hereunder to qualify under said provisions of the Code.

     8.2. Termination.  The Board may at any time terminate the Plan as of any
          ------------
date specified in a resolution adopted by the Board. If not earlier terminated, the Plan shall terminate on November 11, 2007. No Options may be granted after the Plan has terminated, but the Committee shall continue to supervise the administration of Options previously granted.


                                  ARTICLE IX

                           MISCELLANEOUS PROVISIONS
                           ------------------------

     9.1. Restrictions upon Grant of Options.  If the listing upon any stock
          -----------------------------------
exchange or the registration or qualification under any federal or state law of any shares of Common Stock to be issued on the exercise of Options granted under this Plan (whether to permit the grant of Options or the resale or other disposition of any such shares of Common Stock by or on behalf of Optionees receiving such shares) should be or become necessary or desirable, the Board in its sole discretion may determine that delivery of the certificates for such shares of Common Stock shall not be made until such listing, registration or qualification shall have been completed. The Company agrees that it will use its best efforts to effect any such listing, registration or qualification, provided, however, that the Company shall not be required to use its best efforts to effect such registration under the Securities Act of 1933 other than on Form S-8 or such other forms as may be in effect from time to time calling for information comparable to that presently required to be furnished under Form S-8.

     9.2. Restrictions upon Resale of Unregistered Stock.  Each Optionee shall,
          -----------------------------------------------
if the Company deems it advisable, represent and agree in writing (i) that any shares of Common Stock acquired by such Optionee pursuant to this Plan will not be sold except pursuant to an effective registration statement under the Securities Act of 1933 or pursuant to an exemption from registration under said Act, (ii) that such Optionee is acquiring such shares of Common Stock for his own account and not with a view to the distribution thereof, and (iii) to such other customary matters as the Company may request. In such case, no shares of Common Stock shall be issued to such Optionee unless such Optionee provides such representations and agreements and the Company is reasonably satisfied that such representations and agreements are correct.

     9.3. Adjustments.
          ------------

     (a) General. In the event of a subdivision of the outstanding Common Stock, a declaration of a dividend payable in shares of Common Stock, a declaration of a dividend payable in a form other than shares in an amount that has a material effect on the value of shares of Common Stock, a combination or consolidation of the outstanding Common Stock into a lesser number of shares of Common Stock, a recapitalization, a reclassification or a similar occurrence, the Committee shall make appropriate adjustments in one or more of (i) the number of shares of Common Stock available for future grants of Options under
Section 3.2, (ii) the number of shares of Common Stock covered by each outstanding Option, or (iii) the exercise price of each outstanding Option.

     (b) Reorganizations. In the event that the Company is a party to a merger or reorganization, outstanding Options shall be subject to the agreement of merger or reorganization.

     (c) Reservation of Rights. Except as provided in this Section 9.3, an Optionee shall have no rights by reason of (i) any subdivision or consolidation of shares of stock of any class, (ii) the payment of any dividend, or (iii) any other increase or decrease in the number of shares of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or exercise price of shares of Common Stock subject to an Option. The grant of Option Shares pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

     9.4. Withholding of Taxes. (a) Each Optionee who exercises a Nonstatutory
          ---------------------
Stock Option shall agree that no later than the date of such exercise or receipt of shares of Common Stock pursuant thereto he will pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state or local taxes of any kind required by law to be withheld with respect to the transfer to him of such shares of Common Stock.

     (b) The applicable Option Agreement may provide that an Optionee may satisfy, in whole or in part, the requirements of paragraph (a):

           (i) by delivery of shares of Common Stock owned by the Optionee for at least six months (or such shorter or longer period as the Committee may approve) having a Fair Market

     Value (determined as of the date of such delivery) equal to all or part of the amount to be so withheld, or

          (ii) by electing to have the Company withhold the requisite number of shares from shares otherwise deliverable pursuant to the exercise of the Option giving rise to the tax withholding obligation provided, however, that

                (A) the Optionee's election and the withholding pursuant thereto take effect during the period beginning on the third business day following the date of release for publication of the quarterly and annual summary statements of the Company's sales and earnings and ending on the twelfth business day following such date, and six months have elapsed since the date the Option was granted, or

                (B) such election was irrevocably made by the Optionee and filed with the Committee in writing at least six months in advance of the date on which such withholding occurs.

The Committee may require, as a condition of accepting any such delivery of Common Stock or any such election by the Optionee, that the Optionee furnish to the Company an opinion of counsel to the effect that such delivery or election will not result in the Optionee incurring any liability under Section 16(b) of the Securities Exchange Act of 1934, as amended.

     9.5. Use of Proceeds.  The proceeds from the sale of Common Stock pursuant
          ----------------
to Options granted under the Plan shall constitute general funds of the Company and may be used for such corporate purposes as the Company may determine.

     9.6. Substitution of Options.  (a) The Committee may, with the consent of
          ------------------------
the holder of any Option granted under the Plan, cancel such Option and grant a new Option in substitution therefor, provided that the Option as so substituted shall satisfy all of the requirements of the Plan as of the date such new Option is granted.

     (b) Options may be granted under this Plan in substitution for options held by individuals who are employees of another corporation and who become Employees of the Company or any Subsidiary of the Company eligible to receive Options pursuant to the Plan as a result of a merger, consolidation, reorganization or similar event. The terms and conditions of any Options so granted may vary from those set forth in the Plan to the extent deemed appropriate by the Committee in order to conform the provisions of Options granted pursuant to the Plan to the provisions of the options in substitution for which they are granted.

     9.7. Notices.  Any notice required or permitted hereunder
          --------
shall be sufficiently given only if sent by registered or certified mail, return receipt requested, postage prepaid, addressed to the Company at its principal place of business, and to the Optionee at the address on file with the Company at the time of grant hereunder, or to such other address as either party may hereafter designate in writing by notice similarly given by one party to the other.

     9.8. Governing Law.  The Plan and all determinations made and actions taken
          --------------
hereunder, to the extent not otherwise governed by the Code or the laws of the Untied States of America, shall be governed by the laws of the State of California and construed accordingly.

                                                                      Appendix G

                                JFAX.COM, INC.

                            AUDIT COMMITTEE CHARTER


I.   Composition of the Audit Committee: The Audit Committee shall be comprised
     ----------------------------------
     of at least three directors, each of whom shall not be an officer or employee of the Company or its subsidiaries, shall not have any relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and shall otherwise satisfy the applicable membership requirements under the rules of the National Association of Securities Dealers, Inc., as such requirements are interpreted by the Board of Directors in its business judgment.

II.  Purposes of the Audit Committee: The purposes of the Audit Committee are to
     -------------------------------
     assist the Board of Directors:

     1. in its oversight of the Company's accounting and financial reporting principles and policies and internal audit controls and procedures;

     2. in its oversight of the Company's financial statements and the independent audit thereof;

     3. in selecting (or nominating the outside auditors to be proposed for shareholder approval in any proxy statement), evaluating and, where deemed appropriate, replacing the outside auditors; and

     4.   in evaluating the independence of the outside auditors.

     The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The outside auditors are responsible for planning and carrying out a proper audit and reviews, including reviews of the Company's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures, and each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company that it receives information from and (ii) the accuracy of the financial and other information provided to the Audit

     Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors).

     The outside auditors for the Company are ultimately accountable to the Board of Directors (as assisted by the Audit Committee). The Board of Directors, with the assistance of the Audit Committee, has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors (or to nominate the outside auditors to be proposed for shareholder approval in the proxy statement).

     The outside auditors shall submit to the Company annually a formal written statement delineating all relationships between the outside auditors and the Company ("Statement as to Independence"), addressing at least the matters set forth in Independence Standards Board No. 1.

III. Meetings of the Audit Committee:  In addition to such meetings of the
     -------------------------------
     Audit Committee as may be required to discuss the matters set forth in
     Article IV, the Audit Committee should meet separately at least annually with management, the director of the internal auditing department and the outside auditors to discuss any matters that the Audit Committee or any of these persons or firms believe should be discussed privately. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or outside auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. Members of the Audit Committee may participate in a meeting of the Audit Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

IV.  Duties and Powers of the Audit Committee: To carry out its purposes, the
     ----------------------------------------
     Audit Committee shall have the following duties and powers:

     1.   with respect to the outside auditors,

          (i) to provide advice to the Board of Directors in selecting, evaluating or replacing outside auditors;

          (ii) to review the fees charged by the outside auditors for audit and non-audit services;

          (iii) to ensure that the outside auditors prepare and deliver annually a Statement as to Independence (it being understood that the outside auditors are responsible for the accuracy and completeness of this Statement), to discuss with the outside auditors any relationships or services disclosed in this Statement that may impact the objectivity and independence of the Company's outside auditors and to recommend that the Board of Directors take appropriate action in response to this Statement to satisfy itself of the outside auditors' independence; and

          (iv) to instruct the outside auditors that the outside auditors are ultimately accountable to the Board of Directors and Audit Committee;

     2.   with respect to the internal auditing department,

          (i) to review the appointment and replacement of the director of the internal auditing department; and

          (ii) to advise the director of the internal auditing department that he or she is expected to provide to the Audit Committee summaries of and, as appropriate, the significant reports to management prepared by the internal auditing department and management's responses thereto;

     3. with respect to financial reporting principles and policies and internal audit controls and procedures,

          (i) to advise management, the internal auditing department and the outside auditors that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues and practices;

          (ii) to consider any reports or communications (and management's and/or the internal audit department's responses thereto) submitted to the Audit Committee by the outside auditors required by or referred to in SAS 61 (as codified by AU Section
                380), as may be modified or supplemented, including reports and communications related to:

                . deficiencies noted in the audit in the design or operation of internal controls;

                .   consideration of fraud in a financial statement audit;

                .   detection of illegal acts;

                . the outside auditors' responsibility under generally accepted auditing standards;

                .   significant accounting policies;

                .   management judgments and accounting estimates;

                .   adjustments arising from the audit;

                . the responsibility of the outside auditors for other information in documents containing audited financial statements;

                .   disagreements with management;

                .   consultation by management with other accountants;

                . major issues discussed with management prior to retention of the outside auditor;

                . difficulties encountered with management in performing the audit;

                . the outside auditor's judgments about the quality of the entity's accounting principles; and

                . reviews of interim financial information conducted by the outside auditor;

          (iii) to meet with management, the director of the internal auditing department and/or the outside auditors:

                .   to discuss the scope of the annual audit;

                .   to discuss the audited financial statements;

                . to discuss any significant matters arising from any audit or report or communication referred to in items 2(ii) or 3(ii) above, whether raised by management, the internal auditing department or the outside auditors, relating to the Company's financial statements;

                . to review the form of opinion the outside auditors propose to render to the Board of Directors and shareholders;

                . to discuss significant changes to the Company's auditing and accounting principles, policies, controls, procedures and practices proposed or contemplated by the outside auditors, the internal auditing department or management; and

                . to inquire about significant risks and exposures, if any, and the steps taken to monitor and minimize such risks;

          (iv) to obtain from the outside auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements required under the Securities Exchange Act of 1934; and

          (v) to discuss with the Company's General Counsel any significant legal matters that may have a material effect on the financial statements, the Company's compliance policies, including material notices to or inquiries received from governmental agencies; and

     4.   with respect to reporting and recommendations,

          (i) to prepare any report, including any recommendation of the Audit Committee, required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement;

          (ii) to review this Charter at least annually and recommend any changes to the full Board of Directors; and

          (iii) to report its activities to the full Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate.

V.   Resources and Authority of the Audit Committee: The Audit Committee shall
     ----------------------------------------------
     have the resources and authority appropriate to discharge its responsibilities, including the authority to engage outside auditors for special audits, reviews and other procedures and to retain special counsel and other experts or consultants.

                                    PART II

                    Information Not Required in Prospectus

          Item 20. Indemnification of Officers and Directors.

          As permitted by Delaware law, the JFAX.COM certificate of incorporation includes a provision that eliminates the personal liability of JFAX.COM directors to JFAX.COM or JFAX.COM stockholders for monetary damages for breach of fiduciary duty as a director.

          Article VI of JFAX.COM's by-laws provides: "The Corporation shall indemnify to the full extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director, officer or employee of the Corporation or serves or served at the request of the Corporation any other enterprise as a director, officer or employee. Expenses, including attorneys' fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the Corporation promptly upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The rights provided to any person by this by-law shall be enforceable against the Corporation by such person who shall be presumed to have relied upon it in serving or continuing to serve as a director, officer or employee as provided above. No amendment of this by-law shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment. For purposes of this by-law, the term `Corporation' shall include any predecessor of the Corporation and any constituent corporation (including any constituent of a constituent) absorbed by the Corporation in a consolidation or merger; the term `other enterprise' shall include any corporation, partnership, joint venture, trust or employee benefit plan; service `at the request of the Corporation' shall include service as a director, officer or employee of the Corporation which imposes duties on, or involves services by, such director, officer or employee with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be an action not opposed to the best interests of the Corporation."

          JFAX.COM has also obtained a policy of directors' and officers' liability insurance for its directors and officers to insure directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 21.  Exhibits and Financial Statement Schedules.

(a)  Exhibits:

          A list of the exhibits included as part of this registration statement is set forth on the list of exhibits immediately preceding such exhibits and is incorporated herein by reference.

(b)  Financial Statement Schedules:

          All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere or incorporated by reference in the registration statement.

Item 22:  Undertakings.

          The undersigned Registrant hereby undertakes as follows:

          (1) That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (3) That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired or involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 25th day of August, 2000.

                               JFAX.COM, Inc.

                               By: /s/ Steven J. Hamerslag
                                   ---------------------------------------------
                                   Name: Steven J. Hamerslag
                                   Title: President and Chief Executive Officer

                               POWER OF ATTORNEY

          The undersigned directors and officers of JFAX.COM, Inc. do hereby constitute and appoint R. Scott Turicchi, Nehemia Zucker and Nicholas V. Morosoff, and each of them, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and behalf in our capacities as directors and offices, and to execute any and all instruments for us and in our names in the capacities indicated below which such person or persons may deem necessary or advisable to enable JFAX.COM to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for us, or any of us, in the capacities indicated below and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that such person or persons shall do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 25, 2000:

                     Name                                        Title                          Date
                     ----                                        -----                          ----
Principal Executive Officer:

/s/ Steven J. Hamerslag                         President and Chief Executive Officer    August 25, 2000
-------------------------------------------
             Steven J. Hamerslag

Principal Financial and Accounting Officer:

/s/ Nehemia Zucker                              Chief Financial and Accounting Officer   August 25, 2000
-------------------------------------------
                Nehemia Zucker

Directors:

/s/ Richard S. Ressler                          Chairman of the Board                    August 25, 2000
-------------------------------------------
              Richard S. Ressler

                                                Director                                          , 2000
-------------------------------------------
               Zohar Loshitzer

/s/ John F. Rieley                              Director                                 August 25, 2000
-------------------------------------------
                John F. Rieley

/s/ Michael P. Schulhof                         Director                                 August 25, 2000
-------------------------------------------
             Michael P. Schulhof

/s/ R. Scott Turicchi                           Director                                 August 25, 2000
-------------------------------------------
              R. Scott Turicchi

/s/ Robert J. Cresci                            Director                                 August 25, 2000
-------------------------------------------
               Robert J. Cresci

                                 EXHIBIT INDEX

Exhibit
Number                   Description
------                   -----------

2.1 Agreement and Plan of Merger, dated as of July 13, 2000, among eFax.com, JFAX.COM, Inc. and JFAX.COM Merger Sub, Inc. (included as Appendix A to the proxy statement/prospectus).

2.2 Stock Purchase Agreement, dated as of January 15, 2000, among JFAX.COM, Inc., the stockholders of SureTalk.Com, Inc. listed therein, and SureTalk.Com, Inc.(4)

           With respect to exhibits 2.1 and 2.2, such agreements contain a listing of schedules or similar attachments. Pursuant to the applicable instruction, such schedules or attachments are not filed herewith. However, the Registrant agrees to furnish supplementally to the Commission upon request a copy of any omitted schedule or attachment.

3.1        Certificate of Incorporation of JFAX.COM, as amended and restated.(1)

3.1.1 Certificate of Designation of Series B Convertible Preferred Stock of JFAX.COM.(5)

3.2        By-laws of JFAX.COM, as amended and restated.(1)

4.1        Specimen of JFAX.COM common stock certificate.(3)

5.1        Opinion of Sullivan & Cromwell (to be filed by amendment).

9.1 Securityholders' Agreement, dated as of June 30, 1998, between JFAX.COM, Inc. and the investors in the June and July 1998 private placements by JFAX.COM.(1)

10.1       JFAX.COM Incentive Compensation Bonus Plan.(1)

10.2       JFAX Communications, Inc. (JFAX.COM) 1997 Stock Option Plan.(5)

10.2.1 Amended and Restated 19997 Stock Option Plan (included as Appendix F to the proxy statement/prospectus).

10.3       Employment Agreement for Gary H. Hickox, dated September 2, 1998.(1)

10.3.1 Promissory Note issued by Gary H. Hickox to JFAX Communications, Inc. on October 7, 1998, due October 7, 2001.(2)

10.4       Employment Agreement for Dr. Anand Narasimhan, dated March 17,
           1997.(1)

10.4.1 Amended and Restated Interest Only Note issued by Anand Narasimhan to JFAX Communications, Inc. on September 17, 1997, due September 17, 1998.(2)

10.5       Employment Agreement for Nehemia Zucker, dated March 21, 1997.(1)

10.5.1 Promissory Note issued by Nehemia Zucker to JFAX Communications, Inc. on April 11, 1997, due March 31, 2001.(2)

10.6       Consulting Agreement for Boardrush Media LLC, dated as of March 17,
           1997.(1)

10.6.1* Modification Agreement, dated as of January 1, 2000, to the Boardrush Consulting Agreement.

10.7 Put Rights, for the benefit of the investors in the June and July 1998 private placements.(1)

10.8 Registration Rights Agreement, dated as of June 30, 1998, with the investors in the June and July 1998 private placements.(1)

10.9 Registration Rights Agreement, dated as of March 17, 1997, with Orchard/JFAX Investors, LLC, Boardrush LLC (Boardrush Media LLC), Jaye Muller, John F. Rieley, Nehemia Zucker and Anand Narasimhan.(1)

10.9.1     Letter, dated as of June 30, 1998, to Boardrush LLC, Jens Muller John
           F. Rieley, Anand Narasimhan, and Nehemia Zucker from Richard S. Ressler regarding the Registration Rights Agreement, dated as of March 17, 1997, among JFAX Communications, Inc., Boardrush LLC, Jens Muller, John F. Rieley, Anand Narasimhan, and Nehemia Zucker.(2)

10.10 Stock Option Agreement, dated as of January 24, 1997, by and among JFAX Communications, Inc. and Michael P. Schulhof.(2)

10.11 Letter, dated as of June 30, 1998, to Michael P. Schulhof from Richard S. Ressler regarding the Stock Option Agreement, dated as of January 24, 1997, between JFAX Communications, Inc. and Michael P. Schulhof.(2)

10.12 Purchase Agreement, dated as of July 2, 1998, relating to $5 million of preferred stock and warrants.(2)

10.13      Consent to Amendment of Purchase Agreement, dated as of April 16,
           1999.(2)

10.14      Form of warrant pursuant to such Purchase Agreement.(2)

10.15 Master Loan and Security Agreement, dated as of March 10, 1998, by JFAX Communications, Inc. in favor of Transamerica Business Credit Corporation.(2)

10.16 Promissory Note issued by JFAX Communications, Inc. to Transamerica Business Credit Corporation on April 21, 1998 due May 1, 2001.(2)

10.17 Promissory Note issued by JFAX Communications, Inc. to Transamerica Business Credit Corporation on December 22, 1998 due January 1, 2002.(2)

10.18 Investment Agreement among JFAX Communications, Inc., Jens Muller, John F. Rieley and Boardrush LLC and Orchard/JFAX Investors, LLC and Richard S. Ressler, dated as of March 14, 1997 and effective as of March 17, 1997.(2)

10.19 Promissory Note issued by Boardrush LLC to JFAX Communications, Inc. dated March 17, 1997 due March 17, 2004.(2)

10.20 Employment Agreement, dated as of January 26, 2000, between JFAX.COM, Inc. and Steven J. Hamerslag.(5)

10.21 Employment Agreement, dated February 17, 2000, between JFAX.COM, Inc. and R. Scott Turicchi.(5)

10.22 Escrow Agreement, dated as of January 26, 2000, among City National Bank, JFAX.COM, Inc. and Steven J. Hamerslag.(5)

10.23 Promissory Note, dated January 26, 2000, from Steven J. Hamerslag in favor of JFAX.COM, Inc.(5)

10.24 Side Agreement among eFax.com, JFAX.COM, Inc., Wingate Capital Ltd. and Fisher Capital Ltd., dated July 13, 2000.(6)

10.25 Agreement of Understanding among eFax.com, JFAX.COM, Inc. and Integrated Global Concepts, Inc., dated June 30, 2000. (6)

10.26 Exchange Agreement, between eFax.com, and the current holders of eFax.com's Series B Convertible Preferred Stock, dated as of July 13, 2000.(6)

10.27 Term Loan Agreement, between eFax.com and JFAX.COM, Inc., dated May 5, 2000. Such agreement contains a listing of schedules or similar attachments. Pursuant to the applicable instruction, such schedules or attachments are not filed herewith. However, the Registrant agrees to furnish supplementally to the Commission upon request a copy of any omitted schedule or attachment.(7)

10.28 First Amendment to Term Loan Agreement, between eFax.com and JFAX.COM, Inc., dated July 13, 2000.(6)

10.29 Allonge to Promissory Note made by eFax.com in favor of JFAX.COM, Inc. dated July 13, 2000.(6)

13.1 eFax.com Annual Report on Form 10-K for the fiscal year ended January 1, 2000, as amended on May 1, 2000 (included in Appendix D to the proxy statement/prospectus).

13.2 eFax.com Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2000 (included in Appendix D to the proxy statement/prospectus).

21.1       List of subsidiaries of JFAX.COM.(5)

23.1*      Consent of KPMG LLP.

23.2*      Consent of Deloitte & Touche LLP.

23.3       Consent of Sullivan & Cromwell (included in 5.1).

24.1 Power of Attorney (included on the signature page of the registration statement).

           [Note: The Financial Data Schedule is not applicable because the fiscal year and interim year to date financial statements of the Registrant included in this filing have been previously filed with the Commission as part of the Registrant's reports on Form 10-K and Form 10-Q.]

99.1*      Form of Proxy of JFAX.COM.

99.2*      Form of Proxy of eFax.com.

________________________

* Filed herewith. All other exhibits will be filed by amendment or are incorporated by reference as indicated by the numeric footnote references or are included among the appendices to the proxy statement/prospectus.

(1) Incorporated by reference to the Company's Registration Statement on Form S-1 filed with the Commission on April 16, 1999, Registration No. 333-76477.

(2) Incorporated by reference to the Company's Amendment No. 1 to Registration Statement on Form S-1 filed with the Commission on May 26, 1999, Registration No. 333-76477.

(3) Incorporated by reference to the Company's Amendment No. 2 to Registration Statement on Form S-1 filed with the Commission on June 14, 1999, Registration No. 333-76477.

(4) Incorporated by reference to the Company's Report on Form 8-K filed with the Commission on February 10, 2000.

(5) Incorporated by reference to the Company's Report on Form 10-K filed with the Commission on March 30, 2000.

(6) Incorporated by reference to the Company's Report on Form 8-K filed with the Commission on July 20, 2000.

(7) Incorporated by reference to the Company's Report on Form 10-Q filed with the Commission on August 14, 2000.